As filed with the Securities and Exchange Commission on
September 9, 2021
Registration Statement No. 333-256880

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Live Oak Acquisition Corp. II
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	85-2560226
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

40 S Main Street, #2550
Memphis, TN 38103 (901)
685-2865
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Live Oak Acquisition Corp. II
40 S. Main Street, #2550
Memphis, TN 38103
Attention: Richard J. Hendrix
Chief Executive Officer
(901)
685-2865
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarah K. Morgan John Kupiec Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77002 (713) 758-2222	Gene Sheridan Chief Executive Officer Navitas Semiconductor Limited 22 Fitzwilliam Square South Dublin, D02 FH68 Ireland	Jonathan Axelrad Jeffrey C. Selman John F. Maselli DLA Piper LLP 555 Mission Street Suite 2400 San Francisco, CA 94105 (415) 836-2500

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.0001 per share	105,000,000	N/A	$1,041,600,000	$113,638.56

(1)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the registrant estimated to be issued in connection with the Merger (as defined herein) and the Tender Offer (as defined herein).

(2)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $ 1,041,600,000, calculated as follows: the product of (i) 105,000,000 shares of Class A Common Stock, the Registrant’s initial estimate of the maximum number of shares of Class A Common Stock that may be issued in connection with the Merger and the Tender Offer, and (ii) $9.92, the average of the high and low trading prices of the Class A Common Stock on June 1, 2021).

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED
SEPTEMBER 9, 2021
LIVE OAK ACQUISITION CORP. II
Dear Stockholders of Live Oak Acquisition Corp. II:
Live Oak Acquisition Corp. II, a Delaware corporation (“LOKB”), Live Oak Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of LOKB (“Merger Sub”), and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland (“Navitas Ireland”) that was domesticated in the State of Delaware as Navitas Delaware Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware” and the combined entity of Navitas Ireland as domesticated as Navitas Delaware, “Navitas”) have entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) pursuant to which LOKB agreed to commence a tender offer for the entire issued share capital of Navitas Ireland (other than certain restricted Navitas Ireland Common Shares (the “Navitas Ireland Restricted Shares”)) (the “Tender Offer”) for the applicable Per Share Tender Offer Consideration, and Merger Sub will merge with and into Navitas Delaware with Navitas Delaware surviving as a wholly owned subsidiary of LOKB (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, Navitas will be a wholly owned subsidiary of LOKB and LOKB will change its name to “Navitas Semiconductor Corporation”.
LOKB will commence the Tender Offer to acquire each allotted ordinary share of Navitas Ireland, par value U.S. $0.0001 per share (each a “Navitas Ireland Common Share”) (other than Navitas Ireland Restricted Shares granted pursuant to Navitas’ 2020 Equity Incentive Plan) and each preferred share of Navitas Ireland, par value U.S. $0.0001 per share, and designated as a Navitas Ireland Series A Preferred Share, Navitas Ireland Series B Preferred Share, Navitas Ireland Series
B-1
Preferred Share or Navitas Ireland Series
B-2
Preferred Share (each a “Navitas Ireland Preferred Share”) for (i) the number of shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) equal to the Navitas Ireland Exchange Ratio (as defined herein) and (ii) the contingent right to receive the applicable Earnout Shares (as defined below), in each case, without interest (collectively, the “Per Share Tender Offer Consideration”).
At the closing of the Business Combination (“Closing”), each limited liability company interest represented by the ordinary shares of Navitas Delaware par value U.S. $0.0001 per share (“Navitas Delaware Common Share”) (other than the outstanding restricted Navitas Delaware Common Shares granted pursuant to the 2020 Equity Incentive Plan (the “Navitas Delaware Restricted Shares”)) or by the preferred shares of Navitas Delaware par value U.S. $0.0001 per share and designated as a Navitas Delaware Series A Preferred Share, Navitas Delaware Series B Preferred Share, Navitas Delaware Series
B-1
Preferred Share and Navitas Delaware Series
B-2
Preferred Share (each, a “Navitas Delaware Preferred Share”), in each case, issued and outstanding immediately prior to the effective time of the Merger (“Effective Time”), will be canceled and converted into the right to receive (A) the number of shares of Class A Common Stock equal to the Navitas Delaware Exchange Ratio (as defined herein) and (B) the contingent right to receive the applicable Earnout Shares, in each case, without interest (collectively, the “Per Share Merger Consideration”).
All Eligible Navitas Equityholders (as defined herein) are expected to receive equity in the aggregate equal to $950.0 million (based on $10 per share), less an amount equal to the stamp duty estimated to be owed to the Irish taxing authority in connection with the Closing of the Business Combination, plus Earnout Shares. LOKB expects to issue up to approximately 78,300,000 shares of Class A Common Stock in connection with the Business Combination as part of the Per Share Tender Offer Consideration and the Per Share Merger Consideration and to reserve up to approximately 16,700,000 shares of Class A Common Stock for issuance with respect to options, restricted shares, restricted stock units and warrants to be issued in exchange for the release and extinguishment of outstanding pre-Business Combination Navitas Options, Navitas Restricted Shares, Navitas Restricted Stock Units and Navitas Warrants. The Closing of the Business Combination is subject to the satisfaction or waiver (where permissible) of certain conditions, including the requirement that LOKB having at least $250,000,000 in available cash (including proceeds in connection with the PIPE Financing (as defined below) and the funds in the Trust Account and after taking into account payments required to satisfy redemptions of public shares by LOKB’s public stockholders.)

See the section entitled “The Business Combination” of the attached proxy statement/prospectus for further information on the consideration being paid to the shareholders of Navitas.
LOKB’s units, Class A Common Stock and warrants are currently listed on the New York Stock Exchange under the symbols “LOKB.U,” “LOKB” and “LOKB.WS,” respectively. At the Closing of the Business Combination, each unit will separate into its components consisting of one share of Class A Common Stock and one-third of one warrant and, as a result, will no longer trade as a separate security.
LOKB has applied to list the shares of Class A Common Stock and the warrants of the post-combination company on the Nasdaq Global Market under the symbols “NVTS” and “NVTSW,” respectively, following the Closing of the Business Combination. LOKB anticipates that the Class A Common Stock and warrants of the post-combination company will cease trading on the New York Stock Exchange at the end of the trading day on which the Closing occurs and will commence trading on the Nasdaq Global Market at the beginning of the trading day immediately following the day on which the Closing occurs.
Pursuant to a Letter Agreement, dated December 2, 2020 by and among LOKB, its officers and directors and Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (our “Sponsor”), our Sponsor and LOKB’s officers and directors have agreed to (a) vote all of their shares of Class B common stock, par value $0.0001 per share (the “Founders Stock”), and all of their shares of Class A Common Stock in favor of the Business Combination and (b) certain restrictions on their shares of Class A Common Stock. In addition, in connection with the execution of the Business Combination Agreement, our Sponsor entered into an amendment to the Letter Agreement that provided, upon and subject to the Closing of the Business Combination, to subject eighty percent of its shares of Class A Common Stock to an extended lock-up
period and to subject twenty percent of the Class A Common Stock held by our Sponsor immediately after such Closing to potential forfeiture, in each case, as further described in the attached proxy statement/prospectus.
As described further in the attached proxy statement/prospectus, LOKB will issue up to 10,000,000 additional shares of Class A Common Stock in the aggregate (“Earnout Shares”) to Eligible Navitas Equityholders in three equal tranches, upon the satisfaction of price targets of $12.50, $17.00 and $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any twenty trading days within any thirty consecutive trading day period during the earnout period that begins on the day following the first 150 days following the Closing date and ends on the five year anniversary thereof, or upon certain change of control transactions that imply a per share value that would satisfy the price targets. All Earnout Shares issued with respect to options, restricted stock, restricted stock units and warrants that were issued in exchange for outstanding pre-Business
Combination Navitas Options, Navitas Restricted Shares, Navitas Restricted Stock Units and Navitas Warrants and are as of such time unvested, shall be issued subject to corresponding vesting and forfeiture restrictions.
Additionally, in connection with the execution of the Business Combination Agreement, to raise additional proceeds to fund the Business Combination, LOKB has entered into subscription agreements pursuant to which, among other things, certain investors have agreed to purchase an aggregate of 15,500,000 shares of Class A Common Stock, for a purchase price of $10.00 per share, for an aggregate purchase price of $155,000,000 (the “PIPE Financing”).
LOKB is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the special meeting of stockholders, which will be held on                     , 2021, at         , Eastern time, via live webcast at https://www.cstproxy.com/liveoakacqii/2021, LOKB will ask its stockholders to approve and adopt the Business Combination Agreement, a copy of which is attached to this accompanying proxy statement/prospectus as
Annex A,
and to approve the transactions contemplated thereby, including the Business Combination, and to adopt and to approve the other proposals described in this proxy statement/prospectus.
As described in this proxy statement/prospectus, certain shareholders of Navitas Ireland holding at least 80% of each class of the issued and allotted Navitas Ireland Shares (as required for the procedure set out in

Section 457 of the Companies Act 2014 of Ireland) and as holders of a number of issued and outstanding Navitas Delaware shares sufficient to constitute more than 50% percent of the interest in the profits of Navitas Delaware are parties to a shareholder tender and support agreement with LOKB and Navitas whereby such shareholders have irrevocably agreed, among other things, (a) to accept the offer in respect of their Navitas Ireland shares made pursuant to the Tender Offer and (b) to vote their Navitas Delaware shares in favor of the Business Combination Agreement and the Merger. In addition, Navitas Delaware will seek the written consent of Navitas Delaware’s shareholders as required to approve and adopt the Business Combination Agreement and the Merger.
After careful consideration, the boards of directors of LOKB and Navitas have each unanimously approved the Business Combination Agreement and the related transactions contemplated thereby and the board of directors of LOKB has approved the proposals described in this proxy statement/prospectus, and the boards of directors of LOKB and Navitas have each determined that it is advisable and in the best interest of each company to consummate the Business Combination. The board of directors of LOKB recommends that its stockholders vote “FOR” the approval of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” the other proposals described in this proxy statement/prospectus.
Your vote is very important
, regardless of the number of shares of Class A Common Stock you own. To ensure your representation at the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided as soon as possible. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Please submit your proxy promptly, whether or not you expect to attend the special meeting.
PURSUANT TO THE EXISTING CHARTER, LOKB PUBLIC STOCKHOLDERS HAVE REDEMPTION RIGHTS IN CONNECTION WITH THE BUSINESS COMBINATION. LOKB STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION IN ORDER TO REDEEM THEIR SHARES OF CLASS A COMMON STOCK FOR CASH. THIS MEANS THAT PUBLIC STOCKHOLDERS WHO HOLD SHARES OF CLASS A COMMON STOCK TWO (2) BUSINESS DAYS BEFORE THE SPECIAL MEETING WILL BE ELIGIBLE TO ELECT TO HAVE THEIR SHARES OF CLASS A COMMON STOCK REDEEMED FOR CASH IN CONNECTION WITH THE SPECIAL MEETING, WHETHER OR NOT THEY ARE HOLDERS AS OF THE RECORD DATE, AND WHETHER OR NOT SUCH SHARES ARE VOTED AT THE SPECIAL MEETING.
More information about LOKB, Navitas and the proposed transactions is included in this proxy statement/prospectus. LOKB urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE
50
 OF THIS PROXY STATEMENT/PROSPECTUS.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Richard J. Hendrix Chief Executive Officer and Director
This proxy statement/prospectus is dated                     , 2021 and is first being mailed to the stockholders of LOKB on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION OR THE OTHER TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

LIVE OAK ACQUISITION CORP. II
40 S. Main Street, #2550
Memphis, TN 38103
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF LIVE OAK ACQUISITION CORP. II
To Be Held On                     , 2021
To the Stockholders of Live Oak Acquisition Corp. II:
NOTICE IS HEREBY GIVEN that the special meeting (the “special meeting”) of stockholders of Live Oak Acquisition Corp. II (“LOKB,” “we,” “our,” “us” or the “Company”) will be held at         , Eastern time, on                     , 2021, via live webcast at the following address: https://www.cstproxy.com/liveoakacqii/2021. At the special meeting, LOKB stockholders will be asked to consider and vote upon the following proposals:

•
The Business Combination Proposal
— To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of May 6, 2021 (the “Business Combination Agreement”), among LOKB, Live Oak Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of LOKB (“Merger Sub”), and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland (“Navitas Ireland”) that was domesticated in the State of Delaware as Navitas Delaware Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware”, and the combined entity of Navitas Ireland as domesticated as Navitas Delaware, “Navitas”), pursuant to which LOKB agreed to commence a tender offer to acquire the entire issued share capital of Navitas Ireland (other than certain Navitas Ireland Restricted Shares) (the “Tender Offer”) in exchange for the per share issuance of the applicable Per Share Tender Offer Consideration, and Merger Sub will merge with and into Navitas Delaware (the “Merger”), with the consummation of the Tender Offer and the Merger resulting in Navitas becoming a wholly owned subsidiary of LOKB and (b) approve the Tender Offer, the Merger and the other transactions contemplated by the Business Combination Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as
Annex A
.

•
The Charter Proposals
— To consider and vote upon each of the following proposals to amend and restate LOKB’s amended and restated certificate of incorporation (the “Charter”) (collectively, the “Charter Proposals”):

•
The Authorized Share Charter Proposal
— To increase the number of authorized shares of LOKB’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock (the “Class A Common Stock”), and 10,000,000 shares of Class B common stock (the “LOKB Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, to             shares, consisting of (i)             shares of common stock and (ii)             shares of preferred stock (the “Authorized Share Charter Proposal”) (Proposal No. 2);

•
The Additional Charter Proposal
— To make certain other changes that the LOKB Board deems appropriate for a public operating company, including (a) eliminating provisions in the Charter relating to LOKB’s Initial Business Combination that will no longer be applicable to LOKB following the closing of the Business Combination (the “Closing”), including provisions relating to (i) redemption rights with respect to Class A Common Stock, (ii) the Trust Account (as defined below), (iii) share issuances prior to the consummation of the Initial Business Combination, (iv) transactions with affiliates and other blank check companies, (v) approval of the Initial Business Combination and (vi) the minimum value of the target in the Initial Business Combination, and (b) to change the post-combination company’s name from “Live Oak Acquisition Corp. II” to “Navitas Semiconductor Corporation” (collectively, the “Additional Charter Proposal”) (Proposal No. 3).

The full text of the Proposed Second A&R Charter reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to the accompanying proxy statement/prospectus as
Annex B
.

•
The PIPE Proposal
— To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange, the issuance and sale of 15,500,000 shares of Class A Common Stock in a private offering of securities to certain investors in connection with the Business Combination, which will occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (the “PIPE Proposal”) (Proposal No. 4).

•
The 2021 Plan Proposal
— To consider and vote upon a proposal to approve and adopt the 2021 Equity Incentive Plan (the “2021 Plan”) and the material terms thereunder (the “2021 Plan Proposal”) (Proposal No. 5). A copy of the 2021 Plan is attached to the accompanying proxy statement/prospectus as
Annex C
.

•
The Director Election Proposal
— To consider and vote upon a proposal to elect, effective immediately at the effective time of the Merger, two directors to serve until the 2022 annual meeting of stockholders, three directors to serve until the 2023 annual meeting of stockholders and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 6).

•
The Adjournment Proposal
— To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal, the “Proposals”) (Proposal No. 7).

The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address: https://www.cstproxy.com/liveoakacqii/2021.
Only holders of record of shares of Class A Common Stock and LOKB Class B Common Stock at the close of business on                     , 2021 are entitled to notice of the virtual special meeting and to vote at the virtual special meeting and any adjournments or postponements thereof. A complete list of LOKB’s stockholders of record entitled to vote at the virtual special meeting will be available at the virtual special meeting and for ten days before the virtual special meeting at LOKB’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the virtual special meeting.
Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “public stockholders”) with the opportunity to redeem, upon the Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to LOKB to pay its taxes) from the IPO and a concurrent private placement of warrants to Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (our “Sponsor”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $253.1 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding shares of Class A Common Stock sold in the IPO without LOKB’s prior consent. Holders of LOKB’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A

Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of Class A Common Stock they may hold, and our shares of Class B Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own approximately 20.0% of our outstanding Class A Common Stock and Class B Common Stock, including all of the shares of Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination.
We will not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal are approved at the special meeting. The Charter Proposals, the 2021 Plan Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the PIPE Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus. The approval of the Business Combination Proposal, the PIPE Proposal, the 2021 Plan Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Authorized Share Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Additional Charter Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.
As of June 30, 2021, there was approximately $253.1 million in the Trust Account, which LOKB intends to use for the purpose of consummating the Business Combination, paying transaction expenses and working capital. Each redemption of shares by public stockholders will decrease the amount in the Trust Account. LOKB will not consummate the Business Combination if the redemption of shares would result in LOKB’s failure to have at least $5,000,001 of net tangible assets. In addition, the Business Combination Agreement includes a condition to closing that LOKB have at least $250,000,000 in available cash (including proceeds in connection with the private offering of securities of LOKB and the funds in the Trust Account) immediately prior to the effective time of the Merger, after taking into account payments required to satisfy redemptions of shares by public stockholders.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK OF LOKB YOU OWN. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions maintained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.
The board of directors of LOKB has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the PIPE Proposal, “FOR” the 2021 Plan Proposal, “FOR ALL NOMINEES” in the Director Election Proposal and “FOR” the Adjournment Proposal.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at
(800) 662-5200
(banks and brokers call collect at (203) 658-9400).
                    , 2021

By Order of the Board of Directors

Richard J. Hendrix Chief Executive Officer and Director

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form
S-4
filed with the U.S. Securities and Exchange Commission (“SEC”) by LOKB (File No. 333-256880) (the “Registration Statement”), constitutes a prospectus of LOKB under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Class A Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of LOKB stockholders at which LOKB stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.
This proxy statement/prospectus incorporates important business and financial information about LOKB that is not included in or delivered with the document.
This information is available without charge to you upon written or oral request. To make this request, you should contact our proxy solicitor at: (800) 662-5200.
To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the special meeting.
You may also obtain additional information about us from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find Additional Information.”

CERTAIN DEFINED TERMS
Unless the context otherwise requires, references in this proxy statement/prospectus to:

•	“2020 Equity Incentive Plan” are to Navitas’ 2020 Equity Incentive Plan, as amended, supplemented or modified from time to time;

•
“2021 Plan” are to the Navitas Semiconductor Corporation 2021 Equity Incentive Plan, that is the subject of the 2021 Plan Proposal and a copy of which is attached to this proxy statement/prospectus as
Annex C
;

•	“Additional PIPE” are to the private offering of securities of LOKB to the Additional PIPE Investor in connection with the Business Combination;

•	“Additional PIPE Investor” are to China Ireland Growth Technology Fund II, L.P., the sole investor in the Additional PIPE Financing and an affiliate of an existing shareholder of Navitas;

•	“Business Combination” are to the transactions contemplated by the Business Combination Agreement;

•	“Business Combination Agreement” are to that certain Business Combination Agreement and Plan of Reorganization, dated as of May 6, 2021, by and among LOKB, Merger Sub and Navitas;

•	“Charter” are to LOKB’s Amended and Restated Certificate of Incorporation;

•	“Class A Common Stock” are to shares of LOKB’s Class A common stock, par value $0.0001 per share;

•	“Class B Common Stock” are to shares of LOKB’s Class B common stock, par value $0.0001 per share;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to the date on which the Closing occurs;

•	“Code” are to the Internal Revenue Code of 1986, as amended;

•	“Earnout Period” are to the time period beginning on the day following the first 150 days following the Closing and ending on the five-year anniversary of the Closing Date;

•
“Earnout Shares” are to the up to 10,000,000 additional shares of Class A Common Stock that LOKB may issue to Eligible Navitas Equityholders in three equal tranches upon the satisfaction of price targets of $12.50, $17.00 or $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period during the Earnout Period, or upon certain change of control transactions that imply a per share value that would satisfy the price targets;

•	“Effective Time” are to the date and time the Merger becomes effective;

•
“Eligible Navitas Equityholder” are to (a) a holder of a Navitas Ireland Common Share or Navitas Delaware Common Share (including, for the avoidance of doubt, a Navitas Ireland Restricted Share or a Navitas Delaware Restricted Share) immediately prior to the Closing; (b) a holder of a Navitas Ireland Preferred Share or a Navitas Delaware Preferred Share immediately prior to the Closing; (c) a holder of a Navitas Ireland Option or Navitas Delaware Option immediately prior to the Closing; (d) a holder of a Navitas Ireland Warrant or Navitas Delaware Warrant immediately prior to the Closing; and (e) a holder of a Navitas Ireland Restricted Stock Unit or a Navitas Delaware Restricted Stock Unit immediately prior to the Closing;

•	“Founders Stock” are to shares of LOKB Class B Common Stock held by our Sponsor prior to the IPO, and the shares of Class A Common Stock issued upon the conversion thereof;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Initial Business Combination” are to our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

•	“Initial Public Offering” or “IPO” are to LOKB’s initial public offering of units, which closed on December 7, 2020;

•	“IRS” are to the Internal Revenue Service;

•	“LOKB,” “we,” “our,” “us” or the “Company” are to Live Oak Acquisition Corp. II, a Delaware corporation, and including LOKB after giving effect to the Business Combination;

•	“LOKB Board” are to the board of directors of LOKB;

•
“LOKB Cash” are to, as of the date or time of determination: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of redemption rights in accordance with LOKB’s organizational documents, if any); plus (b) all other cash and cash equivalents of LOKB (for the avoidance of doubt, excluding the amounts described in the immediately preceding clause (a)); plus (c) the amount finally delivered to LOKB at or prior to the Closing in connection with the consummation of the PIPE Financing;

•	“LOKB Common Stock” are to the Class A Common Stock and the Class B Common Stock;

•	“LOKB Preferred Stock” are to LOKB’s Preferred Stock, par value $0.0001 per share;

•
“LOKB Transaction Costs” are to all
out-of-pocket
fees, costs and expenses of LOKB or Merger Sub incurred prior to or as of the Closing in connection with the negotiation, preparation and execution of the Business Combination Agreement, the other transaction documents and the consummation of the transactions contemplated by the Business Combination Agreement and the other transaction documents (including the PIPE Financing), including, without duplication, (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting, investor, public relations, research, due diligence or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by LOKB or Merger Sub (to the extent LOKB or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC, including with respect to fees incurred in connection with due diligence and (b) the cash portion of any loan payable to our Sponsor, the proceeds from which are used by LOKB to pay any of the fees, costs or expenses set forth in clause (a), but excluding, for the avoidance of doubt, (i) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred in the ordinary course of business consistent with past practice and not in connection with the negotiation, preparation and execution of the Business Combination Agreement, the other transaction documents or the consummation of the transactions contemplated by the Business Combination Agreement and related transaction documents, (ii) the portion of the filing fee for the notification and report forms filed under the HSR Act and (iii) the cash portion of any loan payable to our Sponsor, the proceeds from which are used by LOKB to pay any of the fees, costs or expenses set forth in clauses (i) and (ii);

•	“LOKB Warrants” means the public warrants and the private placement warrants;

•	“management” or our “management team” are to our officers and directors;

•	“Merger” are to the merger of Merger Sub with and into Navitas Delaware, with Navitas Delaware surviving the merger as a wholly owned subsidiary of LOKB;

•	“Merger Sub” are to Live Oak Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of LOKB;

•	“Merger Sub Common Stock” are to shares of Merger Sub’s common stock, par value $0.0001 per share;

•	“NASDAQ” are to the Nasdaq Global Market;

•	“Navitas” are to Navitas Ireland together with Navitas Delaware;

•	“Navitas Board” are to the board of directors of Navitas;

•	“Navitas Common Shares” are to the Navitas Delaware Common Shares and the Navitas Ireland Common Shares;

•	“Navitas Delaware” are to Navitas Semiconductor Ireland, LLC, a Delaware limited liability company;

•
“Navitas Delaware Exchange Ratio” means the quotient (rounded to four decimal places) obtained by dividing (x) (1) $950,000,000 (as reduced by the estimated Irish stamp duty amount) (2) multiplied by the percentage of the value of Navitas allocated to the shares of Navitas Delaware as determined by a valuation analysis (3) divided by $10.00 by (y) the total number of Navitas Delaware Common Shares outstanding immediately prior to the Closing, expressed on a fully-diluted and as-converted to
Navitas Delaware Common Shares basis, and including without duplication, (A) the number of Navitas Delaware Common Shares (including Navitas Delaware Restricted Shares), (B) the number of Navitas Delaware Preferred Shares that would be issuable upon a conversion of all the Navitas Delaware Preferred Shares, (C) the number of Navitas Delaware Common Shares subject to Navitas Delaware Options that are issuable upon the net exercise of such Navitas Delaware Options, (D) the number of Navitas Delaware Common Shares issuable upon the cash exercise of the unexpired Navitas Delaware Warrants (assuming that any Navitas Delaware Warrants that are exercisable for Navitas Delaware Preferred Shares are exercisable for the number of Navitas Delaware Common Shares into which such Navitas Delaware Preferred Shares are convertible) and (E) the number of Navitas Delaware Common Shares issuable upon the settlement of Navitas Delaware Restricted Stock Units granted following the date of the Business Combination Agreement and prior to the Closing (assuming no net settlements) (assuming, solely for purposes of the foregoing clauses (A) through (E), that all Navitas Delaware Options, Navitas Delaware Warrants and Navitas Delaware Restricted Stock Units are vested and after taking into consideration any Navitas Delaware Warrants that are terminated, exercised or deemed exercised by their terms as contemplated by the Business Combination Agreement prior to the Offer Expiration Time);

•
“Navitas Delaware Options” are to all incentive stock options and nonqualified stock options to purchase outstanding Navitas Ireland Common Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the 2020 Equity Incentive Plan. For the avoidance of doubt, “Navitas Delaware Options” will not include any “Navitas Delaware Warrants”;

•
“Navitas Delaware Preferred Shares” are to Navitas Delaware Series A Preferred Shares, Navitas Delaware Series B Preferred Shares, Navitas Delaware Series
B-1
Preferred Shares and Navitas Delaware Series
B-2
Preferred Shares;

•
“Navitas Delaware Restricted Shares” are to the unvested restricted shares of Navitas Delaware Common Shares granted pursuant to (a) the 2020 Equity Incentive Plan (including, for clarity, upon the exercise of Navitas Delaware Options) or (b) any other written agreement imposing vesting and forfeiture restrictions;

•
“Navitas Delaware Restricted Stock Unit” are to the outstanding restricted stock units of Navitas Delaware granted pursuant to (a) the 2020 Equity Incentive Plan following the date of the Business Combination Agreement and prior to the Closing;

•
“Navitas Delaware Series A Preferred Shares” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series A Preferred Stock in the Navitas Governing Documents;

•
“Navitas Delaware Series B Preferred Shares” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series B Preferred Stock in the Navitas Governing Documents;

•
“Navitas Delaware Series
B-1
Preferred Shares” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series
B-1
Preferred Stock in the Navitas Governing Documents;

•
“Navitas Delaware Series
B-2
Preferred Shares” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series
B-2
Preferred Stock in the Navitas Governing Documents;

•	“Navitas Delaware Warrants” are to unexpired warrants to purchase Navitas Delaware Preferred Shares or Navitas Delaware Common Shares;

•
“Navitas Governing Documents” means (a) the Constitution of Navitas adopted by special resolution passed on September 1, 2020 and (b) the Shareholders’ Agreement relating to Navitas dated September 1, 2020, in each case, as amended, supplemented or modified from time to time;

•	“Navitas Ireland” are to Navitas Semiconductor Limited, a private company limited by shares organized under the Laws of Ireland;

•
“Navitas Ireland Exchange Ratio” means (x) the quotient (rounded to four decimal places) obtained by dividing (y) (1) $950,000,000 (as reduced by the estimated Irish stamp duty amount) (2) multiplied by the percentage of the value of Navitas allocated to the shares of Navitas Ireland as determined by a valuation analysis (3) divided by $10.00 by (z) the total number of Navitas Ireland Common Shares outstanding immediately prior to the Closing, expressed on a fully-diluted and as-converted
to Navitas Ireland Common Shares basis, and including without duplication, (A) the number of Navitas Ireland Common Shares (including Navitas Ireland Restricted Shares), (B) the number of Navitas Ireland Preferred Shares that would be issuable upon a conversion of all the Navitas Ireland Preferred Shares, (C) the number of Navitas Ireland Common Shares subject to Navitas Ireland Options that are issuable upon the net exercise of such Navitas Ireland Options, (D) the number of Navitas Ireland Common Shares issuable upon the cash exercise of the unexpired Navitas Ireland Warrants (assuming that any Navitas Ireland Warrants that are exercisable for Navitas Ireland Preferred Shares are exercisable for the number of Navitas Ireland Common Shares into which the Navitas Ireland Preferred Shares are convertible), and (E) the number of Navitas Ireland Common Shares issuable upon the settlement of Navitas Ireland Restricted Stock Units granted following the date of the Business Combination Agreement and prior to the Closing (assuming no net settlements) (assuming, solely for purposes of the foregoing clauses (A) through (E), that all Navitas Ireland Options, Navitas Ireland Warrants and Navitas Ireland Restricted Stock Units are vested and after taking into consideration any Navitas Ireland Warrants that are terminated, exercised or deemed exercised by their terms as contemplated by the Business Combination Agreement prior to the Offer Expiration Time);

•
“Navitas Ireland Options” means all incentive stock options and nonqualified stock options to purchase allotted Navitas Ireland Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the 2020 Equity Incentive Plan. For the avoidance of doubt, “Navitas Ireland Options” will not include any “Navitas Ireland Warrants”;

•
“Navitas Ireland Preferred Shares” means the Navitas Ireland Series A Preferred Shares, Navitas Ireland Series B Preferred Shares, Navitas Ireland Series
B-1
Preferred Shares and Navitas Ireland Series
B-2
Preferred Shares;

•
“Navitas Ireland Restricted Shares” means the allotted restricted Navitas Ireland Common Shares granted pursuant to (a) the 2020 Equity Incentive Plan (including, for clarity, upon the exercise of Navitas Ireland Options) or (b) any other written agreement imposing vesting and forfeiture restrictions;

•
“Navitas Ireland Restricted Stock Units” means the outstanding restricted stock units of Navitas Ireland granted pursuant to the 2020 Equity Incentive Plan following the date of the Business Combination Agreement and prior to the Closing;

•	“Navitas Ireland Series A Preferred Shares” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series A Preferred Stock in the Navitas Governing Documents;

•	“Navitas Ireland Series B Preferred Shares” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series B Preferred Stock in the Navitas Governing Documents;

•	“Navitas Ireland Series B-1 Preferred Shares” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series B-1 Preferred Stock in the Navitas Governing Documents;

•	“Navitas Ireland Series B-2 Preferred Shares” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series B-2 Preferred Stock in the Navitas Governing Documents;

•	“Navitas Ireland Shares” means the Navitas Ireland Common Shares and the Navitas Ireland Preferred Shares;

•	“Navitas Ireland Warrants” are to unexpired warrants to purchase Navitas Ireland Preferred Shares or Navitas Ireland Common Shares;

•	“Navitas Options” are to the Navitas Delaware Options and the Navitas Ireland Options;

•	“Navitas Preferred Shares” are to the Navitas Delaware Preferred Shares and the Navitas Ireland Preferred Shares;

•
“Navitas Shareholders” are to (a) a holder of a Navitas Ireland Common Share or Navitas Delaware Common Share (including, for the avoidance of doubt, a Navitas Ireland Restricted Share or a Navitas Delaware Restricted Share) immediately prior to the Closing; (b) a holder of a Navitas Ireland Preferred Share or a Navitas Delaware Preferred Share immediately prior to the Closing;

•	“Navitas Shares” are to the Navitas Common Shares and Navitas Preferred Shares;

•	“Navitas Restricted Shares” are to the Navitas Delaware Restricted Shares and the Navitas Ireland Restricted Shares;

•	“Navitas Restricted Stock Units” are to the Navitas Delaware Restricted Stock Units and the Navitas Ireland Restricted Stock Units;

•	“Navitas Warrants” are to Navitas Delaware Warrants and Navitas Ireland Warrants;

•	“PIPE Financing” are to the Signing PIPE and the Additional PIPE, collectively;

•	“PIPE Investors” are to investors in the PIPE Financing;

•	“PIPE Shares” are to the shares of Class A Common Stock that are issued in the PIPE Financing;

•	“Preferred Stock” are to LOKB’s Preferred Stock, par value $0.0001 per share;

•	“private placement warrants” are to the warrants issued to our Sponsor in a private placement simultaneously with the closing of our IPO;

•	“public shares” are to shares of our Class A Common Stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“public stockholders” are to the holders of our public shares;

•	“public warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“Signing PIPE” are to the private offering of securities of LOKB to certain investors that entered into subscription agreements with LOKB as of the date of the Business Combination Agreement;

•	“Signing PIPE Investors” are to the investors in the Signing PIPE;

•	“special meeting” are to the special meeting of stockholders of LOKB that is the subject of this proxy statement/prospectus and any adjournments or postponements thereof;

•	“Sponsor” are to Live Oak Sponsor Partners II, LLC, a Delaware limited liability company;

•
“Trust Account” are to the trust account that holds the proceeds (including interest not previously released to LOKB to pay its taxes) from the IPO and a concurrent private placement of private placement warrants to our Sponsor;

•	“units” are to our units sold in the IPO, each of which consists of one share of Class A Common Stock and one-third of one public warrant; and

•	“voting common stock” are to our Class A Common Stock and Class B Common Stock.
Unless otherwise specified, the voting and economic interests of LOKB stockholders set forth in this proxy statement/prospectus (a) assume (i) that no public stockholders elect to have their public shares redeemed, (ii) a

Closing Date of November 2, 2021, (iii) our Sponsor has no outstanding working capital loans to LOKB and (iv) that there are no other issuances of equity interests of LOKB or Navitas prior to the Closing and (b) do not take into account (i) LOKB Warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares.
The use of November 2, 2021 as the assumed Closing Date throughout this proxy statement/prospectus is for illustrative purposes only and is not intended to be a projection of the actual Closing Date.

SUMMARY TERM SHEET
This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Business Combination” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information included in this proxy statement/prospectus, but does not include all of the information that is important to you. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto and incorporated by reference into this proxy statement/prospectus. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting.

•
LOKB is a blank check company incorporated on August 12, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information about LOKB, see the section entitled “Information About LOKB.” When you consider the LOKB Board’s recommendation of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of LOKB stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. In certain instances, the LOKB Board had the conflicted transactions approved by the audit committee of the board in accordance with LOKB’s related party transaction policy. These interests may have influenced the members of the LOKB Board in making their recommendation that you vote in favor of the approval of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The LOKB Board was aware of and considered these interests, among other matters, in recommending that LOKB stockholders vote “FOR” each of the Proposals.

•
There are currently 25,300,000 shares of LOKB’s Class A Common Stock and 6,325,000 shares of LOKB’s Class B Common Stock issued and outstanding. In addition, there are currently 13,100,001 LOKB Warrants outstanding, consisting of 8,433,333 public warrants and 4,666,667 private placement warrants. Each whole warrant entitles the holder to purchase one whole share of Class A Common Stock for $11.50 per share. The warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination and (b) 12 months from the closing of the Initial Public Offering and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, LOKB may redeem the outstanding warrants, in whole and not in part, for cash in accordance with, and subject to the terms of, the warrant agreement. The private placement warrants, however, are non-redeemable
so long as they are held by our Sponsor or its permitted transferees. For more information about the terms of the warrants, see the subsection entitled “Description of Securities — Warrants.”

•
Navitas was founded in 2013 and has since been developing ultra-efficient gallium nitride (GaN) semiconductors that are revolutionizing the world of power electronics in terms of efficiency, performance, size, cost and sustainability. For more information about Navitas, see the sections entitled “Information About Navitas” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Navitas.”

•
On May 6, 2021, we and our wholly owned subsidiary, Merger Sub, entered into the Business Combination Agreement with Navitas. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as
Annex A
.

•
Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, LOKB will commence the Tender Offer and Merger Sub will merge with and into Navitas Delaware with the consummation of the Tender Offer and the Merger resulting in Navitas becoming a wholly owned subsidiary of LOKB. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

•
At the Closing, up to 95,000,000 shares of Class A Common Stock will be, in the aggregate, issued to the Eligible Navitas Equityholders in the Business Combination in exchange for all outstanding Navitas Shares or reserved for issuance in respect of (a) LOKB options issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Options, (b) LOKB restricted stock issued in exchange for the release and extinguishment of outstanding pre-Business
Combination Navitas Restricted Shares, (c) LOKB restricted stock units issued in exchange for the release and extinguishment of outstanding pre-Business
Combination Navitas Restricted Stock Units and (d) LOKB warrants issued in exchange for the release and extinguishment of outstanding pre-Business
Combination Navitas Warrants. Additionally, during the Earnout Period, we may issue to Eligible Navitas Equityholders up to 10,000,000 additional shares of Class A Common Stock in the aggregate, referred to herein as the Earnout Shares, in three equal tranches upon the occurrence of each Earnout Triggering Event. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

•
Unless lawfully waived by the parties to the Business Combination Agreement, the Closing is subject to a number of conditions set forth in the Business Combination Agreement, including, among others, receipt of the requisite LOKB and Navitas Delaware shareholder approval of, as applicable, the Business Combination Agreement, the Business Combination as contemplated by this proxy statement/prospectus, the Charter Proposals and the PIPE Proposal. For more information about the closing conditions to the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

•
The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination — Termination.”

•	The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•
Pursuant to the PIPE Financing, we have agreed to issue and sell to certain investors, and those investors have agreed to buy from us, in connection with the Closing, an aggregate of 15,500,000 shares of Class A Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $155,000,000. Such Class A Common Stock would be valued at approximately $            , based on the closing price of our Class A Common Stock of $             per share on                     , 2021.

•
Under our Charter, in connection with the Business Combination, our public stockholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2021, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of LOKB following the completion of the Business Combination and will not participate in the future growth of LOKB, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. For more information regarding these procedures, see the subsection entitled “Special Meeting of LOKB Stockholders — Redemption Rights.”

The following table presents the anticipated share ownership of various holders of LOKB upon the Closing of the Business Combination, which does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:
No Redemptions:
This scenario assumes that no shares of Class A Common Stock are redeemed from LOKB’s public stockholders.
Illustrative Redemptions
: This scenario assumes that 7,900,000 shares of Class A Common Stock are redeemed. The number of shares redeemed in this scenario is equal to 50% of the number of shares redeemed in the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation” and approximately 31.2% of the outstanding shares of Class A Common Stock as of the date of this proxy statement/prospectus.
Maximum Redemption:
This scenario assumes the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” i.e., 15,800,000 shares of Class A Common Stock are redeemed (approximately 62.4% of the outstanding shares of Class A Common Stock as of the date of this proxy statement/prospectus).

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
LOKB Public Shareholders	25,300,000	17.8	17,400,000	13.0	9,500,000	7.5
Sponsor(1)	6,325,000	4.5	6,325,000	4.7	6,325,000	5.0
Eligible Navitas Equityholders(2)(3)	95,000,000	66.8	95,000,000	70.8	95,000,000	75.2
PIPE Investors	15,500,000	10.9	15,500,000	11.5	15,500,000	12.3

Total	142,125,000	100.00	134,225,000	100.00	126,325,000	100.00

(1)
LOKB Class A Common Stock owned upon conversion of shares of Founders Stock and, in the case of our Sponsor, includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved.

(2)
Includes (x) the up to approximately 78,300,000 shares of our Class A Common Stock anticipated to be issued to Navitas Shareholders and (y) the up to approximately 16,700,000 shares of our Class A Common Stock anticipated to be reserved for issuance in respect of (i) LOKB options issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Options, (ii) LOKB restricted stock issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Restricted Shares, (iii) LOKB restricted stock units issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Restricted Stock Units and (iv) LOKB warrants issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Warrants, in each case that may be exercised at a later date.

(3)
Excludes (i) the reduction in the aggregate number of shares of Class A Common Stock issuable under the Business Combination Agreement based on the estimated stamp duty, as such amount will not be known with certainty until immediately prior to Closing, and (ii) the potential issuance of the Earnout Shares to the Eligible Navitas Equityholders. During the Earnout Period, we may issue to Eligible Navitas Equityholders up to 10,000,000 additional shares of Class A Common Stock in the aggregate in three equal tranches upon the satisfaction of price targets of $12.50, $17.00 or $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period during the Earnout Period, or upon certain change of control transactions that imply a per share value that would satisfy the price targets.

If the facts are different than these assumptions, the percentage ownership retained by LOKB’s existing stockholders in LOKB following the Business Combination will be different. For example, if we assume that all outstanding 8,433,333 public warrants and 4,666,667 private placement warrants were exercisable and exercised for cash following completion of the Business Combination, with proceeds to LOKB of approximately $150.7 million, and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of LOKB would be as follows:

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
LOKB Public Shareholders	33,733,334	21.7	25,833,334	17.5	17,933,334	12.9
Sponsor(1)	10,991,667	7.1	10,991,667	7.5	10,991,667	7.9
Eligible Navitas Equityholders	95,000,000	61.2	95,000,000	64.5	95,000,000	68.1
PIPE Investors	15,500,000	10.0	15,500,000	10.5	15,500,000	11.1

Total	155,225,001	100.00	147,325,001	100.00	139,425,001	100.00

(1)
Includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Also includes 1,500,000 shares underlying private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination — Sponsor Letter Amendment” and “The Business Combination — Backstop Agreement” for more information.

If we further assumed that the Earnout Shares were issued to the Eligible Navitas Equity Holders then the ownership of LOKB would be as follows:

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
LOKB Public Shareholders	33,733,334	20.4	25,833,334	16.4	17,933,334	12.0
Sponsor(1)	10,991,667	6.7	10,991,667	7.0	10,991,667	7.4
Eligible Navitas Equityholders	105,000,000	63.5	105,000,000	66.7	105,000,000	70.3
PIPE Investors	15,500,000	9.4	15,500,000	9.9	15,500,000	10.4

Total	165,225,001	100.00	157,325,001	100.00	149,425,001	100.00

(1)
Includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Also includes 1,500,000 shares underlying private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination — Sponsor Letter Amendment” and “The Business Combination — Backstop Agreement” for more information.

Please see the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of LOKB After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
The LOKB Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the LOKB Board’s decision-making process, see the subsection entitled “The Business Combination — The LOKB Board’s Reasons for the Approval of the Business Combination.”
In addition to voting on the proposal to approve and adopt the Business Combination Agreement and the Business Combination (the “Business Combination Proposal”) at the special meeting, LOKB’s stockholders will also be asked to vote on the approval of:

•
an amendment to our Charter to increase the number of authorized shares of LOKB’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (a) 110,000,000 shares of LOKB Common

Stock, including 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of LOKB Preferred Stock, to             shares, consisting of (i)             shares of common stock and (ii)             shares of preferred stock (the “Authorized Share Charter Proposal”);

•
amendments to our Charter to make certain other changes that the LOKB Board deems appropriate for a public operating company, including (a) eliminating provisions in the Charter relating to an Initial Business Combination that will no longer be applicable to us following the Closing, including provisions relating to (i) redemption rights with respect to Class A Common Stock, (ii) the Trust Account, (iii) share issuances prior to the consummation of the Initial Business Combination, (iv) transactions with affiliates and other blank check companies, (v) approval of the Initial Business Combination and (vi) the minimum value of the target in the Initial Business Combination and (b) to change the post-combination company’s name to “Navitas Semiconductor Corporation” (collectively, the “Additional Charter Proposal” and, together with the Authorized Share Charter Proposal the “Charter Proposals”);

•
for purposes of complying with applicable listing rules of the NYSE, the issuance and sale to the PIPE Investors of 15,500,000 shares of Class A Common Stock in the PIPE Financing, which will occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (the “PIPE Proposal”);

•	the 2021 Plan and material terms thereunder (the “2021 Plan Proposal”);

•
the election, effective immediately after the Effective Time, of two directors to serve until the 2022 annual meeting of stockholders, three directors to serve until the 2023 annual meeting of stockholders and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”); and

•
the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal Nos. 2–3 — The Charter Proposals,” “Proposal No. 4 — The PIPE Proposal,” “Proposal No. 5 — The 2021 Plan Proposal,” “Proposal No. 6 — The Director Election Proposal” and “Proposal No. 7 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the special meeting of stockholders of LOKB, including the proposed Business Combination. The following questions and answers do not include all the information that is important to LOKB stockholders. We urge LOKB stockholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
QUESTIONS AND ANSWERS ABOUT LOKB’S SPECIAL STOCKHOLDER MEETING AND THE BUSINESS COMBINATION

Q:	Why am I receiving this proxy statement/prospectus?

A:
LOKB is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their LOKB Common Stock with respect to the matters to be considered at the special meeting. LOKB stockholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Business Combination Agreement, pursuant to which LOKB will commence the Tender Offer and Merger Sub will merge with and into Navitas Delaware, with the consummation of the Tender Offer and the Merger resulting in Navitas being a wholly owned subsidiary of LOKB, (b) approve the Tender Offer, the Merger and the other transactions contemplated by the Business Combination Agreement and (c) approve, for purposes of complying with applicable listing rules of the NYSE, (i) the issuance pursuant to the Business Combination Agreement (including with respect to the Tender Offer and the Merger) of up to an aggregate of 105,000,000 shares of Class A Common Stock to the Navitas Shareholders in connection with the Business Combination, including the issuance of shares of Class A Common Stock (i) in connection with the Closing as part of the Per Share Tender Offer Consideration and the Per Share Merger Consideration, (ii) as Earnout Shares upon the occurrence of the applicable Earnout Triggering Events and (iii) that may be reserved for issuance in respect of (A) LOKB options issued in exchange for outstanding pre-business
combination Navitas Options, (B) LOKB restricted stock issued in exchange for outstanding pre-business
combination Navitas Restricted Shares, (C) LOKB restricted stock units issued in exchange for outstanding pre-business
combination Navitas Restricted Stock Units and (D) LOKB warrants issued in exchange for outstanding pre-business
combination Navitas Warrants and (ii) the issuance and sale to the PIPE Investors of 15,500,000 shares of Class A Common Stock in the PIPE Financing, which will occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement. The Business Combination cannot be completed unless LOKB stockholders approve the Business Combination Proposal, the Charter Proposals and the PIPE Proposal.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as
Annex A
. This proxy statement/prospectus and its annexes include important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the special meeting?

A:	LOKB stockholders will vote on the following proposals at the special meeting.

•	The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (Proposal No. 1).

•	The Charter Proposals — To consider and vote upon each of the following proposals to amend and restate the Charter:

•
The Authorized Share Charter Proposal
— To increase the number of authorized shares of LOKB’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (a) 110,000,000 shares of LOKB Common Stock, including 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of LOKB Preferred Stock, to              shares, consisting of (i)             shares of common stock and (ii)             shares of preferred stock (Proposal No. 2);

•
The Additional Charter Proposal
— To make certain other changes that the LOKB Board deems appropriate for a public operating company, including (a) eliminating provisions in the Charter relating to LOKB’s Initial Business Combination that will no longer be applicable to LOKB following the closing of the Business Combination (the “Closing”), including provisions relating to (i) redemption rights with respect to Class A Common Stock, (ii) the Trust Account (as defined below), (iii) share issuances prior to the consummation of the Initial Business Combination, (iv) transactions with affiliates and other blank check companies, (v) approval of the Initial Business Combination and (vi) the minimum value of the target in the Initial Business Combination, and (b) to change the post-combination company’s name to “Navitas Semiconductor Corporation” (collectively, the “Additional Charter Proposal”) (Proposal No. 3).

The full text of the Proposed Second A&R Charter reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to this proxy statement/prospectus as
Annex B
.

•
The PIPE Proposal
— To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance and sale of 15,500,000 shares of Class A Common Stock in a private offering of securities to certain investors in connection with the Business Combination, which will occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (Proposal No. 4).

•
The 2021 Plan Proposal
— To consider and vote upon a proposal to approve and adopt the 2021 Plan and material terms thereunder (Proposal No. 5). A copy of the 2021 Plan is attached to this proxy statement/prospectus as
Annex C
.

•
The Director Election Proposal
— To consider and vote upon a proposal to elect, effective immediately after the effective time of the Merger, two directors to serve until the 2022 annual meeting of stockholders, three directors to serve until the 2023 annual meeting of stockholders and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (Proposal No. 6).

•
The Adjournment Proposal
— To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal or the Director Election Proposal (Proposal No. 7).

Q:	Are the Proposals conditioned on one another?

A:
It is a condition to the closing of the Business Combination that the Business Combination Proposal, the Charter Proposal, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal are approved at the special meeting. The Charter Proposal, the 2021 Plan Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the PIPE Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q:	What will happen in the Business Combination?

A:
On May 6, 2021, LOKB and Merger Sub entered into the Business Combination Agreement with Navitas. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, LOKB will commence the Tender Offer, and Merger Sub will merge with and into Navitas Delaware, with the consummation of the Tender Offer and the Merger resulting in Navitas becoming a wholly owned subsidiary of LOKB. Additionally, during the Earnout Period, we may issue to Eligible Navitas Equityholders up to 10,000,000 additional shares of Class A Common Stock in the aggregate, referred to herein as the Earnout Shares, in three equal tranches upon the occurrence of each Earnout Triggering Event. For more information about the Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”

Q:	Why is LOKB proposing the Business Combination?

A:
LOKB was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving LOKB and one or more businesses.

On December 7, 2020, LOKB completed the IPO of 25,300,000 units, including 3,300,000 units issued pursuant to the full exercise of the underwriters’ over-allotment option. Each unit consists of one share of Class A Common Stock and one-third
of one warrant, with each whole warrant to purchase one share of Class A Common Stock at a price of $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to LOKB of $253,000,000. Simultaneously with the closing of LOKB’s IPO, LOKB also consummated the sale of 4,666,667 private placement warrants at a price of $1.50 per private placement warrant in a private placement to our Sponsor, generating gross proceeds of $7,000,000. The private placement warrants are identical to the warrants underlying the units sold in our IPO, except that the private placement warrants are not transferable, assignable or salable until after the completion of an initial business combination, subject to certain limited exceptions. Since the IPO, LOKB’s activity has been limited to the search for a prospective initial business combination.
The LOKB Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by LOKB’s management and LOKB’s advisors. As a result, the LOKB Board concluded that a transaction with Navitas Delaware would present an attractive opportunity to maximize value for LOKB’s stockholders, and the LOKB Board ultimately determined that the Business Combination with Navitas was fair to and in the best interests of LOKB and its stockholders. Please see the subsection entitled “The Business Combination — The LOKB Board’s Reasons for the Approval of the Business Combination.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:
There are a number of Closing conditions in the Business Combination Agreement, including the approval by our stockholders of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the Director Election Proposal and the 2021 Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

Q:	How will LOKB be managed and governed following the Business Combination?

A:	Immediately after the Closing, the board of directors of the post-combination company will be divided into three separate classes, designated as follows:

•	the Class I directors will be Gene Sheridan and Daniel Kinzer and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Brian Long, Dipender Saluja and David Moxam and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Richard J. Hendrix and Gary K. Wunderlich and their terms will expire at the annual meeting of stockholders to be held in 2024.
It is anticipated that      will be designated Chairman of the LOKB Board immediately after the Closing.
Please see the section entitled “Management After the Business Combination.”

Q:	Will LOKB obtain new financing in connection with the Business Combination?

A:	The PIPE Investors have committed to purchase from LOKB 15,500,000 shares of Class A Common Stock, for an aggregate purchase price of approximately $155,000,000 in the PIPE Financing.

Q:	What equity stake will our current stockholders and the holders of our Founders Stock hold in LOKB following the consummation of the Business Combination?

A:
The following table presents the anticipated share ownership of various holders of LOKB upon the Closing of the Business Combination, which does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:

No Redemptions:
This scenario assumes that no shares of Class A Common Stock are redeemed from LOKB’s public stockholders.
Illustrative Redemptions:
This scenario assumes that 7,900,000 shares of Class A Common Stock are redeemed. The number of shares redeemed in this scenario is equal to 50% of the number of shares redeemed in the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation” and approximately 31.2% of the outstanding shares of Class A Common Stock as of the date of this proxy statement/prospectus.
Maximum Redemption:
This scenario assumes the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” i.e., 15,800,000 shares of Class A Common Stock are redeemed (approximately 62.4% of the outstanding shares of Class A Common Stock as of the date of this proxy statement/prospectus).
Our public stockholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders.
If a public stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 15,800,000 shares of Class A Common Stock held by our public stockholders were redeemed, the 8,433,333 retained outstanding public warrants would have had an aggregate value of $                 on             , 2021. If a substantial number of, but not all, public stockholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional Class A Common Stock is issued.
Additionally, as a result of redemptions, the trading market for the Class A Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NASDAQ or another national securities exchange.

In the No Redemptions, Illustrative Redemptions and Maximum Redemptions scenarios, the residual equity value owned by non-redeeming stockholders will remain $10.00 per share as illustrated in the sensitivity table below.

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
LOKB Public Shareholders	25,300,000	17.8	17,400,000	13.0	9,500,000	7.5
Sponsor(1)	6,325,000	4.5	6,325,000	4.7	6,325,000	5.0
Eligible Navitas Equityholders(2)(3)	95,000,000	66.8	95,000,000	70.8	95,000,000	75.2
PIPE Investors	15,500,000	10.9	15,500,000	11.5	15,500,000	12.3

Total	142,125,000	100.00	134,225,000	100.00	126,325,000	100.00

Total Equity Value Post- Redemptions ($ in millions)	$1,421		$1,342		$1,263
Per Share Value	$10.00		$10.00		$10.00

(1)
LOKB Class A Common Stock owned upon conversion of shares of Founders Stock and, in the case of our Sponsor, includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved.

(2)
Includes (x) the up to approximately 78,300,000 shares of our Class A Common Stock anticipated to be issued to Navitas Shareholders and (y) the up to approximately 16,700,000 shares of our Class A Common Stock anticipated to be reserved for issuance in respect of (i) LOKB options issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Options, (ii) LOKB restricted stock issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Restricted Shares, (iii) LOKB restricted stock units issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Restricted Stock Units and (iv) LOKB warrants issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Warrants, in each case that may be exercised at a later date.

(3)
Excludes (i) the reduction in the aggregate number of shares of Class A Common Stock issuable under the Business Combination Agreement based on the estimated stamp duty, as such amount will not be known with certainty until immediately prior to Closing, and (ii) the potential issuance of the Earnout Shares to the Eligible Navitas Equityholders. During the Earnout Period, we may issue to Eligible Navitas Equityholders up to 10,000,000 additional shares of Class A Common Stock in the aggregate in three equal tranches upon the satisfaction of price targets of $12.50, $17.00 or $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period during the Earnout Period, or upon certain change of control transactions that imply a per share value that would satisfy the price targets.

If the facts are different than these assumptions, the percentage ownership retained by LOKB’s existing stockholders in LOKB following the Business Combination will be different. For example, if we assume that all outstanding 8,433,333 public warrants and 4,666,667 private placement warrants were exercisable and exercised for cash following completion of the Business Combination, with proceeds to LOKB of approximately $150.7 million, and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of LOKB would be as follows:

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
LOKB Public Shareholders	33,733,334	21.7	25,833,334	17.5	17,933,334	12.9
Sponsor(1)	10,991,667	7.1	10,991,667	7.5	10,991,667	7.9
Eligible Navitas Equityholders	95,000,000	61.2	95,000,000	64.5	95,000,000	68.1
PIPE Investors	15,500,000	10.0	15,500,000	10.5	15,500,000	11.1

Total	155,225,001	100.00	147,325,001	100.00	139,425,001	100.00

(1)
Includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Also includes 1,500,000 shares underlying private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination — Sponsor Letter Amendment” and “The Business Combination — Backstop Agreement” for more information.

Please see the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of LOKB After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	Why is LOKB proposing the amendments to the Charter set forth in the Charter Proposals?

A:
LOKB is proposing amendments to the Charter to approve certain items required to effectuate the Business Combination and other matters the LOKB Board believes are appropriate for the operation of LOKB, including to, among other things, (a) increase the number of authorized shares of LOKB’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of LOKB Common Stock, including 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock and (ii) 1,000,000 shares of LOKB Preferred Stock, to             shares, consisting of (A)             shares of common stock and (B)             shares of preferred stock, and (b) to make certain other changes that the LOKB Board deems appropriate for a public operating company, including (i) eliminating certain provisions relating to an Initial Business Combination that will no longer be applicable to LOKB following the Closing, including provisions relating to (A) redemption rights with respect to Class A Common Stock, (B) the Trust Account, (C) share issuances prior to the consummation of the Initial Business Combination, (D) transactions with affiliates and other blank check companies, (E) approval of the Initial Business Combination and (F) the minimum value of the target in the Initial Business Combination and (ii) to change the post-combination company’s name to “Navitas Semiconductor Corporation”. Under the Charter and Delaware law, stockholder approval is required in order to effect the Charter Proposals. See the section entitled “Proposal Nos. 2–3 — The Charter Proposals” for additional information.

Q:	Why is LOKB proposing the PIPE Proposal?

A:
LOKB is proposing the PIPE Proposal in order to comply with NYSE listing rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the Business Combination and the PIPE Financing, we may issue up to an aggregate of 15,500,000 shares of Class A Common Stock to the Navitas Shareholders, the Eligible Navitas Equityholders and the PIPE Investors. Because we may issue 20% or more of our outstanding voting power and outstanding common stock in connection with the Business Combination and the PIPE Financing, we are required to obtain stockholder approval of such issuances pursuant to NYSE listing rules. See the section entitled “Proposal No. 4 — The PIPE Proposal” for additional information.

Q:	Did the LOKB Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
No. The LOKB Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. LOKB’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of LOKB’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, LOKB’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the LOKB Board in valuing Navitas and assuming the risk that the LOKB Board may not have properly valued the business.

Q:	What happens if I sell my shares of Class A Common Stock before the special meeting?

A:
The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or seek redemption of those shares.

Q:	How has the announcement of the Business Combination affected the trading price of LOKB’s units, Class A Common Stock and warrants?

A:
On May 6, 2021, the last trading date before the public announcement of the Business Combination, LOKB’s public units, Class A Common Stock and public warrants closed at $10.36, $10.03 and $1.51, respectively. On                , 2021 the trading date immediately prior to the date of this proxy statement/prospectus, LOKB’s public units, Class A Common Stock and warrants closed at $            , $             and $            , respectively.

Q:	Following the Business Combination, will LOKB’s securities continue to trade on a stock exchange?

A:
Yes. We have applied to begin the listing of our Class A Common Stock and public warrants on NASDAQ under the new symbols “NVTS” and “NVTSW,” respectively, following the Closing. We anticipate that the Class A Common Stock and warrants of the post-combination company will cease trading on the NYSE at the end of the trading day on which Closing occurs and will commence trading on NASDAQ at the beginning of the trading day immediately following the day on which the Closing occurs.

Our units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security following the Business Combination.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:
Approval of each of the Business Combination Proposal, the PIPE Proposal, the 2021 Plan Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon, voting as a single class. Approval of the Authorized Share Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Additional Charter Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.
Approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting. This means that the seven director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

Q:	May our Sponsor or LOKB’s directors, officers, advisors or any of their respective affiliates purchase public shares in connection with the Business Combination?

A:
In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. Our Sponsor, directors, officers, advisors and their respective affiliates will not make any such purchases when they are in possession of any material non-public
information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the special meeting?

A:
Our stockholders are entitled to one vote at the special meeting for each share of Class A Common Stock or Class B Common Stock held of record as of                , 2021, the record date for the special meeting. As of the close of business on the record date, there were 25,300,000 outstanding shares of Class A Common Stock, which are held by our public stockholders, and 6,325,000 outstanding shares of Class B Common Stock, which are held by our Sponsor.

Q:	What constitutes a quorum at the special meeting?

A:
Holders of a majority in voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, virtually present or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 15,812,501 shares of Class A Common Stock and

Class B Common Stock, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:	How will our Sponsor and LOKB’s directors and officers vote?

A:
Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination. Currently, they own approximately 20.0% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock, in the aggregate.

Q:	What interests do the current officers and directors have in the Business Combination?

A:
When you consider the LOKB Board’s recommendation of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. In certain instances, the LOKB Board had the conflicted transactions approved by the audit committee of the board in accordance with LOKB’s related party transaction policy. These interests may have influenced the members of the LOKB Board in making their recommendation that you vote in favor of the approval of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. See the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information. The LOKB Board was aware of and considered these interests, among other matters, in recommending that LOKB stockholders vote “FOR” each of the Proposals. These interests include, among other things:

•	the fact that our Sponsor holds 4,666,667 private placement warrants that would expire worthless if a business combination is not consummated;

•
the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of LOKB Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founders Stock and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $         , based on the closing price of our Class A Common Stock of $         per share on                 , 2021;

•
if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account and except as to any claims under LOKB’s indemnity of its underwriters against certain liabilities;

•	the fact that each of our officers and directors hold a direct or indirect interest in our Sponsor, which interest will be worthless unless a business combination is consummated;

•	the fact that previous investors with Live Oak Merchant Partners have been committed to invest $14.5 million in the PIPE Financing;

•
the fact that our Sponsor, officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket
expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations unless a business combination is consummated, although no such amounts require reimbursement as of the date of this proxy statement/prospectus;

•
the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment, even if other LOKB shareholders experience a negative rate of return in the post-business combination company; and

•
the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed. At the closing of the Business Combination, we anticipate that our Sponsor will hold 4,666,667 private placement warrants and 6,325,000 shares of Founders Stock. In addition, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds to finance transaction costs in connection with an Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. While no such loans are outstanding as of the date of this proxy statement/prospectus, we anticipate that our Sponsor may provide a loan to us prior to the Closing. While no assurances can be made as to the ultimate amount of this loan, we believe that the principal amount of the loan could be approximately $50,000 to $150,000. Our ability to repay this loan (either in cash or, at our Sponsor’s election, through the conversion of the loan into private placement warrants as described above) is dependent upon the completion of an Initial Business Combination.

The table set forth below sets out the total investment made by our Sponsor for the private placement warrants and the Founders Stock and the value of such securities, based on the closing price of our public warrants and our Class A Common Stock as of                 , 2021:

Security	Total Capital Contribution	Value as of , 2021
Private placement warrants(1)	$7,000,000	$
Founders Stock(2)	$25,000	$

(1)	Includes 1,500,000 private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination—Backstop Agreement” for more information.
(2)	Includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. See “The Business Combination—Sponsor Letter Amendment” for more information.

In addition, the members of our Sponsor include our officers and directors, all of whom made a direct or indirect capital contribution in our Sponsor in exchange for their respective membership interests therein. These membership interests in our Sponsor provide our officers and directors with an indirect economic interest in the total number of private placement warrants and shares of Founders Stock anticipated to be held by our Sponsor as of the completion of the Business Combination. The table set forth below summarizes the direct or indirect interest that our officers and directors (or trusts, retirement accounts or entities related to such persons) hold in the private placement warrants and Founders Stock along with the total capital contributions made by our officers and directors (or trusts, retirement accounts or entities related to such persons) for their direct or indirect interests in the Founders Stock and the value of such interests based on the closing price of the public warrants and Class A Common Stock as of                , 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name	Position	Total Capital Contribution	Value as of , 2021 (1)
John P. Amboian	Chairman	$750,000	$
Richard J. Hendrix	Chief Executive Officer and Director	$475,000	$
Andrea Tarbox	Chief Financial Officer and Director	$300,000	$
Gary K. Wunderlich, Jr.	President	$475,000	$
Adam Fishman	Chief Operating Officer	$400,000	$
Jon Furer	Director	$450,000	$
Tor Braham	Director	$450,000	$

(1)
Includes the value of 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Also includes the value of 1,500,000 private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination—Sponsor Letter Amendment” and “The Business Combination—Backstop Agreement” for more information.

As noted above, previous investors with Live Oak Merchant Partners have been committed to invest $14.5 million in the PIPE Financing. Live Oak Merchant Partners is a merchant bank providing capital and advisory services to middle market companies across several industries. Richard J. Hendrix, our Chief Executive Officer and Director, and Gary K. Wunderlich, Jr., our President, are co-founders and Managing Partners of Live Oak Merchant Partners. Adam Fishman, our Chief Operating Officer, is currently a Managing Partner at Live Oak Merchant Partners
In addition to the above, Messrs. Hendrix, Wunderlich and Fishman have purchased an aggregate of 25,000, 50,000 and 20,130 public warrants, respectively, for an aggregate purchase price of $33,879.22, $70,148.75 and $27,175.50, respectively. These warrants would expire worthless if a Business Combination is not consummated.
Except as otherwise described above, we do not believe that there are any material LOKB securities held by LOKB’s officers and directors, loans extended or fees due from LOKB to LOKB’s officers and directors, or out-of-pocket expenses for which LOKB’s officers and directors are awaiting reimbursement from LOKB.
Stockholders should also be aware that Jefferies LLC (“Jefferies”) and BofA Securities, Inc. (“BofA Securities”), the underwriters of the LOKB IPO, performed additional services after the LOKB IPO as placement agents of the Signing PIPE. In addition, BofA Securities served as a financial advisor to LOKB and Jefferies served as a financial advisor to Navitas in connection with the Business Combination. In addition, part of the IPO underwriting fee was deferred and conditioned on the completion of a business combination. In the aggregate, $13.9 million and $7.6 million of fees payable to Jefferies and BofA Securities, respectively, are contingent on the completion of the Business Combination. Jefferies also holds 133,333 LOKB Warrants.

In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “
Information About LOKB —Conflicts of Interest
.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:
Under our Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by December 7, 2022, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	Do I have redemption rights?

A:
If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our taxes, by (b) the total number of then outstanding shares of Class A Common Stock included as part of the units sold in the IPO; provided that we will not redeem any public shares to the extent that such redemption would result in LOKB having net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act ) of less than $5,000,001. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the public shares (the “20% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 20% threshold described above, we have no specified maximum redemption threshold and there is no other limit on the number of public shares that you can redeem. Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of our common stock they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $253.1 million, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of taxes payable) (a) in connection with a stockholder vote to approve an amendment to our Charter that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an Initial Business Combination by December 7, 2022, (b) in connection with the liquidation of the Trust Account or (c) if we subsequently complete a different business combination on or before December 7, 2022.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must (a) if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares and (b) prior to 5:00 p.m., Eastern time, on , 2021 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
Notwithstanding the foregoing, a public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. In order to determine whether a stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder, LOKB will require each public stockholder seeking to exercise redemption rights to certify to LOKB whether such stockholder is acting in concert or as a group with any other stockholder. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Holders of our outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using The Depository Trust Company’s (“DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:
What are the U.S. federal income tax consequences of (i) exercising my redemption rights in connection with the transaction and (ii) holding Class A Common Stock or Navitas Shares at the time of the consummation of the Business Combination?

A:
The U.S. federal income tax consequences of a redemption in connection with the transaction depend on a holder’s particular facts and circumstances. For a discussion of the material U.S. federal income tax considerations relating to a redemption of our Class A Common Stock or holding Class A Common Stock or Navitas Shares at the time of the consummation of the Business Combination, see the subsection entitled “The Business Combination — Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights, remaining a holder of our Class A Common Stock or holding Navitas Shares at the time of the consummation of the Business Combination.

Q:	What are the Irish capital gains tax consequences of holding Navitas Ireland Shares at the time of the consummation of the Business Combination?

A:
For a discussion of the material Irish capital gains tax consequences relating to holding Navitas Ireland Shares at the time of the consummation of the Business Combination, see the subsection entitled “The Business Combination — Material Irish Capital Gains Tax Consequences.” We urge you to consult your tax advisors regarding the tax consequences of holding Navitas Ireland Shares at the time of the consummation of the Business Combination.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Class A Common Stock or Class B Common Stock in connection with the Business Combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
If the Business Combination Proposal is approved, we intend to use a portion of the funds held in the Trust Account to pay (a) any LOKB Transaction Costs, (b) tax obligations and deferred underwriting discounts and commissions from the IPO and (c) for any redemptions of public shares. The remaining balance in the Trust Account, together with the proceeds from the PIPE Financing, will be used for general corporate purposes of LOKB. See the section entitled “The Business Combination” for additional information.

Q:	What happens if the Business Combination is not consummated or is terminated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination — Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an Initial Business Combination is not consummated by December 7, 2022, we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the LOKB Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our Founders Stock have waived any right to any liquidating distributions with respect to those shares.
In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be consummated?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of our stockholders to be held on                     , 2021, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”

Q:	What do I need to do now?

A:
You are urged to read carefully and consider the information included in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:
If you were a holder of record of Class A Common Stock or Class B Common Stock on , 2021, the record date for the special meeting, you may vote with respect to the Proposals online at the virtual special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting and vote online, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:
At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the PIPE Proposal, the 2021 Plan Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

Q:	If I am not going to attend the virtual special meeting online, should I submit my proxy card instead?

A:
Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to our stockholders will be considered non-discretionary
and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to us at the address listed below so that it is received by us prior to the special meeting or by attending the virtual special meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to us, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at: (800) 662-5200.

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.
You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”
If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:
The LOKB Board is soliciting your proxy to vote your shares of Class A Common Stock and Class B Common Stock on all matters scheduled to come before the special meeting. We will pay the cost of soliciting proxies for the special meeting. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. We have agreed to pay Morrow Sodali LLC a fee of $32,500, plus disbursements. We will reimburse Morrow Sodali LLC for reasonable out-of-pocket
expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and Class B Common Stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not include all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”
Parties to the Business Combination
Live Oak Acquisition Corp. II
LOKB is a Delaware corporation formed on August 12, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving LOKB and one or more businesses. Upon the Closing, we intend to change our name from “Live Oak Acquisition Corp. II” to “Navitas Semiconductor Corporation”.
Our Class A Common Stock, public warrants and units, consisting of one share of Class A Common Stock and one-third
of one warrant, are traded on the NYSE under the ticker symbols “LOKB,” “LOKB.WS” and “LOKB.U,” respectively. The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security. We have applied to begin the listing of our Class A Common Stock and warrants on NASDAQ under the symbols “NVTS” and “NVTSW” respectively, following the Closing. We anticipate that the Class A Common Stock and warrants of the post-combination company will cease trading on the NYSE at the end of the trading day on which the Closing occurs and will commence trading on NASDAQ at the beginning of the trading day immediately following the day on which the Closing occurs.
The mailing address of LOKB’s principal executive office is 40 S. Main Street, #2550, Memphis, TN 38103, and our telephone number is (901)
685-2865.
Live Oak Merger Sub Inc.
Live Oak Merger Sub Inc., or Merger Sub, a Delaware corporation, is a wholly owned subsidiary of LOKB, formed by LOKB on April 30, 2021 to consummate the Business Combination. In the Business Combination, Merger Sub will merge with and into Navitas Delaware, with Navitas Delaware continuing as the surviving company (the “Surviving Company”).
Navitas Semiconductor Limited, as domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC
Navitas Semiconductor Limited is a private company limited by shares organized under the Laws of Ireland and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company.
Navitas was founded in 2013 and has since been developing ultra-efficient gallium nitride (GaN) semiconductors that are revolutionizing the world of power electronics in terms of efficiency, performance, size, cost and sustainability. Navitas is an industry leader in GaN with drive, control and protection in a single easy-to-use
integrated circuit (IC). Navitas GaNFast ICs are
easy-to-use
‘digital in, power out’ building blocks that enable up to one hundred times faster switching speeds while increasing energy savings by as much as 40%. Navitas is run by a management team with an extraordinary track record of innovation and business creation in power electronics.

The mailing address of Navitas’ Ireland’s principal executive office is 22 Fitzwilliam Square South, Saint Peter’s Dublin, D02 FH68, Republic of Ireland, and its telephone number there is (310)
317-5808
and the mailing address of Navitas Delaware’s principal executive office is 2101 El Segundo Blvd., Suite 204, El Segundo CA 90245 and its telephone number there is
844-654-2642.
For more information about Navitas, please see the sections entitled “Information About Navitas,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combination.”
The Business Combination
On May 6, 2021, we entered into the Business Combination Agreement with Merger Sub and Navitas. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, LOKB will commence the Tender Offer, Merger Sub will merge with and into Navitas Delaware, with Navitas Delaware surviving the Merger as a wholly owned subsidiary of LOKB, and as a result of the Tender Offer and the Merger, Navitas will become a wholly owned subsidiary of LOKB. In connection with the Closing of the Business Combination:

•
LOKB will consummate the Tender Offer and acquire 100% of each class of then issued and allotted Navitas Ireland Shares, excluding the Navitas Ireland Restricted Shares issued pursuant to the 2020 Equity Incentive Plan (whether pursuant to the Tender Offer, the compulsory acquisition procedure provided under Section 457 of the Companies Act 2014 of Ireland or otherwise) promptly after the expiration time of the Tender Offer;
provided
that LOKB shall promptly thereafter (and in any event, within two (2) Business Days thereafter) issue (a) the applicable number of shares of Class A Common Stock equal to the applicable Navitas Ireland Exchange Ratio and (B) the contingent right to receive the applicable Earnout Shares, in each case, without interest, for each Navitas Ireland Share validly tendered and not validly withdrawn pursuant to the Tender Offer.

At the Effective Time, by virtue of the Merger and without any action on the part of LOKB, Merger Sub, Navitas or the holders of any of Navitas’ securities:

•
each Navitas Delaware Share (other than certain Navitas Delaware Restricted Shares which are addressed below) issued and outstanding immediately prior to the Closing, will be canceled and converted into the right to receive (a) the number of shares of Class A Common Stock equal to the Navitas Delaware Exchange Ratio and (b) the contingent right to receive the applicable Earnout Shares, in each case, without interest;

•
all Navitas Delaware Common Shares and Navitas Delaware Preferred Shares held in the treasury of Navitas Delaware, if any, will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•
each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable limited liability company interest of the entity surviving the Merger;

•
each Navitas Option that is outstanding immediately prior to the Closing will be released and extinguished in exchange for (a) an option to purchase a number of shares of Class A Common Stock equal to the product of (x) the number of Navitas Delaware Common Shares or Navitas Ireland Common Shares subject to such Navitas Delaware or Navitas Ireland Option and (y) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Options, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Options, in each case, at an exercise price per share equal to (1) the exercise price per share of such Navitas Delaware Option or Navitas Ireland Option immediately prior to the Closing, divided by (2) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Options, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Options and (b) the contingent right to receive Earnout Shares;

•
each Navitas Restricted Share that is outstanding immediately prior to the Closing will be released and extinguished in exchange for (a) an award of a number of restricted shares of Class A Common Stock equal to the product of (y) the number of Navitas Delaware Restricted Shares or Navitas Ireland Restricted Shares subject to such award and (z) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Restricted Shares, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Restricted Shares (which award will remain subject to the same vesting and repurchase terms as such Navitas Delaware Restricted Shares or Navitas Ireland Restricted Shares) and (b) the contingent right to receive Earnout Shares;

•
each Navitas Restricted Stock Unit that is outstanding immediately prior to the Closing will be released and extinguished in exchange for (a) an award of a number of restricted stock units (to be settled in shares of Class A Common Stock) equal to the product of (y) the number of Navitas Delaware Restricted Stock Units or Navitas Ireland Restricted Stock Units subject to such award and (z) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Restricted Stock Units, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Restricted Stock Units (which award will remain subject to the same vesting and repurchase terms as such Navitas Delaware Restricted Stock Units or Navitas Ireland Restricted Stock Units) and (b) the contingent right to receive Earnout Shares; and

•
each Navitas Warrant that is outstanding immediately prior to the Closing will be released and extinguished in exchange for (a) a warrant to purchase a number of shares of A Common Stock equal to the product of (x) the number of Navitas Delaware Common Shares or Navitas Delaware Preferred Shares or Navitas Ireland Common Shares or Navitas Ireland Preferred Shares subject to such Navitas Delaware Warrant or Navitas Ireland Warrant and (y) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Warrants, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Warrants, at an exercise price per share equal to (1) the exercise price per share of such Navitas Delaware Warrant or Navitas Ireland Warrant divided by (2) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Warrants, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Warrants, and (b) the contingent right to receive Earnout Shares.

Additionally, pursuant to the terms of the Charter, each outstanding share of Class B Common Stock will be converted into one share of Class A Common Stock in connection with the Closing and will no longer be outstanding and will cease to exist.
For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the section entitled “The Business Combination.”
Earnout
During the Earnout Period, LOKB may issue to Eligible Navitas Equityholders up to 10,000,000 additional shares of Class A Common Stock in the aggregate, referred to herein as the Earnout Shares, in three equal tranches upon the occurrence of each Earnout Triggering Event. Please see the subsection entitled “The Business Combination — Earnout.”
Conditions to the Closing
The obligations of Navitas, LOKB and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

•	the written consent of the requisite shareholders of Navitas Delaware in favor of the approval and adoption of the Business Combination Agreement and the Business Combination;

•
the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal having each been approved and adopted by the requisite affirmative vote of the LOKB stockholders in accordance with the Delaware General Corporation Law, LOKB’s organizational documents and the rules and regulations of the NYSE;

•
the offers made pursuant to the Tender Offer for shares of Navitas Ireland having been accepted in respect of shares of Navitas Ireland representing at least 80% of each class of then issued and allotted shares of Navitas Ireland and any dissenting shareholders of Navitas Ireland being required to transfer their shares of Navitas Ireland to LOKB as a result of the Tender Offer (pursuant to the compulsory acquisition procedure provided under Section 457 of the Companies Act 2014 of Ireland) (such that upon the consummation of the Tender Offer, LOKB will have acquired 100% of each class of then issued and allotted shares of Navitas Ireland);

•
no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting the consummation of the Business Combination;

•
all required filings under the HSR Act and any other applicable antitrust laws having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act and any other applicable antitrust laws having expired or been terminated;

•
the Registration Statement having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC; and

•
the shares of Class A Common Stock to be issued pursuant to the Business Combination Agreement (including the Earnout Shares) and in connection with the consummation of the Tender Offer having been approved for listing on a national securities exchange, as of the Closing, subject only to official notice of issuance thereof.

The obligations of LOKB and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

•	the accuracy of the representations and warranties of Navitas as determined in accordance with the Business Combination Agreement;

•
Navitas having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Effective Time;

•	no Navitas Material Adverse Effect (as defined below) having occurred following the date of the Business Combination Agreement that is continuing and uncured;

•	receipt of resignations from the members of the governing bodies of Navitas and its subsidiaries except for the persons identified as continuing directors;

•	Navitas having delivered a certification that the equity interests of Navitas are not “United States real property interests”;

•	LOKB having at least $5,000,001 of net tangible assets following the redemption of public shares by LOKB’s public stockholders in accordance with LOKB’s organizational documents;

•	the sale and issuance by LOKB of Class A Common Stock in connection with the PIPE Financing having been consummated prior to or in connection with the Closing;

•	new employment agreements with certain executives being in full force and effect;

•
each Navitas Warrant having been terminated, exercised (and any shares of Navitas Ireland received upon such exercise being tendered into the Tender Offer) or amended in the manner permitted by the Business Combination Agreement, provided that this condition will not apply to any Navitas Warrant that is unvested (and not reasonably expected by Navitas to become vested in accordance with its terms) and represents a de minimis amount of the outstanding equity of Navitas immediately prior to Closing; and

•	Navitas having delivered a certificate signed by an officer of Navitas, certifying as to the satisfaction of these conditions.
The obligations of Navitas to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Effective Time of the following additional conditions:

•
LOKB having at least $250,000,000 in available cash (including proceeds in connection with the PIPE Financing and the funds in the Trust Account and after taking into account payments required to satisfy redemptions of public shares by LOKB’s public stockholders);

•	the accuracy of the representations and warranties of LOKB and Merger Sub as determined in accordance with the Business Combination Agreement;

•
each of LOKB and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	no LOKB Material Adverse Effect having occurred following the date of the Business Combination Agreement that is continuing and uncured;

•
LOKB having made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company to have all of the funds held in the Trust Account disbursed to LOKB immediately prior to the Effective Time, and all such funds released from the Trust Account being available to LOKB in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of LOKB’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination; and

•	LOKB having delivered a certificate signed by an officer of LOKB, certifying as to the satisfaction of these conditions.
For more information about the conditions to closing the Business Combination, see the section entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”
Regulatory Matters
Neither LOKB nor Navitas is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. The parties filed a pre-merger
notification under the HSR Act on May 20, 2021. The waiting period expired on June 21, 2021.
Related Agreements
Shareholder Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, LOKB, Navitas and certain shareholders of Navitas entered into a Shareholder Tender and Support Agreement (the “Support
Agreement”), pursuant to which, among other things, certain shareholders of Navitas holding at least 80% of each class of the issued and allotted Navitas Ireland Shares and holding a number of issued and outstanding

Navitas Delaware Shares entitled to more than 50% percent of the interest in the profits of Navitas Delaware, (a) agreed to validly and irrevocably tender or cause to be tendered into the Tender Offer all of their Navitas Ireland Shares and (b) irrevocably agreed to vote their Navitas Delaware Shares in favor of the Business Combination Agreement, the Merger and the other proposed transactions. The Support Agreement will terminate upon the earlier to occur of: (i) the termination of the Business Combination Agreement in accordance with its terms and (ii) the occurrence of both the acceptance time of the Tender Offer and the Effective Time of the Merger.
Navitas
Lock-Up
Agreements
Concurrently with Navitas entering into the Business Combination Agreement, certain shareholders of Navitas, whose ownership interests represent approximately 75% of the outstanding Navitas Common Shares (voting on an as-converted basis)
in the aggregate, have agreed, among other things and subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, grant of any option to purchase or otherwise dispose of or agreement to dispose of, or establishment of increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), in each case, for the relevant lock-up period.
With respect to significant shareholders of Navitas, holding approximately 59% of the outstanding Navitas Common Shares (on an as-converted basis),
the lock-up period
is one year after the Closing, subject to early release if certain metrics are achieved. With respect to management of Navitas, holding approximately 13% of the outstanding Navitas Common Shares (on an as-converted basis),
the lock-up period
is up to three years, with shares being released in three equal tranches after the Closing, subject to early release following the satisfaction of certain price targets of $12.00, $17.00 and $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing Date. With respect to certain other employees of Navitas, holding approximately 3% of the outstanding Navitas Common Shares (on an as-converted basis),
the lock-up period
is six months; provided that they may transfer certain shares during the ninety days immediately following the Closing.
Sponsor Letter Amendment
In connection with the entry into of the Business Combination Agreement, on May 6, 2021, LOKB, our Sponsor, and the other parties thereto entered into an amendment (the “Sponsor Letter Amendment”) to the Letter Agreement, dated December 2, 2020 (the “Sponsor Letter Agreement”) by and among LOKB, its officers and directors and the Sponsor, pursuant to which Sponsor Letter Agreement, among other things, the parties thereto agreed to vote their shares of Class A Common Stock in favor of the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement and not to redeem any shares of Class A Common Stock in connection with such stockholder approval. The Sponsor Letter Amendment will, effective as of and conditioned upon the Closing, amend certain provisions of the Sponsor Letter Agreement related to transfer restrictions on Class A Common Stock held by our Sponsor such that after giving effect to such amendment, (a) 20% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) will be subject to forfeiture and, even if released from such forfeiture restrictions may not be transferred until the earlier to occur of (i) one year after the Closing, (ii) if the reported closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the consummation of our initial Business Combination or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (b) 80% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until released from extended transfer restrictions (with such release being made in three equal tranches after the Closing), subject to early release following the satisfaction of certain price targets of $12.00, $17.00 and $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing Date.
A&R Registration Rights Agreement
In connection with the Closing, that certain Registration Rights Agreement dated December 2, 2020 (the “IPO Registration Rights Agreement”) will be amended and restated and LOKB, certain persons and entities holding securities of LOKB prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Class A Common Stock or instruments exercisable for Class A Common Stock in connection with the Business Combination (the “New Holders” and together with the Initial Holders, the “Reg Rights Holders”) will enter into an amended and restated registration rights agreement in substantially the form attached as Exhibit B to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, LOKB will agree that, within 30 calendar days after the Closing, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Initial Holders and the New Holders (the “Shelf Registration”), and LOKB will use its commercially reasonable efforts to have the Shelf Registration become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand up to three underwritten offerings and will be entitled to customary piggyback registration rights.
2021 Equity Incentive Plan
Our Board approved the 2021 Plan on August 17, 2021, subject to stockholder approval of the 2021 Plan at the special meeting. The purpose of the 2021 Plan is to promote the long-term success of the Company and the creation of stockholder value by encouraging service providers to focus on critical long-range corporate objectives, encouraging the attraction and retention of service providers with exceptional qualifications and linking service providers directly to stockholder interests through increased stock ownership. These incentives are provided through the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. For more information about the 2021 Plan, please see the section entitled “
Proposal No.
 5
 -
 2021 Plan Proposal
 -
 Summary of the Equity Incentive Plan
.”
Proposed Second Amended and Restated Charter
Pursuant to the terms of the Business Combination Agreement, at the Closing, we will amend and restate, effective as of the Effective Time, our Charter to, among other things, (a) increase the number of authorized shares of LOKB’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and 10,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and (ii) 1,000,000 shares of preferred stock, to              shares, consisting of (A)             shares of common stock and (B)             shares of preferred stock (the “Authorized Share Charter Proposal”) (Proposal No. 2) and (b) to make certain other changes that the LOKB Board deems appropriate for a public operating company, including (i) eliminate provisions in the Charter relating to LOKB’s

Initial Business Combination that will no longer be applicable to LOKB following the closing of the Business Combination (the “Closing”), including provisions relating to (A) redemption rights with respect to Class A Common Stock, (B) the Trust Account (as defined below), (C) share issuances prior to the consummation of the Initial Business Combination, (D) transactions with affiliates and other blank check companies, (E) approval of the Initial Business Combination and (F) the minimum value of the target in the Initial Business Combination and (c) to change the post-combination company’s name to “Navitas Semiconductor Corporation” (collectively, the “Additional Charter Proposal”) (Proposal No. 3).
For more information about the amendments to our Charter, see the section entitled “Proposal Nos. 2–3 — The Charter Proposals.”
PIPE Financing
In connection with the execution of the Business Combination Agreement, on May 6, 2021, LOKB entered into separate subscription agreements (each a “Signing Subscription Agreement” and collectively, the “Signing Subscription Agreements”) with each of the Signing PIPE Investors, pursuant to which the Signing PIPE Investors agreed to purchase, and LOKB agreed to sell to the Signing PIPE Investors, an aggregate of 14,500,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $145,000,000, in the PIPE Financing. Additionally, on August 17, 2021, LOKB entered into a subscription agreement (the “Additional Subscription Agreement” and, together with the Signing Subscription Agreements, the “Subscription Agreements”) with the Additional PIPE Investor, pursuant to which the Additional PIPE Investor agreed to purchase, and LOKB agreed to sell to the Additional PIPE Investor, an aggregate of 1,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000, in the PIPE Financing. The Additional PIPE Investor is an affiliate of an existing shareholder of Navitas.
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the post-combination company following the Closing.
Pursuant to the Subscription Agreements, LOKB agreed that, within 30 calendar days after the consummation of the Business Combination, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and LOKB will use its reasonable best efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.
For more information about the Subscription Agreements, see the subsection entitled “The Business Combination — Related Agreements — PIPE Financing.”
Backstop Agreement
On August 20, 2021, LOKB entered into a backstop agreement (the “Backstop Agreement”) with our Sponsor and Encompass Capital Advisors LLC, a Delaware limited liability company (“Encompass”), pursuant to which Encompass has agreed to direct certain managed accounts and/or fund entities for which it has investment discretion to offer to purchase up to 2,000,000 shares of Class A Common Stock (the “Commitment Amount”) prior to the Closing.
Pursuant to the Backstop Agreement, Encompass agreed that it will direct certain managed accounts and/or fund entities for which it has investment discretion to satisfy the equity commitment up to the Commitment Amount in accordance with the terms of the Backstop Agreement by (a) purchasing shares in the open market at any time and from time to time on and after the filing of the Backstop Agreement by LOKB on Form 8-K until 5:00 PM Eastern Time (the “Deadline”) on the business day prior to the redemption deadline specified in the

Registration Statement or (b) to the extent the number of shares of Class A Common Stock held in the aggregate through such managed accounts or fund entities at the Deadline does not equal or exceed the Commitment Amount, by offering to purchase shares of Class A Common Stock at a price not to exceed $10.02 per share from one or more third parties that have elected to redeem their public shares against the Trust Account in connection with the special meeting and require that, as a condition of such purchase, such third parties withdraw the shares of Class A Common Stock from redemption against the Trust Account in connection with the special meeting.
Encompass has agreed to vote any shares of Class A Common Stock held by Encompass as of the record date for the special meeting in favor of the Business Combination and all other proposals to be presented at the special meeting, provided that such proposals have been approved and recommended by the LOKB Board for approval by LOKB’s stockholders. Encompass has also agreed to not redeem any shares of Class A Common Stock in connection with the Business Combination.
In consideration of Encompass’s performance of the obligations described above and upon satisfaction (or, if applicable, waiver) of certain conditions set forth in the Backstop Agreement, promptly following the closing of the Business Combination (but no later than one business day following such date), our Sponsor will transfer an aggregate of 1,500,000 private placement warrants to Encompass. Pursuant to the Backstop Agreement, LOKB agreed that, within 30 calendar days after the consummation of the Business Combination, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale or other disposition of the private placement warrants received by Encompass pursuant to the Backstop Agreement (including any shares of Class A Common Stock issued or issuable upon the exercise of any such private placement warrants). LOKB has agreed to use its commercially reasonable efforts to cause such registration statement to become effective by the SEC as soon as reasonably practicable after the filing thereof. In addition, Encompass will be entitled to customary piggyback registration rights.
LOKB and our Sponsor may enter into additional arrangements similar to the Backstop Agreement described above.
Interests of Certain Persons in the Business Combination
Interests of Navitas Directors and Officers

•
Continuing Officers and Directors
. Certain of Navitas’ directors and executive officers are expected to become directors and/or executive officers of the post-combination company upon the completion of the Business Combination. Specifically, the following individuals who are currently executive officers of Navitas are expected to become executive officers of the post-combination company upon the completion of the Business Combination, serving in the offices set forth opposite their names below:

Name	Title
Gene Sheridan	Chief Executive Officer

Daniel Kinzer	Chief Technology Officer and Chief Operating Officer

•
In addition, the following individuals who are currently directors of Navitas are expected to become members of the post-combination company board upon the completion of the Business Combination: Gene Sheridan, Daniel Kinzer, Brian Long, Dipender Saluja and David Moxam.

Interests of Sponsor and LOKB Directors and Officers
In considering the recommendation of the LOKB Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. In certain instances, the LOKB Board had the conflicted transactions approved by the audit committee of the board in accordance with LOKB’s related party transaction policy. These interests may have influenced the members of the LOKB Board in making their recommendation that you vote in favor of the approval of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor holds 4,666,667 private placement warrants that would expire worthless if a Business Combination is not consummated;

•
the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founders Stock, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $        , based on the closing price of our Class A Common Stock of $         per share on                 , 2021;

•
if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account and except as to any claims under LOKB’s indemnity of its underwriters against certain liabilities;

•	the fact that our each of our officers and directors hold a direct or indirect interest in our Sponsor, which interest will be worthless unless a business combination is consummated;

•	the fact that Richard J. Hendrix and Gary Wunderlich will continue as members of the post-combination board and will be eligible to participate under the 2021 Plan;

•	the fact that previous investors with Live Oak Merchant Partners have been committed to invest $14.5 million in the PIPE Financing;

•
the fact that our Sponsor, officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations unless a business combination is consummated, although no such amounts require reimbursement as of the date of this proxy statement/prospectus;

•
the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment, even if other LOKB shareholders experience a negative rate of return in the post-business combination company; and

•
the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed. At the closing of the Business Combination, we anticipate that our Sponsor will hold 4,666,667 private placement warrants and 6,325,000 shares of Founders Stock. In addition, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds to finance transaction costs in connection with an Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. While no such loans are outstanding as of the date of this proxy statement/prospectus, we anticipate that our Sponsor may provide a loan to us prior to the Closing. While no assurances can be made as to the ultimate amount of this loan, we believe that the principal amount of the loan could be approximately $50,000 to $150,000. Our ability to repay this loan (either in cash or, at our Sponsor’s election, through the conversion of the loan into private placement warrants as described above) is dependent upon the completion of an Initial Business Combination.

The table set forth below sets out the total investment made by our Sponsor for the private placement warrants and the Founders Stock and the value of such securities, based on the closing price of our public warrants and our Class A Common Stock as of                 , 2021:

Security	Total Capital Contribution	Value as of , 2021
Private placement warrants(1)	$7,000,000	$
Founders Stock(2)	$25,000	$

(1)	Includes 1,500,000 private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination—Backstop Agreement” for more information.
(2)	Includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. See “The Business Combination—Sponsor Letter Amendment” for more information.
In addition, the members of our Sponsor include our officers and directors, all of whom made a direct or indirect capital contribution in our Sponsor in exchange for their respective membership interests therein. These membership interests in our Sponsor provide our officers and directors with an indirect economic interest in the total number of private placement warrants and shares of Founders Stock anticipated to be held by our Sponsor as of the completion of the Business Combination. The table set forth below summarizes the direct or indirect interest that our officers and directors (or trusts, retirement accounts or entities related to such persons) hold in the private placement warrants and Founders Stock along with the total capital contributions made by our officers and directors (or trusts, retirement accounts or entities related to such persons) for their direct or indirect interests in the Founders Stock and the value of such interests based on the closing price of the public warrants and Class A Common Stock as of                , 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name	Position	Total Capital Contribution	Value as of , 2021 (1)
John P. Amboian	Chairman	$750,000	$
Richard J. Hendrix	Chief Executive Officer and Director	$475,000	$
Andrea Tarbox	Chief Financial Officer and Director	$300,000	$
Gary K. Wunderlich, Jr.	President	$475,000	$
Adam Fishman	Chief Operating Officer	$400,000	$
Jon Furer	Director	$450,000	$
Tor Braham	Director	$450,000	$

(1)
Includes the value of 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Also includes the value of 1,500,000 private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination—Sponsor Letter Amendment” and “The Business Combination—Backstop Agreement” for more information.

As noted above, previous investors with Live Oak Merchant Partners have been committed to invest $14.5 million in the PIPE Financing. Live Oak Merchant Partners is a merchant bank providing capital and advisory services to middle market companies across several industries. Richard J. Hendrix, our Chief

Executive Officer and Director, and Gary K. Wunderlich, Jr., our President, are co-founders and Managing Partners of Live Oak Merchant Partners. Adam Fishman, our Chief Operating Officer, is currently a Managing Partner at Live Oak Merchant Partners
In addition to the above, Messrs. Hendrix, Wunderlich and Fishman have purchased an aggregate of 25,000, 50,000 and 20,130 public warrants, respectively, for an aggregate purchase price of $33,879.22, $70,148.75 and $27,175.50, respectively. These warrants would expire worthless if a Business Combination is not consummated.
Except as otherwise described above, we do not believe that there are any material LOKB securities held by LOKB’s officers and directors, loans extended or fees due from LOKB to LOKB’s officers and directors, or out-of-pocket expenses for which LOKB’s officers and directors are awaiting reimbursement from LOKB.
Stockholders should also be aware that Jefferies and BofA Securities, the underwriters of the LOKB IPO, performed additional services after the LOKB IPO as placement agents of the Signing PIPE. In addition, BofA Securities served as a financial advisor to LOKB and Jefferies served as a financial advisor to Navitas in connection with the Business Combination. In addition, part of the IPO underwriting fee was deferred and conditioned on the completion of a business combination. In the aggregate, $13.9 million and $7.6 million of fees payable to Jefferies and BofA Securities, respectively, are contingent on the completion of the Business Combination. Jefferies also holds 133,333 LOKB Warrants.
Reasons for the Approval of the Business Combination
The LOKB Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•
Business Highlights.
Highly attractive differentiated product offering with strong visibility on projected revenue over the next two years, compelling margin profile, ability to advance and accelerate commercialization of product and expansion into end markets, veteran management team, large TAM in mobile, consumer, enterprise, renewables / solar and EV / eMobility;

•
Competitive Positioning
. LOKB’s management and the LOKB Board observed the competitive dynamics in the semiconductor market and recognized the value proposition of Navitas’ GaN Power IC technology. The company not only has strong intellectual property supporting a competitive moat, but also has established partnerships and engaged in dialogue with many of the leading companies across each of Navitas’ key end markets. LOKB’s management and the LOKB Board view Navitas’ products and these relationships as supportive of Navitas’ long-term growth strategy and ability to capture a leading share of its addressable market;

•
Due Diligence
. LOKB’s management and the LOKB Board conducted due diligence examinations of Navitas, held discussions with Navitas’ management and LOKB’s financial, technical, manufacturing and legal advisors concerning LOKB’s due diligence examination of Navitas and reviewed reports delivered by Nomura and BofA Securities (with respect to valuation matters), and other advisors with respect to (i) legal diligence matters, (ii) tax matters, (iii) technical matters, and (iv) and independent market review of the power GaN market and the potential expansion of such market by 2026;

•
Financial Condition
. The LOKB Board also considered factors such as Navitas’ outlook, financial plan and debt structure taking into consideration the fact that after consummation of the Business Combination, Navitas would have enough cash on hand to fully fund the planned expansion of its production capacity until 2023, when the company is projected to be cash flow positive, as well as valuations and trading of publicly traded companies and valuations of precedent combination and combination targets in similar and adjacent sectors (see “—
Certain Navitas Projected Financial Information
”);

•
Attractive Market Valuation of Comparable Companies
. The public trading market valuation of comparable “GaN Semiconductor Peers”, “Integrated Semiconductor Peers” and “AutoTech / Semiconductor SPAC Peers” were assessed. These groups consist of the following companies:

•	GaN Semiconductor Peers : Cree, Infineon Technologies, NXP Semiconductors, Power Integrations, Qorvo, STMicroelectronics and Texas Instruments

•
Integrated Semiconductor Peers
:
Allegro Microsystems, Analog Devices, Intel, Maxim Integrated Products, Microchip Technology, Micron Technology, Monolithic Power Systems, Renesas Electronics, SiTime and Skyworks Solutions

•
AutoTech / Semi SPAC Peers
:
Achronix Semiconductor, Aeva Technologies, Aeye, indie Semiconductor, Innoviz Technologies, Luminar, Ouster and Velodyne Lidar. We refer to these companies collectively as the “Comparable Companies”. These Comparable Companies traded at median EV / CY2023E Revenue multiples of 5.5x for GaN Semiconductor Peers and 6.0x for Integrated Semiconductor Peers and an EV / CY2025E Revenue multiple of 2.6x for AutoTech / Semiconductor SPAC Peers as of April 26, 2021. The LOKB Board believes that these multiples compare favorably to an initial market valuation of the post-Business Combination company reflected in the terms of the Business Combination corresponding to a 5.7x multiple of Navitas’ CY2023E Revenue. The valuation for Navitas uses CY2023E metrics, which were provided by Navitas and correspond to the metrics for comparable company valuations that were used to benchmark Navitas’ valuation. Although this analysis is based on the current Navitas projections, the LOKB Board and its advisors have performed thorough due diligence and view the projections as reasonable and achievable.

•
Experienced and Proven Management Team
. LOKB’s management and the LOKB Board believe that Navitas has a strong management team, with extensive industry experience and proven track record, which is expected to remain with the combined company to seek to execute Navitas’ strategic and growth goals;

•
Other Alternatives
. The LOKB Board believes, after a thorough review of other business combination opportunities reasonably available to LOKB, that the proposed combination represents the best potential business combination for LOKB and the most attractive opportunity for LOKB based upon the process utilized to evaluate and assess other potential combination targets, and the LOKB Board’s belief that such process has not presented a better alternative; and

•
Negotiated Transaction
. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between LOKB and Navitas.

The LOKB Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks . Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•
Redemption Risk
. The potential that a significant number of LOKB stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to LOKB’s existing Charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the post-combination company following the Closing;

•	Stockholder Vote . The risk that LOKB’s or Navitas’ stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•	Closing Conditions . The fact that the completion of the combination is conditioned on the satisfaction of certain Closing conditions that are not within LOKB’s control;

•
Litigation
. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	Benefits May Not Be Achieved . The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third-Party Valuation . The fact that LOKB did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•	LOKB Stockholders Receiving a Minority Positions . The fact that LOKB stockholders will hold a minority position in the post-combination company;

•
Interests of LOKB’s Directors and Officers
. The interests of the LOKB Board and officers in the Business Combination (see “—
Interests of LOKB’s Directors and Officers in the Business Combination
”); and

•	Other Risks Factors . Various other risk factors associated with the GaN semiconductor business, as described in the section entitled “ Risk Factors ” appearing elsewhere in this document.
After careful consideration, the LOKB Board recommends that our stockholders vote “FOR” the approval of the Business Combination Proposal.
For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the LOKB Board, see the subsections entitled “The Business Combination — The LOKB Board’s Reasons for the Approval of the Business Combination.”
Redemption Rights
Under our Charter, holders of our Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our taxes, by (b) the total number of shares of Class A Common Stock issued in the IPO; provided that we will not redeem any public shares to the extent that such redemption would result in LOKB having net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) of less than $5,000,001. As of June 30, 2021, this would have amounted to approximately $10 per share. Under our Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 20% of the public shares. In order to determine whether a stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder, LOKB will require each public stockholder seeking to exercise redemption rights to certify to LOKB whether such stockholder is acting in concert or as a group with any other stockholder.
If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock and will not participate in our future growth, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the subsection entitled “Special Meeting of LOKB Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of LOKB After the Closing
The following table presents the anticipated share ownership of various holders of LOKB upon the Closing of the Business Combination, which does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:
No Redemptions:
This scenario assumes that no shares of Class A Common Stock are redeemed from LOKB’s public stockholders.
Illustrative Redemptions:
This scenario assumes that 7,900,000 shares of Class A Common Stock are redeemed. The number of shares redeemed in this scenario is equal to 50% of the number of shares redeemed in the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation” and approximately 31.2% of the outstanding shares of Class A Common Stock as of the date of this proxy statement/prospectus.
Maximum Redemption:
This scenario assumes the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” i.e., 15,800,000 shares of Class A Common Stock are redeemed (approximately 62.4% of the outstanding shares of Class A Common Stock as of the date of this proxy statement/prospectus).

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
LOKB Public Shareholders	25,300,000	17.8	17,400,000	13.0	9,500,000	7.5
Sponsor(1)	6,325,000	4.5	6,325,000	4.7	6,325,000	5.0
Eligible Navitas Equityholders(2)(3)	95,000,000	66.8	95,000,000	70.8	95,000,000	75.2
PIPE Investors	15,500,000	10.9	15,500,000	11.5	15,500,000	12.3

Total	142,125,000	100.00	134,225,000	100.00	134,225,000	100.00

(1)
LOKB Class A Common Stock owned upon conversion of shares of Founders Stock and, in the case of our Sponsor, includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved.

(2)
Includes (x) the up to approximately 78,300,000 shares of our Class A Common Stock anticipated to be issued to Navitas Shareholders and (y) the up to approximately 16,700,000 shares of our Class A Common Stock anticipated to be reserved for issuance in respect of (i) LOKB options issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Options, (ii) LOKB restricted stock issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Restricted Shares, (iii) LOKB restricted stock units issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Restricted Stock Units and (iv) LOKB warrants issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Warrants, in each case that may be exercised at a later date.

(3)
Excludes (i) the reduction in the aggregate number of shares of Class A Common Stock issuable under the Business Combination Agreement based on the estimated stamp duty, as such amount will not be known with certainty until immediately prior to Closing, and (ii) the potential issuance of the Earnout Shares to the Eligible Navitas Equityholders. During the Earnout Period, we may issue to Eligible Navitas Equityholders up to 10,000,000 additional shares of Class A Common Stock in the aggregate in three equal tranches upon the satisfaction of price targets of $12.50, $17.00 or $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period during the Earnout Period, or upon certain change of control transactions that imply a per share value that would satisfy the price targets.

If the facts are different than these assumptions, the percentage ownership retained by LOKB’s existing stockholders in LOKB following the Business Combination will be different. For example, if we assume that all outstanding 8,433,333 public warrants and 4,666,667 private placement warrants were exercisable and exercised for cash following completion of the Business Combination, with proceeds to LOKB of approximately $150.7 million, and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of LOKB would be as follows:

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
LOKB Public Shareholders	33,733,334	21.7	25,833,334	17.5	17,933,334	12.9
Sponsor(1)	10,991,667	7.1	10,991,667	7.5	10,991,667	7.9
Eligible Navitas Equityholders	95,000,000	61.2	95,000,000	64.5	95,000,000	68.1
PIPE Investors	15,500,000	10.0	15,500,000	10.5	15,500,000	11.1

Total	155,225,001	100.00	147,325,001	100.00	139,425,001	100.00

(1)
Includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Also includes 1,500,000 shares underlying private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination — Sponsor Letter Amendment” and “The Business Combination — Backstop Agreement” for more information.

Please see the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of LOKB After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Market Price Information
LOKB’s shares of Class A Common Stock are traded on NYSE under the ticker symbol “LOKB.” The following table sets forth the closing price of LOKB’s shares of Class A Common Stock on May 6, 2021, the last full trading day prior to the public announcement date of the proposed transaction.

LOKB Shares of Class A Common Stock
Historical
May 6, 2021	$	10.03
There is no historical market price for Navitas shares as there is no public market for Navitas shares.
Board of Directors of LOKB Following the Business Combination
Assuming the Director Election Proposal is approved at the special meeting, we expect the LOKB Board to be comprised of Gene Sheridan, Daniel Kinzer, Brian Long, Dipender Saluja, David Moxam, Richard J. Hendrix and Gary K. Wunderlich, Jr.
Expected Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, LOKB will be treated as the “acquired” company for financial reporting purposes. See the subsection entitled “The Business Combination — Expected Accounting Treatment.”

Appraisal Rights
Appraisal Rights of LOKB Stockholders
Appraisal rights are not available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the Business Combination.
Appraisal Rights of Navitas Shareholders
Appraisal rights are not available to holders of Navitas shares in connection with the Business Combination.
Other LOKB Proposals
In addition to the proposal to approve and adopt the Business Combination Agreement and the Business Combination, our stockholders will be asked to vote on proposals to amend and restate our Charter to, among other things, (a) increase the number of authorized shares of LOKB’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of LOKB Common Stock, including 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock and (ii) 1,000,000 shares of LOKB Preferred Stock, to              shares, consisting of (i)             shares of common stock and (ii)             shares of preferred stock, and (b) to make certain other changes that the LOKB Board deems appropriate for a public operating company, including (i) eliminating certain provisions relating to an Initial Business Combination that will no longer be applicable to LOKB following the Closing, including provisions relating to (A) redemption rights with respect to Class A Common Stock, (B) the Trust Account, (C) share issuances prior to the consummation of the Initial Business Combination, (D) transactions with affiliates and other blank check companies, (E) approval of the Initial Business Combination and (F) the minimum value of the target in the Initial Business Combination, (ii) to change the post-combination company’s name to “Navitas Semiconductor Corporation”. A copy of the Proposed Second A&R Charter reflecting the proposed amendments pursuant to the Authorized Share Charter Proposal and the Additional Charter Proposal is attached to this proxy statement/prospectus as
Annex B
. For more information about the Charter Proposals, see the section entitled “Proposal Nos. 2–3 — The Charter Proposals.”
In addition, our stockholders will be asked to vote on (a) a proposal to approve, for purposes of complying with applicable NYSE listing rules, (i) the issuance of up to an aggregate of 105,000,000 shares of Class A Common Stock to the Navitas Shareholders in connection with the Business Combination, including the issuance of shares of Class A Common Stock (i) in connection with the Closing as part of the Per Share Tender Offer Consideration and the Per Share Merger Consideration, (ii) as Earnout Shares upon the occurrence of the applicable Earnout Triggering Events and (iii) that may be reserved for issuance in respect of (A) LOKB options issued in exchange for outstanding pre-business
combination Navitas Options, (B) LOKB restricted stock issued in exchange for outstanding pre-business
combination Navitas Restricted Shares, (C) LOKB restricted stock units issued in exchange for outstanding pre-business
combination Navitas Restricted Stock Units and (D) LOKB warrants issued in exchange for outstanding pre-business
combination Navitas Warrants and (ii) the issuance and sale to the PIPE Investors of 15,500,000 shares of Class A Common Stock in the PIPE Financing, which will occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement, (b) a proposal to approve and adopt the 2021 Plan, (c) a proposal to elect, effective immediately after the Effective Time, two directors to serve until the 2022 annual meeting of stockholders, three directors to serve until the 2023 annual meeting of stockholders and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal and (d) a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the PIPE Proposal, the 2021 Plan Proposal or the Director Election Proposal.

See the sections entitled “Proposal No. 4 — The PIPE Proposal,” “Proposal No. 5 — The 2021 Plan Proposal,” “Proposal No. 6 — The Director Election Proposal” and “Proposal No. 7 — The Adjournment Proposal” for more information.
Date, Time and Place of Special Meeting
The special meeting will be held at     , Eastern time, on     , 2021, via live webcast at the following address: https://www.cstproxy.com/liveoakacqii/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the virtual special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on     , 2021, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 31,625,000 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 25,300,000 were public shares and 6,325,000 shares were Founders Stock held by our Sponsor.
Proxy Solicitation of LOKB Stockholders
Proxies may be solicited by mail. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the subsection entitled “Special Meeting of LOKB Stockholders — Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the LOKB Special Meeting
A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the shares of our Class A Common Stock and Class B Common Stock entitled to vote thereat attend virtually or are represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum.
The approval of the Business Combination Proposal, the PIPE Proposal, the 2021 Plan Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority (at least 50.1%) of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Authorized Share Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority (at least 50.1%) of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority (at least 50.1%) of the shares of Class A Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Additional Charter Proposal requires the affirmative vote (online or by proxy) of the holders of a majority (at least 50.1%) of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote (online or by proxy) at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the PIPE Proposal, the 2021 Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals. Currently, our Sponsor, officers and directors own approximately 20.0% of our outstanding Class A Common Stock and Class B Common Stock, including all of the shares of Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination.

Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting. This means that the seven director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal at the special meeting. The Charter Proposals, the 2021 Plan Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the PIPE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation to LOKB Stockholders
The LOKB Board believes that each of the Business Combination Proposal, the Authorized Share Charter Proposal, the Additional Charter Proposal, the PIPE Proposal, the 2021 Plan Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of LOKB and our stockholders and recommends that our stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting. For more information, see the sections entitled “Proposal Nos. 2–3 — The Charter Proposals,” “Proposal No. 4 — The PIPE Proposal,” “Proposal No. 5 — The 2021 Plan Proposal,” “Proposal No. 6 — The Director Election Proposal” and “Proposal No. 7 — The Adjournment Proposal.”
When you consider the recommendation of the LOKB Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”
Summary Risk Factors
In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Navitas’ business and industry and the Business Combination are summarized below.

•	The cyclical nature of the semiconductor industry may limit Navitas’ ability to maintain or improve its net sales and profitability.

•	Navitas’ business could be materially and adversely affected by the current global COVID-19 pandemic or other health epidemics and outbreaks.

•	The semiconductor industry is highly competitive. If Navitas is not able to compete successfully, its business, financial results and future prospects will be harmed.

•
A significant portion of Navitas’ net sales is generated through end customers in China which subjects Navitas to risks associated with changes of Chinese end customer interest and governmental or regulatory changes.

•
If Navitas fails in a timely and cost-effective manner to develop new product features or new products that address end customer preferences and achieve market acceptance, Navitas’ operating results could be adversely affected.

•
If Navitas fails to accurately anticipate and respond to rapid technological change in the industries in which Navitas operates, Navitas’ ability to attract and retain end customers could be impaired and its competitive position could be harmed.

•
Navitas is dependent on a limited number of distributors and end customers. The loss of, or a significant disruption in the relationships with any of these distributors or end customers, could significantly reduce Navitas’ revenue and adversely impact Navitas’ operating result. In addition, If Navitas is unable to expand or further diversify its end customer base, its business, financial condition, and results of operations could suffer.

•
Navitas’ success and future revenue depends on its ability to achieve design wins and to convince Navitas’ current and prospective end customers to design its products into their product offerings. If Navitas does not continue to win designs or its products are not designed into its end customers’ product offerings, Navitas’ results of operations and business will be harmed.

•
Reliability is especially critical in the power semiconductor industry, and any adverse reliability result by Navitas with any of its end customers could negatively affect Navitas’ business, financial condition, and results of operations.

•
The complexity of Navitas’ products could result in unforeseen delays or expenses from undetected defects, errors or bugs in hardware or software which could reduce the market adoption of Navitas’ products, damage its reputation with current or prospective end customers and adversely affect its operating costs.

•
Navitas relies on a single third-party wafer fabrication facility for the fabrication of semiconductor wafers and on a limited number of suppliers of other materials, and the failure of this facility or any of these suppliers or additional suppliers to continue to produce wafers or other materials on a timely basis could harm Navitas’ business and its financial results.

•
Navitas relies on its relationships with industry and technology leaders to enhance Navitas’ product offerings and its inability to continue to develop or maintain such relationships in the future would harm Navitas’ ability to remain competitive.

•	Navitas is subject to risks and uncertainties associated with international operations, which may harm its business.

•
Navitas is a tax resident of, and is subject to tax in, both the United States and Ireland. While Navitas intends to pursue relief from double taxation under the double tax treaty between the United States and Ireland, there can be no assurance that such efforts will be successful. Accordingly, the status of Navitas as a tax resident in the U.S. and Ireland may result in an increase in its cash tax obligations and effective tax rate, which increase may be material.

•	Our Sponsor, officers and directors have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

•
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•	Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

•	The LOKB Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

•
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

•	Our stockholders will have a reduced ownership and voting interests after the Business Combination and will exercise less influence over management.

RISK FACTORS
The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Navitas and our business, financial condition and prospects following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Navitas,” the financial statements of Navitas and notes to the financial statements included herein.
Risks Related to Navitas’ Business
The cyclical nature of the semiconductor industry may limit Navitas’ ability to maintain or improve its net sales and profitability.
The semiconductor industry is highly cyclical and is prone to significant downturns from time to time. Cyclical downturns can result in substantial declines in semiconductor demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Such downturns result from a variety of market forces including constant and rapid technological change, quick product obsolescence, price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand.
Recently, downturns in the semiconductor industry have been attributed to a variety of factors including the current
COVID-19
pandemic, ongoing trade disputes between the United States and China, weakness in demand and pricing for semiconductors across applications, and excess inventory. These downturns have directly impacted Navitas’ business, suppliers, distributors and end customers.
Additionally, Navitas’ products are used across different end markets, and demand for its products is difficult to predict and may vary within or among its mobile, consumer electronics, enterprise, eMobility and new energy markets. Navitas’ target markets may not grow or develop as it currently expects, and demand may increase or change in one or more of its end markets, and changes in demand may reduce its revenue, lower its gross margin and effect its operating results. Navitas has experienced concentrations of revenue at certain end customers and within certain end markets, and Navitas regularly competes for design opportunities at these end customers and within these markets. Any deterioration in these end markets, reductions in the magnitude of revenue streams, Navitas’ inability to meet design and pricing requirements, or volatility in demand for Navitas’ products could lead to a reduction in its revenue and adversely affect its operating results. Navitas’ success in its end markets depends on many factors, including the strength or financial performance of the end customers in its end markets, its ability to timely meet rapidly changing product requirements, market needs, and its ability to maintain design wins across different markets and end customers to dampen the effects of market volatility. The dynamics of the markets in which Navitas operates make prediction of and timely reaction to such events difficult.
If Navitas is unable to accomplish any of the foregoing, or to offset the volatility of cyclical changes in the semiconductor industry or its end markets through diversification into other markets, it could harm Navitas’ business, financial condition, and operating results.
Conversely, significant upturns could cause Navitas to be unable to satisfy demand in a timely and cost-efficient manner and could result in increased competition for access to third-party foundry, assembly and testing capacity. Navitas is dependent on the availability of this capacity to manufacture and assemble Navitas’ products and Navitas can provide no assurance that adequate capacity will be available to Navitas in the future. In the event of such an upturn, Navitas may not be able to expand its workforce and operations in a sufficiently timely manner, procure adequate resources and raw materials, or locate suitable suppliers or other subcontractors to respond effectively to changes in demand for its existing products or to the demand for new products. Accordingly, Navitas’ business, financial condition and results of operations could be materially and adversely affected.
Downturns or volatility in general economic conditions could have a material adverse effect on Navitas’ business, financial condition, results of operations and liquidity.
Navitas’ net sales and profitability depend significantly on general economic conditions and the demand for the end products in the markets in which Navitas’ end customers compete, in particular in China. Weaknesses in the global economy and financial markets, including the current weaknesses resulting from the ongoing
COVID-19
pandemic, have led to lower demand in some of the Navitas target product groups, which includes mobile, consumer electronics, enterprise, eMobility and new energy markets. Economic uncertainty affects businesses such as Navitas’ in a number of ways, making it difficult to accurately forecast and plan its future business activities. A decline in end-user
demand can affect the need that end customers have for Navitas’ products, and the tightening of credit in financial markets may lead consumers and businesses to postpone spending, either of which may cause Navitas’ end customers to cancel, decrease or delay their existing and future orders with Navitas. Any further adverse changes in economic conditions, including any recession, economic slowdown or disruption of credit markets, may also lead to lower demand for Navitas’ products. In addition, financial difficulties experienced by Navitas’ suppliers or distributors could result in product delays, increased accounts receivable defaults and inventory challenges.
Since Navitas has significant operations in China, its business development plans, results of operations and financial condition may be materially and adversely affected by significant political, social and economic developments in China. A slowdown in economic growth in China could adversely impact Navitas’ end customers, prospective end customers, suppliers, distributors and partners in China, which could have a material adverse effect on Navitas’ results of operations and financial condition. There is no guarantee that economic downturns, whether actual or perceived, any further decrease in economic growth rates or an otherwise uncertain economic outlook in China will not occur or persist in the future, that they will not be protracted, or that governments will respond adequately to control and reverse such conditions, any of which could materially and adversely affect Navitas’ business, financial condition and results of operations.
In addition, any disruption in the credit markets, including as a result of the current
COVID-19
pandemic, could impede Navitas’ access to capital. If there is limited access to additional financing sources, Navitas may be required to defer capital expenditures or seek other sources of liquidity, which may not be available on acceptable terms or at all. Similarly, if Navitas’ suppliers face challenges in obtaining credit or other financial difficulties, they may be unable to provide the necessary materials or services to Navitas.
Demand for Navitas’ products is a function of the health of the economies of the United States, Europe, China and the rest of Asia. Navitas cannot predict the timing, strength or duration of any economic disruptions, such as those resulting from the
COVID-19
pandemic, or subsequent economic recovery worldwide, in Navitas’ industry, or in the different markets that Navitas serves. Navitas also may not accurately assess the impact of changing market and economic conditions on its business and operations. These and other economic factors have had and may in the future have, a material adverse effect on demand for Navitas’ products and on its financial condition and operating results.
All of these factors related to global economic conditions, which are beyond Navitas’ control, could adversely impact Navitas’ business, financial condition, results of operations and liquidity.
Navitas’ business could be materially and adversely affected by the current global
COVID-19
pandemic or other health epidemics and outbreaks.
In connection with the
COVID-19
pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat
COVID-19,
there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect Navitas’ operations and demand for its products.
In addition, the
COVID-19
pandemic has negatively impacted, and may continue to impact, the global semiconductor supply chain, resulting in shortages in supply. These shortages may result in delays in manufacturing for Navitas’ products and harm its ability to execute on its backlog and its business, revenue and results of operations.
The
COVID-19
pandemic has also caused significant uncertainty and volatility in global financial markets and the trading prices for the securities of technology companies. Due to such volatility, Navitas may not be able to raise additional capital, if needed, on favorable terms, or at all. Further adverse economic events resulting from the
COVID-19
pandemic, including a recession, depression, or other sustained economic downturn, could materially and adversely affect Navitas’ business, access to capital markets and the value of the post-combination company’s common stock.
In addition, given the inherent uncertainty surrounding
COVID-19
due to rapidly changing governmental directives, public health challenges and economic disruption and the duration of the foregoing, the potential impact that the
COVID-19
pandemic could have on the other risk factors described in this “
Risk Factors
” section remain unclear.
Navitas believes that it has experienced some delay and disruption in the manufacture, shipment, and sales of, and overall demand for, its products. In addition, Navitas believes the production capabilities of its suppliers has been, and will likely continue to be, impacted as a result of quarantines, closures of production facilities, lack of supplies, or delays caused by restrictions on travel or WFH orders. The continued disruption in the manufacture, shipment and sales of Navitas products may negatively and materially impact Navitas’ operating and financial operating results, including revenue, gross margins, operating margins, cash flows and other operating results. The resumption of normal business operations after such disruptions may be delayed and a resurgence of
COVID-19
could occur resulting in continued disruption to Navitas, its suppliers and/or its end customers. As a result, the effects of the
COVID-19
pandemic could have a material adverse impact on its business, results of operations and financial condition for the remainder of 2021 and beyond.
The semiconductor industry is highly competitive. If Navitas is not able to compete successfully, its business, financial results and future prospects will be harmed.
The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion, and evolving standards for quality. Accordingly, the success of Navitas’ business depends, to a large extent, on its ability to meet evolving industry requirements and introduce new products and technologies, both in a timely manner and at prices that are acceptable to end customers.
Moreover, the costs related to the research and development necessary to develop new technologies and products are significant and some of Navitas’ direct and indirect competitors may have greater financial, technological, manufacturing, marketing, and sales resources than Navitas. If they significantly increase the resources that they devote to developing and marketing their products, Navitas may not be able to compete effectively which could adversely impact Navitas’ business.
The semiconductor industry is characterized by continued price erosion, especially after a product has been on the market.
One of the results of the rapid innovation in the semiconductor industry is that pricing pressure, especially on products containing older technology, can be intense. Product life cycles are relatively short, and as a result, products tend to be replaced by more technologically advanced substitutes on a regular basis. In turn, demand for older technology falls, causing the price at which such products can be sold to drop, in some cases precipitously.
In order to profitably supply these products, Navitas must reduce its product costs in line with the lower revenue it can expect to generate. Usually, this must be accomplished through improvements in process technology and production efficiencies. If Navitas cannot advance its process technologies or improve its efficiencies to a degree sufficient to maintain required margins, it will no longer be able to make a profit from the sale of these products. Moreover, Navitas may not be able to cease production of such products, either due to contractual obligations or for end customer relationship reasons, and as a result may be required to bear a loss on such products. Navitas cannot guarantee that competition in its core product markets will not lead to price erosion, lower revenue or lower margins in the future. Should reductions in Navitas’ manufacturing costs fail to keep pace with reductions in market prices for the products it sells, this could have a material adverse effect on Navitas’ business, financial condition and results of operations.
Navitas’ working capital needs are difficult to predict.
Navitas’ working capital needs are difficult to predict and may fluctuate. The comparatively long period between the time at which it commences the manufacturing process and the time at which a product may be delivered to an end customer leads to high inventory and work-in-progress
levels. The volatility of Navitas’ end customers’ businesses and the time required to manufacture products also makes it difficult to manage inventory levels.
Industry consolidation may result in increased competition, which could result in a reduction in revenue.
Some of Navitas’ competitors have made or may make acquisitions or enter into partnerships or other strategic relationships to achieve competitive advantages. In addition, new entrants not currently considered competitors may enter Navitas’ market through acquisitions, partnerships or strategic relationships. Industry consolidation may result in competitors with more compelling product offerings or greater pricing flexibility due to their financial resources than Navitas has, or business practices that make it more difficult for Navitas to compete effectively, including on the basis of price, sales, technology or supply. These competitive pressures could have a material adverse effect on Navitas’ business.
As a result of these competitive pressures, Navitas may face declining sales volumes or lower prices for its products and may not be able to reduce total costs in line with declining revenue. If any of these risks materialize, they could have a material adverse effect on Navitas’ business, financial condition and results of operations.
Navitas depends on growth in the end markets that use its products. Any slowdown in the growth of these end markets could adversely affect its financial results.
Navitas’ continued success will depend in large part on general economic growth and growth within its target markets, which include electric vehicles, renewables and solar energy, enterprise, consumer goods and mobile phones. Factors affecting these markets could seriously harm Navitas’ end customers and, as a result, harm Navitas, including:

•	reduced sales of Navitas end customers’ products;

•
the effects of catastrophic and other disruptive events at Navitas’ end customers’ offices or facilities including, but not limited to, natural disasters, telecommunications failures, cyber-attacks, terrorist attacks, pandemics, epidemics or other outbreaks of infectious disease, including the current
COVID-19
pandemic, breaches of security or loss of critical data;

•	increased costs associated with potential disruptions to Navitas’ end customers’ supply chain and other manufacturing and production operations;

•	the deterioration of Navitas’ end customers’ financial condition;

•	delays and project cancellations as a result of design flaws in the products developed by Navitas’ end customers;

•	the inability of end customers to dedicate the resources necessary to promote and commercialize their products;

•	the inability of Navitas’ end customers to adapt to changing technological demands resulting in their products becoming obsolete; and

•	the failure of Navitas’ end customers’ products to achieve market success and gain broad market acceptance.
Any slowdown in the growth of these end markets could adversely affect our financial results.
The average selling prices (“ASP”) of products in Navitas’ markets have historically decreased over time and could do so in the future, which could adversely impact Navitas’ revenue and profitability.
The market for Navitas’ products is generally characterized by declining ASPs resulting from factors such as increased competition, overcapacity, the introduction of new products and increased unit volumes. Navitas has in the past experienced, and in the future may experience, substantial period-to-period
fluctuations in operating results due to declining ASPs. Navitas anticipates that ASPs may decrease in the future in response to the introduction of new products by Navitas or its competitors, or due to other factors, including pricing pressures from its end customers. In order to sustain profitable operations, Navitas must continually reduce costs for its existing products and also develop and introduce new products with enhanced features on a timely basis that can be sold initially at higher ASPs. Failure to do so could cause Navitas’ net sales and gross margins to decline, which would negatively affect its financial condition and results of operations and could significantly harm Navitas’ business.
Navitas may be unable to reduce the cost of its products sufficiently to enable Navitas to compete with others. Navitas’ cost reduction efforts may not allow it to keep pace with competitive pricing pressures and could adversely affect its gross margins. Navitas maintains an infrastructure of facilities and human resources in several locations around the world and, as a result, has limited ability to reduce its operating costs. Accordingly, in order to remain competitive, Navitas must continually reduce the cost of manufacturing its products through design and engineering changes. Navitas cannot assure you that it will be successful in redesigning its products and bringing redesigned products to the market in a timely manner, or that any redesign will result in sufficient cost reductions to allow Navitas to reduce the price of its products to remain competitive or maintain or improve its gross margins. To the extent Navitas is unable to reduce the prices of its products and remain competitive, Navitas’ net sales will likely decline, resulting in further pressure on its gross margins, which could have a material adverse effect on Navitas’ business, financial condition and results of operations and its ability to grow its business.
A significant portion of Navitas’ net sales is generated through end customers in China which subjects Navitas to risks associated with changes of Chinese end customer interest and governmental or regulatory changes.
Navitas generates a significant portion of its net sales through end customers in China. In the six months ended June 30, 2021 and the fiscal years ended December 31, 2020 and December 31, 2019, 86%, 87% and 85%, respectively, of Navitas’ revenue were from net sales to end customers in China. Navitas expects that its end customers in China will continue to account for a high percentage of its revenue for the foreseeable future. Thus, Navitas’ business success depends on its ability to maintain strong relationships with its end customers in China. Any loss of its key end customers for any reason, including because of changes of end customer interest in Navitas’ products, or a change in the relationship with them, including a significant delay or reduction in their purchases, may cause a significant decrease in Navitas’ revenue, which Navitas may not be able to recapture, and its business could be harmed.

Additionally, China’s government has implemented policies from time to time to regulate economic expansion in China. It exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.
Any additional new regulations or the amendment or modification of previously implemented regulations could require Navitas and its manufacturing partners to change its business plans, increase its costs, or limit its ability to sell products and conduct activities in China, which could adversely affect Navitas’ business and operating results.
The Chinese government has also broad discretion and authority to regulate the technology industry in China. The Chinese government and provincial and local governments also have provided, and continue to provide, various incentives to encourage the development of the semiconductor industry in China. Such incentives include tax rebates, reduced tax rates, favorable lending policies and other measures, some or all of which may be available to our manufacturing partners in China. Any of these incentives could be reduced or eliminated by governmental authorities at any time. Any such reduction or elimination of incentives currently provided to Navitas’ manufacturing partners could adversely affect Navitas’ business and operating results.
If Navitas fails in a timely and cost-effective manner to develop new product features or new products that address end customer preferences and achieve market acceptance, Navitas’ operating results could be adversely affected.
Navitas products are based on novel GaN design technology and Navitas’ future success depends on the successful development of high-voltage power switching components and systems based on GaN design technology. There can be no assurance that any development problems Navitas experiences in the future related to its products will not cause significant delays or unanticipated costs, or that such development problems can be solved. In addition, Navitas competes in a dynamic environment characterized by rapid technology and product evolution. Navitas’ end customers are constantly seeking new products with more features and functionality at lower cost, and Navitas’ success relies heavily on Navitas’ ability to continue to develop and market to Navitas’ end customers new and innovative products and improvements of existing products. In order to respond to new and evolving end customer demands, achieve strong market share and keep pace with new technological, processing and other developments, Navitas must constantly introduce new and innovative products into the market. Navitas’ failure to timely develop new technologies or to react quickly to changes in existing technologies could materially delay Navitas’ development of new products, which could result in product obsolescence, decreased revenue, and/or a loss of market share to competitors. As Navitas develops new product lines, Navitas must adapt to market conditions that are unfamiliar to it, such as competitors and distribution channels that are different from those Navitas has known in the past. Some of Navitas’ new product lines require Navitas to re-equip
its labs to test parameters we have not tested in the past. If Navitas is unable to adapt rapidly to these new and additional conditions, Navitas may not be able to successfully penetrate new markets, although Navitas strives to respond to end customer preferences and industry expectations in the development of its products. Further, if initial sales volumes for new or enhanced products do not reach anticipated levels within the time periods Navitas expects, Navitas may be required to engage in additional marketing efforts to promote such products and the costs of developing and commercializing such products may be higher than Navitas predicts. Moreover, new and enhanced products may not perform as expected. Navitas may also encounter lower manufacturing yields and longer delivery schedules in commencing volume production of new products that it introduces, which could increase its costs and disrupt its supply of such products.
The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of process design and device structure improvements;

•	timely and efficient implementation of manufacturing, assembly, and test processes;

•	the ability to secure and effectively utilize fabrication capacity in different geometries;

•	product performance;

•	product availability;

•	product quality and reliability; and

•	effective marketing, sales and service.
To the extent that we fail to timely introduce new products or to quickly penetrate new markets, our business, financial condition and results of operations could be materially and adversely affected.
Furthermore, Navitas faces the risk that end customers may not value or be willing to bear the cost of incorporating newer solutions Navitas develops into their product offerings, particularly if they believe their end customers are satisfied with prior offerings. Regardless of the improved features or superior performance of the newer solutions, end customers may be unwilling to adopt Navitas’ new solutions due to design or pricing constraints. Because of the extensive time and resources that Navitas invests in developing new solutions, if Navitas is unable to sell new generations of its solutions, its revenue could decline and its business, financial condition, and results of operations would be negatively affected.
A fundamental shift in technologies, the regulatory climate or demand patterns and preferences in its existing product markets or the product markets of its end customers or end-users
could make Navitas’ current products obsolete, prevent or delay the introduction of new products or enhancements to its existing products or render Navitas’ products irrelevant to its end customers’ needs. If Navitas’ new product development efforts fail to align with the needs of its end customers, including due to circumstances outside of its control like a fundamental shift in the product markets of its end customers and end users or regulatory changes, Navitas’ business, financial condition and results of operations could be materially and adversely affected.
If Navitas fails to accurately anticipate and respond to rapid technological change in the industries in which Navitas operates, Navitas’ ability to attract and retain end customers could be impaired and its competitive position could be harmed.
Navitas operates in industries characterized by rapidly changing technologies as well as technological obsolescence. The introduction of new products by Navitas’ competitors, the delay or cancellation of any of its end customers’ product offerings for which Navitas’ solutions are designed, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render Navitas’ existing or future products uncompetitive, obsolete, and otherwise unmarketable. Navitas’ failure to anticipate or timely develop new or enhanced products or technologies in response to changing market demand, whether due to technological shifts or otherwise, could result in the loss of end customers and decreased revenue and have an adverse effect on Navitas’ business, financial condition, and results of operations.
Navitas’ competitive position could be adversely affected if it is unable to meet end customers’ or device manufacturers’ quality requirements.
Semiconductor IC suppliers must meet increasingly stringent quality standards of end customers. While Navitas’ quality performance to date has generally met these requirements, Navitas may experience problems in achieving acceptable quality results in the manufacture of its products, particularly in connection with the production of new products or adoption of a new manufacturing process. Navitas failure to achieve acceptable quality levels could adversely affect its business results.

Because Navitas does not have long-term purchase commitments with its end customers, orders may be cancelled, reduced, or rescheduled with little or no notice, which in turn exposes Navitas to inventory risk, and may cause its business, financial results and future prospect to be harmed.
Navitas sells its products primarily through distributors and resellers, with no long-term or minimum purchase commitments from them or their end customers. Substantially all of Navitas’ sales to date have been made on a purchase order basis, which orders may be cancelled, changed, or rescheduled with little or no notice or penalty. As a result, Navitas’ revenue and operating results could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of its end customers, including its larger end customers. In the future, Navitas’ distributors or their end customers may decide to purchase fewer units than they have in the past, may alter their purchasing patterns at any time with limited or no notice, or may decide not to continue to purchase Navitas’ power semiconductor chips at all, any of which could cause Navitas’ revenue to decline materially and materially harm its business, financial condition, and results of operations. Cancellations of, reductions in, or rescheduling of end customer orders could also result in the loss of anticipated sales without allowing Navitas sufficient time to reduce its inventory and operating expenses, as a substantial portion of Navitas’ expenses are fixed at least in the short term. In addition, changes in forecasts or the timing of orders expose Navitas to the risks of inventory shortages or excess inventory. As Navitas no longer intends to acquire inventory to pre-build
custom products, Navitas may not be able to fulfill increased demand, at least in the short term. Any of the foregoing events could materially and adversely affect Navitas’ business, financial condition, and results of operations.
Navitas is dependent on a limited number of distributors and end customers. The loss of, or a significant disruption in the relationships with any of these distributors or end customers, could significantly reduce Navitas’ revenue and adversely impact Navitas’ operating results. In addition, if Navitas is unable to expand or further diversify its end customer base, its business, financial condition, and results of operations could suffer.
Navitas sells its products indirectly, through a limited number of distributors, to original design manufacturers (“ODMs”) as well as to original end equipment end customers (“OEMs”). Navitas derives all of its revenue from a small number of distributors and anticipates that it will continue to do so for the foreseeable future. The impairment or termination of Navitas’ relationship with its distributors, or the failure of these parties to diligently sell Navitas’ products and comply with applicable laws and regulations could materially and adversely affect Navitas’ ability to generate revenue and profits. Because Navitas ’distributors control the relationships with end customers, if Navitas’ relationship with any distributor ends, Navitas could also lose its relationship with its end customers. Furthermore, Navitas’ success is partially dependent on the willingness and ability of the sales representative and other employees of its distributors to diligently sell Navitas’ products. However, Navitas cannot guarantee that they will be successful in marketing Navitas’ products. In addition, because Navitas’ distributors do not sell Navitas’ products exclusively, they may focus their sales efforts and resources on other products that produce better margins or greater commissions for them or are incorporated into a broader strategic relationship with one of their other suppliers. Because Navitas does not control the sales representatives and other employees of its distributors, Navitas cannot guarantee that its sale processes, regulatory compliance and other priorities will be consistently communicated and executed. In addition, Navitas may not have staff in one or more of the locations covered by its distributors, which makes it particularly difficult for Navitas to monitor their performance. In addition, Navitas’ end customers, or the distributors through which Navitas sells to these end customers, may choose to use products in addition to Navitas’, use a different product altogether, or develop an in-house
solution. Any of these events could significantly harm Navitas’ business, financial condition, and results of operations.
Furthermore, because all of Navitas’ sales are made pursuant to standard purchase orders, orders may be cancelled, reduced, or rescheduled with little or no notice and without penalty. The loss of a significant end customer could happen at any time without notice, and such loss would likely harm Navitas’ financial condition and results of operations. In addition, Navitas’ relationships with some end customers may deter potential end customers who compete with these end customers from buying Navitas’ products. To attract new end customers or retain existing end customers, Navitas may offer these end customers favorable prices on its products. In that event, Navitas’ selling prices and gross margin would decline. The loss of a key customer, a reduction in sales to any key end customer or Navitas’ inability to attract new end customer or further diversify its end customer base, could seriously impact Navitas’ revenue and harm its business, financial condition, and results of operations.
Navitas’ success and future revenue depends on its ability to achieve design wins and to convince Navitas’ current and prospective end customers to design its products into their product offerings. If Navitas does not continue to win designs or its products are not designed into its end customers’ product offerings, Navitas’ results of operations and business will be harmed.
Navitas sells its power chips to end customers who select Navitas’ solutions for inclusion in their product offerings. This selection process is typically lengthy and may require Navitas to incur significant design and development expenditures and dedicate scarce engineering resources in pursuit of a single design win with no assurance that its solutions will be selected. If Navitas fails to convince its current or prospective end customers to include its products in their product offerings or to achieve a consistent number of design wins, Navitas’ business, financial condition, and results of operations will be harmed.
Because of Navitas’ extended sales cycle, Navitas’ revenue in future years is highly dependent on design wins Navitas is awarded in prior years. It is typical that a design win will not result in meaningful revenue until one year or more or later, if at all. If Navitas does not continue to achieve design wins in the short term, its revenue in the following years will deteriorate.
Further, a significant portion of Navitas’ revenue in any period may depend on a single product design win with a large customer. As a result, the loss of any key design win or any significant delay in the ramp of volume production of the customer’s products into which Navitas’ product is designed could adversely affect its business, financial condition, and results of operations. Navitas may not be able to maintain sales to its key end customers or continue to secure key design wins for a variety of reasons, and its end customers can stop incorporating its products into their product offerings with limited notice to Navitas and suffer little or no penalty.
If Navitas fails to anticipate or respond to technological shifts or market demands, or to timely develop new or enhanced products or technologies in response to the same, it could result in decreased revenue and the loss of its design wins to its competitors. Due to the interdependence of various components in the systems within which Navitas’ products and the products of its competitors operate, end customers are unlikely to change to another design, once adopted, until the next generation of a technology. As a result, if Navitas fails to introduce new or enhanced products that meet the needs of its end customers or penetrate new markets in a timely fashion, and its designs do not gain acceptance, Navitas will lose market share and its competitive position.
The loss of a key end customer or design win, a reduction in sales to any key customer, a significant delay or negative development in its end customers’ product development plans, or Navitas’ inability to attract new significant end customers or secure new key design wins could seriously impact Navitas’ revenue and materially and adversely affect Navitas’ business, financial condition, and results of operations.
Even if Navitas succeeds in securing design wins for its products, Navitas may not generate timely or sufficient net sales or margins from those wins and its financial results could suffer.
After incurring significant design and development expenditures and dedicating engineering resources to achieve a single initial design win for a product, a substantial period of time generally elapses before Navitas may generate meaningful net sales relating to such product, if at all. The reasons for this delay include, among other things, the following:

•	changing end customer requirements, resulting in an extended development cycle for the product;

•	delay in the ramp-up of volume production of the customer’s products into which Navitas’ solutions are designed;

•	delay or cancellation of the customer’s product development plans;

•	competitive pressures to reduce Navitas’ selling price for the product;

•	the discovery of design flaws, defects, errors or bugs in the products;

•	lower than expected end customer acceptance of the solutions designed for the customer’s products;

•	lower than expected acceptance of Navitas’ end customers’ products; and

•	higher manufacturing costs than anticipated.
If Navitas does not achieve design wins in the short term, then Navitas may not be able to achieve expected net sales levels associated with these design wins. If Navitas experiences delays in achieving such sales levels, its operating results could be adversely affected. Moreover, even if a end customer selects Navitas’ product, Navitas cannot guarantee that this will result in any sales of its products, as the end customer may ultimately change or cancel its product plans, or Navitas’ end customers’ efforts to market and sell its product may not be successful.
The success of some of Navitas’ products are dependent on Navitas’ end customers’ ability to develop products that achieve market acceptance, and Navitas’ end customers’ failure to do so could negatively affect Navitas’ business, financial condition, and results of operations.
The success of some of Navitas’ products are heavily dependent on the timely introduction, quality, and market acceptance of Navitas’ end customers’ products incorporating Navitas’ solutions, which are impacted by factors beyond Navitas’ control. Navitas’ end customers’ products are often very complex and subject to design complexities that may result in design flaws, as well as potential defects, errors, and bugs. Navitas has in the past been subject to delays and project cancellations as a result of design flaws in the products developed by Navitas’ end customers, changing market requirements, such as the end customer adding a new feature, or because a customer’s product fails their end customer’s evaluation or field trial.
In other cases, end customer products are delayed due to incompatible deliverables from other vendors. Such end customers have in the past, and may in the future, vary order levels significantly from period to period, request postponements of scheduled delivery dates, modify their orders or reduce lead times. This is particularly common during periods of low demand.
Navitas incurs significant design and development costs in connection with designing its products for end customers’ products that may not ultimately achieve market acceptance. As the company offers more products to new and existing customers, potentially expands its supply relationships, and enters new markets, the company may encounter yield, bugs and reliability issues with specific products, and any such issues could cause customer problems or adversely affect financial results. No assurance can be given that future reliability issues will not have a material effect on financial results in any given period. If Navitas end customers discover design flaws, defects, errors, or bugs in their products, or if they experience changing market requirements, failed evaluations or field trials, or incompatible deliverables from other vendors, they may delay, change, or cancel a project, and Navitas may have incurred significant additional development costs and may not be able to recoup its costs, which in turn would adversely affect its business, financial condition, and results of operations.
Furthermore, developing industry trends, including end customers’ use of outsourcing and new and revised supply chain models, may affect Navitas’ revenue, costs and working capital requirements.
If Navitas’ products do not conform to, or are not compatible with, existing or emerging industry standards, demand for its products may decrease, which in turn would harm Navitas’ business and operating results.
Navitas designs certain of its products to conform to current industry standards. Some industry standards may not be widely adopted or implemented uniformly and competing standards may emerge that may be preferred by Navitas’ distributors or its end customers.

Navitas’ ability to compete in the future will depend on its ability to identify and ensure compliance with evolving industry standards in its target markets. The emergence of new industry standards could render Navitas’ products incompatible with products developed by third-party suppliers or make it difficult for Navitas’ products to meet the requirements of certain original equipment manufacturers. If Navitas’ end customers or its third-party suppliers adopt new or competing industry standards with which Navitas’ solutions are not compatible, or if industry groups fail to adopt standards with which Navitas’ solutions are compatible, Navitas’ products would become less desirable to its current or prospective end customers. As a result, Navitas’ sales would suffer, and Navitas could be required to make significant expenditures to develop new products. Although Navitas believes its products are compliant with applicable industry standards, proprietary enhancements may not in the future result in conformance with existing industry standards under all circumstances. If Navitas’ products do not conform to, or are not compatible with, existing or emerging standards, it would harm Navitas’ business, financial condition, and results of operations.
Reliability is especially critical in the power semiconductor industry, and any adverse reliability result by Navitas with any of its end customers could negatively affect Navitas’ business, financial condition, and results of operations.
Navitas’ end customers generally establish demanding specifications for quality, performance, and reliability that Navitas’ products must meet. ICs as complex as Navitas’ often encounter development delays and may contain undetected defects or failures when first introduced or after commencement of commercial shipments, which might require product replacement or recall. Further, Navitas’ third-party manufacturing processes or changes thereof, or raw material used in the manufacturing processes may cause Navitas’ products to fail. Navitas has from time to time in the past experienced product quality, performance or reliability problems. Navitas’ standard warranty period is generally one to two years, which exposes Navitas to significant risks of claims for defects and failures. If defects and failures occur in Navitas’ products, Navitas could experience lost revenue, increased costs, including warranty expense and costs associated with end customer support, cancellations or rescheduling of orders or shipments, and product returns or discounts, any of which would harm Navitas’ operating results.
Further, the manufacture of Navitas’ products, including the fabrication of semiconductor wafers, and the assembly and testing of products, involve highly complex processes. For example, minute levels of contaminants in the manufacturing environment, difficulties in the wafer fabrication process or other factors can cause a substantial portion of the components on a wafer to be nonfunctional. These problems may be difficult to detect at an early stage of the manufacturing process and often are time-consuming and expensive to correct.
From time to time, Navitas has experienced problems achieving acceptable yields at its third-party wafer fabrication partner, resulting in delays in the availability of components. Moreover, an increase in the rejection rate of products during the quality control process before, during or after manufacture and/or shipping of such products, results in lower yields and margins.
In addition, changes in manufacturing processes required as a result of changes in product specifications, changing end customer needs and the introduction of new product lines have historically significantly reduced manufacturing yields, resulting in low or negative margins on those products. Poor manufacturing yields over a prolonged period of time could adversely affect Navitas’ ability to deliver products on a timely basis and harm relationships with its end customers, which could materially and adversely affect its business, financial condition and results of operations.
The complexity of Navitas’ products could result in unforeseen delays or expenses from undetected defects, errors or bugs in hardware or software which could reduce the market adoption of Navitas’ products, damage its reputation with current or prospective end customers and adversely affect its operating costs.
Navitas’ products may contain defects, errors or bugs when they are first introduced or as new versions are released. Navitas has in the past and may in the future experience these defects, errors and bugs. If any of its solutions have reliability, quality or compatibility problems, Navitas may not be able to successfully correct these problems in a timely manner or at all. In addition, if any of Navitas’ proprietary features contain defects, errors or bugs when first introduced or as new versions of its solutions are released, Navitas may be unable to timely correct these problems. Consequently, Navitas’ reputation may be damaged and end customers may be reluctant to buy its products, which could harm Navitas ability to retain existing end customers and attract new end customers, and could adversely affect Navitas’ financial results. In addition, these defects, errors or bugs could interrupt or delay sales to its end customers. If any of these problems are not found until after Navitas has commenced commercial production of a new product, Navitas may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims against Navitas by its end customers or others.
Warranty claims, product liability claims and product recalls could harm Navitas’ business, results of operations and financial condition.
Navitas faces an inherent business risk of exposure to warranty and product liability claims if products fail to perform as expected or are alleged to result in bodily injury, death, and/or property damage. In addition, if any of Navitas’ designed products are alleged to be defective, Navitas may be required to participate in their recall. Navitas carries various commercial liability policies, including umbrella/excess policies which provide some protection against product liability exposure. However, a successful warranty or product liability claim against Navitas in excess of its available insurance coverage and established reserves, or a requirement that Navitas participates in a product recall, could have adverse effects on Navitas’ business results. Further, it is possible that, in the future, Navitas will not be able to obtain insurance coverage in the amounts and for the risks it seeks at policy costs and terms it desires.
Additionally, in the event that Navitas’ products fail to perform as expected or such failure of Navitas’ products results in a recall, Navitas’ reputation may be damaged, which could make it more difficult for Navitas to sell its products to existing and prospective end customers and could materially and adversely affect its business, results of operations and financial condition.
Furthermore, end customers may recall their end products if they prove to be defective or they may make compensatory payments in accordance with industry or business practice or in order to maintain good end customer relationships. If such a recall or payment is caused by a defect in one of Navitas’ products, end customers may seek to recover all or a portion of their losses from Navitas. If any of these risks materialize, Navitas’ reputation would be harmed and there could be a material adverse effect on business, financial condition and results of operations.
Navitas may experience difficulties in transitioning to new wafer fabrication process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased costs.
Navitas aims to use the most advanced manufacturing process technology appropriate for its products that is available from its third-party foundry. As a result, Navitas periodically evaluates the benefits of migrating its solutions to smaller geometry process technologies in order to improve performance and reduce costs. Navitas believes this strategy will help Navitas to remain competitive. These ongoing efforts require Navitas from time to time to modify the manufacturing processes for its products and to redesign some products, which in turn may result in delays in product deliveries. Navitas may face difficulties, delays and increased expense as Navitas transitions its products to new processes and potentially to new foundries. Navitas cannot assure you that Navitas’ current third-party foundry will be able to effectively manage such transitions or that Navitas will be able to maintain its relationship with its current third-party foundries or develop relationships with new foundries. If Navitas or its foundry experience significant delays in transitioning to smaller geometries or fail to efficiently implement transitions, Navitas could experience reduced manufacturing yields, delays in product deliveries and increased costs, all of which could harm Navitas’ relationships with its end customers and its operating results. As new processes become more prevalent, Navitas expects to continue to integrate greater levels of functionality, as well as more end customer and third-party intellectual property, into its solutions. Navitas may not be able to achieve higher levels of design integration or deliver new integrated solutions on a timely basis.
Navitas relies on a single third-party wafer fabrication facility for the fabrication of semiconductor wafers and on a limited number of suppliers of other materials, and the failure of this facility or any of these suppliers or additional suppliers to continue to produce wafers or other materials on a timely basis could harm Navitas’ business and its financial results.
Navitas relies on a single supplier to supply and fabricate silicon wafers used in the manufacture of its IC products and purchases a number of key materials and components used in the manufacture of its products from single or limited sources which means that any disruption in their supply (including ceasing or suspending operations entirely), may require Navitas to transfer manufacturing processes to a new location or facility. Navitas’ success is dependent upon its ability to successfully partner with its suppliers and its ability to produce wafers with competitive performance attributes and prices, including smaller process geometries. In addition, terms with respect to the volume and timing of wafer production and the pricing of wafers produced by the semiconductor foundries are determined through periodic negotiations with wafer foundries, which usually result in short-term agreements that do not provide for long-term supply or allocation commitments for end customers, including Navitas. Navitas cannot guarantee that the foundry that supplies its wafers will offer Navitas competitive pricing terms or other commercial terms important to Navitas’ business.
Navitas cannot guarantee that its suppliers will not experience manufacturing problems, including delays in the realization of advanced manufacturing process technologies or difficulties due to limitations of new and existing process technologies. For example, Navitas may experience supply shortages due to the difficulties its supplier and other foundries may encounter if they must rapidly increase their production capacities from low utilization levels to high utilization levels because of an unexpected increase in demand. Furthermore, Navitas cannot guarantee that the supplier will be able to manufacture sufficient quantities of Navitas’ products or that they will continue to manufacture a given product for the full life of the product. Navitas could also experience supply shortages due to very strong demand for its products, or a surge in demand for semiconductors in general, which may lead to tightening of foundry capacity across the industry.
Navitas does not have long-term contracts with some of its suppliers and third-party manufacturers. As a result, such supplier or third-party manufacturer can discontinue supplying components or materials to Navitas at any time without penalty. Converting or transferring such fabrication processes from one of Navitas’ primary facilities to an alternative or backup facility due to a disruption would likely be expensive and could take substantial time, given Navitas’ highly complex manufacturing and fabrication processes, which incorporate Navitas’ proprietary technologies. During such a transition, Navitas may attempt to meet end customer demand through its existing inventories, or may attempt to modify partially finished goods to meet the required fabrication specifications. Given the rapid obsolescence timeline to which Navitas’ products are typically subject, however, Navitas generally does not maintain significant levels of excess inventory and, as a result, it is unlikely that its existing inventory will be sufficient to meet end customer demand during such a transition. In addition, any attempt to modify partially finished goods to meet the required fabrication specifications may not be successful and will require Navitas to incur unanticipated costs. As a result, Navitas may not be able to meet its end customers’ needs during such a transition, which would negatively impact its net sales, potentially damage its end customer relationships and its reputation and may have a material adverse effect on Navitas’ business, financial condition and results of operations.
Further, public health crises such as an outbreak of contagious diseases like
COVID-19
have negatively affected the supply chain for silicon wafers, resulting in shortages, and may affect the operations of Navitas supplier and other foundries. In addition, weak economic conditions may adversely impact the financial health and viability of the supplier and result in its insolvency or its inability to meet its commitments to Navitas. The insolvency of

Navitas’ supplier or any significant manufacturing problem or insufficient foundry capacity would disrupt Navitas’ operations and negatively impact its financial condition and results of operations.
If Navitas fails to maintain its supplier relationships, if Navitas’ suppliers do not provide facilities and support for Navitas’ development efforts, if Navitas’ suppliers are insolvent or experiences financial difficulty, or if Navitas elects or is required to change foundry, Navitas may incur significant costs and delays. If Navitas’ suppliers are unable to, or do not, manufacture sufficient quantities of Navitas’ products at acceptable yields, Navitas may be required to allocate the affected products among its end customers, prematurely limit or discontinue the sales of certain products, or incur significant costs to transfer products to another foundry, which could harm its end customer relationships and operating results.
If Navitas’ foundry vendor does not achieve satisfactory yields or quality, Navitas’ reputation and end customer relationships could be harmed.
The fabrication of Navitas’ GaN power IC’s is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields, and in some cases, cause production to be suspended. Navitas’ foundry vendor, from time to time, experience manufacturing defects and reduced manufacturing yields. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by our foundry vendors could result in lower than anticipated manufacturing yields or unacceptable performance of our SoCs. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. Poor yields from Navitas’ foundry vendor, or defects, integration issues or other performance problems in Navitas’ solutions, could cause Navitas significant end customer relations and business reputation problems, harm Navitas’ financial results and give rise to financial or other damages to its end customers. Navitas’ end customers might consequently seek damages from Navitas for their losses. A product liability claim brought against Navitas, even if unsuccessful, would likely be time consuming and costly to defend.
Navitas relies on the timely supply of materials and new technologies and could suffer if suppliers fail to meet their delivery obligations or raise prices. Certain new technologies and materials needed in Navitas’ manufacturing operations are only available from a limited number of suppliers.
Navitas’ manufacturing operations depend on deliveries of materials in a timely manner and, in some cases, on a just-in-time
basis. From time to time, suppliers may extend lead times, limit the amounts supplied or increase prices due to capacity constraints or other factors.
Supply disruptions may also occur due to shortages in critical materials or components. Navitas has encountered shortages and delays in obtaining components and materials and may encounter additional shortages and delays in the future. Because Navitas’ products are complex, it is frequently difficult or impossible to substitute one type of material with another. Further, a failure by suppliers to deliver requirements could result in disruptions to Navitas’ third party manufacturing operations. Navitas’ business, financial condition and results of operations could be harmed if it is unable to obtain adequate supplies of materials in a timely manner or if there are significant increases in the costs of materials.
In addition, Navitas’ next-generation technology depends on other new technologies supplied by third-party vendors. Navitas depends on these third parties to supply it with new technology in a timely manner that meets Navitas’ performance, cost and quality needed by Navitas’ end customers. Navitas does not have any long-term supply agreements with any of its suppliers. If these new technologies are not available in the future or if Navitas encounters any problems with the delivery, quality, cost or performance of these new technologies, Navitas’ business could be materially impacted and Navitas’ financial condition and results of operation could be harmed.
Increased costs of wafers and materials, or shortages in wafers and materials, could increase Navitas’ costs of operations and Navitas’ business could be harmed.
Worldwide manufacturing capacity for wafers is relatively inelastic. If the demand for wafers or assembly material exceeds market supply, Navitas’ supply of wafers or assembly material could quickly become limited or prohibitively expensive. A shortage in manufacturing capacity could also hinder Navitas’ ability to meet product demand and therefore reduce its revenue.
If greater demand for wafers is not offset by an increase in foundry capacity, market demand for wafers or production and assembly materials increases, or if a supplier of Navitas’ wafers or other materials ceases or suspends operations, for example due to shutdown measures implemented in response to the
COVID-19
outbreak, Navitas’ supply of wafers and other materials could become limited. Such shortages raise the likelihood of potential wafer price increases, wafer shortages or shortages in materials at production and test facilities, resulting in potential inability to address Navitas’ end customer product demands and its backlog in a timely manner and reduce its revenue and gross margins. If Navitas is unable to purchase wafers at favorable prices or at all, or Navitas faces supply shortages, Navitas’ financial condition and results of operations will be harmed.
Raw material price fluctuations can increase the cost of Navitas’ products, impact its ability to meet end customer commitments, and may adversely affect its results of operations.
The cost of raw materials is a key element in the cost of Navitas’ products. Navitas’ inability to offset material price inflation through increased prices to end customers, suppliers, productivity actions, or through commodity hedges could adversely affect Navitas’ results of operations. Many major components, product equipment items, and raw materials, are procured or subcontracted on a single or sole-source basis. Although Navitas maintains a qualification and performance surveillance process and believes that sources of supply for raw materials and components are generally adequate, it is difficult to predict what effects shortages or price increases may have in the future. Navitas’ inability to fill its supply needs would jeopardize its ability to fulfill obligations under its contracts, which could, in turn, result in reduced sales and profits, contract penalties or terminations, and damage to its end customer relationships.
Furthermore, increases in the price of wafers, testing costs, and commodities, which may result in increased production costs, mainly assembly and packaging costs, may result in a decrease in Navitas’ gross margins. Moreover, Navitas’ suppliers may pass the increase in raw materials and commodity costs onto Navitas which would further reduce the gross margin of its products. In addition, as Navitas is a fabless company, global market trends such as a shortage of capacity to fulfill its fabrication needs also may increase its raw material costs and thus decrease Navitas’ gross margin.
Navitas depends on independent contractors and third parties to provide key services in its product development and operations, and any disruption of their services, or an increase in cost of these services, could negatively impact Navitas’ financial condition and results of operations.
Navitas depends on subcontractors to provide cost-effective and efficient services in its product development and supply chain functions, including test and assembly services, software and hardware development, support of intellectual property cores, inventory management, order fulfillment and direct sales logistics.
Navitas’ operations and operating results may be negatively impacted if it experiences problems with its subcontractors that impact the delivery of product to its end customers. These problems may include: delays in software or hardware development timelines, prolonged inability to obtain wafers or packaging materials with competitive performance and cost attributes; inability to achieve adequate yields or timely delivery; inability to meet end customer timelines or demands, disruption or defects in assembly, test, or shipping services; or delays in stabilizing manufacturing processes or ramping up volume for new products. If Navitas’ third-party supply chain providers were to reduce or discontinue services for Navitas or their operations are disrupted as a result of a fire, earthquake, act of terrorism, political unrest, governmental uncertainty, war, disease, or other natural disaster or catastrophic event, weak economic conditions, or any other reason, Navitas’ financial condition and results of operations could be adversely affected.

Navitas relies on its relationships with industry and technology leaders to enhance Navitas’ product offerings and its inability to continue to develop or maintain such relationships in the future would harm Navitas’ ability to remain competitive.
Navitas develops many of its products for applications in systems that are driven by industry and technology leaders in mobile consumer electronics, enterprise, eMobility and new energy markets. Navitas works with distributors, resellers, ODMs, and OEMs to define industry conventions and standards within its target markets. Navitas believes that these relationships enhance its ability to achieve market acceptance and widespread adoption of its products. If Navitas is unable to continue to develop or maintain these relationships, Navitas solutions could become less desirable to its end customers, Navitas’ sales could suffer and its competitive position could be harmed.
Navitas is subject to risks and uncertainties associated with international operations, which may harm its business.
Navitas maintains its operations around the world, including the United States, Ireland, Hong Kong, China, Taiwan and the Philippines. For the six months ended June 30, 2021 and the years ended December 31, 2020 and December 31, 2019, approximately 97%, 92% and 85%, respectively, of Navitas net sales were to end customers in Asia. Navitas allocates revenue to individual countries based on the location to which the products are initially billed even if its end customers’ revenue is attributable to end customers that are located in a different location. As of June 30, 2021, approximately 45% of Navitas’ employees were located outside of the United States. In addition, a substantial majority of Navitas’ products are manufactured, assembled, tested and packaged by third parties located outside of the United States. Navitas principal assembly and test facilities are located in Taiwan and the Philippines. Navitas also relies on several other wafer fabrication manufacturing partners located throughout Asia. Any conflict or uncertainty in this region, inducing public health or safety concerns or natural disasters, could have a material adverse effect on Navitas’ business, financial condition and results of operations. Moreover, the global nature of Navitas’ business subjects Navitas to a number of additional risks and uncertainties, which could harm Navitas business, financial condition and results of operations, including:

•	international economic and political conditions and other political tensions between countries in which Navitas does business

•	unexpected changes in, or impositions of, legislative or regulatory requirements, including changes in tax laws;

•	restrictions on cross-border investment, including enhanced oversight by the Committee on Foreign Investment in the United States (“CFIUS”) and substantial restrictions on investment from China;

•	differing legal standards with respect to protection of intellectual property and employment practices;

•
local business and cultural factors that differ from Navitas’ normal standards and practices, including business practices that Navitas is prohibited from engaging in by the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and other anticorruption laws and regulations;

•	exporting or importing issues related to export or import restrictions, including deemed export restrictions, tariffs, quotas and other trade barriers and restrictions; and

•	disruptions of capital and trading markets and currency fluctuations.
These licenses may be negatively impacted or terminated as a result of trade protection measures, including import or export licensing requirements or other restrictive actions, implemented by the United States or countries in which Navitas’
non-U.S.
counterparties reside. If Navitas’ sales outside of the United States are delayed or cancelled or Navitas’ technology licenses are restricted or terminated because of any of the above factors, Navitas’ revenue may be negatively impacted.

Navitas’ company culture has contributed to its success and if Navitas cannot maintain this culture as it grows, its business could be harmed.
Navitas believes that its company culture, which promotes innovation, open communication, and teamwork, has been critical to its success. Navitas faces a number of challenges that may affect its ability to sustain its corporate culture, including:

•	failure to identify, attract, reward, and retain people in leadership positions in its organization who share and further its culture, values and mission;

•	the increasing size and geographic diversity of its workforce;

•	competitive pressures to move in directions that may divert Navitas from its mission, vision, and values;

•	the continued challenges of a rapidly-evolving industry; and

•	the increasing need to develop expertise in new areas of business that affect Navitas.
If Navitas is not able to maintain its culture, Navitas’ business, financial condition, and results of operations could be adversely affected.
Loss of key management or other highly skilled personnel, or an inability to attract such management and other personnel, could adversely affect Navitas’ business.
Navitas depends on its executive officers and key employees to run its business and on development engineers to develop new products and technologies. The loss of any key personnel could have a material adverse effect on Navitas’ business. In addition, the market for qualified employees, including skilled engineers and other individuals with the required technical expertise to succeed in business, is highly competitive and an inability to attract, retain and motivate the employees required for the operation of its business could hinder Navitas’ ability to successfully conduct research activities or develop marketable products.
In addition, Navitas must attract and retain highly qualified personnel, including certain foreign nationals who are not U.S. citizens or permanent residents, many of whom are highly skilled and constitute an important part of Navitas’ U.S. workforce, particularly in the areas of engineering and product development. Navitas’ ability to hire and retain these employees and their ability to remain and work in the U.S. are impacted by laws and regulations, as well as by procedures and enforcement practices of various government agencies. Changes in immigration laws, regulations or procedures, including those that may be enacted by the current U.S. presidential administration, may adversely affect its ability to hire or retain such workers, increase operating expenses and negatively impact its ability to deliver products and services, any of which would adversely affect Navitas’ business, financial condition and results of operations.
The loss of one or more of Navitas’ executive officers or other key personnel or its inability to locate suitable or qualified replacements could be significantly detrimental to product development efforts and could have a material adverse effect on Navitas’ business, financial condition and results of operations.
Furthermore, Navitas is dependent on the services of certain of its key personnel. Although we expect the key personnel to remain with the post-combination company following the Business Combination, there can be no assurance that they will do so. It is possible that Navitas will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-combination company.
Navitas may not be able to effectively manage its growth and may need to incur significant expenditures to address the additional operational and control requirements of its growth, either of which could harm Navitas’ business and operating results.
To continue to grow, Navitas must continue to expand its operational, engineering, accounting and financial systems, procedures, controls and other internal management systems. This may require substantial managerial and financial resources, and Navitas efforts in this regard may not be successful. Navitas’ current systems, procedures and controls may not be adequate to support its future operations. Unless Navitas’ growth results in an increase in its revenues that is proportionate to the increase in Navitas’ costs associated with this growth, Navitas operating margins and profitability will be adversely affected. If Navitas fails to adequately manage its growth, improve its operational, financial and management information systems, or effectively motivate and manage its new and future employees, it could adversely affect Navitas’ business, financial condition and results of operations.
Navitas has an accumulated deficit and has incurred net losses in the past, and it may continue to incur net losses in the future.
Navitas has experienced net losses in each year since its inception. As of June 30, 2021, December 31, 2020 and December 31, 2019, Navitas had an accumulated deficit of $102.0 million, $76.0 million and $56.9 million, respectively. Navitas generated net losses of $26.0 million, $19.0 million and $17.3 million in the six months ended June 30, 2021, and the years ended December 31, 2020 and 2019, respectively. The loss in 2020 was primarily attributable to adding additional headcount to expand new product development and end customer outreach in current markets and the loss in 2019 was primarily due to Navitas expanding headcount and expenses across the company in preparation of future growth.
Navitas expects to continue to make significant investments to support its research and development, sales and marketing and general and administrative functions, as a result it expects these losses to continue for at least the next several years. In addition, if Navitas’ products do not achieve sufficient market acceptance, it will not become profitable. If it fails to become profitable, or if it is unable to fund its continuing losses it may be unable to continue its business operations. There can be no assurance that Navitas will ever achieve or sustain profitability.
As a public company, the post-combination company will also continue to incur significant additional legal, accounting and other expenses. If the post-combination company’s revenue growth does not exceed the growth of these anticipated expenses, the post-combination company may not be able to achieve or sustain profitability, and its stock price could decline.
Navitas’ actual operating results may differ significantly from its guidance.
From time to time, Navitas provides forward looking estimates regarding its future performance that represent its management’s estimates as of a point in time. These forward-looking statements are based on projections prepared by Navitas’ management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither its independent registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance on Navitas’ projections.
Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Navitas’ control and are based upon specific assumptions with respect to future business decisions and conditions, some of which will change. The principal reason that Navitas provides forward looking information is to provide a basis for its management to discuss its business outlook with stakeholders. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of its forward-looking statements will not materialize or will vary significantly from actual results. Accordingly, Navitas’ forward-looking statements are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from Navitas’ forward-looking statements and the variations may be material. In light of the foregoing, investors are urged not to place undue reliance upon Navitas’ guidance in making investment decisions.

Navitas has identified a material weakness in its internal control over financial reporting. If Navitas is unable to remedy this material weaknesses, or if Navitas fails to establish and maintain effective internal controls, Navitas may be unable to produce timely and accurate financial statements, and Navitas may conclude that its internal control over financial reporting is not effective, which could adversely impact its investors’ confidence and the post-combination company’s stock price.
In connection with the audit of its consolidated financial statements for the year ended December 31, 2020, Navitas identified a material weakness in its internal control over financial reporting. Specifically, Navitas found that it did not have in place effective internal controls over the review of the inputs used to determine stock-based compensation. Navitas has begun implementing and is continuing to implement measures designed to improve its internal control over financial reporting to remediate this material weakness.
If Navitas is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, or if Navitas identifies any additional material weaknesses, the accuracy and timing of its financial reporting may be adversely affected, Navitas may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable NASDAQ listing requirements, investors may lose confidence in its reported financial information, which would likely have a negative effect on the trading price of the post-combination company’s stock. Navitas also could become subject to investigations by NASDAQ, the SEC or other regulatory authorities.
Events beyond Navitas’ control could have an adverse effect on its business, financial condition, results of operations and cash flows.
Navitas’ offices in California, the production facilities of third-party wafer suppliers, IC testing and manufacturing facilities, a portion of its assembly and research and development activities, and certain other critical business operations are located in or near seismically active regions and are subject to periodic earthquakes or are subject to power outages, natural disasters, political, social, or economic unrest, and other potentially catastrophic events. For example, Navitas’ El Segundo operations are located near major earthquake fault lines in California. In the event of a major earthquake, wild fires, hurricane, flooding, or other catastrophic event such as power loss, telecommunications failure, cyber-attack, war, terrorist attack, political, social, or economic unrest, or disease outbreak, Navitas may be unable to continue its operations and may endure system interruptions, reputational harm, delays in its product development, breaches of data security, or loss of critical data, any of which could have an adverse effect on Navitas’ future results of operations.
Much of Navitas’ revenue, as well as its manufacturers and assemblers, are concentrated in Asia, particularly in China. The political, legal and economic risks associated with Navitas’ operations in foreign countries, in particular China, include, without limitation: expropriation; changes in a specific country’s or region’s political or economic conditions; changes in tax laws, trade protection measures and import or export licensing requirements; difficulties in protecting its intellectual property; difficulties in managing staffing and exposure to different employment practices and labor laws; changes in foreign currency exchange rates; restrictions on transfers of funds and other assets of its subsidiaries between jurisdictions; changes in freight and interest rates; disruption in air transportation between the United States and its overseas facilities; loss or modification of exemptions for taxes and tariffs; and compliance with U.S. laws and regulations related to international operations, including export control and economic sanctions laws and regulations and the FCPA.
In addition, Navitas’ worldwide operations (or those of its business partners) could be subject to natural disasters such as earthquakes, tsunamis, flooding, typhoons and volcanic eruptions that disrupt manufacturing or other operations. There may be conflict or uncertainty in the countries in which Navitas operates, including public health issues (for example, an outbreak of a contagious disease such as
COVID-19,
avian influenza, measles or Ebola), safety issues, natural disasters, fire, disruptions of service from utilities, nuclear power plant accidents or general economic or political factors. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, longer payment cycles, increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could harm Navitas’ business. Furthermore, any disaster affecting end customers (or their respective end customers) may significantly negatively impact the demand for Navitas’ products and therefore its revenue. There is increasing concern that climate change is occurring that may cause a rising number of natural disasters with potentially dramatic effects on human activity.
Fluctuations in foreign exchange rates could have an adverse effect on Navitas’ results of operations.
Navitas operates in various worldwide locations and its consolidated financial results are reported in U.S. dollars. However, some of the revenue and expenses of its foreign subsidiaries are denominated in local currencies. Fluctuations in foreign exchange rates against the U.S. dollar could result in changes in reported revenues and operating results due to the foreign exchange impact of translating these transactions into U.S. dollars. Currency fluctuations could decrease revenue and increase Navitas’ operating costs. The impact of foreign currency exchange rates on our revenues and results of operations was de minimis for all periods presented in this proxy statement/prospectus.
Navitas’ quarterly net sales and operating results are difficult to predict accurately and may fluctuate significantly from period to period. As a result, Navitas may fail to meet the expectations of investors, which could cause the combined company’s stock price to decline.
Navitas operates in a highly dynamic industry and its future operating results could be subject to significant fluctuations, particularly on a quarterly basis. Navitas quarterly net sales and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within Navitas’ control. A significant percentage of Navitas’ net sales in each fiscal quarter is dependent on sales that are booked and shipped during that fiscal quarter and are typically attributable to a large number of orders from diverse end customers and markets. As a result, accurately forecasting Navitas’ operating results in any fiscal quarter is difficult.
If Navitas’ operating results do not meet the expectations of securities analysts and investors, the post-combination company’s stock price may decline. Additional factors that can contribute to fluctuations in Navitas’ operating results include:

•	the rescheduling, increase, reduction or cancellation of significant end customer orders;

•	the timing of end customer qualification of Navitas’ products and commencement of volume sales by Navitas’ end customers of systems that include its products;

•	the timing and amount of research and development and sales and marketing expenditures;

•	the rate at which Navitas’ present and future end customers and end users adopt Navitas’ technologies in Navitas’ target end markets;

•	the timing and success of the introduction of new products and technologies by Navitas and its competitors, and the acceptance of Navitas’ new products by its end customers;

•	Navitas’ ability to anticipate changing end customer product requirements;

•	Navitas’ gain or loss of one or more key end customers;

•
the availability, cost and quality of materials and components that Navitas purchases from third- party vendors and any problems or delays in the fabrication, assembly, testing or delivery of its products;

•
the availability of production capacity at Navitas’ third-party wafer fabrication facility or other third-party subcontractors and other interruptions in the supply chain, including as a result of materials shortages, bankruptcies or other causes;

•	supply constraints for and changes in the cost of the other components incorporated into Navitas’ end customers’ products;

•	Navitas’ ability to reduce the manufacturing costs of its products;

•	fluctuations in manufacturing yields;

•	the changes in Navitas’ product mix or end customer mix;

•	competitive pressures resulting in lower than expected ASPs;

•	the timing of expenses related to the acquisition of technologies or businesses;

•	product rates of return or price concessions in excess of those expected or forecasted;

•	the emergence of new industry standards;

•	product obsolescence;

•	unexpected inventory write-downs or write-offs;

•	costs associated with litigation over intellectual property rights and other litigation;

•	the length and unpredictability of the purchasing and budgeting cycles of Navitas’ end customers;

•	loss of key personnel or the inability to attract qualified engineers;

•	the quality of Navitas’ products and any remediation costs;

•	adverse changes in economic conditions in various geographic areas where Navitas or its end customers do business;

•	the general industry conditions and seasonal patterns in Navitas’ target end markets;

•	other conditions affecting the timing of end customer orders or Navitas’ ability to fill orders of end customers subject to export control or U.S. economic sanctions; and

•
geopolitical events, such as war, threat of war or terrorist actions, or the occurrence of pandemics, epidemics or other outbreaks of disease, including the current
COVID-19
pandemic, or natural disasters, and the impact of these events on the factors set forth above.

Navitas may experience a delay in generating or recognizing revenues for a number of reasons. Open orders at the beginning of each quarter are typically lower than expected net sales for that quarter and are generally cancelable or reschedulable with minimal notice. Accordingly, Navitas depends on obtaining orders during each quarter for shipment in that quarter to achieve its net sales objectives and failure to fulfill such orders by the end of a quarter may adversely affect its operating results. Furthermore, Navitas’ end customer agreements typically provide that the end customer may delay scheduled delivery dates and cancel orders within specified timeframes without significant penalty. In addition, Navitas maintains an infrastructure of facilities and human resources in several locations around the world and has a limited ability to reduce the expenses required to maintain such infrastructure. Because Navitas bases its operating expenses on anticipated revenue trends and a high percentage of its expenses are fixed in the short term, any delay in generating or recognizing forecasted net sales or changes in levels of its end customers’ forecasted demand could materially and adversely impact Navitas’ business, financial condition and results of operations. Due to Navitas’ limited ability to reduce expenses, in the event its revenues decline or Navitas’ forecasted net sales do not meet its expectations, it is likely that in some future quarters Navitas’ operating results will decrease from the previous quarter or fall below the expectations of securities analysts and investors. As a result of these factors, Navitas’ operating results may vary significantly from quarter to quarter. Accordingly, you are cautioned not to place undue reliance on period-to-period comparisons of Navitas’ results of operations. Any shortfall in net sales or net income from a previous quarter or from levels expected by the investment community could cause a decline in the trading price of the post-combination company stock.

Due to Navitas’ limited operating history, Navitas may have difficulty accurately predicting its future revenue and appropriately budgeting its expenses.
Navitas was incorporated in 2013 and first generated product revenue in the second quarter of fiscal year 2018. As a result, Navitas has a limited operating history from which to predict future revenue. This limited operating experience, combined with the rapidly evolving nature of the markets in which Navitas sells its products, substantial uncertainty concerning how these markets may develop and other factors beyond its control, limits Navitas’ ability to accurately forecast quarterly or annual revenue.
The nature of Navitas’ business and length of the sales cycle makes Navitas’ revenue, gross margin and net income (loss) subject to fluctuation and difficult to accurately predict.
A number of factors, including how products are manufactured to support end markets, yield, wafer pricing, cost of packaging raw materials, product mix, market acceptance of Navitas’ new products, competitive pricing dynamics, product quality, geographic and/or end market mix, and pricing strategies, can cause Navitas’ revenue, gross margins and net income (loss) to fluctuate significantly either positively or negatively from period to period.
Navitas has limited visibility into the timing of demand for its products, particularly new products, because demand for Navitas’ products depends upon Navitas’ products being designed into end customers’ products and those products achieving market acceptance. During Navitas’ sales cycle, Navitas’ end customers typically test and evaluate Navitas’ products prior to deciding to include Navitas’ products into the design of their own products, and then require additional time to begin volume production of their products. This lengthy sales cycle may cause Navitas to incur significant expenses, experience significant production delays and to incur additional inventory costs before Navitas receives a end customer order that may be delayed or never get placed. A key strategic end customer may demand certain design or production resources to meet their requirements or work on a specific solution, which could cause delays in Navitas’ normal development schedule and result in significant investment of its resources or missed opportunities with other potential end customers. Navitas may incur these expenses without generating revenue from its products to offset the expenses.
While Navitas’ sales cycles are typically long, Navitas’ average product life cycles tend to be short as a result of the rapidly changing technology environment in which Navitas operates. Navitas’ inventory levels may be higher than historical norms, from time to time, due to inventory build decisions aimed at meeting expected demand from a single large customer, reducing direct material cost or enabling responsiveness to expected demand. In the event the expected demand does not materialize, or if Navitas’ short sales cycle does not generate sufficient revenue, Navitas may be subject to incremental excess and obsolescence costs.
These factors make it difficult for Navitas to accurately forecast future sales and project quarterly revenues. The difficulty in forecasting future sales weakens Navitas’ ability to project its inventory requirements, which could result, and in the past has resulted, in inventory write-downs or failure to meet end customer product demands in a timely manner. While Navitas may give guidance, the difficulty in forecasting revenues as well as the relative end customer and product mix of those revenues limits Navitas’ ability to provide accurate forward-looking revenue and gross margin guidance.
While Navitas intends to continue to invest in research and development, Navitas may be unable to make the substantial investments that are required to remain competitive in its business.
The semiconductor industry requires substantial investment in research and development in order to bring to market new and enhanced solutions. Navitas research and development expense was $10.5 million in the six months ended June 30, 2021, $13.0 million in fiscal year 2020 and $11.1 million in fiscal year 2019. Navitas expects to continue to increase its research and development expenditures as compared to prior periods as part of its strategy. Navitas does not know whether it will have sufficient resources to maintain the level of investment in research and development required to remain competitive. In addition, it cannot assure you that the technologies which are the focus of Navitas’ research and development expenditures will become commercially successful or generate any revenue.
Shifts in Navitas’ product mix or end customer mix may result in declines in gross margin.
Gross margins on individual products fluctuate over the product’s life cycle. Navitas’ overall gross margins have fluctuated from period to period as a result of shifts in product mix, end customer mix, the introduction of new products, decreases in ASPs for older products and Navitas’ ability to reduce product costs. Navitas expects these fluctuations to continue in the future.
Changes to financial accounting standards may affect Navitas’ results of operations and could cause Navitas to change its business practices.
Navitas prepares its consolidated financial statements to conform to generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting rules and regulations. Changes in those accounting rules can have a significant effect on Navitas’ financial results and may affect its reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may adversely affect Navitas’ reported financial results or the way Navitas conducts its business.
A portion of Navitas’ Earnout Shares will be accounted for as liabilities and the post-Business Combination changes in value of its Earnout Shares could have a material effect on its financial results.
Navitas’ Earnout Shares will be accounted for as liabilities after the Closing of the Business Combination and the changes in value of its Earnout Shares could have a material effect on its financial results. In particular, the fair value of the contingent consideration liability will be remeasured each reporting period and changes in value will be reflected in net income (loss). As a result of the recurring fair value measurement, Navitas’ financial statements and results of operations may fluctuate quarterly, based on factors which are outside of its control. Due to the recurring fair value measurement, Navitas expects that it will recognize non-cash gains or losses on its Earnout Shares each reporting period and that the amount of such gains or losses could be material.
From time to time, Navitas may rely on strategic partnerships, joint ventures and alliances for manufacturing and research and development. However, Navitas may not control these partnerships and joint ventures, and actions taken by any of its partners or the termination of these partnerships or joint ventures could adversely affect its business.
As part of Navitas’ strategy, Navitas may enter into a number of long-term strategic partnerships and alliances. There can be no assurances that they will be successful. Navitas may have interests that diverge from those of its joint venture partners or other strategic partners and Navitas may not be able to direct the management and operations of the joint venture or other strategic relationship in the manner Navitas believes is most appropriate, exposing Navitas to additional risk. In addition, if any of Navitas’ current strategic partners or alliances it may engage with in the future were to encounter financial difficulties or change their business strategies, they may no longer be able or willing to participate in these groups or alliances, which could have a material adverse effect on Navitas’ business, financial condition and results of operations.
Navitas may from time to time desire to exit certain programs or businesses, or to restructure its operations, but may not be successful in doing so.
From time to time, Navitas may decide to divest certain businesses or restructure its operations, including through the contribution of assets to joint ventures. However, its ability to successfully exit businesses, or to close or consolidate operations, depends on a number of factors, many of which are outside of Navitas’ control. For example, if Navitas is seeking a buyer for a particular business, none may be available, or it may not be successful in negotiating satisfactory terms with prospective buyers. In addition, Navitas may face internal obstacles to its efforts. In some cases, particularly with respect to European operations, there may be laws or other legal impediments affecting Navitas’ ability to carry out such sales or restructuring.
If Navitas is unable to exit a business in a timely manner, or to restructure its operations in a manner it deems to be advantageous, this could have a material adverse effect on Navitas’ business, financial condition and results of operations. Even if a divestment is successful, Navitas may face indemnity and other liability claims by the acquirer or other parties.
Navitas may pursue mergers, acquisitions, investments and joint ventures, which could divert its management’s attention or otherwise disrupt its operations and adversely affect its results of operations.
Navitas may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic acquisitions, investments or partnerships. There can be no assurances that they will be successful. The identification of suitable acquisition, strategic investment or strategic partnership candidates can be costly and time consuming and can distract Navitas’ management team from its current operations. If such strategic transactions require Navitas to seek additional debt or equity financing, Navitas may not be able to obtain such financing on terms favorable to it or at all, and such transaction may adversely affect its liquidity and capital structure. Navitas may also choose to divest certain non-core
assets, which divestitures could lead to charges against earnings and may expose it to additional liabilities and risks. Any strategic transaction might not strengthen its competitive position, may increase some of its risks, and may be viewed negatively by its end customers, partners or investors. Even if Navitas successfully completes a strategic transaction, it may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into its business or global tax structure. Navitas may experience unexpected changes in how it is required to account for strategic transactions pursuant to U.S. GAAP and may not achieve the anticipated benefits of any strategic transaction. Navitas may incur unexpected costs, claims or liabilities that Navitas incurs during the strategic transaction or that it assumes from the acquired company, or it may discover adverse conditions post acquisition for which it has limited or no recourse.
Navitas may require additional capital to support its business, and this capital might not be available on acceptable terms, if at all.
Navitas intends to continue to make investments to support its business growth and may require additional capital to respond to business opportunities and challenges, including the need to develop new features and products or enhance existing services, improve operating infrastructure or acquire complementary businesses and technologies. Accordingly, Navitas may need to engage in debt or equity financings to secure additional funds. Any such financing secured in the future would increase expenses and could involve restrictive covenants relating to capital raising activities or create significant shareholder dilution, which may make it more difficult to obtain additional capital and to pursue business opportunities. Navitas may not be able to obtain additional financing on favorable terms, if at all. If Navitas is unable to obtain adequate financing or financing on satisfactory terms when required, Navitas’ ability to continue to support business growth and to respond to business challenges could be significantly impaired, and business may be harmed.
Servicing Navitas’ debt and other payment obligations requires a significant amount of cash, and Navitas may not have sufficient cash flow from its business to pay its debts.
Navitas’ ability to make scheduled payments or to refinance its obligations under its debt arrangements depends on its future performance and available cash, which is subject to economic, financial, competitive and other factors beyond its control. Navitas’ business may not generate cash flow from operations in the future sufficient to service its debt, other repayment obligations and/or make necessary investments or capital expenditures. If

Navitas is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional capital on terms that may be onerous or highly dilutive. Navitas’ ability to refinance its indebtedness will depend on the capital markets and Navitas’ financial condition at such time. Navitas may not be able to engage in any of these activities or engage in these activities on favorable terms, which could result in a default on its debt or repayment obligations.
Navitas’ loan agreement contains certain restrictive covenants that may limit its operating flexibility.
Navitas’ loan agreement contains certain restrictive covenants that either limit Navitas’ ability to, or require a mandatory prepayment in the event that Navitas incurs additional indebtedness, merges with other companies or enters into or consummates certain change of control transactions (including the consummation of the Business Combination), acquires other companies, makes certain investments, transfers or disposes of assets, amends certain material agreements, or enters into certain other transactions. In particular, the consummation of the Business Combination will qualify as a change in control under the loan agreement and will require the lender’s prior written consent. In the event that Navitas fails to obtain such written consent prior to the consummation of the Business Combination the lender will be entitled to accelerate and demand payment of all outstanding debt and any interest payable thereunder as of the date of such event of default. Navitas may not be able to generate sufficient cash flow or sales to pay the principal and interest under its outstanding debt obligations. Furthermore, Navitas’ future working capital, borrowings, or equity financing could be unavailable to repay or refinance the amounts outstanding under its current debt obligation. In the event of a liquidation, Navitas’ existing and any future lenders would be repaid all outstanding principal and interest prior to distribution of assets to unsecured creditors, and the holders of its common stock would receive a portion of any liquidation proceeds only if all of Navitas’ creditors, including its existing and any future lenders, were first repaid in full.
Navitas’ business depends on the proper functioning of internal processes and information technology systems. A failure of these processes and systems, data breaches, cyber-attacks, or cyber-fraud may cause business disruptions, compromise Navitas’ intellectual property or other sensitive information, litigation or government actions, or result in losses.
Navitas relies on the efficient and uninterrupted operation of complex information technology applications, systems and networks to operate its business. The reliability and security of information technology infrastructure and software, and Navitas’ ability to expand and continually update technologies in response to changing needs is critical to Navitas’ business. Any significant interruption in these applications, systems or networks, including but not limited to new system implementations, computer viruses, cyberattacks, security breaches, facility issues or energy blackouts, could have a material adverse impact on Navitas’ business, financial condition and results of operations.
Cyber-attacks attempting to obtain access to Navitas’ computer systems and networks could result in the misappropriation of proprietary information and technology. Although Navitas has not experienced a breach or incident to date, there can be no assurance that a future breach or incident will not have a material impact on Navitas’ operations and financial results. In the current environment, there are numerous and evolving risks to cybersecurity and privacy, including criminal hackers, state-sponsored intrusions, industrial espionage, employee malfeasance, and human or technological error. In the event of such breaches, Navitas, its end customers or other third parties could be exposed to potential liability, litigation, and regulatory action, as well as the potential loss of existing or potential end customers, damage to reputation, and other financial loss.
In addition, the cost and operational consequences of responding to attempted breaches and implementing remediation measures could be significant.
Cyber-attacks or other catastrophic events could result in interruptions or delays to Navitas, its end customers, or other third-party operations or services, financial loss, potential liability, and damage to Navitas’ reputation and affect its relationships with end customers and suppliers.

Further, Navitas may be subject to theft, loss, or misuse of personal and confidential data regarding its employees, end customers and suppliers that is routinely collected, used, stored, and transferred to run its business. Such theft, loss, or misuse could result in significantly increased business and security costs or costs related to defending legal claims.
Even though Navitas has taken measures to comply with current federal, state, or international privacy-related or data protection laws and regulations, material changes in these laws and regulations could result in increased costs on Navitas in order to maintain compliance.
Navitas’ business also depends on various outsourced IT services. Navitas relies on third-party vendors to provide critical services and to adequately address cyber security threats to their own systems. Any material failure of third-party systems and services to operate effectively could disrupt Navitas’ operations and could have a material adverse effect on its business, financial condition and results of operations.
Navitas’ business is exposed to the risks associated with litigation, investigations and regulatory proceedings.
Navitas may in the future face legal, administrative and regulatory proceedings, claims, demands and/or investigations involving shareholder, consumer, employment, third-party manufacturers, subcontractors, competition and/or other issues relating to its business on a global basis. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping Navitas from manufacturing or selling certain products, engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents. An unfavorable outcome or settlement may result in a material adverse impact on Navitas business, results of operations, financial position, and overall trends. In addition, litigation, regardless of outcome, could result in substantial costs, reputational harm and a diversion of management’s attention and resources, and any litigation may have a material adverse effect on Navitas’ business, financial condition, results of operations and cash flows.
In addition, the laws and regulations Navitas’ business is subject to are complex and change frequently. Navitas may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.
Inadequate internal controls could result in inaccurate financial reporting.
If Navitas fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results. As a result, Navitas’ stakeholders could lose confidence in its financial reporting, which could adversely affect results of its business and its enterprise value.
Navitas will need to undertake significant efforts to strengthen its processes and systems and adapt them to changes as its business evolves (including with respect to becoming part of a publicly traded company). This continuous process of maintaining and adapting Navitas’ internal controls is expensive and time-consuming and requires significant management attention. Navitas cannot be certain that its internal control measures will, in the future, provide adequate control over its financial processes and reporting. Furthermore, as Navitas’ business evolves and if it expands through acquisitions of other companies or make significant investments in other companies or enters into joint development and similar arrangements, its internal controls may become more complex and it will require significantly more resources to ensure its internal controls remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm Navitas’ operating results or cause it to fail to meet its reporting obligations. If Navitas or its independent registered public accounting firm identify additional material weaknesses in the future, the disclosure of that fact, even if quickly remediated, could reduce the market’s confidence in Navitas’ financial statements and harm the post-combination company’s enterprise value.

Navitas’ ability to receive timely payments from or the deterioration of the financial conditions of, its distributors or its end customers could adversely affect Navitas’ operating results.
Navitas’ ability to receive timely payments from or the deterioration of the financial condition of, its distributors or its end customers could adversely impact its collection of accounts receivable, and, as a result, Navitas’ revenue. Navitas regularly reviews the collectability and creditworthiness of its end customers to determine an appropriate allowance for doubtful accounts. Based on Navitas’ review of its end customers annually and as of December 31, 2020, all of which are distributors, Navitas had no reserve for doubtful accounts as of June 30, 2021, December 31, 2020 and December 31, 2019, respectively. If our doubtful accounts, however, were to exceed our current or future allowance for doubtful accounts, our business, financial condition, and results of operations would be adversely affected.
If Navitas does not sustain its growth rate, Navitas may not be able to execute its business plan and its operating results could suffer.
Navitas has experienced significant growth in a short period of time. Navitas’ net revenue increased from zero in fiscal year 2017 to $11.8 million in fiscal year 2020. Navitas may not achieve similar growth rates in future periods. You should not rely upon Navitas’ revenue growth, gross margins or operating results for any prior quarterly or annual periods as an indication of Navitas’ future operating performance. If Navitas is unable to maintain adequate revenue growth, Navitas’ financial results could suffer and Navitas’ stock price could decline.
Navitas’ margins are dependent on Navitas achieving continued yield improvement.
Navitas relies on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products that incorporate advanced features and other price/performance factors that enable Navitas to increase revenues while maintaining acceptable margins. To the extent such cost reductions and new product introductions do not occur in a timely manner, or that Navitas’ products do not achieve market acceptance or market acceptance at acceptable pricing, Navitas’ forecasts of future revenue, financial condition, and operating results could be harmed.
Navitas could be subject to domestic or international changes in tax laws, tax rates or the adoption of new tax legislation, or it could otherwise have exposure to additional tax liabilities, which could adversely affect Navitas’ business, results of operations, financial condition or future profitability.
LOKB and Navitas are U.S. corporations for U.S. federal income tax purposes and thus subject to U.S. corporate income tax on their worldwide income. In addition, because Navitas is also incorporated under Irish law, it will also be subject to Irish income tax on its worldwide income. Navitas, through its foreign subsidiaries, is subject to income taxes in other foreign jurisdictions as a result of foreign operations in such jurisdictions. Thus, new laws and policy relating to either U.S., Irish or other applicable foreign jurisdiction taxes may have an adverse effect on the Navitas business and future profitability. Further, existing U.S., Irish or other foreign tax laws, statutes, rules, regulations, ordinances or treaties could be interpreted, changed, modified or applied adversely to LOKB or Navitas, possibly with retroactive effect.
For example, President Joe Biden has set forth several tax proposals that, if enacted, would make significant changes to U.S. tax laws. Such proposals include, but are not limited to, (i) an increase in the U.S. income tax rate applicable to corporations (such as LOKB) from 21% to 28%, (ii) an increase in the maximum U.S. federal income tax rate applicable to individuals and (iii) an increase in the U.S. federal income tax rate for long term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider, and could include, some or all of these proposals in connection with tax reform to be undertaken by the current administration. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect (or whether such changes would have retroactive effect). The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect the Navitas business and future profitability.

Further, Navitas could be adversely impacted by changes in tax treaties or the interpretation or enforcement thereof by any tax authority following the Business Combination. Such changes could materially and adversely affect the effective tax rate of the Navitas business and require it to take further action, at potentially significant expense, to seek to preserve its effective tax rate.
Prospective investors should consult their own tax advisors regarding potential changes in U.S. or Irish tax laws.
Navitas is a tax resident of, and is subject to tax in, both the United States and Ireland. While Navitas intends to pursue relief from double taxation under the double tax treaty between the United States and Ireland, there can be no assurance that such efforts will be successful. Accordingly, the status of Navitas as a tax resident in the U.S. and Ireland may result in an increase in its cash tax obligations and effective tax rate, which increase may be material.
Because Navitas is registered as a Delaware limited liability company and because Navitas is treated as a U.S. corporation under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, it is treated as a U.S. corporation for U.S. federal income tax purposes. Because Navitas is treated as a domestic corporation for U.S. federal income tax purposes, among other consequences, it is generally subject to U.S. federal income tax on its worldwide income, and its dividends are treated as dividends from a U.S. corporation. Regardless of the application of Section 7874 of the Code and its registration as a Delaware limited liability company, Navitas is also treated as an Irish tax resident for Irish income tax purposes as a consequence of being incorporated under the laws of Ireland. Therefore, because Navitas is a tax resident of Ireland and the U.S., it could be liable for both U.S. and Irish taxes on its worldwide income and dividends paid by Navitas to LOKB could be subject to Irish withholding taxes.
While Navitas intends to pursue relief from double taxation under the double tax treaty between the United States and Ireland, there can be no assurance that such efforts will be successful or result in a favorable outcome. Accordingly, the status of Navitas as a tax resident in the United States and Ireland may result in an increase in its cash tax obligations and effective tax rate, which increase may be material.
As a consequence of Navitas being treated as an inverted domestic corporation under the Homeland Security Act, the U.S. federal government and certain state and local governments may refrain from entering into contracts with Navitas in the future, which could substantially decrease the value of Navitas’ business and, accordingly, the value of LOKB common shares.
The Federal Acquisition Regulation (“FAR”) prohibits U.S. federal government agencies from using appropriated (or otherwise made available) funds for contracts with a foreign incorporated entity, or a subsidiary of such an entity, that is an “inverted domestic corporation,” as defined in the Homeland Security Act at 6 U.S.C. § 395(b). This means that government agencies may be prohibited from entering into new contracts with an inverted domestic corporation, and may be prohibited from paying for contractor activities on existing contracts after the date of the “inversion.” If the businesses of either LOKB or Navitas become heavily dependent upon revenues generated from U.S. federal government contracts, the treatment of Navitas as an inverted domestic corporation could substantially decrease the value of the Navitas business following the merger and, accordingly, the value of LOKB common shares. The application of the “inverted domestic corporation” definition is somewhat unclear due to the lack of detailed regulations or other guidance promulgated with respect to the relevant provisions of the Homeland Security Act (or similar state or local rules). Section 7874 of the Code, discussed above, includes substantially similar provisions regarding the determination of whether a foreign corporation is treated as a U.S. domestic corporation for U.S. federal income tax purposes. While the regulatory provisions and other guidance issued by the IRS and the Treasury Department with respect to Section 7874 of the Code provide more detailed guidance, which interprets Section 7874 of the Code as having expansive application, these regulations do not explicitly apply for the purposes of determining whether a corporation is an inverted domestic corporation under the Homeland Security Act (or similar state or local rules), and it is unclear to what extent they should be viewed as interpretive guidance for such purposes. As discussed above, Navitas is treated as a U.S. domestic corporation under Section 7874 of the Code. Therefore, if the expansive guidance issued by the IRS and Treasury Department were viewed as interpretive for purposes of the definition of “inverted domestic corporation” in the Homeland Security Act (or similar state or local rules), it is expected that Navitas will be treated as an inverted domestic corporation for such purposes.
Any adjustment to the purchase price of the assets that were transferred pursuant to the restructuring of Navitas in 2020 could adversely impact Navitas’ tax position.
In connection with the restructuring of Navitas in 2020, substantially all of the intellectual property and other intangible assets of Navitas were sold from a subsidiary of the Navitas group to Navitas Ireland. Navitas has recently obtained a third-party valuation of the transferred assets to support the purchase price paid for such assets. However, there can be no assurance that the relevant taxing authorities will agree with the purchase price ascribed to the transferred assets, and an adjustment to the purchase price could adversely impact Navitas’ tax position.
As a result of the Business Combination and plans to expand Navitas’ business operations, including to jurisdictions in which tax laws may not be favorable, LOKB’s and Navitas’ obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect Navitas’
after-tax
profitability and financial results.
In the event Navitas’ business expands domestically or internationally, LOKB’s or Navitas’ effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws. Additionally, LOKB and Navitas may be subject to tax on more than one-hundred
percent of their income as a result of such income being subject to tax in multiple state, local or
non-U.S.
jurisdictions. Factors that could materially affect LOKB’s or Navitas’ future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and
(d) pre-tax
operating results of the combined business.
Additionally, after the Business Combination, LOKB and Navitas may be subject to significant income, withholding and other tax obligations in the United States and Ireland and may become subject to taxes in numerous additional state, local and
non-U.S.
jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. LOKB’s and Navitas’
after-tax
profitability and financial results could be subject to volatility or be affected by numerous factors, including: (a) the availability of tax deductions, credits, exemptions, refunds (including refunds of value added taxes) and other benefits to reduce tax liabilities; (b) changes in the valuation of deferred tax assets and liabilities; (c) expected timing and amount of the release of any tax valuation allowances; (d) tax treatment of stock-based compensation; (e) changes in the relative amount of earnings subject to tax in the various jurisdictions in which Navitas operates; (f) the potential expansion of the combined business into or otherwise becoming subject to tax in additional jurisdictions; (g) changes to the existing intercompany structure (and any costs related thereto) and business operations; (h) the extent of intercompany transactions and the extent to which taxing authorities in the relevant jurisdictions respect such intercompany transactions; and (i) the ability to structure the combined business’s operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on LOKB’s or Navitas’
after-tax
profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with LOKB’s or Navitas’ intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If LOKB or Navitas, as applicable, does not prevail in any such disagreements, its profitability may be adversely affected.
LOKB’s or Navitas’
after-tax
profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect, as discussed above.

Navitas’ ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.
Navitas has incurred net operating losses for U.S. federal income tax purposes since its inception. To the extent that Navitas continues to generate U.S. federal net operating losses, amounts which are not used to offset taxable income may carry forward to offset future taxable income, if any, for U.S. federal income tax purposes until such carryforwards expire, if at all. As of December 31, 2020, Navitas had U.S. federal net operating loss carryforwards of approximately $65.4 million.
Under the Tax Cuts and Jobs Act of 2017 (the “TCJA”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), U.S. federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the TCJA or the CARES Act.
In addition, Navitas’ U.S. federal net operating loss carryforwards are subject to review and possible adjustment by the IRS and state tax authorities. Under Sections 382 and 383 of the Code, the deductibility of Navitas’ U.S. federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of Navitas’ stock. Under Section 382 of the Code, if a corporation experiences an “ownership change,” the corporation’s ability to use its pre-change
net operating loss carryforwards to offset its post-change income may be limited. An ownership change pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5 percent of a corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If Navitas has experienced an ownership change at any time since its inception, utilization of the U.S. federal net operating loss carryforwards or other U.S. federal tax attributes would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of Navitas’ stock at the time of the ownership change by the applicable long-term tax-exempt
rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of Navitas’ U.S. federal net operating loss carryforwards before utilization. Additionally, the Business Combination and future changes in Navitas’ stock ownership, which may be outside Navitas’ control, may trigger an ownership change. Navitas’ U.S. federal net operating losses may also be impaired under state tax laws. Accordingly, Navitas may not be able to utilize a material portion of its U.S. federal net operating loss carryforwards. Navitas has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If Navitas earns taxable income for U.S. federal income tax purposes in the future, such limitations could result in increased future income tax liability to Navitas and its future cash flows could be adversely affected. Navitas has recorded a valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
Risks Related to Navitas’ Intellectual Property
Navitas may not be able to adequately protect its intellectual property rights. If Navitas fails to adequately enforce or defend its intellectual property rights, its business may be harmed.
Much of the technology used in the markets in which Navitas competes is protected by patents and trade secrets, and its commercial success will depend in significant part on its ability to obtain and maintain patent and trade secret protection for its products and methods. To compete in these markets, Navitas relies on a combination of trade secret protection, nondisclosure and licensing agreements, patents and trademarks to establish and protect Navitas’ proprietary intellectual property rights. Navitas’ intellectual property rights may be challenged or infringed upon by third parties or Navitas may be unable to maintain, renew or enter into new license agreements with third-party owners of intellectual property on reasonable terms. In addition, Navitas’ intellectual property may be subject to infringement or other unauthorized use outside of the United States. In such case, Navitas’

ability to protect its intellectual property rights by legal recourse or otherwise may be limited, particularly in countries where laws or enforcement practices are undeveloped or do not recognize or protect intellectual property rights to the same extent as the United States. Unauthorized use of its intellectual property rights or its inability to preserve existing intellectual property rights could adversely impact Navitas’ competitive position and results of operations. The loss of Navitas’ patents could reduce the value of the related products that practice such patents. In addition, the cost to litigate infringements of Navitas’ patents, or the cost to defend itself against patent infringement actions by others, could be substantial and, if incurred, could materially affect Navitas’ business and financial condition.
Proprietary trade secrets and unpatented
know-how
are also very important to Navitas’ business. Navitas relies on trade secrets to protect certain aspects of its technology, especially where Navitas does not believe that patent protection is appropriate or obtainable. However, trade secrets can be difficult to protect. Navitas’ employees, consultants, contractors, outside collaborators and other advisors may unintentionally or willfully disclose Navitas’ confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential or proprietary information. Enforcing a claim that a third party illegally obtained and is using Navitas’ trade secrets may be expensive and time consuming Moreover, Navitas’ competitors may independently develop equivalent knowledge, methods and know-how.
Failure to obtain or maintain trade secret protection could adversely affect Navitas’ competitive business position.
Navitas may not be able to obtain additional patents and the legal protection afforded by any additional patents may not adequately cover the full scope of Navitas’ business or permit Navitas to gain or keep competitive advantage.
Navitas’ ability to obtain additional patents is uncertain and the legal protection afforded by these patents may not adequately protect Navitas’ rights or permit Navitas to gain or keep competitive advantage. In addition, the specific content required of patents and patent applications that are necessary to support and interpret patent claims can be uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or interpretations of patent laws in the United States or elsewhere may diminish the value of Navitas’ intellectual property or narrow the scope of its patent protection. Even if patents are issued regarding Navitas’ products and processes, Navitas’ competitors may challenge the validity of those patents.
If Navitas infringes or misappropriates, or is accused of infringing or misappropriating, the intellectual property rights of third parties, it may incur substantial costs or prevent Navitas from being able to commercialize new products.
The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. From time to time, Navitas may receive communications from third parties that allege that its products or technologies infringe their patent or other intellectual property rights. Lawsuits or other proceedings resulting from allegations of infringement could subject Navitas to significant liability for damages, invalidate its proprietary rights and adversely affect its business. In the event that any third-party succeeds in asserting a valid claim against Navitas or any of its end customers, Navitas could be forced to do one or more of the following:

•	discontinue selling, importing or using certain technologies that contain the allegedly infringing intellectual property which could cause Navitas to stop manufacturing certain products;

•	seek to develop non-infringing technologies, which may not be feasible;

•	incur significant legal expenses;

•	pay substantial monetary damages to the party whose intellectual property rights Navitas may be found to be infringing; and/or

•	Navitas or its end customers could be required to seek licenses to the infringed technology that may not be available on commercially reasonable terms, if at all.

Navitas may not prevail in such matters or be able to license any valid and infringed patens from third parties on commercially reasonable terms. This could result in the loss of Navitas ability to import and sell its products or require it to pay costly royalties to third parties in connection with sales of its products. In addition, if a third-party causes Navitas to discontinue the use of any technologies, Navitas could be required to design around those technologies. This could be costly and time consuming and could have an adverse effect on financial results. Any significant impairments of intellectual property rights from any litigation Navitas faces could materially and adversely impact Navitas’ business, financial condition, results of operations and its ability to compete.
In addition, Navitas could be subject to claims that Navitas’ employees, or Navitas, has inadvertently or otherwise used or disclosed trade secrets or other proprietary information of third parties. If Navitas is unable to resolve claims that may be brought against it by third parties related to their intellectual property rights on terms acceptable to Navitas, Navitas may be precluded from offering some of its products or using some of its processes. Defending itself against third-party claims, including litigation in particular, may be costly and time consuming and may divert management’s attention from Navitas’ business.
Navitas’ ability to design and introduce new products in a timely manner is dependent upon third-party IP, including third party and “open source” software.
In the design and development of new products and product enhancements, Navitas relies on third-party intellectual property such as software development tools and hardware testing tools. Furthermore, certain product features rely on intellectual property acquired from third parties, including hardware and software tools and products. The design requirements necessary to meet future consumer demands for more features and greater functionality from semiconductor products may exceed the capabilities of the third-party intellectual property or development tools that are available to Navitas. In addition, hardware and software tools and products procured from third parties may contain design or manufacturing defects that such third parties are unable to resolve, including flaws that could unexpectedly interfere with the operation of Navitas’ products. Furthermore, some of the software licensed from third parties may not be available in the future on terms acceptable to Navitas or allow Navitas’ products to remain competitive. The loss of these licenses or the inability to maintain any of them on commercially acceptable terms could delay development of future products or the enhancement of existing products. If the third-party intellectual property that Navitas uses becomes unavailable or fails to produce designs that meet consumer demands, Navitas’ business could be harmed.
Risks Related to Regulatory Compliance
The failure of Navitas to comply with the large body of laws and regulations to which it is subject or to successfully develop and implement policies, procedures and practices intended to facilitate compliance with such laws and regulations could have a material adverse effect its business and operations.
Navitas is subject to regulation by various governmental agencies in the United States and other jurisdictions in which it operates, including China, Taiwan, the Philippines, Hong Kong and Korea. In addition, the laws and regulations Navitas’ business is subject to are complex and change frequently.
Navitas may be required to incur significant expenses to comply with changes in applicable regulations and requirements and Navitas’ failure to comply with any applicable regulations or requirements could subject Navitas to investigations, sanctions, enforcement actions, fines, damages, penalties, or injunctions. If any governmental sanctions are imposed, or if Navitas does not prevail in any possible civil or criminal litigation, its business, financial condition and results of operations could be materially and adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and financial resources.

Navitas is subject to export restrictions and laws affecting trade and investments that could materially and adversely affect its business and results of operations.
Since the beginning of 2018, there have been several instances of U.S. tariffs on Chinese goods, some of which prompted retaliatory Chinese tariffs on U.S. goods. In May 2019, the U.S. President issued an executive order that invoked national emergency economic powers to implement a framework to regulate the acquisition or transfer of information communications technology in transactions that imposed undue national security risks. These actions could lead to additional restrictions on the export of products that include or enable certain technologies, including products Navitas provides to China-based end customers.
The institution of trade tariffs both globally and between the U.S. and China specifically carries the risk of negatively affecting China’s overall economic condition, which could have negative repercussions on for Navitas’ business.
Furthermore, the imposition of tariffs could cause a decrease in the sales of products to end customers located in China or other end customers selling to Chinese end users, which could materially and adversely affect Navitas’ business, financial condition and results of operations.
Navitas is subject to U.S. laws and regulations that could limit and restrict the export of some products and services and may restrict transactions with certain end customers, business partners and other persons, including, in certain cases, dealings with or between its employees and subsidiaries. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies and in other circumstances Navitas may be required to obtain an export license before exporting the controlled item. Compliance with these laws and regulations could materially limit operations or sales, which would materially and adversely affect Navitas’ business and results of operations.
In addition, U.S. laws and regulations and sanctions, or threat of sanctions, that could limit and restrict the export of some of Navitas’ products and services to end customers, may also encourage end customers to develop their own solutions to replace Navitas products, or seek to obtain a greater supply of similar or substitute products from competitors that are not subject to these restrictions, which could materially and adversely affect Navitas’ business, financial condition and results of operations.
Further, Navitas’ sales may be adversely affected by the current and future political environment in China and the policies of the China Central Government. China’s government has exercised and continues to exercise substantial control over nearly all sectors of the Chinese economy through regulation and state ownership. Navitas’ ability to ship products to China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under its current leadership, China’s government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that China’s government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice. The United States government has called for substantial changes to foreign trade policy with China and has raised (as well as has proposed to further raise in the future), tariffs on several Chinese goods. China has retaliated with increased tariffs on United States goods. Any further changes in United States trade policy could trigger retaliatory actions by affected countries, including China, resulting in trade wars. Any changes in United States and China relations, including through changes in policies by the Chinese government could adversely affect our financial condition and results of operations, including: changes in laws, regulations or the interpretation thereof, confiscatory taxation, governmental royalties, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises.
In addition, there may be circumstances where Navitas may have to incur premium freight charges to expedite the delivery of our products to end customers or as a result of being required to ship to alternative ports due to local Chinese government regulations or delays at the ports that we typically utilize. If Navitas’ incur a significant amount of freight charges, Navitas’ gross profit will be negatively affected if Navitas is unable to pass on those charges to end customers.
In order to comply with environmental and occupational health and safety laws and regulations, Navitas may need to modify its activities or incur substantial costs, and such laws and regulations, including any failure to comply with such laws and regulations, could subject Navitas to substantial costs, liabilities, obligations and fines, or require it to have suppliers alter their processes.
The semiconductor industry is subject to a variety of international, federal, state, local and
non-U.S.
laws and regulations governing pollution, environmental protection and occupational health and safety. Compliance with current or future environmental and occupational health and safety laws and regulations could restrict Navitas’ ability to expand its business or require it to modify processes or incur other substantial expenses which could harm Navitas’ business. Environmental and occupational health and safety laws and regulations have tended to become more stringent over time, causing a need to redesign technologies, imposing greater compliance costs and increasing risks and penalties associated with violations, which could seriously harm its business.
Conflict minerals and other supply chain diligence and disclosure regulations may force Navitas to incur additional expenses, may result in damage to its business reputation and may adversely impact its ability to conduct its business.
The SEC has disclosure requirements for companies that use conflict minerals in their products. Some of these metals are commonly used in semiconductors devices, including Navitas’ products. These SEC rules require companies to investigate, disclose and report whether or not such metals originated from the Democratic Republic of Congo or adjoining countries. Navitas has numerous foreign suppliers, many of whom are not obligated by law to investigate their own supply chains. As a result, Navitas may incur significant costs to comply with the diligence and disclosure requirements, including costs related to determining the source of any of the relevant metals used in its products. In addition, because Navitas’ supply chain is with third parties, it may not be able to sufficiently verify the origin of all the relevant metals used in its products through the due diligence procedures it implements. Navitas may also face difficulties in satisfying its end customers if they require that Navitas prove or certify that its products are “conflict free.” Key components and parts that can be shown to be “conflict free” may not be available to Navitas in sufficient quantity, or at all, or may only be available at significantly higher cost to Navitas. If Navitas is not able to meet end customer requirements, end customers may discontinue purchasing from it. Any of these outcomes could adversely impact Navitas’ business, financial condition or operating results.
Navitas could be adversely affected by violations of applicable anti-corruption laws or violations of its internal policies designed to ensure ethical business practices.
Navitas operates in a number of countries throughout the world, including in countries that do not have as strong a commitment to anti-corruption and ethical behavior that is required by U.S. laws or by corporate policies. Navitas is subject to the risk that it, its U.S. employees or its employees located in other jurisdictions or any third-parties that it engages to do work on its behalf in foreign countries may take action determined to be in violation of anti-corruption laws in any jurisdiction in which Navitas conducts business, including the FCPA. In addition, Navitas operates in certain countries in which the government may take an ownership stake in an enterprise and such government ownership may not be readily apparent (thereby increasing potential FCPA violations). Any violation of the FCPA or any similar anti-corruption law or regulation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions and might adversely affect Navitas’ business, results of operations or financial condition. In addition, the post-combination company will have internal ethics policies that it requires its employees to comply with in order to ensure that its business is conducted in a manner that its management deems appropriate. If these anti-corruption laws or internal policies were to be violated, the post-combination company’s reputation and operations could also be substantially harmed.

Compliance with state, federal, and foreign laws and regulations related to privacy, data use, and security may require increased capital expenditure, and a failure to comply with such laws and regulations could adversely affect Navitas.
Navitas is subject to state and federal laws and regulations related to privacy, data use, and security. In addition, in recent years, there has been a heightened legislative and regulatory focus on data security. Legislation has been introduced in Congress and there have been several Congressional hearings addressing these issues. In addition, several states have enacted privacy or security breach legislation requiring varying levels of consumer notification in the event of a security breach, and granting consumers broader or new rights with respect to personal data that a business collects about them. For example, California passed the California Consumer Privacy Act (“
CCPA
”), which enhances consumer protection and privacy rights by granting consumers resident in California new rights with respect to the collection of their personal data and imposing new operational requirements on businesses, went into effect in January 2020. The CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. Several other states are considering similar legislation. Additionally, the Federal Trade Commission and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the online collection, use, dissemination and security of data.
Foreign governments are raising similar privacy and data security concerns. In particular, the European Union has enacted a General Data Protection Regulation (“GDPR”), which became effective in May 2018. China, Russia, Japan, and other countries in Latin America and Asia are also strengthening their privacy laws and the enforcement of privacy and data security requirements. Complying with such laws and regulations may be time-consuming and require additional resources, and could therefore harm Navitas’ business, financial condition, and results of operations.
In addition, personal privacy, cyber security, and data protection are becoming increasingly significant issues in China. To address these issues, the Standing Committee of the National People’s Congress promulgated the Cyber Security Law of the People’s Republic of China (the “Cyber Security Law”), which took effect on June 1, 2017. The Cyber Security Law sets forth various requirements relating to the collection, use, storage, disclosure and security of data, among other things. Various Chinese agencies are expected to issue additional regulations in the future to define these requirements more precisely. These requirements may increase our costs of compliance. Any failure by Navitas to comply with the Cyber Security Law and the relevant regulations and policies could result in further cost and liability to us and could adversely affect our business and results of operations. Additionally, increased costs to comply with, and other burdens imposed by, the Cyber Security Law and relevant regulations and policies that are applicable to the businesses of our suppliers, vendors and other service providers, as well as our end customers, could adversely affect our business and results of operations.
Any failure, or perceived failure, by Navitas to comply with any federal, state, local or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which Navitas may be subject or other legal obligations relating to privacy or consumer protection could adversely affect its reputation, brand and business, and may result in claims, investigations, proceedings or actions against Navitas by governmental entities or others or other penalties or liabilities or require Navitas to change its operations and/or cease using certain data sets.
Regulations and evolving legislation governing issues involving climate change and sustainability could result in increased operating costs, which could have a material adverse effect on Navitas’ business.
A number of international, federal, state or local governments or governmental bodies have introduced or are contemplating regulatory changes in response to the potential impact of climate change. For example, the United States Environmental Protection Agency (“EPA”) issued a notice of finding and determination that emissions of carbon dioxide, methane, and other greenhouse gases (“GHGs”) present an endangerment to human health and the environment, which allowed EPA to begin regulating emissions of GHGs under existing provisions of the Clean Air Act (“CAA”). Legislation and increased regulation regarding climate change could impose significant costs on Navitas and its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring, permitting, reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact Navitas’ ability to compete with companies situated in areas and countries not subject to such limitations. Given the political significance, regulatory or compliance obligations and uncertainty around the impact of climate change and how it should be addressed, Navitas cannot predict how legislation and regulation will affect Navitas’ financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by Navitas or other companies in its industry could harm its reputation. The potential physical impacts of climate change on Navitas’ operations are highly uncertain, and would be particular to the geographic circumstances in areas in which Navitas operates. These impacts may adversely impact the cost, production and financial performance of Navitas’ operations.
Risks Related to Being a Public Company
Navitas’ management has limited public company experience. As a result of becoming a public company, Navitas will be subject to additional regulatory compliance requirements and if Navitas fails to maintain an effective system of internal controls, Navitas may not be able to accurately report its financial results or prevent fraud.
Navitas has never operated as a public company and will incur significant legal, accounting and other expenses that Navitas did not incur as a private company. The individuals who constitute Navitas’ management team have limited experience managing a publicly-traded company, and limited experience complying with the increasingly complex and changing laws pertaining to public companies. Navitas’ management team and other personnel will need to devote a substantial amount of time to compliance, and Navitas may not effectively or efficiently manage its transition into a public company.
Navitas expects rules and regulations such as the Sarbanes-Oxley Act of 2002 to increase its legal and finance compliance costs and to make some activities more time consuming and costly. For example, Section 404 of the Sarbanes-Oxley Act requires that Navitas’ management report on, and its independent auditors attest to, the effectiveness of its internal control over financial reporting. Effective internal controls are necessary for Navitas to provide reliable financial reports and effectively prevent fraud. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. Navitas may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time it will be required to do so. In addition, these Sarbanes-Oxley Act requirements may be modified, supplemented or amended from time to time. Implementing these changes may take a significant amount of time and may require specific compliance training of Navitas’ personnel. In the future, Navitas may discover areas of its internal controls that need improvement. If Navitas or its auditors discover a material weakness or significant deficiency, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in its financial statements and harm the post-combination company’s stock price. Any inability to provide reliable financial reports or prevent fraud could harm Navitas’ business. Navitas may not be able to effectively and timely implement necessary control changes and employee training to ensure continued compliance with the Sarbanes-Oxley Act and other regulatory and reporting requirements. Navitas’ recent growth rate could present challenges to maintain the internal control and disclosure control standards applicable to public companies. If Navitas fails to successfully complete the procedures and certification and attestation requirements of Section 404, or if in the future Navitas’ Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determines that Navitas’ internal controls over financial reporting are not effective as defined under Section 404, Navitas could be subject to sanctions or investigations by the SEC, or other regulatory authorities. Furthermore, investor perceptions of the post-combination company may suffer, and this could cause a decline in the market price of its stock. Navitas cannot assure you that it will be able to fully comply with the requirements of the

Sarbanes-Oxley Act or that management or its auditors will conclude that Navitas’ internal controls are effective in future periods. Irrespective of compliance with Section 404, any failure of Navitas’ internal controls could have a material adverse effect on its stated results of operations and harm its reputation.
Risks Related to LOKB
Risks Related to Our Business, Operations and Industry
The risks discussed herein have been identified by LOKB’s management based on an evaluation of the historical risks faced by Navitas and relate to LOKB management’s current expectations as to future risks that may result from LOKB’s anticipated ownership and operation of Navitas.
The loss of senior management or technical personnel could adversely affect our ability to successfully effect the Business Combination and successfully operate the business thereafter.
Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the services of our senior management and technical personnel. While we have scrutinized the individuals who will stay with us following the Business Combination, our assessment of these individuals may not prove to be correct. We do not plan to obtain any insurance against the loss of any of these individuals. The loss of the services of our senior management or technical personnel could have a material adverse effect on our business, financial condition and results of operations. LOKB will also be dependent, in part, upon Navitas’ technical personnel in connection with operating the business following the Business Combination. A loss by Navitas’ of its technical personnel could seriously harm LOKB’s business and results of operations.
There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm LOKB’s business may occur and not be detected.
LOKB’s management does not expect that LOKB’s internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in LOKB have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. LOKB will also be dependent, in part, upon Navitas’ internal control. A failure of LOKB’s or Navitas’ controls and procedures to detect error or fraud could seriously harm LOKB’s business and results of operations.
LOKB’s business could be adversely affected by security threats, including cybersecurity threats and related disruptions.
We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks by cyberattackers on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business, lead to financial loss and negative publicity. LOKB will also be dependent, in part, upon Navitas’ information systems. A failure in the security of Navitas’ information systems could seriously harm LOKB’s business and results of operations.
We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.
We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws. However, under the terms of the warrant agreement governing the terms of our warrants, we have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an Initial Business Combination, we will use our best efforts to file a registration statement under the Securities Act covering such shares. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A Common Stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.
Risks Related to LOKB and the Business Combination
Following the consummation of the Business Combination, our sole material asset will be our direct equity interest in Navitas and we will be accordingly dependent upon distributions from Navitas to pay taxes and cover our corporate and other overhead expenses and pay dividends, if any, on our common stock.
We are a holding company and, subsequent to the completion of the Business Combination, will have no material assets other than our direct equity interest in Navitas. We will have no independent means of generating revenue. To the extent Navitas has available cash, we will cause Navitas to make distributions of cash to us to pay taxes, cover our corporate and other overhead expenses and pay dividends, if any, on our common stock. To the extent that we need funds and Navitas fails to generate sufficient cash flow to distribute funds to us or is restricted from making such distributions or payments under applicable law or regulation or under the terms of its financing arrangements, or is otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.
Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on Navitas, we cannot assure you that this diligence revealed all material issues that may be present in Navitas, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. As a result, we may be forced to later write-down or write-off
assets, restructure our operations or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash
items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us following the completion of the Business Combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.
Our Sponsor, officers and directors have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.
Unlike many other blank check companies in which the founders agree to vote their Founders Stock in accordance with the majority of the votes cast by public stockholders in connection with an initial business combination, our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination. As of the date hereof, our Sponsor, owns shares equal to approximately 20.0% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the Sponsor, officers and directors agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.
Our Sponsor, certain members of the LOKB Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal.
When considering the LOKB Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the fact that our Sponsor holds 4,666,667 private placement warrants that would expire worthless if a Business Combination is not consummated;

•
the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founders Stock, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $        , based on the closing price of our Class A Common Stock of $         per share on                     , 2021;

•
if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account and except as to any claims under LOKB’s indemnity of its underwriters against certain liabilities;

•	the fact that our each of our officers and directors hold a direct or indirect interest in our Sponsor, which interest will be worthless unless a business combination is consummated;

•	the fact that previous investors with Live Oak Merchant Partners have been committed to invest $14.5 million in the PIPE Financing;

•
the fact that our Sponsor, officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations unless a business combination is consummated, although no such amounts require reimbursement as of the date of this proxy statement/prospectus;

•
the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment, even if other LOKB shareholders experience a negative rate of return in the post-business combination company; and

•
the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed. At the closing of the Business Combination, we anticipate that our Sponsor will hold 4,666,667 private placement warrants and 6,325,000 shares of Founders Stock. In addition, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds to finance transaction costs in connection with an Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. While no such loans are outstanding as of the date of this proxy statement/prospectus, we anticipate that our Sponsor may provide a loan to us prior to the Closing. While no assurances can be made as to the ultimate amount of this loan, we believe that the principal amount of the loan could be approximately $50,000 to $150,000. Our ability to repay this loan (either in cash or, at our Sponsor’s election, through the conversion of the loan into private placement warrants as described above) is dependent upon the completion of an Initial Business Combination.

The table set forth below sets out the total investment made by our Sponsor for the private placement warrants and the Founders Stock and the value of such securities, based on the closing price of our public warrants and our Class A Common Stock as of                 , 2021:

Security	Total Capital Contribution	Value as of , 2021
Private placement warrants(1)	$7,000,000	$
Founders Stock(2)	$25,000	$

(1)	Includes 1,500,000 private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination—Backstop Agreement” for more information.
(2)	Includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. See “The Business Combination—Sponsor Letter Amendment” for more information.
In addition, the members of our Sponsor include our officers and directors, all of whom made a direct or indirect capital contribution in our Sponsor in exchange for their respective membership interests therein. These membership interests in our Sponsor provide our officers and directors with an indirect economic interest in the total number of private placement warrants and shares of Founders Stock anticipated to be held by our Sponsor as of the completion of the Business Combination. The table set forth below summarizes the direct or indirect interest that our officers and directors (or trusts, retirement accounts or entities related to such persons) hold in the private placement warrants and Founders Stock along with the total capital contributions made by our officers and directors (or trusts, retirement accounts or entities related to such persons) for their direct or indirect interests in the Founders Stock and the value of such interests based on the closing price of the public warrants and Class A Common Stock as of                , 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name	Position	Total Capital Contribution	Value as of , 2021 (1)
John P. Amboian	Chairman	$750,000	$
Richard J. Hendrix	Chief Executive Officer and Director	$475,000	$
Andrea Tarbox	Chief Financial Officer and Director	$300,000	$
Gary K. Wunderlich, Jr.	President	$475,000	$
Adam Fishman	Chief Operating Officer	$400,000	$
Jon Furer	Director	$450,000	$
Tor Braham	Director	$450,000	$

(1)
Includes the value of 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Also includes the value of 1,500,000 private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination—Sponsor Letter Amendment” and “The Business Combination—Backstop Agreement” for more information.

As noted above, previous investors with Live Oak Merchant Partners have been committed to invest $14.5 million in the PIPE Financing. Live Oak Merchant Partners is a merchant bank providing capital and advisory services to middle market companies across several industries. Richard J. Hendrix, our Chief Executive Officer and Director, and Gary K. Wunderlich, Jr., our President, are co-founders and Managing Partners of Live Oak Merchant Partners. Adam Fishman, our Chief Operating Officer, is currently a Managing Partner at Live Oak Merchant Partners.
In addition to the above, Messrs. Hendrix, Wunderlich and Fishman have purchased an aggregate of 25,000, 50,000 and 20,130 public warrants, respectively, for an aggregate purchase price of $33,879.22, $70,148.75 and $27,175.50, respectively. These warrants would expire worthless if a Business Combination is not consummated.
Except as otherwise described above, we do not believe that there are any material LOKB securities held by LOKB’s officers and directors, loans extended or fees due from LOKB to LOKB’s officers and directors, or out-of-pocket expenses for which LOKB’s officers and directors are awaiting reimbursement from LOKB.
Stockholders should also be aware that Jefferies and BofA Securities, the underwriters of the LOKB IPO, performed additional services after the LOKB IPO as placement agents of the Signing PIPE. In addition, BofA Securities served as a financial advisor to LOKB and Jefferies served as a financial advisor to Navitas in connection with the Business Combination. In addition, part of the IPO underwriting fee was deferred and conditioned on the completion of a business combination. In the aggregate, $13.9 million and $7.6 million of fees payable to Jefferies and BofA Securities, respectively, are contingent on the completion of the Business Combination. Jefferies also holds 133,333 LOKB Warrants.
The LOKB Board was aware of and considered these interests, among other matters, in reaching the determination to approve the Business Combination and the Business Combination Agreement and in recommending that the holders of LOKB Common Stock vote to approve the Business Combination and adopt the Business Combination Agreement. For additional information please see the section entitled “The Business

Combination — Interests of Certain Persons in the Business Combination — Interests of Sponsor and LOKB Directors and Officers.”
Our officers and directors may have conflicts of interest in determining whether to present business opportunities to us or another entity with which they are, or may become, affiliated.
Until we consummate a Business Combination, we intend to engage in the business of identifying and combining with one or more businesses. Our Sponsor, officers and directors are, or may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business.
Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Our organizational documents provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.
In the absence of the “corporate opportunity” waiver in our organizational documents, certain candidates may not be able to serve as an officer or director for us. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our organizational documents provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.
However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause our directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest, which could negatively impact the timing for a business combination.
Our Sponsor holds a significant number of shares of our common stock and warrants. They will lose their entire investment in us if we do not complete an Initial Business Combination.
Our Sponsor holds all of our 6,325,000 shares of Founders Stock, representing 20.0% of the total outstanding shares upon completion of our IPO. The Founders Stock will be worthless if we do not complete an Initial Business Combination by December 7, 2022. In addition, our Sponsor holds an aggregate of 4,666,667 private placement warrants that will also be worthless if we do not complete an Initial Business Combination by December 7, 2022.
The shares of Founders Stock are identical to the shares of Class A Common Stock included in the units, except that (a) the shares of Founders Stock and the shares of Class A Common Stock into which the Founders Stock convert upon an Initial Business Combination are subject to certain transfer restrictions, (b) our Sponsor, officers and directors have entered into the Sponsor Letter Agreement with us, which will be amended, as of and conditioned upon the occurrence of the Closing, by the Sponsor Letter Amendment, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founders Stock and any public shares they own in connection with the completion of an Initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founders Stock if we fail to complete an Initial Business Combination by December 7, 2022 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an Initial Business Combination by December 7, 2022) and (c) the shares of Founders Stock are automatically convertible into shares of our Class A Common Stock at the time of an Initial Business Combination.

The personal and financial interests of our Sponsor, officers and directors may have influenced their motivation in identifying and selecting the business combination, completing the business combination and influencing our operation following the business combination.
We will incur significant transaction costs in connection with the Business Combination.
We have and expect to incur significant,
non-recurring
costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Our transaction expenses as a result of the Business Combination are currently estimated at approximately $41 million, including approximately $8.1 million in deferred underwriting discounts and commissions to the underwriters of our IPO.
We may be subject to business uncertainties while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Navitas and consequently, on LOKB. These uncertainties may impair Navitas’ ability to attract, retain and motivate key personnel and could cause third parties that deal with Navitas to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of issues relating to such uncertainty or a desire not to remain with the business, Navitas’ business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Navitas from making certain expenditures and taking other specified actions without the consent of LOKB until the Business Combination occurs. These restrictions may prevent Navitas from pursuing attractive business opportunities that may arise prior to the Closing. For additional information please see the subsection entitled “The Business Combination — Conduct of the Business Pending the Merger.”
The unaudited pro forma condensed combined financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information for LOKB following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, among others,: (a) approval by LOKB’s stockholders and Navitas Delaware’s shareholders, (b) the offers made pursuant to the Tender Offer for shares of Navitas Ireland having been accepted in respect of shares of Navitas Ireland representing at least 80% of each class of then issued and allotted shares of Navitas Ireland and any dissenting shareholders of Navitas Ireland being required to transfer their shares of Navitas Ireland to LOKB (whether pursuant to the Tender Offer, the compulsory acquisition procedure provided under Section 457 of the Companies Act 2014 of Ireland or otherwise) (such that upon the consummation of the Tender Offer, LOKB will have acquired 100% of each class of then issued and allotted shares of Navitas Ireland), (c) the expiration or termination of the waiting period under the HSR Act and any other applicable antitrust laws, (d) the listing of the shares of Class A Common Stock to be issued pursuant to the Business Combination Agreement on a national securities exchange and the effectiveness of this Registration Statement, (e) LOKB having at least $5,000,001 of net tangible assets following the redemption of public shares by LOKB’s public stockholders, (f) employment agreements with certain executives being in full force and effect, (g) the closing of the PIPE Financing, (h) the termination or exercise of all Navitas Warrants (subject to certain exceptions) and (i) the amount of LOKB Cash minus the aggregate amount of cash proceeds that will be required to satisfy redemptions of public shares by LOKB’s public stockholders in accordance with LOKB’s organizational documents, if any equaling at least $250,000,000. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or LOKB or Navitas Delaware may elect to terminate the Business Combination Agreement in certain other circumstances. For additional information please see the subsections entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement” and “The Business Combination — Termination.”
We may waive one or more of the conditions to the Business Combination.
We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our Charter, bylaws and applicable laws. For example, it is a condition to our obligation to close the Business Combination that certain of Navitas’ representations and warranties be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time. However, if the LOKB Board determines that it is in the best interests of LOKB to proceed with the Business Combination, then the LOKB Board may elect to waive that condition and close the Business Combination. For additional information please see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination Agreement.”
The exercise of discretion by LOKB’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of LOKB’s stockholders.
In the period leading up to the consummation of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require LOKB to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that it is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the business of Navitas, a request by Navitas and its management to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the business of Navitas and could entitle LOKB to terminate the Business Combination Agreement. In any such circumstance, it would be in the discretion of LOKB, acting through the LOKB Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the LOKB directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the LOKB directors between what he or she may believe is best for LOKB and LOKB stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, LOKB does not believe there will be any changes or waivers that LOKB’s directors and officers would be likely to make after LOKB stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, LOKB will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of LOKB’s stockholders with respect to the Business Combination Proposal.
If we are unable to complete an Initial Business Combination on or prior to December 7, 2022, our public stockholders may receive only approximately $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.
If we are unable to complete an Initial Business Combination on or prior to December 7, 2022, our public stockholders may receive only approximately $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify (as described below)), and our warrants will expire worthless.
If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Making such a request of potential target businesses may make our acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that we might pursue if the Business Combination is not consummated.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share
redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an Initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete an Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
We cannot be certain as to the number of public shares that will be redeemed and the potential impact to public stockholders who do not elect to redeem their public shares.
There is no guarantee that a stockholder’s decision whether to redeem its shares of Class A Common Stock for a pro rata portion of the Trust Account will put the stockholder in a better future economic position. We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of public shares may cause an increase or decrease in our stock price, and may result in a lower value realized now than a stockholder of LOKB might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
On , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per share of Class A Common Stock was $                 . Public stockholders should be aware that, while we are unable to predict the price per share of Class A Common Stock following the consummation of the Business Combination—and accordingly we are unable to predict the potential impact of redemptions on the per share value of public shares owned by non-redeeming stockholders—increased levels of redemptions by public stockholders may be a result of the price per share of Class A Common Stock falling below the redemption price. We expect that more public stockholders may elect to redeem their public shares if the share price of the Class A Common Stock is below the projected redemption price of $10.00 per share, and we expect that more public stockholders may elect not to redeem their public shares if the share price per share of the Class A Common Stock is above the projected redemption price of $10.00 per share. Each public share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to LOKB from the Trust Account and (ii) a corresponding increase in each public stockholder’s pro rata ownership interest in LOKB following the consummation of the Business Combination. In addition, in the event that more than 15,800,000 public shares are redeemed, the minimum cash condition in favor of Navitas as set forth in the Business Combination Agreement may not be satisfied, and the Business Combination may not be consummated. Based on the approximate redemption price per share of $10.00 as of                 , 2021, the latest practicable date prior to this proxy statement/prospectus, a hypothetical 1% increase or decrease in the number of public shares redeemed would result in a decrease or increase, respectively, of $                 of cash available in the Trust Account. In addition, if a stockholder does not redeem its shares, but other public stockholders do elect to redeem, the net loss per share for non-redeeming stockholders would increase from $0.32 per share (assuming no redemptions), to $0.35 per share (assuming illustrative redemptions), to $0.37 per share (assuming maximum redemptions), on a pro forma basis for the year ended December 31, 2020. The net loss per share for non-redeeming stockholders would increase from $0.31 per share (assuming no redemptions), to $0.33 per share (assuming illustrative redemptions), to $0.36 per share (assuming maximum redemptions), on a pro forma basis for the six months ended June 30, 2021.
Finally, if a public stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 15,800,000 shares of Class A Common Stock held by our public stockholders were redeemed, the 8,433,333 retained outstanding public warrants would have had an aggregate value of $         on ,         2021. If a substantial number of, but not all, public stockholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional Class A Common Stock is issued.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.
Lawsuits may be filed against LOKB or its directors and officers in connection with the Business Combination, or the holders of Navitas Ireland Shares may make an application for relief under relief under Section 459(5) of the Companies Act of Ireland. Defending such additional lawsuits could require LOKB to incur significant costs and draw the attention of LOKB’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect LOKB’s business, financial condition, results of operations and cash flows. Such legal proceedings could also delay or prevent the Business Combination from becoming effective within the completed timeframe.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per public share and (b) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, less taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.
While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.
We may not have sufficient funds to satisfy indemnification claims of our directors and officers.
We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed, and any persons who may become officers or directors prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the LOKB Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the LOKB Board and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, the LOKB Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share
amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
Even if we consummate the Business Combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for our warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without a holder’s approval.
Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.
We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us for cash so long as they are held by our Sponsor or its permitted transferees.
In addition, we may redeem your warrants after they become exercisable for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are
“out-of-the-money,”
in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A Common Stock had your warrants remained outstanding.
Because certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third
of one warrant, the units may be worth less than units of other blank check companies.
Each unit contains
one-third
of one warrant. Pursuant to the warrant agreement, no fractional warrants will be issued upon separation of the units, and only whole warrants will trade. This is different from other blank check companies similar to ours whose units include one share of common stock and one warrant to purchase one whole share. This unit structure may cause our units to be worth less than if it included a warrant to purchase one whole share. We have established the components of the units in this way in order to reduce the dilutive effect of the warrants upon completion of an Initial Business Combination since the warrants will be exercisable in the aggregate for one-third
of the number of shares compared to units that each contain a whole warrant to purchase one share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our units to be worth less than if they included a warrant to purchase one whole share.
We may issue additional common stock or preferred stock to complete the Business Combination or under an employee incentive plan after completion of the Business Combination. Any such issuances would dilute the interest of our stockholders and likely present other risks.
We may issue a substantial number of additional shares of common or preferred stock to complete the Business Combination or under an employee incentive plan after completion of the Business Combination. The issuance of additional shares of common or preferred stock:

•	may significantly dilute the equity interests of our investors;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•
could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our units, Class A Common Stock and/or warrants.
NASDAQ may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
We cannot assure you that our securities will be listed on NASDAQ after the Business Combination. In connection with the Business Combination, we will be required to demonstrate compliance with NASDAQ’s initial listing requirements, which are more rigorous than NASDAQ’s continued listing requirements. For instance, our stock price would generally be required to be at least $4.00 per share, and we will be required to have a minimum of 400 unrestricted round lot holders. We cannot assure you that we will be able to meet those initial listing requirements at that time. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed.
If NASDAQ delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter
market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or pre-empts
the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, Class A Common Stock and public warrants are listed on the NYSE, our units, Class A Common Stock and public warrants qualify as covered securities. Although the states are pre-empted
from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.
The LOKB Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.
The LOKB Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. LOKB’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of LOKB’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the LOKB Board in valuing Navitas and assuming the risk that the LOKB Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact LOKB’s ability to consummate the Business Combination.
We cannot assure you that our diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Navitas’ business, including any material omissions or misstatements contained in the registration statement or proxy statement/prospectus relating to the Business Combination than an investor in an initial public offering.
Before entering into the Business Combination Agreement, we performed a due diligence review of Navitas and its business and operations; however, we cannot assure you that our due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence we have conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Navitas pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the Class A Common Stock that will be issued pursuant to this registration statement and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in the registration statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on Navitas’ financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment without recourse against an underwriter that may have been available had Navitas been taken public through an underwritten public offering.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the Business Combination (and assuming no redemptions by our public stockholders of public shares), our Sponsor and our current officers and directors will hold approximately 4.5% of our Class A Common Stock, including the 6,325,000 shares of Class A Common Stock into which the Founders Stock will convert (or 5.0% of our Class A Common Stock, assuming a maximum redemption by our public stockholders of 15,800,000 of the public shares). Pursuant to the terms of the Sponsor Letter Agreement entered into at the time of the IPO, as it will be amended effective as of and conditioned upon the Closing pursuant to the Sponsor Letter Amendment, (a) 20% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) will be subject to forfeiture and, even if released from such forfeiture restrictions may not be transferred until the earlier to occur of (i) one year after the Closing, (ii) if the reported closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the consummation of our initial Business Combination or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (b) 80% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until released from extended transfer restrictions (with such release being made in three equal tranches after the Closing), subject to early release in certain circumstances. Pursuant to the amended and restated registration rights agreement attached as Exhibit B to the Business Combination Agreement (the “Registration Rights Agreement”), LOKB will agree that, within 30 calendar days after the Closing, LOKB will file with the SEC (at LOKB’s sole cost and expense) the Registration Statement, and LOKB will use its commercially reasonable efforts to have the Resale Registration Statement become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to three underwritten offerings and will be entitled to customary piggyback registration rights.
Further, pursuant to the Subscription Agreements, LOKB agreed that, within 30 calendar days after the consummation of the Business Combination, LOKB will file with the SEC (at LOKB’s sole cost and expense) the PIPE Resale Registration Statement, and LOKB will use its reasonable best efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof. This Registration

Statement will also cover shares issuable upon exercise of the public warrants. The sale of shares under the PIPE Resale Registration is likely to have an adverse effect on the trading price of the Class A Common Stock.
Additionally, LOKB will likely register for resale shares subject to the converted Navitas Options, Navitas Restricted Shares, Navitas Restricted Stock Units and Navitas Warrants.
For more information about the Registration Rights Agreement and Subscription Agreements, see the subsections entitled “The Business Combination — Related Agreements — A&R Registration Rights Agreement” and “The Business Combination — Related Agreements — PIPE Financing.”
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which our stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, trading in the shares of our Class A Common Stock has not been active. Accordingly, the valuation ascribed to our Class A Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning LOKB or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving LOKB;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Common Stock available for public sale;

•	any major change in the LOKB Board or management;

•	sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to LOKB following the Business Combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A Common Stock adversely, the price and trading volume of our Class A Common Stock could decline.
The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover LOKB following the Business Combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover LOKB following the Business Combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Our Sponsor, directors, officers, advisors or any of their respective affiliates may elect to purchase public shares from public stockholders, which may influence the vote on the Business Combination Proposal and reduce the public “float” of our Class A Common Stock.
Our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase public shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public
information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser.
In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public “float” of our Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange. See the subsection entitled “The Business Combination — Potential Purchases of Public Shares” for a description of how our Sponsor, directors, officers, advisors or any of their respective affiliates will select which stockholders or warrant holders to purchase securities from in any private transaction.
Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the Business Combination, and results of operations.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay,
say-on-frequency
and
say-on-golden
parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following December 7, 2025, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates
exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible
debt during the prior three year period.
In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find our Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.
Our warrants and Founders Stock may have an adverse effect on the market price of our Class A Common Stock and make it more difficult to effectuate our Business Combination.
We issued warrants to purchase 8,433,333 shares of Class A Common Stock as part of the units. We also issued 4,666,667 private placement warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share.
Our Sponsor currently owns an aggregate of 6,325,000 shares of Founders Stock. The shares of Founders Stock are convertible into shares of Class A Common Stock on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as set forth herein, at the Closing. Following such conversion after the Closing and effective as of and conditioned upon the Closing, 20% of shares of Class A Common Stock issued to Sponsor upon such conversion will be subject to potential forfeiture in the event that the threshold triggers for the earnout are not met. In addition, if our Sponsor makes any working capital loans, it may convert those loans into up to an additional 1,000,000 private placement warrants, at the price of $1.50 per warrant. Any issuance of a substantial number of additional shares of Class A Common Stock upon exercise of these warrants and conversion rights will increase the number of issued and outstanding shares of Class A Common Stock and reduce the value of the Class A Common Stock issued to complete the Business Combination. Therefore, our warrants and Founders Stock may make it more difficult to effectuate the Business Combination or increase the cost of acquiring Navitas.
We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of our stockholders do not agree.
Our Charter does not provide a specified maximum redemption threshold, except that in no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). The closing of the Business Combination is subject to the satisfaction or waiver (where permissible) of certain conditions, including the requirement that LOKB having at least $250,000,000 in available cash (including proceeds in connection with the PIPE Financing (as defined below) and the funds in the Trust Account and after taking into account payments required to satisfy redemptions of public shares by LOKB’s public stockholders). Approximately $155,000,000 of this closing condition is expected to be satisfied with the PIPE Financing and as a result only $95,000,000 of the funds in the Trust Account are needed to meet this condition to close, or less if the parties waive or modify this condition. As a result, we may be able to complete the Business Combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, officers, directors, advisors or any of their respective affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate Business Combination.

Our stockholders will have a reduced ownership and voting interests after the Business Combination and will exercise less influence over management.
Upon the issuance of the shares of Class A Common Stock to the Navitas Shareholders and the PIPE Investors, current holders of LOKB Common Stock will be diluted. Following the consummation of the Business Combination and the PIPE Financing, current holders of LOKB Common Stock would own approximately 22.3% of LOKB (assuming no redemptions by our public stockholders of public shares and including 1,265,000 shares subject to forfeiture by our Sponsor if certain stock price thresholds are not achieved).
The market price of shares of Class A Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of shares of Class A Common Stock.
Upon completion of the Business Combination, Navitas Shareholders will become holders of Class A Common Stock. Prior to the Business Combination, LOKB has limited operations. Upon completion of the Business Combination, LOKB’s results of operations will depend upon the performance of the Navitas business, which is affected by factors that are different from those currently affecting the results of operations of LOKB.
The Business Combination or post-combination company may be materially adversely affected by the
COVID-19
outbreak.
In December 2019,
COVID-19
was reported to have surfaced in Wuhan, China.
COVID-19
has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization (“WHO”) declared the outbreak of
COVID-19
a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to
COVID-19,
and on March 11, 2020, the WHO characterized the outbreak as a “pandemic.” The
COVID-19
outbreak has resulted, and a significant outbreak of other infectious diseases could result, in a widespread health crisis that could adversely affect the economies and financial markets worldwide. Additionally, our ability to consummate the Business Combination may be materially adversely affected due to governmental measures being implemented to contain the outbreak of
COVID-19
or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of Navitas’ personnel, vendors and service providers to negotiate and consummate the Business Combination in a timely manner. The extent to which
COVID-19
impacts the Business Combination will depend on future developments. If the disruptions posed by
COVID-19
or other matters of global concern continue for an extensive period of time, our ability to consummate the Business Combination may be materially adversely affected.
If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code, U.S. Holders of Navitas Shares may be required to pay substantial U.S. federal income taxes.
As discussed more fully in the subsection entitled “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations for Navitas Shareholders,” subject to the qualifications, assumptions and limitations discussed thereunder, it is the opinion of DLA Piper LLP (US) that for U.S. federal income tax purposes, the Business Combination should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code (the “Tax Treatment”). The opinion of DLA Piper LLP (US) has been issued in connection with the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part, and is prospective, dependent on future events, and based, among other things, on representations contained in representation letters provided by Navitas and LOKB and on customary factual assumptions. If any of these assumptions and representations are incorrect, incomplete or inaccurate, the U.S. federal income tax consequences of the Business Combination could materially differ from the discussion herein relating to the Tax Treatment. Additionally, as more fully discussed in the subsection entitled “Material

U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations for Navitas Shareholders,” there can be no assurance that the IRS will agree with the position that the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a), and the qualification of the Business Combination as a transaction governed by Section 351 of the Code relies on factors that cannot be determined with reasonable certainty until immediately prior to the closing. If the Business Combination does not qualify for the Tax Treatment, then a U.S. Holder of Navitas Shares would recognize gain or loss upon the exchange of the holder’s Navitas Shares for shares of Class A Common Stock equal to the difference between the fair market value of the total consideration received in the Exchange and such U.S. Holder’s tax basis in the Navitas Shares surrendered in the Exchange and may be subject to substantial U.S. federal income taxes. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court. Neither LOKB nor Navitas has sought, nor do they intend to seek, any ruling from the IRS with respect to the qualification of the Business Combination for the Tax Treatment. Consequently, there can be no assurance that the Business Combination will qualify for the Tax Treatment, or that the IRS or a court will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation. For more information on the material U.S. federal income tax consequences of the Exchange to U.S. Holders of Navitas Shares, including the tax consequences in the event the Business Combination fails to qualify for the Tax Treatment, see the subsection entitled “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations for Navitas Shareholders.”
If the Business Combination does not qualify as a “reorganisation” within the meaning of Section 586 of the TCA, Irish Holders of Navitas Shares may be required to pay substantial Irish capital gains taxes.
As discussed more fully in the subsection entitled “Material Irish Capital Gains Tax Consequences,” subject to the qualifications, assumptions and limitations discussed thereunder, it is the opinion of DLA Piper Ireland LLP that for Irish capital gains tax purposes, the Business Combination should qualify as a “reorganisation” within the meaning of Section 586 TCA (the “Irish Tax Treatment”). The opinion of DLA Piper Ireland LLP has been issued in connection with the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part, and is prospective, dependent on future events, and based, among other things, on representations contained in representation letters provided by Navitas and LOKB and on customary factual assumptions. If any of these assumptions and representations are incorrect, incomplete or inaccurate, the Irish capital gains tax consequences of the Business Combination could materially differ from the discussion herein relating to the Irish Tax Treatment. Additionally, as more fully discussed in the subsection entitled “Material Irish Capital Gains Tax Consequences,” there can be no assurance that the Irish Revenue Commissioners will agree with the position that the Business Combination qualifies as a “reorganisation” within the meaning of Section 586 TCA. If the Business Combination does not qualify for the Irish Tax Treatment, then an Irish tax resident holder of Navitas Shares would recognize gain or loss upon the exchange of the holder’s Navitas Shares for shares of Class A Common Stock equal to the difference between the fair market value of the total consideration received in the Tender Offer Exchange and such holder’s tax basis in the Navitas Shares disposed of in the Tender Offer Exchange and may be subject to substantial Irish capital gains taxes. An opinion of counsel represents counsel’s best legal judgment but is not binding on the Irish Revenue Commissioners or any court. Neither LOKB nor Navitas has sought, nor do they intend to seek, any ruling from the Irish Revenue Commissioners with respect to the qualification of the Business Combination for the Irish Tax Treatment. Consequently, there can be no assurance that the Business Combination will qualify for the Irish Tax Treatment, or that the Irish Revenue Commissioners or a court will agree with the views expressed herein or that a court will not sustain any challenge by the Irish Revenue Commissioners in the event of litigation. For more information on the material Irish capital gains tax consequences of the Tender Offer Exchange to Irish tax resident holders of Navitas Shares, including the tax consequences in the event the Business Combination fails to qualify for the Irish Tax Treatment, see the subsection entitled “Material Irish Capital Gains Tax Consequences.”
Risks Related to the Redemption
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative Business Combination. Certain events following the consummation of the Business Combination may cause an increase in our share price and may result in a lower value realized now than a stockholder might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult, and rely solely upon, the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.
In order to exercise their redemption rights, holders of public shares are required to submit a request in writing and deliver their shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the subsection entitled “Special Meeting of LOKB Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.
Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the subsection entitled “Special Meeting of LOKB Stockholders — Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m., Eastern time, on                 , 2021. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
In addition, holders of outstanding units of LOKB must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If a public stockholder fails to receive notice of LOKB’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
LOKB will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite LOKB’s compliance with these rules, if a public stockholder fails to receive LOKB’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that LOKB will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.
If LOKB is unable to consummate the Business Combination or any other initial business combination by December 7, 2022, the public stockholders may be forced to wait beyond such date before redemption from the Trust Account.
If LOKB is unable to consummate the Business Combination by December 7, 2022, LOKB will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the LOKB Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The U.S. federal income tax treatment of the redemption of our Class A Common Stock as a sale of such Class A Common Stock depends on a stockholder’s specific facts.
The U.S. federal income tax treatment of a redemption of our Class A Common Stock will depend on whether the redemption qualifies as a sale of such Class A Common Stock under Section 302 of the Code, which will depend largely on the total number of shares of our stock treated as held by the stockholder electing to redeem its Class A Common Stock (including any stock constructively owned by the holder, including as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Financing) relative to all of our shares of stock outstanding before and after the redemption. If such redemption is not treated as a sale of Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution. See “The Business Combination — Material U.S. Federal Income Tax Considerations” for a more detailed discussion of the U.S. federal income tax treatment of a redemption of Class A Common Stock.
Risks Related to Ownership of the Post-Combination Company’s Common Stock
Concentration of ownership among existing executive officers, directors and their affiliates, including the investment funds they represent, may prevent new investors from influencing significant corporate decisions.
Upon completion of the Business Combination, the post-combination company’s executive officers, directors and their affiliates, including the investment funds they represent, as a group will beneficially own approximately         % of the post-combination company’s common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of the Proposed Second A&R Charter and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

The price of the post-combination company’s common stock and warrants may be volatile and may decline, resulting in a loss of some or all of your investment.
Upon consummation of the Business Combination, the trading prices of the post-combination company’s common stock, and the post-combination company’s warrants is likely to be volatile and could fluctuate due to a variety of factors, including:

•	changes in the industries in which the post-combination company and its end customers operate;

•	developments involving post-combination company’s competitors;

•	developments involving the post-combination company’s suppliers;

•
actual or anticipated fluctuations in the post-combination company’s results of operations due to, among other things, changes in end customer demand, product life cycles, pricing, ordering patterns, and unforeseen operating costs;

•	changes in laws and regulations affecting its business, including export control laws;

•	variations in its operating performance and the performance of its competitors in general;

•	actual or anticipated fluctuations in the post-combination company’s quarterly or annual operating results;

•
publication of research reports by securities analysts about the post-combination company or its competitors or its industry or failure of securities analysts to initiate or maintain coverage of the post-combination company, changes in financial estimates or ratings by any securities analysts who follow the post-combination company, or failure to meet these estimates or the expectations of investors;

•	the public’s reaction to the post-combination company’s press releases, its other public announcements and its filings with the SEC;

•	actions by stockholders, including the sale by the third-party PIPE Investors of any of their shares of the post-combination company’s common stock;

•	additions and departures of executive officers or key personnel;

•	commencement of litigation involving the post-combination company;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	announcements by significant end customers of changes to their product offerings, business plans, or strategies;

•	announcements by the post-combination company or its competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments

•	the volume of shares of the post-combination company’s common stock available for public sale; and

•
general economic and political conditions, such as the effects of the
COVID-19
outbreak, recessions, inflation, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

•	other events or factors, including those resulting from war, incidents of terrorism, the COVID-19 pandemic or responses to these events.
These market and industry factors may materially reduce the market price of the post-combination company common stock and warrants regardless of the operating performance of the post-combination company.
The post-combination company does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, the post-combination company currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the post-combination company and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
Future resales of common stock after the consummation of the Business Combination may cause the market price of the post-combination company’s securities to drop significantly, even if the post-combination company’s business is doing well.
Pursuant to the
Lock-Up
Agreements and the Sponsor Letter Amendment, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, Navitas’ directors and officers and certain stockholders of Navitas will be contractually restricted from selling or transferring any of their respective shares of Class A Common Stock (the “
Lock-up
Shares
”). Such restrictions begin at Closing and end at varying times, ranging from six months to three years, subject, in certain circumstances, to early release upon the achievement of certain price targets, or other events. For additional information on the lock-up
periods, see the sections entitled “The Business Combination — Related Agreements — Navitas
Lock-Up
Agreements” and “The Business Combination — Related Agreements — Sponsor Letter Amendment.”
However, following the expiration of such applicable lockup periods, the Sponsor, Navitas’ directors and officers and the applicable stockholders of Navitas will not be restricted from selling shares of the post-combination company’s Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of post-combination company common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the post-combination company common stock. Upon completion of the Business Combination, the Sponsor, Navitas’ directors and officers and the stockholders of Navitas will collectively beneficially own approximately 71.8% of the outstanding shares of post-combination company common stock(not including the shares of post-combination company common stock issued in the PIPE Financing pursuant to the terms of the Subscription Agreements), assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming 15,800,000 public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor, Navitas’ directors and officers and the stockholders of Navitas would rise to 91.4% of the outstanding shares of the post-combination company common stock (not including the shares of the post-combination company common stock issued in the PIPE Financing pursuant to the terms of the Subscription Agreements).
The shares held by Sponsor, Navitas’ directors and officers and the stockholders of Navitas may be sold after the expiration of the applicable lock-up
period under the
Lock-Up
Agreements and the Sponsor Letter Amendment and the Registration Rights Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the post-combination company’s share price or the market price of post-combination company common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
If securities analysts do not publish research or reports about the post-combination company’s business or if they downgrade the post-combination company’s stock or the post-combination company’s sector, the Post-combination company’s stock price and trading volume could decline.
The trading market for the post-combination company common stock will rely in part on the research and reports that industry or financial analysts publish about the post-combination company or its business. The post-combination company will not control these analysts. In addition, some financial analysts may have limited expertise with the post-combination company’ model and operations. Furthermore, if one or more of the analysts who do cover post-combination company downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of the post-combination company’s stock could decline. If one or more of these analysts ceases coverage of post-combination company or fails to publish reports on it regularly, the post-combination company could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.
The issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise by the post-combination company could dilute the ownership and voting power of post-combination company stockholders.
After completion of the Business Combination, the post-combination company will have              shares of Class A Common Stock authorized but unissued (assuming no redemptions by our public stockholders of public shares). In addition, the Proposed Second A&R Charter authorizes the post-combination company to issue up to              shares of preferred stock with such rights and preferences as may be determined by the post-combination company board. The Proposed Second A&R Charter authorizes the post-combination company to issue shares of Class A Common Stock or other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock from time to time, for the consideration and on the terms and conditions established by the post-combination company board in its sole discretion, whether in connection with a financing, an acquisition, an investment, stock incentive plans or otherwise. Such additional shares of Class A Common Stock or such other securities may be issued at a discount to the market price of Class A Common Stock at the time of issuance. The post-combination company’s preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of Class A Common Stock. As discussed below, the potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for Class A Common Stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of Class A Common Stock. Any issuance of such securities could result in substantial dilution to the post-combination company’s then existing stockholders and cause the market price of shares of Class A Common Stock to decline.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from the post-combination company’s business operations.
As a public company, the post-combination company will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, the post-combination company will incur significant legal, accounting and other expenses that Navitas did not previously incur. The post-combination company’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in the post-combination company incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for post-combination company to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for post-combination company to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
Provisions in the Proposed Second A&R Charter and the post-combination company’s bylaws and under the DGCL contain antitakeover provisions that could prevent or discourage a takeover.
Provisions in the Proposed Second A&R Charter and the post-combination company’s bylaws may discourage, delay or prevent a merger, acquisition or other change in control of the post-combination company that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Class A common stock, thereby depressing the market price of Class A common stock. In addition, because the post-combination company board is responsible for appointing the members of the post-combination company’s management team, these provisions may frustrate or prevent any attempts by its stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the post-combination company board. Among other things, these provisions include those establishing:

•
a classified board of directors with three-year staggered terms, which may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of the post-combination company or its management;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•
the exclusive right of the post-combination company board to elect a director to fill a vacancy created by, among other things, the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from filling vacancies on the post-combination company board;

•
the ability of the post-combination company board to authorize the issuance of shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the ability of the post-combination company board to alter the bylaws without obtaining stockholder approval;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of post-combination company stockholders;

•
the requirement that a special meeting of stockholders may be called only by a majority vote of the post-combination company board, which may delay the ability of the post-combination company stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take action, including the removal of directors; and

•
advance notice procedures that stockholders must comply with in order to nominate candidates to the post-combination company board or to propose matters to be acted upon at an annual meeting or special meeting of stockholders, which may discourage or delay a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the post-combination company until the next stockholder meeting or at all.

Navitas qualifies as an “emerging growth company” within the meaning of the Securities Act of 1933, as amended, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make its securities less attractive to investors and may make it more difficult to compare its performance to the performance of other public companies.
Navitas is currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and the post-combination company will be able to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the post-combination company’s shareholders may not have access to certain information they may deem important. Navitas cannot predict whether investors will find the post-combination company’s securities less attractive because it will rely on these exemptions. If some investors find the Post-combination company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of its securities may be lower than they otherwise would be, there may be a less active trading market for the post-combination company’s securities and the trading prices of its securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. Navitas has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the post-combination company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the post-combination company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
The Proposed Second A&R Charter will designate the Court of Chancery of the State of Delaware and the federal district courts of the United States of America as the exclusive forums for certain disputes between the post-combination company and its stockholders, which will restrict such stockholders’ ability to choose the judicial forum for disputes with the post-combination company or its directors, officers, or employees.
The Proposed Second A&R Charter provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the post-combination company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of the post-combination company’s current or former directors, officers, or other employees to the post-combination company or its stockholders; (iii) any action or proceeding asserting a claim against the post-combination company or any of its current or former directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Proposed Second A&R Charter or the bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Second A&R Charter or the bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against the post-combination company or any of its current or former directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Second A&R Charter provides that, unless the post-combination company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. The Proposed Second A&R Charter further provides that any person or entity holding, owning or otherwise acquiring any interest in any of the post-combination company’s securities shall be deemed to have notice of and consented to these provisions.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the post-combination company or its directors, officers, or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against the post-combination company, its directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, the post-combination company would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Second A&R Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and the post-combination company cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in the Proposed Second A&R Charter to be inapplicable or unenforceable in an action, the post-combination company may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm the post-combination company’s business.
Actions of stockholders could cause the post-combination company to incur substantial costs, divert management’s attention and resources and have an adverse effect on its business.
The post-combination company may, from time to time, be subject to proposals and other requests from stockholders urging the post-combination company to take certain corporate actions, including proposals seeking to influence its corporate policies or effect a change in its management. In the event of such stockholder proposals, particularly with respect to matters which the post-combination company management and board of directors, in exercising their fiduciary duties, disagree with or have determined not to pursue, the post-combination company’s business could be adversely affected because responding to actions and requests of stockholders can be costly and time-consuming, disrupting its operations and diverting the attention of management and its employees. Additionally, perceived uncertainties as to the post-combination company’s future direction may result in the loss of potential business opportunities and may make it more difficult to attract and retain qualified personnel, business partners and end customers.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our public and private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on our balance sheet as of December 31, 2020 in our Annual Report on Form
10-K/A
filed May 24, 2021 are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash
gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash
gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
Following the issuance of the SEC Staff Statement on April 12, 2021, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate previously issued and audited financial statements as of and for the period ended December 31, 2020.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
We have identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering in December 2020. As a result of this material weakness, our management has concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our derivative warrant liabilities, change in fair value of derivative warrant liabilities, Class A common stock subject to possible redemption, accumulated deficit and related financial disclosures for the Affected Periods. For a discussion of management’s consideration of the material weakness identified related to our accounting for a significant and unusual transaction related to the warrants we issued in connection with the December 2020 initial public offering, see “Note 2 — Restatement of Previously Issued Financial Statements” to the accompanying financial statements, as well as Part II, Item 9A: Controls and Procedures included in our Annual Report on Form
10-K/A
filed May 24, 2021.
As described in Item 9A. “Controls and Procedures” of our Annual Report on Form
10-K/A
filed May 24, 2021 we have concluded that our internal control over financial reporting was ineffective as of December 31, 2020 because material weaknesses existed in our internal control over financial reporting. We have taken a number of measures to remediate the material weaknesses described therein; however, if we are unable to remediate our material weaknesses in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form
S-3
or Form
S-4,
which may impair our ability to obtain capital in a timely fashion to execute our business strategies of issue shares to effect an acquisition. In either case, there could result a material adverse effect on our business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our stock. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting, as described in Item 9A. “Controls and Procedures” of our Annual Report on Form
10-K/A
filed May 24, 2021.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement/prospectus, regarding the proposed Business Combination, LOKB’s ability to consummate the Business Combination, the benefits of the transaction, the post-combination company’s future financial performance following the Business Combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. . However, the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, LOKB disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement/prospectus. LOKB cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of LOKB.
In addition, LOKB cautions you that the forward-looking statements regarding LOKB and the post-combination company, which are included in this proxy statement/prospectus, are subject to (but not limited to) the following factors:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against LOKB, Navitas or others following announcement of the Business Combination;

•	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of LOKB, or satisfy the other conditions to closing in the Business Combination Agreement;

•	the risk that LOKB may not be able to consummate the PIPE Financing;

•	the risk that the proposed Business Combination disrupts current plans and operations of Navitas or LOKB as a result of the announcement and consummation of the Business Combination;

•
LOKB’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of LOKB to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	LOKB’s success in retaining or recruiting, or changes in, its officers, key employees or directors following the business combination;

•	the possibility of third-party claims against the Trust Account;

•	changes in applicable laws or regulations;

•	the possibility that COVID-19 may hinder LOKB’s or Navitas’ ability to consummate the Business Combination;

•	the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of LOKB, Navitas or LOKB;

•	technological changes;

•	data security breaches or other network outages;

•	Navitas’ ability to remediate its material weaknesses in internal control over financial reporting; and

•	the possibility that LOKB or the post-combination company may be adversely affected by other economic, business or competitive factors.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that LOKB or Navitas “believes,” and similar statements reflect only such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either LOKB or Navitas has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
Should one or more of the risks or uncertainties described in this proxy statement/prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in LOKB’s periodic filings with the SEC, including its Annual Report on Form
10-K
for the fiscal year ended December 31, 2019 and the subsequent Quarterly Reports on Form
10-Q.
LOKB’s SEC filings are available publicly on the SEC’s website at
www.sec.gov
.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
and presents the combination of the historical financial information of LOKB and Navitas adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited condensed balance sheet of LOKB as of June 30, 2021 and the historical unaudited condensed consolidated balance sheet of Navitas as of June 30, 2021 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on June 30, 2021.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited condensed statement of operations of LOKB for the six months ended June 30, 2021 and the historical unaudited condensed consolidated statement of operations of Navitas for the six months ended June 30, 2021 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, as summarized below, had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of LOKB for the year ended December 31, 2020 and historical audited consolidated statement of operations of Navitas for the year ended December 31, 2020 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, as summarized below, had been consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•
the (a) historical audited financial statements of LOKB as of December 31, 2020 and for the period August 12, 2020 through December 31, 2020 and (b) historical unaudited condensed financial statements of LOKB as of and for the six months ended June 30, 2021;

•
the (a) historical audited consolidated financial statements of Navitas as of and for the years ended December 31, 2020 and December 31, 2019 and (b) historical unaudited condensed consolidated financial statements of Navitas as of and for the six months ended June 30, 2021; and

•
other information relating to LOKB and Navitas included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “The Business Combination.”

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LOKB,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Navitas” and other financial information included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the other events contemplated by the Business Combination Agreement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(in thousands, except share and per share amounts)

	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	LOKB	Navitas	5 Pro Forma Adjustments		Pro Forma Balance Sheet	Additional Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$163	$23,848	$367,079	5(a)	$391,090	$(158,000)	5(l)	$233,090
Accounts receivable, net	—	4,501	—		4,501	—		4,501
Inventory	—	7,924	—		7,924	—		7,924
Prepaid expenses and other current assets	257	2,902	(257)	5(b)	2,902	—		2,902

Total current assets	420	39,175	366,822		406,417	(158,000)		248,417
Property and equipment, net	—	1,180	—		1,180	—		1,180
Intangible assets, net	—	344	—		344	—		344
Notes receivable	—	215			215	—		215
Other assets and deposits	—	223	—		223	—		223
Cash and marketable securities held in trust account	253,079	—	(253,079)	5(c)	—	—		—

Total assets	$253,499	$41,137	$113,743		$408,379	$(158,000)		$250,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$135	$9,270	$—	5(n)	$9,405	$—		$9,405
Current debt obligations	—	2,200	—		2,200	—		2,200

Total current liabilities	135	11,470	—		11,605	—		11,605
Long-term debt, net of current portion	—	3,778	—		3,778	—		3,778
Derivative warrant liabilities	29,475	—	—		29,475	—		29,475
Other long-term liabilities	—	66	54,522	5(m)	54,588	—		54,588
Deferred underwriting fee payable	8,067	—	(8,067)	5(d)	—	—		—

Total liabilities	37,677	15,314	46,455		99,446	—		99,446
LOKB common stock subject to possible redemption	210,822	—	(210,822)	5(e)	—	—		—
Navitas Series A convertible preferred shares, $0.0001 par value	—	14,970	(14,970)	5(f)	—	—		—
Navitas Series B convertible preferred shares, $0.0001 par value	—	27,371	(27,371)	5(f)	—	—		—
Navitas Series B-1 convertible preferred shares, $0.0001 par value	—	14,786	(14,786)	5(f)	—	—		—
Navitas Series B-2 convertible preferred shares, $0.0001 par value	—	52,379	(52,379)	5(f)	—	—		—
Shareholders’ Equity:
Navitas common shares, $0.0001 par value	—	3	(3)	5(g)	—	—		—
LOKB Class A common stock, $0.0001 par value	—	—	—	5(h)	—	—		—

	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	LOKB	Navitas	5 Pro Forma Adjustments		Pro Forma Balance Sheet	Additional Pro Forma Adjustments		Pro Forma Balance Sheet
LOKB Class B common stock, $0.0001 par value per share	1	—	(1)	5(h)	—	—		—
Surviving Pubco Class A common stock, $0.0001 par value	—	—	14	5(j)	14	(2)	5(l)	12
Additional paid-in capital	19,303	18,295	396,583	5(k)	434,181	(157,999)	5(l)	276,183
Accumulated deficit	(14,304)	(101,977)	(8,977)	5(b)(i)	(125,258)	—		(125,258
Accumulated other comprehensive loss	—	(4)	—		(4)	—		(4)

Total shareholders’ equity attributable to common shareholders	5,000	(83,683)	387,616		308,933	(158,000)		150,933

Total liabilities, common stock subject to possible redemption, convertible preferred shares and shareholders’ equity	$253,499	$41,137	$113,743		$408,379	$(158,000)		$250,379

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share amounts)

	Historical		Assuming No Redemptions				Assuming Maximum Redemptions
	LOKB	Navitas	6 Pro Forma Adjustments		Pro Forma Statement of Operations		Additional Pro Forma Adjustments	Pro Forma Statement of Operations
Revenue, net	$—	$10,767	$—		$10,767		$—	$10,767
Cost of goods sold	—	5,930	—		5,930		—	5,930

Gross profit	—	4,837	—		4,837		—	4,837
Operating expenses:
Research and development	—	10,521	920	6(a)	11,441		—	11,441
Selling, general, and administrative	—	20,163	1,764	6(a), 6(d)	21,927		—	21,927
Formation costs and other operating expenses	1,610	—	—		1,610		—	1,610

Total operating expenses	1,610	30,684	2,684		34,978		—	34,978

Loss from operations	(1,610)	(25,847)	(2,684)		(30,141)		—	(30,141)
Other income (expense), net:
Interest income	64	3	(64)	6(b)	3		—	3
Interest expense	—	(127)	—		(127)		—	(127)
Other income (expense), net	(9,039)	—	—		(9,039)		—	(9,039)

Total other income (expense), net	(8,975)	(124)	(64)		(9,163)		—	(9,163)

Income (loss) before income taxes	(10,585)	(25,971)	(2,748)		(39,304)		—	(39,304)
Income tax expense		(24)	—		(24)		—	(24)

Net income (loss)	$(10,585)	$(25,995)	$(2,748)		$(39,328)		$—	$(39,328)

Weighted average shares outstanding of Class A redeemable common stock	25,300	18,571	—		126,153	6(c)	—	110,353	6(c)
Basic and diluted net loss per share, Class A redeemable common stock	$—	$(1.40)	$—		$(0.31)	6(c)	$—	$(0.36)	6(c)
Weighted average shares outstanding of Class B non-redeemable common stock	6,325	—	—		—	6(c)	—	—	6(c)
Basic and diluted net income per share, Class B non-redeemable common stock	$(1.67)	$—	$—		$—	6(c)	$—	$—	6(c)
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	Historical		Assuming No Redemptions				Assuming Maximum Redemptions
	LOKB	Navitas	6 Pro Forma Adjustments		Pro Forma Statement of Operations		Additional Pro Forma Adjustments	Pro Forma Statement of Operations
Revenue, net	$—	$11,849	$—		$11,849		$—	$11,849
Cost of goods sold	—	8,134	—		8,134		—	8,134

Gross profit	—	3,715	—		3,715		—	3,715
Operating expenses:
Research and development	—	13,049	3,136	6(a)	16,185		—	16,185
Selling, general, and administrative	—	9,469	2,276	6(a)	11,745		—	11,745
Formation costs and other operating expenses	137	—	8,720	6(d), (e)	8,857		—	8,857

Total operating expenses	137	22,518	14,132		36,787		—	36,787

Loss from operations	(137)	(18,803)	(14,132)		(33,072)		—	(33,072)
Other income (expense), net:
Interest income	19	4	(19)	6(b)	4		—	4
Interest expense	—	(240)	—		(240)		—	(240)
Other income (expense), net	(3,601)	—	—		(3,601)		—	(3,601)

Total other income (expense), net	(3,582)	(236)	(19)		(3,837)		—	(3,837)

Income (loss) before income taxes	(3,719)	(19,039)	(14,151)		(36,909)		—	(36,909)
Income tax expense	—	(5)	—		(5)		—	(5)

Net income loss	$(3,719)	$(19,044)	$(14,151)		$(36,914)		$—	$(36,914)

Weighted average shares outstanding of Class A redeemable common stock	25,300	14,847	—		114,676	6(c)	—	98,876	6(c)
Basic and diluted net loss per share, Class A redeemable common stock	$—	$(1.28)	$—		$(0.32)	6(c)	$—	$(0.37)	6(c)
Weighted average shares outstanding of Class B non-redeemable common stock	5,645	—	—		—	6(c)	—	—	6(c)
Basic and diluted net loss per share, Class B non-redeemable common stock	$(0.66)	$—	$—		$—	6(c)	$—	$—	6(c)
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Description of the Transactions
The Business Combination
On May 6, 2021, LOKB, Live Oak Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of LOKB (“Merger Sub”), and Navitas Semiconductor Limited, a private company limited by shares organized under the Laws of Ireland (“Navitas Ireland”) with a dual existence as a domesticated limited liability company in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware” and, together with Navitas Ireland, “Navitas”), entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement” or “BCA”), pursuant to which, among other things, LOKB will be obligated to commence a tender offer for the entire issued share capital of Navitas Ireland (the “Tender Offer”), and Merger Sub will merge with and into Navitas Delaware (the “Merger” and together with the other transactions related thereto, the “Proposed Transactions”), with Navitas Delaware surviving the Merger as a wholly owned subsidiary of LOKB, and as a result of the Tender Offer and the Merger, Navitas will be a wholly owned direct subsidiary of LOKB.
LOKB will commence the Tender Offer to acquire each allotted Navitas Ireland Common Share (other than Navitas Ireland Restricted Shares granted pursuant to Navitas’ 2020 Equity Incentive Plan) and each Navitas Ireland Preferred Share for (i) the number of shares of Class A Common Stock equal to the Navitas Ireland Exchange Ratio and (ii) the contingent right to receive the applicable Earnout Shares, in each case, without interest.
At the Closing, each Navitas Delaware Common Share (other than the outstanding Navitas Delaware Restricted Shares) and each Navitas Delaware Preferred Share, in each case, issued and outstanding immediately prior to the Effective Time, will be canceled and converted into the right to receive (A) the number of shares of Class A Common Stock equal to the Navitas Delaware Exchange Ratio and (B) the contingent right to receive the applicable Earnout Shares, in each case, without interest.
All Eligible Navitas Equityholders are expected to receive equity in the aggregate equal to $950.0 million (based on $10 per share), less an amount equal to the stamp duty estimated to be owed to the Irish taxing authority in connection with the Closing of the Business Combination, plus Earnout Shares. LOKB expects to issue up to approximately 78,300,000 shares of Class A Common Stock in connection with the Business Combination as part of the Per Share Tender Offer Consideration and the Per Share Merger Consideration. In addition, LOKB will reserve up to approximately 16,700,000 shares of Class A Common Stock for issuance with respect to options, restricted shares, restricted stock units and warrants to be issued in exchange for the release and extinguishment of outstanding pre-Business
Combination Navitas Options, Navitas Restricted Shares, Navitas Restricted Stock Units and Navitas Warrants.
The aggregate Tender Offer and Merger consideration to be paid by LOKB pursuant to the BCA will be an amount equal to $950 million, subject to adjustment, in the form of 95,000,000 shares of Class A Common Stock or rights to receive shares of Class A Common Stock (valued at $10.00 per share). The aggregate consideration will be reduced by an amount equal to the stamp duty estimated to be owed to the Irish taxing authority in connection with the closing of the Business Combination. The unaudited pro forma condensed combined financial statements do not take into account this stamp duty, as the amount thereof will not be known with certainty until immediately prior to Closing.
The PIPE Financing
Contemporaneously with the execution of the BCA, LOKB entered into the Signing Subscription Agreements with the Signing PIPE Investors, pursuant to which the Signing PIPE Investors agreed to purchase, and LOKB agreed to sell, an aggregate of 14,500,000 shares of Class A Common Stock, in a private placement for a purchase price of $10.00 per share and an aggregate purchase price of $145 million. Additionally, on

August 17, 2021, LOKB entered into the Additional Subscription Agreement with the Additional PIPE Investor, pursuant to which the Additional PIPE Investor agreed to purchase, and LOKB agreed to sell to the Additional PIPE Investor, an aggregate of 1,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $10 million in the PIPE Financing. The Additional PIPE Investor is an affiliate of an existing shareholder of Navitas.
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by LOKB following the Closing.
2. Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). LOKB has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination and the PIPE Financing.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Business Combination and the PIPE Financing as if they occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the Business Combination and the PIPE Financing as if they occurred on January 1, 2020, the beginning of the earliest period presented.
The pro forma adjustments reflecting the consummation of the Business Combination and the PIPE Financing are based on certain currently available information and certain assumptions and methodologies that LOKB believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. LOKB believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the PIPE Financing based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. LOKB and Navitas have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. Amounts are presented in thousands, except for share and per share amounts or as otherwise specified.
The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•
Assuming No Redemptions:
This presentation assumes that no LOKB public stockholders exercise their Redemption Rights demanding Redemption of their shares of Class A Common Stock for a pro rata portion of the funds in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination; and

•
Assuming Maximum Redemptions:
This presentation assumes that LOKB public stockholders holding 15,800,000 shares of Class A Common Stock will exercise their Redemption Rights demanding Redemption of their shares of Class A Common Stock for a pro rata portion of the funds in the Trust Account. Under the BCA, it is a condition to Navitas’ obligations to close that, after giving effect to any Redemptions and the PIPE Financing, there is at least $250 million in cash and cash equivalents. This scenario gives effect to Redemptions of 15,800,000 shares of Class A Common Stock for aggregate Redemption payments of $158 million using a per-share
Redemption Price of $10.00.

These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•
the (i) audited historical financial statements of LOKB for the period from August 12, 2020 (inception) through December 31, 2020 and (ii) unaudited historical condensed financial statements of LOKB as of and for the six months ended June 30, 2021 and the related notes, in each case, included elsewhere in this proxy statement/prospectus;

•
the (i) audited historical consolidated financial statements of Navitas for the year ended December 31, 2020 and (ii) unaudited historical condensed consolidated financial statements of Navitas as of and for the six months ended June 30, 2021 and the related notes, in each case, included elsewhere in this proxy statement/prospectus; and

•
the sections entitled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of LOKB
,” “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Navitas,
” and other financial information relating to LOKB and Navitas included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and PIPE Financing taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.
3. Accounting for the Business Combination
The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although LOKB will issue shares for outstanding equity interests of Navitas in the Business Combination, LOKB will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Navitas issuing stock for the net assets of LOKB, accompanied by a recapitalization. The net assets of LOKB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Navitas.
Navitas has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•	The former owners of Navitas hold the largest portion of voting rights in the combined company;

•	Navitas has the right to appoint a majority of the directors in the combined company;

•	Navitas’ existing senior management team will comprise senior management of the combined company;

•	The operations of the combined company will represent the operations of Navitas;

•	The combined company will assume Navitas’ name and headquarters.

4. Capitalization
The following summarizes the pro forma ownership of Class A common stock of the Surviving Company following the Business Combination and the PIPE Financing under both the no and maximum Redemption scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions (1)
	Shares	%	Shares	%
Equity Capitalization Summary
Navitas Equityholders (2)	95,000,000	66.8%	95,000,000	75.2%
LOKB Public Shareholders	25,300,000	17.8%	9,500,000	7.5%
LOKB Sponsor (3)	6,325,000	4.5%	6,325,000	5.0%
PIPE Investors (4)	15,500,000	10.9%	15,500,000	12.3%

Total Class A common stock of Surviving Company	142,125,000	100.0%	126,325,000	100.0%

(1)
Assumes Redemptions of 15,800,000 shares of Class A Common Stock for aggregate Redemption payments of $158 million using a per-share
Redemption Price of $10.00 (assuming no investment related gains in the Trust Account).

(2)
Includes (x) the up to approximately 78,300,000 shares of our Class A Common Stock anticipated to be issued to Navitas Shareholders and (y) the up to approximately 16,700,000 shares of our Class A Common Stock anticipated to be reserved for issuance in respect of (i) LOKB options issued in exchange for the release and extinguishment of outstanding pre-business combination Navitas Options, (ii) LOKB restricted stock issued in exchange for the release and extinguishment of outstanding pre-business combination Navitas Restricted Shares, (iii) LOKB restricted stock units issued in exchange for the release and extinguishment of outstanding pre-business combination Navitas Restricted Stock Units and (iv) LOKB warrants issued in exchange for the release and extinguishment of outstanding pre-business combination Navitas Warrants, in each case that may be exercised at a later date.

Excludes (i) the reduction in the aggregate number of shares of Class A Common Stock issuable under the Business Combination Agreement based on the estimated stamp duty, as such amount will not be known with certainty until immediately prior to Closing, and (ii) the potential issuance of the Earnout Shares to the Eligible Navitas Equityholders. During the Earnout Period, we may issue to Eligible Navitas Equityholders up to 10,000,000 additional shares of Class A Common Stock in the aggregate in three equal tranches upon the satisfaction of price targets of $12.50, $17.00 or $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period during the Earnout Period, or upon certain change of control transactions that imply a per share value that would satisfy the price targets.
(3)
Assumes the 1,265,000 shares of Class A Common Stock that will be subject to forfeiture in accordance with the Sponsor Letter Amendment are treated as if owned by the Sponsor, although they will be held subject to forfeiture and cancellation by the Company.

(4)	Assumes the PIPE Financing is consummated in accordance with its terms for $155 million, with 15,500,000 shares of Class A Common Stock issued to the PIPE Investors.

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma adjustments ($ in thousands, unless otherwise noted)

(a)	To reflect the net cash proceeds from the Business Combination and the PIPE Financing as follows:

Release of Trust Account	$253,079	5	(c)
Payment of LOKB deferred underwriting fee payable	(8,067)	5	(d)
Payment of other transaction expenses	(32,933)	5	(i)
Proceeds from PIPE Financing (see Note 1 above)	155,000	5	(k)

Cash and cash equivalents	$367,079

(b)	To reflect the reclassification of $257 of transaction expense prepaid by LOKB to accumulated deficit upon completion of the Business Combination.

(c)	To reflect the release of $253,079 from the Trust Account (see Note 5(a)).

(d)	To reflect the settlement of $8,067 of deferred underwriting fees incurred during LOKB’s IPO that are contractually due upon completion of the Business Combination (see Note 5(a)).

(e)	Assuming no shares of Class A Common Stock are redeemed, the LOKB shares of Class A Common Stock subject to possible redemption of $210,822 would be transferred to permanent equity (see Note 5(k)).

(f)	To reflect the recapitalization of the combined company through the exchange of Navitas redeemable convertible preferred stock for common stock of the post-combination company.

(g)	To reflect the recapitalization of the combined company through the exchange of Navitas common stock for common stock of post-combination company.

(h)	To reflect the recapitalization of the combined company through the exchange of LOKB common stock for the common stock of post-combination company.

(i)
To reflect the payment of estimated transaction expenses of $32,933, net of $8,067 of deferred underwriting fees, from proceeds released from the Trust Account and proceeds from the PIPE Financing (see Note 5(a)). Of the $32,933, transaction expenses totaling $24,213 represent incremental costs directly attributable to the Business Combination and PIPE Financing and as such, are charged against the proceeds of the transaction, while $8,720 represent financial advisory fees incurred by LOKB that are not considered to be offering costs and are reflected as an adjustment to expenses in the year ended December 31, 2020.

(j)	To reflect the reclassification from additional paid in capital to par value of common stock for 142,125,000 shares of post-combination company at $0.0001.

(k)
To reflect the recapitalization of the combined company through the exchange of all the share capital of LOKB and Navitas for common stock of post-business combination LOKB and the following equity transactions:

Reclassification of common stock subject to possible redemption	$210,822	5	(e)
Reclassification of Navitas’ redeemable convertible preferred shares to permanent equity	109,506	5	(f)
Reclassification of post-combination company common stock par value	(14)	5	(j)
Proceeds from PIPE Financing (see Note 1 above)	155,000	5	(a)
Reclassification of Navitas’ ordinary shares par value to additional paid in capital.	3	5	(g)
Reclassification of LOKB common stock par value to additional paid in capital.	1	5	(h)
Payments of estimated transaction expenses	(24,213)	5	(i)
Reclassification of contingent consideration from additional paid in capital.	(54,522)	5	(m)

Total shareholders’ equity	$396,583

(l)
Assumes the redemption of 15,800,000 shares of Class A Common Stock for $158,000, which is the maximum Redemption amount after which there is at least $250,000 remaining in the Trust Account before expenses, and after giving effect to any Redemptions and the PIPE Financing, LOKB has at least $250,000 in cash and cash equivalents.

(m)
To record a contingent consideration liability for the fair value of the Earnout Shares attributable to non-employee
equityholders. The Company assessed the Earnout and has concluded that the Earnout Shares for non-employees (estimated to be approximately 7,233,000 shares) will be classified as a liability and measured at fair value with changes in fair value recorded in current earnings. The portion of the Earnout related to Navitas Employee equityholders (estimated to be 2,767,000 shares), which is subject to vesting, will be accounted for under ASC 718 for classification and measurement – see Note 6(a). The Company determined the fair value of the Earnout Shares as of May 28, 2021, assuming a closing date of November 2, 2021, to be $7.54 per share using the Monte Carlo simulation method. The fair value is based on the simulated price of the Company under twenty thousand scenarios over the five-year maturity date of the contingent consideration. The key inputs used in the determination of the fair value included exercise prices of $12.50, $17.00 and $20.00, volatility of 50% (based on the implied volatility of 13 comparable public companies), LOKB common share price of $9.90, and a risk-free rate of return of 0.89%. Based on the LOKB common share price of $9.92 as of June 30, 2021, and the use of the five-year average volatilities, the Company believes that the estimated fair value of the Earnout Shares calculated as of June 30, 2021 would not be meaningfully different from the value as of May 25, 2021. Post-combination, the fair value of the contingent consideration liability will be remeasured each reporting period and changes in value will be reflected in net income (loss). For every $1 change in the per share fair value of the Earnout Shares, the contingent consideration liability will change by approximately $7.2 million. Please see Business Combination, Earnout included elsewhere in this proxy statement/prospectus for additional information about the Earnout.

(n)
The Stamp Duty Amount will be an obligation of LOKB equal to 1% of the value of the transferred Navitas Ireland shares (at the time of transfer), which is payable in the tax year in which the transfer occurs. The estimated stamp duty is excluded from the pro forma financial statements as such amount will not be known with certainty until immediately prior to Closing. Based on the Company’s current good faith estimate of the market value of the outstanding Navitas Ireland Shares, the stamp duty is estimated to be approximately $5 million. However, the estimated stamp duty amount is based on an assumption of the value of the transferred Navitas Ireland Shares at the time of the transfer, which is subject to change based on the actual value of the Navitas Shares at the time of the consummation of the business combination and the amount of such value that is allocable to the Navitas Ireland Shares versus the Navitas Delaware Shares. As a result, the actual amount of the stamp duty could vary from the foregoing estimation and is subject to change to the extent the value of the Navitas Ireland Shares is adjusted. If included in the pro forma financial statements, the Stamp Duty Amount would be reflected as an accrued liability and a reduction of shareholders equity as of June 30, 2021.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2021 and the Year Ended December 31, 2020
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma adjustments ($ in thousands, unless otherwise noted)

(a)
To record share-based compensation expense related to Earnout Shares attributable to Eligible Company Employee equityholders, based on the estimated fair value of the Earnout at the Closing, amortized for the respective vesting periods of each statement of operations presented herein, as if vesting began January 1, 2020. The expense adjustment is allocated between selling, general and administrative expense and research and development expense based on the relative allocation of operating expenses between the two categories for each of the respective periods presented because the Company has not yet performed an allocation of the Earnout Shares to individual employees. As of June 30, 2021, unrecognized compensation expense of $12.5 million is expected to be recognized over a weighted average period of 1.86 years.

(b)	To eliminate interest income and unrealized gains earned on the Trust Account which will be released upon closing of the Business Combination.

(c)
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of post-business combination LOKB shares of Class A Common Stock outstanding at the closing of the Business Combination and the PIPE Financing assuming they each occurred on January 1, 2020. For the issuance of additional shares in connection with the Business Combination, the calculations assume the shares were outstanding at the beginning of the periods presented. When assuming redemptions, the calculations are adjusted to eliminate such shares for the entire periods. As the unaudited pro forma condensed combined statements of operations are in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding (see Note 4(a) above).

The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common shareholders for the periods indicated for both redemption scenarios because including them would have had an antidilutive effect:

(In thousands)	Six months ended June 30, 2021	Year ended December 31, 2020
Warrants to purchase common shares (Navitas Warrants)	1,283	1,283
Stock options potentially exercisable for common shares	10,844	11,860
Shares underlying public warrants of LOKB	8,433	8,433
Shares underlying private placement warrants of LOKB	4,667	4,667

	25,227	26,243

(d)
The Stamp Duty Amount will be an obligation of LOKB equal to 1% of the value of the transferred Navitas Ireland shares (at the time of transfer), which is payable in the tax year in which the transfer occurs. The estimated stamp duty is excluded from the pro forma financial statements as such amount will not be known with certainty until immediately prior to Closing. However, the estimated stamp duty amount is based on an assumption of the value of the transferred Navitas Ireland Shares at the time of the transfer, which is subject to change based on the actual value of the Navitas Shares at the time of the consummation of the business combination and the amount of such value that is allocable to the Navitas Ireland Shares versus the Navitas Delaware Shares. As a result, the actual amount of the stamp duty could vary from the foregoing estimation and is subject to change to the extent the value of the Navitas Ireland Shares is adjusted. If included in the pro forma financial statements, the Stamp Duty Amount would be reflected as an expense in the pro forma income statement for the year ended December 31.

(e)
To reflect the payment of estimated transaction expenses of $8,720, which represent financial advisory fees incurred by LOKB that are not considered to be offering costs and are reflected as an adjustment to expenses in the year ended December 31, 2020.

COMPARATIVE SHARE INFORMATION
The following table sets forth summary historical comparative share information for LOKB and Navitas Delaware, respectively and unaudited pro forma condensed combined per share information of Navitas after giving effect to the Business Combination presented under two scenarios:

•	Assuming No Redemptions Scenario — this scenario assumes that no shares of Class A Common Stock are redeemed; and

•
Assuming Maximum Redemptions Scenario — this scenario assumes that 15,800,000 shares of Class A Common Stock are redeemed for an aggregate payment of $158.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the Trust Account balance as of June 30, 2021 in order for the amount of LOKB Cash to satisfy the minimum amount required to consummate the Business Combination of at least $250 million after giving effect to the PIPE Financing and payments required to satisfy redemptions of public shares by LOKB’s public stockholders.

The weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read in conjunction with the historical financial statements of LOKB and Navitas and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of LOKB and Navitas is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date of period.

	LOKB (Historical)	Navitas (Historical)	Pro Forma Adjustments	Pro Forma Statement of Operations (Assuming No Redemptions)	Additional Pro Forma Adjustments	Pro Forma Statement of Operations (Assuming Maximum Redemptions)
	(in thousands, except per share amounts)
As of and for the Six Months ended June 30, 2021
Weighted average shares outstanding of Class A redeemable common stock	25,300	18,571	—	126,153	—	110,353
Basic and diluted net loss per share, Class A redeemable common stock	$—	$(1.40)	$—	$(0.31)	$—	$(0.36)
Weighted average shares outstanding of Class B non-redeemable common stock	6,325	—	—	—	—	—
Basic and diluted net loss per share, Class B non-redeemable common stock	$(1.67)	$—	$—	$—	$—	$—
As of and for the Year ended December 31, 2020
Weighted average shares outstanding of Class A redeemable common stock	25,300	14,847	—	114,676	—	98,876
Basic and diluted net loss per share, Class A redeemable common stock	$—	$(1.28)	$—	$(0.32)	$—	$(0.37)
Weighted average shares outstanding of Class B non-redeemable common stock	5,645	—	—	—	—	—
Basic and diluted net loss per share, Class B non-redeemable common stock	$(0.66)	$—	$—	$—	$—	$—

SPECIAL MEETING OF LOKB STOCKHOLDERS
General
We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by the LOKB Board for use at the special meeting of stockholders to be held on                     , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about                     , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.
All stockholders as of the record date, or their duly appointed proxies, may attend the special meeting, which will be a completely virtual meeting. There will be no physical meeting locations and the special meeting will only be conducted via live webcast. Stockholders may attend the special meeting online, including to vote and submit questions, at the following address:                 .
We are utilizing a virtual stockholder meeting format for the special meeting in light of the health risks associated with the outbreak of
COVID-19.
It is currently our intent to resume
in-person
meetings at our first annual meeting of stockholders in 2022, and thereafter, assuming normal circumstances. Our virtual stockholder meeting format uses technology designed to increase stockholder access, save LOKB and our stockholders time and money and provide our stockholders rights and opportunities to participate in the virtual special meeting similar to those they would have at an in-person
special meeting, at no cost. In addition to online attendance, we provide stockholders with an opportunity to hear all portions of the official special meeting as conducted by the LOKB Board, submit written questions and comments during the special meeting and vote online during the open poll portion of the special meeting. We welcome your suggestions on how we can make our virtual special meeting more effective and efficient.
You can pre-register to attend the virtual meeting starting , 2021 at am Eastern time. Enter the URL address into your browser (                ), and enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. You will need your control number for access. If you do not have your control number, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect at (203) 658-9400).
Stockholders will have multiple opportunities to submit questions to LOKB for the special meeting. Stockholders who wish to submit a question in advance may do so by pre-registering
and then selecting the chat box link. Stockholders also may submit questions live during the meeting. Questions pertinent to special meeting matters may be recognized and answered during the special meeting in our discretion, subject to time constraints. We reserve the right to edit or reject questions that are inappropriate for special meeting matters. In addition, we will offer live technical support for all stockholders attending the special meeting.
To attend online and participate in the special meeting, stockholders of record will need to visit and enter the 12-digit control number provided on your proxy card, regardless of whether you pre-registered.
Date, Time and Place
The special meeting will be held at     , Eastern time, on     , 2021, via live webcast at https://www.cstproxy.com/liveoakacqii/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.
If you do not have internet capabilities, you can listen to the meeting by dialing +1 (888) 965-8995, outside the U.S. and Canada +1 (415) 655-0243 (standard rates apply). When prompted, enter the pin number 03067613#. This is a “listen- only” option for participating in the meeting. Accordingly, you will not be able to vote or enter questions during the meeting if you choose to participate in this manner.

Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the virtual special meeting if you owned shares of our common stock, i.e., Class A Common Stock or Class B Common Stock, at the close of business on     , 2021, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 31,624,000 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 25,300,000 were public shares and 6,325,000 were Founders Stock held by our Sponsor.
Vote of our Sponsor and the Directors and Officers of LOKB
Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination.
Our Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Class A Common Stock purchased in our IPO or in the aftermarket, in connection with the Business Combination. The shares of Founders Stock held by our Sponsor have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by December 7, 2022. However, our Sponsor, directors and officers are entitled to redemption rights upon our liquidation with respect to any shares of Class A Common Stock they may own.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the shares of our Class A Common Stock and Class B Common Stock entitled to vote thereat attend virtually or are represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum.
The approval of the Business Combination Proposal, the PIPE Proposal, the 2021 Plan Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Authorized Share Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Additional Charter Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, the PIPE Proposal, the 2021 Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.
Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting. This means that the seven director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal at the special meeting. The Charter

Proposals, the 2021 Plan Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the PIPE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation to LOKB Stockholders
After careful consideration, the LOKB Board recommends that our stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.
For a more complete description of our reasons for the approval of the Business Combination and the recommendation of the LOKB Board, see the subsections entitled “The Business Combination — The LOKB Board’s Reasons for the Approval of the Business Combination.”
Voting Your Shares
Each share of Class A Common Stock and each share of Class B Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of shares of Class A Common Stock and Class B Common Stock that you own. There are several ways to vote your shares of Class A Common Stock and Class B Common Stock:

•
You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A Common Stock or Class B Common Stock will be voted “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the PIPE Proposal, “FOR” the 2021 Plan Proposal, “FOR ALL NOMINEES” in the Director Election Proposal and “FOR” the Adjournment Proposal.

•
You can attend the special meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Class A Common Stock or Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A Common Stock or Class B Common Stock.

•
If your shares of Class A Common Stock or Class B Common Stock are held in the name of your broker, bank or other nominee, and you would like to join and not vote, Continental Stock Transfer & Trust Company will issue you a guest control number. You must contact Continental Stock Transfer & Trust Company for specific instructions on how to receive the control number. Continental Stock Transfer & Trust Company can be contacted at the number specified above. Please allow up to 72 hours prior to the meeting for processing your control number.

Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our secretary, in writing, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting virtually, revoke your proxy and vote online, as indicated above.

No Additional Matters May Be Presented at the Special Meeting
The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the special meeting.
Who Can Answer Your Questions About Voting Your Shares or Warrants
If you have any questions about how to vote or direct a vote in respect of your shares of Class A Common Stock or Class B Common Stock, you may call Morrow, our proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect at (203) 658-9400).
Redemption Rights
Under our Charter, any holders of our Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to us to pay our taxes, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our taxes). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2021 of approximately $253.1 million, the estimated per share redemption price would have been approximately $10.00.
In order to exercise your redemption rights, you must:

•
if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	certify to LOKB whether you are acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock;

•
prior to 5:00 p.m., Eastern time, on                     , 2021 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention to the attention of Mark Zimkind at 1 State Street, 30th Floor, New York, New York 10004, by email at mzimkind@continentalstock.com or by telephone at (212)
509-4000;
and

•
deliver your shares of Class A Common Stock either physically or electronically through DTC to the transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.
Holders of outstanding units of LOKB must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your redemption rights with respect to the public shares following the separation of such public shares from the units.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Prior to exercising redemption rights, stockholders should verify the market price of our Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, our future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and we do not consummate a “Business Combination” (as defined in the Charter) by December 7, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.
Appraisal Rights
Appraisal rights are not available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the Business Combination.
Proxy Solicitation Costs
We are soliciting proxies on behalf of the LOKB Board. This solicitation is being made by mail but also may be made by telephone or in person. LOKB and its directors, officers and employees may also solicit proxies in person. We will file with the SEC all scripts and other electronic communications as proxy soliciting materials. LOKB will bear the cost of the solicitation.

We have engaged Morrow Sodali LLC to assist in the proxy solicitation process. We will pay that firm a fee of $32,500, plus disbursements. We will reimburse Morrow Sodali LLC for reasonable out-of-pocket
expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION
This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement and the transactions contemplated thereby, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto and incorporated by reference into this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about the respective parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in our public disclosures.
Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.
General: Structure of the Business Combination
On May 6, 2021, LOKB, Merger Sub and Navitas entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, LOKB will be obligated to commence the Tender Offer and Merger Sub will merge with and into Navitas Delaware, with the consummation of the Tender Offer and the Merger resulting in Navitas becoming a wholly owned subsidiary of LOKB. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Tender Offer, Merger and the other transactions contemplated thereby, are summarized below. In connection with the Closing of the Business Combination:

•
LOKB will consummate the Tender Offer and acquire 100% of each class of then issued and allotted Navitas Ireland Shares, excluding the Navitas Ireland Restricted Shares (whether pursuant to the Tender Offer, the compulsory acquisition procedure provided under Section 457 of the Companies Act 2014 of Ireland or otherwise) promptly after the expiration time of the Tender Offer;
provided
that LOKB shall promptly thereafter (and in any event, within two (2) Business Days thereafter) issue (a) the applicable number of shares of Class A Common Stock equal to the applicable Navitas Ireland Exchange Ratio and (B) the contingent right to receive the applicable Earnout Shares without interest for each Navitas Ireland Share validly tendered and not validly withdrawn pursuant to the Tender Offer;

•	at the Effective Time, by virtue of the Merger and without any action on the part of LOKB, Merger Sub, Navitas or the holders of any of Navitas’ securities:

•
each Navitas Delaware Share (other than certain Navitas Delaware Restricted Shares which are addressed below) issued and outstanding immediately prior to the Closing, will be canceled and converted into the right to receive (a) the number of shares of Class A Common Stock equal to the Navitas Delaware Exchange Ratio and (b) the contingent right to receive the applicable Earnout Shares, in each case, without interest;

•
all Navitas Delaware Common Shares and Navitas Delaware Preferred Shares held in the treasury of Navitas Delaware, if any, will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto; and

•
each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable limited liability company interest of the entity surviving the Merger;

•
each Navitas Option that is outstanding immediately prior to the Closing will be released and extinguished in exchange for (a) an option to purchase a number of shares of Class A Common Stock equal to the product of (x) the number of Navitas Delaware Common Shares or Navitas Ireland Common Shares subject to such Navitas Delaware Option or Navitas Ireland Option and (y) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Options, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Options, in each case, at an exercise price per share equal to (1) the exercise price per share of such Navitas Delaware Option or Navitas Ireland Option immediately prior to the Closing, divided by (2) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Options, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Options and (b) the contingent right to receive Earnout Shares;

•
each Navitas Restricted Share that is outstanding immediately prior to the Closing will be released and extinguished in exchange for (a) an award of a number of restricted shares of Class A Common Stock equal to the product of (y) the number of Navitas Delaware Restricted Shares or Navitas Ireland Restricted Shares subject to such award and (z) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Restricted Shares, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Restricted Shares (which award will remain subject to the same vesting and repurchase terms as such Navitas Delaware Restricted Shares or Navitas Ireland Restricted Shares) and (b) the contingent right to receive Earnout Shares;

•
each Navitas Restricted Stock Unit that is outstanding immediately prior to the Closing will be released and extinguished in exchange for (a) an award of a number of restricted stock units (to be settled in shares of Class A Common Stock) equal to the product of (y) the number of Navitas Delaware Restricted Stock Units or Navitas Ireland Restricted Stock Units subject to such award and (z) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Restricted Stock Units, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Restricted Stock Units (which award will remain subject to the same vesting and repurchase terms as such Navitas Delaware Restricted Stock Units or Navitas Ireland Restricted Stock Units) and (b) the contingent right to receive Earnout Shares; and

•
each Navitas Warrant that is outstanding immediately prior to the Closing will be released and extinguished in exchange for (a) a warrant to purchase a number of shares of Class A Common Stock equal to the product of (x) the number of Navitas Delaware Common Shares or Navitas Delaware Preferred Shares or Navitas Ireland Common Shares or Navitas Ireland Preferred Shares subject to such Navitas Delaware Warrant or Navitas Ireland Warrant and (y) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Warrants, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Warrants, at an exercise price per share equal to (1) the exercise price per share of such Navitas Delaware Warrant or Navitas Ireland Warrant divided by (2) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Warrants, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Warrants, and (b) the contingent right to receive Earnout Shares.

Tender Offer and Compulsory Transfer
Pursuant to the Business Combination Agreement, LOKB is required to commence the Tender Offer on or as promptly as practicable after the date the initial preliminary Registration Statement is filed with the SEC. The initial expiration date and time of the Tender Offer (the “Offer Expiration Time”) shall be one minute after 11:59 p.m. (New York City time) on the date that is 20 Business Days following (and, assuming commencement of the

Tender Offer occurs on a Business Day, including the day of) commencement of the Tender Offer. Subject to certain limitations, LOKB must (a) extend the Tender Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof; and (b) if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by LOKB (to the extent permitted hereunder), extend the Tender Offer on a basis consistent with LOKB’s ability to postpone or adjourn the LOKB Stockholders’ Meeting. LOKB may not terminate the Tender Offer or permit the Tender Offer to be terminated prior to the Offer Expiration Time (as it may be extended and re-extended
in accordance with the Business Combination Agreement), unless and until the Business Combination Agreement is validly terminated. If the Tender Offer is terminated or withdrawn by LOKB or if the Business Combination Agreement is validly terminated prior to the Acceptance Time, LOKB must promptly return (and in any event within 1 Business Day), and must cause any depository acting on behalf of LOKB to return, all share certificates with respect to tendered Navitas Ireland Shares to the record holders thereof in accordance with applicable law.
The parties to the Business Combination Agreement further agreed that:

•
the compulsory acquisition procedure provided under Section 457 of the Companies Act 2014 of Ireland (the “Companies Act”) will apply to all Navitas Ireland Shares not validly tendered in the Tender Offer by the date on which Navitas Ireland Shares representing at least 80% of each class of then issued and allotted Navitas Ireland Shares shall have been validly tendered into the Tender Offer (the “Binding Date”), so enabling LOKB to compulsorily acquire any such Navitas Ireland Shares subject to Chapter 2 Part 9 of the Companies Act;

•
as soon as reasonably possible following the Binding Date, LOKB will serve notice on all dissenting shareholders of Navitas Ireland for the purposes of Section 457 of the Companies Act (the “Dissenting Shareholders”) notifying them of its intention to compulsorily acquire their Navitas Ireland Shares (the “Call Notice”);

•
in accordance with and subject to the provisions of Chapter 2 of Part 9 of the Companies Act, the Dissenting Shareholders will be required to transfer, and LOKB will be bound to acquire, the Navitas Ireland Shares held by any dissenting shareholders of Navitas Ireland on the same terms as the Tender Offer;

•
upon the expiry of thirty (30) days following the date the Call Notice was given and subject to: (a) no application for relief under Section 459(5) of the Companies Act (“Relief Application”) being made; (b) any Relief Application being withdrawn; and/or (c) following the Relief Application the Irish court nonetheless approving such acquisition, LOKB shall be bound to acquire all remaining Navitas Ireland Shares that it has not yet acquired and LOKB shall deliver to Navitas Ireland: (i) a copy of the Call Notice; (ii) a list of the Dissenting Shareholders served with the Call Notice and the number of Navitas Ireland Shares affected held by them; (iii) stock transfer forms executed: (A) on behalf of the Dissenting Shareholders as transferor by any person appointed by LOKB; and (B) by LOKB; and (iv) payment to Navitas Ireland or, if required as a matter of applicable law, its nominee, of all consideration representing the price payable by LOKB for the Navitas Ireland Shares; and

•
Navitas will use reasonable best efforts to ensure that all holders of Navitas Ireland Shares will accept the Tender Offer and validly tender all of their Navitas Ireland Shares in accordance with the terms of the Tender Offer and, where requested by LOKB, will use reasonable best efforts to assist LOKB in relation to the exercise of the compulsory acquisition procedure as provided for under Section 459 and Chapter 2 Part 9 of the Companies Act.

Merger
The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger. The parties will hold the Closing immediately prior to such filing of a certificate of merger on the Closing Date which date will occur as promptly as practicable, but in no event later than three business days, following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as LOKB and Navitas may mutually agree.
Earnout
Following the Closing, and as additional consideration for the Merger and the Tender Offer, within 5 Business Days after the occurrence of an Earnout Triggering Event, LOKB will issue or cause to be issued to each Eligible Navitas Equityholder (in accordance with its respective pro rata share), the following shares of Class A Common Stock up to an aggregate amount of 10,000,000 Earnout Shares (which will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock occurring on or after the Closing (other than the conversion of the Founders Stock into Class A Common Stock at the Closing)), upon the terms and subject to the conditions set forth in the Business Combination Agreement and the ancillary agreements thereto:

•
upon the occurrence of Earnout Triggering Event I, a
one-time
issuance of
one-third
of the aggregate Earnout Shares, allocated between additional Merger consideration and Tender Offer consideration in accordance with the Business Combination Agreement;

•
upon the occurrence of Earnout Triggering Event II, a
one-time
issuance of
one-third
of the aggregate Earnout Shares, allocated between additional Merger consideration and Tender Offer consideration in accordance with the Business Combination Agreement; and

•
upon the occurrence of Earnout Triggering Event III, a
one-time
issuance of
one-third
of the aggregate Earnout Shares, allocated between additional Merger consideration and Tender Offer consideration in accordance with the Business Combination Agreement.

For the avoidance of doubt, the Eligible Navitas Equityholders will be entitled to receive Earnout Shares upon the occurrence of each Earnout Triggering Event; provided, however, that (a) each Earnout Triggering Event described above will only occur once, if at all, (b) in no event will the Eligible Navitas Equityholders be entitled to receive more than an aggregate of 10,000,000 Earnout Shares (the “maximum number of Earnout Shares” and (c) in no event will more than an aggregate number of Earnout Shares be paid (i) as additional consideration for the Merger in an amount greater than the product of the maximum number of Earnout Shares multiplied by the Navitas Delaware Percentage and (ii) as additional consideration for the Tender Offer in an amount greater than the product of the maximum number of Earnout Shares multiplied by the Navitas Ireland Percentage. Notwithstanding anything to the contrary, if at any time during the Earnout Period, any Eligible Navitas Equityholder that is an employee of Navitas or any of its subsidiaries ceases, for any reason, to remain in continuous employment with the post-combination company or any of its subsidiaries (including Navitas or any of its subsidiaries), such employee shall thereafter have no further right or entitlement to receive any Earnout Shares with respect to any pre-business
combination Navitas equity awards and all other Eligible Navitas Equityholders shall be entitled to receive such forfeited employee Earnout Shares in accordance with the terms of the Business Combination Agreement.
For purposes of the Business Combination Agreement, the following terms (each, an “Earnout Triggering Event”) have the following meanings, with the dollar value referenced in each Earnout Triggering Event to be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into Class A Common Stock at the Closing):
“Earnout Triggering Event I” means the date on which the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then listed is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.
“Earnout Triggering Event II” means the date on which the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then listed is greater than or equal to $17.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.
“Earnout Triggering Event III” means the date on which the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then listed is greater than or equal to $20.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.
If, during the Earnout Period, there is a change of control pursuant to which LOKB or its stockholders have the right to receive consideration implying a value per share of Class A Common Stock (as agreed in good faith by our Sponsor and the LOKB Board) of:

•	less than $12.50, then no Earnout Shares will be issuable;

•
greater than or equal to $12.50 but less than $17.00, then, (a) immediately prior to such change of control, LOKB will issue one-third
of the aggregate Earnout Shares to the Eligible Navitas Equityholders (in accordance with their respective pro rata shares and allocated between additional Merger consideration and Tender Offer consideration in accordance with the Business Combination Agreement) and (b) no further Earnout Shares will be issuable;

•
greater than or equal to $17.00 but less than $20.00, then, (a) immediately prior to such change of control, LOKB will issue two-thirds
of the aggregate Earnout Shares to the Eligible Navitas Equityholders (in accordance with their respective pro rata shares and allocated between additional Merger consideration and Tender Offer consideration in accordance with the Business Combination Agreement) and (b) no further Earnout Shares will be issuable; or

•
greater than or equal to $20.00, then, (a) immediately prior to such change of control, LOKB will issue the Earnout Shares to the Eligible Navitas Equityholders (in accordance with their respective pro rata shares and allocated between additional Merger consideration and Tender Offer consideration in accordance with the Business Combination Agreement) and (b) no further Earnout Shares will be issuable.

Representations, Warranties and Covenants
The Business Combination Agreement contains customary representations, warranties and covenants of LOKB, Merger Sub and Navitas. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.
The Business Combination Agreement contains representations and warranties made by Navitas to LOKB and Merger Sub relating to a number of matters, including the following:

•	organization, qualification to do business, and subsidiaries;

•	organizational documents;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•	permits and compliance;

•	financial statements;

•	absence of certain changes or events since January 1, 2020;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	end customers, vendors and suppliers;

•	insurance;

•	approval of the board and shareholders;

•	certain business practices, including, without limitation, with respect to anti-corruption laws, anti-money laundering laws and sanctions laws;

•	interested party transactions;

•	inapplicability of the Exchange Act and compliance with the Sarbanes-Oxley Act;

•	brokers; and

•	product warranty and products liability.
The Business Combination Agreement contains representations and warranties made by LOKB and Merger Sub to Navitas relating to a number of matters, including the following:

•	corporate organization;

•	organizational documents;

•	capitalization;

•	authority to enter into the Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•	compliance;

•	proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

•	business activities;

•	absence of certain changes or events since December 7, 2020;

•	absence of litigation;

•	approval of the board and the stockholders;

•	no prior operations of Merger Sub;

•	brokers;

•	the Trust Account;

•	employees;

•	taxes;

•	the registration and listing of Class A Common Stock, warrants and units;

•	investigation and reliance;

•	private placements;

•	related party transactions; and

•	inapplicability of the Investment Company Act of 1940, as amended (the “Investment Company Act”).
No Survival
The representations and warranties of Navitas, LOKB and Merger Sub contained in the Business Combination Agreement or any certificate or instrument delivered pursuant to the Business Combination Agreement will terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time and certain miscellaneous provisions of the Business Combination Agreement will survive the Effective Time.
Closing
The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but are subject to the satisfaction or waiver of those conditions at such time).
Conduct of Business Pending the Merger
Navitas Interim Operating Covenants
Navitas agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, except as (a) expressly contemplated by any other provision of the Business Combination Agreement or any ancillary agreement thereto, (b) set forth in Navitas’ Schedules, or (c) required by applicable law, unless LOKB otherwise consents in writing (which consent may not be unreasonably withheld, conditioned, delayed or denied), it will use reasonable best efforts to conduct its business, and cause its subsidiaries to use reasonable best efforts to conduct their respective businesses, in the ordinary course of business consistent with past practice. Navitas also agreed to use its reasonable best efforts to preserve substantially intact the business organization of Navitas and its subsidiaries, keep available the services of the current officers, key employees and consultants of Navitas and its subsidiaries, and preserve the current relationships of Navitas and its subsidiaries with end customers, suppliers and other persons with which Navitas or any of its subsidiaries has significant business relations.
In addition to the general covenants above, Navitas agreed that prior to the Effective Time or the earlier termination of the Business Combination Agreement, except as (a) expressly contemplated by any other provision of the Business Combination Agreement or any ancillary agreement thereto, (b) set forth in Navitas’ Schedules, or (c) required by applicable law, it will not, and will cause its subsidiaries not to, without the prior written consent of LOKB (which consent may not be unreasonably withheld, conditioned, delayed or denied):

•	amend or otherwise change the organizational documents of Navitas or any of its subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Navitas or any of its subsidiaries;

•	cease or propose to cease to carry on its business or be wound up or enter into receivership, or any form of management or administration over the assets of the Navitas or any of its subsidiaries;

•	apply or permit its directors to apply to petition to any court for an examinership or similar order to be made in respect of it in relation to the Navitas or any of its subsidiaries;

•
create, allot, issue,
redeem, buy-back, consolidate,
convert
or sub-divide, sell,
pledge, subscribe, dispose of, grant or encumber, or authorize the issuance, redemption, buy-back, consolidation,
conversion, sub-division, sale,
pledge, disposition, grant or encumbrance of (a) any equity securities of Navitas or any of its subsidiaries;
 provided
 that (i) the exercise or settlement of any Navitas Options or Navitas Warrants in effect on the date of the Business Combination Agreement or the redemption or reacquisition of Navitas Restricted Shares in accordance with the terms of the agreements evidencing such awards as in effect on the date of the Business Combination Agreement, (ii) the sale or exchange of equity interests held by employees or directors as described in Navitas’ Schedules in connection with any payment related to certain outstanding loans, (iii) repurchases of awards under the 2020 Equity Incentive Plan in the ordinary course of business in connection with any termination of employment or other services for consideration no greater than the original issue price thereof and (iv) the issuance of Navitas Shares (or other class of equity security of Navitas, as applicable) pursuant to the terms of the Navitas Preferred Shares and Navitas Warrants, in each case, in effect on the date of the Business Combination Agreement will not require the consent of LOKB; or (b) any material assets of Navitas or any of its subsidiaries, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) sales of physical inventory in the ordinary course of business;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, except (A) cash dividends and distributions by any wholly-owned subsidiary to Navitas or another wholly-owned subsidiary of Navitas in the ordinary course of business, consistent with past practice and (B) repurchases of awards under the 2020 Equity Incentive Plan in the ordinary course of business in connection with any termination of employment or other services for consideration no greater than the original issue price thereof;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•
(a) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $1,000,000; or (b) incur any indebtedness for borrowed money in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person in excess of $1,000,000, or intentionally grant any security interest in any of its assets (other than certain permitted liens);

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except advances to employees, directors or officers of Navitas or any of its subsidiaries in the ordinary course of business consistent with past practice;

•	make any material capital expenditures (or commit to make any material capital expenditures) that in the aggregate exceed $1,000,000;

•	acquire any fee or leasehold interest in real property;

•
enter into, renew or amend in any material respect any Navitas interested party transaction (or any contractual or other arrangement, that if existing on the date of the Business Combination Agreement, would have constituted a Navitas interested party transaction);

•
(a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant, except increases in salary, hourly wage rates, bonus opportunities or benefits (other than severance, retention, change in control or termination benefits) in the ordinary course of business consistent with past practice to any employee with an annual base salary below $250,000, (b) enter into any new, or amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant, (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (d) establish or become obligated under any collective bargaining agreement, collective agreement or other contract or agreement with a labor union, trade union, works council or other similar representative of employees; (e) hire any new employee other than on an at-will basis
with total compensation below $250,000 on an annualized basis and without severance or other payment or penalty obligations of Navitas or any of its subsidiaries in connection with a termination of employment or change of control transaction; or (f) transfer any employee or terminate the employment or service of any employee other than any such termination for cause (as determined by Navitas in its sole good faith discretion) or any transfer or termination of employment of any employee with an annual base salary of less than $250,000; except that, notwithstanding any of the foregoing, Navitas may (i) take action as required under any benefit plan or other employment or consulting agreement in effect on the date of the Business Combination Agreement or as required by Law, (ii) change the title of any employee in the ordinary course of business consistent with past practice and (iii) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans existing on the date of the Business Combination Agreement and each such payment as set forth in Navitas’ Schedules;

•
adopt, amend and/or terminate any material benefit plan except as may be required by applicable law, as is necessary in order to consummate the Business Combination, or for health and welfare plan renewals in the ordinary course of business consistent with past practice;

•
make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by an amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;

•
(a) file or amend any income or other material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election relating to taxes; (d) settle or compromise any material U.S. federal, state, local or
non-U.S.
tax audit, assessment, tax claim or other controversy relating to taxes; or (e) initiate or conduct any proceedings or discussions or file or deliver any request, documentation or other information, in each case, with any governmental authority in respect of a mutual agreement procedure or similar process;

•
(a) amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or real property lease or certain new employment agreements, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Navitas’ or any of its subsidiaries’ material rights thereunder in a manner that is adverse to Navitas or any of its subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice or (b) enter into any contract or agreement that would have been subject to the foregoing restrictions had it been entered into prior to the date of the Business Combination Agreement except in the ordinary course of business consistent with past practice;

•	fail to maintain the existence of, or use reasonable best efforts to protect, intellectual property rights owned or purported to be owned by Navitas or any of its subsidiaries (“Navitas-Owned IP”);

•
enter into any contract, agreement or arrangement that obligates Navitas or any of its subsidiaries to develop any intellectual property related to the business of Navitas or its products other than in the ordinary course of business consistent with past practice;

•
permit any material item of Navitas-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Navitas-Owned IP;

•
conduct, waive, release, assign, settle or compromise any action or any right in relation to any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate;

•	enter into any material new line of business outside of the business currently conducted by Navitas or any of its subsidiaries as of the date of the Business Combination Agreement;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Navitas and its subsidiaries and their assets and properties;

•
fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any permit that is material to the conduct of the business of Navitas and its subsidiaries;

•
take any action or step which could change its residence for tax purposes (including any action or step that causes Navitas to cease to be a Tax resident in a jurisdiction in which it is currently a resident) or cause it to be treated as having a branch, agency, permanent establishment or other taxable presence in any jurisdiction other than its jurisdiction of incorporation, organization or formation, as applicable;

•
amend or discontinue any pension scheme or communicate to any member or former member, officer or employee of any of the pension scheme’s a plan, proposal or an intention to amend, discontinue, or exercise a discretion, in relation to such pension scheme;

•	amend or revise any documentation or agreements relating to the restructuring involving Navitas and its subsidiaries and related transfers of assets that occurred in 2020;

•	enter into any formal or informal agreement (except, in certain cases, non-binding letters of intent) or otherwise make a binding commitment to do any of the foregoing.
LOKB and Merger Sub Interim Operating Covenants
LOKB agreed that, except as expressly contemplated by (a) the Business Combination Agreement or any ancillary agreement (including entering into the Subscription Agreements and consummating the PIPE Financing), (b) LOKB’s Schedules or (c) as required by applicable law, from the date of the Business Combination Agreement until the earlier of the termination of the Business Combination Agreement and the Effective Time, unless Navitas otherwise consents in writing (which consent may not be unreasonably withheld, conditioned, delayed or denied), it will use reasonable best efforts to conduct its business, and cause Merger Sub to use reasonable best efforts to conduct its business, in the ordinary course of business consistent with past practice.
In addition to the general covenants above, LOKB agreed that prior to the Effective Time or the earlier termination of the Business Combination Agreement, except as (a) expressly contemplated by any other provision of the Business Combination Agreement or any ancillary agreement thereto, (b) set forth in LOKB’s Schedules, or (c) required by applicable law, neither LOKB nor Merger Sub would, without the prior written consent of Navitas (which consent may not be unreasonably withheld, conditioned, delayed or denied):

•	amend or otherwise change their organizational documents or form any subsidiary of LOKB other than Merger Sub;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their equity interests, other than redemptions from the Trust Account that are required pursuant to LOKB’s organizational documents, including the Charter;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of LOKB’s equity interests (including warrants) except for redemptions from the Trust Account and conversions of the Class B Common Stock that are required pursuant to LOKB’s organizational documents;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any equity interests of LOKB or Merger Sub or rights of any kind to acquire any equity interests, of LOKB or Merger Sub, except in connection with conversion of the Class B Common Stock pursuant to LOKB’s organizational documents and in connection with a loan from our Sponsor or an affiliate thereof or certain of LOKB’s officers and directors to finance LOKB’s transaction costs;

•
acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•
incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of LOKB, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from our Sponsor or an affiliate thereof or certain of LOKB’s officers and directors to finance LOKB Transaction Costs in connection with the transactions contemplated by the Business Combination Agreement;

•
make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by LOKB’s independent accountants;

•
(a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election relating to taxes; or (d) settle or compromise any material U.S. federal, state, local or
non-U.S.
tax audit, assessment, tax claim or other controversy relating to taxes;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of LOKB or Merger Sub;

•	amend or modify the Trust Account or any agreement related to the Trust Account;

•
conduct, waive, release, assign, settle or compromise any action or any right in relation to any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate (or to enforce its rights under the Business Combination Agreement or the ancillary agreements);

•	adopt or enter into any employee benefit plan; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Notwithstanding the foregoing, each of LOKB and Navitas may take any reasonable or legally required action in good faith, including the establishment of any reasonable or legally required policy, procedure or protocol, in response to COVID-19 or
any COVID-19 measures.

Registration Statement; Proxy Statement
As promptly as practicable after the execution of the Business Combination Agreement, LOKB and Navitas agreed to jointly prepare, and LOKB agreed to file with the SEC this Registration Statement in connection with the registration under the Securities Act of the shares of Class A Common Stock to be issued to the shareholders of Navitas pursuant to the Business Combination Agreement and the shares of Class A Common Stock issuable upon exercise of the LOKB warrants issued with respect to pre-business
combination Navitas Warrants, which Registration Statement includes a proxy statement/prospectus.
Written Consent
As promptly as practicable following the date upon which this Registration Statement becomes effective, Navitas Delaware agreed to solicit the requisite consent of the holders of Navitas Delaware Shares to approve this Agreement and the Merger (such requisite consent, being the consent of holders of Navitas Delaware Shares entitling such holders to more than fifty percent (50%) of the interests in the profits of Navitas Delaware) (the “Requisite Navitas Delaware Shareholder Approval”) via written consent in accordance with organizational documents of Navitas Delaware and applicable law and Navitas Ireland agreed to request a tax reference number of each holder of Navitas Ireland Shares for the purposes of the Stamp Duty
(E-stamping
of Instruments and Self- Assessment) Regulations 2012 or confirmation that such holder is not an Irish tax resident and does not have, and is not otherwise required to have, such a Tax reference number. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Navitas Board will set a record date for determining the shareholders of Navitas Delaware entitled to provide such written consent. Navitas agreed to use reasonable best efforts to cause certain Navitas Delaware shareholders sufficient to achieve the Requisite Navitas Delaware Shareholder Approval to duly execute and deliver a written consent in respect of the Navitas Shares beneficially owned by such shareholders within 48 hours of this Registration Statement becoming effective. As promptly as practicable following the execution and delivery of such written consent to Navitas Delaware, Navitas Delaware will deliver a copy of such written consent to LOKB and a notice thereof to the other Navitas Delaware shareholders.
Board Recommendation; Alternative Transactions; Exclusivity
Pursuant to the Business Combination Agreement, neither the Navitas Board nor any committee thereof may: (a) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the recommendation of the Navitas Board that the shareholders of Navitas Delaware approve and adopt the Business Combination Agreement and approve the Merger (the “Navitas Recommendation”) (b) approve, recommend or declare advisable (or publicly propose to do so) any sale of any material assets of Navitas or any of its subsidiaries or any of the outstanding equity interests or any conversion, consolidation, liquidation, dissolution or similar transaction involving Navitas or any of its subsidiaries other than with LOKB and its representatives (a “Navitas Alternative Transaction”); (c) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the equity securities of Navitas will have been commenced by any third party other than LOKB and its affiliates, a statement disclosing that the Navitas Board recommends rejection of such tender or exchange offer; or (d) if requested by LOKB, fail to issue, within ten Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Navitas Recommendation (any action described in clauses (a) through (d) being referred to as a “Navitas Change in Recommendation”). Navitas also agreed to include the Navitas Recommendation in all applicable Tender Offer materials.
Notwithstanding (a) any Navitas Change in Recommendation, (b) the making of any inquiry or proposal with respect to an Alternative Transaction or (c) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will Navitas or any of its subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) Navitas will otherwise remain subject to the terms of the Business Combination Agreement, including Navitas’ obligation to use reasonable best efforts to cause certain of its shareholders to duly execute and deliver the written consent described above.
Pursuant to the Business Combination Agreement, the LOKB Board will recommend to its stockholders that they approve the Proposals and include such recommendation of the LOKB Board in this proxy statement/prospectus.
From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the valid termination of the Business Combination Agreement, none of Navitas, LOKB or Merger Sub will, and each will cause its respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate, facilitate, encourage or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, in the case of Navitas with respect to any Navitas Alternative Transaction and in the case of LOKB with respect to any merger, consolidation, or acquisition of stock or assets or any other business combination involving LOKB and any other corporation, partnership or other business organization other than Navitas and its subsidiaries (a “LOKB Alternative Transaction” and either a LOKB Alternative Transaction or a Navitas Alternative Transaction, an “Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Alternative Transaction or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action. Navitas must notify LOKB and LOKB must notify Navitas, in each case within 24 hours, after receiving any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public
information. Each party must additionally notify such third party, within 24 hours. That it is subject to an exclusivity agreement with respect to such Alternative Transaction that prohibits it from considering such inquiry or proposal.
LOKB Stockholders’ Meeting
LOKB agreed to call and hold the special meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting upon the Proposals, and to use its reasonable best efforts to hold the special meeting as soon as practicable after the date on which this Registration Statement becomes effective; provided, that LOKB will postpone or adjourn the special meeting on one or more occasions for up to 45 days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Proposals or otherwise take actions consistent with LOKB’s obligations. LOKB has agreed to use its reasonable best efforts to obtain the approval of the Proposals at the special meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its stockholders.
Stock Exchange Listing
Until the Closing, LOKB will use its reasonable best efforts to keep its units, Class A Common Stock and public warrants listed for trading on the NYSE or another nationally recognized stock exchange. LOKB intends to cause the Class A Common Stock and warrants to be listed on NASDAQ under the symbols “NVTS” and “NVTSW,” respectively, following the Closing.
Other Covenants and Agreements
The Business Combination Agreement contains other covenants and agreements, including, without limitation, covenants related to:

•	Navitas and LOKB providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	employee benefit matters;

•	director and officer indemnification;

•	prompt notification of certain matters;

•	the parties using reasonable best efforts to consummate the Business Combination;

•	the PIPE Financing;

•	public announcements relating to the Business Combination;

•	antitrust matters;

•	the intended tax treatment of the Business Combination;

•	cooperation regarding any filings required under the HSR Act;

•	LOKB making disbursements from the Trust Account;

•	LOKB taking all necessary action so that immediately after the Effective Time the LOKB Board will be comprised of the individuals set forth in the Director Election Proposal;

•	Navitas using reasonable best efforts to deliver the Navitas Audited Financial Statements within 30 days of the date of the Business Combination Agreement;

•	Navitas using reasonable best efforts to terminate certain affiliate transactions and agreements;

•
Navitas delivering a valuation analysis allocating the value of the Navitas Shares between the Navitas Ireland Shares and Navitas Delaware Shares prior to the effectiveness of this Registration Statement; and

•
Navitas using its reasonable best efforts to (a) amend each outstanding Navitas Warrant to cause each such Navitas Warrant to be (i) released and extinguished in exchange for a LOKB warrant or (ii) deemed exercised (with, to the extent applicable any Navitas Ireland Shares being deemed tendered into the Tender Offer) or (b) cause (i) the exercise of each Navitas Warrant (with, to the extent applicable any Navitas Ireland Shares being tendered into the Tender Offer) or (ii) the termination of each Navitas Warrant.

Conditions to Closing of the Business Combination Agreement
Mutual Conditions

•	the written consent of the requisite shareholders of Navitas Delaware in favor of the approval and adoption of the Business Combination Agreement and the Business Combination;

•
the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal having each been approved and adopted by the requisite affirmative vote of the LOKB stockholders in accordance with the Delaware General Corporation Law, LOKB’s organizational documents and the rules and regulations of the NYSE;

•
the offers made pursuant to the Tender Offer for shares of Navitas Ireland having been accepted in respect of shares of Navitas Ireland representing at least 80% of each class of then issued and allotted shares of Navitas Ireland and any dissenting shareholders of Navitas Ireland being required to transfer their shares of Navitas Ireland to LOKB as a result of the Tender Offer (pursuant to the compulsory acquisition procedure provided under Section 457 of the Companies Act 2014 of Ireland) (such that upon the consummation of the Tender Offer, LOKB will have acquired 100% of each class of then issued and allotted shares of Navitas Ireland);

•
no governmental authority having enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting the consummation of the Business Combination;

•
all required filings under the HSR Act and any other applicable antitrust laws having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act and any other applicable antitrust laws having expired or been terminated;

•
the Registration Statement having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC; and

•
the shares of Class A Common Stock to be issued pursuant to the Business Combination Agreement (including the Earnout Shares) and in connection with the consummation of the Tender Offer having been approved for listing on a national securities exchange, as of the Closing, subject only to official notice of issuance thereof.

LOKB and Merger Sub Conditions

•	the accuracy of the representations and warranties of the Company as determined in accordance with the Business Combination Agreement;

•
Navitas having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Effective Time;

•	no Navitas Material Adverse Effect (as defined below) having occurred following the date of the Business Combination Agreement that is continuing and uncured;

•	receipt of resignations from the members of the governing bodies of the Company and its subsidiaries except for the persons identified as continuing directors;

•	the Company having delivered a certification that the equity interests of the Company are not “United States real property interests”;

•	LOKB having at least $5,000,001 of net tangible assets following the redemption of public shares by LOKB’s public stockholders in accordance with LOKB’s organizational documents;

•	the sale and issuance by LOKB of Class A Common Stock in connection with the PIPE Financing having been consummated prior to or in connection with the Closing;

•	new employment agreements with certain executives being in full force and effect; and

•
each Navitas Warrant having been terminated, exercised (and any shares of Navitas Ireland received upon such exercise being tendered into the Tender Offer) or amended in the manner permitted by the Business Combination Agreement, provided that this condition will not apply to any Navitas Warrant that is unvested (and not reasonably expected by Navitas to become vested in accordance with its terms) and represents a de minimis amount of the outstanding equity of Navitas immediately prior to Closing.
Some of the conditions to LOKB’s obligations are qualified by the concept of a “Navitas Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Navitas Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Navitas and its subsidiaries taken as a whole or (y) would prevent, materially delay or materially impede the performance by Navitas of its obligations under the Business Combination Agreement or any other transaction documents or the consummation of the Merger or any of the other transactions contemplated by the Business Combination Agreement;
 provided
,
 however
, that none of the following (or the effect of any of the following) will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Navitas Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Navitas and its subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof); (e) any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics
(including COVID-19) or
other force majeure events, including, in each case, any escalation or worsening thereof; (f) any law, directive or guideline issued by a governmental authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or
other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic)
or any change in such law, directive or guideline or interpretation thereof or Navitas’ or any of its subsidiaries’ compliance therewith; (g) any actions taken or not taken by Navitas or any of its subsidiaries as required or expressly permitted by the Business Combination Agreement or with the written consent of LOKB; (h) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Tender Offer, the Merger or any of the other transactions (including the impact thereof on relationships with end customers, suppliers, employees or governmental authorities) (provided that this clause (h) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby); or (i) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (i) will not prevent a determination that any effect underlying such failure has resulted in a Navitas Material Adverse Effect, except in the cases of clauses (a) through (d), to the extent that Navitas and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Navitas and its subsidiaries operate.
Additional Navitas Delaware Conditions

•
LOKB having at least $250,000,000 in available cash (including proceeds in connection with the PIPE Financing and the funds in the Trust Account and after taking into account payments required to satisfy redemptions of public shares by LOKB’s public stockholders);

•	the accuracy of the representations and warranties of LOKB and Merger Sub as determined in accordance with the Business Combination Agreement;

•
each of LOKB and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	no LOKB Material Adverse Effect having occurred following the date of the Business Combination Agreement that is continuing and uncured; and

•
LOKB having made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company to have all of the funds held in the Trust Account disbursed to LOKB immediately prior to the Effective Time, and all such funds released from the Trust Account being available to LOKB in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of LOKB’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination.

Some of the conditions to Navitas obligations are qualified by the concept of an “LOKB Material Adverse Effect.” Under the terms of the Business Combination Agreement, an “LOKB Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) would have a material adverse effect on the business, financial condition or results of operations of LOKB, or (y) would prevent, materially delay or materially impede the performance by LOKB or Merger Sub of their respective obligations under the Business Combination Agreement or the other transaction documents or the consummation of the Merger or any of the other transactions contemplated by the Business Combination Agreement;
 provided
,
 however
, that none of the following (or the effect of any of the following) will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a LOKB Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which LOKB operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof); (e) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics
(including COVID-19) or
other force majeure events, including, in each case, any escalation or worsening thereof; (f) any law, directive or guideline issued by a governmental authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place” or
other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic)
or any change in such law, directive or guideline or interpretation thereof or LOKB’s or any of its subsidiaries’ compliance therewith; (g) any actions taken or not taken by LOKB or Merger Sub as required or expressly permitted by the Business Combination Agreement or with the written consent of Navitas; or (h) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Tender Offer, the Merger or any of the other transactions (provided that this clause (h) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby), except in the cases of clauses (a) through (d), to the extent that LOKB is materially disproportionately affected thereby as compared with other participants in the industry in which LOKB operates.
Termination
The Business Combination Agreement may be terminated and the Merger and the other transactions contemplated by the Business Combination Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions contemplated thereby by the shareholders or stockholders, as applicable, of Navitas or LOKB, as follows:

•	by mutual written consent of LOKB and Navitas;

•	by either LOKB or Navitas if the Effective Time will not have occurred prior to November 2, 2021 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date; provided, further, that (a) in the event that any law is enacted after the date of the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act or any other antitrust laws, the Outside Date will automatically be extended by the length of any such extension and (b) in the event that Navitas has failed to deliver to LOKB the audited consolidated balance sheet of Navitas and its subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of Navitas and its subsidiaries for the years then ended, audited in accordance with the standards of the PCAOB (the “Navitas Audited Financial Statements”) within 30 days of the execution of the Business Combination Agreement (the “Financial Statement Delivery Date”), the Outside Date will automatically be extended by one Business Day for each Business Day elapsing from the Financial Statement Delivery Date until the date the Navitas Audited Financial Statements will have been delivered by the Navitas to LOKB, up to a total of 30 additional Business Days;

•
by either LOKB or Navitas if any governmental authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and non-appealable
and has the effect of making consummation of the transactions contemplated by the Business Combination Agreement or the related transaction documents, including the Tender Offer and the Merger, illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Business Combination Agreement or the related transaction documents, the Tender Offer or the Merger;

•	by either LOKB or Navitas if any of the LOKB Proposals fails to receive the requisite vote for approval at the special meeting (subject to any adjournment, postponement or recess of such meeting);

•
by LOKB upon a breach of any representation, warranty, covenant or agreement on the part of Navitas set forth in the Business Combination Agreement, or if any representation or warranty of Navitas will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating Navitas Breach”); provided, that LOKB has not waived such Terminating Navitas Breach and LOKB and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Navitas Breach is curable by Navitas, LOKB may not terminate the Business Combination Agreement for so long as Navitas continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by LOKB to Navitas;

•
by Navitas upon a breach of any representation, warranty, covenant or agreement on the part of LOKB or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of LOKB or Merger Sub will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (“Terminating LOKB Breach”); provided, that Navitas has not waived such Terminating LOKB Breach and Navitas is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating LOKB Breach is curable by LOKB and Merger Sub, Navitas may not terminate the Business Combination Agreement for so long as LOKB and Merger Sub continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Navitas to LOKB; or

•	by LOKB if Navitas will have failed to deliver the Navitas Audited Financial Statements to LOKB within 75 days of the execution of the Business Combination Agreement.

Effect of Termination
If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements have been or will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.
Shareholder Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, LOKB, Navitas and certain shareholders of Navitas entered into a Shareholder Tender and Support Agreement (the “Support Agreement”), pursuant to which, among other things, certain shareholders of Navitas holding at least 80% of each class of the issued and allotted Navitas Ireland Shares and a number of issued and outstanding Navitas Delaware Shares entitled to more than 50% percent of the interest in the profits of Navitas Delaware, irrevocably agreed, provided that no amendments are made to the Business Combination Agreement (or any ancillary agreements) that are materially adverse to any applicable shareholder, in its capacity as such, to (a) promptly (and, in any event, not later than 5 Business Days after commencement of the Tender Offer) validly and irrevocably tender or cause to be tendered into the Tender Offer all of their Navitas Ireland Shares and to promptly tender any subsequently acquired Navitas Ireland Shares and (b) deliver the required written consent and at any annual, special or general meeting vote their Navitas Delaware shares in favor of the Business Combination Agreement, the Merger and the other proposed transactions and against any action or agreement that would reasonably be expected to result in the failure of any of the conditions to the Business Combination, any Alternative Transaction and any other action, agreement or transaction involving Navitas what is intended, or would reasonably be expected, to impede, delay, interfere with or prevent the consummation of the Tender Offer, the Merger or the other transactions. Each shareholder party to the Support Agreement (subject to certain limited exceptions) also granted LOKB a limited proxy and appointed LOKB and each of its officers as an attorney-in-fact
with respect to such shareholder’s dispositive power and voting power with respect to its, his or her Navitas Shares to take actions in accordance with the Support Agreement The shareholders party to the Support Agreement also agreed, among other things, not to transfer their Navitas Shares while such Agreement was in effect and to exercise all of their Navitas Warrants, if any, and to tender any Navitas Ireland Shares issued as a result of such exercise into the Tender Offer. The Support Agreement also contains (i) a waiver of certain transfer restrictions in the Shareholders’ Agreement that would otherwise be applicable to the Business Combination and (ii) an agreement that the Shareholders’ Agreement will terminate automatically in connection with the Closing. The Support Agreement will terminate upon the earlier to occur of: (i) the termination of the Business Combination Agreement in accordance with its terms and (ii) the occurrence of both the acceptance time of the Tender Offer and the Effective Time of the Merger.
Navitas Shareholder Post-Closing
Lock-Up
Agreements
Concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of Navitas, whose ownership interests represent approximately 75% of the outstanding Navitas Common Shares (voting on an as-converted
basis) in the aggregate, have agreed, subject to certain customary exceptions, not to effect any of the following with respect to Class A Common Stock that such Navitas Shareholders obtain as a result of the consummation of the Business Combination: (a) direct or indirect sale, assignment, pledge, hypothecation, grant of any option to purchase or otherwise dispose of or agreement to dispose of, or establishment of increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), in each case, for the relevant lock-up
period.
With respect to significant shareholders of Navitas, holding approximately 59% of the outstanding Navitas Common Shares (on an as-converted
basis), the
lock-up
period is one year after the Closing, subject to early release if the reported closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Closing. With respect to Navitas’ management, holding approximately 13% of the outstanding Navitas Common Shares (on an as-converted
basis), the
lock-up
period is up to three years, with shares being released in three equal tranches each year, subject to early release following the satisfaction of certain price targets of $12.00, $17.00 and $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing Date. With respect to certain other employees of Navitas, holding approximately 3% of the outstanding Navitas Common Shares (on an as-converted
basis), the lock-up period is six months; provided that they may transfer certain shares during the ninety days immediately following the Closing.
Sponsor Letter Amendment
In connection with the entry into of the Business Combination Agreement, on May 6, 2021, LOKB, our Sponsor, and the other parties thereto entered into the Sponsor Letter Amendment to the Sponsor Letter Agreement, pursuant to which Sponsor Letter Agreement, among other things, the parties thereto agreed to vote their shares of Class A Common Stock in favor of the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement and not to redeem any shares of Class A Common Stock in connection with such stockholder approval. The Sponsor Letter Amendment will, effective as of and conditioned upon the Closing, amend certain provisions of the Sponsor Letter Agreement related to transfer restrictions on Class A Common Stock held by our Sponsor such that after giving effect to such amendment, (a) 20% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) will be subject to forfeiture and, even if released from such forfeiture restrictions may not be transferred until the earlier to occur of (i) one year after the Closing, (ii) if the reported closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the consummation of our initial Business Combination or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (b) 80% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until released from extended transfer restrictions (with such release being made in three equal tranches after the Closing), subject to early release following the satisfaction of certain price targets of $12.00, $17.00 and $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing Date.
A&R Registration Rights Agreement
In connection with the Closing, that certain Registration Rights Agreement dated December 2, 2020 (the “IPO Registration Rights Agreement”) will be amended and restated and LOKB, certain persons and entities holding securities of LOKB prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Class A Common Stock or instruments exercisable for Class A Common Stock in connection with the Business Combination (the “New Holders” and together with the Initial Holders, the “Reg Rights Holders”) will enter into the amended and restated registration rights agreement attached as Exhibit B to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, LOKB will agree that, within 30 calendar days after the Closing, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Initial Holders and the New Holders (the “Shelf Registration”), and LOKB will use its commercially reasonable efforts to have the Shelf Registration become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand up to three underwritten offerings and will be entitled to customary piggyback registration rights.
Proposed Second Amended and Restated Charter
Pursuant to the terms of the Business Combination Agreement, at the Closing, we will amend and restate, effective as of the Effective Time, our Charter to, among other things, (a) increase the number of authorized shares of LOKB’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, including 100,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and 10,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and (ii) 1,000,000 shares of preferred stock, to              shares, consisting of (A)             shares of common stock and (B)             shares of preferred stock (the “Authorized Share Charter Proposal”) (Proposal No. 2) and (b) to make certain other changes that the LOKB Board deems appropriate for a public operating company, including (i) eliminate provisions in the Charter relating to LOKB’s Initial Business Combination that will no longer be applicable to LOKB following the closing of the Business Combination (the “Closing”), including provisions relating to (A) redemption rights with respect to Class A Common Stock, (B) the Trust Account (as defined below), (C) share issuances prior to the consummation of the Initial Business Combination, (D) transactions with affiliates and other blank check companies, (E) approval of the Initial Business Combination and (F) the minimum value of the target in the Initial Business Combination and (c) to change the post-combination company’s name to “Navitas Semiconductor Corporation” (collectively, the “Additional Charter Proposal”) (Proposal No. 3).
For more information about the amendments to our Charter, see the section entitled “Proposal Nos. 2–3 — The Charter Proposals.”
PIPE Financing
In connection with the execution of the Business Combination Agreement, on May 6, 2021, LOKB entered into separate Signing Subscription Agreements with each of the Signing PIPE Investors, pursuant to which the Signing PIPE Investors agreed to purchase, and LOKB agreed to sell to the Signing PIPE Investors, an aggregate of 14,500,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $145,000,000, in the PIPE Financing. Additionally, on August 17, 2021, LOKB entered into the Additional Subscription Agreement with the Additional PIPE Investor, pursuant to which the Additional PIPE Investor agreed to purchase, and LOKB agreed to sell to the Additional PIPE Investor, an aggregate of 1,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000, in the PIPE Financing. The Additional PIPE Investor is an affiliate of an existing shareholder of Navitas.
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the post-combination company following the Closing.
In connection with the Signing PIPE, LOKB engaged Jefferies and BofA Securities as co-placement agents. In connection with performing services as co-placement agents, Jefferies and BofA Securities will receive fees and expense reimbursements customary for a PIPE transaction (subject to the terms and conditions of their engagement letters with LOKB). In addition, Jefferies, BofA Securities and their respective affiliates may provide investment banking and other financial services to LOKB, Navitas and their respective affiliates in the future, for which they would expect to receive customary compensation.
Pursuant to the Subscription Agreements, LOKB agreed that, within 30 calendar days after the consummation of the Business Combination, LOKB will file with the SEC (at LOKB’s sole cost and expense) the PIPE Resale Registration Statement, and LOKB will use its reasonable best efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.
Backstop Agreement
On August 20, 2021, LOKB entered into the Backstop Agreement with our Sponsor and Encompass, pursuant to which Encompass has agreed to direct certain managed accounts and/or fund entities for which it has investment discretion to offer to purchase up to 2,000,000 shares of Class A Common Stock prior to the Closing.
Pursuant to the Backstop Agreement, Encompass agreed that it will direct certain managed accounts and/or fund entities for which it has investment discretion to satisfy the equity commitment up to the Commitment Amount in accordance with the terms of the Backstop Agreement by (a) purchasing shares in the open market at any time and from time to time on and after the filing of the Backstop Agreement by LOKB on Form 8-K until 5:00 PM Eastern Time on the business day prior to the redemption deadline specified in the Registration Statement or (b) to the extent the number of shares of Class A Common Stock held in the aggregate through such managed accounts or fund entities at the Deadline does not equal or exceed the Commitment Amount, by offering to purchase shares of Class A Common Stock at a price not to exceed $10.02 per share from one or more third parties that have elected to redeem their public shares against the Trust Account in connection with the special meeting and require that, as a condition of such purchase, such third parties withdraw the shares of Class A Common Stock from redemption against the Trust Account in connection with the special meeting.
Encompass has agreed to vote any shares of Class A Common Stock held by Encompass as of the record date for the special meeting in favor of the Business Combination and all other proposals to be presented at the special meeting, provided that such proposals have been approved and recommended by the LOKB Board for approval by LOKB’s stockholders. Encompass has also agreed to not redeem any shares of Class A Common Stock in connection with the Business Combination.
In consideration of Encompass’s performance of the obligations described above and upon satisfaction (or, if applicable, waiver) of certain conditions set forth in the Backstop Agreement, promptly following the closing of the Business Combination (but no later than one business day following such date), our Sponsor will transfer an aggregate of 1,500,000 private placement warrants to Encompass. Pursuant to the Backstop Agreement, LOKB agreed that, within 30 calendar days after the consummation of the Business Combination, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale or other disposition of the private placement warrants received by Encompass pursuant to the Backstop Agreement (including any shares of Class A Common Stock issued or issuable upon the exercise of any such private placement warrants). LOKB has agreed to use its commercially reasonable efforts to cause such registration statement to become effective by the SEC as soon as reasonably practicable after the filing thereof. In addition, Encompass will be entitled to customary piggyback registration rights.
LOKB and our Sponsor may enter into additional arrangements similar to the Backstop Agreement described above.
Background of the Business Combination
The terms of the Business Combination Agreement are the result of arm’s-length
negotiations between representatives of LOKB and Navitas. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

LOKB was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. LOKB was incorporated under the laws of the State of Delaware on August 12, 2020.
On December 7, 2020, LOKB completed the IPO of 25,300,000 units, including 3,300,000 units issued pursuant to the full exercise of the underwriters’ over-allotment option. Each unit consists of one share of Class A Common Stock and one-third
of one warrant, with each whole warrant to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as provided in LOKB’s final prospectus filed with the SEC on December 4, 2020 (File
No. 333-249854).
The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $253 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO, LOKB also consummated the sale of 4,666,667 private placement warrants at a price of $1.50 per private placement warrant in a private placement to our Sponsor, generating gross proceeds of $7,000,000. A total of $253 million from the net proceeds from the IPO and certain of the proceeds of the private placement to our Sponsor were placed in the Trust Account.
Except for a portion of the interest earned on the funds held in the Trust Account that may be released to LOKB to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our public shares if we are unable to consummate a business combination by December 7, 2022 or obtain the approval of LOKB stockholders to extend the deadline for LOKB to consummate an Initial Business Combination.
Prior to the consummation of the IPO, neither LOKB, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with LOKB.
On an ongoing basis, Navitas’ management team and board of directors, together with its financial and legal advisors, have reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, capital markets transactions and possible business combinations. Between January 2014 and September 2020, Navitas raised in the aggregate $112.7 million from investors such as MalibuIQ, which helped found the company, Capricorn Investment Group and Atlantic Bridge Capital. Navitas was continuing to evaluate capital raising alternatives and strategic alternatives when it held an introductory meeting with LOKB management on December 20, 2020.
From the date of the IPO through the signing of the Business Combination Agreement with Navitas on May 6, 2021, Richard J. Hendrix, LOKB’s Chief Executive Officer and Director, Andrea K. Tarbox, LOKB’s Chief Financial Officer and Director, Gary K. Wunderlich, Jr., LOKB’s President, Adam J. Fishman, LOKB’s Chief Operating Officer and John P. Amboian, LOKB’s
Non-Executive
Chairman, along with LOKB’s other directors and representatives of several financial advisors reviewed self-generated ideas and contacted, and were contacted by, a number of individuals and entities with respect to numerous business combination opportunities. As part of this process, representatives of LOKB considered and evaluated sixty-seven potential acquisition targets in a wide variety of industry sectors. LOKB was introduced to the Navitas opportunity by one of LOKB’s IPO underwriters during this period.
Representatives of LOKB management team and several of its directors engaged in due diligence, review of information and held discussions regarding transaction structures and financial metrics with the members of management and/or the boards of directors of thirty-five potential acquisition targets. Total capital needs for these potential targets ranged from $200 million to $2.0 billion and these target businesses operated in a variety of industries, including:

•	an early stage industrial grade lidar technology producer specializing in perception and automotive solutions

•	an early stage technology platform that provides solar panels and battery storage systems to the residential market

•	a materials science company focused on replacing single use plastics

•	a digital residential real estate acquisition platform

•	nationwide provider of comprehensive home services

•	pet supply company providing food, toys, treats and other animal necessities

•	a developer and operator of aquaculture systems focused on sustainable protein production

•	an owner and developer of specialty gas reserve rights

•	an early stage manufacturer of safe and energy efficient battery technology solution

•	an early stage producer of space infrastructure solutions
The decisions not to pursue the alternative acquisition targets were generally the result of one or more of: (i) a difference in valuation expectations between LOKB, on the one hand, and the target, on the other hand; (ii) LOKB’s assessment of the target company’s ability to execute, scale its business, and achieve its targeted financial projections; (iii) the long-term viability of the target business or its industry or the target’s ability to compete long-term; (iv) the amount of capital that would need to be raised in connection with the closing of a business combination to support the target’s business over the near-term and the likelihood of raising such capital at a valuation mutually agreeable to LOKB and the target; or (v) LOKB’s assessment of limited Wall Street interest in the target or industry.
From the date of the IPO through February 11, 2021, representatives of LOKB submitted non-binding
letters of intent to three potential acquisition targets, including Navitas, following evaluation of, and discussions with, each such potential acquisition target. The first proposal was submitted for a potential target that operates in the collectibles market. The merger proposal relating to this potential alternative transaction contemplated a valuation of approximately $1.05 billion and the completion of an equity financing of
$200-$250 million
as a condition to closing. The second proposal was submitted for a home delivery focused digital pharmacy business. The merger proposal relating to this second potential alternative transaction contemplated a valuation of approximately $1.8 billion and the completion of an equity financing of $250 million as a condition to closing. Both potential targets elected to pursue an alternative financing transaction rather than enter into a letter of intent with LOKB.
LOKB decided to pursue a combination with Navitas because LOKB determined that Navitas represented a compelling opportunity based upon Navitas’ established market-leading position in GaN power ICs achieved by surmounting key challenges to commercialization. Navitas’
best-in-class
GaN IC solutions allowed the company to establish a patent protected, multi-year advantage created by a team of tenured power semiconductor industry experts with a combined 300+ years of experience in semiconductor materials, devices, applications, systems and marketing.
Compared to Navitas, LOKB and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.
On December 20, 2020, LOKB and Navitas executed a Confidentiality Agreement to facilitate the review by LOKB of certain Navitas non-public
information.
On December 22, 2020, LOKB had an initial conversation with Navitas’ management and Jefferies, a financial advisor to Navitas, to review Navitas’ business and product offerings.
LOKB and Navitas then continued to discuss a potential transaction in early January 2021, with management meetings on January 14, 2021 and January 25, 2021, at which LOKB management and the LOKB

Board and representatives of Navitas were in attendance and the parties discussed Navitas’ financial projections, product portfolio, business operations, growth opportunities and key end markets. On February 8, 2021, LOKB and Navitas, as well as Deutsche Bank Securities Inc. (“Deutsche”) and Jefferies, each a financial advisor to Navitas, held a teleconference to discuss Navitas’ business due diligence matters, financial model and projections, product capabilities and existing relationships with key end customers.
During the week of February 8, 2021, members of LOKB management held calls with representatives of Nomura Securities International, Inc. (“Nomura”) and BofA Securities, each a financial advisor to LOKB, to discuss formulating a non-binding
letter of intent, valuation parameters and financing. On February 10, 2021, LOKB management provided initial terms for a non-binding
letter of intent to the LOKB Board and worked with Vinson & Elkins, L.L.P. (“V&E”), LOKB’s legal counsel, to prepare a draft of the non-binding
letter of intent that reflected comments from the LOKB Board and that could be sent to Navitas.
On February 11, 2021, LOKB began negotiations with Navitas by sending a non-binding
letter of intent to Navitas. The Navitas and LOKB management teams then held in-person
meetings at Navitas’ California offices on February 17, 2021. While in California that week, LOKB management met with Navitas management, while members from Nomura and BofA Securities attended via video conference to discuss financial modeling and relevant analyses. LOKB and Navitas management further discussed business operations, product differentiation and growth plans while learning more about the tenured experience of the Navitas team. On February 19, 2021, Navitas sent back comments on the letter of intent reflecting, among other things, changes to the initial diligence exclusivity period, including making it mutual; earnout terms more favorable to Navitas’ shareholders (including lowering the price targets to $12.50/share, $15.00/share and $17.50/share from $15.00/share, $20.00/share and $25/share, respectively, and extending the earnout period from three years to five years), the imposition of forfeiture provisions with respect to 20% of the Sponsor’s post-business combination shares in the event the earnout price targets are not met), a proposal for LOKB to designate two members of the post-closing company board, certain changes to the proposed lock-up
and registration rights with respect to shares issued pursuant to the business combination, increasing the proposed equity compensation plan pool from 10% to 15% and adding an annual 5% “evergreen” provision on the number of equity plan pool shares available for issuance thereunder. On February 20, 2021, after discussions with V&E, LOKB sent a revised draft of a non-binding
letter of intent to Navitas that proposed, among other things, changes to the initial diligence exclusivity period and related expense reimbursement provisions, changes to the proposed lock-up,
to raise the earnout price targets from $12.50/share, $15.00/share and $17.50/share to $12.50/share, $17.00/share and $20.00/share, lower the percentage of the Sponsor’s shares subject to forfeiture from 20% to 15% and to remove the annual 5% “evergreen” provision with respect to the equity compensation plan pool. Navitas management discussed the draft of the non-binding
letter of intent internally as well as with DLA Piper LLP (US) (“DLA”), its legal counsel, and Deutsche and Jefferies, its financial advisors, and provided comments to LOKB on February 22, 2021, which included, among other things, changes to the initial diligence exclusivity period and related expense reimbursement provisions, amending Navitas shareholders lockup provision and the reinsertion of an “evergreen” provision with respect to the equity compensation plan pool. On the same day, LOKB management countered with, among other things, changes to the initial diligence exclusivity period and related expense reimbursement provisions, providing that each LOKB designated director would serve an initial three year term, changes to the Navitas shareholders subject to a lock-up,
the imposition of a longer
lock-up
period on the post-closing shares of LOKB of both the Sponsor and Navitas’ management and providing for the parties to discuss the final terms of the equity compensation plan following consultation with a mutually agreeable compensation consultant.
In addition to the in person management meetings during the week of February 15, 2021, the Navitas and LOKB management teams also held calls to discuss financial projections and key end customer relationships, and review additional business diligence questionnaires. On February 23, 2021, LOKB management held a discussion with Nomura and BofA Securities at which they discussed certain valuation-related matters.
On February 25, 2021, Navitas sent two revised drafts of the non-binding
letter of intent that collectively shortened the initial diligence exclusivity period, increased the percentage of the Sponsor’s shares subject to forfeiture back up to 20% and provided for the unallocated reserve for the equity compensation plan pool and the percentage subject to an “evergreen” provision to be mutually agreed by the parties at a later date. Such changes were generally accepted by LOKB, other than LOKB proposed increasing the extended exclusivity period from 45 days to 60 days, which change was accepted by Navitas.
On February 26, 2021, Navitas approved by written consent, the entry into the non-binding
letter of intent with LOKB and instructed management to enter into the same, after careful consideration of its terms and advice of the Company’s financial and legal advisors, and management input.
Both parties signed the
non-binding
letter of intent, which included an obligation of Navitas and LOKB, subject to certain exclusions, to negotiate exclusively with one another regarding a potential transaction for an initial period from February 26, 2021 to March 11, 2021 and for a further extended period ending on April 26, 2021, which extension would automatically go into effect upon written notice from LOKB to Navitas prior to the end of the initial period.
During the following two weeks, constituting the initial exclusivity period, LOKB and its advisors undertook significant diligence efforts with respect to key areas of Navitas’ structure and operations, including conducting confidential diligence calls with some of Navitas’ key end customers and vendors, including its primary foundry, a technical diligence call with respect to Navitas’ product design and intellectual property portfolio, and various legal diligence calls among V&E, members of Navitas’ management team and DLA. Additionally, Arthur Cox LLP (“AC”) was engaged as local Irish counsel to LOKB to review Irish legal diligence matters and FTI Consulting (“FTI”) was engaged to assist with tax diligence. V&E, AC and FTI participated in various calls amongst themselves and with LOKB and with Deutsche, financial advisor for Navitas, to discuss tax structuring matters, including those related to Navitas’ dual domestication in Ireland and Delaware. LOKB and its advisors held daily update calls during such period to discuss various considerations for the transaction. On March 10, 2021, LOKB’s advisors provided LOKB management verbal and written preliminary diligence reports with respect to their initial findings and, after taking into consideration such reports, LOKB delivered a written exclusivity extension notice to Navitas, thereby extending the exclusivity period to April 26, 2021. Following delivery of the exclusivity extension notice, LOKB and its advisors continued conducting due diligence and holding confidential end customer calls and legal diligence and structuring calls until the execution of the Business Combination Agreement.
LOKB management and board members held a recurring meeting on Monday afternoons to discuss LOKB transaction targets and next steps regarding diligence. Once Navitas was chosen as the target, those Monday meetings were shifted to address details around the transaction and questions amongst the LOKB board. In addition to LOKB Monday meetings, LOKB management, the LOKB Board, Nomura, and BofA Securities held daily coordination calls to discuss the status of outstanding diligence items and workstreams, review financial projections, debrief on end customer calls and present other key findings. Nomura and BofA Securities monitored responses to a diligence request list that contained items with respect to business & operational, intellectual property, sales & marketing, technology, tax, environmental, supply chain, industry landscape and other general matters.
During the week of March 1, 2021, LOKB held discussions with Jefferies and BofA Securities with respect to serving as placement agents for a potential private investment in public equity (“PIPE”) and the feasibility of executing a PIPE to support the potential transaction. During that teleconference, LOKB management also proposed that it would seek to raise $100 million dollars in a PIPE in connection with the potential transaction, in order to provide more certainty as to the amount of cash to be available to the combined company in the event of redemptions by Public Stockholders. LOKB subsequently engaged Jefferies and BofA Securities pursuant to separate engagement letters to serve as placement agents for the PIPE and as capital markets advisors to LOKB.
During the week of March 8, 2021, representatives of LOKB and its advisors held calls to discuss marketing documents, timeline and investor targeting for the PIPE. Over the course of the next couple weeks, representatives of LOKB and Navitas, and the financial advisors and outside legal counsel for each company, began discussing the wall cross procedures to allow potential interested investors to consider participation in the PIPE as part of the transaction. The potential PIPE investors were primarily contacts and relationships of the PIPE placement agents, as well as Navitas’ commercial network of customers and related affiliates and acquaintances. In addition, previous investors with Live Oak Merchant Partners also participated in meetings and ultimately committed to invest $14.5 million in the PIPE. The terms of the PIPE transaction were marketed at $10.00 a share based on a customary subscription agreement.
Additionally, LOKB engaged outside industry technology and manufacturing experts to advise with respect to core and secondary addressable market sizes, competitor and end customer landscape, and technology validation in connection with its due diligence efforts. Members of LOKB’s management also held confidential diligence calls with more than five of Navitas’ key end customers to discuss the length of end customer relationships, products used, production plans, end market growth and receptiveness to Navitas. Representatives of the parties also held a series of update calls to discuss additional diligence items and transaction structuring matters, including those related to Navitas’ dual domestication in Ireland and Delaware. On March 19, 2021, LOKB’s advisors provided LOKB management with updated verbal and written reports of their diligence findings and transaction considerations. On March 21, 2021 and March 22, 2021, LOKB management and V&E held further discussions on a variety of legal diligence matters. On March 24, 2021 LOKB management and the LOKB Board held a meeting to discuss status of diligence, financial projections, valuation and transaction specific topics.
On March 29, 2021, DLA provided V&E and AC with a preliminary analysis addressing the relative percentage of value of Navitas as between Navitas Ireland and Navitas Delaware.
The following day, March 30, 2021, V&E provided an initial draft of the Business Combination Agreement to DLA, the proposed terms of which DLA began to review with Navitas. On that same day, members of management of LOKB and Navitas and their advisors began engaging in confidential discussions with potential investors for the PIPE Financing. On March 31, 2021, LOKB, Navitas, V&E, AC, FTI, DLA and Deloitte held a teleconference to discuss transaction structure with respect to Navitas’ dual domestication in Ireland and Delaware and other matters.
During the weeks of April 5, 2021 and April 12, 2021, representatives of LOKB and Navitas continued confidential investor meetings, and on April 16, 2021 provided an initial draft subscription agreement with respect to the PIPE Financing to certain interested potential investors.
On April 10, 2021, DLA provided a revised draft of the Business Combination Agreement to V&E, among other things, removing the reduction to the aggregate consideration that LOKB had proposed to account for the Irish stamp duty estimated to be owed to the Irish authorities in connection with the closing of the business combination, removing LOKB’s right to terminate the Business Combination Agreement if Navitas failed to deliver PCAOB audited financial statements within forty-five days of the execution thereof, and adding new covenants surrounding the PIPE Financing. The following day LOKB management and V&E discussed the proposed revisions to the Business Combination Agreement and tax structuring matters related to Navitas’ dual domestication in Ireland and Delaware. On April 13, 2021, V&E shared an initial draft of the Charter with DLA. On April 14, 2021, V&E provided a revised draft of the Business Combination Agreement to DLA, which, among other things, reinserted the consideration reduction based on the estimated Irish stamp duty and LOKB’s right to terminate in the event PCAOB financial statements were not timely delivered, carved back the proposed covenants regarding the PIPE Financing and provided for an unallocated reserve pool for the equity incentive plan equal to 10%, with a 4% “evergreen” provision.
During the weeks of April 19, 2021 and April 26, 2021, V&E and certain of the potential PIPE investors exchanged revised drafts of the form of subscription agreement for the PIPE. The form of the subscription agreement for the PIPE Financing was finalized on May 6, 2021. Representatives of Jefferies and BofA

Securities and LOKB assisted in finalizing indications of interest from the various PIPE investors in an aggregate amount of $145 million, an increase from the $100 million originally sought. Agreements between LOKB and the PIPE investors with respect to the $145 million in PIPE commitments were entered into on May 7, 2021.
On April 21, 2021, LOKB proposed to Navitas that the parties extend the exclusivity period under the non-binding
letter of intent to May 14, 2021 and Navitas countersigned such extension agreement on April 26, 2021. Also on April 21, 2021, DLA sent a revised draft of the Business Combination Agreement to V&E, along with a list of open business and diligence points. On April 22, 2021, V&E provided a revised draft of the Business Combination Agreement, which among other things reinserted the consideration reduction based on the estimated Irish stamp duty and LOKB’s right to terminate in the event PCAOB financial statements were not timely delivered (but with an extended delivery time period of seventy-five days) and initial drafts of the Support Agreement, the management and non-management
lock-up
agreements and various other ancillary documents to DLA. That same day the parties and their respective legal counsel discussed (a) open commercial points on the Business Combination Agreement, including without limitation, the consideration reduction for the estimated Irish stamp duty, treatment of the Navitas Warrants, eligible recipients of Earnout Shares, the lock-up
periods and applicable shareholders and the incentive equity compensation plan, and (b) the Support Agreement and the process for obtaining the requisite signatories thereto. The next day, Navitas advised LOKB that it had agreed to certain of the open commercial points and DLA and V&E exchanged revised drafts of the Business Combination Agreement.
V&E provided drafts of additional ancillary agreements to DLA on April 26, 2021 and discussed such ancillary agreements with DLA and exchanged revised drafts of the same during that week. V&E further sent additional comments to the Business Combination Agreement to DLA on April 26, 2021 and April 29, 2021.
On April 29, 2021, representatives of V&E reviewed with the LOKB Board its fiduciary duties and summarized key findings of the legal diligence performed by V&E, the material terms of the Business Combination, including those contained in the Business Combination Agreement and related transaction documents. Mr. Hendrix reviewed with the LOKB Board the background of the Business Combination, the strategic rationale for the Business Combination and LOKB’s management’s perspective on a number of things, including the due diligence process and key work streams, financial projections, comparable company analysis, a TAM breakdown, potential mitigants and observations, a revenue and sector visibility path along with a valuation summary. The representatives of Nomura and BofA Securities discussed with the LOKB Board their views on Navitas’ business, and prospects. Mr. Hendrix then discussed with the LOKB Board a comparable company analysis, operating and valuation benchmarking and illustrative transaction framework. After more discussion, including asking questions of LOKB’s management and their legal and financial advisors, the LOKB Board determined that based upon the Business Combination terms and the financial analysis, the Business Combination was fair to and in the best interests of LOKB and its stockholders. Upon a motion duly made and seconded, the LOKB Board unanimously (i) determined that it is in the best interests of LOKB and its stockholders, and declared it advisable, to enter into the Business Combination Agreement, (ii) approved, adopted and declared advisable the Business Combination Agreement and the other transaction documents to which LOKB is intended to be a party, (iii) approved the issuance of Class A Common Stock and the performance of LOKB’s other obligations contemplated thereby and (iv) adopted a resolution recommending the Proposals be adopted by LOKB’s stockholders. On the same day, LOKB’s audit committee held a telephonic meeting at which the members of such committee discussed and, among other things, approved certain agreements intended to be entered into by and between LOKB and certain related parties.
Over the next several days, V&E and DLA exchanged drafts of various ancillary documents and DLA provided a revised draft of the Business Combination Agreement proposing that LOKB assume certain Navitas Warrants and reflecting certain additional comments received from certain of Navitas’ shareholders being asked to execute the Support Agreement. The parties and their legal counsels discussed such proposal and LOKB agreed to assume unvested Navitas Warrants provided that Navitas use reasonable best efforts to have all Navitas Warrants be amended as contemplated by the Business Combination Agreement or terminated or exercised prior to the Closing and that a corresponding closing condition be included in the Business Combination Agreement. Through May 6, 2021, V&E and DLA continued to exchange drafts of the Business Combination Agreement and various ancillary documents and LOKB, Navitas, V&E and DLA held a series of calls to finalize such documents.
Navitas’ board of directors approved the Business Combination Agreement by written consent on May 6, 2021. Navitas board of directors’ deliberation included a consideration of the strategic rationale for the Business Combination and the benefits to Navitas’ shareholders of consummating such a transaction. After careful consideration, and after discussion with the Company’s management and legal and financial advisors, Navitas’ board of directors believed that the proposed Business Combination represented the best potential strategic alternative for the Company and Navitas’ board of directors unanimously approved the Business Combination Agreement and related documents and agreements, and the board determined to recommend the approval of the Business Combination Agreement to its shareholders.
The Business Combination Agreement and related documents and agreements were executed on May 6, 2021. Prior to the market open on May 7, 2021, LOKB and Navitas issued a joint press release announcing the execution of the Business Combination Agreement and, following such announcement, LOKB filed with the SEC a Current Report on Form
8-K
announcing the execution of the Business Combination Agreement. During the morning of May 7, 2021, representatives of LOKB and Navitas conducted an investor conference call to announce the Business Combination.
LOKB Board’s Reasons for the Approval of the Business Combination
As described under “
The Background of the Business Combination
” above, the LOKB Board, in evaluating the Business Combination, consulted with LOKB’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the LOKB Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, the LOKB Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The LOKB Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
This explanation of LOKB’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “
Cautionary Note Regarding Forward-Looking Statements
.”
In approving the combination, the LOKB Board determined not to obtain a fairness opinion. The officers and directors of LOKB have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the advice and support of Nomura, BofA Securities and other advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination.
The LOKB Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•
Business Highlights.
Highly attractive differentiated product offering with strong visibility on projected revenue over the next two years, compelling margin profile, ability to advance and accelerate commercialization of product and expansion into end markets, veteran management team, large TAM in mobile, consumer, enterprise, renewables / solar and EV / eMobility;

•
Competitive Positioning
. LOKB’s management and the LOKB Board observed the competitive dynamics in the semiconductor market and recognized the value proposition of Navitas’ GaN Power IC technology. The company not only has strong intellectual property supporting a competitive moat, but also has established partnerships and engaged in dialogue with many of the leading companies across each of Navitas’ key end markets. LOKB’s management and the LOKB Board view Navitas’ products and these relationships as supportive of Navitas’ long-term growth strategy and ability to capture a leading share of its addressable market;

•
Due Diligence
. LOKB’s management and the LOKB Board conducted due diligence examinations of Navitas, and held discussions with Navitas’ management and LOKB’s financial, technical, manufacturing and legal advisors concerning LOKB’s due diligence examination of Navitas, and other advisors with respect to (i) legal diligence matters, (ii) tax matters, (iii) technical matters, and (iv) and independent market review of the power GaN market and the potential expansion of such market by 2026;

•
Financial Condition
. The LOKB Board also considered factors such as Navitas’ outlook, financial plan and debt structure taking into consideration the fact that after consummation of the Business Combination, Navitas would have enough cash on hand to fully fund the planned expansion of its production capacity until 2023, when the company is projected to be cash flow positive , as well as valuations and trading of publicly traded companies and valuations of precedent combination and combination targets in similar and adjacent sectors (see “—
Certain Navitas Projected Financial Information
”);

•
Attractive Market Valuation of Comparable Companies
. The public trading market valuation of comparable “GaN Semiconductor Peers”, “Integrated Semiconductor Peers” and “AutoTech / Semiconductor SPAC Peers” were assessed. These groups consist of the following companies:

•	GaN Semiconductor Peers : Cree, Infineon Technologies, NXP Semiconductors, Power Integrations, Qorvo, STMicroelectronics and Texas Instruments

•
Integrated Semiconductor Peers
:
Allegro Microsystems, Analog Devices, Intel, Maxim Integrated Products, Microchip Technology, Micron Technology, Monolithic Power Systems, Renesas Electronics, SiTime and Skyworks Solutions

•	AutoTech / Semi SPAC Peers : Achronix Semiconductor, Aeva Technologies, Aeye, indie Semiconductor, Innoviz Technologies, Luminar, Ouster and Velodyne Lidar
We refer to these companies collectively as the “Comparable Companies”. These Comparable Companies traded at median EV / CY2023E Revenue multiples of 5.5x for GaN Semiconductor Peers and 6.0x for Integrated Semiconductor Peers and an EV / CY2025E Revenue multiple of 2.6x for AutoTech / Semiconductor SPAC Peers as of April 26, 2021. The LOKB Board believes that these multiples compare favorably to an initial market valuation of the post-Business Combination company reflected in the terms of the Business Combination corresponding to a 5.7x multiple of Navitas’ CY2023E Revenue. The valuation for Navitas uses CY2023E metrics, which were provided by Navitas and correspond to the metrics for comparable company valuations that were used to benchmark Navitas’ valuation. Although this analysis is based on the current Navitas projections, the LOKB Board has performed thorough due diligence and view the projections as reasonable and achievable.

•
Experienced and Proven Management Team
. LOKB’s management and the LOKB Board believe that Navitas has a strong management team, with extensive industry experience and proven track record, which is expected to remain with the combined company to seek to execute Navitas’ strategic and growth goals;

•
Other Alternatives
. The LOKB Board believes, after a thorough review of other business combination opportunities reasonably available to LOKB, that the proposed combination represents the best potential business combination for LOKB and the most attractive opportunity for LOKB based upon the process utilized to evaluate and assess other potential combination targets, and the LOKB Board’s belief that such process has not presented a better alternative; and

•
Negotiated Transaction
. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between LOKB and Navitas.

The LOKB Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks . Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•
Redemption Risk
. The potential that a significant number of LOKB stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to LOKB’s existing Charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined company following the Closing;

•	Stockholder Vote . The risk that LOKB’s or Navitas’ stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•	Closing Conditions . The fact that the completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within LOKB’s control;

•
Litigation
. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	Benefits May Not Be Achieved . The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third-Party Valuation . The fact that LOKB did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•	LOKB Stockholders Receiving a Minority Positions . The fact that LOKB stockholders will hold a minority position in the post-combination company;

•
Interests of LOKB’s Directors and Officers
. The interests of the LOKB Board and officers in the Business Combination (see “—
Interests of LOKB’s Directors and Officers in the Business Combination
”); and

•	Other Risk Factors . Various other risk factors associated with the GaN semiconductor business, as described in the section entitled “ Risk Factors ” appearing elsewhere in this document.
LOKB’s management and board also considered the respective interests and conflicts of the various investment banks involved in the transaction, including the fact that (i) Jefferies will be entitled to $4,878,650 in deferred underwriting compensation for its acting as an underwriter in the IPO, a placement agent’s fee equal to $3,000,000 for the PIPE Financing and a fee of $6,000,000 for its role as financial advisor to Navitas and (ii) BofA Securities will be entitled to $2,090,850 in deferred underwriting compensation for its acting as an underwriter in the IPO, a placement agent’s fee equal to $3,000,000 for the PIPE Financing and a fee of $2,500,000 for its role as financial advisor to LOKB, (iii) Nomura will also be entitled to a fee of $5,000,000 for its role as financial advisor to LOKB and (iv) Deutsche Bank will be entitled to a fee of $1,000,000 for its role as financial advisor to Navitas, in each case that will only accrue if a Business Combination is consummated.
In connection with analyzing the Business Combination, LOKB’s management, based on its experience and judgment, selected the GaN Semiconductor Peers, Integrated Semiconductor Peers and Auto Tech / Semiconductor SPAC Peers. LOKB’s management selected these Comparable Companies because they either exhibit similar business characteristics to Navitas through production of a similar product and competition in a similar market (i.e. GaN Semiconductor Peers and Integrated Semiconductor Peers) or exhibit similar financial profile such as low current revenue and a strong expectation for rapid expansion in similarly disruptive sectors (i.e AutoTech / Semiconductor SPACs). None of the Comparable Companies are identical or directly comparable to Navitas.

In connection with its analysis of the Business Combination, LOKB’s management reviewed and compared, using publicly available information, certain current, projected and historical financial information for Navitas corresponding to current and historical financial information, ratios and public market multiples for the Comparable Companies, as described above.
The LOKB Board also considered the Business Combination in light of the investment criteria set forth in LOKB’s final prospectus for its IPO including, without limitation, that based upon LOKB’s analyses and due diligence, Navitas has the potential to be a market leader and has substantial future growth opportunities, all of which the LOKB Board believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.
The above discussion of the material factors considered by the LOKB Board is not intended to be exhaustive but does set forth the principal factors considered by the LOKB Board.
Certain Navitas Projected Financial Information
Navitas provided LOKB with its internally prepared forecasts for each of the years in the six-year
period ending December 31, 2026. The projections were prepared to provide the LOKB management team and board of directors with an outlook for Navitas’ revenue path over the six-year period and to identify critical resources necessary to grow revenue from key markets, including mobile and consumer, renewables/solar and electronic vehicles/eMobility. Navitas does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, the LOKB management team and board used the financial projections set forth below as part of its analysis. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
The forecasts include Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP
financial measures. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available, and LOKB’s management believes that it is not feasible to provide accurate forecasted non-GAAP
reconciliations.
Non-GAAP
financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP
financial measures as used by LOKB’s management may not be comparable to similarly titled measures used by other companies.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that LOKB, Navitas or their respective directors, officers, affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Navitas’ business, all of which are difficult to predict and many of which are beyond Navitas’ and LOKB’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Navitas’ and LOKB’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Navitas” and “Cautionary Note Regarding Forward-Looking Statements”

sections of this proxy statement/prospectus. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. The revenue projections are based upon future demand communicated to Navitas by new and existing customers, which was further discounted by Navitas management, while projected operating expenses were constructed based on an allocation of projected headcount expenses based on the proposed Navitas revenue goals. Accordingly, while Navitas and LOKB believe the projections to be reasonable, the projections become subject to increasing uncertainties the further out the projections. In addition to key assumptions made by Navitas management and described below and the risks and uncertainties contained in the section entitled “Risk Factors,” other factors that would adversely impact our ability to achieve our revenue projections would be a change in the timing of a new chip design, thereby delaying adoption across new projects, as well as unidentified projects materializing that require unforeseen expenses or that do not otherwise support the Navitas revenue objectives. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to LOKB and the LOKB Board in connection with their review of the proposed transaction.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR NAVITAS, LOKB UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
While the projections were prepared by Navitas in order to aid LOKB in its determination of whether to approve the business combination, the LOKB team performed diligence with respect to the forecasts received from the Navitas team and understands that information included in this Registration Statement is the responsibility of LOKB. Deloitte & Touche LLP and CohnReznick LLP, Navitas’ independent registered public accounting firms, and WithumSmith+Brown, PC, LOKB’s independent registered public accounting firm, have not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on it or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of Deloitte & Touche LLP and CohnReznick LLP included in this proxy statement/prospectus relates to historical financial information of Navitas. It does not extend to the projections and should not be read as if it does.

The key elements of the projections provided by management of LOKB to the LOKB Board are summarized in the tables below:
Key Financial Metrics:

	Year Ending December 31,
	2021P	2022P	2023P	2024P	2025P	2026P
	(dollars in millions)
Revenue	$27.3	$68.9	$182.4	$307.8	$453.6	$640.0
Cost of goods sold	$14.8	$34.5	$89.3	$144.3	$205.6	$288.2

Gross profit	$12.5	$34.4	$93.1	$163.5	$248.0	$351.8
Gross margin(1)	45.8%	50.0%	51.0%	53.1%	54.7%	55.0%
Operating expenses(2)	$35.3	$53.5	$81.1	$113.2	$146.5	$189.4
Adjusted EBITDA(3)	$(22.8)	$(19.1)	$12.0	$50.3	$101.5	$162.4
Adjusted EBITDA margin(4)	(83.6)%	(27.7)%	6.6%	16.3%	22.4%	25.4%
Capital expenditures	$1.1	$5.1	$6.9	$11.1	$12.6	$18.7

(1)	Navitas defines gross margin as gross profit divided by total revenue, expressed as a percentage of total revenue.
(2)	Operating expenses include sales and marketing expenses, research and development expenses, general and administrative expenses and expenses related to operations.
(3)
Navitas defines Adjusted EBITDA as net income excluding interest, taxes, non-cash stock based compensation, depreciation and amortization. Adjusted EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income prepared in accordance with GAAP.

(4)
Navitas defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage of total revenue. Adjusted EBITDA margin is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for operating margin prepared in accordance with GAAP.

The LOKB Board was also provided with information that detailed that the substantial majority of projected revenues through the year ending December 31, 2022 is expected to be due to design wins in production or committed to production, as well as Navitas’ assumptions concerning future demand from potential opportunities evaluated with new and existing end customers (dollars in millions):

(1)	Based on design wins in production or committed to production.
(2)	Based on Navitas’ assumptions concerning future demand from potential opportunities evaluated with new and existing end customers.
Navitas’ projections are based on the following assumptions and its management’s assessment of, among other things:

•	the ability of gallium nitride (“GaN”) power integrated circuits (“ICs”) to penetrate the overall semiconductor market, including the ability of GaN ICs to displace legacy silicon-based ICs;

•	Navitas’ ability to maintain its relationships with its existing end customers;

•	Navitas’ ability to convert awarded and qualified opportunities into binding orders and sales;

•	Navitas’ ability to develop new relationships with suppliers and new end customers; and

•	the continued growth of Navitas’ end markets, including mobile, consumer, enterprise, renewables/solar and EV/eMobility.

•
For 2021-2023, the revenue and volume projections were constructed based on customer and project forecasts while using a forecast outlined by industry research to validate the aggregate customer assumptions; such forecasts are heavily based on over $100m of Awarded Business (“Customer projects that are in production or committed to go to production using Navitas GaN ICs”).

•
For 2024-2026, customer and project forecasts were considered along with Navitas and industry forecasts to construct reasonable revenue and market share estimates; such forecasts are heavily based on over $580m of Qualified Opportunities (“Customer projects that have been pre-qualified to have a high interest in Navitas GaN ICs, but have not yet committed to our GaN ICs”).

•	Customer project forecasts typically assumed a 20-40% reduction to account for possible project delays or optimistic market forecasts, as well as risks of project cancellations.

•
For the new “Expansion Markets” (Enterprise, Renewables / Solar, EV / eMobility), specific lead customers were consulted to confirm strong interest and value to adopt Navitas GaN ICs for targeted high-volume production programs.

•
In cases where customers require two GaN suppliers to support their production needs, Navitas assumed a conservative 50% market share, even though customer indications suggest a majority share for Navitas given GaN IC technology and system cost/performance advantages.

•
R&D headcount and related investments can be leveraged across the new end markets given the GaN IC solutions will be similar for these similar power levels (i.e., 1kW to 20kW, across Enterprise, Renewables / Solar and EV / eMobility).

•
Existing sales and field technical support resources are already in place for the needed expertise and bandwidth to support our expansion markets, but significant additional sales, marketing and field technical support resources will be needed to scale our revenues in each of these new markets to achieve the targeted long term revenue plans through 2026.

•	Typical customer development times were assumed as below on customer inputs and management’s experiences in serving each of these markets during their careers and while at Navitas:

•	Mobile / Consumer: 6 to 12 months

•	Enterprise: 12 to 18 months

•	Renewables / Solar: 24 to 36 months

•	EV: 36 to 48 months

•
Navitas assumed a 20% cost/performance generational advancement every year with the majority of the cost saving passed to customers to contribute to its expectations that GaN ICs will achieve system cost parity compared to Silicon-based systems in 2023 and a cost reduction thereafter, while incrementally enhancing the company gross margin towards the long-term operating model of 55%.

•	Navitas assumed very limited manufacturing capital equipment investments as it maintains its fabless identity keeping all or the majority of our manufacturing with supply chain partners.

•	Navitas assumed the majority of operating expenses will be related to Research and Development over the projection period.
Other key assumptions impacting projections include selling, general and administrative expenses and capital expenditures, as well as assumptions with respect to general business, economic and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Navitas’ control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” While selling, general and administrative expenses are expected to increase in absolute dollars as the company grows, such expenses are expected to represent a smaller percentage of revenue as Navitas scales, contributing to improvements in Adjusted EBITDA margin over time. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Navitas,” as well as the audited and unaudited financial statements of Navitas included elsewhere in this proxy statement/prospectus.
Satisfaction of 80% Test
It is a requirement under our Charter and NYSE listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the LOKB Board determined that the fair market value of Navitas exceeded $1.0 billion based on, among other things, comparable company Adjusted EBITDA multiples and revenue multiples.
Interests of Certain Persons in the Business Combination
Interests of Navitas Directors and Officers
In considering the recommendation of the LOKB Board to vote in favor of the approval of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, certain members of the board of directors and executive officers of Navitas have interests in the Business Combination that are different from, or in addition to, those of LOKB’s stockholders and of Navitas’ stockholders generally. In particular:

•
Continuing Officers and Directors
. Certain of Navitas’ directors and executive officers are expected to become directors and/or executive officers of the post-combination company upon the completion of the Business Combination. Specifically, the following individuals who are currently executive officers of Navitas are expected to become executive officers of the post-combination company upon the completion of the Business Combination, serving in the offices set forth opposite their names below:

Name	Title
Gene Sheridan	Chief Executive Officer

Daniel Kinzer	Chief Technology Officer and Chief Operating Officer

•
In addition, the following individuals who are currently directors of Navitas are expected to become members of the post-combination company board upon the completion of the Business Combination: Gene Sheridan, Daniel Kinzer, Brian Long, Dipender Saluja and David Moxam.

Interests of Sponsor and LOKB Directors and Officers
In considering the recommendation of the LOKB Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. In certain instances, the LOKB Board had the conflicted transactions approved by the audit committee of the board in accordance with LOKB’s related party transaction policy. These interests may have influenced the members of the LOKB Board in making their recommendation that you vote in favor of the approval of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor holds 4,666,667 private placement warrants that would expire worthless if a Business Combination is not consummated;

•
the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founders Stock, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $    , based on the closing price of our Class A Common Stock of $     per share on     , 2021;

•
if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account and except as to any claims under LOKB’s indemnity of its underwriters against certain liabilities;

•	the fact that our each of our officers and directors hold a direct or indirect interest in our Sponsor, which interest will be worthless unless a business combination is consummated;

•	the fact that Richard J. Hendrix and Gary Wunderlich will continue as members of the post-combination board and will be eligible to participate under the 2021 Plan;

•	the fact that previous investors with Live Oak Merchant Partners have been committed to invest $14.5 million in the PIPE Financing;

•
the fact that our Sponsor, officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations unless a business combination is consummated, although no such amounts require reimbursement as of the date of this proxy statement/prospectus;

•
the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment, even if other LOKB shareholders experience a negative rate of return in the post-business combination company; and

•
the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed. At the closing of the Business Combination, we anticipate that our Sponsor will hold 4,666,667 private placement warrants and 6,325,000 shares of Founders Stock. In addition, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds to finance transaction costs in connection with an Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. While no such loans are outstanding as of the date of this proxy statement/prospectus, we anticipate that our Sponsor may provide a loan to us prior to the Closing. While no assurances can be made as to the ultimate amount of this loan, we believe that the principal amount of the loan could be approximately $50,000 to $150,000. Our ability to repay this loan (either in cash or, at our Sponsor’s election, through the conversion of the loan into private placement warrants as described above) is dependent upon the completion of an Initial Business Combination.

The table set forth below sets out the total investment made by our Sponsor for the private placement warrants and the Founders Stock and the value of such securities, based on the closing price of our public warrants and our Class A Common Stock as of                 , 2021:

Security	Total Capital Contribution	Value as of , 2021
Private placement warrants(1)	$7,000,000	$
Founders Stock(2)	$25,000	$

(1)	Includes 1,500,000 private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination—Backstop Agreement” for more information.
(2)	Includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. See “The Business Combination—Sponsor Letter Amendment” for more information.
In addition, the members of our Sponsor include our officers and directors, all of whom made a direct or indirect capital contribution in our Sponsor in exchange for their respective membership interests therein. These membership interests in our Sponsor provide our officers and directors with an indirect economic interest in the total number of private placement warrants and shares of Founders Stock anticipated to be held by our Sponsor as of the completion of the Business Combination. The table set forth below summarizes the direct or indirect interest that our officers and directors (or trusts, retirement accounts or entities related to such persons) hold in the private placement warrants and Founders Stock along with the total capital contributions made by our officers and directors (or trusts, retirement accounts or entities related to such persons) for their direct or indirect interests in the Founders Stock and the value of such interests based on the closing price of the public warrants and Class A Common Stock as of            , 2021, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name	Position	Total Capital Contribution	Value as of , 2021 (1)
John P. Amboian	Chairman	$750,000	$
Richard J. Hendrix	Chief Executive Officer and Director	$475,000	$
Andrea Tarbox	Chief Financial Officer and Director	$300,000	$
Gary K. Wunderlich, Jr.	President	$475,000	$
Adam Fishman	Chief Operating Officer	$400,000	$
Jon Furer	Director	$450,000	$
Tor Braham	Director	$450,000	$

(1)
Includes the value of 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved. Also includes the value of 1,500,000 private placement warrants that may be transferred to Encompass pursuant to the Backstop Agreement. See “The Business Combination—Sponsor Letter Amendment” and “The Business Combination—Backstop Agreement” for more information.

As noted above, previous investors with Live Oak Merchant Partners have been committed to invest $14.5 million in the PIPE Financing. Live Oak Merchant Partners is a merchant bank providing capital and advisory services to middle market companies across several industries. Richard J. Hendrix, our Chief Executive Officer and Director, and Gary K. Wunderlich, Jr., our President, are co-founders and Managing Partners of Live Oak

Merchant Partners. Adam Fishman, our Chief Operating Officer, is currently a Managing Partner at Live Oak Merchant Partners.
In addition to the above, Messrs. Hendrix, Wunderlich and Fishman have purchased an aggregate of 25,000, 50,000 and 20,130 public warrants, respectively, for an aggregate purchase price of $33,879.22, $70,148.75 and $27,175.50, respectively. These warrants would expire worthless if a Business Combination is not consummated.
Except as otherwise described above, we do not believe that there are any material LOKB securities held by LOKB’s officers and directors, loans extended or fees due from LOKB to LOKB’s officers and directors, or out-of-pocket expenses for which LOKB’s officers and directors are awaiting reimbursement from LOKB.
Stockholders should also be aware that Jefferies and BofA Securities, the underwriters of the LOKB IPO, performed additional services after the LOKB IPO as placement agents of the Signing PIPE. In addition, BofA Securities served as a financial advisor to LOKB and Jefferies served as a financial advisor to Navitas in connection with the Business Combination. In addition, part of the IPO underwriting fee was deferred and conditioned on the completion of a business combination. In the aggregate, $13.9 million and $7.6 million of fees payable to Jefferies and BofA Securities, respectively, are contingent on the completion of the Business Combination. Jefferies also holds 133,333 LOKB Warrants.
Potential Purchases of Public Shares
In connection with the stockholder vote to approve the Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE or any other exchange on which our securities may be listed. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public
information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser.
In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.
The purpose of any such purchases of public shares could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (b) to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our Sponsor, officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the stockholder meeting related to the Business Combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
Any purchases by our Sponsor, officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule
10b-18
under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule
10b-18,
which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule
10b-5
under the Exchange Act. Rule
10b-18
has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and any of their respective affiliates will not make purchases of Class A Common Stock if the purchases would violate Section 9(a)(2) of or Rule
10b-5
under the Exchange Act.
Total Company Shares to Be Issued in the Business Combination
The following table presents the anticipated share ownership of various holders of LOKB upon the Closing of the Business Combination, which does not give effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:
No Redemptions:
This scenario assumes that no shares of Class A Common Stock are redeemed from LOKB’s public stockholders.
Illustrative Redemptions
:
This scenario assumes that 7,900,000 shares of Class A Common Stock are redeemed. The number of shares redeemed in this scenario is equal to 50% of the number of shares redeemed in the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation” and approximately 31.2% of the outstanding shares of Class A Common Stock as of the date of this proxy statement/prospectus.
Maximum Redemption:
This scenario assumes the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” i.e., 15,800,000 shares of Class A Common Stock are redeemed (approximately 62.4% of the outstanding shares of Class A Common Stock as of the date of this proxy statement/prospectus).

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
LOKB Public Shareholders	25,300,000	17.8	17,400,000	13.0	9,500,000	7.5
Sponsor(1)	6,325,000	4.5	6,325,000	4.7	6,325,000	5.0
Eligible Navitas Equityholders(2)(3)	95,000,000	66.8	95,000,000	70.8	95,000,000	75.2
PIPE Investors	15,500,000	10.9	15,500,000	11.5	15,500,000	12.3

Total	142,125,000	100.00	134,225,000	100.00	126,325,000	100.00

(1)
LOKB Class A Common Stock owned upon conversion of shares of Founders Stock and, in the case of our Sponsor, includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved.

(2)
Includes (x) the up to approximately 78,300,000 shares of our Class A Common Stock anticipated to be issued to Navitas Shareholders and (y) the up to approximately 16,700,000 shares of our Class A Common Stock anticipated to be reserved for issuance in respect of (i) LOKB options issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Options, (ii) LOKB restricted stock issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Restricted Shares, (iii) LOKB restricted stock units issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Restricted Stock Units and (iv) LOKB warrants issued in exchange for the release and extinguishment of outstanding pre-business
combination Navitas Warrants, in each case that may be exercised at a later date.

(3)
Excludes (i) the reduction in the aggregate number of shares of Class A Common Stock issuable under the Business Combination Agreement based on the estimated stamp duty, as such amount will not be known with certainty until immediately prior to Closing, and (ii) the potential issuance of the Earnout Shares to the Eligible Navitas Equityholders. During the Earnout Period, we may issue to Eligible Navitas Equityholders up to 10,000,000 additional shares of Class A Common Stock in the aggregate in three equal tranches upon the satisfaction of price targets of $12.50, $17.00 or $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period during the Earnout Period, or upon certain change of control transactions that imply a per share value that would satisfy the price targets.

If the facts are different than these assumptions, the percentage ownership retained by LOKB’s existing stockholders in LOKB following the Business Combination will be different. For example, if we assume that all outstanding 8,433,333 public warrants and 4,666,667 private placement warrants were exercisable and exercised for cash following completion of the Business Combination, with proceeds to LOKB of approximately $150.7 million, and further assume that no public stockholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of LOKB would be as follows:

Holders	No Redemption	% of Total	Illustrative Redemption	% of Total	Maximum Redemption	% of Total
LOKB Public Shareholders	33,733,334	21.7	25,833,334	17.5	17,933,334	12.9
Sponsor/Independent Directors	10,991,667	7.1	10,991,667	7.5	10,991,667	7.9
Eligible Navitas Equityholders	95,000,000	61.2	95,000,000	64.5	95,000,000	68.1
PIPE Investors	15,500,000	10.0	15,500,000	10.5	15,500,000	11.1

Total	155,225,001	100.00	147,325,001	100.00	139,425,001	100.00

Please see the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of LOKB After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the business combination.

Sources of Cash(1)		Uses of Cash(1)
(in millions)
LOKB cash in Trust Account(2)	$253	Navitas shareholder equity rollover(3)	$950
Navitas shareholder equity rollover(3)	950	Cash to balance sheet	367
PIPE Financing	155	Deal expenses	41

Total Sources	1,358	Total Uses	1,358

(1)	This sources and uses assumes no public stockholders elect to have their public shares redeemed.
(2)	Actual amount to be adjusted for interest income prior to the Closing. As of June 30, 2021, $253,078,907 was held in the Trust Account.
(3)
Excludes the estimated stamp duty to be deducted from the amount of shares of Class A Common Stock and other securities issuable to the Eligible Navitas Equityholders, as such amount will not be known with certainty until immediately prior to Closing. Also does not reflect the potential issuance of the Earnout Shares to the Eligible Navitas Equityholders.

Impact of Substantial Redemptions on the Business Combination
Our public shareholders are not required to vote “AGAINST” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.
If a public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 15,800,000 shares of Class A Common Stock held by our public shareholders were redeemed, the 8,433,333 retained outstanding public warrants would have had an aggregate value of $     on                     , 2021. If a substantial number of, but not all, public stockholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional Class A Common Stock is issued.
In no event will LOKB redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Deferred Underwriting Fees
The underwriters performed additional services after our IPO and approximately $8.1 million of the underwriting fee was deferred and conditioned upon completion of a business combination. The following table illustrates the effective deferred underwriting fee on a percentage basis for Public Shares at each redemption level identified below.

Underwriting Fees	Assuming no redemption	Assuming illustrative redemptions	Assuming maximum redemption
($ in millions, other than share numbers)
Unredeemed Public Shares (1)	25,300,000	17,900,000	9,500,000
Trust Proceeds to Navitas	$253.0	$179.0	$95
Deferred Underwriting Fees	$8.1	$8.1	$8.1
Effective Deferred Underwriting Fee (%)	3.2%	4.5%	8.5%

Board of Directors of LOKB Following the Business Combination
Assuming the Director Election Proposal is approved by our stockholders at the special meeting, we expect the LOKB Board to be comprised of the individuals set forth below effective immediately after the Effective Time. For more information regarding each of these individuals, see section entitled “Management After the Business Combination — Executive Officers and Directors After the Business Combination.”

Name	Age	Position
Gene Sheridan	55	Chief Executive Officer and Director
Daniel Kinzer	63	Chief Operating Officer, Chief Technology Officer and Director
Brian Long	64	Director
Dipender Saluja	56	Director
David Moxam	64	Director
Richard J. Hendrix	55	Director
Gary K. Wunderlich, Jr.	51	Director
Redemption Rights
Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2021, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Common Stock for cash and will no longer own shares of LOKB. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights in excess of the 20% threshold. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. In order to determine whether a stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder, LOKB will require each public stockholder seeking to exercise redemption rights to certify to LOKB whether such stockholder is acting in concert or as a group with any other stockholder. Each redemption of shares of Class A Common Stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $253.1 million as of June 30, 2021. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the subsection entitled “Special Meeting of LOKB Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Appraisal Rights
Appraisal Rights of LOKB Stockholders
There are no appraisal rights available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the Business Combination.
Material U.S. Federal Income Tax Considerations
The following is a discussion of the material U.S. federal income tax considerations (i) for holders of Class A Common Stock that do not elect to have their Class A Common Stock redeemed for cash and remain shareholders at the time of the consummation of the Business Combination, (ii) for holders of Navitas Shares with respect to the consummation of the Business Combination, and (iii) for holders of Class A Common Stock that elect to have their Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to Navitas Shares and shares of Class A Common Stock held as a “capital asset” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally property held for investment).

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in the discussion below. We have not sought any ruling from the IRS with respect to the statements made and the positions or conclusions described in the following discussion. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.
The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Business Combination and does not address other transactions occurring in connection with the Business Combination, including, but not limited to the conversion of the Class B Common Stock to Class A Common Stock or the PIPE Financing. This discussion does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local or
non-U.S.
tax laws, any tax treaties or any other tax law other than U.S. federal income tax. Furthermore, this discussion does not address tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell Navitas Shares or Class A Common Stock under the constructive sale provisions of the Code;

•	persons that acquired Navitas Shares or Class A Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	persons that actually or constructively hold 5% or more (by vote or value) of any class of Navitas Shares or our shares;

•
persons that hold Navitas Shares or Class A Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	certain former citizens or long-term residents of the United States;

•	holders of shares of Founders Stock and private placement warrants; and

•	our Sponsor and our officers or directors.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Navitas Shares or Class A Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Navitas Shares or Class A Common Stock to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR
NON-U.S.
TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Navitas Shares or shares of our Class A Common Stock, as applicable, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (b) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is any beneficial owner of Navitas Shares or shares of our Class A Common Stock, as applicable, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. Holder.
U.S. Federal Income Tax Considerations for Navitas Shareholders
Tax Treatment of the Business Combination
Navitas is treated as a U.S. corporation for U.S. federal income tax purposes. It is the opinion of DLA Piper LLP (US) that for U.S. federal income tax purposes, the Business Combination should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code (the “Tax Treatment”). The opinion of DLA Piper LLP (US) has been issued in connection with the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part, and is prospective, dependent on future events, and based, among other things, on representations contained in representation letters provided by Navitas and LOKB and on customary factual assumptions. If any of these assumptions and representations are incorrect, incomplete or inaccurate or the Business Combination does not qualify for the Tax Treatment for any other reason (as described below), the U.S. federal income tax consequences of the Business Combination could materially differ from those described herein with respect to the Tax Treatment. In addition, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court. Neither LOKB nor Navitas has sought, nor do they intend to seek, any ruling from the IRS with respect to the qualification of the Business Combination for the Tax Treatment. Consequently, there can be no assurance that the Business Combination will qualify for the Tax Treatment, or that the IRS or a court will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation.
For the Business Combination to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Navitas Shareholders must exchange in the transaction, for LOKB voting stock, an amount of Navitas Shares that constitutes “control” of Navitas (within the meaning of Section 368(c) of the Code). “Control” for purposes of Section 368 (and Section 351) of the Code is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of the corporation. While DLA Piper LLP (US) is of the opinion that Navitas Ireland Shares that are exchanged for shares of Class A Common Stock pursuant to the Tender Offer should be treated as being exchanged as part of an integrated transaction that includes the Merger, there is no direct guidance on the application of Section 368(a) to a tender offer and a merger undertaken as part of an integrated transaction involving a dual tax resident corporation. As a result, no assurances can be given that the IRS will agree with such position. In addition to or in lieu of the Business Combination qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, for the Business Combination to qualify as a transaction governed by Section 351 of the Code, Navitas Shareholders, together with other relevant shareholders of LOKB, must be in “control” (within the meaning of Section 368(c) of the Code, as described above) of LOKB immediately after the consummation of the Business Combination. However, due to various factors that cannot be determined with reasonable certainty until immediately prior to the closing, including PIPE Investment and a possible redemption of shares of Class A Common Stock by LOKB shareholders, no assurances can be given that the “control” requirement for Section 351(a) treatment will be satisfied immediately after the consummation of the Business Combination.
The following discussion assumes that the Earnout Shares will be treated as consideration that can be received on a tax-deferred
basis under the reorganization provisions of the Code, as opposed to taxable “boot.” If the Earnout Shares are treated as taxable “boot,” the tax consequences described below could be materially different, including both U.S. Holders and
Non-U.S.
Holders being required to recognize gain or loss with respect to the Earnout Shares and
Non-U.S.
Holders also being subject to withholding. Navitas Shareholders should consult their own tax advisors as to the consequences of the possible receipt of any Earnout Shares, including the application of the installment sale rules.
Tax Consequences of the Tender Offer and the Merger
U.S. Holders
Assuming the Business Combination qualifies for the Tax Treatment, a U.S. Holder that exchanges Navitas Shares for shares of Class A Common Stock (including any Earnout Shares pursuant to the contingent right to receive Earnout Shares (the “Earnout Right”)) pursuant to the Tender Offer or the Merger (collectively, the “Exchange”) should not recognize gain or loss for U.S. federal income tax purposes (except with respect to any Earnout Shares treated as imputed interest, as discussed below). A U.S. Holder’s aggregate tax basis in the shares of Class A Common Stock received pursuant to the Exchange (including any Earnout Shares received, other than any Earnout Shares that represent imputed interest) should equal the U.S. Holder’s aggregate adjusted tax basis in the Navitas Shares exchanged therefor. For purposes of determining the basis of each share of Class A Common Stock received by a U.S. Holder, the maximum number of shares of Class A Common Stock issuable to such U.S. Holder under the Earnout Right should be treated as having been received by the U.S. Holder at the time of the Closing, and adjustments to the U.S. Holder’s tax basis in shares of Class A Common Stock actually received should be made if the maximum number of Earnout Shares issuable under the Earnout Right ultimately are not issued. The holding period of the shares of Class A Common Stock received by a U.S. Holder pursuant to the Exchange (including any Earnout Shares received, other than any Earnout Shares that represent imputed interest) should include the holding period of the U.S. Holder’s Navitas Shares exchanged therefor. If a U.S. Holder has acquired different blocks of Navitas Shares at different times or at different prices, then such U.S. Holder’s tax basis and holding period in shares of Class A Common Stock received pursuant to the Exchange (including any Earnout Shares received, other than any Earnout Shares that represent imputed interest) generally will be determined with reference to each block of Navitas Shares. Each U.S. Holder should consult its own tax advisor as to the allocation of its tax basis among the shares of Class A Common Stock received pursuant to the Exchange, including any Earnout Shares.
A portion of any Earnout Shares a U.S. Holder receives pursuant to the Exchange will be taxable upon receipt as imputed interest and as ordinary income, even though there will not be any corresponding receipt of cash. A U.S. Holder’s basis in such Earnout Shares treated as imputed interest will equal the fair market value of such shares on the date of receipt and the U.S. Holder’s holding period in such Earnout Shares will begin on the date following the date of receipt.
A U.S. Holder who exchanges Navitas Shares for shares of Class A Common Stock pursuant to the Exchange will generally be required to retain permanent records pertaining to the Exchange and make such records available to any authorized IRS officers and employees upon request. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of the Exchange. Additionally, each U.S. Holder that is a “significant holder” of Navitas Shares may be required to file with such U.S. Holder’s U.S. federal income tax return for the year in which the Exchange takes place a statement setting forth certain facts relating to the Exchange. A “significant holder” of Navitas Shares is (i) a holder of Navitas Shares, that, immediately before the Exchange, owned at least one percent (by vote or value) of the outstanding Navitas Shares or (ii) a holder of Navitas securities, that, immediately before the Exchange, owned securities in Navitas with a tax basis of $1 million or more. Each U.S. Holder should consult its own tax advisor as to any information requirements.
If the Business Combination does not qualify for the Tax Treatment, then a U.S. Holder of Navitas Shares would recognize gain or loss upon the exchange of the holder’s Navitas Shares for shares of Class A Common Stock equal to the difference between the fair market value of the total consideration received in the Exchange and such U.S. Holder’s tax basis in the Navitas Shares surrendered in the Exchange. For these purposes, the share of the total consideration received by a U.S. Holder of Navitas Shares will include his or her pro rata portion of the Earnout Shares, generally based on the fair market value of the Earnout Right as of the Closing unless such fair market value is not reasonably ascertainable, in which case payments of the Earnout Shares would be taken into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, such gain or loss would be long-term capital gain or loss if the U.S. Holder’s holding period in Navitas Shares surrendered in the Exchange is more than one year at the time of the Exchange. U.S. Holders who acquired different blocks of Navitas Shares at different times for different prices must calculate their gains, losses and holding periods separately for each identifiable block of such stock exchanged in the Exchange. In addition, the U.S. Holder’s aggregate tax basis in the shares of Class A Common Stock received in the Exchange would equal their fair market value at the time of the Closing, and the U.S. Holder’s holding period of such shares of Class A Common Stock would commence the day after the Closing. The Earnout Shares should generally be eligible for installment sale reporting and a portion of any such deferred payments would be subject to the imputed interest rules similar to those described above and may be subject to an additional interest charge. The amount and timing of any gain recognition would depend, in part, upon whether the installment method of reporting is applied to the receipt of Earnout Shares. U.S. Holders should consult their tax advisors regarding the advisability of electing out of the installment method in light of their particular circumstances.
Non-U.S.
Holders
Assuming the Business Combination qualifies for the Tax Treatment, the U.S. federal income tax consequences for
Non-U.S.
Holders of Navitas Shares that receive shares of Class A Common Stock and Earnout Shares pursuant to the Exchange should generally be the same as for U.S. Holders. Notwithstanding the foregoing, a
Non-U.S.
Holder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earnout Shares treated as imputed interest.
If the Business Combination does not qualify for the Tax Treatment,
Non-U.S.
Holders of Navitas Shares will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination failing to qualify for tax-free
treatment unless:

•
the gain is effectively connected with the
Non-U.S.
Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the
Non-U.S.
Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Exchange and certain other requirements are met; or

•
Navitas is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Exchange or the period that the
Non-U.S.
Holder held Navitas Shares.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. Holders. A
Non-U.S.
Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses of the
Non-U.S.
Holder (even though the individual is not considered a resident of the United States) provided that the
Non-U.S.
Holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applied to a
Non-U.S.
Holder, any gain recognized by such holder with respect to such holder’s Navitas Shares as a result of the Exchange would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Navitas believes that it is not, and has not been at any time during the five-year testing period, a United States real property holding corporation and neither Navitas nor LOKB expects to be a United States real property holding corporation immediately after the Closing.
Notwithstanding the foregoing, a
Non-U.S.
Holder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earnout Shares treated as imputed interest.
U.S. Federal Income Tax Considerations for Holders of Class A Common Stock
The following discussion under the heading “—
U.S. Federal Income Tax Considerations for Holders of Class
 A Common Stock
” constitutes the opinion of Vinson & Elkins L.L.P., insofar as it contains legal conclusions with respect to matters of federal income tax.
U.S. Holders
This section applies to you if you are a U.S. Holder of Class A Common Stock.
Redemption of Class A Common Stock – In General
In the event that a U.S. Holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “
Special Meeting of LOKB Stockholders
— Redemption Rights
,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock, the U.S. Holder will be treated as described under “
— U.S. Federal Income
Tax Considerations for Holders of Class A Common Stock —
U.S. Holders
—
Gain or Loss on
Redemption Treated as a Sale of Class
 A Common Stock
” below. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder will be treated as receiving a distribution from us with the tax consequences described below under “—
U.S. Federal Income Tax Considerations for Holders of Class A Common Stock — U.S. Holders
—
Taxation of Redemption Treated as a Distribution
.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of attribution from certain related persons and/or owning public warrants or otherwise) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a distribution from us) if the redemption satisfies one of the following tests (which we refer to as the “redemption sale tests”): (i) it is “substantially disproportionate” with respect to the U.S. Holder, (ii) it results in a “complete termination” of the U.S. Holder’s interest in us, or (iii) it is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In determining whether any of the redemption sale tests is satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of stock that are “constructively” owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the public warrants.
In order to meet the “substantially disproportionate” test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of our Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the business combination, the Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a “complete termination” of a U.S. Holder’s interest if either (i) all of the shares of our stock both actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive and effectively waives in accordance with specific rules the constructive attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock (including as a result of owning public warrants). The redemption of shares of our Class A Common Stock will not be “essentially equivalent to a dividend” if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances, but the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the redemption sale tests is satisfied, the redemption will be treated as a distribution from us and the tax considerations will be as described under “—
U.S. Federal Income
Tax Considerations for Holders of Class A Common Stock —
U.S. Holders
—
Taxation
of Redemption Treated as a Distribution
” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its public warrants or possibly in other shares of our stock constructively owned by it.
U.S. Holders who actually or constructively own five percent (or, if our Class A Common Stock is not then publicly traded, one percent) or more of our stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of our Class A Common Stock, and such holders should consult with their own tax advisors with respect to their reporting requirements.
The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder
basis. U.S. Holders of Class A Common Stock considering exercising their redemption rights are encouraged to consult with their tax advisors with respect to the potential tax consequences to them of the exercise of their redemption rights.
Gain or Loss on Redemption Treated as a Sale of Class A Common Stock
If the redemption qualifies as a sale of Class A Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis with respect to its Class A Common Stock. Generally, the amount of gain or loss recognized by a U.S. Holder will be an amount equal to the difference between (i) the amount of cash received in such redemption and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock redeemed. A U.S. Holder’s adjusted tax basis in its Class A Common Stock generally will equal to the U.S. Holder’s acquisition cost less any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and suspend the running of the applicable holding period of such stock for this purpose. If the running of the holding period for the Class A Common Stock is suspended, U.S. Holders may not be able to satisfy the one-year
holding period requirement for long-term capital gain treatment. If the one-year
holding period requirement is not satisfied, any gain would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate
U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Taxation of Redemption Treated as a Distribution
If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder generally will be treated as receiving a distribution of cash from us. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable
return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Class A Common Stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining portion of the distribution will be treated as capital gain from the sale or exchange of Class A Common Stock and will be treated as described under “—
U.S. Federal Income Tax Considerations for Holders of Class A Common Stock — U.S.Holders
—
Gain or Loss on Redemption Treated as a Sale of Class
 A Common Stock
” above.
Any portion of such a distribution deemed to be paid to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes that is treated as a dividend generally will qualify for the 50% dividends received deduction if the requisite holding period is satisfied. The portion of any dividend that is nontaxable to a corporate U.S. Holder under the dividends received deduction will result in a reduction of the U.S. Holder’s basis in its shares if the dividend is classified as an “extraordinary dividend” which reduction would increase the amount of gain or decrease the amount of loss recognized by the U.S. Holder in connection with a disposition of its shares. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, any portion of such a distribution deemed to be paid to a non-corporate
U.S. Holder that is treated as a dividend generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains rate. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement/prospectus may be deemed to be a limitation of a stockholder’s risk of loss and prevent a U.S. Holder from satisfying the applicable holding period requirements. If the applicable holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate
U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential income tax rate that applies to qualified dividend income. U.S. Holders should consult with their tax advisors regarding the availability of the dividends received deduction or the lower preferential income tax rate for qualified dividend income, as the case may be.

Information Reporting and Backup Withholding
Payments received by a U.S. Holder as a result of the exercise of its redemption rights may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form
W-9.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of the U.S. Holder subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.
Non-U.S.
Holders
This section applies to you if you are a
Non-U.S.
Holder of Class A Common Stock.
Redemption of Class A Common Stock—In General
The characterization for U.S. federal income tax purposes of the redemption of a
Non-U.S.
Holder’s Class A Common Stock pursuant to the redemption provisions described in the subsection of this proxy statement/prospectus entitled “
Special Meeting of LOKB Stockholders—Redemption Rights
,” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Common Stock, as described under “—
U.S. Federal Income Tax Considerations for Holders of Class A Common Stock—
U.S. Holders
—
Redemption of Class
 A Common Stock—In General
” above, and the consequences of the redemption to the
Non-U.S.
Holder will accordingly correspond to that described below in “—
U.S. Federal Income Tax Considerations for Holders of Class A Common Stock—Non-U.S. Holders
—
Gain on Redemption Treated as a Sale of Class
 A Common Stock
” and “
—U.S. Federal Income Tax Considerations for Holders of Class A Common Stock—Non-U.S. Holders—Taxation of Redemption Treated as a Distribution
,” as applicable.
The rules governing the U.S. federal income tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of Class A Common Stock or as a distribution with respect to such stock is made on a holder-by-holder
basis. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a
Non-U.S.
Holder’s Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.
Non-U.S.
Holders of Class A Common Stock considering exercising their redemption rights are encouraged to consult with their tax advisors with respect to the potential tax consequences to them of the exercise of their redemption rights.
Gain on Redemption Treated as a Sale of Class A Common Stock
If the redemption qualifies as a sale of Class A Common Stock with respect to a
Non-U.S.
Holder, subject to the discussion below under “—
U.S. Federal Income Tax Considerations for Holders of Class A Common
Stock—Non-U.S. Holders
—
Information Reporting and
Backup Withholding
,” such
Non-U.S.
Holder generally will not be subject to U.S. federal income or withholding tax on any gain from the redemption of its Class A Common Stock unless:

•
the
Non-U.S.
Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the redemption occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the
Non-U.S.
Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the
Non-U.S.
Holder in the United States); or

•
our Class A Common Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (a “
USRPHC
”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the
Non-U.S.
Holder in the United States.

A
Non-U.S.
Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses, provided the
Non-U.S.
Holder has timely filed U.S. federal income tax returns with respect to such losses.
A
Non-U.S.
Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the
Non-U.S.
Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not (and have not been during the applicable testing period) a USRPHC for U.S. federal income tax purposes, and we do not expect to be a USRPHC on the redemption date. However, in the event that we were to become a USRPHC, as long as the Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), only a
Non-U.S.
Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the redemption or the
Non-U.S.
Holder’s holding period for the Class A Common Stock, more than 5% of the Class A Common Stock will be treated as disposing of a United States real property interest as a result of the redemption and will be taxable on any gain realized on such redemption as a result of our status as a USRPHC. It is unclear how a
Non-U.S.
Holder’s ownership of public warrants will affect the determination of whether such
Non-U.S.
Holder owns more than 5% of the Class A Common Stock. We can provide no assurance as to our status as a USRPHC or as to whether the Class A Common Stock will be treated as regularly traded. If we were a USRPHC and our Class A Common Stock were not considered to be regularly traded, a
Non-U.S.
Holder (regardless of the percentage of Class A Common Stock or public warrants owned) would be treated as disposing of a United States real property interest as a result of the redemption and would be subject to U.S. federal income tax on such redemption of Class A Common Stock, and a 15% withholding tax would apply to the gross proceeds from such redemption.
Taxation of Redemption Treated as a Distribution
If the redemption does not qualify as a sale of Class A Common Stock, the
Non-U.S.
Holder generally will be treated as receiving a distribution of cash from us. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable
return of capital to the extent of the
Non-U.S.
Holder’s adjusted tax basis in its Class A Common Stock. Any remaining portion of the distribution will be treated as capital gain from the sale or exchange of Class A Common Stock and will be treated as described under “—
U.S. Federal Income Tax Considerations for Holders of Class A Common Stock—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class
 A Common Stock
” above.
Subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, any distribution made to a
Non-U.S.
Holder

on its Class A Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution (unless an applicable income tax treaty provides for a lower rate). To receive the benefit of a reduced treaty rate, a
Non-U.S.
Holder must provide the applicable withholding agent with an IRS Form
W-8BEN
or IRS Form
W-8BEN-E
(or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a
Non-U.S.
Holder that are effectively connected with a trade or business conducted by the
Non-U.S.
Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the
Non-U.S.
Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the
Non-U.S.
Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form
W-8ECI
certifying eligibility for exemption. If the
Non-U.S.
Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Information Reporting and Backup Withholding
A
Non-U.S.
Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its
non-U.S.
status, under penalties of perjury, on a duly executed applicable IRS Form
W-8
or by otherwise establishing an exemption, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person. However, information returns are required to be filed with the IRS in connection with any payments of dividends on our Class A Common Stock paid to the
Non-U.S.
Holder, regardless of whether any tax was actually withheld.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of the
Non-U.S.
Holder subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on Class A Common Stock if paid to a “foreign financial institution” or a
“non-financial
foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial
foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are
non-U.S.
entities with U.S. owners), (ii) in the case of a
non-financial
foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form
W-8BEN-E),
or (iii) the foreign financial institution or
non-financial
foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form
W-8BEN-E).
Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the effects of FATCA with respect to them.

Consummation of the Business Combination
The consummation of the Business Combination will not result in a sale, exchange or other disposition of Class A Common Stock by a U.S. Holder or a Non-U.S. Holder. Accordingly, no gain or loss will be recognized by a U.S. Holder or a Non-U.S. Holder that does not elect to have their Class A Common Stock redeemed for cash and remains a shareholder at the time of the consummation of the Business Combination.
THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLASS A COMMON STOCK OR NAVITAS SHARES. SUCH HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF ANY EXERCISE OF THEIR REDEMPTION RIGHTS OR THE CONSUMMATION OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, OR
NON-U.S.
TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).
Material Irish Capital Gains Tax Consequences
The following discussion is a summary of the material Irish capital gains tax consequences for holders of Navitas Common Shares and/or Navitas Preferred Shares (together “Covered Shares”) that tender Covered Shares to LOKB in the Tender Offer for Class A Common Stock (including Earnout Shares pursuant to the Earnout Right) (the “Tender Offer Exchange”) based on Irish taxation laws and our understanding of the practices of the Irish Revenue Commissioners currently in force in Ireland and may be subject to change.
The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Business Combination and does not address (a) other transactions occurring in connection with the Business Combination, including, but not limited to the Redemption of Class A Common Stock, the conversion of the Class B Common Stock to Class A Common Stock or the PIPE Financing, or (b) any transactions in respect of Navitas equity or securities other than Navitas Common Shares or Navitas Preferred Shares, including, but not limited to, the Navitas Warrants, Navitas Options, Navitas Restricted Stock or Navitas Restricted Stock Units.
The following discussion applies only to Covered Shares held as investments the disposal or deemed disposal of which is (or would be but for the insufficiency of gains, or the availability of a relevant relief or exemption) within the charge to Irish capital gains tax or Irish corporation tax on chargeable gains, as applicable, in accordance with the Taxes Consolidation Act 1997, as amended (“TCA”).
The following discussion under the heading “—Material Irish Capital Gains Tax Consequences” constitutes the opinion of DLA Piper Ireland LLP, insofar as it contains legal conclusions with respect to matters of Irish capital gains tax. Additionally, the following discussion is intended to be general in nature and particular rules not discussed below may apply to certain classes of taxpayers holding Covered Shares, such as dealers in securities, collective investment schemes, insurance companies, trusts and persons who have acquired their Covered Shares by reason of their, or another’s, employment.
The material Irish tax consequences of consummating the Tender Offer and Merger by exchanging Covered Shares for Class A Common Stock (including the Earnout Shares) pursuant to the Earnout Right in the Tender Offer Exchange will be determined by whether you are resident or not resident for tax purposes in Ireland.
In the context of the Tender Offer Exchange, you will be considered to be resident in Ireland for tax purposes if you: (i) are an individual, i.e., a natural person, who is considered resident and/or ordinarily resident in Ireland either pursuant to applicable provisions of the TCA (in particular Sections 819, 820 and 821 TCA)) and/or are considered resident in Ireland by virtue of a double taxation treaty; or (ii) constitute a company, not being an individual, that is considered resident in Ireland either pursuant to applicable provisions of the TCA (in particular Section 23A TCA) and/or is considered resident in Ireland by virtue of a double taxation treaty.

In the context of the Tender Offer, you will not be considered to be resident in Ireland for tax purposes if you are not within paragraphs (i) or (ii) above.
IMPORTANTLY, THE FOREGOING STATEMENTS ARE NOT AND SHOULD NOT BE VIEWED AS BEING DETERMINATIVE OF YOUR RESIDENCE STATUS FOR IRISH TAX PURPOSES. WE THEREFORE RECOMMEND YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR BEFORE CONCLUDING ON SUCH MATTERS.
If you are a beneficial owner of Covered Shares and are not resident for tax purposes in Ireland and your Covered Shares were not used in or for the purposes of a trade carried on by you through an Irish branch or agency, and were not used, held or acquired for use by or for the purposes of an Irish branch or agency, the Tender Offer Exchange should not be within the charge to Irish capital gains tax or Irish corporation tax on chargeable gains, as applicable, on the basis that the Covered Shares should not derive their value, or the greater part of their value, directly or indirectly, from (i) land in Ireland; (ii) minerals in Ireland or any rights, interests or other assets relating to mining or minerals or the searching for minerals; or (iii) exploration or exploitation rights on the Irish continental shelf.
Consequences if the Exchange Qualifies as a Reorganization of Share Capital
A beneficial owner of Covered Shares that is resident for tax purposes in Ireland is within the charge to Irish capital gains tax or Irish corporation tax on chargeable gains, as applicable, as respects the Tender Offer Exchange. However, the Tender Offer Exchange should qualify as an exchange of shares to which the provisions of Section 586 TCA apply on the basis that (i) LOKB will issue LOKB Class A Common Stock in exchange for Covered Shares as a result of a general offer made to members of Navitas Ireland on condition that if it were satisfied LOKB would have control of Navitas Ireland; and (ii) the Tender Offer Exchange will be effected for bona fide commercial reasons and does not form part of an arrangement or scheme of which the main purpose, or one of the main purposes, is the avoidance of liability to tax. It is the opinion of DLA Piper Ireland LLP that for Irish capital gains tax purposes, the Business Combination should qualify as a “reorganisation” within the meaning of Section 586 TCA (the “Irish Tax Treatment”). The opinion of DLA Piper Ireland LLP has been issued in connection with the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part, and is prospective, dependent on future events, and based, among other things, on representations contained in representation letters provided by Navitas and LOKB and on customary factual assumptions. If any of these assumptions and representations are incorrect, incomplete or inaccurate or the Business Combination does not qualify for the Irish Tax Treatment for any other reason, then, as described further below, an Irish tax resident holder of Navitas Shares would recognize gain or loss upon the exchange of the holder’s Navitas Shares for shares of Class A Common Stock equal to the difference between the fair market value of the total consideration received in the Tender Offer Exchange and such holder’s tax basis in the Navitas Shares disposed of in the Tender Offer Exchange and may be subject to substantial Irish capital gains taxes. An opinion of counsel represents counsel’s best legal judgment but is not binding on the Irish Revenue Commissioners or any court. Neither LOKB nor Navitas have sought, nor do they intend to seek, any ruling from the Revenue Commissioners of Ireland with respect to the qualification of the Tender Offer Exchange and the Merger, together, for the Irish Tax Treatment.
Consequently, there can be no assurance that the Tender Offer Exchange and the Merger, together, will qualify for the Irish Tax Treatment, or that your tax advisor, the Revenue Commissioners of Ireland or a court will agree with the views expressed herein, or that a court will not sustain any challenge by the Revenue Commissioners of Ireland in the event of litigation.
For the Business Combination to qualify as a “reorganisation” within the meaning of Section 586 TCA, the conditions of Section 586 TCA must be satisfied for the Tender Offer and the conditions of Section 587 TCA must be satisfied for the Merger. Section 587 TCA applies Section 586 TCA to certain mergers under Irish company law but does not apply to mergers generally. While DLA Piper Ireland LLP is of the opinion that the conditions for Section 587 TCA should be satisfied, there is no direct guidance on the application of

Section 586 and Section 587 to a tender offer and a merger involving a dual incorporated and tax resident corporation, and no assurances can be given that the Irish Revenue Commissioners will agree with such position.
Assuming the Business Combination qualifies for the Irish Tax Treatment, the Tender Offer Exchange should qualify as a reorganization of share capital by Navitas Ireland such that the receipt of the LOKB Class A Common Stock in exchange for Covered Shares pursuant to the Tender Offer Exchange should be treated as the same asset, acquired at the same time and for the same consideration, as the holding of Covered Shares held by the relevant holder immediately prior to the Exchange (in other words, the Tender Offer Exchange should not be treated as a disposal for the purposes of Irish capital gains tax or Irish corporation tax on chargeable gains, as applicable).
Once the criteria for the application of Section 586 TCA are met, no tax payment or filing obligations as respects the Tender Offer Exchange should arise for the tax year in which the Tender Offer Exchange takes place. The Earnout Shares should also be treated as forming part of the consideration received by a beneficial owner of Covered Shares that is resident for tax purposes in Ireland. Based on the current practice of the Irish Revenue Commissioners, provided the Earnout Shares will constitute shares and will not constitute a cash payment, the Earnout Shares should also be eligible to be treated as qualifying for relief from Irish capital gains tax or Irish corporation tax on chargeable gains, as applicable, such that no consequent charge to Irish capital gains tax or Irish corporation tax on chargeable gains should arise.
Consequences if the Exchange Fails to Qualify as a Reorganization of Share Capital
If the Tender Offer Exchange does not qualify as an exchange of shares to which the provisions of Section 586 TCA applies, Irish capital gains tax or Irish corporation tax on chargeable gains, as the case may be, may arise. For the tax year 2021 (1 January to 31 December 2021 inclusive) such tax would be chargeable at a rate of 33% on the difference – assuming that difference is a positive value – between the consideration attributable to the LOKB Class A Common Stock equal to the Navitas Ireland Exchange Ratio received by you in euro, valued at the date of the Exchange, and your base cost (if any) in the Covered Shares. If that difference is nil, no Irish capital gains tax or Irish corporation tax on chargeable gains should be chargeable. If that difference is a negative value, a capital loss will arise and no Irish capital gains tax or Irish corporation tax on chargeable gains, as applicable, should be chargeable.
Relevant Irish tax legislation provides that, in computing your chargeable gain (if any) on the Tender Offer Exchange, the full amount of the consideration must be taken into account without regard for any part of the consideration being payable only on the occurrence of some future contingency(ies). The value attributable to the Earnout Shares should therefore be treated as part of the consideration received by you as respects the Tender Offer Exchange when assessing your liability to Irish capital gains tax or Irish corporation tax on chargeable gains, as applicable. Where any part of the consideration taken into account in assessing your liability to Irish capital gains tax or Irish corporation tax on chargeable gains can be later shown to the satisfaction of the Irish Revenue Commissioners to be irrecoverable, any necessary adjustment of the charge to Irish capital gains tax or Irish corporation tax on chargeable gains, as applicable, by way of refund or otherwise may be made.
YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE IRISH TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY APPLICABLE INCOME TAX TREATY.
Regulatory Matters
Neither LOKB nor Navitas is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than as required under the HSR Act. The parties filed a pre-merger
notification under the HSR Act on May 20, 2021. The waiting period expired on June 21, 2021.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Overview
We are asking our stockholders to approve and adopt the Business Combination Agreement and the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as
Annex A
to this proxy statement/prospectus. Please see the section above entitled “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a special meeting of stockholders to vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.
NYSE Listing Requirements
Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. LOKB will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock of LOKB prior to the issuance, or 20% or more of its voting power prior to the issuance, in connection with the Business Combination. Therefore, the Business Combination will require stockholder approval under Section 312.03(c) of the NYSE Listed Company Manual.
Effect of Proposal on Current Shareholders
If the Business Combination Proposal is adopted, up to an aggregate of 15,500,000 shares of Class A Common Stock may be issued in connection with the Business Combination and the PIPE Financing.
The issuance of the shares of Class A Common Stock described above would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of LOKB.
Vote Required for Approval
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal at the special meeting.
The Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) will be approved and adopted only if we obtain the affirmative vote (online or by proxy) of holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.
Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination.

Recommendation of the LOKB Board
THE LOKB BOARD RECOMMENDS THAT LOKB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NOS. 2–3 — THE CHARTER PROPOSAL
Overview
Assuming the Business Combination Proposal and the PIPE Proposal are approved, LOKB will replace its current Charter with the Proposed Second A&R Charter in the form attached to this proxy statement/prospectus as
Annex B
, which, in the judgment of the LOKB Board, is necessary to adequately address the needs of LOKB following the Closing.
The following table sets forth a summary of the principal proposed changes between the Charter and the Proposed Second A&R Charter relating to each Charter Proposal. This summary is qualified by reference to the complete text of the Proposed Second A&R Charter, a copy of which is attached to this proxy statement/prospectus as
Annex B
. All LOKB stockholders are encouraged to read the Proposed Second A&R Charter in its entirety for a more complete description of its terms. Please also see the section entitled “Description of Securities” for a summary comparison of the principal differences between the Charter and the Proposed Second A&R Charter.

	Existing Charter	Proposed Second A&R Charter
Number of Authorized Shares (Proposal No. 2)
•  The existing Charter provides that the total number of authorized shares of all classes of capital stock is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, par value $0.0001 per share, including (i) 100,000,000 shares of Class A Common Stock and (ii) 10,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of Preferred Stock.

•  See Article IV of the existing Charter.

•  The Proposed Second A&R Charter provides that the total number of authorized shares of all classes of capital stock is, consisting of (a)             shares of Class A Common Stock, $0.0001 par value per share, (b) shares of Class B Common Stock, $0.0001 par value per share which shall convert to Class A Common Stock upon the Closing of the Business Combination, and (c) shares of preferred stock, par value $0.0001 per share.

•  See Article IV of the Proposed Second A&R Charter.

Additional Charter Proposal (Proposal No. 3)	• The existing Charter sets forth that the name of the corporation is “Live Oak Acquisition Corp. II”.	• The post-combination company will change its corporate name to “Navitas Semiconductor Corporation”.

•  The existing Charter provides that the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that
• The Proposed Second A&R Charter provides that the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Existing Charter	Proposed Second A&R Charter

are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the corporation and one or more businesses.

•  The existing Charter contains certain provisions relating to (i) redemption rights with respect to Class A Common Stock, (ii) the Trust Account, (iii) share issuances prior to the consummation of the Initial Business Combination, (iv) transactions with affiliates and other blank check companies, (v) approval of the Initial Business Combination and (vi) the minimum value of the target in the Initial Business Combination.
• There will be no applicable language in the Proposed Second A&R Charter.
Reasons for the Amendments to LOKB’s Existing Charter
In the judgment of the LOKB Board, the Second A&R Charter is necessary to address the needs of LOKB following the Closing. In particular:

•
The Authorized Share Charter Proposal (Proposal No. 2) is intended to provide adequate authorized share capital to (a) accommodate the issuance of shares of Class A Common Stock as part of the exchange for outstanding securities of Navitas at Closing (or reservation for issuance in respect of LOKB options, restricted shares, restricted stock units or warrants, in each case issued in exchange for the release and extinguishment of outstanding pre-merger
Navitas Options, Navitas Restricted Shares, Navitas Restricted Stock Units or Navitas Warrants, as applicable) pursuant to the Business Combination Agreement, PIPE Financing, 2021 Plan and the future conversion of outstanding warrants into shares of Class A Common Stock and (b) provide flexibility for future issuances of Class A Common Stock and Preferred Stock if determined by the LOKB Board to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•
The Additional Charter Proposal (Proposal No. 3) is appropriate to adequately update the Charter for LOKB, because it will change the post-combination company’s corporate name from “Live Oak Acquisition Corp. II” to “Navitas Semiconductor Corporation” and eliminate obsolete language that will no longer be applicable following the consummation of the Business Combination and make such other changes that are more appropriate for a public operating company.

Vote Required for Approval
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal at the special meeting.
The Charter Proposals are conditioned on the approval of the Business Combination Proposal and the PIPE Proposal at the special meeting. If either the Business Combination Proposal or the PIPE Proposal is not approved, Proposal Nos. 2–3 will have no effect, even if approved by our stockholders.
The approval of the Authorized Share Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting, voting as a single class. The approval of the Additional Charter Proposal requires the affirmative vote (online or by proxy) of holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” any of these proposals.
Recommendation of the LOKB Board
THE LOKB BOARD RECOMMENDS THAT LOKB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSALS.

PROPOSAL NO. 4 — THE PIPE PROPOSAL
Overview
Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve the issuance and sale of 15,500,000 shares of Class A Common Stock in the PIPE Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement.
In connection with the execution of the Business Combination Agreement, on May 6, 2021, LOKB entered into separate Signing Subscription Agreements with each of the Signing PIPE Investors, pursuant to which the Signing PIPE Investors agreed to purchase, and LOKB agreed to sell to the Signing PIPE Investors, an aggregate of 14,500,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $145,000,000, in the PIPE Financing. Additionally, on August 17, 2021, LOKB entered into the Additional Subscription Agreement with the Additional PIPE Investor, pursuant to which the Additional PIPE Investor agreed to purchase, and LOKB agreed to sell to the Additional PIPE Investor, an aggregate of 1,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000, in the PIPE Financing. The Additional PIPE Investor is an affiliate of an existing shareholder of Navitas.
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Business Combination. The purpose of the PIPE Financing is to raise additional capital for use by the post-combination company following the Closing.
Pursuant to the Subscription Agreements, LOKB agreed that, within 30 calendar days after the consummation of the Business Combination, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale of the PIPE shares, and LOKB will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.
NYSE Listing Requirements
We are seeking stockholder approval in order to comply with Section 312.03(c) of the NYSE Listed Company Manual.
Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. LOKB will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock of LOKB prior to the issuance, or 20% or more of its voting power prior to the issuance, in connection with the PIPE Financing. Therefore, the PIPE Financing will require stockholder approval under Section 312.03(c) of the NYSE Listed Company Manual.
Effect of Proposal on Current Stockholders
If the PIPE Proposal is adopted, an aggregate of 15,500,000 shares of Class A Common Stock will be issued in connection with the PIPE Financing.

The issuance of the shares of Class A Common Stock described above would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of LOKB.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, for the purposes of complying with Section 312.03(c) of the NYSE Listed Company Manual, that the issuance of shares of Class A Common Stock in connection with the PIPE Financing be approved.”
Vote Required for Approval
The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal and the Director Election Proposal at the special meeting.
Approval of the PIPE Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the PIPE Proposal.
Recommendation of the LOKB Board
THE LOKB BOARD RECOMMENDS THAT LOKB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PIPE PROPOSAL.

PROPOSAL NO. 5 — 2021 PLAN PROPOSAL
Overview
Prior to the consummation of the Business Combination, the LOKB Board is expected to approve and adopt, subject to LOKB stockholder approval, the 2021 Plan. If the 2021 Plan is approved by stockholders, the post-combination company will be authorized to grant equity awards to eligible service providers upon consummation of the Business Combination.
Summary of the 2021 Plan
The purpose of the 2021 Plan is to advance the interests of the post-combination company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the post-combination company and its subsidiaries.
Approval of the 2021 Plan by LOKB’s stockholders is required, among other things, in order to: (i) comply with stock exchange listing rules requiring stockholder approval of equity compensation plans; and (ii) allow the grant of restricted stock unit awards, stock options, stock appreciation rights or “SARs”, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards to employees under the 2021 Plan.
If this 2021 Plan Proposal is approved by LOKB’s stockholders, the 2021 Plan will become effective immediately as of the Closing. In the event that LOKB’s stockholders do not approve this Proposal, the 2021 Plan will not become effective. Approval of the 2021 Plan by LOKB’s stockholders will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights or “SARs”, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the post-combination company’ board or the post-combination company’s board’s compensation committee following the Closing. The 2021 Plan will allow the post-combination company to utilize the foregoing types of equity and cash incentives in order to attract, retain and motivate employees, officers, directors, and consultants following the Closing.
The post-combination company’s employee equity compensation program, as implemented under the 2021 Plan, is intended to allow the post-combination company to remain competitive with comparable companies in its industry by giving it resources to attract and retain talented individuals. Approval of the 2021 Plan will provide the post-combination company with flexibility to use equity compensation and other incentive awards to attract, retain and motivate employees, officers, directors, and consultants.
Practices Integrated into the Post-Combination Company’s Equity Compensation Program and the 2021 Plan
The 2021 Plan includes provisions that are designed to protect the interests of the stockholders of the post-combination company following its effectiveness and to reflect corporate governance best practices including:

•
Clawback Policy
. Awards granted under the 2021 Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any “clawback” policy or similar provisions required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, or as specified in a particular award agreement.

•
No Discounted Stock Options or Stock Appreciation Rights
. All stock options and stock appreciation rights granted under the 2021 Plan must have an exercise price not less than the fair market value of a share of Class A Common Stock on the effective date the stock option or stock appreciation right is granted.

•
Certain Material Amendments to the 2021 Plan Require Stockholder Approval
. The 2021 Plan requires stockholder approval of the following material revisions to the 2021 Plan: (a) an increase in the maximum aggregate number of shares of Class A Common Stock that may be issued under the 2021 Plan (except by operation of the provisions of the 2021 Plan), (b) a change in the class of persons eligible to receive incentive stock options, or (c) any other amendment that requires the approval of the post-combination company’s stockholders under any applicable law, regulation, or rule, including any applicable stock exchange listing standards.

•
Limit on
Non-Employee
Director Awards and Other Awards
. The annual compensation awarded to any
non-employee
director of the
post-combination
company during each calendar year, including both shares subject to stock awards granted under the 2021 Plan or otherwise and any cash fees paid to such non-employee
director during any calendar year, may not exceed $750,000 in total value, or $1 million in total value for the calendar year in which a non-employee
director is first elected to the post-combination company’s board (calculating the value of any such stock awards based on the grant date fair market value of such stock awards for financial reporting purposes). Such limitation on non-employee
director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee
director, expense reimbursements, or distributions from any deferred compensation program applicable to the non-employee
director.

Information Regarding the Post-Combination Company’s Equity Incentive Program
We believe that it is critical to the post-combination company’s long-term success that the interests of its employees, directors, officers, and consultants be tied to its success as “owners” of the business. Approval of the 2021 Plan will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the post-combination company’s board of directors or the post-combination company’s board’s compensation committee following the Closing in order to attract new employees, directors, officers, and consultants, retain existing employees, directors, officers, and consultants. The 2021 Plan will allow the post-combination company to utilize the foregoing types of equity and cash incentive awards to offer competitive equity compensation packages in order to retain and motivate talent for the post-combination company.
If the Company’s proposal to approve the 2021 Plan is approved by the Company’s stockholders, the post-combination company will reserve 10% of its fully-diluted capitalization following the Closing available for grant under the 2021 Plan as of the effective time of the Closing. We believe that this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants under the 2021 Plan. Furthermore, if the 2021 Plan is approved by LOKB’s stockholders, the number of shares available for grant (other than incentive stock options) pursuant to the 2021 Plan will be subject to annual increases effective as of the first day of the post-combination company’s fiscal year beginning in 2022 and the first day of each subsequent fiscal year through and including the first day of the post-combination company’s fiscal year commencing in 2032 in an amount equal to the lesser of (i) four percent (4%) of the number of shares of Class A Common Stock outstanding as of the conclusion of the post-combination company’s immediately preceding fiscal year, or (ii) such amount, if any, as the post-combination company’s board of directors may determine.
Description of Material Features of the 2021 Plan
The following is a summary of certain material features of the 2021 Plan. This summary is qualified in its entirety by reference to the 2021 Plan, which is attached as Annex C to this proxy statement/prospectus. You are encouraged to read the 2021 Plan in its entirety.

Purpose
The purpose of the 2021 Plan is to advance the interests of the post-combination company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the post-combination company and its subsidiaries.
Types of Awards
The terms of the 2021 Plan provide for the grant of restricted stock unit awards, incentive stock options (within the meaning of Section 422 of the Code), non-statutory
stock options, SARs, restricted stock awards, performance units, performance shares, cash-based awards, and other stock-based awards.
Shares Available for Awards
Subject to adjustment for specified changes in the post-combination company’s capitalization as set forth in the 2021 Plan, the maximum aggregate number of shares of Class A Common Stock that may be issued under the 2021 Plan will be equal to (1) 10% of the fully-diluted capitalization of the post-combination company following the Closing of the Business Combination, plus (2) except with respect to awards of incentive stock options, annual increases effective as of the first day of the post-combination company’s fiscal year beginning in 2022 and the first day of each subsequent fiscal year through and including the first day of the post-combination company’s fiscal year commencing in 2032 in an amount equal to the lesser of (i) 4% of the number of shares of the Class A Common Stock outstanding as of the post-combination company’s immediately preceding fiscal year or (ii) such amount, if any, as the board may determine. Subject to compliance with the requirements of Section 409A of the Code and any other applicable provisions of the Code and regulations thereunder, and with other applicable law or requirements (including applicable stock exchange requirements), the post-combination company’s board or the post-combination company board’s compensation committee may authorize the issuance or assumption of benefits under the 2021 Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate without affecting the number of shares of Class A Common Stock reserved or available for awards under the 2021 Plan. In addition, subject to compliance with applicable laws, and stock exchange listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2021 Plan to individuals who were not employees or directors of the post-combination company or a parent or subsidiary of the post-combination company prior to the transaction and will not reduce the number of shares otherwise available for issuance under the 2021 Plan.
Shares issued under the 2021 Plan will consist of authorized but unissued or reacquired shares of Class A Common Stock. No fractional shares of Class A Common Stock will be delivered under the 2021 Plan.
The following shares of Class A Common Stock will become available again for issuance under the 2021 Plan: (i) any shares subject to a stock award that are not issued because such stock award expired or was canceled or terminated without all of the shares covered by such stock award having been exercised or settled in full; (ii) any shares subject to any portion of a stock award that is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased for an amount not greater than the award’s purchase price by the post-combination company; (iv) any shares reacquired by the post-combination company or withheld in satisfaction of tax withholding obligations on a stock award; and (v) any shares reacquired by the post-combination company or withheld as consideration for the exercise price of a stock option.
Non-Employee
Director Compensation Limit
Under the 2021 Plan, the annual compensation awarded to any
non-employee
director of the post-combination company during each calendar year, including both shares subject to stock awards granted under the

2021 Plan or otherwise and any cash fees paid to such
non-employee
director during any calendar year, may not exceed $750,000 in total value, or $1 million in total value for the calendar year in which a non-employee
director is first elected to the post-combination company’s board (calculating the value of any such stock awards based on the grant date fair market value of such stock awards for financial reporting purposes). Such limitation on non-employee
director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee
director, expense reimbursements, or distributions from any deferred compensation program applicable to the non-employee
director.
Administration
The 2021 Plan will be administered by the post-combination company’s board’s compensation committee. The post-combination company’s board’s compensation committee shall be considered the “
Plan Administrator
” for purposes of this 2021 Plan Proposal. Subject to the terms of the 2021 Plan, the Plan Administrator has full and final power and authority to make all determinations and take all actions with respect to the 2021 Plan or any award as Plan Administrator may deem advisable to the extent not inconsistent with the provisions of the 2021 Plan or applicable law, including: determine the recipients of awards, the types of awards to be granted, the number of shares of Class A Common Stock subject to or the cash value of awards, the terms and conditions of awards granted, and the criteria to be satisfied by participants as a condition to receipt of performance awards under the 2021 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the 2021 Plan.
Amendment and Termination
The Plan Administrator may at any time amend the 2021 Plan or any outstanding award and may at any time terminate or suspend the 2021 Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent, alter the terms of the 2021 Plan so as to materially adversely affect a participant’s rights under an award without the consent of the participant. Consistent with any applicable law, regulation or rule, including the rules of any stock exchange, the 2021 Plan requires stockholder approval of certain material revisions to the 2021 Plan, including: (a) an increase in the maximum aggregate number of shares of Class A Common Stock that may be issued under the 2021 Plan (except by operation of the provisions of the 2021 Plan relating to changes in the post-combination company’s capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) as otherwise required by applicable law, regulation, or rule. No awards may be made under the 2021 Plan following the ten-year anniversary of the earlier of the date that the post-combination company’s stockholders of the post-combination company approve the 2021 Plan, but previously granted awards may continue in accordance with their terms beyond that date unless earlier terminated by the Plan Administrator.
Eligibility
All of the post-combination company’s (including its affiliates) employees, non-employee
directors, officers, and consultants will be eligible to participate in the 2021 Plan following the Closing and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2021 Plan only to the post-combination company’s employees (including officers) and employees of its parent and subsidiary corporations (as determined in accordance with Section 422 and Section 424 of the Code).
Terms and Conditions of Awards
All Awards
Generally, the Plan Administrator will determine the terms of all awards under the 2021 Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to the post-combination company’s Class A Common Stock subject to awards.
Awards Requiring Exercise
Incentive stock options and, except as provided in the award agreement, nonqualified stock options, may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee or the employee’s guardian or legal representative. Upon the cessation of a participant’s employment with the post-combination company, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

•
All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company other than for Cause (as defined in the 2021 Plan) will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) three months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

•
All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to death will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised (provided that a participant’s service will be deemed to have terminated due to death if the participant dies within three (3) months (or such other period provided by the participant’s award agreement) after the participant’s termination of service); and

•
All stock options and SARs held by a participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to Disability (as defined in the 2021 Plan) will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% of the fair market value of the Class A Common Stock subject to such award, as determined on the effective date of the grant, or such higher amount as the Plan Administrator may determine; provided that incentive stock options granted to participants who own stock of the post-combination company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the post-combination company or any parent corporation, subsidiary corporation or affiliate of the post-combination company (a “
Ten Percent Holder
”) must have an exercise price per share not less than 110% of the fair market value of a share of Class A Common Stock on the effective date the incentive stock option is granted. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 409A of the Code.
Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant. Incentive stock options granted to a Ten Percent Holder will have a maximum term not to exceed five years from the date of grant.
Effect of a Change in Control
In the event of a “Change in Control” as described in the 2021 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2021 Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a Change in Control or are not exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. The Plan Administrator may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the post-combination company’s board who are not employees will automatically be accelerated in full. The 2021 Plan also authorizes the Plan Administrator, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares of Class A Common Stock upon a Change in Control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the excess of the consideration to be paid per share of Class A Common Stock of the post-combination company in the Change in Control transaction over the exercise price per share, if any, under the award.
The 2021 Plan defines a “Change in Control” to include (a) any “person” (other than certain persons specified by the 2021 Plan) becoming the direct or indirect “beneficial owner” of more than 50% of the total fair market value or combined voting power of the post-combination company’s then outstanding securities entitled to vote in the election of directors; (b) stockholder approval of a plan of liquidation or dissolution of the post-combination company; or (c) the occurrence of any of the following events upon which the stockholders of the post-combination company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the combined voting power of outstanding securities entitled to vote in the election of directors of the post-combination company, its successor or the entity to which the assets of the post-combination company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the post-combination company’s voting stock, (ii) a merger or consolidation to which the post-combination company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the post-combination company (other than a sale, exchange or transfer to one or more subsidiaries of the post-combination company).
However, in certain instances, the term “Change in Control” may be given a more limited meaning. If an amount treated as nonqualified deferred compensation within the meaning of Section 409A of the Code would become payable under the 2021 Plan upon, or on a date specified in relation to, a change in control event, that event must qualify as a change in the ownership or effective control of the post-combination company or in the ownership of a substantial portion of the assets of the post-combination company within the meaning of Section 409A.
Changes in and Distributions with Respect to Class A Common Stock
In the event of a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up,
split-off,
spin-off,
combination of shares, exchange of shares or similar change affecting the post-combination company’s Class A Common Stock, or in the event of payment of a dividend or distribution to the stockholders of the post-combination company in a form other than Class A Common Stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares the post-combination company’s Class A Common Stock, the Plan Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the 2021 Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, and to any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the 2021 Plan.
Effect of Section 280G and Section 4999 of the Code in Connection with a Change in Control
If any acceleration of vesting pursuant to an award granted under the 2021 Plan and any other payment or benefit received or to be received by a participant in the 2021 Plan would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the participant to taxation under Section 409A, the participant may elect to reduce the amount of any acceleration of vesting called for under the award in order to avoid such characterization.

Clawback Policy
The Plan Administrator may specify in any award agreement that an award granted under the 2021 Plan and the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but are not limited to, termination of the participant’s service for Cause (within the meaning of the 2021 Plan) or any act by the participant, whether before or after termination of service, that would constitute Cause for termination of service, or any accounting restatement due to material noncompliance of the post-combination company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to awards are required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, awards granted under the 2021 Plan will be subject to such provisions.
If the post-combination company is required to prepare an accounting restatement due to the material noncompliance of the post-combination company, as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the post-combination company for (i) the amount of any payment in settlement of an award received by such participant during the
12-month
period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of securities of the post-combination company during such
12-month
period.
U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2021 Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary further assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Stock Options.
Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option or the disposition of the shares acquired on exercise of the option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to individuals designated in those Sections. Finally, if incentive stock options (granted under all stock plans of the post-combination company and its parent and subsidiary corporations, including the 2021 Plan) first become exercisable by a participant in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock options in respect of those excess shares will be treated as non-qualified
stock options for federal income tax purposes.
No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “
non-qualified
stock option
”). Upon the exercise of a
non-qualified
stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal to the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified
stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.
SARs.
No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.
Restricted Stock.
A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (
i.e.
, the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for restricted stock forfeited subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.
Restricted Stock Units.
A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.
New 2021 Plan Benefits
Grants under the 2021 Plan will be made at the discretion of the compensation committee of the post-combination company. Any grants under the 2021 Plan are not yet determinable, however, it is expected that grants will be made, including to individuals who will be directors and executive officers of the post-combination company. Any such grants would be made in accordance with the executive compensation program discussed in the section entitled “
Executive
Compensation — Post-Business Combination Executive Compensation
”, including

the recommendations of management relating thereto. The value of the awards granted under the 2021 Plan will depend on a number of factors, including the fair market value of the Class A Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Effective Date; Term
If this 2021 Plan Proposal is approved by the Company’s stockholders, the 2021 Plan will be effective immediately upon the Closing. No award will be granted under the 2021 Plan on or after the tenth (10 th
) anniversary of the earlier of the 2021 Plan being approved by the post-combination company’s stockholders. Any award outstanding under the 2021 Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.
Vote Required for Approval
The 2021 Plan Proposal is conditioned on the approval of the Business Combination Proposal and the PIPE Proposal at the special meeting. If the Business Combination Proposal or the PIPE Proposal are not approved, this Proposal No. 5 will have no effect, even if approved by our stockholders.
Approval of this proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the 2021 Plan Proposal.
Recommendation of the LOKB Board
THE LOKB BOARD RECOMMENDS THAT LOKB’S STOCKHOLDERS VOTE “FOR”
PROPOSAL NO. 5.
The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section above entitled ”
The Business Combination — Interests of Certain Persons in the Business Combination
” for a further discussion.

PROPOSAL NO. 6 — DIRECTOR ELECTION PROPOSAL
Overview
Pursuant to LOKB’s Charter, the LOKB Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to LOKB’s first annual meeting of stockholders) serving a three-year term. The Proposed Second A&R Charter provides that the authorized number of directors will be fixed from time to time exclusively by the post-combination company’s board of directors pursuant to a resolution adopted by a majority of such board of directors.
Pursuant to the Business Combination Agreement, at the Closing Date, the post-combination company’s board of directors will consist of Gene Sheridan, Daniel Kinzer, Brian Long, Dipender Saluja, David Moxam, Richard J. Hendrix and Gary Wunderlich; Gene Sheridan and Daniel Kinzer are being nominated to serve as Class I directors; Brian Long, Dipender Saluja and David Moxam are being nominated to serve as Class II directors; and Richard J. Hendrix and Gary Wunderlich are being nominated to serve as Class III directors.
Information regarding each nominee is set forth in the section entitled “
Management After the Business Combination
”.
Vote Required for Approval
The Director Election Proposal is conditioned on the approval of the Business Combination Proposal and the PIPE Proposal at the special meeting. If the Business Combination Proposal or the PIPE Proposal are not approved, this Proposal No. 6 will have no effect, even if approved by our stockholders.
Approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Director Election Proposal.
Recommendation of the LOKB Board
THE LOKB BOARD RECOMMENDS THAT LOKB’S STOCKHOLDERS VOTE “FOR ALL NOMINEES” FOR ELECTION TO THE POST-COMBINATION COMPANY’S BOARD OF DIRECTORS.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the LOKB Board to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal or the Director Election Proposal. If our stockholders approve the Adjournment Proposal, we may adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have voted previously.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by LOKB stockholders, the LOKB Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal or the Director Election Proposal.
Vote Required for Approval
The Adjournment Proposal is not conditioned on the approval of any other Proposal at the special meeting.
The approval of the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.
Recommendation of the LOKB Board
THE LOKB BOARD RECOMMENDS THAT LOKB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NAVITAS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us, or “our” refer to the business of Navitas and its subsidiaries prior to the consummation of the Business Combination. Throughout this section, unless otherwise noted, “Navitas” refers to Navitas Semiconductor Limited and its consolidated subsidiaries.
You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Financial and Other Data of Navitas” section of this proxy statement/prospectus and our financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
Founded in 2013, Navitas is a Dublin, Ireland-based developer of gallium nitride power integrated circuits that provide superior efficiency, performance, size and sustainability relative to existing silicon technology. Our solutions offer faster charging, higher power density and greater energy savings compared to silicon-based power systems with the same output power. By unlocking this speed and efficiency, we believe we are leading a revolution in high-frequency, high-efficiency and high-density power electronics to electrify our world for a cleaner tomorrow. We maintain operations around the world, including the United States, Ireland, Hong Kong, China, Taiwan and the Philippines, with headquarters in Dublin, Ireland.
We design, develop and market gallium nitride (“GaN”) power integrated circuits (“ICs”) used in power conversion and charging. Power supplies incorporating our products may be used in a wide variety of electronics products including mobile phones, consumer electronics, data centers, solar inverters and electric vehicles. We utilize a fabless business model, working with third parties to manufacture, assemble and test our designs. Our fabless model allows us to run the business today with minimal capital expenditures.
Our
go-to-market strategy
is based on partnering with leading manufacturers and suppliers through focused product development, addressing both mainstream and emerging applications. We consider ourselves to be a pioneer in the GaN market with a proprietary, proven GaN power IC platform that is shipping in mass production to tier-1
companies including Dell, Lenovo, LG, Xiaomi, OPPO and Amazon. Most of the products we ship today are used primarily as components in mobile device chargers. The majority of charger manufacturers we ship to today are in China, supporting major international mobile brands. Other emerging applications will be addressed in China, other parts of Asia, and worldwide.
In support of our technology leadership, we have formed relationships with numerous Tier 1 manufacturers and suppliers over the past seven years, gaining significant traction in mobile and consumer charging applications. We are developing next-generation fast chargers with 90% of the top 10 world-wide mobile OEMs using Navitas GaN power ICs. In addition, our customers have introduced over 135 GaN chargers into mass production, with an additional 150 GaN chargers in development across all of our mobile customers world-wide.
Moreover, our supply chain partners have committed significant manufacturing capacity in excess of what we consider to be necessary to support our continued growth and expansion.
The core strength of our business lies in our industry leading IP position in GaN Power ICs. Navitas invented the first commercial GaN Power ICs and along the way we patented many fundamental circuit elements which are needed in most power systems from 10 W to 100 kW. Today, we have over 120 patents that are issued or pending.

In addition to our comprehensive patent portfolio, our biggest proprietary advantage is our process design kit (PDK), the
‘how-to’
guide for designers to create new GaN based device and circuits. Our GaN power IC inventions and intellectual property translate across all of our target markets from mobile, consumer, EV, enterprise, and renewables. We evaluate various complementary technologies and look to improve our PDK, in order to keep introducing newer generations of GaN technology. In 2020, we spent approximately 110% of our revenue on research and development. Navitas’ research and development activities are located primarily in the US and China. As of 2020, we had approximately 55 full-time personnel in our research & development team, with approximately 55% with advanced degrees (PhD and MS).
Business Combination Agreement
On May 6, 2021, Navitas entered into the Business Combination Agreement with LOKB and Merger Sub pursuant to which LOKB agreed to commence a tender offer for the entire issued share capital of Navitas Ireland (other than certain restricted Navitas Ireland Common Shares) and Merger Sub will merge with and into Navitas Delaware with Navitas Delaware surviving as a wholly owned subsidiary of LOKB, and as a result of the Tender Offer and the Merger, Navitas will become a wholly owned subsidiary of LOKB. Upon Closing of the Business Combination, the post-combination company will be named “Navitas Semiconductor Corporation”.
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with US GAAP. Under the guidance in ASC 805, LOKB is expected to be treated as the “acquired” company for financial reporting purposes. We expect to be deemed the accounting predecessor and the post-combination company will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse recapitalization. The most significant change in our post-combination reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at June 30, 2021) of between approximately $209.2 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $367.2 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $155.0 million in proceeds from the PIPE Financing to be consummated simultaneously at the Closing of the Business Combination, offset by additional transaction costs for the Business Combination. The estimated transaction costs for the Business Combination are approximately $41.0 million, including deferred underwriter fees related to LOKB’s initial public offering of $8.1 million. See “Unaudited Pro Forma Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information. Navitas expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Results of Operations
Revenue
We design, develop and manufacture GaN ICs. Our revenue represents the sale of semiconductors through specialized distributors to original equipment manufacturers (“OEMs”), their suppliers and other end customers.
Our revenues fluctuate in response to a combination of factors, including the following:

•	our overall product mix and sales volumes;

•	gains and losses in market share and design win traction;

•	pace at which technology is adopted in our end markets;

•	the stage of our products in their respective life cycles;

•	the effects of competition and competitive pricing strategies;

•	availability of specialized field application engineering resources supporting demand creation and end customer adoption of new products;

•	achieving acceptable yields and obtaining adequate production capacity from our wafer foundries and assembly and test subcontractors;

•	market acceptance of our end customers’ products; governmental regulations influencing our markets; and

•	the global and regional economic cycles.
Our product revenue is recognized when the customer obtains control of the product and the timing of recognition is based on the contractual shipping terms of a contract. We provide a non-conformity
warranty which is not sold separately and does not represent a separate performance obligation. The majority of our product revenue originates from sales shipped to customer locations in Asia.
Cost of Goods Sold
Cost of goods sold consists primarily of the cost of semiconductors purchased from subcontractors, including wafer fabrication, assembly, testing and packaging, manufacturing support costs, including labor and overhead (which includes depreciation and amortization) associated with such purchases, final test and wafer level yield fallout, consumables, and shipping costs. Cost of goods sold also includes compensation related to personnel associated with manufacturing.
Research and Development Expense
Costs related to research, design, and development of our products are expensed as incurred. Research and development expense consists primarily of pre-production
costs related to the design and development of our products and technologies, including costs related to employee compensation, benefits and related costs of sustaining our engineering teams, project material costs, third party fees paid to consultants, prototype development expenses, and other costs incurred in the product design and development process.
Selling, General and Administrative Expense
Selling, general and administrative costs include employee compensation, including compensation and benefits for executive, finance, business operations, field application engineers and other administrative personnel. In addition, it includes marketing and advertising, IT, outside legal, tax and accounting services, insurance, and occupancy costs and related overhead based on headcount. Selling, general and administrative costs are expensed as incurred.
Interest Expense
Interest expense primarily consists of cash interest under our term loan facility.
Income Taxes
We are a dual domesticated corporation for Ireland and U.S. federal income tax purposes. Refer to Note 11, Provision for Income Taxes, in our accompanying financial statements elsewhere in this proxy statement/prospectus.

Results of Operations
The table and discussion below present our results for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Change $	Change %	Six Months Ended June 30,		Change $	Change %
(dollars in thousands)	2021	2020			2021	2020
Revenue	$5,450	$2,516	$2,934	117%	$10,767	$3,696	$7,071	191%
Cost of goods sold	2,971	1,871	1,100	59%	5,930	2,843	3,087	109%

Gross profit	2,479	645	1,834	284%	4,837	853	3,984	467%

Operating expenses:
Research and development	6,267	2,636	3,631	138%	10,521	5,080	5,441	107%
Selling, general and administrative	14,794	1,887	12,907	684%	20,163	3,383	16,780	496%

Total operating expenses	21,061	4,523	16,538		30,684	8,463	22,221

Loss from operations	(18,582)	(3,878)			(25,847)	(7,610)
Interest expense, net	(63)	(56)	(7)	13%	(124)	(109)	(15)	14%

Loss before income taxes	(18,645)	(3,934)			(25,971)	(7,719)
Income tax expense	5	—	5	—%	24	6	18	300%

Net loss	$(18,650)	$(3,934)	$(14,716)	374%	$(25,995)	$(7,725)	$(18,270)	237%

Comparison of the Three Months ended June 30, 2021 and 2020
Revenue
Revenue for the three months ended June 30, 2021 was $5.5 million compared to $2.5 million for the three months ended June 30, 2020, an increase of $2.9 million, or 117%. The increase reflected the achievement of $1.8 million of increased Tier 1 OEM sales and total sales volumes increasing 172%, from 2.1 million to 5.8 million GaN ICs shipped, while the average selling price declined 25% to $0.95 per GaN IC.
Cost of Goods Sold
Cost of goods sold for the three months ended June 30, 2021 was $3.0 million, an increase of $1.1 million or 59% compared to the three months ended June 30, 2020. The increase was primarily driven by significant revenue growth, partially offset by lower costs on second generation (“Gen 2”) products launched in the second half of 2020. Gen 2 provides consistent manufacturing yields in excess of 90%, which resulted in a year-over-year cost reduction of more than 20% per GaN IC.
Research and Development Expense
Research and development expense for the three months ended June 30, 2021 of $6.3 million increased by $3.6 million, or 138%, when compared to the three months ended June 30, 2020, primarily driven by increases in headcount and stock based compensation related to rescinded restricted stock awards, resulting in $1.6 million and $1.4 million higher compensation costs, respectively, along with an increase of $0.6 million in non-compensation costs related to new applications and reliability expenses devoted to next generation product development. We expect research and development expense to continue to increase as we grow our headcount to support our expansion into new applications.
Selling, General and Administrative Expense
Selling, general and administrative expense for the three months ended June 30, 2021 of $14.8 million increased by $12.9 million, or 684%, when compared to the three months ended June 30, 2020. The increase is primarily due to an $11.3 million increase in stock-based compensation related to rescinded restricted stock grants, a $0.6 million increase in compensation costs related to growth in headcount along with a $1.0 million increase in other costs of growing the business. We expect selling, general and administrative costs to increase to support our growth and as a result of the administrative costs of the expected merger and increased costs for infrastructure required as a public company.
Interest Expense
Interest expenses for the three months ended June 30, 2021 of $63 thousand increased by 13%, when compared to the three months ended June 30, 2020, primarily due to higher outstanding debt.
Income Tax Expense
Income tax expenses for the three months ended June 30, 2021 increased by $5 thousand when compared to the three months ended June 30, 2020. We expect our tax rate to remain close to zero in the near term due to full valuation allowances against deferred tax assets.
Comparison of the Six Months ended June 30, 2021 and 2020
Revenue
Revenue for the six months ended June 30, 2021 was $10.8 million compared to $3.7 million for the six months ended June 30, 2020, an increase of $7.1 million, or 191%. The increase reflected the achievement of $5.0 million of increased Tier 1 OEM sales and total sales volumes increasing 259%, from 3.2 million to 11.5 million GaN ICs shipped, while the average selling price declined 18% to $0.95 per GaN IC.
Cost of Goods Sold
Cost of goods sold for the six months ended June 30, 2021 was $5.9 million, an increase of $3.1 million or 109% compared to the six months ended June 30, 2020. The increase was primarily driven by significant revenue growth, partially offset by lower costs on second generation (“Gen 2”) products launched in the second half of 2020. Gen 2 provides consistent manufacturing yields in excess of 90%, which resulted in a year-over- year cost reduction of more than 20% per GaN IC.
Research and Development Expense
Research and development expense for the six months ended June 30, 2021 of $10.5 million increased by $5.4 million, or 107%, when compared to the six months ended June 30, 2020, primarily driven by increases in headcount and stock based compensation resulting in $2.7 million and $1.6 million higher compensation costs, respectively, along with an increase of $1.1 million in non-compensation costs related to new applications and reliability expenses devoted to next generation product development. We expect research and development expense to continue to increase as we grow our headcount to support our expansion into new applications.
Selling, General and Administrative Expense
Selling, general and administrative expense for the six months ended June 30, 2021 of $20.2 million increased by $16.8 million, or 496%, when compared to the six months ended June 30, 2020. The increase is primarily due to a $12.7 million increase in stock-based compensation, of which $12.6 million was related to rescinded restricted stock grants, a $1.8 million increase in compensation costs related to growth in headcount and a $2.3 million increase in other costs of growing the business. We expect selling, general and administrative costs to increase to support our growth and as a result of the administrative costs of the expected merger and increased costs for infrastructure required as a public company.

Interest Expense
Interest expenses for the six months ended June 30, 2021 of $124 thousand increased by 14%, when compared to the six months ended June 30, 2020, primarily due to higher outstanding debt.
Income Tax Expense
Income tax expenses for the six months ended June 30, 2021 increased by $18 thousand when compared to the six months ended June 30, 2020. We expect our tax rate to remain close to zero in the near term due to full valuation allowances against deferred tax assets.
Comparison of the Year Ended December 31, 2020 and 2019
The table and discussion below present our results for the years ended December 31, 2020 and 2019:

	Year Ended December 31,		Change $	Change %
(dollars in thousands)	2020	2019
Revenue	$11,849	$1,687	$10,162	602%
Cost of goods sold	8,134	1,167	6,967	597%

Gross profit	3,715	520	3,195	614%

Operating expenses:
Research and development	13,049	11,136	1,914	17%
Selling, general and administrative	9,469	6,478	2,991	46%

Total operating expenses	22,518	17,614

Loss from operations	(18,803)	(17,094)
Interest expense, net	(236)	(254)	18	(7)%

Net loss before income taxes	(19,039)	(17,348)
Income tax expense	5	1	4	400%

Net loss	$(19,044)	$(17,349)	$(1,695)	10%

Revenue
Revenue for the year ended December 31, 2020 was $11.9 million compared to $1.7 million for the year ended December 31, 2019, an increase of $10.2 million, or 602%. This significant increase primarily reflected the Company’s growth trajectory, evolving from first revenues in 2018 to shipping Gen 2 products by the fourth quarter of 2020, and particularly the expansion of Tier 1 OEM relationships in the current year as total sales volumes increased from 1.2 million to 11.3 million GaN ICs.
Cost of Goods Sold
Cost of goods sold for the year ended December 31, 2020 was $8.1 million, compared to $1.2 million for the year ended December 31, 2019. The increase of $6.9 million or 597% was primarily driven by significant revenue growth.
Research and Development Expense
Research and development expense for the year ended December 31, 2020 of $13.0 million increased by $1.9 million, or 17%, when compared to the year ended December 31, 2019, primarily driven by higher compensation costs. Growth in the size of the product development team led to a $1.0 million increase, while stock based compensation increased by $0.5 million. We expect research and development expense to continue to increase as we grow our headcount to support our market expansion initiatives.

Selling, General and Administrative Expense
Selling, general and administrative expense for the year ended December 31, 2020 of $9.5 million increased by $3.0 million, or 46%, when compared to the year ended December 31, 2019. The increase is primarily due to a $1.5 million increase in compensation costs driven by headcount growth, particularly in sales and marketing, $0.7 million of new costs associated with discretionary bonus plans in 2020 and a $0.7 million increase in professional service fees associated with our reorganization and other legal and accounting fees related to growing the business. We expect selling, general and administrative costs to increase to support our growth and as a result of the administrative costs of the expected merger and our preparation for becoming a public company.
Interest Expense
Interest expense for the year ended December 31, 2020 of $0.2 million decreased by 7%, when compared to the year ended December 31, 2019. The change is due to changes in the composition of debt balances during 2020 and the effective interest rates on total debt.
Income Tax Expense
Income tax expense for the year ended December 31, 2020 increased slightly when compared to the year ended December 31, 2019 and is primarily a result of operations in China and miscellaneous U.S. state taxes. We expect our tax rate to remain close to zero in the near term due to full valuation allowances against deferred tax assets.
Liquidity and Capital Resources
Our primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures, working capital requirements related to inventory, accounts payable and accounts receivable, and selling, general and administrative expenditures. In addition, we use cash to fund our debt service obligations, and purchases of capital and software assets.
We expect to continue to incur net operating losses and negative cash flows from operations and we expect our research and development expenses, general and administrative expenses and capital expenditures will continue to increase. We expect our expenses and capital requirements to increase in connection with our ongoing initiatives to expand our operations, product offerings and end customer base.
We have derived our liquidity and capital resources primarily from the issuance and sale of convertible preferred stock. To date, we have raised $110.9 million from preferred stockholders, including $53.1 million from the issuance of Navitas Ireland Series
B-2
Preferred Shares in 2020. We have also raised funds from term loans from multiple sources, of which $6.0 million is outstanding as of June 30, 2021. The term loan principal balance is payable in thirty-six monthly installments of $0.2 million, beginning in August 2021. As of June 30, 2021, we had access to draw an additional $2.0 million on our existing term loan. In August 2021, we drew an additional $2.0 million.
As of June 30, 2021, we had cash and cash-equivalents of $23.8 million. We currently use cash to fund operations, meet working capital requirements, for capital expenditures and strategic investments. Based on past performance and current expectations, we believe that our current available sources of funds will be adequate to finance our operations, working capital requirements and capital expenditures for at least the next twelve months.
Assuming the Business Combination closes, the Company will have additional access to capital resources through public market transactions and the historical focus on near-term working capital and liquidity should shift to more strategic and forward-looking capital optimization plans. We believe that the influx of capital from the Business Combination will be sufficient to finance our operations, working capital requirements and capital expenditures for the foreseeable future, even in the maximum redemption scenario.

We expect our operating and capital expenditures to increase as we increase headcount, expand our operations and grow our end customer base. If additional funds are required to support our working capital requirements, acquisitions or other purposes, we may seek to raise funds through additional debt financing or from other sources. If we raise additional funds through the issuance of equity, the percentage ownership of our equityholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing equityholders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.
Cash Flows
The following table summarizes our consolidated cash flows for the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(13,773)	$(8,943)	$(20,625)	$(17,606)
Net cash used in investing activities	(1,469)	(144)	(215)	(68)
Net cash provided by financing activities	222	35,966	53,590	3,610
We derive liquidity primarily from debt and equity financing activities. As of June 30, 2021, our balance of cash and cash equivalents was $23.8 million, which is a decrease of $15.0 million or 39% compared to December 31, 2020. Our total outstanding debt principal balance as of June 30, 2021 was $6.0 million, which is unchanged from the total debt outstanding at December 31, 2020.
Operating Activities
For the six months ended June 30, 2021, net cash used in operating activities was $13.8 million, which primarily reflects a net loss of $26.0 million , adjusted for non-cash share-based compensation of $14.6 million and deferred offering costs of $2.4 million.
For the six months ended June 30, 2020, net cash used in operating activities was $8.9 million, which included a net loss of $7.7 million and a decrease in cash of $1.3 million due to a higher accounts receivable balance.
For the year ended December 31, 2020, net cash used in operating activities was $20.6 million, which reflects a net loss of $19.0 million, adjusted for non-cash share-based compensation of $1.0 million and includes an aggregate $6 million decrease due to higher operating assets, offset by an increase in cash of $3.6 million due to higher accounts payable.
For the year ended December 31, 2019, net cash used in operating activities was $17.6 million, which was primarily due to a net loss of $17.3 million.
Investing Activities
Net cash used in investing activities for the six months ended June 30, 2021 of $1.5 million was primarily due to $0.7 million cash consideration paid for an asset acquisition and $0.6 million for purchases of fixed assets.

Net cash used in investing activities for the six months ended June 30, 2020 of $144 thousand was due to the purchase of fixed assets.
Net cash used in investing activities of $215 thousand and $68 thousand for the years ended December 31, 2020 and 2019, respectively, was primarily related to the purchase of fixed assets.
Financing Activities
Net cash provided by financing activities for the six months ended June 30, 2021 of $0.2 million was primarily the result of proceeds from the exercise of stock options.
Net cash provided by financing activities for the six months ended June 30, 2020 of $36.0 million was primarily the result of $34.7 million of net proceeds from the issuance of convertible preferred equity and a $1.2 million increase in net borrowings.
Net cash provided by financing activities for the year ended December 31, 2020 of $53.6 million was primarily the result of $53.1 million in proceeds from the sale of preferred stock and $1.2 million in net proceeds from the issuance and repayment of debt, offset by $0.7 million of preferred stock issuance costs.
Net cash provided by financing activities for the year ended December 31, 2019 of $3.6 million was primarily the result of $3.0 million from the sale of preferred stock, $0.8 million in net proceeds from the issuance and servicing of debt, offset by $0.2 million payments of preferred stock issuance costs.
Contractual Obligations, Commitments and Contingencies
In the ordinary course of business, Navitas enters into contractual arrangements that may require future cash payments. The following table sets forth information related to anticipated future cash payments as of June 30, 2021:

(in thousands)	Remainder of 2021	2022	2023	2024	2025	Thereafter	Total
Operating lease obligations	$548	$911	$531	$154	$—	$—	$2,144
Debt obligations payable	1,000	2,400	2,400	200	—	—	6,000
Interest on debt obligations 1	173	150	53	—	—		376

Total	$1,721	$3,461	$2,984	$354	$—	$—	$8,520

1	Interest is projected based on current rates and scheduled principal payments.
Off-Balance
Sheet Commitments and Arrangements
As of June 30, 2021, we did not have any
off-balance
sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation
S-K.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in accordance with U.S. GAAP requires our management to make judgments, assumptions and estimates that affect the amounts reported in our accompanying consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus. Our management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain.
Our most critical accounting estimates include revenue recognition and the assumptions used in the determination of share-based compensation.
Revenue Recognition
Revenue is recognized when a customer obtains control of products or services in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements within the scope of ASC 606, we perform the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) we satisfy performance obligations. We recognize revenue when the control of the promised goods or services is transferred to customers in an amount that reflects the consideration we expect to receive in exchange for such goods or services.
The majority of our revenue is derived from the sale of semiconductor products. In determining the transaction price, we evaluate whether the price is subject to refund or adjustment to determine the net consideration to which we expect to be entitled.
Revenue is recognized when control of the product is transferred to the customer (i.e., when our performance obligation is satisfied), which is defined by the commercial terms of each purchase but typically occurs at shipment. In determining whether control has transferred, we consider if there is a present right to payment and legal title, and whether risks and rewards of ownership have transferred to the customer. Refer to Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional discussion of our revenue recognition policy.
Share-Based Compensation
The fair value of stock option awards to employees and restricted stock awards to non-employees with service based vesting conditions is estimated using the Black-Scholes option pricing model. The value of an award is recognized as expense over the requisite service period in the consolidated statements of operations. The option pricing model requires management to make assumptions and to apply judgment in determining fair value of the awards. The most significant assumptions and judgments include the expected volatility, risk-free interest rate, expected dividend rate and expected term of the award.
As there has been no public market for our common stock to date, the estimated fair value of our common stock has historically been determined by our board of directors, with input from management, and considering our most recently available third-party valuation of our common stock. The board of directors has determined its fair value at the time of grant of the option by considering a number of objective and subjective factors, including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, among other factors. These third-party valuations were performed in accordance with the guidance outlined in the
American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as
Compensation
. The fair value of our common stock was derived by first determining the equity value of our company. The equity value of our company was historically determined using the market approach by reference to the closest round of equity financing, if any, preceding the date of valuation and analysis of the trading values of publicly traded companies deemed comparable to us. In allocating the equity value of our company among various classes of stock, we used an option pricing model (“OPM”). The OPM takes into account our classes of equity, dividend policy and conversion rights to determine how proceeds from a liquidity event shall be distributed among the various ownership classes at a future date. The OPM arrives at a final estimated fair value per share of the common stock before a discount for lack of marketability is applied.
Beginning with the most recent common stock valuation, as of February 2021, the equity value of our company was determined using the probability weighted expected return method (“PWERM”) approach, which assigns a probability or weighting to valuations determined under distinct scenarios. The February 12, 2021 valuation incorporated two scenarios under the PWERM method. The first scenario is a stay-private scenario in which the estimated current enterprise value was allocated to the various securities using an OPM, reflecting the rights and preferences for each security (i.e., convertible notes, preferred equity, common equity, options and warrants). The second scenario was a form of PWERM in which a single future exit event, a near-term IPO, was assumed. Under this scenario the future total enterprise value at the near-term IPO date was allocated to various equity and equity-linked securities using a common stock equivalent method reflecting as-converted common stock equivalents for each security class, since, upon an IPO, these outstanding equity-linked securities will convert into common stock. The future value of each security is then discounted to the valuation date.
In addition to considering the results of these third-party valuations, we considered various objective and subjective factors to determine the fair value of our common stock as of each grant date. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment, including the probability and timing of liquidity events. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could be materially different. The fair value of the underlying common stock will be determined by the board of directors until such time as our common shares are listed on an established stock exchange. The fair value of the Company’s common stock ranged from $0.22 per share in June 2019 to $1.16 per share in the second half of 2020 to $5.53 per share as of February 12, 2021, the date of the most recent contemporaneous valuation report and the Company’s most recent equity grants.
Recent Developments
Navitas is pursuing key strategic initiatives, including bringing to market multiple generations of GaN technology that enhance our margin profile and continually evaluating acquisition opportunities that are complementary to our existing portfolio and increase power semiconductor content in our targeted applications. See “
Information about Navitas — Company Strategy
.” Consistent with these key strategic initiatives, Navitas recently entered into a partnership with a manufacturer of power management ICs to develop products and technology relating to ac-dc converters. Structured as a joint venture, Navitas’ initial contribution to the partnership will be the sale of its GaN integrated circuit die at cost & non-material expenses to contribute to the operating expenses of the partnership in exchange for a minority interest, with the right to acquire the balance of the joint venture based on the future results of the partnership (among other rights and obligations).
Recently Issued and Adopted Accounting Pronouncements
See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our financial statements.
JOBS Act Accounting Election
We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, following the Business Combination, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make common stock less attractive to investors.

INFORMATION ABOUT NAVITAS
Throughout this section, unless otherwise noted, “we,” “us,” “Navitas” and the “Company” refer to d/b/a Navitas Semiconductor Limited and its consolidated subsidiaries.
About Navitas
Founded in 2013, Navitas is a Dublin, Ireland-based developer of gallium nitride power integrated circuits that provide superior efficiency, performance, size, cost and sustainability relative to existing silicon technology. Our solutions offer faster charging, higher power density and greater energy savings compared to silicon-based power systems with the same output power. By unlocking this speed and efficiency, Navitas is leading a revolution in high-frequency, high-efficiency and high-density power electronics to electrify our world for a cleaner tomorrow.
Industry Overview
Most electronic devices that connect into a wall socket require a power supply to convert energy provided by utilities at
100-240V
alternating current (“AC”) into lower voltage direct current (“DC”) required by most electronic devices. Power supplies can be located inside the devices they are powering, as is the case with many consumer electronics and home appliances, or outside of the device like mobile phone chargers, typically referred to as wall chargers or power adapters. In electronic devices today, most of these charging and power supply functions are carried out using silicon (Si) power MOSFETs (Metal Oxide Silicon Field Effect Transistors) or IGBTs (Insulated Gate Bipolar Transistors), along with related analog peripheral semiconductors. As the electronic content and functionality of systems have increased over time, existing silicon-based solutions have struggled to achieve high energy efficiency and fast charging, and they require large heat sinks or other thermal management methods, and large or complex form factors.
We design, develop and market gallium nitride (“GaN”) power integrated circuits (“ICs”) used in power conversion and charging. Power supplies incorporating our products may be used in a wide variety of electronics products including mobile phones, consumer electronics, data centers, solar inverters and electric vehicles.
At the highest level, GaN is a combination of gallium and nitrogen which forms a powerful bond with materially stronger electric fields and greater electron mobility as compared to silicon (Si). With a GaN power IC, increased power system switching speeds and energy efficiency can be achieved, which translate into notable benefits for power electronics such as smaller size, lighter weight, higher density, faster charging, energy savings and ultimately a lower system cost. These are significant gains relative to existing
Si-based
power solutions. A GaN transistor, which is at the heart of power supplies, requires a specialized silicon driver and multiple other components to drive and protect that GaN transistor. This additional circuitry has limited the adoption of GaN over the last decade due to cost, complexity, size, and vulnerability to system transients. Navitas has solved this problem with the GaN power IC. The company is the first to integrate all the drive and protection components along with the GaN transistor into a single GaN chip. This provides several form-factor improvements and energy savings related to silicon solutions. The GaN IC solution also provides several benefits compared to GaN discrete solutions including smaller footprint, fewer components, energy savings, and lower cost.
Based on third party and our internal estimates, the GaN market in 2020 was about $20 million of total sales, and is estimated to more than double every year over the next five years to $2.1 billion (117% CAGR), while the total power semiconductor market is expected to grow at a modest 6% CAGR during the same time. This growth represents an opportunity for GaN and for Navitas, as we believe we are a clear leader in the GaN space. $2.1 billion still represents only 16% of the total $13.1 billion power semiconductor market in 2026 based on Yole estimates and external research, with more room to grow in the outer years. By 2026, we expect that our primary end markets are expected to have sizable GaN power semiconductor TAMs with mobile at $575 million, consumer at $293 million, enterprise at $139 million, renewables / solar at $189 million and EV / eMobility at $724 million based on estimates from IHS, Yole and Navitas.

Navitas’ Market Opportunity
Based on third party and Navitas internal estimates, the GaN market in 2020 was approximately $20 million of total sales, and is estimated to more than double every year over the next five years to $2.1 billion (117% CAGR), while the total power semiconductor market is expected to grow at a modest 6% CAGR during the same period. This market growth represents an opportunity for GaN and for Navitas, as we believe Navitas is a clear leader in the GaN space. See “Information About Navitas — Competitive Strengths.”
GaN power ICs are set to displace a significant portion of the total power semiconductor market which is dominated by legacy silicon. Silicon has been stretched about as far as it can go in terms of performance and GaN chips offer a smaller, lighter, faster and more efficient solution for power applications. We believe GaN is positioned to displace silicon-based power semiconductors in mobile, consumer, enterprise, renewables / solar and EV / eMobility. These five markets are driven by two major long-term secular trends. Mobile, consumer, and enterprise are driven by increased demand for connectivity. With connectivity comes explosive data growth and explosive data growth translates to explosive power growth. GaN addresses this power and energy consumption problem, further enabling these industries to reach their true potential. The second long-term secular trend is climate change. Electrifying the end applications, like electric transportation and electric vehicles, leads to a more sustainable environment. Renewable energy sources, particularly solar, will adopt GaN to gain significant improvements to the cost structure and save energy. We are currently shipping devices for consumer and mobile applications and expect to achieve progress towards shipments in our other targeted sectors in the future.
Mobile
Our primary focus in the mobile segment is on mobile chargers. Mobile chargers are a fast-growing, high-volume market providing a platform to demonstrate to the world quickly that our GaN Power ICs are ready for high-volume commercial adoption and could solve real end-equipment
challenges at attractive price points. Today, the mobile charger end-market
faces a big power problem. This results from trends to bigger screens, bigger batteries, faster processors, and increased data. Traditional silicon chargers can take up to three or four hours to fully charge a phone, tablet or laptop. GaN Power ICs can provide up to 3x more power, up to 3x faster charging, with half the size and weight of these wall chargers. With over 2.5 billion wall chargers shipped every year, at approximately $1 of GaN bill of materials (“BoM’) content per charge, the mobile charger market represents a multi-billion-dollar opportunity, based on estimates from IDC PC tracker,
USB-C
research, Yole research and Navitas estimates.
Consumer
The consumer market represents consumer electronics that are not mobile, are not battery operated, but are connected to the internet. With explosive data growth comes explosive power growth, and we can deliver that high power in much smaller form factors compared to silicon. This is very important in a number of consumer applications like ultra-thin TVs, high-powered gaming systems, desktop all-in-one
PCs, or various smart home internet connected devices. By 2022, these four sectors aggregate to about 600 million systems shipping per year, and typically use about $3 of GaN content. This represents another $2 billion opportunity based on estimates from Gartner, Pulsenews, WitsView, Statista and Navitas estimates.
Enterprise
We primarily focus on solving the power problems of data centers within the enterprise end-market.
Nearly 50% of the total cost of ownership of a data center is related to power, which includes cost of power supplies, cost of cooling the data center, and cost of the electricity. By our estimates, a silicon-based data center today is about 75% efficient. This implies that 25% of the energy going into the data center is wasted as heat and never used for data processing. A
GaN-based
data center can improve efficiency to about 84% total efficiency. This represents a benefit in the form of reducing the cost of electricity and the cost of cooling. Based on our analysis,

if all data centers move to GaN, it can result in annual savings of ~ $1.9 billion in electricity. We also reduce the required footprint, which means less of the data center footprint is needed for power processing and more can be applied to data processing. In aggregate, data centers represent about a $1 billion opportunity for GaN ICs based on IDC Worldwide Quarterly Server Tracker and Navitas analysis
There is a similar market need in the cryptocurrency mining space with a high demand for energy. The same GaN ICs that address the data center will also apply to cryptocurrency mining, representing additional market upside to this billion-dollar data center market.
Solar
We are well positioned to drive GaN adoption in solar applications. As we reduce the inverter hardware costs of the power supply using GaN ICs, we also significantly improve the energy savings over time. We estimate this translates into about a 10% improvement to the solar payback. Overall, we estimate the GaN IC opportunity for solar applications to be over $1 billion per year based on MarketsandMarkets Micro-Inverter Market report and Navitas analysis.
Electric Vehicles
Electric Vehicles represents the largest market that GaN can address. There are three different use-cases
for GaN Power ICs in an electric vehicle, namely the
on-board
charger to charge the high-voltage battery, the
DC-to-DC
converter to convert the power from the high-voltage battery to all the other electronics in the car and the traction drive or motor control where GaN can drive the electric motor. The broader challenges with adoption of EV consist of three key themes: faster charging, extended range, and lowering the cost compared to traditional combustion-engine cars. GaN can help in all three areas. In addition to the faster charging time, we can significantly improve the energy savings (power dissipation) which ultimately translates into a lower battery cost for the same driving range or a longer driving range for the same battery cost. This represents a $2.5 billion per year GaN Power IC opportunity based on BCG research, Yole research and Navitas estimates. This estimate excludes other forms of electric transportation like
e-bikes,
scooters, motorbikes, and beyond.
Company Overview
Converting power efficiently has emerged as a critical challenge as the electrification of our planet continues amid pursuit of a reduced carbon footprint. Electric vehicles, renewable energy, large-scale data processing and other applications all demand power and charging infrastructures with greater speed and efficiency than status-quo
silicon technology. Navitas’ integrated circuits solve complex and demanding challenges that are inherent in power conversion by unlocking both speed and efficiency. We have successfully harnessed the fundamentally-superior material properties of GaN to enable cost savings and enhanced power conversion through product integration, reducing the amount of space needed to support multiple requirements while dramatically increasing charging speeds.
With ten times stronger electrical fields and twice the electron mobility compared to silicon, GaN is ideally suited for disrupting power switching applications, but challenges around manufacturing quality and reliability make commercialization difficult. By developing a fully-qualified manufacturing process with over one billion device hours tested, Navitas has overcome these key hurdles to successfully and reliably integrate the critical drive, control and protection circuits into a single chip, enabling mainstream GaN adoption and unlocking the full potential of GaN in speed, efficiency, simplicity and cost. Navitas estimates show that
GaN-based
power systems can provide 20x faster switching, up to 3x higher power density, 3x faster charging, up to 40% energy savings and are 3x smaller and lighter compared to silicon-based power systems.
Navitas’
best-in-class ICs
allow end customers to implement GaN technology with a simple, dependable solution to realize groundbreaking power density and efficiency. We are developing a differentiated GaN power

IC platform utilizing our decades of power semiconductor technical expertise, robust applications knowledge and strong end customer relationships. Our key competitive strengths and robust IP portfolio of over 120 patents have enabled us to establish a leading market position in GaN power semiconductors, shipping over 20 million devices to date (April 1st, 2021) with zero field failures.
Our
go-to-market strategy
is based on partnering with leading manufacturers and suppliers through focused product development, addressing both mainstream and emerging applications. Our company is a pioneer in the GaN market with a proprietary, proven GaN power IC platform that is shipping in mass production to tier-1
companies including Dell, Lenovo, LG, Xiaomi, OPPO and Amazon.
Furthermore, Navitas is led by a team of tenured power semiconductor industry experts with a combined 300+ years of experience in semiconductor materials, devices, applications, systems and marketing and over $4B/year in power semiconductor revenue generated in their careers.
Competitive Strengths
In July 2021, Navitas conducted analysis of publicly announced or available GaN chargers that total 143 using Navitas GaN ICs, which is greater than all other GaN suppliers combined together (a total of up to 98 GaN chargers that do not use Navitas GaN ICs. In May 2021, Navitas performed a separate analysis of publicly announced or available GaN technologies from all other suppliers with voltage ratings great than 300V confirmed that none of these offerings offer any power transistors that are monolithically integrated with other analog or logic circuits other than simple diode-connected gate protection transistors. Based on the foregoing, Navitas believes it has achieved a market-leading position in GaN power ICs by surmounting key challenges to commercialization, resulting in a best-in-class GaN IC solutions and a patented, multi-year advantage. Our key competitive advantages include:

•
Industry-Leading IP Position and Proprietary Design Support.
Navitas has
developed
a broad and highly defensible portfolio of over 120 patents issued or pending that encompass critical aspects of GaN power circuitry as well as analog and digital integration. These patents help protect our strong technology advantage and are applicable to use cases in all of our targeted market applications. We supplement our strong IP position by accelerating and facilitating end customer development with the
industry’s first, most mature and comprehensive GaN IC process design kit, which features device and circuit development libraries, characterization and verification as well as robust models and simulation.

•
Differentiated GaN Power Solutions with Significant Barriers to Entry.
Our integrated circuit approach to GaN power semiconductors eliminates complexity in driving, controlling and protecting GaN FETs while simultaneously fostering design simplicity. We have overcome key hurdles to commercialization with our proprietary GaN design and manufacturing test systems and are fully qualified with over one billion device hours tested to underscore reliability. Navitas has further evidenced this achievement with over 20 million units shipped and zero field failures related to our GaN power ICs.

•
Established Relationships with Key Partners and End Customers.
In support of our technology leadership, we have formed relationships with numerous Tier 1 manufacturers and suppliers over the past seven years, gaining significant traction in mobile and consumer charging applications. To date, we have partnered with over 90% of major mobile OEMs and brought over 135 GaN charger models into mass production, with an additional 150 charger models in development. Moreover, our supply chain partners have committed significant manufacturing capacity in excess of forecasts to support our continued growth and expansion.

•
Proven Leadership Team of Tenured Industry Experts.
Navitas’ management team has over 300 years of combined power semiconductor experience and a track record of shareholder value creation
.
Three of Navitas’ founders have worked closely together for over 25 years and are credited with power semiconductor industry achievements and successes that include over 200 issued patents and 200 industry papers and presentations.

Company Strategy
We are committed to offering unprecedented speed and efficiency to our end customers through next-generation power semiconductor solutions, empowering an efficient electrification of the planet while also reducing carbon footprint. We intend to address a variety of power applications in the range of 80V to 1,000V and from 10W up to 100kW across markets including mobile fast charging, consumer electronics, data centers, renewables and solar, and electric vehicles. With an established track record in mobile fast charging, Navitas is well positioned for expansion into higher power applications. Our key strategic initiatives include:

•
Acceleration of
Technology Development and Innovation.

We are focused on bringing to market multiple generations of GaN technology that enhance our margin profile while providing further integration benefits and advanced packaging to serve higher power markets.

•
Expansion
into New End Markets and Geographies.

Building on its initial success in mobile fast charging and consumer electronics,
Navitas is poised for expansion into new market applications including data centers, solar and renewable energy as well as electric vehicles and mobility. Our fabless manufacturing model allows us to scale efficiently into new markets and applications while minimizing capital expenditures.

•
Selective Acquisitions of Complementary Technologies.
We plan to continually evaluate acquisition opportunities that are complementary to our existing portfolio and increase power semiconductor content in our targeted applications.

Company Products and Solutions
While Navitas believes that its competitive strengths and market opportunities will enable it to achieve its revenue projections, Navitas has yet to operate at a profit. Navitas is in the early stages of its revenue expansion but believes it will achieve profitability over the next two years. As the Navitas GaN ICs become more broadly accepted in the markets we serve we believe that our market share will grow. Products from Navitas’ initial markets of mobile and consumer are currently in full-scale production with a 44% gross margin for the six months ended June 30, 2021. Navitas products for the enterprise, renewables/solar and EV/eMobility are currently in development stage, projected to reach early-stage commercialization in 2022 and full-scale production in 2023, 2024 and 2025, respectively. Navitas anticipates expanding its supply base significantly over the next three years to support its commercialization efforts. Material hurdles to full-scale production and marketing will be field reliability, although we remain optimistic given that Navitas has experienced no failures to date.
Navitas offers a differentiated portfolio of GaN power IC chips that optimize power delivery and reduce carbon footprint. Our GaN ICs are enhanced for high frequency, soft-switching applications and designed to unlock the key material advantages of GaN while also integrating sensing, protection and reliability functions. This extends the capabilities of traditional topologies to MHz switching speeds and beyond, empowering our end customers to realize innovative commercial designs.
Most notably, our chips feature monolithic integration of FET, drive and logic, resulting in an easy-to-use,
high-performance powertrain building block that enables designers to create the fastest, smallest, most efficient power converters in the world. The combination of high-speed integrated drive, industry-standard low-profile,
low-inductance,
and optimal packaging allows designers to leverage Navitas GaN technology with simple, quick, dependable solutions for breakthrough power density and efficiency.
Sales, Marketing and End Customer Support
Our
go-to-market
strategy combines robust GaN commercialization and design expertise with validated success in mobile and consumer charging applications to capture market share and expand into new verticals. We partner with numerous platforms and end customers globally and target innovative, Tier 1 suppliers to design differentiated power semiconductor solutions. In order to facilitate end customer success, we offer comprehensive design support and utilize a proprietary process design kit tailored to specific engineering needs. Furthermore, our technologies are capable of being integrated into numerous product generations and design architectures, creating a unique scalable business opportunity. Our key distribution partners provide additional field application engineer resources to assist with expanding our market to a diversified end customer base. In addition, Navitas’ direct sales team works to facilitate development of new end customer partnerships with our distribution partners. With a focus on leading global clients, Navitas is well positioned to expand both its existing end customer base and enter new markets in the near-term, while maintaining its current market leadership position in mobile fast charging.
Intellectual Property
The core strength of our business lies in our industry leading IP position in GaN Power ICs.
Navitas invented the first commercial GaN Power ICs and along the way we patented many fundamental circuit elements which are needed in most power systems from 10 W to 100 kW. Today, we have over 120 patents that are issued or pending and are expected to expire between end of 2034 and July 2039. Over the past several years, we invented, characterized, modeled, and simulated the optimum way to produce GaN power ICs.
In addition to our comprehensive patent portfolio, our biggest trade secret is our process design kit (PDK), the
‘how-to’
guide for designers to create new GaN based device and circuits. Our mature and comprehensive GaN IC PDK consists of technology files, devices, characterization results and models, circuits, verification tools for design rules, layout vs schematic, layout parameter extraction, and fully enabled top level circuit simulation and test benches. These various processes together help us create our proprietary GaN IC. Our GaN power IC inventions and intellectual property translate across all of our target markets from mobile, consumer, EV, enterprise, and renewables.
Competition
Use of GaN semiconductor technology in power applications is still at the early stage of the adoption curve and requires many years of research and patented technology to achieve cost effective, high yield manufacturability without reliability issues. Due to high technology barriers, the number of viable GaN competitors are limited with a reduced threat of new market entrants.
Our competitors are silicon-based power semiconductor players and GaN based power semiconductor players.
Most
GaN-based
players today offer GaN discrete solutions, which require silicon-based & other components for drive, control and protection. These solutions, even though they offer some benefits compared to silicon, are still not able to capture the full advantages of a GaN integrated power IC that Navitas provides. Our primary GaN competitors include Infineon, GaN Systems, Power Integrations, Texas Instruments, Innoscience, Transphorm and EPC.
Our primary silicon-based power semiconductor competitors are Infineon, STMicroelectronics, On Semiconductor, and Power Integrations, among others. Silicon-based power devices are still the incumbent solutions used for power applications and currently have a lower-cost advantage. However, given the speed, power and size advantages of an integrated GaN IC over a silicon solution coupled with a roadmap and committed cost reductions, we will cross the cost-parity point with silicon within 2 years and achieve GaN based power systems that are lower cost than their silicon counterparts.
While Navitas believes system cost parity for GaN-based mobile chargers in excess of 30W will reach system cost parity within the next 2 years (i.e., during 2023) compared to silicon-based chargers, there are inherent risks that such a cost plan may not be achieved. Such risks include:

1.	GaN wafer and assembly (packaging) prices may not be reduced by suppliers as fast as expected or committed, especially if the global semiconductor shortage continues to last until 2022 or 2023.

2.	GaN manufacturing yields, while demonstrated over 90% on a stable, multi-month basis, could deteriorate causing manufacturing costs of GaN IC to increase.

3.
Silicon controllers, which are an important compliment to GaN power ICs used in all mobile chargers, are expected to decrease pricing in the future but price increases could occur, especially if the global semiconductor shortage continues to last until 2022 or 2023 and such prices are not directly controlled by Navitas.

4.
Passive and mechanical components (inductors, transformers, capacitors, PCB, plastic housing, etc.) are an important compliment to GaN power ICs used in all mobile chargers and are important cost reduction elements as they generally decrease in size, weight and cost when GaN increases the charger switching frequency, compared to silicon-based chargers. Despite expected or committed cost reductions for these passive and mechanical components, it is possible that such cost reductions will not materialize as such prices are not directly controlled by Navitas.

Some of the above-mentioned risk factors are associated with the shortage in the semiconductor industry which will likely last until 2022 or 2023. However, there is a likelihood that the corresponding components in the silicon-based chargers will also increase in cost, thereby allowing the GaN-based chargers to still achieve the forecasted system cost parity in 2023 on a relative basis.
Manufacturability
We utilize a fabless business model, working with third parties to manufacture, assemble and test our designs. Our fabless model allows us to run the business today with almost zero capital expenditure.
Navitas’ gallium nitride is actually a gallium-nitride compound semiconductor layer sitting on a silicon substrate
(GaN-on-Si).
The stack up of those dissimilar materials represented some challenges in the material mismatch and the resulting defect densities, which translated into poor manufacturing, low yields, high costs, and poor reliability. We have spent a significant amount of the last seven years to solve these problems through process and design improvements and test methods. Over the last year we achieved stable, predictable, consistent high yields well over 90%.
Gallium is produced primarily as a by-product from the production of bauxite, the chief ore of aluminum. The 2017 world production capacity is estimated at over 1,000 tons (low-grade + refined) and growing about 15% / year, with a supply potential of over 2,000 tons and can be sourced from many countries around the world. Semiconductor applications dominate the commercial demand for gallium, representing 98% of its use, which includes microwave circuits, ultra high-speed logic chips, LEDs, laser diodes and, as is the case for Navitas GaN power ICs, in power electronics. Gallium is not considered a rare or precious metal. GaN power ICs typically use only 95ug of Gallium in the manufacture of a single GaN power IC. When delivering our targeted 2026 revenue of $640 million, Navitas will consume less than .01% of the 2,000 tons estimated annual supply potential.
Our wafer fab partner since inception has been TSMC. We have worked to co-develop
GaN-based
product manufacturing capabilities with TSMC, and they have invested a significant amount of capital to develop this capability. Although we have no volume contracted annually with TSMC and work on the basis of purchase orders, our volumes of GaN products in their fab are critical to the utilization and efficiency of their
GaN-specific
infrastructure. TSMC operates as a leading global supplier with significant capacity to meet our growth needs. Our process is compatible with multiple complementary metal-oxide-semiconductor (“CMOS”) foundries with the addition of a small number of
GaN-specific
process modules. We also plan to use the proceeds generated from this transaction to work with our key supplier partners in building advanced packaging capabilities for GaN ICs to serve higher power markets.

Research & Development
Navitas has invested its time and effort to carefully develop its proprietary GaN IC chips for power electronics and semiconductor applications. Our experienced teams around the world have made GaN adoption a reality as many end customers in different end markets start to realize the true potential of our GaN power ICs.
In order to cement our market leadership in GaN ICs, we continually look to innovate and improve our GaN ICs, to achieve greater efficiency, integration and speed at lower costs. We believe it is our responsibility to provide the world’s need for efficient power, accelerating the path to a carbon-neutral world.
We evaluate various complementary technologies and look to improve our Process Design Kit “PDK”, in order to keep introducing newer generations of GaN technology. In 2020, we spent approximately 110% of our revenue on research and development.
Navitas’ research and development activities are located primarily in the US and China. As of 2020, we had approximately 55 full-time personnel in our research & development team, with approximately 55% with advanced degrees (PhD and MS).

NAVITAS’ MANAGEMENT
Information about Executive Officers
Gene Sheridan
,
Co-Founder
and Chief Executive Officer. Gene Sheridan brings over 25 years of experience in power management and semiconductors with an impressive track record in creating, leading and scaling businesses that have enjoyed excellent value creation, growth and profitability. Most recently, Mr. Sheridan served as Chief Executive Officer of the
VC-backed
semiconductor
start-up
BridgeCo, which captured 80% market share in the wireless audio market before a successful sale to Standard Microsystems Corporation (SMSC). Prior to BridgeCo, Mr. Sheridan served as VP & GM at International Rectifier, where he managed a business unit with a team of over 100 employees and $600M annual revenues. At IRF, Gene held several positions that spanned engineering, manufacturing, sales & marketing, including the creation of a start-up
generating $70 million of annual revenue. Mr. Sheridan holds a BSEE from Clarkson University.
Daniel Kinzer
,
Co-Founder
and Chief Technology Officer and Chief Operating Officer. For 25 years Mr. Kinzer has led research & development at semiconductor and power electronics companies at the Vice President level or higher. His experience includes developing advanced power device and IC platforms, wide bandgap GaN and SiC device design, IC and power device fabrication processes, advanced IC design, semiconductor package development and assembly processes, design of electronic systems, design and construction of wafer fabs, and fab operations. Before
Co-founding
Navitas, Mr. Kinzer served as Vice President Research & Development, Vice President Advanced Product Development, and Chief Technologist at International Rectifier, and Senior Vice President Product & Technology Development and Chief Technology Officer at Fairchild Semiconductor. Mr. Kinzer holds 138 US patents, with multiple pending applications and international patents, dozens of conference presentations, multiple keynote speeches, and a BSE degree in Engineering Physics from Princeton University.
Nick Fichtenbaum
,
Co-Founder
and Vice President Engineering. Mr. Fichtenbaum brings with him over 15 years of experience developing GaN materials and devices. Prior to Navitas, Mr. Fichtenbaum was a Vice President at the private investment firm of MalibuIQ and served as both a member of the technical staff and manager of material engineering at Transphorm. Mr. Fichtenbaum holds a BA in physics from Denison University, a BS in electrical engineering from Washington University in St. Louis, and a PhD in electrical engineering from the University of California, Santa Barbara.
Jason Zhang
,
Co-Founder
and Vice President Applications/Technical Marketing. Mr. Zhang is a tenured power semiconductor expert, with over 20 years of multi-discipline experiences in power electronics. Most recently Mr. Zhang served as an executive director at International Rectifier, responsible for Si and GaN platform and product development. He was a senior power supply designer at Lucent Power Systems and Motorola, specializing in telecom/server power supplies, dc/dc bricks and chargers/adapters. Mr. Zhang holds an MS in power electronics at Virginia Tech, and an MBA from UCLA Anderson School of Management.
David Carroll
, Senior Vice President Worldwide Sales. Mr. Carroll brings more than 20 years of semiconductor sales and business development leadership with a proven track record of building strong businesses, driving revenue growth and creating enterprise value. Most recently, Mr. Carroll served as SVP of Worldwide Sales at Quantenna Communications, increasing revenue from $2M to $220M, resulting in a successful IPO and later a $1.1B acquisition by ON Semiconductor. Previously, he was Vice President of Sales at Beceem Communications and grew revenue from its very first sales to $100M, leading to a successful sale to Broadcom. Prior to Beceem, Mr. Carroll was Senior Vice President Worldwide Sales at Mindspeed Communications and Vice President Americas Sales at Conexant Systems. He holds an MBA from the University of Southern California and a BSME from San Diego State University.
Stephen Oliver
, Vice President Corporate Marketing & Investor Relations. Mr. Oliver has over 25 years of experience in the power semiconductor and power supply industries worldwide. Most recently, Mr. Oliver served as Vice President of the VI Chip product line at Vicor, creating over $200M in revenue with blue chip server, telecom, industrial and defense companies. Prior to that he was with Motorola, Philips (NXP) and International Rectifier. Mr. Oliver holds a B.Eng (Hons) in Electrical & Electronic Engineering from Manchester University (UK) and an MBA in Global Marketing & Strategy from the UCLA Anderson School of Management. Stephen hold several patents in power semiconductors, is a Chartered Engineer and is a Director of the Power Source Manufacturers’ Association, having been vice president, president and chairman.
Marco Giandalia
, Vice President IC Design Engineering. Mr. Giandalia brings over 20 years of IC design experience and successful product releases to Navitas. Products include high voltage Si gate drivers for motor-drive power modules and mixed signal ICs for high voltage motor drive application. Earlier, he was with ST Micro and International Rectifier (now Infineon). Mr. Giandalia holds a Master of Science (MS), Electrical and Electronics Engineering from the University of Palermo.
Anthony Schiro
, Vice President Quality. Mr. Schiro has 15 years of Quality, Reliability, Project Management, Process Development and Design engineering and management experience in the power semiconductor industry. In addition, for the five years prior to joining Navitas he worked in the consumer goods and electronics industry as Vice President of Quality and Reliability Engineering focusing on system level reliability and quality controls. Mr. Schiro holds a BS in Chemical Engineering from UCLA.
Todd Glickman
, Senior Vice President Finance. Mr. Glickman brings over 15 years of experience in finance with a proven track record of leading finance, accounting, corporate development and fundraising to drive enterprise value. Most recently, Mr. Glickman served as a venture capitalist at MalibuIQ evaluating early-stage technology investments. Previously, he worked at Activision Blizzard in Corporate Development, Vance Street Capital in Private Equity and Lehman Brothers in Investment Banking. Mr. Glickman holds a B.B.A. in Finance, Investment and Banking from the University of Wisconsin — Madison and a MBA with honors from the Marshall School of Business at the University of Southern California.
Charles Zha
, Vice President & General Manager of Navitas China. Charles (Yingying) Zha has over 14 years of sales and marketing experience in international semiconductor companies. Prior to Navitas, Mr. Zha worked for Fairchild and ON Semiconductor, where he managed the mobile phone and wireless business unit in Greater China, reaching over $350M in revenue. Mr. Zha has grown the Navitas China team at a very fast rate, established offices in Shenzhen, Hangzhou and Shanghai, and he is very well regarded for his business and investor relationships. Mr. Zha holds both Master’s and Bachelor’s Degrees from Jiangsu University.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LOKB
The following discussion and analysis should be read in conjunction with the financial statements and related notes of LOKB included elsewhere in this proxy statement/prospectus. This discussion includes forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those included in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Overview
We are a blank check company incorporated in Delaware on August 12, 2020. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
Our sponsor is Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on December 2, 2020. On December 7, 2020, we consummated its Initial Public Offering of 25,300,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,300,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $253.0 million. Transaction costs amounted to $13,064,337, consisting of $4,610,000 in cash underwriting fees, $8,067,500 of deferred underwriting fees and $386,837 of other offering costs.
Simultaneously with the closing of the Initial Public Offering, we consummated the private placement of 4,666,667 warrants at a price of $1.50 per private placement warrant to the Sponsor, generating proceeds of $7.0 million.
Upon the closing of the Initial Public Offering, including the full exercise of the over-allotment option by the underwriters, and the private placement, $253.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the private placement was placed in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that we will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, we will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 7, 2022, or during any extended period of time that we may have to consummate a Business Combination as a result of an amendment to the Certificate of Incorporation (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Liquidity and Capital Resources
As of June 30, 2021, we had $163,168 in our operating bank account and working capital of $285,127.
Our liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares (as defined below), and loan proceeds from the Sponsor of $240,000 under the Note. We repaid the Note upon the closing of the Initial Public Offering out of the $750,000 of offering proceeds that was allocated to the payment of offering expenses (other than underwriting commissions) not held in the trust account. Subsequent to the consummation of the Initial Public Offering, our liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.
Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Results of Operations
Our entire activity since inception up to June 30, 2021 was in preparation for our formation and the Initial Public Offering, the identification and evaluation of prospective acquisition targets for an initial Business Combination, and ongoing administrative and compliance matters. We will not be generating any operating revenues until the closing and completion of our initial Business Combination.
For the three months ended June 30, 2021, we had net loss of $12,048,007, which consisted of $10,742,000 of loss from the change in fair value of derivative warrant liabilities, $23,198 of income from investments in the Trust Account, and $812 of interest income offset by $1,330,017 of general and administrative expenses.

For the six months ended June 30, 2021, we had net loss of $10,584,792, which consisted of $9,039,000 of loss from the change in fair value of derivative warrant liabilities, $60,666 of income from investments in the Trust Account, and $3,717 of interest income offset by $1,610,175 of general and administrative expenses.
Contractual Obligations
Administrative Services Agreement
Commencing on the effective date of the prospectus through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support.
Although none of our sponsor, executive officers or directors, or any of their respective affiliates, will be allowed to receive any compensation, finder’s fees or consulting fees from a prospective business combination target in connection with a contemplated initial business combination, we do not have a policy that prohibits our sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.
For the three months and six months ended June 30, 2021, the Company incurred and paid approximately $45,000 and $90,000 in administrative expense which is included in general and administrative expenses on the unaudited condensed statements of operations.
Registration Rights
The holders of Founder Shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders had certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,300,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised their over-allotment option in full prior to the consummation of the Initial Public Offering.
The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or approximately $8.0 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The 8,433,333 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 4,666,667 private placement warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of the Public Warrants issued in connection with the Public Offering have been estimated using a binomial lattice model in a risk-neutral framework. The fair value of the private placement warrants has been estimated using a Black-Scholes option pricing model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value for the Public Warrants and the private placement warrants as of each relevant date.
Class A Common Stock Shares Subject to Possible Redemption
Class A common stock subject to mandatory redemption (if any) is classified as a liability instruments and is measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of the our control and subject to occurrence of uncertain future events. Accordingly, 21,082,153 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of the unaudited condensed balance sheets.
Net Income Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of Warrants sold in the Initial Public Offering and private placement to purchase 12,066,667 shares of Class A common stock in the calculation of diluted income per share, since the average stock price of the Company’s common stock for the three and six months ended June 30, 2021 was less than the exercise price and therefore, the inclusion of such Warrants under the treasury stock method would be anti-dilutive.
The Company’s statements of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock outstanding for the period. Net income (loss) per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06,
Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.
Off-Balance Sheet Arrangements
As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT LOKB
Overview
LOKB is a blank check company incorporated on August 12, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. LOKB has neither engaged in any operations nor generated any revenue to date. Based on its business activities, it is a “shell company” as defined in the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.
On September 1, 2020, our Sponsor purchased 5,750,000 shares of Founders Stock for an aggregate price of $25,000. In December 2020, LOKB effected a stock dividend of 0.1 shares for each share of Class B common stock outstanding, resulting in an aggregate of 6,325,000 shares of Founders Stock outstanding. The Founders Stock included an aggregate of up to 825,000 Class B shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of shares of Founders Stock would equal, on an as-converted
basis, approximately 20% of LOKB’s issued and outstanding common stock after the IPO. As a result of the underwriters’ election to fully exercise their over-allotment at the Initial Public Offering, no shares of Founders Stock are currently subject to forfeiture.
On December 7, 2020, we completed the IPO of 25,300,000 units, including 3,300,000 units issued pursuant to the full exercise of the underwriters’ over-allotment option. Each unit consists of one share of Class A Common Stock and one-third
of one warrant, with each whole warrant to purchase one share of Class A Common Stock at a price of $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to LOKB of $253,000,000. Simultaneously with the closing of our IPO, we also consummated the sale of 4,666,667 private placement warrants at a price of $1.50 per private placement warrant in a private placement to our Sponsor, generating gross proceeds of $7,000,000. The private placement warrants are identical to the warrants underlying the units sold in our IPO, except that the private placement warrants are not transferable, assignable or salable until after the completion of an initial business combination, subject to certain limited exceptions.
On December 7, 2020, simultaneously with the consummation of the IPO, we completed the private sale of 4,666,667 private placement warrants at a purchase price of $1.50 per warrant to our Sponsor, generating gross proceeds to us of approximately $7,000,000. Each private placement warrant entitles the holder to purchase one share of our Class A Common Stock at $11.50 per share, subject to adjustment. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.
A total of $253.0 million of the net proceeds from the IPO and the private placement with our Sponsor has been deposited in the Trust Account. The net proceeds held in the Trust Account includes $8,067,500 of deferred underwriting discounts and commissions that will be released to the underwriters of the IPO upon completion of our Initial Business Combination. Of the gross proceeds from the IPO and the sale of the private placement warrants that were not deposited in the Trust Account, approximately $4.6 million was used to pay underwriting discounts and commissions in the IPO, approximately $240,000 was used to repay loans and advances from our Sponsor, and the balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.
The Founders Stock that we issued prior to the IPO will automatically convert into shares of our Class A Common Stock at the time of the Business Combination on a one-for-one
basis. In connection with the execution of the Business Combination Agreement, the initial stockholders entered into the Sponsor Letter Agreement with LOKB pursuant to which Sponsor Letter Agreement, among other things, the parties thereto agreed to vote their shares of Class A Common Stock in favor of the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement and not to redeem any shares of Class A Common Stock in connection with such stockholder approval. The Sponsor Letter Amendment will, effective as of and conditioned upon the Closing, amend certain provisions of the Sponsor Letter Agreement related to transfer restrictions on Class A Common Stock held by our Sponsor such that after giving effect to such amendment, (a) 20% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) will be subject to forfeiture and, even if released from such forfeiture restrictions may not be transferred until the earlier to occur of (i) one year after the Closing, (ii) if the reported closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the consummation of our initial Business Combination or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (b) 80% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until released from extended transfer restrictions (with such release being made in three equal tranches after the Closing), subject to early release following the satisfaction of certain price targets of $12.00, $17.00 and $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing Date.
Initial Business Combination 80% Test
The NYSE rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account).
Redemption Rights for Holders of Public Shares
We are providing our public stockholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our taxes, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of June 30, 2021, the amount in the Trust Account, including interest not previously released to us to pay our taxes, is approximately $10.00 per share. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the Founders Stock and any public shares they may hold in connection with the consummation of the Business Combination. The Founders Stock will be excluded from the pro rata calculation used to determine the per share redemption price.
Submission of Initial Business Combination to a Stockholder Vote
The special meeting of LOKB stockholders to which this proxy statement/prospectus relates is being held to solicit your approval of, among other things, the Business Combination. Unlike many other blank check companies, LOKB public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination.
Limitation on Redemption Rights
Notwithstanding the foregoing, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 20% of the shares of Class A Common Stock included in the units sold in the IPO.
Employees
LOKB currently has three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the stage of the Business Combination process we are in.
Management
Executive Officers and Directors
Our current executive officers and directors are set forth below:

Name	Age	Position
John P. Amboian	59	Chairman
Richard J. Hendrix*	55	Chief Executive Officer and Director
Andrea Tarbox*	70	Chief Financial Officer and Director
Gary K. Wunderlich, Jr.	51	President
Adam J. Fishman*	41	Chief Operating Officer
Jon Furer	64	Director
Tor Braham	63	Director

*	Denotes an executive officer.
John P. Amboian
 serves as our Chairman. From May 2020 to December 2020, he was a director of Live Oak Acquisition Corp. (NYSE: LOAK), previously a blank check company which consummated a business combination on December 28, 2020 with Meredian Holdings Group, Inc., a Georgia corporation d/b/a Danimer Scientific, a leading developer and manufacturer of biodegradable plastic materials. Mr. Amboian now serves as the lead independent director of Danimer Scientific. Since March 2021, Mr. Amboian has served as a director of Live Oak Mobility Acquisition Corp., a blank check company which consummated its initial public offering of $253,000,000 in March 2021. Live Oak Mobility Acquisition Corp. is currently seeking to consummate an initial business combination. Mr. Amboian is a business leader with over 30 years of experience in mergers and acquisitions, capital management, product development, branding, and distribution for both privately held and public companies, across multiple industries. He served as Chairman and Chief Executive Officer of Nuveen Investments, Inc., or Nuveen (formerly NYSE: JNC), from 2007 to 2016. He was President of Nuveen from 1999 through 2007 after joining as its Chief Financial Officer from 1995 to 1999. During his time in leadership positions at Nuveen, Mr. Amboian participated in numerous M&A and capital markets transactions, including a leading role in Nuveen’s sale to an investment group led by Madison Dearborn, in 2007 and Nuveen’s sale process to TIAA (Teacher’s Insurance and Annuity Association of New York) in 2014. Mr. Amboian served on the Nuveen Mutual Funds board from 2007 through 2016 in addition to serving on Nuveen Investments’ public board from 1996 through 2007. Prior to Nuveen, Mr. Amboian was the Chief Financial Officer and Senior Vice President of Strategy of the Miller Brewing Company. He began his career in Corporate and International Finance at Kraft Foods, Inc., where he ended his tenure as Treasurer. Since 2013, Mr. Amboian has served at Madison Dearborn Partners as an industry advisor and is an Independent Director of the general partnership of Adams Street Partners, a private-markets investment firm. Additionally, since 2017 Mr. Amboian has been a senior advisor to Estancia Capital and since 2018 chaired the board of North Square Investments, a boutique asset management firm. Since 2020 Mr. Amboian has been chairman of Evanston Capital, a hedge fund alternative investment manager, and is on the advisory board of Cresset Capital Management, a wealth management firm. He also advises several small businesses on organic and inorganic growth initiatives through

JA Capital Advisors, LLC. He received both his Bachelor’s degree and his M.B.A. from the University of Chicago. He is well-qualified to serve on our board due to his extensive finance, investment and operational background.
Richard J. Hendrix
 has been our Chief Executive Officer and a member of our Board of Directors since inception. Since January 2021, Mr. Hendrix has served as a director and Chief Executive Officer of Live Oak Mobility Acquisition Corp., a blank check company which consummated its initial public offering of $253,000,000 in March 2021. Live Oak Mobility Acquisition Corp. is currently seeking to consummate an initial business combination. From January 2020 to December 2020, he was an officer and director of Live Oak Acquisition Corp. (NYSE: LOAK), previously a blank check company which announced on October 5, 2020 that it had entered into a definitive agreement to consummate a business combination transaction with Meredian Holdings Group, Inc., a Georgia corporation d/b/a Danimer Scientific, a leading developer and manufacturer of biodegradable plastic materials, which transaction closed in the fourth quarter of 2020. He has significant experience in executive leadership, corporate strategy, M&A, capital markets, and corporate finance for public companies. Over the course of his career, Mr. Hendrix has worked extensively with issuers and investors focused on companies in the financial services, real estate, energy, industrial, and business and consumer services sectors. He has led dozens of initial equity offerings for founder-led
and sponsor-backed companies primarily within the banking, insurance, and real estate sectors. Additionally, Mr. Hendrix has considerable experience advising chief executives, boards of directors, and large shareholders regarding strategy, capital structure, and capital access. Since March 2020, Mr. Hendrix has served as a board member of America’s Lift Chair Supplier, LLC, a medical equipment supplier. He has significant leadership experience in the financial industry, having served as Chief Executive Officer of FBR & Co., or FBR (formerly NASDAQ: FBRC), a capital markets firm, from 2009 to 2017, and Chairman from 2012 to 2017. Mr. Hendrix helped FBR grow into a leading bookrunner for initial common stock offerings for middle market U.S. companies. While at FBR Mr. Hendrix oversaw the growth of the company and oversaw numerous strategic transactions while in his role as Chairman and Chief Executive Officer at FBR, ultimately executing a merger with B. Riley Financial, Inc. (NASDAQ: RILY) in 2017. Following the merger, Mr. Hendrix served as director of B. Riley Financial until October 2017. Prior to his tenure as Chief Executive Officer of FBR, Mr. Hendrix served as Arlington Asset Investment Corp.’s (NYSE: AI) President and Chief Operating Officer from 2004 to 2007 and its Chief Investment Officer from 2003 to 2004. Previously, he was the President and Chief Operating Officer of FBR Asset Investment Corporation and concurrently headed the Real Estate and Diversified Industrials Investment Banking groups of FBR. Prior to FBR, Mr. Hendrix was a Managing Director in PNC Capital Markets’ investment banking group and headed PNC’s asset-backed securities business. Mr. Hendrix is a co-founder
and Managing Partner of Live Oak Merchant Partners, a merchant bank providing capital and advisory services to middle market companies across several industries. Mr. Hendrix also currently serves as a Senior Advisor to Crestview Partners, a private equity firm, since 2017 and is currently the Chairman of Protect My Car, a portfolio company of Crestview Partners that provides extended auto warranty plans to consumers. Mr. Hendrix’s affiliation with Crestview Partners began with Crestview’s investment in FBR over a decade before. In the last five years, Mr. Hendrix has also been the Founder and Chief Executive Officer of RJH Management Co, a privately held investment management business. Mr. Hendrix received his B.S.in Finance from Miami University. He is well-qualified to serve on our board due to his extensive finance, investment and advisory background.
Andrea K. Tarbox
 has been our Chief Financial Officer and a member of our Board of Directors since October 2020. From January 2020 to December 2020, she was an officer and director of Live Oak Acquisition Corp. (NYSE: LOAK), previously a blank check company which announced on October 5, 2020 that it had entered into a definitive agreement to consummate a business combination transaction with Meredian Holdings Group, Inc., a Georgia corporation d/b/a Danimer Scientific, a leading developer and manufacturer of biodegradable plastic materials, which transaction closed in the fourth quarter of 2020. Ms. Tarbox served as Chief Financial Officer and Vice President of KapStone Paper & Packaging, or Kapstone (formerly NYSE: KS), from 2007 until 2018. KapStone, a producer of unbleached kraft paper and corrugated packaging products, became public via a merger with Stone Arcade Acquisition Corporation, or Stone Arcade, in 2007. Ms. Tarbox joined KapStone during the business combination approval process in 2006. During her tenure as Chief Financial

Officer, Ms. Tarbox negotiated major provisions in five key acquisitions and secured financings of nearly $3.0 billion. Ms. Tarbox played a significant role in KapStone’s sale to WestRock Company (NYSE: WRK). In 2014 and 2015, Institutional Investor named Ms. Tarbox to their
All-America
Executive team as one of America’s best Chief Financial Officers, and in 2012, Financial Executives International named Ms. Tarbox the Chicago Chief Financial Officer of the Year. Previously, Ms. Tarbox assumed positions of increasing responsibility at various companies, including Uniscribe Professional Services, Inc., a provider of paper- and technology-based document management solutions, Gartner Inc., a research and advisory company, British Petroleum, p.l.c., (NYSE:BP) and Fortune Brands, Inc., a holding company with diversified product lines. In these roles, Ms. Tarbox developed significant experience acquiring and integrating companies. Ms. Tarbox began her career at Ernst & Young LLP where she became a certified public accountant. Ms. Tarbox earned a B.A. degree in Psychology from Connecticut College and an M.B.A. from the University of Rhode Island. She is well-qualified to serve on our board due to her extensive operational background as well as her significant experience in acquiring and integrating companies.
Gary K. Wunderlich, Jr.
 has been our President since inception and was our Chief Financial Officer from inception to October 2020. Since January 2021, Mr. Wunderlich has served as President and Chief Financial Officer of Live Oak Mobility Acquisition Corp., a blank check company which consummated its initial public offering of $253,000,000 in March 2021. Live Oak Mobility Acquisition Corp. is currently seeking to consummate an initial business combination. He was an officer, since its inception and until December 2020, of Live Oak Acquisition Corp. (NYSE: LOAK), previously a blank check company which announced on October 5, 2020 that it had entered into a definitive agreement to consummate a business combination transaction with Meredian Holdings Group, Inc., a Georgia corporation d/b/a Danimer Scientific, a leading developer and manufacturer of biodegradable plastic materials, which transaction closed in the fourth quarter of 2020. Mr. Wunderlich is
Co-Founder
and Managing Partner of Live Oak Merchant Partners, a merchant bank providing capital and advisory services to middle market companies across a wide range of industries. Prior to co-founding
Live Oak in 2017, Mr. Wunderlich was the Founder and Chief Executive Officer of Wunderlich Securities, Inc., or WSI, a full-service investment banking and brokerage firm, from 1996 until its successful merger in 2017 with B. Riley Financial, Inc. (NASDAQ: RILY). Following the merger, Mr. Wunderlich served as a Director of B. Riley from 2017 to July 2018 and remained Chief Executive Officer of WSI (rebranded B Riley Wealth) until November 2018. As Chief Executive Officer of WSI, Mr. Wunderlich was involved in all aspects of company growth from a virtual start-up
into a full-service investment bank. In 2011, Mr. Wunderlich, along with WSI and WSI’s Chief Compliance Officer, consented, without admitting or denying the findings therein, to the entry of an SEC order finding that, from 2007 to 2009, as WSI was converting hundreds of its existing fee-based
brokerage accounts to investment advisory accounts, in response to regulatory changes affecting certain broker-dealers that provided investment advice, WSI willfully violated the Investment Advisers Act of 1940, or the Advisers Act, and its rules by failing to have adequate written policies and procedures and a code of ethics, and Mr. Wunderlich, who was then WSI’s Chief Executive Officer, willfully aided and abetted and caused such violations. The order also found that WSI willfully violated the Advisers Act and its rules by overcharging advisory clients for commissions and other transactional fees totaling approximately $120,835 in approximately 6,338 separate transactions, which the SEC stated appeared to have occurred primarily due to back-office errors, and by engaging in principal trading without providing certain required disclosures to its clients. Mr. Wunderlich has also been consistently involved in securities industry organizations throughout his career. From 2016 to 2018 Mr. Wunderlich was a member of the Securities Industry and Financial Markets Association’s (“SIFMA”) National Board of Directors. He was also a founding board member of the American Securities Association from its inception in 2016 until 2018. Mr. Wunderlich also served in various capacities with the Financial Industry Regulatory Authority (FINRA) including serving on the National Advisory Board, serving on the District 5 Committee as both a Member and Chairman, and serving as a Member of the National Membership Council. Since March 2020, Mr. Wunderlich has served as a board member of America’s Lift Chair Supplier, LLC, a medical equipment supplier. Since 2005, Mr. Wunderlich has been a member of the Young Presidents’ Organization and participates in the Family Business, Family Office, Financial Services and Entrepreneurship and Innovation Networks. He was inducted into the Society of Entrepreneurs in 2014 and has served as a Director since 2016. He is also the Managing Member of Eighty Park Avenue Partners LLC, a family investment vehicle. Mr. Wunderlich received a B.A.in Economics from the University of Virginia and an M.B.A. from the University of Memphis.
Adam J. Fishman
 has been our Chief Operating Officer since 2020. Since January 2021, Mr. Fishman has served as Chief Operating Officer of Live Oak Mobility Acquisition Corp., a blank check company which consummated its initial public offering of $253,000,000 in March 2021. Live Oak Mobility Acquisition Corp. is currently seeking to consummate an initial business combination. Mr. Fishman is currently a Managing Partner at Live Oak Merchant Partners, a merchant bank providing capital and advisory services to middle market companies across several industries. Mr. Fishman joined the firm from Jefferies, where he was a Managing Director and Head of the Permanent Capital Group, Distribution. Mr. Fishman originated and executed blank check company transactions, including the initial public offering, assisting management in evaluating targets for merger consideration, and structuring and executing PIPE investments to support mergers. He was also responsible for originating and marketing
Pre-IPO
private placements for companies across all industries. Prior to joining Jefferies, Mr. Fishman was an Executive Vice President and Head of Institutional Brokerage at FBR & Co. FBR was a publicly traded middle market investment bank, specializing in capital raising and securities trading across seven industry groups. Mr. Fishman joined FBR in 2004, steadily expanding his role throughout a
13-year
tenure. As a member of the firm’s Executive Committee, Mr. Fishman was a key contributor to the firm’s strategic vision and execution. Mr. Fishman also served on FBR’s Commitment Committee, where he was responsible for analyzing, structuring and selling all public and private investment offerings. Mr. Fishman began his career as an Associate Director in the New York office of CIBC World Markets. Mr. Fishman received a Bachelor of Arts in Sociology from Brandeis University.
Jonathan Furer
 serves as one of our Directors. From May 2020 to December 2020, he was a director of Live Oak Acquisition Corp. (NYSE: LOAK), previously a blank check company which announced on October 5, 2020 that it had entered into a definitive agreement to consummate a business combination transaction with Meredian Holdings Group, Inc., a Georgia corporation d/b/a Danimer Scientific, a leading developer and manufacturer of biodegradable plastic materials, which transaction closed in the fourth quarter of 2020. He has over 30 years of private equity, operating and capital markets experience and has served as chairman, advisor, investor and active board member to businesses across a wide range of industries, including: healthcare, financial services, manufacturing and consumer products. Mr. Furer co-founded
Arcade Partners, an entrepreneurial-focused middle market private equity firm. Mr. Furer was
Co-Founder
and Director of Stone Arcade, a blank check company that completed its initial business combination with KapStone in 2007. Mr. Furer was a
Co-Founder
and Director of Stone Arcade, where he was primarily responsible for recruiting the executive team and, together with the management team, assisted in the identification and evaluation of business combination opportunities which led to the successful acquisition of the assets from International Paper (NYSE: IP) by KapStone. In 2007, Kapstone became public through the merger with Stone Arcade. This initial business combination represented one of the first corporate carve-out
transactions completed by a blank check company. Mr. Furer joined the KapStone Board of Directors upon completion of the business combination and remained on the Board for 11 years until KapStone was acquired by WestRock Company (NYSE: WRK) in 2018. Mr. Furer was also the Chief Executive Officer and Director of Arcade Acquisition Corporation, a blank check company that announced a business combination in 2008 and subsequently liquidated in 2009 during the global financial crisis. Prior to KapStone, Mr. Furer was a Partner at Washington and Congress Advisors, a private equity firm. He oversaw a number of portfolio companies, including several with significant operational and financial challenges that required a
“hands-on”
approach to deal with lender,
co-investor
and employee issues. Mr. Furer was also a
Co-Founder
of Meridian Capital Partners, where he completed the “buy and build” of SWF Machinery, a West Coast based manufacturer of packaging machinery equipment that was sold to Dover Industries. He began his career as an analyst in the corporate finance department with Jesup & Lamont, a merchant bank. During his 10 years at Jesup, Mr. Furer rose from analyst to President and Chief Executive Officer, prior to his retirement from the firm. He graduated from the George Washington University with a B.B.A. in International Business. He is well-qualified to serve on our board due to his extensive investment, operational and finance background.

Tor R. Braham
 serves as one of our Directors. From May 2020 to December 2020, he was a director of Live Oak Acquisition Corp. (NYSE: LOAK), previously a blank check company which announced on October 5, 2020 that it had entered into a definitive agreement to consummate a business combination transaction with Meredian Holdings Group, Inc., a Georgia corporation d/b/a Danimer Scientific, a leading developer and manufacturer of biodegradable plastic materials, which transaction closed in the fourth quarter of 2020. Mr. Braham has spent 15 years working in M&A in at multiple investment banks and currently serves on multiple public company boards. He currently serves on the boards of Viavi Solutions Inc. (NASDAQ: VIAV), a company that provides network test, monitoring, and assurance services (elected 2015); Altaba Inc. (NASDAQ: AABA), an investment management company (elected 2016); A10 Networks, Inc. (NASDAQ: ATEN), a supplier of ADC networking and security equipment (elected 2018) and Micro Lambda Wireless, Inc., a private provider of microwave components and subsystems for the wireless, instrumentation and defense industries (elected 1987). Previously, he served as a Director of Yahoo! Inc., predecessor of Altaba Inc., from 2016 until 2017, as Independent Director of Sigma Designs, Inc. (OTCMKTS: SIGM), a SOC semiconductor company, from 2014 to 2016, and an Independent Director of NetApp, Inc. (NASDAQ: NATP), a data management company, from 2014 to 2016. Mr. Braham served as the Global Head of Technology M&A at Deutsche Bank Securities from 2004 to 2012. Prior to that, Mr. Braham was the
Co-head
of West Coast Technology M&A at Credit Suisse First Boston from 2000 to 2004 and the Global Head of Technology M&A at UBS Securities from 1997 to 2000. From 1989 to 1997, Mr. Braham was a partner at the law firm of Wilson Sonsini Goodrich and Rosati where he specialized in technology mergers and acquisitions, venture capital and intellectual property law. Mr. Braham is also currently Of Counsel to the law firm of King, Holmes, Paterno and Soriano. Mr. Braham received his J.D. degree from New York University School of Law and his B.S. degree in English from Columbia University. He is well-qualified to serve on our board due to his extensive public company, technology, finance and banking background.
Number and Terms of Office of Officers and Directors
LOKB has five directors. The LOKB Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to LOKB’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Jon Furer, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of John Amboian and Tor Braham, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Andrea Tarbox and Richard Hendrix, will expire at the third annual meeting of stockholders.
LOKB’s officers are appointed by the LOKB Board and serve at the discretion of the LOKB Board, rather than for specific terms of office. The LOKB Board is authorized to appoint persons to the offices set forth in LOKB’s bylaws as it deems appropriate. LOKB’s bylaws provide that LOKB’s officers may consist of a Chairman of the Board or
Co-Chairmen
of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.
Board Leadership Structure and Role in Risk Oversight
The Chief Executive Officer, who is also a director, is responsible for leading our management and operations. The LOKB Board believes that the current leadership structure is efficient for a company of our size, and promotes good corporate governance. However, the LOKB Board will continue to evaluate its leadership structure and may change it if, in the opinion of the LOKB Board, a change is required by the needs of our business and operations.
The LOKB Board is actively involved in overseeing our risk assessment and monitoring processes. The LOKB Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the LOKB Board include consideration of the challenges and risks of our businesses, and the LOKB Board and management actively engage in discussion on these topics. In addition, each of the LOKB Board’s committees considers risk within its area of responsibility.
Director Independence
The NYSE listing standards require that a majority of the LOKB Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The LOKB Board has determined that John Amboian, Jon Furer and Tor Braham are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the LOKB Board
The LOKB Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in
rules and a limited exception, the rules of the NYSE and Rule 10A under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in
rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee is available on our website.
Audit Committee
The LOKB Board has established an audit committee of the board of directors. John Amboian, Jon Furer and Tor Braham, all of whom are independent, serve as members of our audit committee. John Amboian serves as chair of the audit committee. All of the members of the audit committee are financially literate, and the LOKB Board has determined that John Amboian qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The LOKB Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•
reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation
S-K
promulgated by the SEC prior to us entering into such transaction; and reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The LOKB Board has established a compensation committee of the board of directors. John Amboian, Jon Furer and Tor Braham serve as members of our compensation committee. Under NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. John Amboian, Jon Furer and Tor Braham are independent. Jon Furer serves as chair of the compensation committee.
The LOKB Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
The LOKB Board has established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance are John Amboian, Jon Furer and Tor Braham. Tor Braham serves as chair of the nominating and corporate governance committee.
The primary purposes of our nominating and corporate governance committee are to assist the board in:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.
Committee Membership, Meetings and Attendance
During the fiscal year ended December 31, 2020, the LOKB Board held no meetings, our audit committee held no meetings, our compensation committee held no meetings and our nominating and corporate governance committee held no meetings.
Each of our incumbent directors attended or participated in at least 75% of the meetings of the LOKB Board and the respective committees, of which he or she is a member, held during the period such incumbent director was a director during the fiscal year ended December 31, 2020. We encourage all of our directors to attend our annual meetings of stockholders.
Director Nominations
Our nominating and corporate governance committee recommends to the LOKB Board candidates for nomination for election at the annual meeting of the stockholders. The LOKB Board also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the LOKB Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our stockholders.
Stockholder Communications
The LOKB Board welcomes communications from our stockholders. Our stockholders may send communications to the LOKB Board, any committee of the LOKB Board or any other director in particular, to:
Live Oak Acquisition Corp. II
40 S Main Street, #2550
Memphis, TN 38103
Our stockholders should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. LOKB’s Chief Executive Officer will review each communication received from our stockholders and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (a) the communication complies with the requirements of any applicable policy adopted by the LOKB Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the LOKB Board. To the extent the subject matter of a communication relates to matters that have been delegated by the LOKB Board to a committee or to an executive officer of LOKB, then LOKB’s Chief Executive Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the LOKB Board or an executive officer does not imply or create any fiduciary duty of any LOKB Board member or executive officer to the person submitting the communications.
Code of Ethics and Committee Charters
We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics and our audit, compensation and nominating and corporate governance committee charters are available on our website,
www.liveoakacq.com
, under the “Corporate Governance” tab. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 40 S Main Street, #2550, Memphis, TN 381035949 or by telephone at (901)
685-2865.
We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form
8-K.
Conflicts of Interest
Affiliates of our management team may compete with us for business combination opportunities. If these entities decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within affiliates of our management team may be suitable for both us and for another entity and may be directed to such entity rather than to us. Members of our management team who are also employed by such entities have no obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of the company. Members of our management team, in their capacities as employees or principals of their affiliates or in their other endeavors, currently are required to present certain investment opportunities and potential business combinations to the various related entities described above, or third parties, before they present such opportunities to us.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations to present the opportunity to such entity, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination, as we believe any such opportunities presented would be smaller than what we are interested in, or to entities that are not themselves in the business of engaging in business combinations. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.
Potential investors should also be aware of the following other potential conflicts of interest:

•
None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us, as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the consummation of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any founder shares held by them if we fail to consummate our initial business combination within 24 months after the closing of this offering. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable by our sponsor until the earlier of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the reported closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 — trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, provided that effective as of and conditioned upon the Closing, the Sponsor Letter Amendment will amend certain provisions of the Sponsor Letter Agreement related to transfer restrictions on Class A Common Stock held by our Sponsor such that after giving effect to such amendment, (a) 20% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) will be subject to forfeiture and, even if released from such forfeiture restrictions may not be transferred until the earlier to occur of (i) one year after the Closing, (ii) if the reported closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the consummation of our initial Business Combination or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (b) 80% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until released from extended transfer restrictions (with such release being made in three equal tranches after the Closing), subject to early release following the satisfaction of certain price targets of $12.00, $17.00 and $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing Date. With certain limited exceptions, the private placement warrants and the Class A Common Stock underlying such warrants, will not be transferable, assignable or saleable by our sponsor or its permitted transferees until 30 days after the completion of our initial business combination. Since our sponsor and officers and directors may directly or indirectly own common stock and warrants following this offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•	the fact that our Sponsor holds 4,666,667 private placement warrants that would expire worthless if a business combination is not consummated;

•
the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of LOKB Common Stock held by them in connection with a stockholder vote to approve the Business Combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founders Stock and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $             , based on the closing price of our Class A Common Stock of $            per share on , 2021;

•
if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party

(other than our independent registered public accounting firm) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account and except as to any claims under LOKB’s indemnity of its underwriters against certain liabilities;

•	the fact that each of our officers and directors hold a direct or indirect interest in our Sponsor, which interest will be worthless unless a business combination is consummated;

•	the fact that previous investors with Live Oak Merchant Partners have been committed to invest $14.5 million in the PIPE Financing;

•
the fact that our Sponsor, officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations unless a business combination is consummated;

•
the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment, even if other LOKB shareholders experience a negative rate of return in the post-business combination company; and

•
the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed. Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•
Our sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our sponsor or an affiliate of our sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.
The LOKB Board considered the conflicts listed above in negotiating and recommending the business combination, and in certain instances, had the conflicted transactions approved by the audit committee of the board in accordance with LOKB’s related party transaction policy. These interests may influence the LOKB Board in making their recommendation that you vote in favor of the approval of the Business Combination.
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.
Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities.

Furthermore, our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors or waiver of corporate opportunity materially affected our search for a business combination. We are not aware of any such corporate opportunities not being offered to us and do not believe the renouncement of our interest in any such corporate opportunities impacted our search for an acquisition target. In addition, we may pursue a business combination opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities.
We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with our Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our Initial Business Combination with a business combination target that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or from an independent accounting firm that such Initial Business Combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our Initial Business Combination. Further, we pay an amount equal to $15,000 per month to an affiliate of our Sponsor for office space, utilities, secretarial and administrative support provided to us.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
In the event that we submit our Initial Business Combination to our public stockholders for a vote, we will complete our Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. Our Sponsor, officers and directors have agreed to vote any Founders Stock held by them and any public shares held by them in favor of our Initial Business Combination, and our officers and directors have also agreed to vote any public shares held by them in favor of our Initial Business Combination.
Limitation on Liability and Indemnification of Officers and Directors
Our Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.
Our officers and directors have agreed, and any persons who may become officers or directors prior to the Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination.
Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION
LOKB
None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our Initial Business Combination and our liquidation, we have agreed to pay $15,000 per month to an affiliate of our Sponsor for office space, utilities, secretarial and administrative support provided to us. Our Sponsor, executive officers and directors, or any of their respective affiliates, will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations unless a business combination is consummated. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by LOKB to our Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our Initial Business Combination.
For more information about the interests of our Sponsor, directors and officers in the Business Combination, see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”
Navitas
Navitas’ Executive Officer and Director Compensation
This section provides an overview of the Navitas’ executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed regarding Navitas’ named executive officers who will continue to serve as executive officers of the post-combination company (“NEOs”), in the summary compensation table below. For 2020, Navitas’ NEOs were:

Name	Position
Gene Sheridan	Chief Executive Officer
Daniel Kinzer	Chief Technology Officer and Chief Operating Officer
To achieve Navitas’ goals of market leadership in the use of gallium nitride power integrated circuits used in power conversion and charging in a variety of electronic products including mobile phones, consumer electronics, data centers, solar inverters and electric vehicles, Navitas has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.
Navitas believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Navitas’ current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards, and, have in the past included restricted stock grants. As Navitas’ compensation needs evolve, Navitas intends to continue to evaluate its philosophy and compensation programs as circumstances require. Navitas’ board of directors, with input from the compensation committee, has historically determined the compensation for Navitas’ NEOs.
Compensation of Navitas’ named executive officers is comprised of three key components: salary, short-term cash incentive and a long-term equity incentive.
Compensation Element

Compensation Purpose
Base Salary	Base salaries are intended to provide compensation consistent with each NEO’s responsibilities, experience and performance in relation to the marketplace.

Cash Bonus	Cash bonuses are intended to incentivize and reward employees for contributions to the company’s performance.

Compensation Purpose

Equity Compensation	Stock options are used to provide a strong incentive for creation of long-term shareholder value through promoting an employee ownership culture, as stock options may be exercised to provide value to executives to the extent Navitas’ stock price appreciates after the grant date. Stock options granted as part of the company’s long-term incentive plans generally vest in equal installments on each of the monthly anniversaries of the grant date over a period of four years, which may include a one-year
cliff vesting date, to enhance retention and long-term thinking. In some cases, the Navitas Board has also utilized milestone-based vesting to incentivize specific outcomes and to correlate the vesting level to value creation.
Summary Compensation Table
The following table sets forth information concerning the compensation of Navitas’ named executive officers for the years ended December 31, 2020 and December 31, 2019.

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Gene Sheridan	2020	$375,000	—	$—	$11,400	$386,400
Chief Executive Officer	2019	$375,000	—	$—	$11,200	$386,200

Daniel Kinzer	2020	$350,000	$10,000	$—	$11,400	$371,400
Chief Technology Officer/Chief Operating Officer	2019	$350,000	—	$—	$11,200	$361,200

(1)	Reflects cash bonuses paid pursuant to Navitas’ informal annual cash bonus plan.
(2)	Amounts reported under “All Other Compensation” reflect employer matching contributions made pursuant to Navitas’ 401(k) plan for each NEO.
Narrative Disclosure to Summary Compensation Table
For 2020, the compensation program for Navitas’ NEOs consisted of base salary, cash bonuses under an informal cash bonus plan and incentive compensation delivered in the form of stock option awards. For 2019, the compensation program consisted of salary and stock option awards. In addition, our NEOs were eligible to participate in any employee benefit programs generally available to all employees.
Salary
Salary is set at a level that is commensurate with the executive’s duties and authority, contributions, prior experience and sustained performance and includes an incentive compensation element based on past performance.
Annual Cash Bonus
Navitas does not maintain any formal plans specific to its NEOs providing for annual cash bonus awards. Navitas maintains an informal discretionary bonus arrangement for its employees, including its NEOs. NEOs may receive discretionary bonus compensation payments based on the achievement of performance targets. In 2020, only Mr. Kinzer was awarded a cash bonus. The NEOs did not receive any cash bonus in 2019.
2020 Amended and Restated Equity Incentive Plan
Navitas has historically offered stock options to Navitas’ employees, including Navitas’ NEOs, as the long-term incentive component of Navitas’ compensation program. Navitas believes that providing long-term incentives in the form of equity awards encourages its NEOs to take a long-term outlook and provides them with an incentive to manage Navitas from the perspective of an owner with an equity stake in the business. By providing opportunities for its employees, including its NEOs, to benefit from future successes of the company through the appreciation of the value of their equity awards, the Navitas Board believes that equity awards align employees’ interests and contributions with the long-term interests of the Navitas’ stockholders. In addition, Navitas’ board of directors believes that offering meaningful equity ownership in the company is helpful in retaining its NEOs and other key employees.
In connection with its reorganization in the U.S. and Ireland, Navitas Ireland’s board of directors adopted and Navitas Ireland’s stockholders approved, the Navitas Semiconductor Limited 2020 Equity Incentive Plan, or the “2020 Plan”. The 2020 Plan amends and restates Navitas Semiconductor Inc.’s (Navitas Ireland’s predecessor) 2013 equity incentive plan (the “2013 Plan”) and has substantially the same terms and conditions as the 2013 Plan except as necessary to comply with the laws of Ireland. The 2020 Plan permits the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to employees, directors and consultants of Navitas its parents and its subsidiaries. Incentive stock options (“ISO”) may be granted only to employees, including directors and executive officers, of Navitas Ireland or a parent and subsidiary of Navitas. All other awards may be granted to Navitas’ directors and employees and consultants of Navitas and Navitas’ affiliates with respect to services provided to Navitas or a parent and subsidiary of Navitas.
A total of 18,899,285 shares are reserved for grant under the 2020 Plan. As of May 24, 2021, a total number 8,749,722 were subject to vested awards, of which 6,381,196 Navitas Common Shares were subject to vested and outstanding awards, and a total number of 4,357,687 shares of Navitas Common Shares remained subject to unvested and outstanding awards.
Administration
. Navitas’ board of directors or a committee delegated by Navitas’ board of directors administers the 2020 Incentive Plan (the “Administrator”). Subject to the terms of the 2020 Plan, the Administrator has the power to, among other things, select participants from among eligible employees, consultants and non-employee
directors, determine the awards to be made pursuant to the 2020 Plan, fix the option price, option period and manner in which an option becomes exercisable, establish the terms and conditions applicable to, and establish such other terms and requirements of the various compensation incentives under the 2020 Plan, and correct any defect, supply any omission or reconcile any inconsistency in the 2020 Plan or in any agreement under the 2020 Plan.
Options
. Navitas’ employees have historically received stock options under the 2020 Plan. The exercise price per share of options granted under the 2020 Plan must be at least 100% of the fair market value per share of Navitas’ common stock on the grant date; provided that the exercise price for an incentive stock option granted to a 10% or more holder of Navitas’ common stock will be no less than 110% of the fair market value per share of Navitas’ common stock on the grant date. The aggregate fair market value of the shares with respect to which incentive stock options may be exercisable for the first time by an option holder in any calendar year, under the 2020 Plan or otherwise, may not exceed $100,000 (or such higher amount as permitted under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code). Subject to the provisions of the 2020 Plan, the Administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date (which may be no more than 10 years from the date of grant, or 5 years for an incentive stock option granted to a 10% or more holder of Navitas’ common stock), and the period following termination of service during which options may remain exercisable.
Capital Adjustments
. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, repurchase, or exchange of shares or other securities of Navitas, or other change in the corporate structure of Navitas affecting the shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the 2020 Plan and/or the number, class, and price of shares of stock covered by each outstanding award; provided, however, that the Administrator will make such adjustments to an award in accordance with applicable laws and as required by Section 25102(o) of the California Corporations Code to the extent Navitas is relying upon the exemption afforded thereby with respect to the award.
Effect of the Business Combination.
Each
Navitas Delaware Option and Navitas Ireland Option that is outstanding immediately prior to the Effective Time of the Business Combination, whether vested or unvested, will be released and extinguished in exchange for an option to purchase a number of shares of LOKB Class A Common Stock (the “LOKB Options”) equal to (i) the number of Navitas Delaware Shares subject to such Navitas Delaware Option or Navitas Ireland Shares subject to such Navitas Ireland Option, as applicable, immediately prior to the Effective Time, multiplied by
(ii) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Options, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Options, in each case, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Navitas Delaware Option or Navitas Ireland Option immediately prior to the Effective Time, divided by
(B) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Options, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Options; provided, however, that the exercise price and the number of shares of LOKB Class A Common Stock purchasable pursuant to the LOKB Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. However; in the case of any LOKB Option to which Section 422 of the Code applies, the exercise price and the number of shares of LOKB Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole number and exercise prices will be rounded up to the nearest whole cent). Except as specifically provided above, following the Effective Time, each LOKB Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Navitas Delaware Option or Navitas Ireland Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Tender Offer, the Merger or any related transactions.
Effect of Amendment or Termination
. No amendment, alteration, suspension or termination of the Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator, which agreement must be in writing and signed by the participant and Navitas. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to awards granted under the 2020 Plan prior to the date of such termination.
401(k) Plan
Navitas sponsors a
tax-qualified
Section 401(k) plan for all employees, including its NEOs. Participants may contribute between 1% and 80% of their earnings on a tax-free
basis. Navitas matches 100% of the participant’s elective deferrals up to 4% of eligible compensation for the plan year.
Pension Benefits
None of our NEOs have participated in any defined benefit pension plans in 2020.
Nonqualified Deferred Compensation
None of our NEOs have participated in any
non-qualified
deferred compensation plans, supplemental executive retirement plans or any other unfunded retirement arrangements in 2020.
Other Benefits, Perquisites
Navitas provides benefits to its NEOs on the same basis as provided to all of its employees, including health, dental and vision insurance and life insurance. Navitas does not maintain any executive-specific benefit or perquisite programs.

Employment Arrangements with Navitas’ Named Executive Officers
Navitas has entered into
at-will
employment agreements with each of its NEOs which set forth the general terms of employment, including salary, equity incentive compensation and other employee benefits provided to senior executives of the company. Set forth below is a description of the key terms of the NEO’s employment agreements as of December 31, 2020. Each NEO also entered into Navitas’ standard confidentiality, non-solicitation,
invention assignment and arbitration agreement.
Mr. Sheridan’s employment agreement, dated as of January 20, 2014, provides that he will serve as Chief Executive Officer of Navitas. Mr. Sheridan is entitled to receive an annual base salary of $325,000 which has been increased from the time of agreement.
Mr. Kinzer’s employment agreement, dated as of March 14, 2014, provides that he will serve as Chief Operating Officer and Chief Technology Officer of Navitas. Mr. Kinzer is entitled to receive an annual base salary of $300,000 which has been increased from the time of agreement.
In connection with the Business Combination, the NEOs have entered into new employment agreements with LOKB (the “New Employment Agreements”, each a “New Employment Agreement”), effective upon the consummation of the Business Combination, on substantially the same terms as their current employment agreements, except that they will not provide for any equity compensation element. It is intended that these New Employment Agreements will be replaced to reflect the status of the company as a public company which will be contingent upon the approval of the post-combination company’s compensation committee.
Potential Payments Upon Termination or
Change-In-Control
Severance Payments
As of December 31, 2020, each NEO’s employment agreement provides that upon the executive’s termination other than for cause, death or disability, the NEO will be entitled to a lump sum payment equal to six months of their then-current base salary. The receipt of any severance is subject to each executive’s signing and not revoking of the company’s then-standard separation agreement and release of claims.
Following the 2020 year, Mr. Sheridan’s and Mr. Kinzer’s New Employment Agreements provide that in the event that their employment with Navitas is terminated for any reason other than cause, disability or death or if they resign for good reason, Mr. Sheridan and Mr. Kinzer are entitled to (i) a lump sum payment equal to twelve months of their then-current base salary and (ii) up to 12 months of company-paid COBRA premiums, subject to the executive signing and not revoking the company’s then-standard separation agreement and release of claims.
Change-in-Control
Benefits
Mr. Sheridan was granted stock options to purchase 2,430,000 of Navitas Common Shares for a total exercise price of $486,000 pursuant to a stock option agreement, dated March 28, 2018. The stock option agreement provides for accelerated vesting upon a change-in-control
(as defined in the company’s equity incentive plan, which includes the consummation of the Business Combination) pursuant to which all then-unvested stock options issued under the stock option agreement will vest immediately.
Mr. Kinzer was granted stock options to purchase 1,215,000 of Navitas Common Shares for a total exercise price of $243,000 pursuant to a stock option agreement, dated March 28, 2018. The stock option agreement provides for accelerated vesting upon a change-in-control
(as defined in the company’s equity incentive plan, which includes the consummation of the Business Combination) pursuant to which all then-unvested stock options issued under the stock option agreement will vest immediately.

On August 25, 2021, Mr. Sheridan was granted 2,500,000 Navitas Restricted Stock Units and Mr. Kinzer was granted 1,000,000 Navitas Restricted Stock Units under the 2020 Equity Incentive Plan pursuant to a restricted stock unit and bonus award agreement (collectively, the “RSU and Bonus Award Agreements”). These RSU and Bonus Award Agreements vest in three equal instalments over a three-year period, subject to an accelerated vesting schedule upon the occurrence of an IPO (which includes the Business Combination) and the satisfaction of certain valuation and price targets as set forth in the table below. In particular, in the event of an IPO and if during the period from and after the date of grant through the first anniversary of the IPO the aggregate fair market value of all issued and outstanding Class A Common Stock of the post-combination company (the “Fair Market Value”) is equal to or greater than any one or more of the amounts set forth below, the corresponding numbers of Navitas Restricted Stock Units set forth below become eligible for vesting in three equal tranches, upon the satisfaction of price targets of $12.00, $17.00 and $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any twenty trading days within any thirty consecutive trading day period during the earnout period that begins on the day:

Fair Market Value	Navitas Restricted Stock Units of Mr. Sheridan becoming eligible for vesting	Navitas Restricted Stock Units of Mr. Kinzer becoming eligible for vesting
$500,000,000	2,200,000	740,000
$550,000,000	2,275,000	810,000
$600,000,000	2,350,000	870,000
$650,000,000	2,425,000	940,000
$700,000,000	2,500,000	1,000,000
Additionally, on August 25, 2021 each of Mr. Sheridan and Mr. Kinzer were awarded a one-time cash-bonus in the amount $ 1,000,000 under the RSU and Bonus Award Agreements which become earned upon the occurrence of an exit event (which includes the closing of the Business Combination) subject to Mr. Sheridan and Mr. Kinzer remaining employed by the Company through the closing date.
Stock Grants, Option Awards and Amendments to Executive Officer Employment Agreements
In February 2021, each NEO entered into an amendment to the employment agreement with Navitas which provided for, amongst others, each NEO the right to purchase restricted Navitas Common Shares at the fair market value per share. On October 12, 2020, Navitas’ independent valuation firm issued a 409A valuation report determining the fair market value of Navitas’ Common Share to be $0.29, as of June 30, 2020 (the “The Original June 30 Valuation Report”). Accordingly, at the time the restricted Navitas Common Shares were granted, both the Navitas Board and the NEOs believed the fair value of the restricted Navitas Common Shares was $0.29 per share. The shares underlying such award would have been subject to the 2020 Plan’s standard four-year vesting schedule whereby the amendment to the employment agreements provided for accelerated vesting in the event of a change-in-control
(which would have included the consummation of the Business Combination). Such purchases were funded with full recourse promissory notes. The number of shares of restricted stock granted under the 2021 amendments to the employment agreements were as follows:

Name	Amount of Note	Number of Shares of Restricted Stock Granted
Gene Sheridan	$796,987	2,748,232
Daniel Kinzer	$278,059	958,823
On May 12, 2021, Navitas received a revised 409A valuation report indicating that the corrected fair market value of Navitas’ Common Shares was $1.16 per share as of June 30, 2020, correcting The Original June 30 Valuation Report. In addition, on May 27, 2021, Navitas’ independent valuation firm indicated that the fair market value of Navitas’ Common Shares was $5.53 as of February 12, 2021 (the “2021 Valuation Report”).

As a result of these valuation reports, the Navitas Board and Eugene Sheridan and Daniel Kinzer, jointly decided to rescind the restricted stock grants, the full recourse promissory notes and the amendment to the employment agreements on May 26, 2021 (the “Award Rescission”). These grants were rescinded because Navitas and the NEOs did not intend for the issuance of the restricted Navitas Common Shares at a price less than fair market value. In the event the rescissions give rise to any personal income tax consequences for the executives, Navitas has agreed to indemnify them.
Outstanding Equity Awards at Fiscal Year 2020
Year-End
The following table provides information about the outstanding equity awards held by the Navitas’ NEOs as of December 31, 2020:

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gene Sheridan	3/28/2018	1,404,843	(1)	417,657	(1)	$0.20	3/27/2028
Daniel Kinzer	3/28/2018	702,421	(2)	208,829	(2)	$0.20	3/27/2028

(1)
The unvested portion of the award vests monthly, in eleven ratable installments, and will be fully vested on November 16, 2021. Under the original award, 25% of the shares underlying the award vest one year from the vesting commencement date, November 16, 2017. Thereafter, 1/48 of the shares underlying the award vest each month from the first anniversary of the vesting commencement date. The award vests in full upon a change in control, which includes the consummation of the Business Combination.

(2)
The unvested portion of the award vests monthly, in eleven ratable installments, and will be fully vested on November 16, 2021. Under the original award, 25% of the shares underlying the award vest one year from the vesting commencement date, November 16, 2017. Thereafter, 1/48 of the shares underlying the award vest each month from the first anniversary of the vesting commencement date. The award vests in full upon a change in control, which includes the consummation of the Business Combination.

Post-Business Combination Executive Compensation
In connection with the Business Combination, LOKB has retained a compensation consultant and the post-combination company intends to develop an executive compensation program, together with the compensation consultant, that is designed to align compensation with the post-combination company’s business objectives and the creation of stockholder value, while enabling the post-combination company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the post-combination company. Decisions on the executive compensation program will be made by the post-combination company’s board or a committee appointed by the board.
The policies of the post-combination company with respect to the compensation of its executive officers following the Business Combination will be administered by the post-combination company’s board of directors in consultation with its compensation committee. The compensation policies followed by the post-combination company will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of the post-combination company and to establish an appropriate relationship between executive compensation and the creation of shareholder value.
In addition to the guidance provided by its compensation committee, the post-combination company may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases or the engagement of independent compensation consultants.

It is anticipated that equity-based compensation will be an important foundation in executive compensation packages as the post-combination company believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. The post-combination company believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Incentive Plan described in Proposal No. 5 will be an important element of the post-combination company’s compensation arrangements for both executive officers and directors.
It is anticipated that the compensation committee of the post-combination company board will determine the compensation to be paid to the members of the post-combination company board upon completion of the Business Combination.
Fiscal Year 2020 Director Compensation
In 2020, no director received cash, equity or other
non-equity
compensation for service on Navitas’ board of directors. Navitas currently has no formal arrangements under which directors receive compensation for their service on the Navitas Board or its committees. Navitas’ policy is to reimburse directors for reasonable and necessary out-of-pocket
expenses incurred in connection with attending Board and committee meetings or performing other services in their capacities as directors. As of December 31, 2020, no director held outstanding stock or option awards.
Navitas’ board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that Navitas is able to recruit and retain qualified directors.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Executive Officers and Directors After the Business Combination
Effective immediately after the consummation of the Business Combination, the business and affairs of the post-combination company will be managed by or under the direction of the LOKB Board. The management team of the post-combination company is expected to be composed of the management team of Navitas. The following table lists the names, ages as of June 7. 2021 and positions of the individuals who are expected to serve as directors and executive officers of the post-combination company upon consummation of the Business Combination:

Name	Age	Position(s)
Executive Officers
Gene Sheridan	55	Chief Executive Officer and Director
Daniel Kinzer	63	Chief Operating Officer, Chief Technology Officer and Director
Brian Long	64	Director
Dipender Saluja	56	Director
David Moxam	64	Director
Richard J. Hendrix	55	Director
Gary K. Wunderlich, Jr.	51	Director

(1)	Member of the audit committee, effective upon completion of the Business Combination.
(2)	Member of the compensation committee, effective upon completion of the Business Combination.
(3)	Member of the nominating and corporate governance committee, effective upon completion of the Business Combination.
Executive Officers
Gene Sheridan
. Mr. Sheridan
co-founded
Navitas and has served as President, Chief Executive Officer and member of the Navitas Board since 2014. Upon the consummation of the Business Combination, he will continue in this role at the post-combination company and also serve as a member of the post-combination company’s board. Mr. Sheridan brings over 25 years of experience in the power management and semiconductor industry. From 2013 through 2015, Mr. Sheridan served as Chief Executive Officer of Empower Semiconductor, a provider of power management services, and has been serving as its acting chairman since 2015. From 2011 through 2013, he served as Senior Vice President and General Manager, Wireless Products Group at SMSC (now part of Microchip Technology, Inc.), a provider of mixed-signal, analog and
Flash-IP
solutions. From 2006 to 2011, he served as Chief Executive Officer of BridgeCo (now part of Microchip Technology, Inc.), a network media solutions company. Prior to that, Mr. Sheridan has held various roles at International Rectifier, a power management technology company (now part of Infineon Technologies), from 1996 to 2006, including Vice President, Processor Power Group and Vice President, Consumer & Communications Business Unit. Mr. Sheridan received his Bachelor of Science, Electrical Engineering (BSEE) in 1988 form Clarkson University.
Mr. Sheridan is qualified to serve on the post-combination company’s board due to his extensive executive management and power management and semiconductor industry leadership experience as well as his deep knowledge of Navitas’ technology and business operations.
Daniel Kinzer
. Mr. Kinzer
co-founded
Navitas and has been a member of the Navitas Board since 2014. He has served as Navitas’ Chief Technology Officer and Chief Operating Officer since 2014. Upon consummation of the Business Combination, he will continue to serve as Chief Technology Officer and Chief Operating Officer and will also serve as a member of the post-combination company’s board. Mr. Kinzer brings over 30 years of experience as a senior technology executive leading research and development at semiconductor and power electronics companies. His experience includes developing advanced power device and IC platforms, wide bandgap GaN and SiC device design, IC and power device fabrication processes, advanced IC design, semiconductor package development and assembly processes, and design of electronic systems. From 2007 through 2014, Mr. Kinzer served in the role of Senior Vice President and Chief Technology Officer at Fairchild Semiconductor, a semiconductor company (now part of ON Semiconductor). Prior to that, he served in various positions, including Vice President R&D and Director of Power IC Development at International Rectifier, a power management technology company (now part of Infineon Technologies), from 1988 through 2007. Mr. Kinzer holds a Bachelor of Science in Engineering, Dept of Aerospace and Mechanical Sciences, Program in Engineering Physics, from Princeton University.
Mr. Kinzer is qualified to serve on the post-combination company’s board due to his executive management and semiconductor and power electronics industry leadership experience as well as his deep knowledge of Navitas’ technology and business operations as Chief Technology Officer and Chief Operating Officer.
Non-Employee
Directors
Upon consummation of the Business Combination, we anticipate the initial size of the post-combination company board will be members. The following individuals are expected to serve as directors of the post-combination company.
Brian Long.
Upon consummation of the Business Combination, Mr. Long will serve as a member of the post-combination company’s board. He has been a member of the Navitas Board since 2015. Mr. Long is also a founder and has served as Managing Partner of Atlantic Bridge Capital, a venture capital firm, since 2004. Prior to that, he co-founded
and served as Chief Executive Officer of CEVA (Parthus), a semiconductor company, from 1993 through 2003, which he took public in an initial public offering on Nasdaq and London Stock Markets (Nasdaq: CEVX). He also co-founded
and acted as the Chairman of GloNav Inc. (now part of NXP), from 2006 to 2008, which developed the first single chip GPS solutions used on Galaxy mobile phones. Mr. Long is an investor and currently serves as a board member of various technology companies, including Intel Movidius, since 2013, Quixey, since 2012 and Hedvig Inc., since 2013. Some of his previous investment and board seats include Maginatics, Inc. (now part of EMC), Ozmo Devices (now part of Atmel), BridgCo (now part of SMSC), Silicon Blue Technologies (now part of Lattice Semiconductor) and Osmetta Inc (now part of Facebook). Mr. Long holds a Master’s in Electronic Engineering from Trinity College Dublin, Ireland.
Mr. Long is qualified to serve on the post-combination board based on his experience as board member of technology companies and his investing experience.
Dipender Saluja.
Upon consummation of the Business Combination, Mr. Saluja will serve as a member of the post-combination company’s board. He has been a member of the Navitas Board since 2015 and has served as Managing Director of Capricorn Investment Group, an investment firm, since 2006. Prior to Capricorn Investment Group, he served in various operating roles at Cadence Design Systems, an electronic design company, from 1990 to 2006. Mr. Saluja currently serves on the board of QuantumScape (NYSE: QS), and on the board of several private companies. Mr. Saluja also currently serves as a Commissioner of the Global Commission to End Energy Poverty (GCEEP), on the leadership council of Cyclotron Road, on the Investment Advisory Committee of the PRIME Coalition, on the Investment Council of CalStart, and on the Advisory board of the Institute On The Environment.
Mr. Saluja is well-qualified to serve on the post-combination board because of his extensive operational, management, strategy, investment and directorship experience, particularly in the areas of technology, electronics, semiconductors, transportation, renewable energy and cleantech.
David Moxam.
Upon consummation of the Business Combination, Mr. Moxam will serve as a member of the post-combination company’s board. He has been a member of the board of directors of Navitas since 2014. Mr. Moxam a founder and has been the Managing Partner of MalibuIQ, a venture capital firm, since 2011. At

MalibuIQ, Mr. Moxam chairs the Ideation Council, which sets the strategy and approves the formation of new companies in which MalibuIQ invests. Since 2002, he has served as Managing Partner at Manti Ventures, a venture capital firm. He has also served as board advisor at Decisio Health, Inc., a startup that aims to help acute-care provider organizations improve their clinical processes, since 2013 and as a member of the board of directors at PeopleShores PBC, a technology services provider and impact sourcing partner for socially conscious corporations, since 2017. Prior to that, Mr. Moxam was a founder of Authentix, a provider of authentication and information services, and served as its Chief Executive Officer from 2002 to 2012. Mr. Moxam has received various recognitions, including the UK Queen’s Award for Enterprise and the Ernst & Young Entrepreneur of the Year for Technology in the US. Mr. Moxam holds graduate diplomas in Physics and Business Administration from Laurentian University in Canada and has participated in corporate executive programs with INSEAD, an international business school in France.
Mr. Moxam is qualified to serve on the post-combination company’s board based on his experience as a member of the Navitas Board and his executive and board level experience at technology companies.
Richard J. Hendrix
.
Upon consummation of the Business Combination, Mr. Hendrix will serve as a member of the post-combination company’s board. Mr. Hendrix has served as the chief executive officer and a member of the board of directors of LOKB since August 2020. From January 2021 to the present, Mr. Hendrix has served as the chief executive officer and a member of the board of directors of Live Oak Mobility Acquisition Corp. (NYSE: LOKM), a blank check company that consummated its initial public offering of $253,000,000 in March 2020. Mr. Hendrix has also been the chief executive officer and a member of the board of directors of Live Oak Crestview Climate Acquisition Corp., a blank check company, since February 2021. From January 2020 to December 2020, Mr. Hendrix served as an officer and director of Live Oak Acquisition Corp. (NYSE: LOAK), a blank check company that announced on December 29, 2020 that it had consummated an initial business combination with Meredian Holdings Group, Inc., a Georgia corporation d/b/a Danimer Scientific, a leading developer and manufacturer of biodegradable plastic materials. Upon the closing of the transaction, LOAK was renamed Danimer Scientific, Inc., and its Class A common stock and warrants began trading on the NYSE under the symbols “DNMR” and “DNMR WS”, respectively. Mr. Hendrix continues to serve as a director of Danimer Scientific, Inc.
Since March 2020, Mr. Hendrix has served as a board member of America’s Lift Chair Supplier, LLC, a medical equipment supplier.
Mr. Hendrix served as chief executive officer of FBR & Co., or FBR (formerly NASDAQ: FBRC), a capital markets firm, from 2009 to 2017, and chairman from 2012 to 2017.
While at FBR, Mr. Hendrix oversaw the growth of the company and oversaw numerous strategic transactions while in his role as Chairman and Chief Executive Officer at FBR, ultimately executing a merger with B. Riley Financial, Inc. (NASDAQ: RILY) in 2017. Following the merger, Mr. Hendrix served as director of B. Riley Financial until October 2017.
Prior to his tenure as Chief Executive Officer of FBR, Mr. Hendrix served as Arlington Asset Investment Corp.’s (NYSE: AAIC) President and Chief Operating Officer from 2004 to 2007 and its Chief Investment Officer from 2003 to 2004. Previously, he was the President and Chief Operating Officer of FBR Asset Investment Corporation and concurrently headed the Real Estate and Diversified Industrials Investment Banking groups of FBR. Prior to FBR, Mr. Hendrix was a Managing Director in PNC Capital Markets’ investment banking group and headed PNC’s asset-backed securities business. Mr. Hendrix is a co-founder
and Managing Partner of Live Oak Merchant Partners, a merchant bank providing capital and advisory services to middle market companies across several industries.
Mr. Hendrix also currently serves as an operating executive at Crestview Advisors, L.L.C. (“Crestview”), a private equity firm, and is currently the chairman of PMC Consolidated Holdings LLC, the parent company of Protect My Car, a Crestview portfolio company that provides extended auto warranty plans to consumers.
Mr. Hendrix is also the Founder and Chief Executive Officer of RJH Management Co, a privately held investment management business. Mr. Hendrix received his B.S. in Finance from Miami University.
Mr. Hendrix is qualified to serve on the post-combination company’s board due to his extensive finance, investment and advisory background.
Gary Wunderlich.
Upon consummation of the Business Combination, Mr. Wunderlich will serve as a member of the post-combination company’s board. Mr. Wunderlich has served as an officer of LOKB since

August 2020. From January 2021 to the present, Mr. Wunderlich has served as the president and chief financial officer and a member of the board of directors of Live Oak Mobility Acquisition Corp. (NYSE: LOKM), a blank check company that consummated its initial public offering of $253,000,000 in March 2020. Mr. Wunderlich has also been the president, chief financial officer, secretary and a member of the board of directors of Live Oak Crestview Climate Acquisition Corp., a blank check company, since February 2021.
From January 2020 to December 2020, Mr. Wunderlich served as an officer of Live Oak Acquisition Corp. (NYSE: LOAK), a blank check company that announced on December 29, 2020 that it had consummated an initial business combination with Meredian Holdings Group, Inc., a Georgia corporation d/b/a Danimer Scientific, a leading developer and manufacturer of biodegradable plastic materials.
Mr. Wunderlich is
co-founder
and managing partner of Live Oak Merchant Partners, a merchant bank providing capital and advisory services to middle market companies across a wide range of industries.
Prior to
co-founding
Live Oak in 2017, Mr. Wunderlich was the founder and chief executive officer of Wunderlich Securities, Inc. (“WSI”), a full-service investment banking and brokerage firm, from 1996 until its successful merger in 2017 with B. Riley Financial, Inc. (NASDAQ: RILY). Following the merger, Mr. Wunderlich served as a director of B. Riley from 2017 to July 2018 and remained chief executive officer of WSI (rebranded B Riley Wealth) until November 2018.
In 2011, Mr. Wunderlich, along with WSI and WSI’s chief compliance officer, consented, without admitting or denying the findings therein, to the entry of an SEC order finding that, from 2007 to 2009, as WSI was converting hundreds of its existing fee-based
brokerage accounts to investment advisory accounts, in response to regulatory changes affecting certain broker-dealers that provided investment advice, WSI willfully violated the Investment Advisers Act of 1940 (the “Advisers Act”), and its rules by failing to have adequate written policies and procedures and a code of ethics, and Mr. Wunderlich, who was then WSI’s chief executive officer, willfully aided and abetted and caused such violations. The order also found that WSI willfully violated the Advisers Act and its rules by overcharging advisory clients for commissions and other transactional fees totaling approximately $120,835 in approximately 6,338 separate transactions, which the SEC stated appeared to have occurred primarily due to back-office errors, and by engaging in principal trading without providing certain required disclosures to its clients.
Mr. Wunderlich has also been consistently involved in securities industry organizations throughout his career. From 2016 to 2018 Mr. Wunderlich was a member of the Securities Industry and Financial Markets Association’s (“SIFMA”) National Board of Directors. He was also a founding board member of the American Securities Association from its inception in 2016 until 2018. Mr. Wunderlich also served in various capacities with the Financial Industry Regulatory Authority (FINRA) including serving on the National Advisory Board, serving on the District 5 Committee as both a Member and Chairman, and serving as a Member of the National Membership Council. Since March 2020, Mr. Wunderlich has served as a board member of America’s Lift Chair Supplier, LLC, a medical equipment supplier. Since 2005, Mr. Wunderlich has been a member of the Young Presidents’ Organization and participates in the Family Business, Family Office, Financial Services and Entrepreneurship and Innovation Networks. He was inducted into the Society of Entrepreneurs in 2014 and has served as a director since 2016. He is also the managing member of Eighty Park Avenue Partners LLC, a family investment vehicle. Mr. Wunderlich received a B.A. in Economics from the University of Virginia and an M.B.A. from the University of Memphis.
Mr. Wunderlich is qualified to serve on the post-combination company’s board due to his extensive investment and securities background.
Board Composition
As discussed above in connection with the Business Combination, the post-combination company’s board will be reconstituted and initially be comprised of seven members who will be voted upon by the stockholders at the special meeting. Pursuant to the Proposed Second A&R Charter, the post-combination company’s board will be divided into three classes, with members of each class serving staggered three-year terms. If Proposal No. 6 is approved at the special meeting, each Class I director, consisting of Gene Sheridan and Daniel Kinzer, will have a term that expires at the post-combination company’s next annual meeting of stockholders in 2022, each Class II director, consisting of Brian Long, Dipender Saluja and David Moxam, will have a term that expires at the post-combination company’s annual meeting of stockholders in 2023 and each Class III director, consisting of

Richard J. Hendrix and Gary Wunderlich, will have a term that expires at post-combination company’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.
At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the post-combination company’s board may have the effect of delaying or preventing changes in control or management of the post-combination company. Subject to the terms of any series of preferred stock that the post-combination company may issue in the future, any or all of the post-combination company’s directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the post-combination company entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.
Director Independence
The NASDAQ rules require that a majority of the post-combination company’s board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of the listed company or any other individual having a relationship, which, in the opinion of the board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. It is anticipated that each individual expected to serve on the post-combination company’s board upon consummation of the Business Combination, other than Gene Sheridan and Daniel Kinzer, will qualify as an independent director under NASDAQ listing standards.
Board Oversight of Risk
One of the key functions of the board of the post-combination company will be informed oversight of the post-combination company’s risk management process. The board of the post-combination company does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of the post-combination company as a whole, as well as through various standing committees of the board of the post-combination company that address risks inherent in their respective areas of oversight. In particular, the board of the post-combination company will be responsible for monitoring and assessing strategic risk exposure and the post-combination company’s audit committee will have the responsibility to consider and discuss the post-combination company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will also assess and monitor whether the post-combination company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee will monitor the effectiveness of the post-combination company’s governance guidelines and provide oversight with respect to corporate governance.
Board Committees
Following the consummation of the Business Combination, it is anticipated that the post-combination company’ s board will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. It is anticipated that our audit committee will be composed of three (3) independent directors, our compensation committee will be composed of two (2) independent directors and our nominating and corporate governance committee will be composed of two (2) independent directors.

Audit Committee
The audit committee will be responsible for, among other matters:

•
assisting the post-combination company’s board in the oversight of (i) accounting and financial reporting processes of the post-combination company and the audits of the financial statements of post-combination company, (ii) preparation and integrity of the financial statements of the post-combination company, (iii) compliance by the post-combination company with financial statement and regulatory requirements, (iv) performance of the post-combination company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) qualifications and independence of the post-combination company’s independent registered public accounting firms;

•
reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•
reviewing and discussing with management and internal auditors the post-combination company’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•
reviewing and discussing with management, internal auditors and independent registered public accounting firm the post-combination company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•
receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting matters in the firm’s audit of the post-combination company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•
reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the post-combination company prior to the filing of the post-combination company’s Annual Reports on Form
10-K
and Quarterly Reports on Form
10-Q;

•
reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•
discussing with management and the independent registered public accounting firm any changes in post-combination company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet
structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the post-combination company and other contingent liabilities;

•
meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•
reviewing and approving all transactions between the post-combination company and related parties or affiliates of the officers of the post-combination company requiring disclosure under Item 404 of
Regulation S-K prior
to the post-combination company entering into such;

•
establishing procedures for the receipt, retention and treatment of complaints received by the post-combination company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•
reviewing periodically with the post-combination company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the post-combination company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.
Upon consummation of the Business Combination, we anticipate that the post-combination company’s audit committee will consist of                  , each of whom qualifies as an independent director according to the rules and regulations of the SEC and NASDAQ with respect to audit committee membership. We anticipate that             will serve as chairman of the audit committee. Each member of the audit committee is financially literate and it is anticipated that             will qualify as an “audit committee financial expert” as defined in applicable SEC rules. The post-combination company’s board will adopt a written charter for the audit committee, which will be available on the Corporate Governance section of the post-combination company’s website upon the consummation of the Business Combination. Reference to the post-combination company’s website in this statement/prospectus does not include or incorporate the information on the post-combination company’s website into this statement/prospectus.
Compensation Committee
The compensation committee will be responsible for, among other matters:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the post-combination company’s board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

•
reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the post-combination company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•
reviewing and discussing with the post-combination company’s board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the post-combination company’s board the adoption of or changes to the compensation of the post-combination company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the post-combination company’s board;

•
reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the post-combination company’s board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the post-combination company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the post-combination company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual Report of the Compensation Committee on Executive Compensation for the post-combination company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the committee’s performance and the committee’s charter and recommending to the post-combination company’s board any proposed changes to the charter or the committee; and

•
undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the post-combination company’s board, the federal securities laws or the rules and regulations of the SEC.

Upon consummation of the Business Combination, we anticipate our compensation committee will consist of                  , each of whom qualifies as an independent director according to the rules and regulations of NASDAQ with respect to compensation committee membership. We anticipate that             will serve as chairman of the compensation committee. The post-combination company’s board will adopt a written charter for the compensation committee, which will be available on the Corporate Governance section of the post-combination company’s website upon the consummation of the Business Combination. Reference to the post-combination company’s website in this proxy statement/prospectus does not include or incorporate the information on the post-combination company’s website into this proxy statement/prospectus.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for, among other matters:

•	developing and recommending to the post-combination company’s board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the post-combination company’s board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the post-combination company’s board and election by the stockholders at the next annual meeting.
The nominating and corporate governance committee is not expected to establish any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, we expect the post-combination company’s board to consider educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Upon consummation of the Business Combination, we anticipate our nominating and corporate governance committee will consist of                  , each of whom qualifies as an independent director according to the rules and regulations of the SEC and NASDAQ with respect to nominating and corporate governance committee membership. We anticipate that             will serve as chairman of the nominating and corporate governance committee. The post-combination company’s board will adopt a written charter for the nominating and corporate governance committee, which will be available on the Corporate Governance section of the post-combination company’s website upon the consummation of the Business Combination. Reference to the post-combination company’s website in this proxy statement/prospectus does not include or incorporate the information on the post-combination company’s website into this proxy statement/prospectus.
Code of Ethics
The post-combination company’s board will adopt a code of business conduct and ethics (“Code of Ethics”) that will apply to all of the post-combination company’s directors, officers and employees in accordance with applicable federal securities laws. Upon the consummation of the Business Combination, the Code of Ethics will be available on the Corporate Governance section of the post-combination company’s website. In addition, the post-combination company intends to post on the Corporate Governance section of the post-combination company’s website all disclosures that are required by law or the listing standards of NASDAQ concerning any amendments to, or waivers from, any provision of the Code of Ethics rather than by filing a Current Report on Form
8-K.
The reference to the post-combination company’s website in this statement/prospectus does not include or incorporate by reference the information on the post-combination company’s website into this statement/prospectus.
Compensation Committee Interlocks and Insider Participation
Following completion of the Business Combination, each anticipated member of the post-combination company’s compensation company has been determined to be a
“non-employee”
director within the meaning of Rule
16b-3
of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of NASDAQ. None of the anticipated post-combination company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is anticipated to serve on the post-combination company’s board of directors or post-combination company’s compensation committee following the consummation of the Business Combination.
Communications with the Board of Directors
Following the completion of the Business Combination, interested parties wishing to communicate with the post-combination company’s board or with an individual member or members of the post-combination company’s board may do so by writing to the post-combination company’s board or to the particular member or members of the post-combination company’s board, and mailing the correspondence to 2101 El Segundo Blvd., Suite 204, El Segundo, CA 90245. Each communication should set forth (i) the name and address of the stockholder as it appears in our register, and if the shares of our Class A Common Stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our Class A Common Stock that are owned of record by the record holder and beneficially by the beneficial owner.

DESCRIPTION OF SECURITIES
If the Business Combination is consummated, LOKB will replace its current Charter with the Proposed Second A&R Charter in the form attached to this proxy statement/prospectus as
 Annex
 B
, which, in the judgment of the LOKB Board, is necessary to adequately address the needs of the post-combination company.
The following table sets forth a summary of the principal proposed changes and the differences between LOKB stockholders’ rights under the existing Charter and the Proposed Second A&R Charter. This summary is qualified by reference to the complete text of the Proposed Second A&R Charter, a copy of which is attached to this proxy statement/prospectus as
 Annex
 B
. We urge you to read the Proposed Second A&R Charter in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Business Combination.
For more information on the Charter Proposals, see the section entitled “Proposal Nos. 2–3 — The Charter Proposals.”

	Existing Charter	Proposed Second A&R Charter
Number of Authorized Shares
The existing Charter provides that the total number of authorized shares of all classes of capital stock is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, par value $0.0001 per share, including (i) 100,000,000 shares of Class A Common Stock and (ii) 10,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of Preferred Stock.

See Article IV of the existing Charter.

The Proposed Second A&R Charter will provide that the total number of authorized shares of all classes of capital stock, each with a par value of $0.0001 per share, is             shares, consisting of             shares of common stock, including             shares of Class A Common Stock, and             shares of Class B Common Stock, and             shares of Preferred Stock.

See Article IV of the Proposed Second A&R Charter

Class B Common Stock
The existing Charter authorizes 10,000,000 shares of Class B Common Stock. Under the existing Charter, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-for-one basis
at the Closing of the Initial Business Combination.

See Article IV of the existing Charter.

The Proposed Second A&R Charter authorizes             shares of Class B Common Stock. Under the Proposed Second A&R Charter, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-for-one basis
at the Closing of the Business Combination Agreement.

See Article IV of the Proposed Second A&R Charter

Preferred Stock	The existing Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The LOKB Board is authorized to fix the voting rights,	The Proposed Second A&R Charter will provide that shares of Preferred Stock may be issued from time to time in one or more series. The post-combination

	Existing Charter	Proposed Second A&R Charter
	if any, designations, powers, preferences, and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions, applicable to the shares of each series. The LOKB Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A Common Stock and Class B Common Stock and could have anti-takeover effects. The ability of the LOKB Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof.	company’s board is authorized to fix the voting rights, if any, designations, powers, preferences, and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions, applicable to the shares of each series. The post-combination company’s board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A Common Stock and Class B Common Stock and could have anti-takeover effects. The ability of the post-combination company’s board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the post-combination company board or the removal of existing management. The issuance of the Preferred Stock could have the effect of decreasing the trading price of the Class A Common Stock, restricting dividends on the capital stock of the post-combination company, diluting the voting power of the Class A Common Stock, or impairing the liquidation rights of the capital stock of the post-combination company. No shares of Preferred Stock are being issued or registered in connection with the Business Combination. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

Voting Power	Except as otherwise required by law, the Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of	Except as otherwise required by law, the Proposed Second A&R Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the

	Existing Charter	Proposed Second A&R Charter

Class A Common Stock and Class B Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

See Article IV of the existing Charter.

holders of Class A Common Stock and Class B Common Stock will possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

See Article IV of the Proposed Second A&R Charter

Director Elections
Currently, the LOKB Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

See Article V and Article IX of the existing Charter.

The post-combination company board will be divided into three classes, Class I, Class II and Class III, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting and each class. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors.

See Article V of the Proposed Second A&R Charter.

Dividends	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of LOKB) when, as and if declared thereon by the LOKB Board from time to time out of any assets or funds of LOKB legally available therefor and shall share equally on a per share basis in such dividends and distributions.	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the post-combination company) when, as and if declared thereon by the post-combination company board from time to time out of any assets or funds of the post-combination company legally available therefor and shall share equally on a per share basis in such dividends and distributions. We

	Existing Charter	Proposed Second A&R Charter
are not currently contemplating and do not anticipate declaring any stock dividends in the foreseeable future. The ability of the post-combination company to declare dividends may be limited by the terms of any other financing and other agreements entered into by the post-combination company or its subsidiaries from time to time.

Supermajority Voting Provisions	Under the existing Charter and bylaws, all matters subject to a stockholder vote, except for amendments to Article IX of the Charter prior to an Initial Business Combination, require the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote thereon. Amendment of Article IX of the existing Charter prior to an Initial Business Combination requires the affirmative vote of the holders of at least 65% of all then outstanding shares of common stock.	The Proposed Second A&R Charter will not contain any equivalent provision.

Corporate Opportunity Doctrine	Under the existing Charter, the doctrine of corporate opportunity does not apply with respect to LOKB or any of its officers, directors or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Charter or in the future and LOKB renounces any expectancy that any of the directors or officers of LOKB will offer any such corporate opportunity of which he or she may become aware to LOKB. In addition, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of LOKB unless such corporate opportunity is offered to	Under the Proposed Second A&R Charter, the doctrine of corporate opportunity will not apply with respect to the post-combination company or any of its officers, directors or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Proposed Second A&R Charter or in the future and the post-combination company renounces any expectancy that any of the directors or officers of post-combination company will offer any such corporate opportunity of which he or she may become aware to post-combination company. In addition, the doctrine of corporate opportunity shall not apply to any other corporate

	Existing Charter	Proposed Second A&R Charter
	such person solely in his or her capacity as a director or officer of LOKB and such opportunity is one LOKB is legally and contractually permitted to undertake and would otherwise be reasonable for LOKB to pursue and the director or officer is permitted to refer that opportunity to LOKB without violating any other legal obligation.	opportunity with respect to any of the directors or officers of post-combination company unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the post-combination company and such opportunity is one the post-combination company is legally and contractually permitted to undertake and would otherwise be reasonable for the post-combination company to pursue and the director or officer is permitted to refer that opportunity to the post-combination company without violating any other legal obligation.

Exclusive Forum	Unless LOKB consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of LOKB, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of LOKB to LOKB or LOKB’s stockholders, (c) any action asserting a claim against LOKB, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or LOKB’s bylaws or (d) any action asserting a claim against LOKB, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of	Unless the post-combination company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the post-combination company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the post-combination company to the post-combination company or the post-combination company’s stockholders, (c) any action asserting a claim against the post-combination company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Second A&R Charter or the post-combination company’s bylaws or (d) any action asserting a claim against the post-combination company, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will

Existing Charter	Proposed Second A&R Charter

the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, provisions above will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, the Securities Act of 1933, as amended or any other claim for which the federal courts have exclusive jurisdiction and unless LOKB consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions described above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by be deemed to have consented to service of process on such stockholder’s counsel except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, provisions above will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, the Securities Act of 1933, as amended or any other claim for which the federal courts have exclusive jurisdiction and unless the post-combination company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located

	Existing Charter	Proposed Second A&R Charter
service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. See Article XII of the existing Charter.
within the State of Delaware in connection with any action brought in any such court to enforce the provisions described above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

See Article XI of the Proposed Second A&R Charter

Liquidation, Dissolution and Winding Up	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of LOKB, after payment or provision for payment of the debts and other liabilities of LOKB, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive all the remaining assets of LOKB available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the post-combination company, after payment or provision for payment of the debts and other liabilities of the post-combination company, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive all the remaining assets of LOKB available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.
Warrants
Public Stockholders’ Warrants
Each whole warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of this offering and 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant, if not cash settled, will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
We are not registering the shares of Class A Common Stock issuable upon exercise of the warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 30 calendar days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination or within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00.
Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•
if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us in this offering.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00.
Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A Common Stock except as otherwise described below;

•
if, and only if, the closing price of our Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-Dilution Adjustments”) for any 20 trading days within the
30-trading
day period ending three trading days before we send the notice of redemption to the warrant holders; and

•
if the closing price of our Class A Common Stock for any 20 trading days within a
30-trading
day period ending three trading days before we send notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the
10-trading
day period described above ends. Pursuant to the warrant agreement, references above to Class A Common Stock will include a security other than Class A Common Stock into which the Class A Common Stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A Common Stock to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below will be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the volume weighted average price of our Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon exercise of the warrants.
Private Placement Warrants
The private placement warrants (including the Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described under the section of this prospectus entitled “Principal Stockholders — Restrictions on Transfers of shares of Founders Stock and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with our sponsor) and (except as described elsewhere in this prospectus) they will not be redeemable by us so long as they are held by our sponsor or its permitted transferees. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public
information. Accordingly, unlike public stockholders who could exercise their warrants sell the shares of Class A Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our sponsor or their affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.
Our sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the Class A Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions as described under the section of this prospectus entitled “Principal Stockholders — Restrictions on Transfers of shares of Founders Stock and Private Placement Warrants” made to our officers and directors and other persons or entities affiliated with our sponsor.
Redemption Procedures
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up
of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up
or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation to (i) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial
business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or to correct any defective provision, but requires the approval by the holders of at least a majority of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then-outstanding private placement warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrantholder. As a result, warrant holders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain full value from the fractional interests that will not be issued.
In addition, if (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of Class A Common Stock or LOKB Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such LOKB securities then-outstanding; or

•	the average weekly reported trading volume of such LOKB securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form
8-K;
and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our Sponsor will be able to sell its Founders Stock pursuant to Rule 144 without registration one year after we have completed an Initial Business Combination, although these shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

Listing of Securities
We have applied to list our Class A Common Stock and public warrants on NASDAQ under the symbols “NVTS” and “NVTSW,” respectively, upon the Closing. We anticipate that the Class A Common Stock and warrants of the post-combination company will cease trading on the NYSE at the end of the trading day on which Closing occurs and will commence trading on NASDAQ at the beginning of the trading day immediately following the day on which the Closing occurs. Our units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to LOKB regarding (a) the actual beneficial ownership of our voting common stock as of the record date (prior to the Business Combination and PIPE Financing) and (b) the expected beneficial ownership of our voting common stock immediately following consummation of the Business Combination and PIPE Financing, assuming that no public shares of LOKB are redeemed, and alternatively the maximum redemptions scenario, which assumes that 15,800,000 shares of Class A Common Stock are redeemed as further described in the subsection entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” resulting in an aggregate payment of $148 million out of the Trust Account, in each case, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock;

•	each of our named executive officers and directors;

•	each person who will become a named executive officer or director of LOKB post-Business Combination; and

•	all current executive officers and directors of LOKB, as a group pre-Business Combination and all named executive officers and directors of LOKB post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our voting common stock prior to the Business Combination and PIPE Financing is based on 31,625,000 shares of Class A Common Stock and Class B Common Stock (including Founders Stock) issued and outstanding in the aggregate as of June 30, 2021.
The expected beneficial ownership of shares of our voting common stock immediately following consummation of the Business Combination and PIPE Financing, assuming none of our public shares are redeemed, (a) assumes (i) that none of our Sponsor, officers or directors or the Navitas Shareholders purchase shares of Class A Common Stock in the open market, (ii) a Closing Date of November 2, 2021, (iii) that there are no other issuances of equity interests of LOKB or Navitas prior to the Closing and (iv) that there are no exercises of Navitas Options or Navitas Warrants or settlements of Navitas Restricted Stock Units prior to the Closing and (b) does not take into account (i) the reduction in the aggregate number of shares of Class A Common Stock issuable under the Business Combination Agreement based on the estimated stamp duty, as such amount will not be known with certainty until immediately prior to Closing or (ii) the Earnout Shares.
The expected beneficial ownership of shares of our voting common stock immediately following consummation of the Business Combination and PIPE Financing, assuming the maximum redemptions scenario where 15,800,000 public shares have been redeemed, makes the same assumptions as described in clause (a) above and does not take into account any of the matters described in clause (b) above. Additionally, our Sponsor agreed to waive the right to additional securities pursuant to an anti-dilution adjustment with respect to the issuance of the PIPE Financing.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.
Navitas Common Shares that may be acquired by an individual or group within 60 days of                , 2021 pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated, the address for each Navitas Shareholder listed is: 2101 El Segundo Blvd., Suite 204, El Segundo CA 90245.

			After the Business Combination
	Prior to the Business Combination		Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
Name and Address of Beneficial Owner	Number of shares of Common Stock Beneficially Owned(2)%		Number of shares of Common Stock Beneficially Owned		%	Number of shares of Common Stock Beneficially Owned		%
Five Percent Holders of LOKB(1)
Live Oak Sponsor Partners II, LLC(3)(4)	6,325,000	20.0%	6,325,000	(5)	4.5%	6,325,000	(5)	5.0%
Adage Capital Partners, L.P.(6)	1,980,000	6.3%	1,980,000		1.4%	1,980,000	(9)	1.6%
Atalaya Capital Management LP(7)	1,650,000	5.2%	1,650,000		1.2%	1,650,000	(9)	1.3%
Millennium Management LLC(8)	1,546,482	4.9%	1,546,482		1.1%	1,546,482	(9)	1.2%
Directors and Executive Officers of LOKB
John P. Amboian	—	—	—		—	—		—
Richard J. Hendrix(3)	6,325,000	20.0%	6,325,000	(5)	4.5%	6,325,000	(5)	5.0%
Gary K. Wunderlich, Jr.(3)	6,325,000	20.0%	6,325,000	(5)	4.5%	6,325,000	(5)	5.0%
Adam J. Fishman	—	—	—		—	—		—
Andrea Tarbox	—	—	—		—	—		—
Jon Furer	—	—	—		—	—		—
Tor Braham	—	—	—		—	—		—
All Directors and Executive Officers of LOKB as a Group (Seven Individuals)	6,325,000	20.0%	6,325,000	(5)	4.5%	6,325,000	(5)	5.0%
Five Percent Holders of Navitas Prior to the Business Combination
MalibuIQ, LLC(10)	—	—	13,102,681		9.2%	13,102,681		10.4%
Capricorn-Libra Investment Group, LP(11)	—	—	9,589,288		6.7%	9,589,288		7.6%
Atlantic Bridge III LP(12)	—	—	9,841,061		6.9%	9,841,061		7.8%
Directors and Executive Officers of Post-Business Combination Company
Gene Sheridan(13)	—	—	5,795,369		4.1%	5,795,369		4.6%
Daniel Kinzer	—	—	4,401,770		3.1%	4,401,770		3.5%
Brian Long(14)	—	—	—		—	—		—
Dipender Saluja(15)	—	—	—		—	—		—
David Moxam(16)	—	—	103,468		*	103,468		*
Richard J. Hendrix(3)	6,325,000	20.0%	6,325,000	(5)	4.5%	6,325,000	(5)	5.0%
Gary K. Wunderlich Jr.(3)	6,325,000	20.0%	6,325,000	(5)	4.5%	6,325,000	(5)	5.0%
All Directors and Executive Officers of Post-Business Combination Company as a Group (7 Individuals)	6,325,000	20.0%	16,625,607	(5)	11.7%	16,625,607	(5)	13.2%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following LOKB entities or individuals is c/o Live Oak Acquisition Corp. II, 40 S. Main Street, #2550, Memphis, TN 38103.

(2)
Interests shown consist solely of shares of Founders Stock, classified as shares of LOKB Class B common stock. Such shares are convertible into shares of Class A Common Stock on a one-for-one
basis, subject to adjustment.

(3)
Our sponsor is the record holder of such shares. Each of Messrs. Hendrix and Wunderlich are the managing members of our sponsor, and as such, each have voting and investment discretion with respect to the common stock held of record by our sponsor and may be deemed to have shared beneficial ownership of the common stock held directly by our sponsor. Each of our current officers and directors hold a direct or indirect interest in our sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)	Certain investment funds and accounts managed by Atalaya Capital Management LP are passive limited members in our sponsor.
(5)	Includes 1,265,000 shares subject to forfeiture if certain stock price thresholds are not achieved.
(6)
Shares are held of record by Adage Capital Partners, L.P. (“ACP”) Adage Capital Partners GP, L.L.C. (“ACPGP”) is general partner of ACP. Adage Capital Advisors, L.L.C. (“ACA”) is managing member of ACPGP. Robert Atchinson and Phillip Gross are managing members of ACA. The business address of each of the entities and individuals referenced in this footnote is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(7)
Atalaya Capital Management LP (“ACM”) serves as
sub-advisor
to Corbin ERISA Opportunity Fund, Ltd. (“Corbin”) and Corbin Opportunity Fund, L.P. (“COF”), and in such capacity, exercises discretionary investment authority over the shares underlying units held directly by Corbin and COF. ACM may be deemed the beneficial owner of 1,650,000 shares underlying units, which amount includes the (i) 953,333 shares underlying units beneficially owned by Corbin and (ii) 476,667 shares underlying units beneficially owned by COF. Each of Corbin Capital Partners Group, LLC (“CCPG”) and Corbin Capital Partners, L.P. (“CCP”) may be deemed the beneficial owner of 1,430,000 shares underlying units. Corbin, CCPG and CCP disclaim beneficial ownership over the shares held directly by ACM. ACM’s business address is One Rockefeller Plaza, 32nd Floor, New York, NY 10020. The business address of each of the other entities referenced in this footnote is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(8)
Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) beneficially owns 946,482 shares of Class A Common Stock as a result of holding 946,482 of the Company’s units. Riverview Group, LLC (“Riverview”) beneficially owns 375,000 shares of Class A Common Stock as a result of holding 375,000 of the Company’s units. ICS Opportunities, Ltd. (“ICS Opportunities”), beneficially owns 225,000 shares of the Company’s Class A Common Stock as a result of holding 225,000 of the Company’s units, which together with the shares of the Company’s Class A Common Stock beneficially owned by Integrated Core Strategies and Riverview represent 1,546,482 shares of the Company’s Class A Common Stock. Millennium International Management LP (“Millennium International Management”) is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and Riverview and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview and ICS Opportunities. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview or ICS Opportunities, as the case may be. The business address of each of the entities referenced in this footnote and of Mr. Englander is 666 Fifth Avenue, New York, NY 10103.

(9)
Assumes that these stockholders do not redeem any of their shares of Class A Common Stock in the “Assuming Maximum Redemptions” scenario. Any such redemptions of such shares of Class A Common Stock would reduce the number of shares of Class A Common Stock beneficially owned by these stockholders upon completion of the Business Combination.

(10)	The business address of MalibuIQ, LLC is 21245 Smith Road, Covington, LA 70435. Includes PIPE Shares to be acquired by an affiliate of MalibuIQ, LLC substantially concurrently with the Closing.
(11)
Consists of 66% held by Capricorn-Libra Investment Group, LP and 34% held by Technology Impact Fund, LP. Capricorn-Libra Partners, LLC is the general partner of Capricorn-Libra Investment Group, LP. Dipender Saluja is the sole managing member of Capricorn-Libra Partners, LLC. TIF Partners, LLC is the general partner of Technology Impact Fund, LP. TIF Partners, LLC is owned by Dipender Saluja (50%) and Ion Yadigaroglu (50%). The business address of Capricorn-Libra Investment Group, LP, Technology Impact Fund, LP, Capricorn-Libra Partners, LLC and TIF Partners, LLC is 250 University Avenue Palo Alto, CA 94301.

(12)
Consists of 8,841,061 held beneficially by Atlantic Bridge III LP and 1,000,000 held beneficially by China Ireland Growth Technology Fund II, L.P an affiliate of Atlantic Bridge III LP. Atlantic Bridge III LP is an Irish limited partnership which acts by its general partner, Atlantic Bridge III GP Limited, a company incorporated in Ireland. China Ireland Growth Technology Fund II, L.P. is an Irish limited partnership which acts by its general partner, China Ireland Growth Technology Fund II GP, L.P., which is a limited partnership registered in the Cayman Islands and whose general partner, by which it acts, is China Ireland Growth Technology Fund II GP Limited, a Cayman Islands incorporated company. Atlantic Bridge Services Limited is a 50% shareholder in China Ireland Growth Technology Fund II GP Limited, with directors common to both boards. The Irish entities referenced each have a registered office or place of business at 22 Fitzwilliam Square, Dublin 2, Ireland and the Cayman Islands entities referenced each have a registered office or place of business at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Island. Each of Atlantic Bridge Services Limited, Atlantic Bridge III GP Limited and China Ireland Growth Technology Fund II GP Limited have common directors, some of whom are also shareholders in Atlantic Bridge Services Limited. Brian Long, a director of Navitas Semiconductor Ltd., is a shareholder in Atlantic Bridge Services Limited and is a director of each of Atlantic Bridge III GP Limited and China Ireland Growth Technology Fund II GP Limited.

(13)	2,810,713 shares are held of record by The Eugene and Melissa Sheridan Trust.
(14)
Mr. Long, a member of our board of directors, is Managing Director of Atlantic Bridge III LP. Mr. Long disclaims beneficial ownership of all shares held by Atlantic Bridge III LP and its affiliates referred to above.

(15)
Mr. Saluja, a member of our board of directors, is Managing Director of Capricorn-Libra Investment Group, LP. Mr. Saluja disclaims beneficial ownership of all shares held by Capricorn-Libra Investment Group, LP referred to above.

(16)	Mr. Moxam, a member of our board of directors, is Managing Director of MalibuIQ, LLC. Mr. Moxam disclaims beneficial ownership of all shares held by MalibuIQ, LLC and its affiliates referred to above.

MARKET PRICE AND DIVIDEND INFORMATION
LOKB
LOKB’s units, Class A Common Stock and warrants are currently listed on the NYSE under the symbols “LOKB.U,” “LOKB” and “LOKB.WS,” respectively.
The closing price of the LOKB’s units, Class A Common Stock and warrants on May 6, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.36, $10.03 and $1.51, respectively. As of                     , 2021, the record date for the special meeting, the most recent closing price for LOKB Units, Class A Common Stock and warrants was $        , $         and $        , respectively.
Holders of LOKB’s units, Class A Common Stock and warrants should obtain current market quotations for their securities. The market price of LOKB’s securities could vary at any time before the Business Combination.
Holders
As of                     , 2021, there were                 holders of record of LOKB’s units,                 holders of record of our Class A Common Stock,                 holders of record of our Class B Common Stock and                  holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose LOKB’s units, common stock and public warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
LOKB has not paid any cash dividends on the common stock to date and does not intend to pay cash dividends prior to the consummation of the Business Combination. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the LOKB Board.
Navitas
Historical market price information for Navitas is not provided because there is no public market for Navitas’ securities and all Navitas securities have been issued in private transactions and are subject to restrictions on transfers. For more information regarding Navitas’ liquidity and capital resources, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Navitas.”
Holders
As of                     , 2021 there were                 holders of record of capital shares of Navitas. See the section entitled “Beneficial Ownership of Securities”.
Dividend Policy
Navitas has not paid any cash dividends on its shares of capital stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon its revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. It is the present intention of Navitas’ board of directors to retain all earnings, if any, for use in its business operations and, accordingly, its board does not anticipate declaring any dividends in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
LOKB Related Party Transactions
Founders Stock
On September 1, 2020, our Sponsor purchased 5,750,000 shares of Founders Stock for an aggregate price of $25,000. In December 2020, the Company effected a stock dividend of 0.1 shares for each share of Class B common stock outstanding, resulting in an aggregate of 6,325,000 shares of Founders Stock outstanding. The shares of Founders Stock included an aggregate of up to 825,000 Class B shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of shares of Founders Stock would equal, on an as-converted
basis, approximately 20% of the Company’s issued and outstanding common stock after the IPO. As a result of the underwriters’ election to fully exercise their over-allotment at the Initial Public Offering, no shares of Founders Stock are currently subject to forfeiture.
In connection with the entry into of the Business Combination Agreement, on May 6, 2021, LOKB, our Sponsor, and the other parties thereto entered into the Sponsor Letter Amendment to the Sponsor Letter Agreement, pursuant to which Sponsor Letter Agreement, among other things, the parties thereto agreed to vote their shares of Class A Common Stock in favor of the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement and not to redeem any shares of Class A Common Stock in connection with such stockholder approval. The Sponsor Letter Amendment will, effective as of and conditioned upon the Closing, amend certain provisions of the Sponsor Letter Agreement related to transfer restrictions on Class A Common Stock held by our Sponsor such that after giving effect to such amendment, (a) 20% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) will be subject to forfeiture and, even if released from such forfeiture restrictions may not be transferred until the earlier to occur of (i) one year after the Closing, (ii) if the reported closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the consummation of our initial Business Combination or (iii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (b) 80% of the shares of Founders Stock (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until released from extended transfer restrictions (with such release being made in three equal tranches) after the Closing, subject to early release following the satisfaction of certain price targets of $12.00, $17.00 and $20.00, which price targets are based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing Date.
Private Placement Warrants
Our Sponsor purchased an aggregate of 4,666,667 private placement warrants for a purchase price of $1.50 per warrant in private placements that occurred simultaneously with the closing of our IPO and the sale of the Over-allotment Units. As such, our Sponsor’s interest in this transaction is valued at approximately $7.0 million. Each private placement warrant entitles the holder to purchase one share of our Class A Common Stock at $11.50 per share. The private placement warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.
Administrative Support Agreement
On December 2, 2020, we entered into an administrative support agreement pursuant to which have agreed to pay our Sponsor a total of $15,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of our Initial Business Combination or our liquidation, we will cease paying these monthly fees.

Other than these monthly fees, no compensation of any kind, including finder’s and consulting fees, will be paid by LOKB to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an Initial Business Combination. However, these individuals will not be reimbursed for any out-of-pocket
expenses incurred in connection with activities on our behalf unless a business combination is consummated. There is no cap or ceiling on the reimbursement of out-of-pocket
expenses incurred by such persons in connection with activities on our behalf.
Related Party Loans and Advances
Until the consummation of our IPO, our only source of liquidity was an initial sale of Founders Stock to our Sponsor, and the proceeds of loans and advances from our Sponsor in the amount of $240,000. In December 2020, LOKB repaid our Sponsor $240,000 in settlement of the outstanding loan and advances.
In addition, in order to finance transaction costs in connection with an intended Initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an Initial Business Combination, we would repay such loaned amounts. In the event that our Initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except as set forth above, the terms of such loans by our officers and directors, if any, have not been determined, and no written agreements exist with respect to such loans. Prior to the completion of our Initial Business Combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
Registration Rights
The holders of the Founders Stock, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founders Stock) will be entitled to registration rights pursuant to the IPO Registration Rights Agreement, requiring us to register such securities for resale (in the case of the Founders Stock, only after conversion to our Class A Common Stock). The holders of at least $25 million in value of these securities are entitled to demand that we file a registration statement covering such securities and to require us to effect up to an aggregate of three underwritten offerings of such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our Initial Business Combination. However, the IPO Registration Rights Agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period, which occurs (a) in the case of the Founders Stock, on the earlier of (i) one year after the completion of our Initial Business Combination or (ii) subsequent to our Business Combination, (A) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after our Initial Business Combination or (B) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (b) in the case of the private placement warrants and the respective Class A Common Stock underlying such warrants, 30 days after the completion of our Initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Closing, the IPO Registration Rights Agreement will be amended and restated and LOKB, the Initial Holders and the New Holders will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, LOKB will agree that, within 30 calendar days after the Closing, within 30 calendar days after the Closing, LOKB will file with the SEC (at LOKB’s sole cost and expense) the Shelf Registration and LOKB will use its commercially reasonable efforts to have the Shelf Registration become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand up to three underwritten offerings and will be entitled to customary piggyback registration rights. The Registration Rights Agreement does not provide for the payment of any cash penalties by LOKB if it fails to satisfy any of its obligations under the Registration Rights Agreement.
Navitas’ Related Party Transactions
Shareholder Support Agreement
On May 6, 2021, Navitas and certain key Navitas Shareholders entered into a Shareholder Tender and Support Agreement (the “Shareholder Support Agreement”), whereby the key Navitas Shareholders agreed to promptly and irrevocably tender all of their Navitas Ireland Shares subject to the Tender Offer to the Tender Offer and to vote all of their Navitas Delaware Shares in favor of the approval and adoption of the Business Combination Agreement and the Merger. Additionally, each key Navitas Shareholder agreed (i) not to transfer their Navitas Delaware Shares and their Navitas Ireland Shares (or enter into any arrangement with respect thereto) for a certain period of time or (b) to grant any proxy that is inconsistent with the proxy granted in the Shareholder Support Agreement.
Collectively, as of May 6, 2021, the key Navitas Shareholders party to Shareholder Support Agreement held more than 80% of the outstanding shares of capital stock of Navitas. Among others, Gene Sheridan, Daniel Kinzer, The Eugene and Melissa Sheridan Trust, Atlantic Bridge III LP, MalibuIQ LLC, Technology Impact Fund, LP and Capricorn-Libra Investment Group are parties to the Shareholder Support Agreement. Gene Sheridan and Daniel Kinzer are current members of the Navitas Board and anticipated members of the post-combination company board, the Eugene and Melissa Sheridan Trust, Atlantic Bridge III LP, MalibuIQ LLC, Technology Impact Fund, LP, and Capricorn-Libra Investment Group, are current Navitas stockholders and are affiliated with current members of the Navitas Board and People Better Limited, SPARC Semiconductor HK Limited currently own more than 5% of Navitas’ capital.
Lock-Up
Agreements
On May 6, 2021, Navitas, LOKB and certain key Navitas Shareholders entered into
Lock-Up
Agreements (each, a
“Lock-Up
Agreement”), whereby each of the key Navitas Shareholders agreed not to sell or offer to sell their LOKB securities beneficially owned by them following the Closing of the Business Combination for certain periods of time. Among others, Gene Sheridan, Daniel Kinzer, The Eugene and Melissa Sheridan Trust, Atlantic Bridge III LP, MalibuIQ LLC, Technology Impact Fund, LP and Capricorn-Libra Investment Group are parties to
Lock-Up
Agreements. Gene Sheridan and Daniel Kinzer are current members of the Navitas Board and anticipated members of the post-combination company board, the Eugene and Melissa Sheridan Trust, Atlantic Bridge III LP, MalibuIQ LLC, Technology Impact Fund, LP, and Capricorn-Libra Investment Group, are current Navitas stockholders and are affiliated with current members of the Navitas Board which are anticipated to become members of the post-combination company board and People Better Limited and SPARC Semiconductor HK Limited currently own more than 5% of Navitas’ capital stock.
Equity Financings
Series
B-2
Preferred Stock Financing
From January 15, 2020 through September 30, 2020, Navitas Semiconductor, Inc. (the predecessor entity to Navitas) and as of September 24, 2020, Navitas Ireland sold and issued an aggregate of 18,198,891 shares of its Series
B-2
Preferred Stock for a cash purchase price of $2.91692 per share, for an aggregate purchase price of approximately $53 million to accredited investors that included a holder of 5% of Navitas’ capital stock. The table below summarizes the Series
B-2
Preferred Stock purchased by Navitas’ executive officers, directors, or holders of more than 5% Navitas’ capital stock.

	Number of Shares Series B-2 Preferred Stock	Total Purchase Price ($)
People Better Limited(1)	2,742,618	$7,999,997.30
Technology Impact Fund, LP(2)	685,654	$1.999,997.87

(1)	People Better Limited currently holds more than 5% of Navitas’ capital stock.
(2)
Technology Impact Fund, LP is a current stockholder of Navitas and affiliated with Dipender Saluja, a member of the Navitas Board and anticipated member of the board of directors of the post-combination company. See section entitled “Beneficial Ownership of Securities.”

Shareholders’ Agreement
In connection with the reorganization of Navitas Semiconductor, Inc. into Navitas Ireland, Navitas Ireland entered into a shareholders’ agreement (the “Shareholders’ Agreement”), dated September 1, 2020, with all of its stockholders, including Eugen Sheridan, Daniel Kinzer and David Moxam who are members of the Navitas Board and anticipated to become members of the post-combination company board, Capricorn-Libra Investment Group, of which Dipender Saluja, a member of the Navitas Board and anticipated member of the post-combination company board, is affiliated, MalibuIQ, LLC, of which David Moxam, a member of the Navitas Board, is affiliated and anticipated member of the post-combination company board, The Eugene and Melissa Sheridan Trust, of which Gene Sheridan, a member of the Navitas Board and anticipated member of the post-combination company board, is affiliated, Technology Impact Fund, L.P., of which Dipender Saluja, a member of the Navitas Board and anticipated member of the post-combination company board, Atlantic Bridge III LP and People Better Limited, each of which are currently hold more than 5% of Navitas’ capital stock prior to the Business Combination (the “Agreement Parties”). Pursuant to the Shareholders’ Agreement, holders of Navitas Ireland’s capital stock, including the Agreement Parties, agreed to vote on certain matters, including with respect to the election of directors, and to grant Navitas Ireland and certain stockholders the right to purchase shares of Navitas’ capital stock which the shareholders propose to sell to other parties. The Shareholders’ Agreement also provides the Navitas Shareholders parties thereto, including the Agreement Parties, with certain registration rights, pre-emptive
rights, information and inspection rights, drag-along rights, and co-sale
rights, among other rights. The Shareholders’ Agreement will terminate upon the Closing of the Business Combination.
Warrants
On December 16, 2020, Navitas Ireland issued a warrant for an aggregate purchase price of $159,073.41 to People Better Limited, a current stockholder of Navitas holding more than 5% of Navitas’ capital stock, pursuant to which Navitas agreed to issue and sell to People Better Limited 548,523 shares of Navitas Ireland Common Stock at an exercise price of $0.29 per share. In the event that the People Better Limited warrant is not exercised prior to the Closing of the Business Combination, it will be exchanged for (i) a warrant to purchase a number of shares of LOKB Class A Common Stock (rounded down to the nearest whole number) equal to (A) the number of Navitas Ireland Shares subject to the warrant immediately prior to the Effective Time, multiplied by (B) the Navitas Ireland Exchange Ratio at an exercise price per share (rounded up to the nearest whole cent) equal to (I) the exercise price per share of such warrant immediately prior to the Effective Time, divided by (II) the Navitas Ireland Exchange Ratio and (ii) the contingent right to receive the applicable Earnout Shares.
Agreements with Directors and Executive Officers
Employment Agreements
Navitas has entered into employment agreements with its named executive officers, or NEOs. For more information regarding these employment agreements, see section entitled “Executive Compensation– Employment Arrangements with Navitas’ Named Executive Officers – Severance and Change in Control

Benefits”. In connection with the Business Combination, LOKB entered into new employment agreements with each of the NEOs effective upon and subject to the Closing of the Business Combination which will supersede the current employment agreements. The new employment agreements provide for substantially the same terms as the current employment agreements except that they will not comprise any equity compensation element or severance payments upon a change in control.
Option Agreements
Since its inception, Navitas has granted options to purchase Navitas Common Shares to its executive officers, including Gene Sheridan and Daniel Kinzer. Stock option documents for such executive officers have provisions for acceleration of vesting. Navitas Common Shares issuable under these options are subject to contractual lock-up
agreements with Navitas and LOKB. For more information regarding these options, including acceleration terms, see the section entitled “Executive Compensation– Outstanding Equity Awards at Fiscal 2020 Year End”.
Service Agreement
On November 1, 2020, Navitas Ireland entered into a service agreement with Mox Capital LLC (the “Mox Capital”), a company affiliated with David Moxam, a current member of the Navitas Board. Pursuant to the service agreement, Mox Capital agreed, amongst others, to provide certain CEO strategic advisory services and to assist the management team in its activities as directed by the Chief Executive Officer in exchange for a monthly service fee of $16,000. This agreement will be terminated on or before the Closing of the Business Combination.
Indemnification Agreements
The Proposed Second A&R Charter, which is subject to shareholder approval and will only become effective upon the Closing of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and the amended bylaws, which will become effective upon the Closing of the Business Combination, will provide that the post-combination company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law.
Navitas has entered into indemnification agreements with each of its directors and officers, and the post-combination company intends to enter into new indemnification agreements with all of its directors and executive officers and certain other key employees. The indemnification agreements will provide that the post-combination company will indemnify each of its directors, executive officers, and other key employee against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the post-combination company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Proposed Second A&R Charter and the amended bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the post-combination company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee. For more information regarding these indemnification agreements, see the section entitled “Information not Required in the Prospectus – Indemnification of Directors and Officers.”
The limitation of liability and indemnification provisions in the Proposed Second A&R Charter and the amended bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the post-combination company and its stockholders. A stockholder’s investment may decline in value to the extent Navitas pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

In addition, Navitas has agreed to indemnify Gene Sheridan and Daniel Kinzer from any losses that may arise in connection with the Award Rescission. For further information, see section entitled “Executive Compensation– Stock Grants, Option Awards and Amendments to Executive Officer Employment Agreements
.
”
Related Person Transaction Policy Following the Business Combination
The post-combination company intends to adopt a new written related party transaction policy to be effective upon the Closing of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of the post-combination company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the post-combination company without the prior consent of the audit committee, or other independent members of the post-combination company board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the post-combination company to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.
All of the transactions described in this section were entered into prior to the adoption of this policy.

EXPERTS
The consolidated financial statements of Navitas Semiconductor Limited as of and for the year ended December 31, 2020, included in this Registration Statement on Form S-4 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Navitas Semiconductor Limited as of December 31, 2019 and for the year then ended, appearing in this Registration Statement on Form
S-4
have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The financial statements of Live Oak Acquisition Corp. II as of December 31, 2020 and for the period from August 12, 2020 (inception) through December 31, 2020, appearing in this Registration Statement on Form
S-4
have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
CHANGE IN ACCOUNTANTS
Navitas dismissed CohnReznick LLP (‘‘CohnReznick”) as Navitas’ independent auditors on May 18, 2021. The decision to dismiss CohnReznick was approved by Navitas’ board of directors.
CohnReznick performed its audit in accordance with the auditing standards of the Public Company Accounting Oversight Board and auditing standards generally accepted in the United States of America (“U.S. GAAS”) and issued an independent auditors’ report (“report”) on Navitas’ audited financial statements as of and for the year ended December 31, 2019, on June 7, 2021. This report did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principle. CohnReznick did not audit Navitas’ consolidated financial statements for any period subsequent to December 31, 2019.
During the fiscal year ended December 31, 2019 and the subsequent interim period through June 7, 2021, there were (i) no ‘‘disagreements,’’ as such term is defined in Item 304(a)(1)(iv) of Regulation S-K, with CohnReznick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of CohnReznick, would have caused them to make reference to the subject matter of the disagreements in their report, and (ii) no ‘‘reportable events,’’ as such term is defined in Item 304(a)(1)(v) of Regulation S-K.
On May 18, 2021, Navitas engaged Deloitte & Touche LLP (‘‘Deloitte’’) to serve as its independent registered public accounting firm. Deloitte audited Navitas’ financial statements as of and for the year ended December 31, 2020 in accordance with the auditing standards of the Public Company Accounting Oversight Board and in accordance with U.S. GAAS and issued their report on June 7, 2021. During the fiscal years ended December 31, 2019 and 2020 and through May 18, 2021, neither Navitas nor anyone acting on its behalf consulted with Deloitte regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to Navitas that Deloitte concluded was an important factor considered by Navitas in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

Navitas has provided CohnReznick with a copy of these disclosures and requested that CohnReznick furnish it with a letter addressed to the SEC stating whether or not CohnReznick agrees with the statements made herein. A copy of the letter, dated July 13, 2021, furnished by CohnReznick in response to that request, is filed as Exhibit 16.1 to the registration statement of which this proxy statement/prospectus is a part.
HOUSEHOLDING INFORMATION
Pursuant to the rules of the SEC, unless LOKB has received contrary instructions, LOKB may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of LOKB’s disclosure documents at the same address this year, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of LOKB’s disclosure documents, the stockholders should follow these instructions:

•
If the shares are registered in the name of the stockholder, the stockholder should contact LOKB at its offices at 40 S. Main Street, #2550, Memphis, TN 38103, or its telephone number at (901)
685-2865
to inform LOKB of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
SUBMISSION OF STOCKHOLDER PROPOSALS
The LOKB Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS
We anticipate that the 2022 annual meeting of stockholders will be held no later than                 , 2022. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule
14a-8
of the Exchange Act and our bylaws. Assuming the meeting is held on or about                 , 2022, such proposals must be received by the post-Business Combination company at its offices at 2101 El Segundo Blvd., Suite 204, El Segundo, CA 90245, within a reasonable time before the post-Business Combination company begins to print and send its proxy materials for the meeting.
In addition, the post-Business Combination company’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the post-Business Combination company not later than the close of business on the 90th day nor earlier than the close of business 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made. Thus, for our 2022 annual meeting of stockholders, notice of a proposal must be delivered to our Secretary no later than                 , 2022 and no earlier than                 , 2022. The Chairman of the post-Business Combination company’s board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Further, the post-Business Combination company’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the post-Business Combination company in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. Thus, for our 2022 annual meeting of stockholders, notice of a nomination must be delivered to our Secretary no later than                 , 2022 and no earlier than                 , 2022. The Chairman of the post-Business Combination company’s board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

LEGAL MATTERS
The legality of shares of LOKB offered by this proxy statement/prospectus will be passed upon by Vinson & Elkins L.L.P., Houston, Texas.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
LOKB files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read LOKB’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at
http://www.sec.gov
.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the special meeting, you should contact LOKB’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
470 West Avenue
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: LOKB.info@investor.morrowsodali.com
If you are a LOKB stockholder and would like to request documents, please do so by

, 2021, in order to receive them before the special meeting
. If you request any documents from LOKB, LOKB will mail them to you by first class mail, or another equally prompt means.
All information included in this proxy statement/prospectus relating to LOKB has been supplied by LOKB, and all such information relating to Navitas has been supplied by Navitas. Information provided by either LOKB or Navitas does not constitute any representation, estimate or projection of any other party.
Neither LOKB nor Navitas has authorized anyone to give any information or make any representation about the Business Combination or the parties that is different from, or in addition to, the information that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

LIVE OAK ACQUISITION CORP. II
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash	$163,168	$1,896,170
Prepaid expenses	256,814	113,867

Total current assets	419,982	2,010,037
Investments held in Trust Account	253,078,907	253,018,241

Total Assets	$253,498,889	$255,028,278

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$134,855	$90,471
Accrued offering costs	—	27,981

Total current liabilities	134,855	118,452
Deferred underwriting fee payable	8,067,500	8,067,500
Derivative warrant liabilities	29,475,001	20,436,001

Total liabilities	37,677,356	28,621,953

Commitments and Contingencies
Class A common stock subject to possible redemption, 21,082,153 and 22,140,632 shares at $10.00 per share redemption value as of June 30, 2021 and December 31, 2020, respectively	210,821,530	221,406,320

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 4,217,847 and 3,159,368 shares issued and outstanding (excluding 21,082,153 and 22,140,632 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	422	316
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,325,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	633	633
Additional paid-in capital	19,303,036	8,718,352
Accumulated deficit	(14,304,088)	(3,719,296)

Total Stockholders’ Equity	5,000,003	5,000,005

Total Liabilities and Stockholders’ Equity	$253,498,889	$255,028,278

The accompanying notes are an integral part of these unaudited condensed financial statements.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS
For The Three Months and Six Months Ended June 30, 2021

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
General and administrative expenses	$1,330,017	$1,610,175

Loss from operations	(1,330,017)	(1,610,175)
Other income (expense):
Change in fair value of derivative warrant liabilities	(10,742,000)	(9,039,000)
Interest — bank	812	3,717
Interest earned on investments held in Trust Account	23,198	60,666

Total other income (expense), net	(10,717,990)	(8,974,617)
Net loss	$(12,048,007)	$(10,584,792)

Weighted average shares outstanding of Class A redeemable common stock	25,300,000	25,300,000

Basic and diluted income per share of Class A redeemable common stock	$0.00	$0.00

Weighted average shares outstanding of Class B non-redeemable common stock	6,325,000	6,325,000

Basic and diluted net income per share, Class B non-redeemable common stock	$(1.90)	$(1.67)

The accompanying notes are an integral part of these unaudited condensed financial statements.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For The Three Months and Six Months Ended June 30, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance — January 1, 2021	3,159,368	$316	6,325,000	$633	$8,718,352	$(3,719,296)	$5,000,005
Change in value of Class A common stock subject to possible redemption	(146,322)	(15)	—	—	(1,463,202)	—	(1,463,217)
Net income	—	—	—	—	—	1,463,215	1,463,215

Balance — March 31, 2021	3,013,046	301	6,325,000	633	7,255,150	(2,256,081)	5,000,003
Change in value of Class A common stock subject to possible redemption	1,204,801	121	—	—	12,047,886	—	12,048,007
Net loss	—	—	—	—	—	(12,048,007)	(12,048,007)

Balance — June 30, 2021	4,217,847	$422	6,325,000	$633	$19,303,036	$(14,304,088)	$5,000,003

The accompanying notes are an integral part of these unaudited condensed financial statements.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
For The Six Months Ended June 30, 2021

Cash Flows from Operating Activities:
Net loss	$(10,584,792)
Adjustments to reconcile net income to net cash used in operating activities:
Changes in fair value of derivative liabilities	9,039,000
Interest earned on investments held in Trust Account	(60,666)
Changes in operating assets and liabilities:
Prepaid expenses	(142,947)
Accrued expenses	44,213

Net cash used in operating activities	(1,705,192)

Cash Flows from Financing Activities:
Payment of offering costs	(27,810)

Net cash used in financing activities	(27,810)

Net Change in Cash	(1,733,002)
Cash — Beginning of period	1,896,170

Cash — End of period	$163,168

Non-Cash financing activities:
Change in value of Class A common stock subject to possible redemption	$(10,584,790)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Live Oak Acquisition Corp. II (the “Company”) is a blank check company incorporated in Delaware on August 12, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity for the period from August 12, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 2, 2020. On December 7, 2020, the Company consummated its Initial Public Offering of 25,300,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,300,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $253.0 million. Transaction costs amounted to $13,064,337, consisting of $4,610,000 in cash underwriting fees, $8,067,500 of deferred underwriting fees and $386,837 of other offering costs. (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,666,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $7.0 million (Note 4).
Upon the closing of the Initial Public Offering, including the full exercise of the over-allotment option by the underwriters, and the Private Placement, $253.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share
amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) agreed to vote their shares of Founders Stock (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders will not be entitled to redemption rights with respect to their shares of Founders Stock and Public Shares in connection with the completion of a Business Combination.
The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors (the “Initial Stockholders”) agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial
Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 7, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the shares of Founders Stock if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of June 30, 2021, the Company had $163,168 in cash and cash equivalents and working capital of $285,127 (not taking into account tax obligations of approximately $60,000 that may be paid using investment income earned in Trust Account).
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase shares of Founders Stock (as defined in Note 4), and loan proceeds from the Sponsor of $240,000 under the Note (as defined in Note 4). The Company repaid the Note upon the closing of the Initial Public Offering out of the $750,000 of offering proceeds that was allocated to the payment of offering expenses (other than underwriting commissions) not held in the trust account. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.
The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or any future periods.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form
10-K/A
filed by the Company with the SEC on May 24, 2021.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation Coverage limit of $250,000. As of June 30, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 and December 31, 2020.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2 (a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” approximates the carrying amounts represented in the balance sheet.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities are expensed as incurred, presented as non-
operating expenses in the statements of operations. Offering costs allocated to the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The 8,433,333 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 4,666,667 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised. The fair value of the Public Warrants issued in connection with the Public Offering has been estimated using a binomial lattice model in a risk-neutral framework. The fair value of the Private Placement Warrants has been estimated using a Black-Scholes option pricing model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value for the Public Warrants and the Private Placement Warrants as of each relevant date. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Common Stock Shares Subject to Possible Redemption
Class A common stock subject to mandatory redemption (if any) is classified as a liability instruments and is measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, respectively, 21,082,153 and 22,140,632 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of the condensed balance sheets.
Net Income Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of Warrants sold in the Initial Public Offering and private placement to purchase 13,100,000 shares of Class A common stock in the calculation of diluted income per share, since the average stock price of the Company’s common stock for the three and six months ended June 30, 2021 was less than the exercise price and therefore, the inclusion of such Warrants under the treasury stock method would be anti-dilutive.
The Company’s statements of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock outstanding for the period. Net income (loss) per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended June, 30 2021	Six Months Ended June 30, 2021
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$23,198	$60,666
Less: Income and Franchise Tax available to be withdrawn from the Trust Account	(23,198)	(60,666)

Redeemable Net Earnings	$—	$—

Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	25,300,000	25,300,000

Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.00	$0.00

Non-Redeemable Class B Common Stock
Numerator: Net (Loss) Income minus Redeemable Net Earnings
Net (Loss) Income	$(12,048,007)	$(10,584,792)
Less: Redeemable Net Earnings	—	—

Non-Redeemable Net (Loss) Income	$(12,048,007)	$(10,584,792)

Denominator: Weighted Average Non-Redeemable Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted(1)	6,325,000	6,325,000

Earnings/Basic and Diluted Non-Redeemable Class B Common Stock	$(1.90)	$(1.67)

(1)	For the three and six months ended June 30, 2021, basic and diluted shares were the same as there are no non-redeemable securities that are dilutive to the stockholders.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021 and December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU
No. 2020-06,
Debt — Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for
Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
On December 7, 2020, the Company consummated its Initial Public Offering of 25,300,000 Units, including 3,300,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $253.0 million. Transaction costs amounted to $13,064,337, consisting of $4,610,000 in cash underwriting fees, $8,067,500 of deferred underwriting fees and $386,837 of other offering costs.
Each Unit consists of one share of Class A common stock and
one-third
of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Related Party Transactions
Founders Stock
In August 2020, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founders Stock”), for an aggregate price of $25,000. In December 2020, the Company effected a stock dividend for 0.1 shares for each share of Class B common stock outstanding, resulting in an aggregate of 6,325,000 shares of Founders Stock outstanding. The Initial Stockholders agreed to forfeit up to 825,000 shares of Founders Stock to the extent that the over-allotment option was not exercised in full by the underwriters, so that the shares of Founders Stock would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full; thus, these 825,000 shares of Founders Stock were no longer subject to forfeiture.
The Initial Stockholders agreed not to transfer, assign or sell any of the shares of Founders Stock until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the reported closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Stockholders with respect to any shares of Founders Stock.

Related Party Loans
Prior to the consummation of the Initial Public Offering, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest
bearing and payable upon the completion of the Initial Public Offering. The Company fully repaid the Note upon the closing of the Initial Public Offering out of the $750,000 of offering proceeds that was allocated to the payment of offering expenses (other than underwriting commissions) not held in the trust account.
In addition, in order to finance transaction costs in connection with an intended initial Business Combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial Business Combination, we would repay such loaned amounts. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account. As of June 30, 2021, and December 31, 2020 the Company had no borrowings under the Working Capital Loans.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $7.0 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Administrative Services Agreement
Commencing on the effective date of the prospectus through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. For the three months and six months ended June 30, 2021, the Company incurred and paid approximately $45,000 and $90,000 in administrative expense which is included in general and administrative expenses on the unaudited condensed statements of operations.
Although none of our sponsor, executive officers or directors, or any of their respective affiliates, will be allowed to receive any compensation, finder’s fees or consulting fees from a prospective business combination target in connection with a contemplated initial business combination, we do not have a policy that prohibits our sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket
expenses by a target business. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and. There is no cap or ceiling on the reimbursement of out-of-pocket
expenses incurred by such persons in connection with activities on the Company’s behalf.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of shares of Founders Stock, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders had certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the date of Initial Public Offering to purchase up to 3,300,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised their over- allotment option in full prior to the consummation of the Initial Public Offering.
The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or approximately $8.0 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Proposed Business Combination
Business Combination Agreement
On May 6, 2021, Live Oak Acquisition Corp. II, a Delaware corporation (“LOKB”), Live Oak Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of LOKB (“Merger Sub”), and Navitas Semiconductor Limited, a private company limited by shares organized under the Laws of Ireland (“Navitas Ireland”) with a dual existence as a domesticated limited liability company in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware” and, together with Navitas Ireland, the “Company”), entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”), pursuant to which, among other things, LOKB will be obligated to commence a tender offer for the entire issued share capital of Navitas Ireland other than certain Navitas Ireland Restricted

Shares (as defined below) (the “Tender Offer”), and Merger Sub will merge with and into Navitas Delaware (the “Merger” and together with the other transactions related thereto, the “Proposed Transactions”), with Navitas Delaware surviving the Merger as a wholly owned subsidiary of LOKB, and as a result of the Tender Offer and the Merger, the Company will be a wholly owned direct subsidiary of LOKB. The parties expect the Proposed Transactions to be completed in the third calendar quarter of 2021, subject to, among other things, the approval of the Proposed Transactions by the Company’s shareholders, satisfaction of the conditions stated in the Business Combination Agreement and other customary closing conditions.
Shareholder Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Company and certain shareholders of the Company entered into a Shareholder Tender and Support Agreement (the “Support Agreement”), pursuant to which, among other things, certain shareholders of the Company holding at least 80% of each class of the issued and allotted Navitas Ireland shares and as holders of a number of issued and outstanding Navitas Delaware shares sufficient to constitute more than 50% percent of the interest in the profits of Navitas Delaware, (a) irrevocably agree to accept the offer in respect of their Navitas Ireland shares made pursuant to the Tender Offer and (b) irrevocably agree to vote their Navitas Delaware shares in favor of the Business Combination Agreement, the Merger and the other Proposed Transactions. The Support Agreement will terminate upon the earlier to occur of: (i) the termination of the Business Combination Agreement in accordance with its terms and (ii) the occurrence of both the acceptance time of the Tender Offer and the Effective Time of the Merger.
Amended and Restated Registration Rights Agreement
In connection with the Merger closing (the “Closing”), that certain Registration Rights Agreement dated December 2, 2020 (the “IPO Registration Rights Agreement”) will be amended and restated and LOKB, certain persons and entities holding securities of LOKB prior to the Closing (the “Initial Holders”) and certain persons and entities receiving LOKB Class A Common Stock or instruments exercisable for LOKB Class A Common Stock in connection with the Proposed Transactions (the “New Holders” and together with the Initial Holders, the “Reg Rights Holders”) will enter into the amended and restated registration rights agreement attached as Exhibit B to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, LOKB will agree that, within 30 calendar days after the Closing, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Initial Holders and the New Holders (the “Shelf Registration”), and LOKB will use its commercially reasonable efforts to have the Shelf Registration become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand up to three underwritten offerings and will be entitled to customary piggyback registration rights.
Lock-Up Agreements
Concurrently with the Company entering into the Business Combination Agreement, certain stockholders of the Company, whose ownership interests represent approximately 75% of the outstanding Company Common Shares (voting on an as-converted basis) in the aggregate, have agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, grant of any option to purchase or otherwise dispose of or agreement to dispose of, or establishment of increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), in each case, for the relevant lock-up period.

With respect to significant shareholders of the Company, holding approximately 59% of the outstanding Company Common Shares (on an as-converted basis), the lock-up period is one year after the Closing, subject to early release if certain metrics are achieved. With respect to management of the Company, holding approximately 13% of the outstanding Company Common Shares (on an as-converted basis), the lock-up period is up to three years, with shares being released in three equal tranches each year, subject to early release upon the satisfaction of certain price targets set forth in the Business Combination Agreement, which price targets will be based upon the volume-weighted average closing sale price of one share of LOKB Class A Common Stock quoted on the NYSE or the exchange on which the shares of LOKB Class A Common Stock are then traded, for any twenty trading days within any thirty consecutive trading day period within the Earnout Period. With respect to certain other employees of the Company, holding approximately 3% of the outstanding Company Common Shares (on an as-converted basis), the lock-up period is six months; provided that they may transfer certain shares during the ninety days immediately following the Closing.
Sponsor Letter Amendment
In connection with the entry into of the Business Combination Agreement, on May 6, 2021, LOKB, Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (the “Sponsor”), and the other parties thereto entered into an amendment (the “Sponsor Letter Amendment”) to the Letter Agreement, dated December 2, 2020 (the “Letter Agreement”) by and among LOKB, its officers and directors and the Sponsor, pursuant to which Letter Agreement, among other things, the parties thereto agreed to vote their shares of LOKB Class A Common Stock in favor of the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement and not to redeem any shares of LOKB Class A Common Stock in connection with such stockholder approval. The Sponsor Letter Amendment will, effective as of and conditioned upon the Closing, amend certain provisions of the Letter Agreement to provide for an extended lock-up period with respect to certain shares of LOKB Class A Common Stock held by the Sponsor and to subject 20% of the Sponsor’s shares of LOKB Class A Common Stock to potential forfeiture in the event the threshold triggers for the earnout are not met.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on May 6, 2021, LOKB entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and LOKB agreed to sell to the Subscribers, an aggregate of 14,500,000 shares of LOKB Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $145,000,000, in a private placement (the “PIPE”).
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Proposed Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.
Pursuant to the Subscription Agreements, LOKB agreed that, within 30 calendar days after the consummation of the Proposed Transactions, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and LOKB will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.
Note 6 — Stockholders’ Equity
Preferred Stock
— The Company is authorized to issue 1,000,000 preferred stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class
 A Common Stock
— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, respectively, there were 4,217,847 and 3,159,368 shares of Class A common stock issued or outstanding, including 21,082,153 and 22,140,632 shares subject to possible redemption.
Class
 B Common Stock
— The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. In December 2020, the Company effected a stock dividend for 0.1 shares for each share of Class B common stock outstanding, resulting in an aggregate of 6,325,000 shares of Founders Stock outstanding. The Initial Stockholders agreed to forfeit up to 825,000 shares of Founders Stock to the extent that the over-allotment option was not exercised in full by the underwriters, so that the shares of Founders Stock would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full; thus, these 825,000 shares of Founders Stock were no longer subject to forfeiture. As of June 30, 2021 and December 31, 2020, there were 6,325,000 shares of Class B common stock issued and outstanding, respectively.
Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all other matters submitted to a vote of the stockholders except as required by law.
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all shares of Founders Stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of shares of Founders Stock will never occur on a less than one for one basis.
Note 7 — Warrants
As of June 30, 2021 and December 31, 2020, the Company had 8,433,333 Public Warrants and the 4,666,667 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant-holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity- linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any shares of Founders Stock held by the Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per share of Class A common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price (the “closing price”) of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant-holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising holder to pay the exercise price for each warrant being exercised.

Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $10.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•
if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the
30-trading
day period ending three trading days before the Company sends notice of redemption to the warrant-holders; and

•
if the closing price of Class A common stock for any 20 trading days within a
30-trading
day period ending three trading days before the Company sends notice of redemption to the warrant-holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock for the above purpose shall mean the volume-weighted average price of Class A common stock during the 10 trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Level	June 30, 2021	December 31, 2021
Assets:
Investments held in Trust Account	1	$253,078,907	$253,018,241
Liabilities:
Warrant Liability — Public Warrants	1	$18,974,999	$13,156,000
Warrant Liability — Private Placement Warrants	2	$10,500,001	$7,280,001
The fair value of the Public Warrants issued in connection with the Public Offering have initially been estimated using a binomial lattice model in a risk- neutral framework. The fair value of the Private Placement Warrants has initially been estimated using a Black-Scholes option pricing model. The estimated fair value of the Public Warrants and Private Placement Warrants was determined using Level 3 inputs. Inherent in a binomial lattice model or Black-Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. The fair value of the Public Warrants and the Private Placement Warrants were subsequently estimated using the market value of the Public Warrants when they were separately listed and traded.
The following table provides quantitative information regarding the fair value hierarchy of the valuation inputs at their measurement dates:

December 31, 2020
Exercise price	$11.50
Stock price	$10.33
Term (in years)	5.5
Volatility	25%
Risk-free interest rate	0.4%
Dividend yield	0.0%
Probability of completing a Business Combination	80.0%
Discount for lack of marketability	0.4%
The change in the fair value of the Level 3 derivative warrant liabilities, for the six months ended June 30, 2021 is summarized as follows:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$7,280,001	$13,156,000	$20,436,001
Change in valuation inputs or other assumptions	(606,667)	(1,096,333)	(1,703,000)
Transfer to Level 1	—	(12,059,667)	(12,059,667)
Transfer to Level 2	(6,673,334)	—	(6,673,334)
Fair value as of June 30, 2021	$—	$—	$—
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the six months ended June 30, 2021 was $12,059,667. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement during the six months ended June 30, 2021 was $6,673,334.
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed financial statements were issued. Based upon this review, the Company determined that, except as disclosed below, there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements.
Proposed Business Combination
Business Combination Agreement
On May 6, 2021, Live Oak Acquisition Corp. II, a Delaware corporation (“LOKB”), Live Oak Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of LOKB (“Merger Sub”), and Navitas Semiconductor Limited, a private company limited by shares organized under the Laws of Ireland (“Navitas Ireland”) with a dual existence as a domesticated limited liability company in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware” and, together with Navitas Ireland, the “Navitas”), entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”), pursuant to which, among other things, LOKB will be obligated to commence a tender offer for the entire issued share capital of Navitas Ireland other than certain Navitas Ireland Restricted Shares (as defined below) (the “Tender Offer”), and Merger Sub will merge with and into Navitas Delaware (the “Merger” and together with the other transactions related thereto, the “Proposed Transactions”), with Navitas Delaware surviving the Merger as a wholly owned subsidiary of LOKB, and as a result of the Tender Offer and the Merger, Navitas will be a wholly owned direct subsidiary of LOKB. The parties expect the Proposed Transactions to be completed in the third calendar quarter of 2021, subject to, among other things, the approval of the Proposed Transactions by LOKB’s shareholders, satisfaction of the conditions stated in the Business Combination Agreement and other customary closing conditions.
Shareholder Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, Navitas and certain shareholders of Navitas entered into a Shareholder Tender and Support Agreement (the “Support Agreement”), pursuant to which, among other things, certain shareholders of Navitas holding at least 80% of each class of the issued and allotted Navitas Ireland shares and as holders of a number of issued and outstanding Navitas Delaware shares sufficient to constitute more than 50% percent of the interest in the profits of Navitas Delaware, (a) irrevocably agree to accept the offer in respect of their Navitas Ireland shares made pursuant to the Tender Offer and (b) irrevocably agree to vote their Navitas Delaware shares in favor of the Business Combination Agreement, the Merger and the other Proposed Transactions. The Support Agreement will terminate upon the earlier to occur of: (i) the termination of the Business Combination Agreement in accordance with its terms and (ii) the occurrence of both the acceptance time of the Tender Offer and the Effective Time of the Merger.
Amended and Restated Registration Rights Agreement
In connection with the Merger closing (the “Closing”), that certain Registration Rights Agreement dated December 2, 2020 (the “IPO Registration Rights Agreement”) will be amended and restated and LOKB, certain persons and entities holding securities of LOKB prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Class A Common Stock or instruments exercisable for Class A Common Stock in connection with the Proposed Transactions (the “New Holders” and together with the Initial Holders, the “Reg Rights Holders”) will enter into the amended and restated registration rights agreement attached as Exhibit B to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, LOKB will agree that, within 30 calendar days after the Closing, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Initial Holders and the New Holders (the “Shelf Registration”), and LOKB will use its commercially reasonable efforts to have the Shelf Registration become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand up to three underwritten offerings and will be entitled to customary piggyback registration rights.
Lock-Up
Agreements
Concurrently with Navitas entering into the Business Combination Agreement, certain shareholders of Navitas, whose ownership interests represent approximately 75% of the outstanding Navitas Common Shares (voting on an as-converted
basis) in the aggregate, have agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, grant of any option to purchase or otherwise dispose of or agreement to dispose of, or establishment of increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), in each case, for the relevant lock-up
period.

With respect to significant shareholders of Navitas, holding approximately 59% of the outstanding Navitas Common Shares (on an as-converted
basis), the
lock-up
period is one year after the Closing, subject to early release if certain metrics are achieved. With respect to management of Navitas, holding approximately 13% of the outstanding Navitas Common Shares (on an as-converted
basis), the
lock-up
period is up to three years, with shares being released in three equal tranches each year, subject to early release upon the satisfaction of certain price targets set forth in the Business Combination Agreement, which price targets will be based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any twenty trading days within any thirty consecutive trading day period within the Earnout Period. With respect to certain other employees of Navitas, holding approximately 3% of the outstanding Navitas Common Shares (on an as-converted
basis), the
lock-up
period is six months; provided that they may transfer certain shares during the ninety days immediately following the Closing.
Sponsor Letter Amendment
In connection with the entry into of the Business Combination Agreement, on May 6, 2021, LOKB, Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (the “Sponsor”), and the other parties thereto entered into an amendment (the “Sponsor Letter Amendment”) to the Letter Agreement, dated December 2, 2020 (the “Letter Agreement”) by and among LOKB, its officers and directors and the Sponsor, pursuant to which Letter Agreement, among other things, the parties thereto agreed to vote their shares of Class A Common Stock in favor of the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement and not to redeem any shares of Class A Common Stock in connection with such stockholder approval. The Sponsor Letter Amendment will, effective as of and conditioned upon the Closing, amend certain provisions of the Letter Agreement to provide for an extended lock-up
period with respect to certain shares of Class A Common Stock held by the Sponsor and to subject 20% of the Sponsor’s shares of Class A Common Stock to potential forfeiture in the event the threshold triggers for the earnout are not met.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on May 6, 2021, LOKB entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and LOKB agreed to sell to the Subscribers, an aggregate of 14,500,000 shares of Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $145,000,000, in a private placement (the “PIPE”).
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Proposed Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.
Pursuant to the Subscription Agreements, LOKB agreed that, within 30 calendar days after the consummation of the Proposed Transactions, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and LOKB will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Live Oak Acquisition Corp. II
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Live Oak Acquisition Corp. II. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 12, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 12, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 24, 2021

LIVE OAK ACQUISITION CORP. II
BALANCE SHEET
DECEMBER 31, 2020
(As Restated)

ASSETS
Current assets
Cash	$1,896,170
Prepaid expenses	113,867

Total Current Assets	2,010,037
Cash and marketable securities held in Trust Account	253,018,241

Total Assets	$255,028,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities
Accrued expenses	90,471
Accrued offering costs	27,981

Total Current Liabilities	118,452
Derivative warrant liabilities	20,436,001
Deferred underwriting fee payable	8,067,500

Total Liabilities	28,621,953

Commitments and contingencies
Class A common stock subject to possible redemption, 22,140,632 shares at $10.00 per share redemption value	221,406,320
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 3,159,368 shares issued and outstanding (excluding 22,140,632 shares subject to possible redemption)	316
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,325,000 shares issued and outstanding	633
Additional paid-in capital	8,718,352
Accumulated deficit	(3,719,296)

Total Stockholders’ Equity	5,000,005

Total Liabilities and Stockholders’ Equity	$255,028,278

The accompanying notes are an integral part of these consolidated financial statements.

LIVE OAK ACQUISITION II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

General and administrative expenses	$137,268

Loss from operations	(137,268)
Other income (expense):
Change in the fair value of derivative warrant liabilities	(3,013,001)
Transaction costs allocated to derivative warrant liabilities	(587,958)
Interest income — bank	690
Interest earned on investments held in Trust Account	18,241

Other expense, net	(3,582,028)

Net loss	$(3,719,296)

Weighted average shares outstanding of Class A redeemable common stock	25,300,000

Basic and diluted net income per share, Class A redeemable common stock	$0.00

Weighted average shares outstanding of Class B non-redeemable common stock	5,645,246

Basic and diluted net loss per share, Class B non-redeemable common stock	$(0.66)

The accompanying notes are an integral part of the financial statements.

LIVE OAK ACQUISITION II
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance — August 12, 2020 (Inception)	$—	$—	$—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	6,325,000	633	24,367	—	25,000
Sale of 25,300,000 Units, net of underwriting discounts, offering costs and allocation of fair value of public warrants	25,300,000	2,530	—	—	229,304,758	—	229,307,288
Excess of proceeds received over fair value of private placement warrants	—	—	—	—	793,333	—	793,333
Class A common stock subject to possible redemption	(22,140,632)	(2,214)	—	—	(221,404,106)	—	(221,406,320)
Net loss	—	—	—	—	—	(3,719,296)	(3,719,296)

Balance — December 31, 2020	$3,159,368	$316	6,325,000	$633	$8,718,352	$(3,719,296)	$5,000,005

The accompanying notes are an integral part of the financial statements.

LIVE OAK ACQUISITION II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Cash Flows from Operating Activities:
Net loss	$(3,719,296)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities	3,013,001
Transaction costs allocated to derivative warrant liabilities	587,958
Interest earned on investments held in Trust Account	(18,241)
Changes in operating assets and liabilities:
Prepaid expenses	(113,867)
Accrued expenses	90,471

Net cash used in operating activities	(159,974)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(253,000,000)

Net cash used in investing activities	(253,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	248,390,000
Proceeds from sale of Private Placement Warrants	7,000,000
Proceeds from promissory note — related party	240,000
Repayment of promissory note — related party	(240,000)
Payment of offering costs	(358,856)

Net cash provided by financing activities	255,056,144

Net Change in Cash	1,896,170
Cash — Beginning of period	—

Cash — End of period	$1,896,170

Non-Cash financing activities:
Initial classification of Class A common stock subject to possible redemption	224,536,340

Change in value of Class A common stock subject to possible redemption	(3,130,020)

Deferred underwriting fee payable	8,067,500

Offering costs included in accrued offering costs	$27,981

The accompanying notes are an integral part of the financial statements.

LIVE OAK ACQUISITION II
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Live Oak Acquisition Corp. II (the “Company”) was incorporated in Delaware on August 12, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 12, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on December 2, 2020. On December 7, 2020 the Company consummated the Initial Public Offering of 25,300,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriter of its over-allotment option in the amount of 3,300,000 Units, at $10.00 per Unit, generating gross proceeds of $253,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,666,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Live Oak Sponsor Partners II, LLC (the “Sponsor”), generating gross proceeds of $7,000,000, which is described in Note 5.
Transaction costs amounted to $13,064,337, consisting of $4,610,000 in cash underwriting fees, $8,067,500 of deferred underwriting fees and $386,837 of other offering costs.
Following the closing of the Initial Public Offering on December 7, 2020, an amount of $253,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed for working capital purposes, if permitted, and excluding deferred underwriting commissions). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its shares of Founders Stock (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to the shares of Founders Stock and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business
combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company has not completed a Business Combination by December 7, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the shares of Founders Stock if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement.

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic
815-40,
Contracts in Entity’s Own Equity. ASC
Section 815-40-15
addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC
Section 815-40-15,
a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC
Section 815-40-15
because the holder of the instrument is not an input into the pricing of a fixed-for-fixed
option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC
Section 815-40-25.
As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period as well as re-evaluate
the treatment of the warrants and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. In addition, the Company allocated offering costs to the Warrants and, thus, expensed those costs as of September 9, 2020.
The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust, operating expenses, cash flows or cash.
Impact of the Restatement

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Derivative warrant liabilities	$—	$20,436,001	$20,436,001
Total Liabilities	8,185,952	20,436,001	28,621,953
Class A common stock subject to possible redemption	241,842,320	(20,436,001)	221,406,320
Class A common stock	112	204	316
Additional paid-in-capital	5,117,598	3,600,754	8,718,352
Accumulated deficit	(118,337)	(3,600,959)	(3,719,296)
Total stockholders’ equity	$5,000,006	$(1)	$5,000,005

	Period From August 12, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Change in fair value of derivative warrant liabilities	$—	$(3,013,001)	$(3,013,001)
Transaction costs allocated to derivative warrant liabilities	—	(587,958)	(587,958)
Net loss	(118,337)	(3,600,959)	(3,719,296)
Weighted-average shares outstanding of Class A common stock	25,300,000	—	25,300,000
Basic and Diluted income per share, Class A common stock	0.00	—	0.00
Weighted-average shares outstanding of Class B common stock	5,645,246	—	5,645,246
Basic and Diluted net loss per share, Class B non-redeemable common stock	$(0.02)	$(0.64)	$(0.66)

	Period From August 12, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(118,337)	$(3,600,959)	$(3,719,296)
Change in value of derivative warrant liabilities	—	3,013,001	3,013,001
Financing Costs — derivative warrant liabilities	—	587,958	587,958
Initial value of Class A common stock subject to possible redemption	241,959,340	(17,423,000)	224,536,340
Change in value of Class A common stock subject to possible redemption	$(117,020)	$(3,013,000)	$(3,130,020)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Marketable Securities Held in Trust Account
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity
in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.”
Held-to-maturity
securities are those securities which the Company has the ability and intent to hold until maturity.
Held-to-maturity
treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, 22,140,632 shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Offering Costs
Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Total offering costs amounted to $13,064,337, of which $12,476,379 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $587,958 were expensed to the statement of operations. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, and presented as non-operating
expenses in the statement of operations.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Derivative Warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC
815-15.
The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period. In accordance with ASC
825-10
“Financial Instruments”, offering costs allocated to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.
The 8,433,333 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 4,666,667 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC
815-40.
Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering were measured at fair value using a binomial/lattice model that assumes optimal exercise of the Company’s redemption option, including the make whole table, at the earliest possible date. We measured the Private Placement Warrants at fair value using a Block-Scholes Option Pricing Model. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.
Net Income (Loss) per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 13,100,000 shares of Class A common stock in the aggregate.
The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class
method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable
common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable
common stock outstanding for the period. Class B
non-redeemable
common stock includes the shares of Founders Stock as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

For the Period From August 12, 2020 (inception) Through December 31, 2020
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$18,241
Income and Franchise Tax	(18,241)

Net Earnings	—
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	25,300,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	0.00

Non-Redeemable Class B Common Stock
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	(3,719,296)
Redeemable Net Earnings	—

Non-Redeemable Net Loss	(3,719,296)
Denominator: Weighted Average Non-Redeemable Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	5,645,246
Loss/Basic and Diluted Non-Redeemable Class B Common Stock	$(0.66)
Note: As of December 31, 2020, basic and diluted common shares are the same as there are no non-redeemable
securities that are dilutive to the stockholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Comp
a
ny to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
In August 2020, the FASB issued ASU
No. 2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-
20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU
2020-06
on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s fi
n
ancial statements.
NOTE 4 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,300,000 Units, which included a full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 5 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,666,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant or an aggregate of $7,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6 — RELATED PARTIES
Founders Stock
On September 1, 2020, the Sponsor purchased 5,750,000 shares (the “Founders Stock”) of Class B common stock for an aggregate price of $25,000. In December 2020, the Company effected a stock dividend of 0.1 shares for each share of Class B common stock outstanding, resulting in an aggregate of 6,325,000 shares of Founders Stock outstanding. The shares of Founders Stock included an aggregate of up to 825,000 Class B shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of shares of Founders Stock would equal, on an as-converted
basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment at the Initial Public Offering, no shares of Founders Stock are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the shares of Founders Stock until the earlier to occur of:
(A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the reported closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement, commencing on December 7, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support services. For the period from August 12, 2020 (inception) through December 31, 2020, the Company incurred and paid $15,000 in fees for these services.

Promissory Note — Related Party
On August 12, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest
bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $240,000 was repaid at the closing of the Initial Public Offering on December 7, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, there was no outstanding balance under the working capital loans.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a t
a
rget company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on December 3, 2020, the holders of the shares of Founders Stock, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the shares of Founders Stock) will have registration rights to require the Company to register a sale of any securities held by them. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,067,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The underwriters agreed that they will not receive any underwriting discounts or commissions on up to 10% of the Units sold in the Initial Public Offering that may be purchased by certain investors identified by the Sponsor. As a result, the underwriters did not receive $450,000 of the 2% upfront underwriting discount and $787,500 of the 3.5% deferred underwriting discount, in each case attributable to Units sold to certain investors identified by the Sponsor.
NOTE 8 — STOCKHOLDERS’ EQUITY
Preferred Stock
— The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 25,300,000 shares of Class A common stock issued or outstanding, including 22,140,632 shares of Class A common stock subject to possible redemption.
Class
 B Common Stock
— The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 6,325,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as otherwise required by law.
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all shares of Founders Stock will equal, in the aggregate, on an as-converted
basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of shares of Founders Stock will never occur on a less than one for one basis.
NOTE 9 — DERIVATIVE WARRANT LIABILITIES
As of December 31, 2020, the Company had
8,433,333
and
4,666,667
Public Warrants and Private Warrants outstanding, respectively.
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the

Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Redemption of Warrants When the Price per Share of Class
 A Common Stock Equals or Exceeds $18.
00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants When the Price per Share of Class
 A Common Stock Equals or Exceeds $10.00
— Once the warrants become exercisable, the

Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

•
if, and only if, the closing price of the Class A common stock equals or exceeds $
10.00
per public share (as adjusted) for any 20 trading days within the
30-trading
day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A common stock for any 20 trading days within a
30-trading
day period ending three trading days before the Company sends notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any shares of Founders Stock held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable,
except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10. INCOME TAX
The Company’s net deferred tax asset is summarized as follows as of December 31, 2020:

Deferred tax asset
Net operating loss carryforward	$12,330
Organizational costs/startup expenses	12,520

Total deferred tax asset	24,850
Valuation allowance	(24,850)

Deferred tax asset, net	$—

The income tax provision consists of the following for the period August 12, 2020 (inception) through December 31, 2020:

Federal
Current	$—
Deferred	(24,850)
State
Current	$—
Deferred	—
Change in valuation allowance	24,850

Income tax provision	$—

As of December 31, 2020, the Company had $58,714 of U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax asset, management considers whether it is more likely than not that some portion of all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from August 12, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $24,850.
A reconciliation of the federal income tax rate to the Company’s effective tax rate for the period August 12, 2020 (inception) through December 31, 2020 is as follows:

Statutory federal income tax rate	21.0%
Change in fair value of derivative warrant liabilities	(17.0)%
Transaction costs allocated to derivative warrant liabilities	(3.3)%
State taxes, net of federal tax benefit	0.0%
Change in valuation allowance	(0.7)%

Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 11. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2020, assets held in the Trust Account were comprised of $923 in cash and $253,017,318 in U.S. Treasury securities. During the period from August 12, 2020 (inception) through December 31, 2020, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the gross holding gains and fair value of held-to-maturity
securities at December 31, 2020:

Held-To-Maturity	Amortized Cost	Gross Holding Loss	Fair Value
U.S. Treasury Securities (Mature on 5/11/2021)	$253,017,318	$(15,710)	$253,001,608
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

	Level	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account	1	$253,001,608
Liabilities:
Warrant Liabilities — Public Warrants	3	$13,156,000
Warrant Liabilities — Private Placement Warrants	3	$7,280,001
The Warrants were accounted for as liabilities in accordance with ASC
815-40
and are presented within warrant liabilities in the accompanying balance sheet. The warrant liabilities are measured at fair value at issuance and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.
The fair value of the Public Warrants issued in connection with the Public Offering were measured at fair value using a binomial/lattice model that assumes optimal exercise of the Company’s redemption option, including the make whole table, at the earliest possible date. We measured the Private Placement Warrants at fair value using a Block-Scholes Option Pricing Model. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units will be classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates for both the Public and Private Placement Warrants on December 7, 2020 and December 31, 2020:

	December 7, 2020	December 31, 2020
Stock Price	$9.77	$10.33
Exercise Price	$11.50	$11.50
Volatility	25%	25%
Expected life of the options to convert (in years)	5.5	5.5
Risk-free rate	0.5%	0.4%
Dividend yield	0.0%	0.0%
The change in the fair value of the derivative warrant liabilities for the period from August 12, 2020 (inception) through December 31, 2020 is summarized as follows:

	Private Placement	Public	Warrant Liabilities
Fair value as of August 12, 2020 (inception)	$—	$—	$—
Initial measurement on December 7, 2020 (including over-allotment)	6,206,667	11,216,333	17,423,000
Change in fair value	1,073,334	1,939,667	3,013,001

Fair value as of December 31, 2020	$7,280,001	$13,156,000	$20,436,001

NOTE 12. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described herein, including in Note 2 (Restatement), the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
Proposed Business Combination
Business Combination Agreement
On May 6, 2021, Live Oak Acquisition Corp. II, a Delaware corporation (“LOKB”), Live Oak Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of LOKB (“Merger Sub”), and Navitas Semiconductor Limited, a private company limited by shares organized under the Laws of Ireland (“Navitas Ireland”) with a dual existence as a domesticated limited liability company in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware” and, together with Navitas Ireland, “Navitas”), entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”), pursuant to which, among other things, LOKB will be obligated to commence a tender offer for the entire issued share capital of Navitas Ireland other than certain Navitas Ireland Restricted Shares (as defined below) (the “Tender Offer”), and Merger Sub will merge with and into Navitas Delaware (the “Merger” and together with the other transactions related thereto, the “Proposed Transactions”), with Navitas Delaware surviving the Merger as a wholly owned subsidiary of LOKB, and as a result of the Tender Offer and the Merger, Navitas will be a wholly owned direct subsidiary of LOKB. The parties expect the Proposed Transactions to be completed in the third calendar quarter of 2021, subject to, among other things, the approval of the Proposed Transactions by Navitas’ shareholders, satisfaction of the conditions stated in the Business Combination Agreement and other customary closing conditions.
Shareholder Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, Navitas and certain shareholders of Navitas entered into a Shareholder Tender and Support Agreement (the “Support Agreement”), pursuant to which, among other things, certain shareholders of Navitas holding at least 80% of each class of the issued and allotted Navitas Ireland shares and as holders of a number of issued and outstanding Navitas Delaware shares sufficient to constitute more than 50% percent of the interest in the profits of Navitas Delaware, (a) irrevocably agree to accept the offer in respect of their Navitas Ireland shares made pursuant to the Tender Offer and (b) irrevocably agree to vote their Navitas Delaware shares in favor of the Business Combination Agreement, the Merger and the other Proposed Transactions. The Support Agreement will terminate upon the earlier to occur of: (i) the termination of the Business Combination Agreement in accordance with its terms and (ii) the occurrence of both the acceptance time of the Tender Offer and the Effective Time of the Merger.
Amended and Restated Registration Rights Agreement
In connection with the Merger closing (the “Closing”), that certain Registration Rights Agreement dated December 2, 2020 (the “IPO Registration Rights Agreement”) will be amended and restated and LOKB, certain persons and entities holding securities of LOKB prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Class A Common Stock or instruments exercisable for Class A Common Stock in connection with the Proposed Transactions (the “New Holders” and together with the Initial Holders, the “Reg Rights Holders”) will enter into the amended and restated registration rights agreement attached as Exhibit B to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, LOKB will agree that, within 30 calendar days after the Closing, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Initial Holders and the New Holders (the “Shelf Registration”), and LOKB will use its commercially reasonable efforts to have the Shelf Registration become effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand up to three underwritten offerings and will be entitled to customary piggyback registration rights.
Lock-Up
Agreements
Concurrently with Navitas entering into the Business Combination Agreement, certain shareholders of Navitas, whose ownership interests represent approximately 75% of the outstanding Navitas Common Shares (voting on an as-converted
basis) in the aggregate, have agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, grant of any option to purchase or otherwise dispose of or agreement to dispose of, or establishment of increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), in each case, for the relevant lock-up
period.
With respect to significant shareholders of Navitas, holding approximately 59% of the outstanding Navitas Common Shares (on an as-converted
basis), the
lock-up
period is one year after the Closing, subject to early release if certain metrics are achieved. With respect to management of Navitas, holding approximately 13% of the outstanding Navitas Common Shares (on an as-converted
basis), the
lock-up
period is up to three years, with

shares being released in three equal tranches each year, subject to early release upon the satisfaction of certain price targets set forth in the Business Combination Agreement, which price targets will be based upon the volume-weighted average closing sale price of one share of Class A Common Stock quoted on the exchange on which the shares of Class A Common Stock are then traded, for any twenty trading days within any thirty consecutive trading day period within the Earnout Period. With respect to certain other employees of Navitas, holding approximately 3% of the outstanding Navitas Common Shares (on an as-converted
basis), the
lock-up
period is six months; provided that they may transfer certain shares during the ninety days immediately following the Closing.
Sponsor Letter Amendment
In connection with the entry into of the Business Combination Agreement, on May 6, 2021, LOKB, Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (the “Sponsor”), and the other parties thereto entered into an amendment (the “Sponsor Letter Amendment”) to the Letter Agreement, dated December 2, 2020 (the “Letter Agreement”) by and among LOKB, its officers and directors and the Sponsor, pursuant to which Letter Agreement, among other things, the parties thereto agreed to vote their shares of Class A Common Stock in favor of the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement and not to redeem any shares of Class A Common Stock in connection with such stockholder approval. The Sponsor Letter Amendment will, effective as of and conditioned upon the Closing, amend certain provisions of the Letter Agreement to provide for an extended lock-up
period with respect to certain shares of Class A Common Stock held by the Sponsor and to subject 20% of the Sponsor’s shares of Class A Common Stock to potential forfeiture in the event the threshold triggers for the earnout are not met.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on May 6, 2021, LOKB entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and LOKB agreed to sell to the Subscribers, an aggregate of 14,500,000 shares of Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $145,000,000, in a private placement (the “PIPE”).
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the Closing and is contingent upon, among other customary closing conditions, the subsequent consummation of the Proposed Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.
Pursuant to the Subscription Agreements, LOKB agreed that, within 30 calendar days after the consummation of the Proposed Transactions, LOKB will file with the SEC (at LOKB’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and LOKB will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

NAVITAS SEMICONDUCTOR LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except shares and par value)	June 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,848	$38,869
Accounts receivable, net	4,501	4,152
Inventory	7,924	3,404
Prepaid expenses and other current assets	2,902	522

Total current assets	39,175	46,947
PROPERTY AND EQUIPMENT, net	1,180	722
INTANGIBLE ASSETS, net	344	515
NOTES RECEIVABLE	215	221
OTHER ASSETS	223	102

Total assets	$41,137	$48,507

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and other accrued expenses	$7,688	$3,698
Accrued compensation expenses	1,582	1,668
Current portion of long-term debt	2,200	1,000

Total current liabilities	11,470	6,366
LONG-TERM DEBT	3,778	4,971
OTHER LIABILITIES	66	88

Total liabilities	15,314	11,425
COMMITMENTS AND CONTINGENCIES (Note 12)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series A convertible preferred stock, $0.0001 par value; 16,716,348 shares authorized and 16,620,018 shares issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $17,451 at June 30, 2021 and December 31, 2020, respectively	14,970	14,970
Series B convertible preferred stock, $0.0001 par value; 14,262,664 shares authorized, 14,213,431 shares issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $27,574 at June 30, 2021 and December 31, 2020, respectively	27,371	27,371
Series B-1 convertible preferred stock, $0.0001 par value; 6,133,979 shares authorized, 5,416,551 shares issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $15,112 at June 30, 2021 and December 31, 2020, respectively	14,786	14,786
Series B-2 convertible preferred stock, $0.0001 par value; 24,027,913 shares authorized, 18,198,891 shares issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $53,085 at June 30, 2021 and December 31, 2020	52,379	52,379
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.0001 par value, 93,000,000 shares authorized as of June 30, 2021 and December 31, 2020, 16,345,028 and 15,327,160 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	3	2
Additional paid-in capital	18,295	3,557
Accumulated other comprehensive income (loss)	(4)	(1)
Accumulated deficit	(101,977)	(75,982)

Total stockholders’ equity (deficit)	(83,683)	(72,424)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$41,137	$48,507

The accompanying notes are an integral part of these condensed consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2021	2020	2021	2020
NET REVENUES	$5,450	$2,516	$10,767	$3,696
COST OF REVENUES	2,971	1,871	5,930	2,843

GROSS PROFIT	2,479	645	4,837	853

OPERATING EXPENSES:
Research and development	6,267	2,636	10,521	5,080
Selling, general and administrative	14,794	1,887	20,163	3,383

Total operating expenses	21,061	4,523	30,684	8,463

LOSS FROM OPERATIONS	(18,582)	(3,878)	(25,847)	(7,610)
INTEREST EXPENSE, net of interest income of $1, $1, $3 and $2	(63)	(56)	(124)	(109)

LOSS BEFORE INCOME TAXES	(18,645)	(3,934)	(25,971)	(7,719)
PROVISION FOR INCOME TAXES	5	—	24	6

NET LOSS	$(18,650)	$(3,934)	$(25,995)	$(7,725)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.98)	$(0.27)	$(1.40)	$(0.52)

COMMON SHARES USED IN PER SHARE CALCULATION:
Basic and diluted	19,097	14,835	18,571	14,820

The accompanying notes are an integral part of these condensed consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2021	2020	2021	2020
Net loss	$(18,650)	$(3,934)	$(25,995)	$(7,725)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net of tax	(3)	—	(4)	—

Total other comprehensive income (loss)	(3)	—	(4)	—

TOTAL COMPREHENSIVE LOSS	$(18,653)	$(3,934)	$(25,999)	$(7,725)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

	Redeemable convertible preferred stock								Stockholder’s equity (deficit)
	Series A redeemable convertible preferred stock		Series B redeemable convertible preferred stock		Series B-1 redeemable convertible preferred stock		Series B-2 redeemable convertible preferred stock		Common stock		Additional paid in capital	Accumulated deficit	Notes receivable- shareholders	Accumulated comprehensive income (loss)	Total
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT March 31, 2020	16,620	$14,970	14,213	$27,371	5,416	$14,786	1,886	$5,485	14,835	$1	$2,558	$(60,729)	$—	$—	$(58,170)
Issuance of common stock under employee stock option and stock award plans	—	—	—	—	—	—	—	—	6	—	2	—	—	—	2
Issuance of preferred stock	—	—	—	—	—	—	10,056	29,335	—	—		—	—	—	—
Preferred stock issuance costs	—	—	—	—	—	—	—	(80)	—	—		—	—	—	—
Stock-based compensation expense related to stock awards	—	—	—	—	—	—	—	—	—	—	3	—	—	—	3
Issuance of warrants											16				16
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,934)	—	—	(3,934)

BALANCE AT June 30, 2020	16,620	$14,970	14,213	$27,371	5,416	$14,786	11,942	$34,740	14,841	$1	$2,579	$(64,663)	$—	$—	$(62,083)

	Series A redeemable convertible preferred stock		Series B redeemable convertible preferred stock		Series B-1 redeemable convertible preferred stock		Series B-2 redeemable convertible preferred stock		Common stock		Additional paid in capital	Accumulated deficit	Notes receivable- shareholders	Accumulated comprehensive income (loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 2019	16,620	$14,970	14,213	$27,371	5,416	$14,786	—	$—	14,655	$1	$2,479	$(56,938)	$—	$—	$(54,458)
Issuance of common stock under employee stock option and stock award plans	—	—	—	—	—	—	—	—	186	—	26	—	—	—	26
Issuance of preferred stock	—	—	—	—	—	—	11,942	34,835	—	—		—	—	—	—
Preferred stock issuance costs	—	—	—	—	—	—	—	(95)	—	—		—	—	—	—
Stock-based compensation expense related to employee and non-employee stock awards	—	—	—	—	—	—	—	—	—	—	58	—	—	—	58
Issuance of warrants	—	—	—	—	—	—	—	—	—	—	16	—	—	—	16
Net loss	—	—	—	—	—	—	—	—	—	—	—	(7,725)	—	—	(7,725)

BALANCE AT June 30, 2020	16,620	$14,970	14,213	$27,371	5,416	$14,786	11,942	$34,740	14,841	$1	$2,579	$(64,663)	$—	$—	$(62,083)

	Redeemable convertible preferred stock								Stockholder’s equity (deficit)
	Series A redeemable convertible preferred stock		Series B redeemable convertible preferred stock		Series B-1 redeemable convertible preferred stock		Series B-2 redeemable convertible preferred stock		Common stock		Additional paid in capital	Accumulated deficit	Notes receivable- shareholders	Accumulated comprehensive income (loss)	Total
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT March 31, 2021	16,620	$14,970	14,213	$27,371	5,416	$14,786	18,199	$52,379	20,666	$3	$6,797	$(83,327)	$(1,183)	$(2)	$(77,712)
Issuance of common stock under employee stock option and stock award plans	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Stock-based compensation expense related to employee and non-employee stock awards	—	—	—	—	—	—	—	—	—	—	12,729	—	—	—	12,729
Recission of common stock	—	—	—	—	—	—	—	—	(4,321)	—	(1,231)	—	1,183	—	(48)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	(2)	(2)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(18,650)	—	—	(18,650)

BALANCE AT June 30, 2021	16,620	$14,970	14,213	$27,371	5,416	$14,786	18,199	$52,379	16,345	$3	$18,295	$(101,977)	$—	$(4)	$(83,683)

	Series A redeemable convertible preferred stock		Series B redeemable convertible preferred stock		Series B-1 redeemable convertible preferred stock		Series B-2 redeemable convertible preferred stock		Common stock		Additional paid in capital	Accumulated deficit	Notes receivable- shareholders	Accumulated comprehensive income (loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 2020	16,620	$14,970	14,213	$27,371	5,416	$14,786	18,199	$52,379	15,327	$2	$3,557	$(75,982)	$—	$(1)	$(72,424)
Issuance of common stock under employee stock option and stock award plans	—	—	—	—	—	—	—	—	5,339	1	1,405	—	(1,183)	—	223
Stock-based compensation expense related to employee and non-employee stock awards	—	—	—	—	—	—	—	—	—	—	14,564	—	—	—	14,564
Recission of common stock awards	—	—	—	—	—	—	—	—	(4,321)	—	(1,231)	—	1,183	—	(48)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	(3)	(3)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(25,995)	—	—	(25,995)

BALANCE AT JUNE 30, 2021	16,620	$14,970	14,213	$27,371	5,416	$14,786	18,199	$52,379	16,345	$3	$18,295	$(101,977)	$—	$(4)	$(83,683)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(In thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,995)	$(7,725)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	166	192
Amortization of intangibles	167	—
Other non-cash (income) expenses	(1)	(1)
Amortization of deferred rent	(22)	7
Stock-based compensation expense	14,564	58
Amortization of debt discount and issuance costs	6	2
Change in operating assets and liabilities:
Accounts receivable	(349)	(1,325)
Inventory	(4,520)	(731)
Prepaid expenses and other current assets	(2,230)	16
Other assets	(121)	—
Accounts payable, accrued compensation and other expenses	4,562	650
Deferred revenue	—	(86)

Net cash used in operating activities	(13,773)	(8,943)

CASH FLOWS FROM INVESTING ACTIVITIES:
Asset acquisition	(680)	—
Investment purchases	(150)	—
Purchases of property and equipment	(641)	(144)
Repayment of notes receivable	2	—

Net cash used in investing activities	(1,469)	(144)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock	—	34,835
Payment of preferred stock issuance costs	—	(95)
Proceeds from issuance of common stock in connection with stock options exercised	222	26
Proceeds from issuance of long-term debt	—	6,000
Principal payments on long-term debt	—	(4,800)

Net cash provided by financing activities	222	35,966

Effect of exchange rate changes on cash	(1)	—

NET INCREASE (DECREASE) IN CASH, CASH-EQUIVALENTS AND RESTRICTED CASH	(15,021)	26,879
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	38,869	6,118

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$23,848	$32,997

The accompanying notes are an integral part of these condensed consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)
1. ORGANIZATION AND BASIS OF PRESENTATION
Navitas Semiconductor Limited (“Navitas IE” or collectively with its consolidated subsidiaries, “Navitas” or the “Company”), is a private company limited by shares organized under the Laws of Ireland and is domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company. Navitas was founded in 2013 and has since been developing ultra-efficient gallium nitride (GaN) semiconductors. The Company presently operates as a product design house that contracts the manufacturing of its chips and packaging to partner suppliers. Navitas maintains its operations around the world, including the United States, Hong Kong, China, Taiwan and the Philippines.
Reorganization
Navitas Semiconductor Inc. (“Navitas U.S.”) was incorporated in the State of Delaware on October 25, 2013. Navitas U.S., initiated a restructuring to streamline its worldwide legal entity structure and more efficiently align its business operations (the “Restructuring”). The Restructuring introduced wholly owned subsidiaries in Hong Kong and China as well as the addition of Navitas IE, an entity registered in Ireland and the U.S., as the parent of Navitas U.S. and the other Navitas subsidiaries. In connection with the Restructuring, effective September 1, 2020, Navitas IE acquired certain intellectual property and other intangible assets from Navitas U.S. and, after the Restructuring, contracts directly with customers. The transfer of intellectual property and other intangible assets by Navitas U.S. to Navitas IE in connection with the Restructuring was among entities within the same consolidated group, and as a result, did not result in any gain or loss to the Company. Navitas IE is treated as a corporation for U.S. federal income tax purposes and is a tax resident in both Ireland and the United States. See Note 11.
Potential business combination
On May 6, 2021, the Company entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement” or “BCA”) with Live Oak Acquisition Corp. II, (“Live Oak”). Pursuant to the BCA, through a series of transactions, the Company plans to merge with and into Live Oak, with the Company surviving the transaction.
Liquidity
Primarily as a result of ongoing product development investments, the Company has incurred recurring losses and negative cash flows from operating activities since its inception, including net operating losses of $25,847 and $18,803 for the six months ended June 30, 2021 and year ended December 31, 2020, respectively. The Company expects to continue to invest in product development and generate operating losses in the near future.
On May 6, 2021, the Company entered into the merger agreement with Live Oak. The Company is pursuing the consummation of a merger with Live Oak under the BCA. If the merger is unable to be completed and the Company is not able to secure alternative sources of financing, the Company will need to reduce planned operating expenditures, which could adversely affect its business prospects or reduce its planned future operations. Although management would plan to secure alternate sources of financing in the event the merger is unsuccessful, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations. If the Company does not complete the merger and is unable to obtain sufficient funding, the Company believes that alternative plans to manage hiring and spending would be sufficient to allow continued operations for more than one year after the date the financial statements are available to be issued.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

Basis of Presentation
The accompanying condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. The condensed consolidated balance sheet as of December 31, 2020 has been derived from the audited consolidated financial statements as of that date but does not include all of the information and footnotes included in such audited consolidated financial statements. The interim information is unaudited and excludes some of the disclosures required in annual financial statements. Management believes it has made all necessary adjustments such that the condensed consolidated financial statements are presented fairly. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The condensed consolidated financial statements include the accounts of the Company, its wholly-owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. For all periods presented, the Company did not have an interest in any variable interest entities. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
2. SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS
Significant Accounting Policies and Estimates
Segment Reporting
The Company is organized and operates as one reportable segment, the design, development, manufacture and marketing of integrated circuits and related components for use primarily in mobile device and other markets. The Company’s chief operating decision maker, the Chief Executive Officer, reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance.
Revenue Recognition
The Company recognizes revenue under the core principle of depicting the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
Product revenues consist of sales to distributors, original equipment manufacturers, or OEMs, and merchant power supply manufacturers. The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with a customer. In situations where sales are to a distributor, the Company has concluded that its contracts are with the distributor as the Company holds a contract

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

bearing enforceable rights and obligations only with the distributor. As part of its consideration of the contract, the Company evaluates certain factors including the customer’s ability to pay (or credit risk). For each contract, the Company considers the promise to transfer products, each of which is distinct, to be the identified performance obligations. In determining the transaction price the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled. As the Company’s standard payment terms are less than one year, the Company has elected the practical expedient to not assess whether a contract has a significant financing component. The Company has entered into warrant agreements for preferred and common stock with certain investors who are downstream users of the Company’s products. The Company considers the warrants, which are subject to the achievement of revenue-based performance incentives, to be a form of consideration payable to customers. Accordingly, any value attributable to the warrants is accounted for as a reduction of the transaction price.
The Company allocates the transaction price to each distinct performance obligation based on their relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable input which depicts the price as if sold to a similar customer in similar circumstances. Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied), which typically occurs at shipment. Further, in determining whether control has transferred, the Company considers if there is a present right to payment and legal title, along with risks and rewards of ownership having transferred to the customer.
When the Company receives orders for products to be delivered over multiple dates that may extend across several reporting periods, the Company invoices for each delivery upon shipment and recognizes revenues for each distinct product delivered. The Company has also elected the practical expedient to expense commissions when incurred as the amortization period of the commission asset the Company would have otherwise recognized is less than one year.
Sales to international customers that are shipped from the Company’s facility outside of the United States are pursuant to EX Works, or EXW, shipping terms, meaning that control of the product transfers to the customer upon shipment from the Company’s or its vendors’ foreign warehouse.
Sales to most distributors are made under terms allowing certain limited rights of return (known as “stock rotation”) of the Company’s products held in their inventory or upon sale to their end customers. Revenue from sales to distributors is recognized upon the transfer of control to the distributor. Stock rotation rights grant the distributor the ability to return certain specified amounts of inventory. Stock rotation adjustments are an additional form of variable consideration and are also estimated using the expected value method based on historical return rates. Historically, distributor stock rotation adjustments have not been material.
The Company generally provides an assurance warranty that its products will substantially conform to the published specifications for twelve months from the date of shipment. The Company’s liability is limited to either a credit equal to the purchase price or replacement of the defective part. Returns under warranty have historically not been material. As such, the Company does not record a specific warranty reserve.
Revenue received from customers in advance of the Company shipping the related product is considered a contract liability and is included in deferred revenue on the Company’s condensed consolidated balance sheet.
Inventory
Inventory (which consist of costs associated with the purchases of wafers from offshore foundries and of packaged components from offshore assembly manufacturers, as well as internal labor and overhead, including

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

depreciation and amortization, associated with the testing of both wafers and packaged components) are stated at the lower of cost
(first-in,
first-out)
or market. The Company periodically reviews inventory for potential obsolescence based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. Inventory items determined to be impaired are reduced to their net realizable values.
Stock-based compensation
The Company measures and recognizes compensation expense for all stock-based awards based on the grant date fair value of the awards.
Unvested restricted stock awards that are subject to the Company’s repurchase are recorded as liability instruments on the accompanying balance sheets. The awards are reclassified into common stock as they vest and are released from the repurchase requirement. The estimated fair value of the Company’s common stock has historically been determined by the Company’s board of directors, with input from management, and in consideration of the most recently available third-party valuation of the Company’s common stock. Fair value at the time of grant is determined considering a number of objective and subjective factors, including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, among other factors. The fair value of common stock was derived by first determining the equity value of the Company. The equity value of the Company was historically determined using the market approach by reference to the closest round of equity financing, if any, preceding the date of valuation and analysis of the trading values of comparable publicly traded companies. The equity value of the Company is allocated among various classes of stock using an option pricing model (“OPM”). The OPM takes into account the Company’s classes of equity, dividend policy and conversion rights to determine how proceeds from a liquidity event would be distributed among the various ownership classes at a future date. The OPM arrives at a final estimated fair value per share of the common stock before a discount for lack of marketability is applied. Beginning with the most recent common stock valuation, as of February 2021, the equity value of the Company was determined using the probability weighted expected return method approach, which assigns a probability or weighting to valuations determined under distinct scenarios. The Company recognizes compensation expense over the requisite service period in the statements of operations for restricted stock awards.
The fair value of stock option awards to employees and restricted stock awards to non-employees
with service based vesting conditions is estimated using the Black-Scholes option pricing model. The value of an award is recognized as expense over the requisite service period in the statements of operations.
The option pricing model requires management to make assumptions and to apply judgment in determining fair value of the awards. The most significant assumptions and judgments include the expected volatility, risk-free interest rate, expected dividend rate and expected term of the award.
The expected volatility of the awards is based on historical volatility of selected public companies within the Company’s industry. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury notes with term approximately equal to the expected term of the awards. The expected dividend rate is zero as the Company currently has no history or expectation of cash dividends on its common stock. The Company has adopted the practical expedient for determining the expected term of stock option awards, which is the midpoint between the end of the vesting term and the expiration of the award.
The Company has elected to account for forfeitures as they occur.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

The Company elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognize compensation expense on a straight-line basis over the requisite service period.
Debt issuance costs and debt discounts
The Company records debt issuance costs and debt discounts, net of accumulated amortization, as direct deductions from the principal balance of its long-term debt to which they relate. Amortization is reported as a component of interest expense and is computed using the effective interest method.
Income Taxes
Current income tax expense is an estimate of current income taxes payable or refundable in the current fiscal year based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences and carry-forwards that are recognized for financial reporting and income tax purposes.
The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, utilizing the tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes valuation allowances to reduce any deferred tax assets to the amount that it estimates will more likely than not be realized based on available evidence and management’s judgment. In the event that the Company determines, based on available evidence and management judgment, that all or part of the net deferred tax assets will not be realized in the future, it would record a valuation allowance in the period the determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Resolution of these uncertainties in a manner inconsistent with the Company’s expectations could have a material impact on the Company’s results of operations and financial position.
Accounts receivable
Accounts receivable are reported as the amount management expects to collect from outstanding balances. Management performs an analysis of the current status of each individual customer account to determine the appropriate level for the allowance for doubtful accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off against the allowance for doubtful accounts. As of June 30, 2021, and December 31, 2020, all receivables were considered collectible.
Intangible Assets
Intangible assets are evaluated for impairment on an annual basis, or sooner if indicators exist for a potential impairment.
Long-lived assets, such as property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

Cash and Cash Equivalents
The Company considers cash invested in highly liquid financial instruments with maturities of three months or less at the date of purchase to be cash equivalents. As of June 30, 2021, December 31, 2020, June 30, 2020 and December 31, 2019, cash, cash equivalents and restricted cash per the statements of cash flows was as follows:

	June 30, 2021	December 31, 2020	June 30, 2020	December 31, 2019
Cash and cash equivalents	$23,848	$38,869	$32,997	$5,970
Restricted cash	—	—	—	148

Total cash, cash equivalents and restricted cash	$23,848	$38,869	$32,997	$6,118

Stock Subject to Possible Redemption
We account for common and preferred stock subject to possible redemption in accordance with the accounting guidance applicable to distinguishing liabilities from equity. Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable stock (including preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common and preferred stock is classified as stockholders’ equity. The Company’s preferred stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021, all of the Company’s preferred stock is considered subject to possible redemption and is presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.
Research and Development
Costs related to research, design, and development of our products are expensed as incurred. Research and development expense consists primarily of pre-production
costs related to the design and development of our products and technologies, including costs related to contracted non-recurring
engineering services. These expenses include employee compensation, benefits and related costs of sustaining our engineering teams, project material costs, third party fees paid to consultants, prototype development expenses, and other costs incurred in the product and technology design and development processes.
Emerging Growth Company
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging
growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

Recent Accounting Developments
Leases
In February 2016, the FASB issued ASU
2016-02,
Leases (Topic 842) (“ASU
2016-02”),
whereby lessees will be required to recognize for all leases at the commencement date a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use
asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. A modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements must be applied. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The FASB issued Accounting Standards Updates
2019-10
and ASU
2020-05,
which changed some effective dates for ASU
2016-02
on leasing. After applying ASU
2019-10
and
2020-05,
ASU
2016-02
is effective for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of the new standard is expected to result in the recognition of lease liabilities and right-of-use
assets as of January 1, 2022. The Company is currently evaluating the impact of the new standard on its condensed consolidated financial statements and related disclosures.
Credit Losses
In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU
2016-13,
Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, which replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. This ASU requires entities to measure the impairment of certain financial instruments, including accounts receivable, based on expected losses rather than incurred losses. For non-public
business entities, this ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted, and will be effective for the Company beginning in 2023. The Company is currently evaluating the impact of the new standard on the Company’s condensed consolidated financial statements and related disclosures.
3. PROPERTY AND EQUIPMENT, NET
At June 30, 2021 and December 31, 2020, property and equipment, net consist of the following:

	June 30, 2021	December 31, 2020
Furniture and fixtures	$164	$164
Computers and other equipment	2,111	1,591
Leasehold improvements	256	135

	2,531	1,890
Accumulated depreciation	(1,351)	(1,168)

Total	$1,180	$722

For the three and six months ended June 30, 2021 and 2020, depreciation expense was $86, $166, $99 and $192, respectively, and was determined using the straight-line method over the following estimated useful lives:

Furniture and fixtures	3 – 7 years
Computers and other equipment	2 – 5 years
Leasehold improvements	2 – 5 years

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

4. INVENTORY
Inventory consists of the following:

	June 30, 2021	December 31, 2020
Raw materials	$3,432	$1,042
Work-in-process	3,877	1,991
Finished goods	615	371

Total	$7,924	$3,404

5. FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES
The accounting guidance on fair value measurements, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices for identical assets in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
The short-term nature of the Company’s cash and cash-equivalents, accounts receivable and accounts payable causes each of their carrying values to approximate fair value. Please see Note 6 for the fair value of the Company’s outstanding debt obligations.
The Company did not transfer any investments between level 1 and level 2 of the fair value hierarchy in the six months ended June 30, 2021 and 2020. There were no level 3 assets or liabilities for any period presented.
6. DEBT OBLIGATIONS
On April 29, 2020, the Company entered into a loan and security agreement with a new bank (the “Term Loan”), which provides for term advances up to $8,000. The loan is divided into three term advances, First Term Advance, Second Term Advance and Third Term Advance. The First Term Advance has a maximum available amount of $6,000. The Second Term Advance has a maximum available amount of $1,000 and was subject to the Company receiving aggregate net proceeds from Series
B-2
Preferred Stock of $29,800 by no later than September 30, 2020. The Third Term Advance has a maximum available amount of $1,000 and was subject to the Company receiving aggregate net proceeds from Series
B-2
Preferred Stock of $39,900 by no later than September 30, 2020. As of December 31, 2020, the Company had met all of the fundraising conditions. The Term Loan bears interest at a rate equal to the greater of (i) US Prime Rate plus 0.75% and (ii) 4% and is collateralized by all assets of the Company. As of December 31, 2020, and June 30, 2021, the interest rate was 4%. The loan is payable in thirty monthly installments beginning August 1, 2021 with a final maturity date of January 1, 2024. Concurrent with the execution of the Term Loan, the Company borrowed $6,000 and paid off the outstanding principal balance and accrued interest on its then-existing long-term debt with a different bank, fully satisfying its obligations. On August 1, 2021, the Company drew down $2,000, the maximum available amount under the Second Term Advance and Third Term Advance.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

In connection with execution of the Term Loan, the Company issued warrants to the bank (see Note 9). The fair value of the warrants at the date of issuance was $16 and was recorded as debt discount, subject to amortization using the effective interest rate method over the term of the loan.
Under the terms of the previously outstanding loan, as amended on March 6, 2018, the Company was able to borrow up to $7,000. Term loan borrowings bore interest at the lower of the bank’s prime rate plus 0.75% or 5.0% (5% at December 31, 2019). Interest was payable monthly from the date of the first borrowing. Principal was payable in 30 equal monthly installments beginning July 1, 2019 through the amended maturity date of December 1, 2021.
Amortization of debt discount and issuance costs for three and six months ended June 30, 2021 and 2020 was $3, $6, $2 and $2, respectively.
The Term Loan agreement contains certain restrictive covenants. At June 30, 2021, the Company is in compliance with all such covenants.
The following is a summary of the carrying value of long-term debt as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Note payable	$6,000	$6,000
Less: Current portion	(2,200)	(1,000)
Less: Debt discount and issuance costs	(22)	(29)

Note payable, net of current portion	$3,778	$4,971

As of June 30, 2021, future scheduled principal payments of debt obligations were as follows:

Fiscal Year
Remainder of 2021	$1,000
2022	2,400
2023	2,400
2024	200
2025	—
Thereafter	—

Total	$6,000

7. SHARE BASED COMPENSATION:
2020 Equity Incentive Plan
The 2020 Equity Incentive Plan (the “Plan”) was adopted by the Company’s board of directors on August 5, 2020, as an amendment and restatement of the 2013 Equity Incentive Plan (“2013 Plan”). The Plan provides for the grant of incentive stock options, non-statutory
stock options, restricted stock awards, restricted stock unit (RSU) awards, stock appreciation rights, and other stock awards to employees, directors and consultants. Pursuant to the Plan, the exercise price for incentive stock options and non-statutory
stock options is generally at

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

least 100% of the fair market value of the underlying shares on the date of grant. Options generally vest over 48 months measured from the date of grant. Options generally expire no later than ten years after the date of grant, subject to earlier termination upon an optionee’s cessation of employment or service. Certain options are subject to accelerated vesting upon a change in control (as defined by the Plan).
Under the terms of the Plan, the Company is authorized to issue 18,899,285 shares of common stock awards. As of June 30, 2021, excluding the impact of forfeitures and other transactions that impact the number of shares issuable under the Plan, the Company has issued 13,112,808 stock options to its employees and consultants and 7,359,069 shares of restricted stock to employees, directors and consultants under the Plan.
Stock-Based Compensation
The Company recognizes the fair value of stock-based compensation in its financial statements over the requisite service period of the individual grants, which generally equals a four-year vesting period. The Company uses estimates of volatility, expected term, risk-free interest rate and dividend yield in determining the fair value of these awards and the amount of compensation expense to recognize. The Company uses the straight-line method to amortize all stock awards granted over the requisite service period of the award.
The following table summarizes the stock-based compensation expense recognized for the three and six month periods ended June 30, 2021 and 2020:

	Three Months Ended June 30		Six Months Ended June 30
(In thousands)	2021	2020	2021	2020
Cost of revenues	$50	$—	$163	$—
Research and development	1,424	12	1,630	24
Selling, general and administrative	11,255	12	12,771	34

Total stock-based compensation expense	$12,729	$24	$14,564	$58

Stock options
Generally, stock options granted under the Plan have
10-year
terms and vest 1/4th on the anniversary of the vesting commencement date and 1/48th monthly thereafter. Stock options with performance vesting conditions begin to vest upon achievement of the performance condition. Expense is recognized beginning in the period in which performance is considered probable.
The fair value of incentive stock options issued was estimated using the Black-Scholes model with the following weighted-average assumptions used during the six months ended June 30, 2021:

2021
Risk-free interest rates	0.42%
Expected volatility rates	44%
Expected dividend yield	—
Expected term (in years)	6
Weighted-average grant date fair value of options	$0.48

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

A summary of stock options outstanding as of June 30, 2021, and activity during the six months then ended, is presented below:

	Shares (In thousands)		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In years)
Outstanding at December 31, 2020	11,861		$0.51	7.8
Granted	190		1.16
Exercised	(1,019	) 1	0.17
Forfeited or expired	(53)		1.14
Cancelled	(135)		1.16

Outstanding at June 30, 2021	10,844		$0.54	7.4

Vested and Exercisable at June 30, 2021	6,119		$0.27	6.8

1	Net of 240 options exercised in the first quarter of 2021 which were subsequently rescinded in the three months ended June 30, 2021.
A summary of unvested stock options outstanding as of June 30, 2021, and activity during the six months then ended, is presented below:

	Shares (In thousands)	Weighted Average Fair Value
Unvested options outstanding at December 31, 2020	5,935	$0.33
Granted	190	0.48
Vested	(1,212)	0.23
Forfeited or expired	(53)	0.47
Cancelled	(135)	0.48

Unvested options outstanding at June 30, 2021	4,725	$0.36

During the six months ended June 30, 2021, the Company recognized $347 of stock-based compensation expense for the vesting of outstanding stock options. At June 30, 2021, unrecognized compensation cost related to unvested awards totaled $1,430. The weighted-average period over which this remaining compensation cost will be recognized is 2.7 years.
Restricted common stock
In 2020, the Company awarded 485,959 common shares to an investor as consideration for consulting services. The Company recognized $282 and $0 of stock-based compensation expense for vesting during the six months ended June 30, 2021 and 2020, based on grant date fair value per share of $1.16. As of June 30, 2021, the awards were fully vested.
In February 2021, certain members of senior management entered into amended employment agreements, which provided for the right to purchase restricted Navitas common shares at fair market value per share. These

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

restricted shares vest over terms of up to four years, subject to various performance conditions. The purchases were funded with full recourse promissory notes bearing interest at rates ranging from 0.48% to 0.56% per annum. Restricted common stockholders are entitled to all of the rights of common stockholders.
The share purchase agreements and related promissory notes were based on an initial grant date fair value of $0.29 per share based on a valuation report obtained from a third party, however, the Company later determined that the appropriate fair value at the date of grant was $5.53 per share. Restricted common stock issued at prices below fair value are recognized in compensation expense over the vesting term based on fair value at grant. On May 26, 2021, the Navitas Board and certain executives jointly decided to rescind the restricted stock awards granted to these executives on February 12, 2021, as well as the associated recourse promissory notes and the amendment to the executives’ employment agreements and the Company agreed to indemnify the executives from any personal tax consequences related to the rescission of these awards. As a result, the Company recognized $12,330 of additional stock-based compensation expense in the financial statements during the three months ended June 30, 2021. Such amount represents the recognition of compensation expense related to the unrecognized compensation cost at the rescission date. For the three and six months ended June 30, 2021, the Company recognized compensation expense of $12,330 and $13,772, respectively, for restricted stock awards issued at prices below the grant date fair value of the awards. The Company did not grant any restricted common shares during the three months ended June 30, 2020.
A summary of restricted stock awards outstanding as of June 30, 2021, and activity during the six months then ended, is presented below:

	Shares (In thousands)		Weighted-Average Issuance Price	Weighted-Average Grant Date Fair Value Per Share
Outstanding at December 31, 2020	—		$—	$—
Granted	4,081	(1)	0.29	5.53
Vested	—	(1)	—	—
Forfeited	—		—	—
Rescinded	(4,081)		0.29	5.53

Outstanding at June 30, 2021	—		$—	$—

(1)	All shares awarded, both vested and unvested, were rescinded for no consideration in the second quarter of 2021.
8. SIGNIFICANT CUSTOMERS AND CREDIT CONCENTRATIONS
Customer Concentration
Nearly all of the Company’s revenues are attributable to sales of the Company’s products to distributors of electronic components. These distributors sell the Company’s products to a range of end users, including OEMs and merchant power supply manufacturers.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

The following customers represented 10% or more of the Company’s net revenues for the respective periods:

	Six Months Ended June 30,
Customer	2021	2020
Distributor A	21%	64%
Distributor B	20	*
Distributor C	19	14
Distributor D	38	*
Distributor E.	3	13

*	Total customer revenue was less than 10% of net revenues.
No other customers accounted for 10% or more of the Company’s net revenues in the periods presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consisted principally of cash, cash equivalents and trade receivables. The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. The Company has not experienced any losses on cash or cash equivalents held at financial institutions. The Company does not have any off-balance-sheet
credit exposure related to its customers.
The following customers represented 10% or more of accounts receivable:

	As of June 30,
Customer	2021	2020
Distributor A	33%	74%
Distributor B	*	*
Distributor C	22	10
Distributor D	43	*
Distributor E	*	15

*	Total customer accounts receivable was less than 10% of net accounts receivables.
No other customers accounted for 10% or more of the Company’s accounts receivable in the periods presented.
Concentration of Supplier Risk
The Company currently relies on a single foundry to produce wafers for GaN ICs. Loss of the relationship with this supplier could have a substantial negative effect on the Company. Additionally, the Company relies on a limited number of third-party subcontractors and suppliers for testing, packaging and certain other tasks. Disruption or termination of supply sources or subcontractors, including due to the
COVID-19
pandemic or natural disasters such as an earthquake or other causes, could delay shipments and could have a material adverse effect on the Company. Although there are generally alternate sources for these materials and services, qualification of the alternate sources could cause delays sufficient to have a material adverse effect on the

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

Company. A significant amount of the Company’s third-party subcontractors and suppliers, including third-party foundries that supply wafers for GaN ICs, are located in Taiwan. A significant amount of the Company’s assembly and test operations are conducted by third-party contractors in Taiwan and the Philippines.
9. STOCKHOLDERS EQUITY (DEFICIT)
Common Stock
As of June 30, 2021, the Company has 93,000,000 authorized shares of common stock, of which, 82,920,332 are issued and outstanding or reserved for potential issuances of common stock related to the exercise of stock options, the vesting of restricted common stock, conversion of convertible preferred stock and the exercise of warrants.
Series
B-1
convertible preferred stock
On July 5, 2018, the Company amended its articles of incorporation and authorized the issuance of 6,133,979 shares of a new class of stock, Series
B-1.
On July 5, 2018, the Company entered into a Series
B-1
purchase agreement with six new investors for 4,340,415 shares of Series
B-1
for an aggregate purchase price of $12,100. The Company incurred $146, of direct costs related to the issuance of Series
B-1
shares, which is recorded as a reduction of the Series
B-1
convertible preferred stock.
On May 22, 2019, the Company amended the Series
B-1
purchase agreement to allow for the issuance of additional shares of Series
B-1.
On May 22, 2019, the Company issued 1,076,136 shares of Series
B-1,
in exchange for cash of $3,000, to a new unrelated investor under the amended Series
B-1
purchase agreement.
Series
B-2
convertible preferred stock
During 2020, the Company amended its articles of incorporation and authorized the issuance of up to 24,027,913 shares of a new class of stock, Series
B-2.
The Company entered into Series
B-2
purchase agreements with 13 investors for 18,198,891 shares of Series
B-2
for an aggregate purchase price of $53,085. The Company incurred $706 of direct costs related to the issuance of Series
B-2
shares, which is recorded as a reduction of the Series
B-2
convertible preferred stock.
Preferred stock conversion rights
Under the terms of the July 5, 2018 amended articles of incorporation, Series A, Series B, Series
B-1
and Series
B-2
shares (collectively, the “Preferred Stock”) are convertible into common stock at the option of the holders at any time after issuance. Preferred Stock shares are automatically converted upon the firm underwriting commitment for an initial public offering of aggregate proceeds not less than $100,000 or upon receipt by the Company of a conversion request by at least 60% of the outstanding Preferred Stock shares. The number of common units issuable upon conversion is determined based on original issuance price divided by the conversion price. The Series A conversion price is equal to the original issuance price of $1.05 per share, the Series B conversion price is equal to the original issuance price of $1.94 per share, the Series
B-1
conversion price is equal to the original issuance price of $2.79 per share and the Series
B-2
conversion price is equal to the original issuance price of $2.92 per share. The conversion prices may be adjusted downward if subsequent dilutive events occur such as an issuance of additional equity. The conversion prices cannot drop below $0.01 per share.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

Preferred stock distribution, redemption and liquidation preference
Series A, Series B, Series
B-1
and Series
B-2
shareholders are entitled to an annual, noncumulative, dividend preference of $0.08, $0.15, $0.22 and $0.23 per share, respectively. Preferred shareholders are entitled to receive dividends, when, as and if declared by the Company’s Board of Directors. The Company has not declared or paid dividends since its inception. Dividends may be made to common stockholders after satisfying the Preferred Stock dividend preferences. Payment of dividends is made on a pro-rata
basis in proportion to the number of shares held by each shareholder. In addition, the Preferred Stock can be redeemed by the holders upon certain events outside of the Company’s sole control, such as a Liquidation Event (as defined in the Company’s constitution), at the liquidation preference amount plus declared but unpaid dividends. As such, Preferred Stock is presented outside of permanent equity on the Company’s balance sheets.
Series A, Series B, Series
B-1
and Series
B-2
shareholders are entitled to a $1.05, $1.94, $2.79 and $2.92 per share liquidation preference, respectively, subject to adjustment for any declared but unpaid dividends. After satisfying the Preferred Stock liquidation preference, remaining assets will be distributed pro-rata
to the holders of common stock in proportion to the number of shares held by each holder of common stock. In the case of a Liquidation Event, to the extent that assets available for liquidation are less than the amount necessary to satisfy the liquidation preference, assets will be liquidated on a pro-rata
basis to the Preferred Stock shareholders in proportion to the number of Series A, Series B, Series
B-1
and Series
B-2
shares held by each holder of Preferred Stock. After satisfying the Preferred Stock liquidation preference, remaining assets will be distributed pro-rata
to the holders of common stock in proportion to the number of shares held by each holder of common stock.
Warrants
The Company issued warrants in connection with its term loan agreement with a bank (see Note 6). Under the original term loan agreement, the Company issued 96,300 warrants in 2016 to the bank. These warrants are exercisable into Series A shares at a price of $1.05 per share and expire on February 16, 2026. In connection with the modification of the term loan agreement on March 6, 2018, the Company issued an additional 49,223 warrants to the bank. These warrants are exercisable into Series B shares at a price of $1.94 per share and expire on March 6, 2028. The warrants issued to the bank may be exercised through payment of cash or net share settlement. The warrants issued to the bank are automatically net share settled upon expiration, acquisition of the Company or an initial public offering.
On September 6, 2018, the Company issued 717,424 warrants to a potential customer. The warrants are exercisable into Series
B-1
shares at a price of $2.79 per share and expire on January 31, 2020. The warrants vest based on purchases by the end customer from January 1, 2019 through December 31, 2019. The warrants are exercisable through payment of cash. As of the date of grant and December 31, 2019, the Company has determined that it was not probable that the end customer will make enough purchases to begin vesting, and, accordingly, no expense has been recognized. The warrants did not vest and were cancelled effective January 31, 2020.
On September 7, 2018, the Company issued 215,227 warrants to an investor entity that is involved in generating sales for the Company. The warrants are exercisable into shares of common stock at a price of $0.22 per share and expire on September 7, 2023. The warrants vest based on sales generated by the investor entity through May 15, 2021. The warrants are exercisable through payment of cash or net share settlement. As of the date of grant and December 31, 2019, the investor entity has met the performance conditions for vesting of 21,522 warrants, and, accordingly, an expense amounting to $1 has been recognized. A performance milestone

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

was achieved in March 2021, resulting in the vesting of an additional 40,176 warrants and the recognition of $4 of expense.
On April 29, 2020, the Company issued warrants in connection with its loan and security agreement with a new bank. Pursuant to the agreement, the Company issued 30,000 warrants that are exercisable into Series
B-2
Preferred Stock at a price of $2.92 per share and expire on April 30, 2030. The warrants issued to the bank may be exercised through payment of cash or net share settlement. The warrants are automatically net share settled upon expiration, acquisition of the Company or an initial public offering.
On December 16, 2020, the Company issued 548,523 warrants to an investor entity that is also an end customer of the Company. Vested warrants are exercisable into shares of common stock at a price of $0.29 per share and expire on December 16, 2025. The warrants vest based on purchases (indirectly) by the investor entity through December 31, 2021. The warrants are exercisable through payment of cash or net share settlement. As of December 31, 2020, the Company determined it was probable the investor would achieve the performance threshold for vesting, consequently, the company began recognizing the vesting charge for the fair value of the warrants as a reduction of revenue in proportion to the revenue generated. The Company recognized contra-revenue in the amount of $163 for the six months ended June 30, 2021. As of June 30, 2021, the warrants were fully vested and fully expensed.
On December 29, 2020, the Company issued 342,827 warrants to an investor entity that is also an end customer of the Company. Vested warrants are exercisable into shares of common stock at a price of $0.29 per share and expire on December 29, 2025. The warrants vest based on purchases (indirectly) by the investor entity through December 31, 2021. The warrants are exercisable through payment of cash or net share settlement. As of the date of grant and June 30, 2021, the Company determined that it was not probable the investor entity would meet the performance conditions for vesting of the warrants, and, accordingly, no expense was recognized in any period.
The Company determined that all warrants issued should be classified as equity at the grant date fair value. The Company determined the grant date fair value using the Black-Scholes option pricing model.
10. LOSS PER SHARE:
Basic loss per share is calculated by dividing net loss by the weighted-average shares of common stock outstanding during the period. Diluted earnings per share are calculated by dividing net loss by the weighted-average shares of common stock and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares included in this calculation consist of dilutive shares issuable upon the assumed exercise of outstanding common stock options, the assumed vesting of outstanding restricted stock units, the assumed issuance of awards for contingently issuable performance-based awards, as computed using the treasury stock method.
The Company’s potentially dilutive securities, which include unexercised stock options, unvested shares, preferred shares and warrants for common and preferred shares, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common shareholders is the same.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

11. PROVISION FOR INCOME TAXES:
Income Taxes
Deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, utilizing the tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income. In the event that the Company determines, based on available evidence and management judgment, that all or part of the net deferred tax assets will not be realized in the future, the Company would record a valuation allowance in the period the determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Resolution of these uncertainties in a manner inconsistent with the Company’s expectations could have a material impact on its results of operations and financial position.
At December 31, 2020, the Company has approximately $65,434 of federal net operating loss (“NOL”) carryforwards and approximately $31,042 of State NOL carryforwards expiring in varying amounts through 2037, with the exception Federal NOLs arising from the years ended after December 31, 2017 that may be carried forward indefinitely. Realization of the NOL carryforwards is dependent on the Company generating sufficient taxable income prior to expiration of the NOL carryforwards and is also potentially subject to usage limitations due to changes in the Company’s ownership. As of June 30, 2021, the Company continues to maintain a full valuation allowance as the Company believes that it is not more likely than not that the deferred tax assets will be fully realized.
The transfer of intellectual property and other intangible assets by Navitas U.S. to Navitas IE in connection with the Restructuring was among entities within the same consolidated group for U.S. federal income tax purposes, and as a result, any gain or loss to Navitas U.S. is expected to be deferred for U.S. federal income tax purposes.
12. COMMITMENTS and CONTINGENCIES
Lease commitments
The Company leases its corporate offices and certain equipment under noncancelable operating leases expiring through May 2024. For the three and six months ended June 30, 2021 and 2020, total rental expense under the operating leases that have initial or remaining lease terms in excess of one year is $285, $552, $211 and $400, respectively.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

Future minimum lease payments under all
non-cancelable
lease agreements as of June 30, 2021, are as follows:

June 30, 2021
Remainder of 2021	$548
2022	911
2023	531
2024	154
2025	—
Thereafter	—

Total future minimum lease payments	$2,144

Purchase Obligations
At June 30, 2021, the Company had no
non-cancelable
purchase obligations that were due beyond one year.
Employment agreements
The Company has entered into agreements with certain employees to provide severance payments to the employees for termination for reasons other than cause, death or disability. Aggregate payments that would be required to be made in the event of termination under the agreements are approximately $1,443. At June 30, 2021, no terminations have occurred or are expected to occur pursuant to these arrangements and, accordingly, no termination benefits have been accrued.
Indemnifications
The Company sells products to its distributors under contracts, collectively referred to as Distributor Sales Agreements (DSA). Each DSA contains the relevant terms of the contractual arrangement with the distributor, and generally includes certain provisions for indemnifying the distributor against losses, expenses, and liabilities from damages that may be awarded against the distributor in the event the Company’s products are found to infringe upon a patent, copyright, trademark, or other proprietary right of a third party (End Customer Indemnification). The DSA generally limits the scope of and remedies for the End Customer Indemnification obligations in a variety of industry-standard respects, including, but not limited to, limitations based on time and geography, and a right to replace an infringing product. The Company also, from time to time, has granted a specific indemnification right to individual end customers.
The Company believes its internal development processes and other policies and practices limit its exposure related to such indemnifications. In addition, the Company requires its employees to sign a proprietary information and inventions agreement, which assigns the rights to its employees’ development work to the Company. To date, the Company has not had to reimburse any of its distributors or end customers for any losses related to these indemnifications and no material claims were outstanding as of June 30, 2021, and December 31, 2020. For several reasons, including the lack of prior indemnification claims and the lack of a monetary liability limit for certain infringement cases, the Company cannot determine the maximum amount of potential future payments, if any, related to such indemnifications.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2021
($ in thousands, except where noted)

Legal proceedings and contingencies
From time to time in the ordinary course of business, the Company may become involved in lawsuits, or end customers and distributors may make claims against the Company. The Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company is not currently subject to any pending actions or regulatory proceedings that either individually or in the aggregate are expected to have a material impact on its condensed consolidated financial statements.
13. EMPLOYEE BENEFIT PLAN
The Company sponsors a 401(k)
tax-deferred
savings plan for all employees in the United States who meet certain eligibility requirements. Participants may contribute up to the amount allowable as a deduction for federal income tax purposes. The Company contributes a certain percentage of employee annual salaries on a discretionary basis, not to exceed an established threshold. For the six months ended June 30, 2021 and 2020, the Company made $160 and $120, respectively, in matching contributions to the 401(k) plan.
14. RELATED PARTY TRANSACTIONS
Notes Receivable
The Company has outstanding interest-bearing notes receivable from an employee. The notes have various maturity dates through May 1, 2023 and bear interest at annual rates ranging from 1.0% to 2.76%. The Company recognized $2 and $2 of interest income from the notes for the six months ended June 30, 2021 and June 30, 2020 respectively.

	June 30, 2021	December 31, 2020
Notes receivable — employee	$215	$221
Service Agreement
On November 1, 2020, Navitas Ireland entered into a service agreement with a company affiliated with a current member of the Navitas Board to provide strategic advisory services and to assist the management team in its activities as directed by the chief executive officer in exchange for a monthly service fee of $16.
15. SUBSEQUENT EVENTS
The Company evaluated material subsequent events from the condensed consolidated balance sheet date of June 30, 2021, through August 20, 2021, the date the condensed consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Navitas Semiconductor Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Navitas Semiconductor Limited and subsidiaries (the “Company”) as of December 31, 2020, the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows, for year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
The financial statements of the Company as of and for the year ended December 31, 2019, were audited by other auditors whose report dated June 7, 2021, expressed an unqualified opinion on those statements.
We have served as the Company’s auditor since 2021.
/s/ Deloitte & Touche LLP
Los Angeles, CA
June 7, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Navitas Semiconductor Limited
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Navitas Semiconductor Limited (formerly known as Navitas Semiconductor, Inc. and referred to herein as the “Company”) as of December 31, 2019, and the related statements of operations, comprehensive income (loss), redeemable convertible preferred stock and stockholders’ equity (deficit), cash flows and the related notes for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Company’s auditor from 2015 to 2021.
/s/ CohnReznick LLP
Los Angeles, California
June 7, 2021

NAVITAS SEMICONDUCTOR LIMITED
CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and par value)	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,869	$5,970
Restricted cash	—	148
Accounts receivable, net	4,152	698
Inventory	3,404	699
Prepaid expenses and other current assets	522	236

Total current assets	46,947	7,751
PROPERTY AND EQUIPMENT, net	722	882
INTANGIBLE ASSETS, net	515	—
NOTES RECEIVABLE	221	229
OTHER ASSETS	102	97

Total assets	$48,507	$8,959

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and other accrued expenses	$3,698	$871
Accrued compensation expenses	1,668	259
Deferred revenue	—	288
Current portion of long-term debt	1,000	2,400

Total current liabilities	6,366	3,818
LONG-TERM DEBT	4,971	2,400
OTHER LIABILITIES	88	68

Total liabilities	11,425	6,286
COMMITMENTS AND CONTINGENCIES (Note12)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Series A convertible preferred stock, $0.0001 par value; 16,716,348 shares authorized and 16,620,018 shares issued and outstanding at December 31, 2020 and 2019; liquidation preference of $17,451 at December 31, 2020 and 2019, respectively	14,970	14,970
Series B convertible preferred stock, $0.0001 par value; 14,262,664 shares authorized, 14,213,431 shares issued and outstanding at December 31, 2020 and 2019; liquidation preference of $27,574 at December 31, 2020 and 2019, respectively	27,371	27,371
Series B-1 convertible preferred stock, $0.0001 par value; 6,133,979 shares authorized, 5,416,551 shares issued and outstanding at December 31, 2020 and 2019; liquidation preference of $15,112 at December 31, 2020 and 2019, respectively	14,786	14,786
Series B-2 convertible preferred stock, $0.0001 par value; 24,027,913 shares authorized, 18,198,891 and nil shares issued and outstanding at December 31, 2020 and 2019, respectively; liquidation preference of $53,085 at December 31, 2020	52,379	—
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.0001 par value, 93,000,000 and 63,000,000 shares authorized as of December 31, 2020 and 2019, respectively, 15,327,160 and 14,654,640 shares issued and outstanding at December 31, 2020 and 2019, respectively	2	1
Additional paid-in capital	3,557	2,483
Accumulated other comprehensive income (loss)	(1)	—
Accumulated deficit	(75,982)	(56,938)

Total stockholders’ equity (deficit)	(72,424)	(54,454)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$48,507	$8,959

The accompanying notes are an integral part of these consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except per share amounts)	2020	2019
NET REVENUES	$11,849	$1,687
COST OF REVENUES	8,134	1,167

GROSS PROFIT	3,715	520

OPERATING EXPENSES:
Research and development	13,049	11,136
Selling, general and administrative	9,469	6,478

Total operating expenses	22,518	17,614

LOSS FROM OPERATIONS	(18,803)	(17,094)
INTEREST EXPENSE, net of interest income of $4 and $5	(236)	(254)

LOSS BEFORE INCOME TAXES	(19,039)	(17,348)
PROVISION FOR INCOME TAXES	5	1

NET LOSS	$(19,044)	$(17,349)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(1.28)	$(1.20)

COMMON SHARES USED IN PER SHARE CALCULATION:
Basic and diluted	14,847	14,516

The accompanying notes are an integral part of these consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
(In thousands)	2020	2019
Net loss	$(19,044)	$(17,349)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net of tax	(1)	—

Total other comprehensive income (loss)	(1)	—

TOTAL COMPREHENSIVE LOSS	$(19,045)	$(17,349)

The accompanying notes are an integral part of these consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

	Redeemable Convertible Preferred Stock								Stockholder’s Equity (Deficit)
	Series A redeemable convertible preferred stock		Series B redeemable convertible preferred stock		Series B-1 redeemable convertible preferred stock		Series B-2 redeemable convertible preferred stock		Common stock		Additional paid in capital	Accumulated deficit	Accumulated comprehensive income (loss)	Total
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE AT DECEMBER 31, 2018	16,620	$14,970	14,213	$27,371	4,340	$11,976	—	$—	14,377	$1	$2,335	$(39,589)	$—	$(37,253)
Issuance of preferred stock	—	—	—	—	1,076	3,000	—	—	—	—	—	—	—	—
Preferred stock issuance costs	—	—	—	—	—	(190)	—	—	—	—	—	—	—	—
Vesting of warrants	—	—	—	—	—	—	—	—	—	—	1	—	—	1
Vesting of restricted common stock	—	—	—	—	—	—	—	—	278	—	31	—	—	31
Stock-based compensation expense related to employee stock awards	—	—	—	—	—	—	—	—	—	—	116	—	—	116
Net loss	—	—	—	—	—	—	—	—	—	—	—	(17,349)	—	(17,349)

BALANCE AT DECEMBER 31, 2019	16,620	$14,970	14,213	$27,371	5,416	$14,786	—	—	14,655	$1	$2,483	$(56,938)	$—	$(54,454)
Issuance of common stock under employee stock option and stock award plans	—	—	—	—	—	—	—	—	672	1	31	—	—	32
Issuance of preferred stock	—	—	—	—	—	—	18,199	53,085	—	—	—	—	—	—
Preferred stock issuance costs	—	—	—	—	—	—	—	(706)	—	—	—	—	—	—
Stock-based compensation expense related to employee and non-employee stock awards	—	—	—	—	—	—	—	—	—	—	1,027	—	—	1,027
Issuance of warrants	—	—	—	—	—	—	—	—	—	—	16	—	—	16
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(1)	(1)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(19,044)	—	(19,044)

BALANCE AT DECEMBER 31, 2020	16,620	$14,970	14,213	$27,371	5,416	$14,786	18,199	$52,379	15,327	$2	$3,557	$(75,982)	$(1)	$(72,424)

The accompanying notes are an integral part of these consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,044)	$(17,349)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	344	385
Amortization of intangibles	167	—
Amortization of deferred rent	20	46
Other	38	1
Stock-based compensation expense	1,027	116
Amortization of debt discount and issuance costs	8	8
Change in operating assets and liabilities:
Accounts receivable	(3,454)	(480)
Inventory	(2,705)	(197)
Prepaid expenses and other current assets	(286)	67
Other assets	(5)	(69)
Accounts payable, accrued compensation and other expenses	3,553	(422)
Deferred revenue	(288)	288

Net cash used in operating activities	(20,625)	(17,606)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(223)	(66)
Repayment (issuance) of notes receivable	8	(2)

Net cash used in investing activities	(215)	(68)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock	53,085	3,000
Payment of preferred stock issuance costs	(706)	(190)
Proceeds from issuance of common stock	31	—
Proceeds from issuance of long-term debt	6,000	2,000
Principal payments on long-term debt	(4,800)	(1,200)
Payment of debt issuance costs	(20)	—

Net cash provided by financing activities	53,590	3,610

Effect of exchange rate changes on cash	1	—

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	32,751	(14,064)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	6,118	20,182

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$38,869	$6,118

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Payable for asset acquisition	$683	$—
Warrants issued in connection with debt	$16	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$2	$1
Cash paid for interest	$218	$289
The accompanying notes are an integral part of these consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)
1. ORGANIZATION AND BASIS OF PRESENTATION
Navitas Semiconductor Limited (“Navitas IE” or collectively with its consolidated subsidiaries, “Navitas” or the “Company”), is a private company limited by shares organized under the Laws of Ireland and is domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company. Navitas was founded in 2013 and has since been developing ultra-efficient gallium nitride (GaN) semiconductors. The Company presently operates as a product design house that contracts the manufacturing of its chips and packaging to partner suppliers. Navitas maintains its operations around the world, including the United States, Hong Kong, China, Taiwan and the Philippines.
Reorganization
Navitas Semiconductor Inc. (“Navitas U.S.”) was incorporated in the State of Delaware on October 25, 2013. Navitas U.S., initiated a restructuring to streamline its worldwide legal entity structure and more efficiently align its business operations (the “Restructuring”). The Restructuring introduced wholly owned subsidiaries in Hong Kong and China as well as the addition of Navitas IE, an entity registered in Ireland and the U.S., as the parent of Navitas U.S. and the other Navitas subsidiaries. In connection with the Restructuring, effective September 1, 2020, Navitas IE acquired certain intellectual property and other intangible assets from Navitas U.S. and, after the Restructuring, contracts directly with customers. The transfer of intellectual property and other intangible assets by Navitas U.S. to Navitas IE in connection with the Restructuring was among entities within the same consolidated group, and as a result, did not result in any gain or loss to the Company. Navitas IE is treated as a corporation for U.S. federal income tax purposes and is a tax resident in both Ireland and the United States. See Note 11.
Basis of Presentation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. For all periods presented, the Company did not have an interest in any variable interest entities. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
On an ongoing basis, management evaluates the assumptions used in making estimates, including those related to (i) the collectability of accounts receivable; (ii) write-down for excess and obsolete inventory; (iii) warranty obligations; (iv) the value assigned to and estimated useful lives of long-lived assets; (v) the realization of tax assets and estimates of tax liabilities and tax reserves; (vi) recoverability of intangible assets; (vii) the computation of share-based compensation; (viii) accrued compensation and other expenses; and (ix) the recognition of revenue. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company engages third-party valuation specialists to assist with estimates related to the valuation of stock options, restricted common stock awards and warrants. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. Actual results could differ from those estimates.
2. SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS
Significant Accounting Policies and Estimates
Segment Reporting
The Company is organized and operates as one reportable segment, the design, development, manufacture and marketing of integrated circuits and related components for use primarily in mobile device and other markets. The Company’s chief operating decision maker, the Chief Executive Officer, reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance.
Revenue Recognition
The Company recognizes revenue under the core principle of depicting the transfer of control to the Company’s customers in an amount reflecting the consideration to which the Company expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
Product revenues consist of sales to distributors, original equipment manufacturers, or OEMs, and merchant power supply manufacturers. The Company considers customer purchase orders, which in some cases are governed by master sales agreements, to be the contracts with a customer. In situations where sales are to a distributor, the Company has concluded that its contracts are with the distributor as the Company holds a contract bearing enforceable rights and obligations only with the distributor. As part of its consideration of the contract, the Company evaluates certain factors including the customer’s ability to pay (or credit risk). If the Company concludes that the customer has the ability to pay, a contract has been established. For each contract, the Company considers the promise to transfer products, each of which is distinct, to be the identified performance obligations. In determining the transaction price the Company evaluates whether the price is subject to refund or adjustment to determine the net consideration to which the Company expects to be entitled. As the Company’s standard payment terms are less than one year, the Company has elected the practical expedient to not assess whether a contract has a significant financing component. The Company has entered into warrant agreements for preferred and common stock with certain investors who are downstream users of the Company’s products. The Company considers the warrants, which are subject to the achievement of revenue-based performance incentives, to be a form of consideration payable to customers. Accordingly, any value attributable to the warrants is accounted for as a reduction of the transaction price.
The Company allocates the transaction price to each distinct performance obligation based on their relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable input which depicts the price as if sold to a similar customer in similar circumstances. Revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

performance obligation is satisfied), which typically occurs at shipment. Further, in determining whether control has transferred, the Company considers if there is a present right to payment and legal title, along with risks and rewards of ownership having transferred to the customer.
When the Company receives orders for products to be delivered over multiple dates that may extend across several reporting periods, the Company invoices for each delivery upon shipment and recognizes revenues for each distinct product delivered. The Company has also elected the practical expedient to expense commissions when incurred as the amortization period of the commission asset the Company would have otherwise recognized is less than one year.
Sales to international customers that are shipped from the Company’s facility outside of the United States are pursuant to EX Works, or EXW, shipping terms, meaning that control of the product transfers to the customer upon shipment from the Company’s or its vendors’ foreign warehouse.
Sales to most distributors are made under terms allowing certain limited rights of return (known as “stock rotation”) of the Company’s products held in their inventory or upon sale to their end customers. Revenue from sales to distributors is recognized upon the transfer of control to the distributor. Stock rotation rights grant the distributor the ability to return certain specified amounts of inventory. Stock rotation adjustments are an additional form of variable consideration and are also estimated using the expected value method based on historical return rates. Historically, distributor stock rotation adjustments have not been material.
The Company generally provides an assurance warranty that its products will substantially conform to the published specifications for twelve months from the date of shipment. The Company’s liability is limited to either a credit equal to the purchase price or replacement of the defective part. Returns under warranty have historically not been material. As such, the Company does not record a specific warranty reserve.
Revenue received from customers in advance of the Company shipping the related product is considered a contract liability and is included in deferred revenue on the Company’s consolidated balance sheet.
Inventory
Inventory (which consist of costs associated with the purchases of wafers from offshore foundries and of packaged components from offshore assembly manufacturers, as well as internal labor and overhead, including depreciation and amortization, associated with the testing of both wafers and packaged components) are stated at the lower of cost (first-in, first-out) or market. The Company periodically reviews inventory for potential obsolescence based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. Inventory items determined to be impaired are reduced to their net realizable values.
Stock-based compensation
The Company measures and recognizes compensation expense for all stock-based awards based on the grant date fair value of the awards.
Unvested restricted stock awards that are subject to the Company’s repurchase are recorded as liability instruments on the accompanying balance sheets. The awards are reclassified into common stock as they vest and are released from the repurchase requirement. The Company recognizes compensation expense over the requisite service period in the consolidated statements of operations for restricted stock awards.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

The fair value of stock option awards to employees and restricted stock awards to non-employees with service based vesting conditions is estimated using the Black-Scholes option pricing model. The value of an award is recognized as expense over the requisite service period in the consolidated statements of operations.
The option pricing model requires management to make assumptions and to apply judgment in determining fair value of the awards. The most significant assumptions and judgments include the expected volatility, risk-free interest rate, expected dividend rate and expected term of the award.
The expected volatility of the awards is based on historical volatility of selected public companies within the Company’s industry. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury notes with term approximately equal to the expected term of the awards. The expected dividend rate is zero as the Company currently has no history or expectation of cash dividends on its common stock. The Company has adopted the practical expedient for determining the expected term of stock option awards, which is the midpoint between the end of the vesting term and the expiration of the award.
The Company has elected to account for forfeitures as they occur.
The Company elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognize compensation expense on a straight-line basis over the requisite service period.
Debt issuance costs and debt discounts
The Company records debt issuance costs and debt discounts, net of accumulated amortization, as direct deductions from the principal balance of its long-term debt to which they relate. Amortization is reported as a component of interest expense and is computed using the effective interest method.
Income Taxes
Current income tax expense is an estimate of current income taxes payable or refundable in the current fiscal year based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences and carry-forwards that are recognized for financial reporting and income tax purposes.
The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, utilizing the tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes valuation allowances to reduce any deferred tax assets to the amount that it estimates will more likely than not be realized based on available evidence and management’s judgment. In the event that the Company determines, based on available evidence and management judgment, that all or part of the net deferred tax assets will not be realized in the future, it would record a valuation allowance in the period the determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Resolution of these uncertainties in a manner inconsistent with the Company’s expectations could have a material impact on the Company’s results of operations and financial position.
The Company has no unrecognized tax benefits at December 31, 2020 and 2019. The Company’s federal and state income tax returns since inception are open and management continually evaluates expiring statutes of

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. When necessary, the Company recognizes interest and penalties associated with tax matters as part of the income tax provision and includes accrued interest and penalties with the related tax liability in the balance sheet. The Company had no accrued interest and penalties at December 31, 2020 and 2019.
Accounts receivable
Accounts receivable are reported as the amount management expects to collect from outstanding balances. Management performs an analysis of the current status of each individual customer account to determine the appropriate level for the allowance for doubtful accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off against the allowance for doubtful accounts. As of December 31, 2020 and 2019, all receivables were considered collectible.
Intangible Assets
Long-lived assets, such as property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.
On July 2, 2020, the Company purchased tangible and intangible assets from a China-based, specialized semiconductor design company, which is also a customer, for cash consideration of approximately $683. The Company determined that substantially all of the fair value of the assets acquired were concentrated in a single identifiable asset, consequently, the Company did not acquire a business and the transaction was accounted for as an asset acquisition. Substantially all of the purchase price was allocated to finite lived intangible assets, primarily a workforce with specialized knowledge, which will be amortized over two years.
Cash and Cash Equivalents
The Company considers cash invested in highly liquid financial instruments with maturities of three months or less at the date of purchase to be cash equivalents. At December 31, 2020, 2019 and 2018, cash, cash equivalents and restricted cash per the statements of cash flows was as follows:

	2020	2019	2018
Cash and cash equivalents	$38,869	$5,970	$20,035
Restricted cash	—	148	147

Total cash, cash equivalents and restricted cash	$38,869	$6,118	$20,182

Restricted Cash
As of December 31, 2019, the Company had a lease which was secured by a $148 letter of credit. The letter of credit was secured by cash held in custody by a financial institution and was restricted as to withdrawal or use. As of December 31, 2020, the letter of credit was no longer outstanding.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

Stock Subject to Possible Redemption
We account for common and preferred stock subject to possible redemption in accordance with the accounting guidance applicable to distinguishing liabilities from equity. Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable stock (including preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common and preferred stock is classified as stockholders’ equity. The Company’s preferred stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020 and 2019, all of the Company’s preferred stock is considered subject to possible redemption and is presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.
Foreign Currency Risk and Foreign Currency Translation
As of December 31, 2020, the Company’s primary transactional currency was U.S. dollars. Gains and losses arising from the remeasurement of non-functional currency balances are recorded in selling, general and administrative expenses in the accompanying consolidated statements of operations. The Company realized a foreign exchange transaction net loss of $15 and $4 in 2020 and 2019, respectively.
The functional currencies of the Company’s non-U.S. subsidiaries are the local currencies. Accordingly, all assets and liabilities are translated into U.S. dollars at the current exchange rates as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Cumulative gains and losses from the translation of the foreign subsidiaries’ financial statements have been included in stockholders’ equity as a component of accumulated comprehensive income (loss).
Advertising
Advertising costs, which are included in selling, general and administrative expenses, are expensed as incurred and amounted to $371 and $661 in 2020 and 2019, respectively.
Research and Development
Costs related to research, design, and development of our products are expensed as incurred. Research and development expense consists primarily of pre-production costs related to the design and development of our products and technologies, including costs related to NRE services contracts with customers. These expenses include employee compensation, benefits and related costs of sustaining our engineering teams, project material costs, third party fees paid to consultants, prototype development expenses, and other costs incurred in the product and technology design and development processes.
Emerging Growth Company
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Recent Accounting Developments
Improvements to share-based payments accounting
In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting to eliminate the separate guidance applicable to share-based payments to nonemployees. Under the new guidance, equity-classified share-based payment awards issued to nonemployees will be measured on the grant date, instead of being remeasured through the performance completion date (generally the vesting date), as required under the current guidance. The guidance also requires recognition of compensation cost for awards with performance conditions when achievement of those conditions is probable, rather than upon their achievement. Further, the guidance eliminates the requirement to reassess the classification of nonemployee awards under the financial instruments literature upon vesting. For private companies, the guidance is effective for fiscal years beginning after December 15, 2019. The Company adopted this guidance on January 1, 2020. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements
.
In November 2019, the FASB issued ASU 2019-08, Codification Improvements-Share-Based Consideration Payable to a Customer. The amendments in this update require that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. The amount recorded as a reduction of the transaction price is required to be measured on the basis of the grant-date fair value of the share-based payment award in accordance with Topic 718. The grant date is the date at which a grantor (supplier) and a grantee (customer) reach a mutual understanding of the key terms and conditions of a share-based payment award. The classification and subsequent measurement of the award are subject to the guidance in Topic 718 unless the share-based payment award is subsequently modified and the grantee is no longer a customer. If an entity adopts the amendments in this Update in the same fiscal year that it adopts the amendments in Update 2018-07, the entity should apply the amendments in this Update through a cumulative-effect adjustment to the opening balance of retained earnings at the beginning of the fiscal year in which it adopted the amendments in Update 2018-07. For private companies, the guidance is effective for fiscal years beginning after December 15, 2019. The adoption of ASU No. 2019-08, on January 1, 2020, did not have a material effect on the Company’s consolidated financial statements.
Revenue from contracts with customers
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) providing new revenue recognition guidance that superseded existing revenue recognition guidance. The update, as amended, requires the recognition of revenue related to the transfer of goods or services to customers reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, as well as additional qualitative and quantitative disclosures about revenues. The Company adopted the new revenue recognition guidance as of January 1, 2019 using the modified retrospective method of transition for all contracts that were not completed as of that date. Adoption of the new revenue recognition guidance did not have a material impact on the Company’s consolidated financial statements.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

Statement of cash flows
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) — Restricted Cash (“ASU 2016-18”), to address diversity in practice with respect to the cash flows presentation of changes in amounts described as restricted cash and cash equivalents. ASU 2016-18 requires a reporting entity to include amounts described as either restricted cash or restricted cash and cash equivalents (collectively referred to as “restricted cash” herein) when reconciling beginning and ending balances in its statement of cash flows. The update also amends Topic 230 to require disclosures about the nature of restricted cash. ASU 2016-18 was adopted retrospectively during the year ended December 31, 2019. The adoption did not have a material impact on the Company’s consolidated financial statements.
Leases
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), whereby lessees will be required to recognize for all leases at the commencement date a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. A modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements must be applied. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The FASB issued Accounting Standards Updates 2019-10 and ASU 2020-05, which changed some effective dates for ASU 2016-02 on leasing. After applying ASU 2019-10 and 2020-05, ASU 2016-02 is effective for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of the new standard is expected to result in the recognition of lease liabilities and right-of-use assets as of January 1, 2022. The Company is currently evaluating the impact of the new standard on its consolidated financial statements and related disclosures.
Credit Losses
In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13,
Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, which replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. This ASU requires entities to measure the impairment of certain financial instruments, including accounts receivable, based on expected losses rather than incurred losses. For non-public business entities, this ASU is effective for fiscal years beginning after December 15, 2022, with early adoption permitted, and will be effective for the Company beginning in 2023. The Company is currently evaluating the impact of the new standard on the Company’s consolidated financial statements and related disclosures.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

3. PROPERTY AND EQUIPMENT, NET
At December 31, 2020 and 2019, property and equipment, net consist of the following:

	2020	2019
Furniture and fixtures	$164	$168
Computers and other equipment	1,591	1,558
Leasehold improvements	135	135

	1,890	1,861
Accumulated depreciation	(1,168)	(979)

Total	$722	$882

For the years ended December 31, 2020 and 2019, depreciation expense was $344 and $385, respectively, and was determined using the straight-line method over the following estimated useful lives:

Furniture and fixtures	3 — 7 years
Computers and other equipment	2 — 5 years
Leasehold improvements	2 — 5 years
4. INVENTORY
Inventory consists of the following:

	December 31, 2020	December 31, 2019
Raw materials	$1,042	$276
Work-in-process	1,991	75
Finished goods	371	348

Total	$3,404	$699

5. FAIR VALUE of FINANCIAL ASSETS AND LIABILITIES
The accounting guidance on fair value measurements clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices for identical assets in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
The short-term nature of the Company’s cash and cash equivalents, accounts receivable and accounts payable causes each of their carrying values to approximate fair value. Please see Note 6 for the fair value of the Company’s outstanding debt obligations.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

The Company did not transfer any investments between level 1 and level 2 of the fair value hierarchy in the years ended December 31, 2020 and 2019. There were no level 3 assets or liabilities for any period presented.
6. DEBT OBLIGATIONS
On April 29, 2020, the Company entered into a loan and security agreement with a new bank (the “Term Loan”), which provides for term advances up to $8,000. The loan is divided into three term advances, First Term Advance, Second Term Advance and Third Term Advance. The First Term Advance has a maximum available amount of $6,000. The Second Term Advance has a maximum available amount of $1,000 and is subject to the Company receiving aggregate net proceeds from Series B-2 Preferred Stock of $29,800 by no later than September 30, 2020. The Third Term Advance has a maximum available amount of $1,000 and is subject to the Company receiving aggregate net proceeds from Series B-2 Preferred Stock of $39,900 by no later than September 30, 2020. The Term Loan bears interest at a rate equal to the greater of (i) US Prime Rate plus 0.75% and (ii) 4% and is collateralized by all assets of the Company. As of December 31, 2020, the interest rate was 4%. The loan is payable in thirty monthly installments beginning August 1, 2021 with a final maturity date of January 1, 2024. As of December 31, 2020, the Company had met all of the fundraising conditions and had the capacity to draw an additional $2,000 of advances under the Term Loan. Concurrent with the execution of the Term Loan, the Company paid off the outstanding principal balance and accrued interest on its then-existing long-term debt with a different bank, fully satisfying its obligations.
In connection with execution of the Term Loan, the Company issued warrants to the bank (see Note 9). The fair value of the warrants at the date of issuance was $16 and was recorded as debt discount, subject to amortization using the effective interest rate method over the term of the loan.
Under the terms of the previously outstanding loan, as amended on March 6, 2018, the Company was able to borrow up to $7,000. Term loan borrowings bore interest at the lower of the bank’s prime rate plus 0.75% or 5.0% (5% at December 31, 2019). Interest was payable monthly from the date of the first borrowing. Principal was payable in 30 equal monthly installments beginning July 1, 2019 through the amended maturity date of December 1, 2021.
Amortization of debt discount and issuance costs for the years ended December 31, 2020 and 2019 was $8 and $8, respectively. Amortization of debt discount and issuance costs includes the write-off of unamortized costs as of the date that the term loan was extinguished.
The Term Loan agreement contains certain restrictive covenants. At December 31, 2020, the Company is in compliance with all such covenants.
The following is a summary of the carrying value of long-term debt as of December 31, 2020 and 2019:

	2020	2019
Note payable	$6,000	$4,800
Less: Current portion	(1,000)	(2,400)
Less: Debt discount and issuance costs	(29)	—

Note payable, net of current portion	$4,971	$2,400

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

As of December 31, 2020, future scheduled principal payments of debt obligations were as follows:

Fiscal Year
2021	$1,000
2022	2,400
2023	2,400
2024	200
2025	—
Thereafter	—

Total	$6,000

7. SHARE BASED COMPENSATION:
2020 Equity Incentive Plan
The 2020 Equity Incentive Plan (the “Plan”) was adopted by the Company’s board of directors on August 5, 2020, as an amendment and restatement of the 2013 Equity Incentive Plan (“2013 Plan”). The Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit (RSU) awards, stock appreciation rights, and other stock awards to employees, directors and consultants. Pursuant to the Plan, the exercise price for incentive stock options and non-statutory stock options is generally at least 100% of the fair market value of the underlying shares on the date of grant. Options generally vest over 48 months measured from the date of grant. Options generally expire no later than ten years after the date of grant, subject to earlier termination upon an optionee’s cessation of employment or service.
Under the terms of the Plan, the Company is authorized to issue 16,499,285 shares of common stock awards. As of December 31, 2020, excluding the impact of forfeitures and other transactions that impact the number of shares issuable under the Plan, the Company has issued an aggregate of 12,922,808 stock options and non-statutory options to its employees and consultants and 6,341,201 shares of restricted stock to employees, directors and consultants under the Plan.
Stock-Based Compensation
The Company recognizes the fair value of stock-based compensation in its financial statements over the requisite service period of the individual grants, which generally equals a four-year vesting period. The Company uses estimates of volatility, expected term, risk-free interest rate and dividend yield in determining the fair value of these awards and the amount of compensation expense to recognize. The Company uses the straight-line method to amortize all stock awards granted over the requisite service period of the award.
Generally, stock options granted under the Plan have 10-year terms and vest 1/4th on the anniversary of the vesting commencement date and 1/48th monthly thereafter. Stock options with performance vesting conditions begin to vest upon achievement of the performance condition. Expense is recognized beginning in the period in which performance is considered probable.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

The fair value of incentive stock options issued was estimated using the Black-Scholes model with the following weighted-average assumptions used during the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Risk-free interest rates	0.42%	2.66%
Expected volatility rates	44%	39%
Expected dividend yield	—	—
Expected term (in years)	6	6
Weighted-average grant date fair value of options	$0.48	$0.08
A summary of stock options outstanding as of December 31, 2020, and activity during the two years then ended, is presented below:

	Shares (In thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In years)
Outstanding at December 31, 2018	7,954	$0.13	8.7
Granted	1,120	0.22
Exercised	—	—
Forfeited or expired	—	—

Outstanding at December 31, 2019	9,075	$0.19	7.9
Granted	3,983	1.16
Exercised	(187)	0.14
Forfeited or expired	(1,011)	0.19

Outstanding at December 31, 2020	11,860	$0.51	7.8

Vested and Exercisable at December 31, 2020	5,925	$0.20	6.9

A summary of unvested stock options outstanding as of December 31, 2020, and activity during the two years then ended, is presented below:

	Shares (In thousands)	Weighted Average Fair Value
Unvested options outstanding at December 31, 2018	5,019	$0.08
Granted	1,120	0.08
Vested	(1,045)	0.06
Forfeited or expired	—	—

Unvested options outstanding at December 31, 2019	5,094	0.08
Granted	3,983	0.48
Vested	(2,132)	0.11
Forfeited or expired	(1,010)	0.08

Unvested options outstanding at December 31, 2020	5,935	$0.33

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

During the years ended December 31, 2020 and 2019, the Company recognized $413 and $116, respectively, of stock-based compensation expense for the vesting of outstanding stock options. At December 31, 2020, unrecognized compensation cost related to unvested awards totaled $1,708. The weighted-average period over which this remaining compensation cost will be recognized is 3.1 years.
The Company awarded 485,959 common shares to an investor as consideration for consulting services. The Company recognized $282 of stock-based compensation expense for vesting during the year ended December 31, 2020, based on grant date fair value per share of $1.16, and expects to recognize $282 over the next 0.5 years.
Restricted common stock
Certain restricted common stock sold and issued under the Plan was recorded as liability awards until vested. The liability for unvested restricted common stock outstanding under the Plan was $0 as of December 31, 2020 and 2019. Restricted shares vested over terms of up to four years. Restricted common stockholders are entitled to all of the rights of common stockholders. A summary of RSU awards outstanding as of December 31, 2019, and activity during the year then ended, is presented below:

	Shares (In thousands)	Weighted-Average Issuance Price	Weighted-Average Grant Date Fair Value Per Share
Outstanding at December 31, 2018	252	$0.12	$0.01
Granted	26	0.22	0.01
Vested	(278)	0.03	0.01
Forfeited	—	—	—

Outstanding at December 31, 2019	—	$—	$—

Restricted common stock issued at prices below fair value are recognized in compensation expense over the vesting term. In 2019, the Company recognized an immaterial amount of compensation expense for the vesting of restricted stock awards issued at prices below the grant date fair value of the awards. At December 31, 2020 unrecognized compensation expense related to these awards totaled $0.
8. SIGNIFICANT CUSTOMERS AND CREDIT CONCENTRATIONS
Customer Concentration
Nearly all of the Company’s revenues are attributable to sales of the Company’s products to distributors of electronic components. These distributors sell the Company’s products to a range of end users, including OEMs and merchant power supply manufacturers.
The following customers represented 10% or more of the Company’s net revenues for the respective years:

	Year Ended December 31,
Customer	2020	2019
Distributor A	31%	28%
Distributor B	21	*
Distributor C	16	29
Distributor D	13	*
Distributor E	18	28

*	Total customer revenue was less than 10% of net revenues.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

No other customers accounted for 10% or more of the Company’s net revenues in the periods presented.
Revenues by Geographic Area
The Company considers the domicile of its end customers, rather than the distributors it sells to directly, to be the basis for attributing revenues from external customers to individual countries. Revenues for the twelve months ending December 31, 2020 and 2019, were attributable to end customers in the following countries:

	Year ended December 31,
Country	2020	2019
China	86%	85%
United States	7	9
Taiwan	3	—
Korea	2	—
All others	2	6

Total	100%	100%

Long-lived Assets
Substantially all of the Company’s long-lived assets are located in the United States and the Philippines.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consisted principally of cash, cash equivalents and trade receivables. The Company maintains its cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed federally insured limits. The Company has not experienced any losses on cash or cash equivalents held at financial institutions. The Company does not have any off-balance-sheet credit exposure related to its customers.
The following customers represented 10% or more of accounts receivable:

	As of December 31,
Customer	2020		2019
Distributor A	*	%	34%
Distributor B	55		*
Distributor C	*		32
Distributor D	17		*
Distributor E	17		34

*	Total customer accounts receivable was less than 10% of net accounts receivables.
No other customers accounted for 10% or more of the Company’s accounts receivable in the periods presented.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

Concentration of Supplier Risk
The Company currently relies on a single foundry to produce wafers for GaN ICs. Loss of the relationship with this supplier could have a substantial negative effect on the Company. Additionally, the Company relies on a limited number of third-party subcontractors and suppliers for testing, packaging and certain other tasks. Disruption or termination of supply sources or subcontractors, including due to the COVID-19 pandemic or natural disasters such as an earthquake or other causes, could delay shipments and could have a material adverse effect on the Company. Although there are generally alternate sources for these materials and services, qualification of the alternate sources could cause delays sufficient to have a material adverse effect on the Company. A significant amount of the Company’s third-party subcontractors and suppliers, including third-party foundries that supply wafers for GaN ICs, are located in Taiwan. A significant amount of the Company’s assembly and test operations are conducted by third-party contractors in Taiwan and the Philippines.
9. STOCKHOLDERS EQUITY (DEFICIT)
Common Stock
As of December 31, 2020, the Company has 93,000,000 authorized shares of common stock, of which 82,918,749 are issued and outstanding or reserved for potential issuances of common stock related to the exercise of stock options, the vesting of restricted common stock, conversion of convertible preferred stock and the exercise of warrants.
Series B-1 convertible preferred stock
On July 5, 2018, the Company amended its articles of incorporation and authorized the issuance of 6,133,979 shares of a new class of stock, Series B-1. On July 5, 2018, the Company entered into a Series B-1 purchase agreement with six new investors for 4,340,415 shares of Series B-1 for an aggregate purchase price of $12,100. The Company incurred $146, of direct costs related to the issuance of Series B-1 shares, which is recorded as a reduction of the Series B-1 convertible preferred stock.
On May 22, 2019, the Company amended the Series B-1 purchase agreement to allow for the issuance of additional shares of Series B-1. On May 22, 2019, the Company issued 1,076,136 shares of Series B-1, in exchange for cash of $3,000, to a new unrelated investor under the amended Series B-1 purchase agreement.
Series B-2 convertible preferred stock
During 2020, the Company amended its articles of incorporation and authorized the issuance of up to 24,027,913 shares of a new class of stock, Series B-2. The Company entered into Series B-2 purchase agreements with 13 investors for 18,198,891 shares of Series B-2 for an aggregate purchase price of $53,085. The Company incurred $706 of direct costs related to the issuance of Series B-2 shares, which is recorded as a reduction of the Series B-2 convertible preferred stock.
Preferred stock conversion rights
Under the terms of the July 5, 2018 amended articles of incorporation, Series A, Series B, Series B-1 and Series B-2 shares (collectively, the “Preferred Stock”) are convertible into common stock at the option of the holders at any time after issuance. Preferred Stock shares are automatically converted upon the firm underwriting commitment for an initial public offering of aggregate proceeds not less than $100,000 or upon receipt by the

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

Company of a conversion request by at least 60% of the outstanding Preferred Stock shares. The number of common units issuable upon conversion is determined based on original issuance price divided by the conversion price. The Series A conversion price is equal to the original issuance price of $1.05 per share, the Series B conversion price is equal to the original issuance price of $1.94 per share, the Series B-1 conversion price is equal to the original issuance price of $2.79 per share and the Series B-2 conversion price is equal to the original issuance price of $2.92 per share. The conversion prices may be adjusted downward if subsequent dilutive events occur such as an issuance of additional equity. The conversion prices cannot drop below $0.01 per share.
Preferred stock distribution, redemption and liquidation preference
Series A, Series B, Series B-1 and Series B-2 shareholders are entitled to an annual, noncumulative, dividend preference of $0.08, $0.15, $0.22 and $0.23 per share, respectively. Preferred shareholders are entitled to receive dividends, when, as and if declared by the Company’s Board of Directors. The Company has not declared or paid dividends since its inception. Dividends may be made to common stockholders after satisfying the Preferred Stock dividend preferences. Payment of dividends is made on a pro-rata basis in proportion to the number of shares held by each shareholder. In addition, the Preferred Stock can be redeemed by the holders upon certain events outside of the Company’s sole control, such as a Liquidation Event (as defined in the Company’s constitution), at the Liquidation Preference amount plus declared but unpaid dividends. As such, Preferred Stock is presented outside of permanent equity on the Company’s consolidated balance sheets. The preferred stock is recorded in the consolidated balance sheets at its original issuance less issuance costs. When and if a Liquidation Event becomes probable, the preferred stock will be adjusted to its redemption amount.
Series A, Series B, Series B-1 and Series B-2 shareholders are entitled to a $1.05, $1.94, $2.79 and $2.92 per share liquidation preference, respectively, subject to adjustment for any declared but unpaid dividends. After satisfying the Preferred Stock liquidation preference, remaining assets will be distributed pro-rata to the holders of common stock in proportion to the number of shares held by each holder of common stock. In the case of a Liquidation Event, to the extent that assets available for liquidation are less than the amount necessary to satisfy the liquidation preference, assets will be liquidated on a pro-rata basis to the Preferred Stock shareholders in proportion to the number of Series A, Series B, Series B-1 and Series B-2 shares held by each holder of Preferred Stock. After satisfying the Preferred Stock liquidation preference, remaining assets will be distributed pro-rata to the holders of common stock in proportion to the number of shares held by each holder of common stock.
Warrants
The Company issued warrants in connection with its term loan agreement with a bank (see Note 6). Under the original term loan agreement, the Company issued 96,300 warrants in 2016 to the bank. These warrants are exercisable into Series A shares at a price of $1.05 per share and expire on February 16, 2026. In connection with the modification of the term loan agreement on March 6, 2018, the Company issued an additional 49,223 warrants to the bank. These warrants are exercisable into Series B shares at a price of $1.94 per share and expire on March 6, 2028. The warrants issued to the bank may be exercised through payment of cash or net share settlement. The warrants issued to the bank are automatically net share settled upon expiration, acquisition of the Company or an initial public offering.
On July 5, 2018, the Company issued 355,103 warrants to an investor entity that is also a customer of the Company. The warrants are exercisable into shares of common stock at a price of $0.22 per share and expire on the earlier of failure to achieve the performance vesting condition or July 5, 2028. The warrants vest based on

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

purchases by the investor entity through September 1, 2019. The warrants are exercisable through payment of cash or net share settlement. As of the date of grant and December 31, 2020, the investor entity has not met the performance conditions for vesting of the warrants, and, accordingly, no expense has been recognized. The warrants expired unexercised.
On September 6, 2018, the Company issued 717,424 warrants to a potential customer. The warrants are exercisable into Series B-1 shares at a price of $2.79 per share and expire on January 31, 2020. The warrants vest based on purchases by the customer from January 1, 2019 through December 31, 2019. The warrants are exercisable through payment of cash. As of the date of grant and December 31, 2019, the Company has determined that it was not probable that the customer will make enough purchases to begin vesting, and, accordingly, no expense has been recognized. The warrants did not vest and were cancelled effective January 31, 2020.
On September 7, 2018, the Company issued 215,227 warrants to an investor entity that is involved in generating sales for the Company. The warrants are exercisable into shares of common stock at a price of $0.22 per share and expire on September 7, 2023. The warrants vest based on sales generated by the investor entity through May 15, 2021. The warrants are exercisable through payment of cash or net share settlement. As of the date of grant and December 31, 2019, the investor entity had met the performance conditions for vesting of 21,522 warrants, and, accordingly, an expense amounting to $1 was recognized. As of December 31, 2020, the Company determined that it was not probable that the investor would meet any incremental performance conditions and no expense was recognized in the current year.
On April 29, 2020, the Company issued warrants in connection with its loan and security agreement with a new bank. Pursuant to the agreement, the Company issued 30,000 warrants that are exercisable into Series B-2 Preferred Stock at a price of $2.92 per share and expire on April 30, 2030. The warrants issued to the bank may be exercised through payment of cash or net share settlement. The warrants are automatically net share settled upon expiration, acquisition of the Company or an initial public offering.
On December 16, 2020, the Company issued 548,523 warrants to an investor entity that is also an end-customer of the Company. Vested warrants are exercisable into shares of common stock at a price of $0.29 per share and expire on December 16, 2025. The warrants vest based on purchases (indirectly) by the investor entity through December 31, 2021. The warrants are exercisable through payment of cash or net share settlement. As of December 31, 2020, the Company determined it was probable the investor would achieve the performance threshold for vesting, consequently, the company began recognizing the vesting charge for the fair value of the warrants as a reduction of revenue in proportion to the revenue generated. The Company recognized contra-revenue in the amount of $331 for the year ended December 31, 2020.
On December 29, 2020, the Company issued 342,827 warrants to an investor entity that is also an end-customer of the Company. Vested warrants are exercisable into shares of common stock at a price of $0.29 per share and expire on December 29, 2025. The warrants vest based on purchases (indirectly) by the investor entity through December 31, 2021. The warrants are exercisable through payment of cash or net share settlement. As of the date of grant and December 31, 2020, the Company determined that it was not probable the investor entity would meet the performance conditions for vesting of the warrants, and, accordingly, no expense was recognized as of December 31, 2020.
The Company determined that all warrants issued should be classified as equity at the grant date fair value. The Company determined the grant date fair value using the Black-Scholes option pricing model.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

The weighted-average assumptions used in calculating the fair value of the warrants issued during the years ended December 31, 2020 and December 31, 2019 are as follows:

	2020	2019
Expected dividend yield	—	—
Risk-free interest rate	0.21%	2.67%
Expected life in years	2.5	5
Expected volatility	68%	41%
Weighted-average fair value of warrants granted	$0.85	$0.23
10. LOSS PER SHARE:
Basic loss per share is calculated by dividing net loss by the weighted-average shares of common stock outstanding during the period. Diluted earnings per share are calculated by dividing net loss by the weighted-average shares of common stock and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares included in this calculation consist of dilutive shares issuable upon the assumed exercise of outstanding common stock options, the assumed vesting of outstanding restricted stock units, the assumed issuance of awards for contingently issuable performance-based awards, as computed using the treasury stock method.
A summary of the loss per share calculation is as follows:

	Year Ended December 31,
(In thousands, except per share amounts)	2020	2019
Basic and diluted loss per common share: (1)
Net loss	$(19,044)	$(17,349)

Weighted-average common shares	14,847	14,516

Basic and diluted loss per common share	$(1.28)	$(1.20)

(1)
The Company’s potentially dilutive securities, which include unexercised stock options, unvested shares, preferred shares and warrants for common and preferred shares, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common shareholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common shareholders for the periods indicated because including them would have had an antidilutive effect:

	Year Ended December 31,
(In thousands)	2020	2019
Redeemable convertible preferred stock shares	54,449	36,250
Warrants to purchase redeemable convertible preferred stock	176	501
Warrants to purchase common shares	1,107	932
Stock options potentially exercisable for common shares	11,860	9,075

	67,592	46,758

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

11. PROVISION FOR INCOME TAXES:
Income Taxes
Deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, utilizing the tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
U.S. and foreign components of income (loss) before income taxes were:

	Year Ended December 31,
	2020	2019
U.S. operations	$(14,084)	$(17,348)
Foreign operations	(4,955)	—

Total loss before income taxes	$(19,039)	$(17,348)

The components of the provision (benefit) for income taxes are as follows:

	Year Ended December 31,
	2020	2019
Current provision (benefit):
Federal	$—	$—
State	1	1
Foreign	4	—

	5	1

Deferred provision (benefit):
Federal	(4,216)	(3,607)
State	2,285	(1,207)
Foreign	(1,237)	—
Valuation allowance	3,168	4,814

	—	—

Total	$5	$1

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

The provision (benefit) for income taxes differs from the amount that would result by applying the applicable federal income tax rate to income before income taxes, as follows:

	Year Ended December 31,
	2020	2019
Provision computed at Federal statutory rate	21.0%	21.0%
Change in valuation allowance	(17.2)	(27.8)
Return to provision adjustments	(6.7)	(0.0)
Foreign income tax rate and benefit	6.7	—
Effect of permanent differences	(0.7)	(0.2)
State tax, net of federal	0.2	7.0
Deferred tax asset and liability adjustment	(3.2)	—
Other	(0.1)	—

Total	0.0%	0.0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 2020 and 2019, deferred tax assets and liabilities consisted of the following:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$17,146	$13,601
Benefit of tax credit carry-forwards	207	208
Start up costs	1,648	2,361
Other	410	103
Valuation allowance	(19,392)	(16,224)

	19	49
Deferred tax liabilities:
Depreciation	(19)	(49)

	(19)	(49)

Net deferred tax balance	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income. In the event that the Company determines, based on available evidence and management judgment, that all or part of the net deferred tax assets will not be realized in the future, the Company would record a valuation allowance in the period the determination is made. In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Resolution of these uncertainties in a manner inconsistent with the Company’s expectations could have a material impact on its results of operations and financial position.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

At December 31, 2020, the Company has approximately $65,434 of federal net operating loss (“NOL”) carryforwards and approximately $31,042 of State NOL carryforwards expiring in varying amounts through 2037, with the exception Federal NOLs arising from the years ended after December 31, 2017 that may be carried forward indefinitely. Realization of the NOL carryforwards is dependent on the Company generating sufficient taxable income prior to expiration of the NOL carryforwards and is also potentially subject to usage limitations due to changes in the Company’s ownership. As of December 31, 2020, the Company continues to maintain a valuation allowance as the Company believes that it is not more likely than not that the deferred tax assets will be fully realized.
The transfer of intellectual property and other intangible assets by Navitas U.S. to Navitas IE in connection with the Restructuring was among entities within the same consolidated group for U.S. federal income tax purposes, and as a result, any gain or loss to Navitas U.S. is expected to be deferred for U.S. federal income tax purposes.
12. COMMITMENTS and CONTINGENCIES
Lease commitments
The Company leases its corporate offices and certain equipment under noncancelable operating leases expiring through September 2023. For the years ended December 31, 2020 and 2019, total rental expense under the operating leases that have initial or remaining lease terms in excess of one year is $859 and $744, respectively.
Future minimum lease payments under all non-cancelable lease agreements as of December 31, 2020, are as follows:

December 31, 2020
2021	$848
2022	532
2023	142
2024	—
2025	—
Thereafter	—

Total future minimum lease payments	$1,522

Purchase Obligations
At December 31, 2020, the Company had no non-cancelable purchase obligations that were due beyond one year.
Employment agreements
The Company has entered into agreements with certain employees to provide severance payments to the employees for termination for reasons other than cause, death or disability. Aggregate payments that would be required to be made in the event of termination under the agreements are approximately $841. At December 31, 2020 and 2019, no terminations have occurred or are expected to occur pursuant to these arrangements and, accordingly, no termination benefits have been accrued.

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

Indemnifications
The Company sells products to its distributors under contracts, collectively referred to as Distributor Sales Agreements (DSA). Each DSA contains the relevant terms of the contractual arrangement with the distributor, and generally includes certain provisions for indemnifying the distributor against losses, expenses, and liabilities from damages that may be awarded against the distributor in the event the Company’s products are found to infringe upon a patent, copyright, trademark, or other proprietary right of a third party (Customer Indemnification). The DSA generally limits the scope of and remedies for the Customer Indemnification obligations in a variety of industry-standard respects, including, but not limited to, limitations based on time and geography, and a right to replace an infringing product. The Company also, from time to time, has granted a specific indemnification right to individual customers.
The Company believes its internal development processes and other policies and practices limit its exposure related to such indemnifications. In addition, the Company requires its employees to sign a proprietary information and inventions agreement, which assigns the rights to its employees’ development work to the Company. To date, the Company has not had to reimburse any of its distributors or end customers for any losses related to these indemnifications and no material claims were outstanding as of December 31, 2020. For several reasons, including the lack of prior indemnification claims and the lack of a monetary liability limit for certain infringement cases, the Company cannot determine the maximum amount of potential future payments, if any, related to such indemnifications.
Legal proceedings and contingencies
From time to time in the ordinary course of business, the Company may become involved in lawsuits, or end customers and distributors may make claims against the Company. The Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company is not currently subject to any pending actions or regulatory proceedings that either individually or in the aggregate are expected to have a material impact on its consolidated financial statements.
13. EMPLOYEE BENEFIT PLAN
The Company sponsors a 401(k) tax-deferred savings plan for all employees in the United States who meet certain eligibility requirements. Participants may contribute up to the amount allowable as a deduction for federal income tax purposes. The Company contributes a certain percentage of employee annual salaries on a discretionary basis, not to exceed an established threshold. For the years ended December 31, 2020 and 2019, the Company made $270 and $226, respectively, in matching contributions to the 401(k) plan.
14. RELATED PARTY TRANSACTIONS
Notes Receivable
The Company has outstanding interest-bearing notes receivable from an employee. The notes have various maturity dates through May 1, 2023 and bear interest at rates ranging from 1% to 2.76%. The Company recognized $4 and $5 of interest income from the notes for the years ended December 31, 2020 and 2019, respectively.

	December 31, 2020	December 31, 2019
Notes receivable	$221	$229

NAVITAS SEMICONDUCTOR LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2020 and 2019
($ in thousands, except where noted)

Service Agreement
On November 1, 2020, Navitas Ireland entered into a service agreement with a company affiliated with a current member of the Navitas Board to provide strategic advisory services and to assist the management team in its activities as directed by the chief executive officer in exchange for a monthly service fee of $16.
15. SUBSEQUENT EVENTS
The Company evaluated material subsequent events from the consolidated balance sheet date of December 31, 2020, through June 7, 2021, the date the consolidated financial statements were available to be issued.
On May 6, 2021, the Company entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement” or “BCA”) with Live Oak Acquisition Corp. II, (“Live Oak”). Pursuant to the BCA, through a series of transactions, the Company plans to merge with and into Live Oak, with the Company surviving the transaction.
On May 26, 2021, the Navitas Board and certain executives jointly decided to rescind restricted stock awards granted to these executives on February 12, 2021, as well as associated recourse promissory notes and the amendment to the executives’ employment agreements and the Company agreed to indemnify the executives from any personal tax consequences related to the rescission of these awards. As a result, the Company will recognize up to $12,330 of additional stock-based
compensation expense in the financial statements during the second quarter of 2021. Such amount represents the recognition of compensation expense related to the unrecognized compensation cost at the rescission date.

ANNEX A
Execution Version
BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION
by and among
LIVE OAK ACQUISITION CORP. II
LIVE OAK MERGER SUB INC.
and
NAVITAS SEMICONDUCTOR LIMITED,
including as domesticated in the State of Delaware as
NAVITAS SEMICONDUCTOR IRELAND, LLC
Dated as of May
 6
,
2021

Exhibit A	Shareholder Support Agreement
Exhibit B	Form of Amended and Restated Registration Rights Agreement
Exhibit C	Form of Sponsor Letter Amendment
Exhibit D	Form of Amended and Restated Organizational Documents of Navitas Ireland
Exhibit E	Form of Amended and Restated Limited Liability Company Agreement of Navitas Delaware
Exhibit F	Form of Second Amended and Restated Certificate of Incorporation of LOKB
Exhibit G	Form of Amended and Restated Bylaws of LOKB
Exhibit H	Officers of Navitas Delaware and Directors and Officers of LOKB Following the Merger
Exhibit I	Form of Written Consent in Lieu of Special Meeting of Company Shareholders
Exhibit J	Form of LTIP
Schedule A	Knowledge Parties
Schedule B	Key Company Shareholders
Schedule C	Minority Investors

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION
This Business Combination Agreement and Plan of Reorganization, dated as of May 6, 2021 (this “
Agreement
”), is entered into by and among Live Oak Acquisition Corp. II, a Delaware corporation (“
LOKB
”), Live Oak Merger Sub Inc., a Delaware corporation (“
Merger Sub
”), and Navitas Semiconductor Limited, a private company limited by shares organized under the Laws of Ireland (“
Navitas Ireland
”) and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“
Navitas Delaware
” and together with Navitas Ireland, the “
Company
”).
WHEREAS
, Merger Sub is a wholly owned direct subsidiary of LOKB;
WHEREAS
, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “
DGCL
”), the Limited Liability Company Act of the State of Delaware (the “
DLLCA
”) and, to the extent expressly stated herein, the Companies Act 2014 of Ireland (the “
Companies Act
”), the parties hereto are entering into this Agreement pursuant to which (a) LOKB will be obligated to commence a tender offer for the entire issued share capital of Navitas Ireland other than the Navitas Ireland Restricted Shares issued pursuant to the 2020 Equity Incentive Plan (and excluding, for the avoidance of doubt, the Navitas Ireland Restricted Stock Units) (the “
Tender Offer
”) and (b) Merger Sub will merge with and into Navitas Delaware (the “
Merger
”), with Navitas Delaware surviving the Merger as a wholly owned subsidiary of LOKB, and as a result of the Tender Offer and the Merger, the Company will be a wholly owned direct subsidiary of LOKB;
WHEREAS
, for U.S. federal income Tax purposes, (a) it is intended that the Tender Offer and the Merger, together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);
WHEREAS
, for Irish Tax purposes, it is intended that the Merger and the Tender Offer, together, qualify as a reconstruction and/or an exchange of shares to which the provisions of Sections 586 and 587 of the TCA apply;
WHEREAS
, the Board of Directors of the Company (the “
Company Board
”) has unanimously (a) determined that this Agreement (including the Tender Offer and the Merger) and the other Transaction Documents to which the Company is a party are fair to and in the best interests of the Company and its shareholders, (b) approved, adopted and declared the advisability of this Agreement and the other Transaction Documents to which the Company is a party and approved the Merger, the other Transactions and the performance by the Company of its obligations under the Transaction Documents to which it is a party, (c) recommended that each of the shareholders of the Company accept the Tender Offer and (d) recommended that each of the shareholders of the Company approve this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for the consideration of the Company’s shareholders (the “
Company Recommendation
”);
WHEREAS
, the Board of Directors of LOKB (the “
LOKB Board
”) has (a) determined that this Agreement and the other Transaction Documents to which LOKB is a party and the Transactions (including the Tender Offer and the Merger) are fair to and in the best interests of LOKB and its stockholders, (b) approved this Agreement and the other Transaction Documents to which LOKB is a party and the Transactions (including the Tender Offer and the Merger) and declared their advisability, and (c) recommended that the stockholders of LOKB approve the Transactions (including the consummation of the Tender Offer and the Merger) and directed that this Agreement and the Transactions (including the consummation of the Tender Offer and the Merger) be submitted for consideration by the stockholders of LOKB at the LOKB Stockholders’ Meeting;
WHEREAS
, the Board of Directors of Merger Sub (the “
Merger Sub Board
”) has (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder,

(b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub;
WHEREAS
, concurrently with the execution and delivery of this Agreement, the Company and the Key Company Shareholders (as holders of at least eighty percent (80%) of each class of the issued and allotted Navitas Ireland Shares and as holders of a number of issued and outstanding Navitas Delaware Shares sufficient to constitute the Requisite Company Shareholder Approval) have entered into a Shareholder Tender and Support Agreement with LOKB and the Company, a copy of which is attached as
Exhibit
 A
hereto (the “
Shareholder Support Agreement
”), providing that, among other things, the applicable Key Company Shareholders (a) irrevocably agree to accept the offer in respect of their Navitas Ireland Shares made pursuant to the Tender Offer and (b) irrevocably agree to vote their Navitas Delaware Shares in favor of this Agreement, the Merger and the other Transactions;
WHEREAS
, in connection with the Closing, LOKB and certain stockholders of LOKB and certain shareholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “
Registration Rights Agreement
”) substantially in the form attached hereto as
Exhibit
 B
;
WHEREAS
, LOKB, its officers and directors, and Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (the “
Sponsor
”), are parties to that certain Letter Agreement, dated December 2, 2020 (the “
Letter Agreement
”), providing that, among other things, such parties will vote their shares of LOKB Common Stock in favor of this Agreement, the consummation of the Tender Offer, the Merger and the other transactions contemplated by this Agreement, and not redeem any shares of LOKB Common Stock in connection with such stockholder approval, which Letter Agreement will be amended as of the Closing substantially in the form attached hereto as
Exhibit
 C
(the “
Sponsor Letter Amendment
”);
WHEREAS
, LOKB, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “
Subscription Agreements
”) with certain investors (the “
Private Placement Investors
”) pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of LOKB Class A Common Stock at a purchase price of $10.00 per share in a private placement or placements (the “
Private Placements
”) to be consummated immediately prior to, or concurrently with, the Closing; and
WHEREAS
, concurrently with the execution and delivery of this Agreement, LOKB, the Company and certain shareholders of the Company have entered into lock-up
agreements (the “
Navitas
Lock-Up
Agreements
”), pursuant to which such shareholders have agreed, subject to certain exceptions, to not transfer the shares of LOKB Class A Common Stock (including such shares subject to equity incentive awards) received by them in connection with the Merger and the Tender Offer for a period of one (1) year following the Closing Date or such longer periods as are specified therein.
NOW
,
THEREFORE
, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.01
Certain Definitions
. For purposes of this Agreement:
“
2020 Equity Incentive Plan
” means the Company’s 2020 Equity Incentive Plan, as amended, supplemented or modified from time to time.

“
affiliate
” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“
Ancillary Agreements
” means the Shareholder Support Agreement, Registration Rights Agreement, the Sponsor Letter Amendment, the Navitas
Lock-Up
Agreements and all other agreements, certificates and instruments executed and delivered by LOKB, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“
Anti-Corruption Laws
” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) the Criminal Justice (Corruption Offences) Act 2018, (d) the Criminal Law of the People’s Republic of China articles
389-393
(e) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (f) similar legislation applicable to the Company or any Company Subsidiary from time to time.
“
Binding Date
” means the date on which the Minimum Tender Condition is satisfied in respect of the Tender Offer to be made for each class of Navitas Ireland Shares in issue.
“
Business Data
” means all business information and data, including Personal Information (whether of employees, customers, consumers, or other persons and whether in electronic or any other form or medium) that is collected, used, stored, shared, distributed, transferred, disclosed, or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.
“
Business Day
” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, or in Dublin, Ireland.
“
Business Systems
” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided to the Company or any Company Subsidiaries via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.
“
Change of Control
” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than LOKB, the Surviving Company or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in LOKB, the Surviving Company or any of their respective subsidiaries on a fully diluted basis (including, for the avoidance of doubt, taking into consideration any Earnout Shares that may become issuable), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of LOKB immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of LOKB, the Surviving Company or any of their respective subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of or economic rights or interests in the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, on a fully diluted basis (including, for the avoidance of doubt, taking into consideration any Earnout Shares that may become issuable), or (c) the result of which is a sale of all or substantially all of the assets of LOKB or the Surviving Company to any person.
“
Company Common Shares
” means the Navitas Ireland Common Shares and the Navitas Delaware Common Shares.

“
Company IP
” means, collectively, all Company-Owned IP and Company-Licensed IP.
“
Company-Licensed IP
” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.
“
Company Material Adverse Effect
” means any event, circumstance, change or effect (collectively “
Effect
”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (y) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or any other Transaction Documents or the consummation of the Merger or any of the other Transactions;
provided
,
however
, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof); (e) any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics (including
COVID-19)
or other force majeure events, including, in each case, any escalation or worsening thereof; (f) any Law, directive or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations,
“sheltering-in-place”
or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the
COVID-19
pandemic) or any change in such Law, directive or guideline or interpretation thereof or the Company’s or any Company Subsidiary’s compliance therewith; (g) any actions taken or not taken by the Company or the Company Subsidiaries as required or expressly permitted by this Agreement or with the written consent of LOKB; (h) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Tender Offer, the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause
 (h)
shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (i) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause
 (i)
shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, except in the cases of clauses
 (a)
through
(d)
, to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.
“
Company Options
” means the Navitas Delaware Options and the Navitas Ireland Options.
“
Company-Owned IP
” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.
“
Company Preferred Shares
” means the Navitas Ireland Preferred Shares and the Navitas Delaware Preferred Shares.
“
Company Restricted Shares
” means the Navitas Ireland Restricted Shares and the Navitas Delaware Restricted Shares.

“
Company Restricted Stock Units
” means the Navitas Ireland Restricted Stock Units and the Navitas Delaware Restricted Stock Units.
“
Company Shareholders’ Agreement
” means the shareholders’ agreement relating to the Company dated September 1, 2020.
“
Company Shares
” means the Company Common Shares and the Company Preferred Shares
“
Company Subsidiary
” means each subsidiary of the Company.
“
Company Valuation
” means the number obtained from the following calculation: (a) $950,000,000 minus
(b) the Stamp Duty Amount.
“
Compulsory Transfer Condition
” means the condition that the Dissenting Shareholders are required in accordance with Chapter 2 of Part 9 of the Companies Act to transfer their Navitas Ireland Shares to LOKB as a result of the Tender Offer pursuant to
Section
 2.01(e)
. For the avoidance of doubt, the Compulsory Transfer Condition will only cease to apply if and when all Navitas Ireland Shares have been irrevocably tendered pursuant to the Tender Offer.
“
Confidential Information
” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or the Company Subsidiaries that is not already generally available to the public or that the Company or a Company Subsidiary purports to maintain as a trade secret under applicable Laws, or (b) any Suppliers or customers of the Company or any Company Subsidiaries that either the Company or any Company Subsidiary is bound to keep confidential.
“
control
” (including the terms “
controlled by
” and “
under common control with
”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“
COVID-19
” means
SARS-CoV-2
or
COVID-19,
and any evolutions thereof.
“
COVID-19
Measures
” means any quarantine,
“shelter-in-place,”
“stay-at-home,”
workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to
COVID-19,
including the Coronavirus Aid, Relief and Economic Security Act (CARES).
“
Disabling Devices
” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse.
“
Earnout Period
” means the time period beginning on the day following the first 150 days following the Closing Date and ending on the five-year anniversary of the Closing Date.
“
Eligible Company Equityholder
” means: (a) a holder of a Navitas Ireland Common Share or Navitas Delaware Common Share (including, for the avoidance of doubt, a Navitas Ireland Restricted Share or a Navitas Delaware Restricted Share) immediately prior to the Closing; (b) a holder of a Navitas Ireland Preferred Share or a Navitas Delaware Preferred Share immediately prior to the Closing; (c) a holder of a Navitas Ireland Option or Navitas Delaware Option immediately prior to the Closing; (d) a holder of a Navitas Ireland Warrant or Navitas Delaware Warrant immediately prior to the Closing; and (e) a holder of a Navitas Ireland Restricted Stock Unit or a Navitas Delaware Restricted Stock Unit.

“
Eligible Company Employee
” means any Eligible Company Equityholder who is actively employed by the Company or any Company Subsidiary and holds a Navitas Ireland Option, a Navitas Delaware Option, a Navitas Ireland Restricted Share, a Navitas Delaware Restricted Share, a Navitas Ireland Restricted Stock Unit or a Navitas Delaware Restricted Stock Unit, in each case immediately prior to the Closing.
“
Employee Benefit Plan
” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.
“
Environmental Laws
” means any Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) pollution or protection of the environment, natural resources or human health and safety (to the extent related to Hazardous Substances); or (d) the characterization of Products or services as renewable, green, sustainable or similar such claims.
“
Equity Interests
” means (a) any partnership interests; (b) any membership interests or units; (c) any shares of capital stock or other shares; (d) any other security, instrument, interest, participation or other right that confers on a person the right to receive a portion of the profits and losses of, or residual value of, or distribution of assets of, the issuing entity; (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any person to purchase or otherwise acquire, whether by conversion, exercise, exchange or otherwise, any of the securities, instruments, interests, participation or other rights described in clauses (a)
 through
(d)
above; (f) any securities convertible into or exercisable or exchangeable for any of the securities, instruments, interests, participation or other rights described in clauses (a)
 through
(d)
above; or (g) any other interest classified as an equity security of a person for whatever reason (including for accounting or Tax purposes).
“
ERISA
” means the Employee Retirement Income Security Act of 1974.
“
Exchange Act
” means the Securities Exchange Act of 1934.
“
Export and Import Laws
” means all applicable Laws relating to the export,
re-export,
transfer, or import of goods or services, including (a) those Laws under the authority of the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R.,
Parts 700-799; Homeland
Security (Customs and Border Protection) codified at 19 C.F.R.,
Parts 1-199;
and State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts
103, 120-130
and (b) all comparable applicable Laws outside the United States, including the EU Dual Use Regulation.
“
Government Official
” means any officer or employee of a government, a public international organization, or any department or agency thereof or any person acting in an official capacity for such government or organization, including (a) a foreign official as defined in the Foreign Corrupt Practices Act of 1977, (b) a foreign public official as defined in the United Kingdom Bribery Act 2010, (c) an official as defined in the Criminal Justice (Corruption Offences) Act 2018, (d) a State functionary as defined in the Criminal Law of the People’s Republic of China, (e) an officer or employee of a government-owned, controlled, operated enterprise, and (f) any
non-U.S.
political party or party official or any candidate for
non-U.S.
political office.
“
Hazardous Substance(s)
” means (a) those substances defined in or regulated under the following United States federal statutes and their counterparts in other jurisdictions, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and

Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per-
and polyfluoroalkyl substances, asbestos and radon, (e) electronic waste and (f) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
“
HIPAA
” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law
No. 111-5
and its implementing regulations.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“
Intellectual Property
” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part,
divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, mask works and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how
(including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), (e) Internet domain names and social media accounts, and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium.
“
Key Company Shareholders
” means the persons and entities listed on
Schedule
 B
.
“
knowledge
” or “
to the knowledge
” of a person means in the case of the Company, the actual knowledge of the persons listed on
Schedule
 A
with respect to the Company after reasonable inquiry, and in the case of LOKB, the actual knowledge of the persons listed on
Schedule
 A
with respect to LOKB after reasonable inquiry.
“
Law
” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, binding regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“
Leased Real Property
” means the real property leased by the Company or Company Subsidiaries as tenant or subtenant, together with, to the extent leased or subleased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.
“
Lien
” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), as well as any and all leases, options, rights of first refusal, rights of first offer, easements, covenants, restrictions, encroachments, overlapping of improvements, and other encumbrances or rights of any kind or character, whether vested or contingent, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, and whether imposed by agreement, understanding, law, equity, statute, or otherwise.
“
LOKB Cash
” means, as of the date or time of determination: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the LOKB Organizational Documents, if any)
 plus
 (b) all other cash and cash equivalents of LOKB (for the avoidance of doubt, excluding the amounts described in the immediately preceding clause (a))
 plus
 (c) the amount finally delivered to LOKB at or prior to the Closing in connection with the consummation of the Private Placements.

“
LOKB Certificate of Incorporation
” means the Amended and Restated Certificate of Incorporation of LOKB, dated December 2, 2020.
“
LOKB Class
 A Common Stock
” means LOKB’s Class A Common Stock, par value $0.0001 per share.
“
LOKB Common Stock
” means LOKB’s Class A Common Stock and the LOKB Founders Stock.
“
LOKB Founders Stock
” means LOKB’s Class B Common Stock, par value $0.0001 per share.
“
LOKB Material Adverse Effect
” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) would have a material adverse effect on the business, financial condition or results of operations of LOKB, or (y) would prevent, materially delay or materially impede the performance by LOKB or Merger Sub of their respective obligations under this Agreement or the other Transaction Documents or the consummation of the Merger or any of the other Transactions;
provided
,
however
, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a LOKB Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which LOKB operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof); (e) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, pandemics (including
COVID-19)
or other force majeure events, including, in each case, any escalation or worsening thereof; (f) any Law, directive or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations,
“sheltering-in-place”
or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the
COVID-19
pandemic) or any change in such Law, directive or guideline or interpretation thereof or LOKB’s or any of its subsidiaries’ compliance therewith; (g) any actions taken or not taken by LOKB or Merger Sub as required or expressly permitted by this Agreement or with the written consent of the Company; or (h) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Tender Offer, the Merger or any of the other Transactions (provided that this clause
 (h)
shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), except in the cases of clauses
 (a)
through
(d)
, to the extent that LOKB is materially disproportionately affected thereby as compared with other participants in the industry in which LOKB operates.
“
LOKB Minimum Cash
” means an amount equal to $250,000,000.
“
LOKB Transaction Costs
” means all
out-of-pocket
fees, costs and expenses of LOKB or Merger Sub incurred prior to or as of the Closing reasonably related to the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (including the Private Placements), including, without duplication, (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting, investor, public relations, research, due diligence or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by LOKB or Merger Sub (to the extent LOKB or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC, including with respect to fees incurred in connection with due diligence and (b) the cash portion of any loan payable to the Sponsor, the proceeds from which are used by LOKB to pay any of the fees, costs or expenses set forth in clause (a), but excluding, for the avoidance of doubt, (i) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred in the ordinary course of business consistent with past practice and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions, (ii) the filing fee for the Notification and Report Forms filed under the HSR Act and (iii) the cash portion of any loan payable to the Sponsor, the proceeds from which are used by LOKB to pay any of the fees, costs or expenses set forth in clauses (i) and (ii).
“
LOKB Units
” means one share of LOKB Class A Common Stock and
one-third
of one LOKB Warrant.
“
LOKB Warrant Agreement
” means that certain warrant agreement dated December 2, 2020, by and between LOKB and Continental Stock Transfer & Trust Company.
“
LOKB Warrants
” means whole warrants to purchase shares of LOKB Class A Common Stock as contemplated under the LOKB Warrant Agreement, with each whole warrant exercisable for one share of LOKB Class A Common Stock at an exercise price of $11.50.
“
Minimum Tender Amount
” means one hundred percent (100%) of each class of then issued and allotted Navitas Ireland Shares (whether pursuant to the Tender Offer, the compulsory acquisition procedure provided under Section 457 of the Companies Act or otherwise, but excluding the Navitas Ireland Restricted Shares issued pursuant to the 2020 Equity Incentive Plan, which are addressed in
Section
 4.01(c)
, and, for the avoidance of doubt, the Navitas Ireland Restricted Stock Units, which are addressed in
Section
 4.01(d)
) shall be acquired by LOKB at the Acceptance Time.
“
Minimum Tender Condition
” means the condition that the offers made pursuant to the Tender Offer for Navitas Ireland Shares shall have been accepted in respect of Navitas Ireland Shares representing at least eighty percent (80%) of each class of then issued and allotted Navitas Ireland Shares.
“
Navitas Delaware Aggregate Consideration Shares
” means a number of shares of LOKB Class A Common Stock equal to the number obtained from the following calculation: (a) the Company Valuation multiplied by
(b) the Navitas Delaware Percentage
divided by
(c) $10.00.
“
Navitas Delaware Common Shares
” means the limited liability company interests represented by the ordinary shares of Navitas Delaware par value U.S.$ 0.0001 per share, as such reference is used in the Navitas Delaware LLC Agreement, including, for the avoidance of doubt, any such limited liability company interests that were originally issued with vesting and forfeiture restrictions that have since vested and/or lapsed.
“
Navitas Delaware Exchange Ratio
” means the following ratio (rounded to four decimal places): (a) the Navitas Delaware Aggregate Consideration Shares
divided
by (b) the Navitas Delaware Fully-Diluted Outstanding Shares.
“
Navitas Delaware Fully-Diluted Outstanding Shares
” means the total number of Navitas Delaware Common Shares that would be outstanding immediately prior to the Closing, expressed on a fully-diluted and as-converted
to Navitas Delaware Common Shares basis, and including, without duplication, (a) the number of Navitas Delaware Common Shares actually outstanding immediately prior to the Closing (including, for the avoidance of doubt, Navitas Delaware Restricted Shares), (b) the number of Navitas Delaware Common Shares that would be issuable upon conversion of Navitas Delaware Preferred Shares, assuming all of the of Navitas Delaware Preferred Shares were subject to an Automatic Conversion Event (as defined in the Navitas Ireland Constitution) as of immediately prior to the Closing, (c) the number of Navitas Delaware Common Shares subject to Navitas Delaware Options that are issuable upon the net exercise of such Navitas Delaware Options (assuming that the fair market value of one Navitas Delaware Common Share issuable pursuant to a Navitas Delaware Option in accordance with its terms equals (i) the Navitas Delaware Exchange Ratio multiplied by
(ii) $10.00), which Navitas Delaware Options are outstanding and vested in accordance with their respective terms as of immediately prior to the Closing, (d) the number of Navitas Delaware Common Shares issuable upon the cash exercise of the unexpired Navitas Delaware Warrants (assuming that the fair market value of one Navitas Delaware Common Share issuable pursuant to a Navitas Delaware Warrant in accordance with its terms equals (i) the Navitas Delaware Exchange Ratio multiplied by
(ii) $10.00 and assuming that any Navitas Delaware Warrants exercisable for Navitas Delaware Preferred Shares were instead exercisable for Navitas Delaware Common Shares based on the applicable conversion ratio for such Navitas Delaware Preferred Shares in connection with an Automatic Conversion Event (as defined in the Navitas Ireland Constitution)), which unexpired Navitas Delaware Warrants are issued and outstanding as of immediately prior to the Closing, and (e) the number of Navitas Delaware Common Shares issuable upon the settlement of the Navitas Delaware Restricted Stock Units actually outstanding immediately prior to the Closing (assuming no net settlements) (assuming, solely for purposes of the foregoing clauses (a) through (e), that all Navitas Delaware Options, Navitas Delaware Warrants and Navitas Delaware Restricted Stock Units are vested and after taking into consideration any Navitas Delaware Warrants that are terminated, exercised or deemed exercised by their terms as contemplated by
Section
 8.19
prior to the Offer Expiration Time).
“
Navitas Delaware LLC Agreement
” means the Limited Liability Company Agreement of Navitas Delaware, including, for the avoidance of doubt, the schedules attached thereto, which include the Navitas Ireland Constitution and the Company Shareholders’ Agreement, as amended, supplemented or modified from time to time.
“
Navitas Delaware Options
” means all incentive stock options and nonqualified stock options to purchase Navitas Delaware Common Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the 2020 Equity Incentive Plan. For the avoidance of doubt, “Navitas Delaware Options” shall not include any “Navitas Delaware Warrants”.
“
Navitas Delaware Preferred Shares
” means the Navitas Delaware Series A Preferred Shares, Navitas Delaware Series B Preferred Shares, Navitas Delaware Series
B-1
Preferred Shares and Navitas Delaware Series
B-2
Preferred Shares.
“
Navitas Delaware Restricted Shares
” means the outstanding, unvested restricted Navitas Delaware Common Shares granted pursuant to (a) the 2020 Equity Incentive Plan (including, for clarity, upon the exercise of Navitas Delaware Options) or (b) any other written agreement imposing vesting and forfeiture restrictions.
“
Navitas Delaware Restricted Stock Units
” means the outstanding restricted stock units of Navitas Delaware granted pursuant to the 2020 Equity Incentive Plan following the date of this Agreement and prior to the Closing.
“
Navitas Delaware Series A Preferred Shares
” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series A Preferred Stock in the Navitas Delaware LLC Agreement.
“
Navitas Delaware Series B Preferred Shares
” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series B Preferred Stock in the Navitas Delaware LLC Agreement.
“
Navitas Delaware Series
B-1
Preferred Shares
” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series
B-1
Preferred Stock in the Navitas Delaware LLC Agreement.
“
Navitas Delaware Series
B-2
Preferred Shares
” means the limited liability company interests represented by the preferred shares, par value $0.0001 per share, designated as Series
B-2
Preferred Stock in the Navitas Delaware LLC Agreement.

“
Navitas Delaware Shares
” means the Navitas Delaware Common Shares and the Navitas Delaware Preferred Shares.
“
Navitas Ireland Aggregate Consideration Shares
” means a number of shares equal to the number obtained from the following calculation: (a) the Company Valuation multiplied by
(b) the Navitas Ireland Percentage
divided by
(c) $10.00.
“
Navitas Ireland Common Shares
” means the ordinary shares of Navitas Ireland par value U.S.$ 0.0001 per share, including, for the avoidance of doubt, any such ordinary shares that were originally issued with vesting and forfeiture restrictions that have since vested and/or lapsed.
“
Navitas Ireland Constitution
” means the Constitution of Navitas Ireland adopted by special resolution passed on September 1, 2020, as amended, supplemented or modified from time to time.
“
Navitas Ireland
Exchange Ratio
” means the following ratio (rounded to four decimal places): (a) the Navitas Ireland Aggregate Consideration Shares
divided
by (b) the Navitas Ireland Fully-Diluted Allotted Shares.
“
Navitas Ireland Fully-Diluted Allotted Shares
” means the total number of Navitas Ireland Common Shares that would be allotted immediately prior to the Closing, expressed on a fully-diluted and as-converted
to Navitas Ireland Common Shares basis, and including, without duplication, (a) the number of Navitas Ireland Common Shares actually allotted immediately prior to the Closing (including, for the avoidance of doubt, Navitas Ireland Restricted Shares), (b) the number of Navitas Ireland Common Shares that would be issuable upon conversion of Navitas Ireland Preferred Shares, assuming all of the Navitas Ireland Preferred Shares were subject to an Automatic Conversion Event (as defined in the Navitas Ireland Constitution) as of immediately prior to the Closing, (c) the number of Navitas Ireland Common Shares subject to Navitas Ireland Options that are issuable upon the net exercise of such Navitas Ireland Options (assuming that the fair market value of one Navitas Ireland Common Share issuable pursuant to a Navitas Ireland Option in accordance with its terms equals (i) the Navitas Ireland Exchange Ratio multiplied by
(ii) $10.00), which Navitas Ireland Options are allotted and vested in accordance with their respective terms as of immediately prior to the Closing, (d) the number of Navitas Ireland Common Shares issuable upon the cash exercise of the unexpired Navitas Ireland Warrants (assuming that the fair market value of one Navitas Ireland Common Share issuable pursuant to a Navitas Ireland Warrant in accordance with its terms equals (i) the Navitas Ireland Exchange Ratio multiplied by
(ii) $10.00 and assuming that any Navitas Ireland Warrants exercisable for Navitas Ireland Preferred Shares were instead exercisable for Navitas Ireland Common Shares based on the applicable conversion ratio for such Navitas Ireland Preferred Shares in connection with an Automatic Conversion Event (as defined in the Navitas Ireland Constitution)), which unexpired Navitas Ireland Warrants are issued and allotted as of immediately prior to the Closing, and (e) the number of Navitas Ireland Common Shares issuable upon the settlement of Navitas Ireland Restricted Stock Units actually allotted immediately prior to the Closing (assuming no net settlements) (assuming, solely for purposes of the foregoing clauses (a) through (e), that all Navitas Ireland Options, Navitas Ireland Warrants and Navitas Ireland Restricted Stock Units are vested and after taking into consideration any Navitas Ireland Warrants that are terminated, exercised or deemed exercised by their terms as contemplated by
Section
 8.19
prior to the Offer Expiration Time).
“
Navitas Ireland Options
” means all incentive stock options and nonqualified stock options to purchase Navitas Ireland Common Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the 2020 Equity Incentive Plan. For the avoidance of doubt, “Navitas Ireland Options” shall not include any “Navitas Ireland Warrants”.
“
Navitas Ireland Preferred Shares
” means the Navitas Ireland Series A Preferred Shares, Navitas Ireland Series B Preferred Shares, Navitas Ireland Series
B-1
Preferred Shares and Navitas Ireland Series
B-2
Preferred Shares.

“
Navitas Ireland Restricted Shares
” means the allotted, unvested restricted Navitas Ireland Common Shares granted pursuant to (a) the 2020 Equity Incentive Plan (including, for clarity, upon the exercise of Navitas Ireland Options) or (b) any other written agreement imposing vesting and forfeiture restrictions.
“
Navitas Ireland Restricted Stock Units
” means the allotted restricted stock units granted pursuant to the 2020 Equity Incentive Plan following the date of this Agreement and prior to the Closing.
“
Navitas Ireland Series A Preferred Shares
” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series A Preferred Stock in the Navitas Ireland Constitution.
“
Navitas Ireland Series B Preferred Shares
” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series B Preferred Stock in the Navitas Ireland Constitution.
“
Navitas Ireland Series
B-1
Preferred Shares
” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series
B-1
Preferred Stock in the Navitas Ireland Constitution.
“
Navitas Ireland Series
B-2
Preferred Shares
” means Navitas Ireland’s preferred shares, par value $0.0001 per share, designated as Series
B-2
Preferred Stock in the Navitas Ireland Constitution.
“
Navitas Ireland Shares
” means the Navitas Ireland Common Shares and the Navitas Ireland Preferred Shares.
“
New Employment Agreement
” means a written employment agreement, which employment agreement shall be effective upon, and conditioned upon the occurrence of, the Closing.
“
Open Source Software
” means any Software that is licensed pursuant to (a) any license that is a license that has been approved by the open source initiative as of the date of this Agreement and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.
“
Organizational Documents
” means (a) with respect to a corporation or company, the charter, constitution, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement and (d) with respect to any other person the organizational, constituent or governing documents or instruments of such person;
provided
,
however
, that with respect to LOKB, the Organizational Documents of LOKB shall also include the Trust Agreement.
“
PCAOB
” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“
PCI DSS
” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.
“
Permitted Liens
” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business consistent with past practice, or deposits to obtain the release of such Liens, (ii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been made in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated by, and do not materially interfere with, the present uses of any real or personal property subject thereto, (iv) revocable, non-exclusive
licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice,
(v) non-monetary
Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are not violated by, and do not materially interfere with, the present uses of such real property, and (vi) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest that have not been subordinated to the affected estates leases, subleases, easements, licenses, rights of use, rights to access, or rights of way.
“
person
” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“
Personal Information
” means (a) information related to an identified or identifiable individual, device or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), (b) any other data used to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, (c) any other, similar information or data regulated by applicable Laws and (d) any information that is covered by PCI DSS.
“
Privacy/Data Security Laws
” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of the Company’s Business Systems or Personal Information, including the following Laws and their implementing regulations to the extent they apply to the Company’s Business Systems or Personal Information: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the
CAN-SPAM
Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and
e-mail
marketing).
“
Pro Rata Share
” means, for each Eligible Company Equityholder, (a) with respect to Earnout Shares to be issued as additional consideration for the Merger, if any, a percentage determined by dividing
(i) the aggregate number of Navitas Delaware Fully-Diluted Outstanding Shares represented by the Navitas Delaware Common Shares (including, for the avoidance of doubt, Navitas Delaware Restricted Shares), Navitas Delaware Preferred Shares, Navitas Delaware Options, Navitas Delaware Warrants and Navitas Delaware Restricted Stock Units held by such Eligible Company Equityholder immediately prior to the Closing, by
(ii) the aggregate number of Navitas Delaware Fully-Diluted Outstanding Shares, and (b) with respect to Earnout Shares to be issued as additional consideration for the Tender Offer, if any, a percentage determined by dividing
(i) the aggregate number of Navitas Ireland Fully-Diluted Allotted Shares represented by the Navitas Ireland Common Shares (including, for the avoidance of doubt, Navitas Ireland Restricted Shares), Navitas Ireland Preferred Shares, Navitas Ireland Options, Navitas Ireland Warrants and Navitas Ireland Restricted Stock Units held by such Eligible Company Equityholder immediately prior to the Closing, by
(ii) the aggregate number of Navitas Ireland Fully-Diluted Allotted Shares (assuming, solely for purposes of the foregoing clauses (a) and (b), that all Navitas Delaware Options, Navitas Ireland Options, Navitas Delaware Warrants and Navitas Ireland Warrants are vested and after taking into consideration any Navitas Delaware Warrants and Navitas Ireland Warrants that are terminated, exercised or deemed exercised by their terms as contemplated by
Section
 8.19
prior to the Offer Expiration Time).
“
Products
” mean any products or services, developed, manufactured, performed, out-licensed,
sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously or is currently deriving revenue from the sale or provision thereof.
“
Reciprocal License
” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion
or patent license obligations (other than patent obligations relating to the use of such item of Software).
“
Redemption Rights
” means the redemption rights provided for in Sections 9.2 and 9.7 of Article IX of the LOKB Certificate of Incorporation.
“
Registered Intellectual Property
” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.
“
Sanctioned Person
” means any individual or entity that is, or is owned 50 percent or more, individually or in the aggregate by, controlled by, or acting on behalf of, any individual or entity that is, (a) listed on any Sanctions
Law-related
list of designated or blocked persons promulgated by the United States or any other Governmental Authority with jurisdiction over the Company or any Company Subsidiary, including but not limited to the Sanctions Lists; or (b) the government of, resident in, or organized under the laws of Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region; or the Government of Venezuela.
“
Sanctions Laws
” means those trade, economic and financial sanctions Laws administered or enforced by (a) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.
“
Sanctions Lists
” means the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control; the Denied Persons, Entity, or Unverified Lists administered by the U.S. Department of Commerce’s Bureau of Industry and Security; and similar prohibited persons lists promulgated in accordance with United Nations Security Council resolutions.
“
Software
” means all computer programs, applications, middleware, firmware, or other computer software (in any format, including object code, bytecode or source code) and related documentation and materials.
“
Stamp Duty Amount
” means the product of (a) one percent (1%)
multiplied by
(b) LOKB’s good faith estimate of the market value of the outstanding Navitas Ireland Shares immediately prior to the consummation of the Tender Offer, being (i) the average of the volume weighted average price of one share of LOKB Class A Common Stock during the ten (10) consecutive Trading Days immediately prior to the last full Trading Day that precedes the delivery of the Company Closing Statement, as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by LOKB and the Company multiplied by
(ii) the number of LOKB Class A Common Stock (including the Maximum Tender Offer Earnout Shares) to be issued to all holders of Navitas Ireland Shares pursuant to the Tender Offer estimated in good faith by LOKB as of the date the LOKB Closing Statement is delivered.
“
subsidiary
” or “
subsidiaries
” of the Company, the Surviving Company, LOKB or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“
Supplier
” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.
“
Tax
”, “
Taxes
” or “
Taxation
” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, social security, unemployment, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.
“
Tax Return
” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.
“TCA”
means the Taxes Consolidation Act, 1997 of Ireland.
“
Termination Condition
” means this Agreement shall not have been terminated as of any applicable date of determination.
“
Trading Day
” means any day on which shares of LOKB Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of LOKB Class A Common Stock are then traded.
“
Transaction Documents
” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.
“
Transactions
” means the transactions contemplated by this Agreement and the Transaction Documents.
“
Treasury Regulations
” means the United States Treasury regulations issued pursuant to the Code.
“
Triggering Event I
” means the date on which the volume-weighted average closing sale price of one share of LOKB Class A Common Stock quoted on NYSE (or the exchange on which the shares of LOKB Class A Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period (which dollar value shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to LOKB Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into LOKB Class A Common Stock at the Closing).
“
Triggering Event II
” means the date on which the volume-weighted average closing sale price of one share of LOKB Class A Common Stock quoted on NYSE (or the exchange on which the shares of LOKB Class A Common Stock are then listed) is greater than or equal to $17.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period (which dollar value shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to LOKB Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into LOKB Class A Common Stock at the Closing).
“
Triggering Event III
” means the date on which the volume-weighted average closing sale price of one share of LOKB Class A Common Stock quoted on NYSE (or the exchange on which the shares of LOKB

Class A Common Stock are then listed) is greater than or equal to $20.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period (which dollar value shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to LOKB Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into LOKB Class A Common Stock at the Closing).
“
Triggering Events
” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.
“
Virtual Data Room
” means the virtual data room established by the Company, access to which was given to LOKB in connection with its due diligence investigation of the Company relating to the Transactions.
1.02
Further Definitions
. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 5.07(b)
Acceptance Time	§ 2.01(d)
Action	§ 5.09
Agreement	Preamble
Alternative Transaction	§ 8.01(a)
Antitrust Laws	§ 8.12(a)
Audited Financial Statements	§ 5.07(a)
Blue Sky Laws	§ 5.05(b)
Call Notice	§ 2.01(e)(ii)
Certificate of Merger	§ 3.02(a)
Certificates	§ 4.02(b)
Claims	§ 7.03
Closing	§ 3.02(b)
Closing Date	§ 3.02(b)
Code	§ 4.02(h)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company Change in Recommendation	§ 8.03(b)
Company Closing Statement	§ 4.04(c)
Company Disclosure Schedule	Article V
Company Permits	§ 5.06
Company Recommendation	Recitals
Company Warrants	§ 5.03(b)
Confidentiality Agreement	§ 8.05(b)
Consent Solicitation Statement	§ 8.02(a)
Continuing Employees	§ 8.06(c)
Contracting Parties	§ 11.11
D&O Insurance	§ 8.07(c)
Data Security Requirements	§ 5.13(j)
Dissenting Shareholders	§ 2.01(e)(ii)
DGCL	Recitals
DLLCA	Recitals
Earnout Shares	§ 4.03(a)
Effective Time	§ 3.02(a)
Employee Contributions	§ 5.10(r)
Employer Contributions	§ 5.10(r)

Defined Term	Location of Definition
Environmental Permits	§ 5.15
ERISA Affiliate	§ 5.10(c)
Exchange Agent	§ 4.02(a)
Exchange Fund	§ 4.02(a)
Financial Statement Delivery Date	§ 10.01(b)
Forfeited Employee Earnout Shares	§ 4.03(d)
Forfeited Warrant Earnout Shares	§ 4.03(e)
GAAP	§ 5.07(a)
Governmental Authority	§ 5.05(b)
Health Plan	§ 5.10(k)
Interested Party Transaction	§ 5.21(a)
IRS	§ 5.12(b)
Lease	§ 5.12(b)
Lease Documents	§ 5.12(a)
Letter Agreement	Recitals
Letter of Transmittal	§ 4.02(b)
LOKB	Preamble
LOKB Alternative Transaction	§ 8.01(d)
LOKB Assumed Warrant	§ 4.01(d)
LOKB Board	Recitals
LOKB Closing Statement	§ 4.04(b)
LOKB D&O Insurance	§ 8.07(d)
LOKB Disclosure Schedule	Article VI
LOKB Option	§ 4.01(b)
LOKB Permit	§ 6.06
LOKB Preferred Stock	§ 6.03(a)
LOKB Proposals	§ 8.04(a)
LOKB Restricted Stock	§ 4.01(c)
LOKB Restricted Stock Units	§ 4.01(d)
LOKB SEC Reports	§ 6.07(a)
LOKB Stockholders’ Meeting	§ 8.04(a)
LOKB Tail Policy	§ 8.07(d)
LTIP	§ 8.06(a)
Material Contracts	§ 5.16(a)
Material Customer Prospects	§ 5.17
Material Customers	§ 5.17
Material Suppliers	§ 5.17
Maximum Annual Premium	§ 8.07(c)
Maximum Merger Earnout Shares	§ 4.03(b)
Maximum Number of Earnout Shares	§ 4.03(b)
Maximum Tender Offer Earnout Shares	§ 4.03(b)
Merger	Recitals
Merger Materials	§ 8.02(d)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 6.03(b)
Money Laundering Laws	§ 5.20(b)
Navitas Delaware	Preamble
Navitas Delaware Percentage	§ 8.18
Navitas Delaware Warrants	§ 5.03(b)
Navitas Ireland	Preamble

Defined Term	Location of Definition
Navitas Ireland Percentage	§ 8.18
Navitas Ireland Warrants	§ 5.03(b)
Navitas Lock-Up Agreements	Recitals
Nonparty Affiliates	§ 11.11
Offer Expiration Time	§ 2.01(c)
Offer Conditions	§ 2.01(b)
Outside Date	§ 10.01(b)
PCAOB Audited Financial Statements	§ 8.16
Per Share Merger Consideration	§ 4.01(a)(i)
Per Share Tender Offer Consideration	§ 2.01(d)
Permitted Warrant Amendment	§ 8.19
Plans	§ 5.10(a)
PPACA	§ 5.10(k)
Private Placement Investors	Recitals
Private Placements	Recitals
Process Agent	§ 11.06(d)
Proxy Statement	§ 8.02(a)
PRSA	§ 5.10(q)
Registration Rights Agreement	Recitals
Registration Statement	§ 8.02(a)
Relief Application	§ 2.01(e)(iv)
Remedies Exceptions	§ 5.04
Representatives	§ 8.05(a)
Requisite Company Shareholder Approval	§ 8.03(a)
SEC	§ 6.07(a)
Securities Act	§ 5.05(b)
Shareholder Support Agreement	Recitals
Side Letter Agreements	§ 5.21(b)
Specified IP	§ 5.14(y)
Sponsor	Recitals
Sponsor Letter Amendment	Recitals
Subject Options	§ 5.10(o)
Subscription Agreements	Recitals
Surviving Company	§ 3.01
Tender Offer	Recitals
Tender Offer Materials	§ 8.03(b)
Terminating Company Breach	§ 10.01(e)
Terminating LOKB Breach	§ 10.01(f)
Trust Account	§ 6.14
Trust Agreement	§ 6.14
Trust Fund	§ 6.14
Trustee	§ 6.14
Unaudited Financial Statements	§ 5.07(b)
Valuation Firm	§ 8.18
Valuation Analysis	§ 8.18
Written Consent	§ 8.03(a)
1.03
Construction
.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively,

(iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase
“made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room, in each case, prior to the date of this Agreement.
(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II
THE TENDER OFFER
2.01
Tender Offer
.
(a)
Commencement of Tender Offer
. On or as promptly as practicable after the date the initial preliminary Registration Statement is filed with the SEC pursuant to Section 8.02(a), LOKB shall commence the Tender Offer to acquire each Navitas Ireland Share for the applicable Per Share Tender Offer Consideration on the terms and subject to the conditions set forth in this Agreement, including such terms as are set forth in
Section
 4.01(c)
. The parties agree and acknowledge that the Tender Offer constitutes a “relevant scheme, contract or offer” for the purposes of Section 457 of the Companies Act.
(b)
Terms and Conditions to Tender Offer
. The obligations of LOKB to irrevocably accept for exchange all Navitas Ireland Shares tendered pursuant to the Tender Offer are subject only to the prior satisfaction or waiver (to the extent permitted hereunder) of the (i) Minimum Tender Condition, the Termination Condition and the Compulsory Transfer Condition (such that upon consummation of the Tender Offer, the Minimum Tender Amount shall be acquired by LOKB), if applicable, and (ii) the other conditions set forth in
Section
 9.01
(other than the condition at
Section
 9.01(c)
) and
Section
 9.02
(other than those conditions that by their nature are to be satisfied at the Closing) (clauses (i) and (ii), collectively, the “
Offer Conditions
”). LOKB expressly reserves the right (but is not obligated to), at any time and from time to time, in its sole discretion to waive, in whole or in part, any Offer Condition (other than the Minimum Tender Condition, the Termination Condition and the Compulsory Transfer Condition) or modify the terms of the Tender Offer in each case only (and shall not do so except) in a manner not otherwise inconsistent with the terms of this Agreement;
provided
,
however
, that without the prior written consent of the Company, LOKB shall not (i) reduce the number of Navitas Ireland Shares sought pursuant to the Tender Offer, (ii) reduce the applicable Per Share Tender Offer Consideration, (iii) amend, modify or supplement the Minimum Tender Condition or the Termination Condition,

(iv) add to or amend, modify or supplement any Offer Condition, or make the Tender Offer subject to any other condition, (v) directly or indirectly amend, modify or supplement any other term of the Tender Offer in any individual case in any manner adverse to the holders of Navitas Ireland Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Tender Offer or the Merger or impair the ability of LOKB to consummate the Tender Offer, (vi) extend or otherwise change the Offer Expiration Time (except as expressly required or permitted by the provisions of
Section
 2.01(c)
or
Section
 2.01(f)
) or (vii) change the form or amount or manner of payment of consideration payable in the Tender Offer. The Company shall not be entitled to waive the Minimum Tender Condition, the Termination Condition or the Compulsory Transfer Condition.
(c)
Expiration and Extension of Tender Offer
. The expiration date and time of the Tender Offer, as the same may be extended from time to time in accordance with the terms of this Agreement, is hereinafter referred to as the “
Offer Expiration Time
.” The initial Offer Expiration Time shall be one minute after 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following (and, assuming commencement of the Tender Offer occurs on a Business Day, including the day of) commencement of the Tender Offer. Subject to the parties’ respective rights to terminate the Agreement pursuant to
Section
 10.01
and notwithstanding anything to the contrary in this Agreement, LOKB shall:
(i) extend the Tender Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof; and
(ii) if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by LOKB (to the extent permitted hereunder), extend the Tender Offer on a basis consistent with LOKB’s ability to postpone or adjourn the LOKB Stockholders’ Meeting pursuant to
Section
 8.04(a)
;
provided
, that without the Company’s written consent, LOKB shall not extend the Tender Offer beyond the earlier of the Outside Date or the valid termination of this Agreement in accordance with
Section
 10.01
.
(d)
Consummation of Tender Offer
. On the terms and subject to the conditions of the Tender Offer and this Agreement (including
Section
 2.01(e)
), LOKB shall consummate the Tender Offer and acquire one hundred percent (100%) of each class of then issued and allotted Navitas Ireland Shares (whether pursuant to the Tender Offer, the compulsory acquisition procedure provided under Section 457 of the Companies Act or otherwise) promptly after the Offer Expiration Time, as it may be extended in accordance with
Section
 2.01(c)
(the “
Acceptance Time
”);
provided
that LOKB shall promptly after the Acceptance Time (and in any event, within two (2) Business Days thereafter) issue (A) the applicable number of shares of LOKB Class A Common Stock equal to the applicable Navitas Ireland Exchange Ratio and (B) the contingent right to receive the applicable Earnout Shares in accordance with
Section
 4.03
, in each case, without interest (collectively, the “
Per Share Tender Offer Consideration
”) for each Navitas Ireland Share validly tendered and not validly withdrawn pursuant to the Tender Offer. The applicable Per Share Tender Offer Consideration shall be issued to the applicable holders of Navitas Ireland Shares upon the terms and subject to the conditions of the Tender Offer. To the extent that any Per Share Tender Offer Consideration is issued with respect to Navitas Ireland Restricted Shares, any LOKB Class A Common Stock issued as consideration therefor shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding Navitas Ireland Restricted Shares immediately prior to the Acceptance Time, except to the extent such terms or conditions are rendered inoperative by the Tender Offer and any related transactions.
(e)
Compulsory Transfer
. It is acknowledged and agreed by the parties to this Agreement, that:
(i) the compulsory acquisition procedure provided under Section 457 of the Companies Act will apply to all Navitas Ireland Shares in respect of which the Tender Offer by LOKB has not been accepted and under which such shares have not been validly tendered by the Binding Date, so enabling LOKB to compulsorily acquire any such Navitas Ireland Shares subject to Chapter 2 Part 9 of the Companies Act;

(ii) as soon as reasonably possible following the Binding Date, LOKB will serve notice on all dissenting shareholders of Navitas Ireland for the purposes of Section 457 of the Companies Act (the “
Dissenting Shareholders
”) notifying them of its intention to compulsorily acquire their Navitas Ireland Shares (the “
Call Notice
”);
(iii) in accordance with and subject to the provisions of Chapter 2 of Part 9 of the Companies Act, the Dissenting Shareholders will be required to transfer, and LOKB will be bound to acquire, the Navitas Ireland Shares on the same terms as the Tender Offer;
(iv) upon the expiry of thirty (30) days following the date the Call Notice was given and subject to: (A) no application for relief under Section 459(5) of the Companies Act (“
Relief Application
”) being made; (B) any Relief Application being withdrawn; and/or (C) following the Relief Application the Irish court nonetheless approving such acquisition, LOKB shall be bound to acquire all remaining Navitas Ireland Shares that it has not yet acquired and LOKB shall deliver to Navitas Ireland: (1) a copy of the Call Notice; (2) a list of the Dissenting Shareholders served with the Call Notice and the number of Navitas Ireland Shares affected held by them; (3) stock transfer forms executed: (I) on behalf of the Dissenting Shareholders as transferor by any person appointed by LOKB; and (II) by LOKB; and (4) payment to Navitas Ireland or, if required as a matter of applicable law, its nominee, of all consideration representing the price payable by LOKB for the Navitas Ireland Shares; and
(v) the Company will use reasonable best efforts to ensure that all holders of Navitas Ireland Shares will accept the Tender Offer and validly tender all of their Navitas Ireland Shares in accordance with the terms of the Tender Offer and, where requested by LOKB, will use reasonable best efforts to assist LOKB in relation to the exercise of the compulsory acquisition procedure as provided for under Section 459 and Chapter 2 Part 9 of the Companies Act.
(f)
Termination of Tender Offer
. LOKB shall not terminate the Tender Offer or permit the Tender Offer to be terminated prior to the Offer Expiration Time (as it may be extended and re-extended
in accordance with this Agreement), unless and until this Agreement is validly terminated in accordance with
Section
 10.01
. In the event that this Agreement is validly terminated pursuant to
Section
 10.01
prior to any scheduled expiration of the Tender Offer, LOKB shall promptly (but in any event not more than one (1) Business Day after such termination), irrevocably and unconditionally terminate the Tender Offer and shall not acquire any Navitas Ireland Shares pursuant to the Tender Offer. If the Tender Offer is terminated or withdrawn by LOKB or if this Agreement is validly terminated in accordance with
Section
 10.01
prior to the Acceptance Time, LOKB shall promptly return (and in any event within one (1) Business Day), and shall cause any depository acting on behalf of LOKB to return, all share certificates with respect to tendered Navitas Ireland Shares to the record holders thereof in accordance with applicable Law.
ARTICLE III
AGREEMENT AND PLAN OF MERGER
3.01
The Merger
. Upon the terms and subject to the conditions set forth in
Article
 IX
, and in accordance with the DGCL and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into Navitas Delaware. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Navitas Delaware shall continue as the surviving company of the Merger (the “
Surviving Company
”).
3.02
Effective Time; Closing
.
(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in
Article
 IX
(other than those conditions that by their nature

are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “
Certificate of Merger
”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “
Effective Time
”).
(b) Immediately prior to the consummation of the Tender Offer and the filing of a Certificate of Merger in accordance with
Section
 3.02(a)
, a closing (the “
Closing
”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article
 IX
. The date on which the Closing shall occur is referred to herein as the “
Closing Date
.”
3.03
Effect of the Merger
. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Navitas Delaware and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Navitas Delaware and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
3.04
Organizational Documents; Registration Rights Agreement
.
(a) Immediately following the Effective Time, the Navitas Ireland Organizational Documents, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety by LOKB to read as set forth on
Exhibit
 D
attached hereto and, as so amended and restated, shall be the Organizational Documents of Navitas Ireland until thereafter amended as provided by the Companies Act and the Organizational Documents of Navitas Ireland (subject to
Section
 8.07
).
(b) At the Effective Time, the limited liability company agreement of Navitas Delaware, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on
Exhibit
 E
attached hereto and, as so amended and restated, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided by the DLLCA and the Organizational Documents of the Surviving Company (subject to
Section
 8.07
).
(c) At the Closing, LOKB shall amend and restate, effective as of the Effective Time, the LOKB Certificate of Incorporation to be as set forth on
Exhibit
 F
attached hereto.
(d) At the Closing, LOKB shall amend and restate, effective as of the Effective Time, the bylaws of LOKB to be as set forth on
Exhibit
 G
attached hereto.
(e) At the Closing, LOKB shall deliver to the Company a copy of the Registration Rights Agreement duly executed by LOKB.
3.05
Directors and Officers
.
(a) The parties will take all requisite action such that the initial officers of the Surviving Company immediately after the Effective Time shall be the individuals set forth on
Exhibit
 H
attached hereto, or as otherwise agreed by LOKB and the Company, each to hold office in accordance with the provisions of the DLLCA and the Organizational Documents of the Surviving Company and until their respective successors are duly appointed or their earlier death, resignation or removal.

(b) The parties shall use reasonable best efforts to cause the LOKB Board and the officers of LOKB as of immediately following the Effective Time to be comprised of the individuals in the classes set forth on
Exhibit
 H
attached hereto (or such other individuals as may be named in the Registration Statement), each to hold office in accordance with the DGCL and the Organizational Documents of LOKB and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed, or, in either case of the directors or officers, their earlier death, resignation or removal.
ARTICLE IV
EFFECTS OF THE TRANSACTIONS
4.01
Conversion and Treatment of Securities
.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of LOKB, Merger Sub, the Company or the holders of any of the following securities:
(i) each Navitas Delaware Common Share (other than Navitas Delaware Restricted Shares and, for the avoidance of doubt, Navitas Delaware Restricted Stock Units) and each Navitas Delaware Preferred Share, in each case, issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive (A) the number of shares of LOKB Class A Common Stock equal to the Navitas Delaware Exchange Ratio and (B) the contingent right to receive the applicable Earnout Shares in accordance with
Section
 4.03
, in each case, without interest (collectively, the “
Per Share Merger Consideration
”);
(ii) all Navitas Delaware Common Shares and Navitas Delaware Preferred Shares held in the treasury of Navitas Delaware, if any, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable limited liability company interest of the Surviving Company;
provided
, that, for the avoidance of doubt, the liquidation preferences with respect to the Navitas Delaware Preferred Shares shall be disregarded and all Navitas Delaware Preferred Shares shall be converted into the right to receive the applicable Per Share Merger Consideration pursuant to
Section
 4.01(a)(i)
as if such Navitas Delaware Preferred Shares had first been converted to Navitas Delaware Common Shares.
(b) Effective as of the Effective Time, except as set forth in
Section
 4.01(b) of the Company Disclosure Schedule
, each Navitas Delaware Option and Navitas Ireland Option that is outstanding immediately prior to the Effective Time, shall be released and extinguished in exchange for (i) in the case of Navitas Delaware Options and Navitas Ireland Options that are vested or unvested, an option to purchase a number of shares of LOKB Class A Common Stock (rounded down to the nearest whole number) (such option, an “
LOKB Option
”) equal to (A) the number of Navitas Delaware Shares subject to such Navitas Delaware Option or Navitas Ireland Shares subject to such Navitas Ireland Option, as applicable, immediately prior to the Effective Time, multiplied by
(B) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Options, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Options, in each case, at an exercise price per share (rounded up to the nearest whole cent) equal to (I) the exercise price per share of such Navitas Delaware Option or Navitas Ireland Option immediately prior to the Effective Time, divided by
(II) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Options, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Options;
provided
,
however
, that the exercise price and the number of shares of LOKB Class A Common Stock purchasable pursuant to the LOKB Options shall be determined in a manner consistent with the requirements of Section 409A of the Code;
provided
,
further
, that in the case of any LOKB Option to which Section 422 of the Code applies, the exercise price and the number of shares of LOKB Class A

Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole number and exercise prices will be rounded up to the nearest whole cent) and (ii) the contingent right to receive the applicable Earnout Shares in accordance with
Section
 4.03
. Except as specifically provided above, following the Effective Time, each LOKB Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger or any related transactions.
(c) Effective as of the Effective Time, except as set forth in
Section
 4.01(c) of the Company Disclosure Schedule
, each award of Navitas Delaware Restricted Shares and, to the extent issued pursuant to the 2020 Equity Incentive Plan, Navitas Ireland Restricted Shares that is outstanding immediately prior to the Effective Time shall be released and extinguished in exchange for (i) an award covering a number of restricted shares of LOKB Class A Common Stock (rounded down to the nearest whole number) (such award of restricted shares, “
LOKB Restricted Stock
”) equal to (A) the number of Navitas Delaware Restricted Shares or Navitas Ireland Restricted Shares, as applicable, subject to such award immediately prior to the Effective Time, multiplied by
(B) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Restricted Shares, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Restricted Shares and (ii) the contingent right to receive the applicable Earnout Shares in accordance with
Section
 4.03
. Except as specifically provided above, following the Effective Time, each award of LOKB Restricted Stock shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding award of Company Restricted Shares immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger and any related transactions.
(d) Effective as of the Effective Time, except as set forth in
Section
 4.01(d) of the Company Disclosure Schedule
, each award of Navitas Delaware Restricted Stock Units and Navitas Ireland Restricted Stock Units that is outstanding immediately prior to the Effective Time shall be released and extinguished in exchange for (i) an award covering a number of restricted stock units of LOKB (to be settled in shares of LOKB Class A Common Stock) (rounded down to the nearest whole number) (such award of restricted stock units, “
LOKB Restricted Stock Unit
”) equal to (A) the number of Navitas Delaware Restricted Stock Units or Navitas Ireland Restricted Stock Units, as applicable, subject to such award immediately prior to the Effective Time, multiplied by
(B) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Restricted Stock Units, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Restricted Stock Units and (ii) the contingent right to receive the applicable Earnout Shares in accordance with
Section
 4.03
. Except as specifically provided above, following the Effective Time, each award of LOKB Restricted Stock Units shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding award of Company Restricted Stock Units immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger and any related transactions.
(e) Effective as of the Effective Time, except as set forth in
Section
 4.01(e) of the Company Disclosure Schedule
, each Navitas Delaware Warrant and Navitas Ireland Warrant that is outstanding immediately prior to the Effective Time, shall be released and extinguished in exchange for in the case of Navitas Delaware Warrants and Navitas Ireland Warrants that are vested or unvested (i) a warrant to purchase a number of shares of LOKB Class A Common Stock (rounded down to the nearest whole number) (such warrant, an “
LOKB Assumed Warrant
”) equal to (A) the number of Navitas Delaware Shares subject to such Navitas Delaware Warrant or Navitas Ireland Shares subject to such Navitas Ireland Warrant, as applicable, immediately prior to the Effective Time, multiplied by
(B) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Warrants, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Warrants, in each case, at an exercise price per share (rounded up to the nearest whole cent) equal to (I) the exercise price per share of such Navitas Delaware Warrant or Navitas Ireland Warrant immediately prior to the Effective Time, divided by
(II) the Navitas Delaware Exchange Ratio, with respect to the Navitas Delaware Warrants, or the Navitas Ireland Exchange Ratio, with respect to the Navitas Ireland Warrants and (ii) the contingent right to receive the applicable Earnout Shares in accordance with
Section
 4.03
. Except as specifically provided above, following the Effective Time, each LOKB Assumed Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant (including, for the avoidance of doubt, as amended pursuant to any Permitted Warrant Amendment) immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger or any related transactions.
(f) At or prior to the Effective Time, the parties and their governing bodies, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Navitas Delaware Shares pursuant to
Section
 4.01(a)
, the treatment of the Navitas Delaware Options and Navitas Ireland Options pursuant to
Section
 4.01(b)
, the treatment of the Navitas Delaware Restricted Shares and Navitas Ireland Restricted Shares pursuant to
Section
 4.01(c)
, the treatment of the Navitas Delaware Restricted Stock Units and the Navitas Ireland Restricted Stock Units pursuant to
Section
 4.01(d)
and the treatment of the Navitas Delaware Warrants and the Navitas Ireland Warrants pursuant to
Section
 4.01(e)
, or to cause any disposition or acquisition of equity securities of LOKB pursuant to
Section
 4.01(a)
,
Section
 4.01(b)
,
Section
 4.01(c)
,
Section
 4.01(d)
or
Section
 4.01(e)
, as applicable, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to LOKB or who will (or is reasonably expected to) become subject to such reporting requirements with respect to LOKB to be exempt under Rule
16b-3
under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, LOKB shall file an appropriate registration statement or registration statements with respect to the shares of LOKB Class A Common Stock subject to the LOKB Options, the LOKB Restricted Stock and the shares of LOKB Class A Common Stock that may settle the LOKB Restricted Stock Units and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.
(g) Pursuant to the terms of the LOKB Certificate of Incorporation, each share of the LOKB Founders Stock will convert into one share of LOKB Class A Common Stock at the Closing. All of the shares of LOKB Founders Stock converted into shares of LOKB Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of LOKB Founders Stock shall thereafter cease to have any rights with respect to such securities.
4.02
Exchange of Certificates
.
(a)
Exchange Agent
. Prior to the Closing, LOKB shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by LOKB and is reasonably satisfactory to the Company (the “
Exchange Agent
”), for the benefit of the holders of the Navitas Delaware Shares, for exchange in accordance with this
Article
 IV
, the number of shares of LOKB Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration (other than any Earnout Shares) payable pursuant to this Agreement (such shares of LOKB Class A Common Stock, together with any dividends or distributions with respect thereto pursuant to
Section
 4.02(c)
, being hereinafter referred to as the “
Exchange Fund
”). LOKB shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by
Section
 4.02(c)
hereof, the Exchange Fund shall not be used for any other purpose.
(b)
Exchange Procedures
. As promptly as practicable after the Effective Time, LOKB shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Navitas Delaware Shares evidenced by certificates (the “
Certificates
”) (and, if required by the processes and procedures of the Exchange Agent, Navitas Delaware Shares that are uncertificated) entitled to receive the applicable Per Share Merger Consideration pursuant to
Section
 4.01
: a letter of transmittal, which shall be in a form reasonably acceptable to LOKB and the Company (the “
Letter of Transmittal
”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent (or, in the case of any uncertificated Navitas Delaware Shares, upon compliance with the processes and procedures of the Exchange Agent set forth in the Letter of Transmittal), and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates (or applicable uncertificated Navitas Delaware Shares) shall be entitled to receive in exchange therefore, and LOKB shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration (other than any Earnout Shares) in accordance with the provisions of
Section
 4.01
, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this
Section
 4.02
, each Certificate (and, if applicable, uncertificated Navitas Delaware Shares) entitled to receive the applicable Per Share Merger Consideration in accordance with
Section
 4.01
shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of
Section
 4.01
.
(c)
Distributions with Respect to Unexchanged Shares of LOKB Class
 A Common Stock
. No dividends or other distributions declared or made after the Effective Time with respect to the LOKB Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or uncertificated Navitas Delaware Shares with respect to the shares of LOKB Class A Common Stock represented thereby until the holder of such Certificate or uncertificated Navitas Delaware Shares shall surrender the same in accordance with
Section
 4.02(b)
. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or uncertificated Navitas Delaware Shares, LOKB shall pay or cause to be paid to the holder of the shares of LOKB Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of LOKB Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of LOKB Class A Common Stock.
(d)
No Further Rights in Navitas Delaware Shares
. The Per Share Merger Consideration payable upon conversion of the Navitas Delaware Common Shares and the Navitas Delaware Preferred Shares or pursuant to
Section
 4.03
in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Navitas Delaware Common Shares and Navitas Delaware Preferred Shares, as applicable.
(e)
Adjustments to Per Share Consideration
. The Per Share Merger Consideration and Per Share Tender Offer Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to LOKB Class A Common Stock, the Navitas Delaware Shares or the Navitas Ireland Shares occurring on or after the date hereof and prior to the Effective Time;
provided
,
however
, that this
Section
 4.02(e)
shall not be construed to permit LOKB or the Company to take any actions with respect to its securities that are prohibited by this Agreement.
(f)
Termination of Exchange Fund
. Any portion of the Exchange Fund that remains undistributed to the holders of Navitas Delaware Shares for one year after the Effective Time shall be delivered to LOKB, upon demand, and any holders of Navitas Delaware Shares who have not theretofore complied with this
Section
 4.02
shall thereafter look only to LOKB for the applicable Per Share Merger Consideration, other than as provided in
Section
 4.03
. Any portion of the Exchange Fund remaining unclaimed by holders of Navitas Delaware Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of LOKB free and clear of any claims or interest of any person previously entitled thereto.
(g)
No Liability
. None of the Exchange Agent, LOKB, the Company or the Surviving Company shall be liable to any holder of Navitas Delaware Common Shares or Navitas Delaware Preferred Shares for any

LOKB Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this
Section
 4.02
.
(h)
Withholding Rights
. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Company, Merger Sub, LOKB and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “
Code
”) or any provision of state, local or
non-U.S.
Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.
(i)
Lost Certificates
. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or, to the extent contemplated by
Section
 4.02(f)
or
Section
 4.03
, LOKB, will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of
Section
 4.01
.
(j)
Fractional Shares
. No certificates or scrip or shares representing fractional shares of LOKB Class A Common Stock shall be issued upon the exchange of Navitas Delaware Shares or Navitas Ireland Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of LOKB or a holder of shares of LOKB Class A Common Stock. In lieu of any fractional share of LOKB Class A Common Stock to which any holder of Navitas Delaware Shares or Navitas Ireland Shares would otherwise be entitled, the number of shares to which such holder would otherwise be entitled shall be rounded down to the nearest whole share of LOKB Class A Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
4.03
Earnout
.
(a) Following the Closing, and as additional consideration for the Merger and the Tender Offer, within five (5) Business Days after the occurrence of a Triggering Event, LOKB shall issue or cause to be issued to each Eligible Company Equityholder (in accordance with such Eligible Company Equityholder’s respective Pro Rata Share), the following shares of LOKB Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to LOKB Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into LOKB Class A Common Stock at the Closing), the “
Earnout Shares
”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:
(i) Upon the occurrence of Triggering Event I or as contemplated in
Section
 4.03(c)
, a
one-time
issuance of (A) as additional consideration for the Merger, a number of Earnout Shares equal to the Maximum Merger Earnout Shares divided by
three (3) and rounded down to the nearest whole number and (B) as additional consideration for the Tender Offer, a number of Earnout Shares equal to the Maximum Tender Offer Earnout Shares divided by
three (3) and rounded down to the nearest whole number;
(ii) Upon the occurrence of Triggering Event II, a
one-time
issuance of (A) as additional consideration for the Merger, a number of Earnout Shares equal to the Maximum Merger Earnout Shares divided by
three (3) and rounded down to the nearest whole number and (B) as additional consideration for the Tender Offer, a number of Earnout Shares equal to the Maximum Tender Offer Earnout Shares divided by
three (3) and rounded down to the nearest whole number; and

(iii) Upon the occurrence of Triggering Event III, a
one-time
issuance of (A) as additional consideration for the Merger, a number of Earnout Shares equal to the Maximum Merger Earnout Shares minus
the maximum number of Earnout Shares that would be issuable pursuant to clauses (i)(A)
and
(ii)(A)
above assuming Triggering Event I and Triggering Event II occurred and (B) as additional consideration for the Tender Offer, a number of Earnout Shares equal to the Maximum Tender Offer Earnout Shares minus
the maximum number of Earnout Shares that would be issuable pursuant to clauses (i)(B)
and
(ii)(B)
above assuming Triggering Event I and Triggering Event II occurred.
(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event;
provided
,
however
, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 10,000,000 Earnout Shares (the “
Maximum Number of Earnout Shares
”) and in no event shall more than an aggregate number of Earnout Shares be paid (i) as additional consideration for the Merger in an amount greater than the product of the Maximum Number of Earnout Shares multiplied by
the Navitas Delaware Percentage (“
Maximum Merger Earnout Shares
”) and (ii) as additional consideration for the Tender Offer in an amount greater than the product of the Maximum Number of Earnout Shares multiplied by
the Navitas Ireland Percentage (“
Maximum Tender Offer Earnout Shares
”).
(c) If, during the Earnout Period, there is a Change of Control pursuant to which LOKB or its stockholders have the right to receive consideration implying a value per share of LOKB Class A Common Stock (as agreed in good faith by the Sponsor and the LOKB Board) of:
(i) less than $12.50, then this
Section
 4.03
shall terminate and no Earnout Shares shall be issuable hereunder;
(ii) greater than or equal to $12.50 but less than $17.00, then, (A) immediately prior to such Change of Control, LOKB shall issue Earnout Shares to the Eligible Company Equityholders (in accordance with their respective Pro Rata Shares) pursuant to
Section
 4.03(a)(i)
, assuming Triggering Event I occurred, and (B) thereafter, this
Section
 4.03
shall terminate and no further Earnout Shares shall be issuable hereunder;
(iii) greater than or equal to $17.00 but less than $20.00, then, (A) immediately prior to such Change of Control, LOKB shall issue Earnout Shares to the Eligible Company Equityholders (in accordance with their respective Pro Rata Shares) pursuant to
Section
 4.03(a)(i)
and Section 4.03(a)(ii), assuming Triggering Event I and Triggering Event II occurred, and (B) thereafter, this
Section
 4.03
shall terminate and no further Earnout Shares shall be issuable hereunder; or
(iv) greater than or equal to $20.00, then, (A) immediately prior to such Change of Control, LOKB shall issue Earnout Shares to the Eligible Company Equityholders (in accordance with their respective Pro Rata Shares) pursuant to
Section
 4.03(a)(i)
,
Section
 4.03(a)(ii)
and Section 4.03(a)(iii), assuming Triggering Event I, Triggering Event II and Triggering Event III occurred, and (B) thereafter, this
Section
 4.03
shall terminate and no further Earnout Shares shall be issuable hereunder.
(v) The LOKB Class A Common Stock price targets set forth in the
definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in
clauses (i)
,
(ii)
,
(iii)
and
(iv)
 of
Section
 4.03(c)
shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to LOKB Class A Common Stock occurring at or after the Closing (other than the conversion of the LOKB Founders Stock into LOKB Class A Common Stock at the Closing).
(d) Notwithstanding anything to the contrary in this Agreement, (i) if, at any time during the Earnout Period, any Eligible Company Employee ceases, for any reason, to remain in continuous employment with LOKB or any of its subsidiaries (including the Company or any Company Subsidiary), such Eligible Company

Employee shall thereafter have no further right or entitlement to receive any Earnout Shares with respect to any Navitas Ireland Option, Navitas Delaware Option, Navitas Ireland Restricted Share, Navitas Delaware Restricted Share, Navitas Ireland Restricted Stock Unit or Navitas Delaware Restricted Stock Unit (the “
Forfeited Employee Earnout Shares
”), (ii) all other Eligible Company Equityholders (other than any Eligible Company Employee who is no longer entitled to receive Earnout Shares pursuant to the foregoing clause (i)) shall be entitled to receive the Forfeited Employee Earnout Shares, subject to the occurrence of Triggering Event I, Triggering Event II, Triggering Event III or a Change of Control, as applicable, in accordance with the other provisions of this
Section
 4.03
, on a
pro rata
basis based upon the Earnout Shares that such Eligible Company Equityholders would otherwise be entitled to receive assuming Triggering Event I, Triggering Event II, Triggering Event III or a Change of Control, as applicable, occurred (and disregarding the provisions of this subclause (d)), and (iii) all Earnout Shares that are issued pursuant to this
Section
 4.03
with respect to Navitas Ireland Options, Navitas Delaware Options, Navitas Ireland Restricted Shares, Navitas Delaware Restricted Shares, Navitas Ireland Restricted Stock Units or Navitas Delaware Restricted Stock Units that were exchanged for LOKB Options, shares of LOKB Restricted Stock or LOKB Restricted Stock Units, as applicable, that are then unvested shall be granted to the applicable Eligible Company Employee pursuant to the LTIP in the form of a new award of restricted shares, subject to vesting and forfeiture equivalent to the remaining vesting and forfeiture restrictions applicable to such LOKB Options, shares of LOKB Restricted Stock or LOKB Restricted Stock Units to which the applicable Earnout Shares relate.
(e) Notwithstanding anything to the contrary in this Agreement, (i) if, at any time during the Earnout Period, any LOKB Assumed Warrant is terminated in accordance with its terms (including as a result of the expiration of, or the failure to achieve vesting and performance conditions applicable to, such LOKB Assumed Warrant) prior to the exercise thereof, the Eligible Company Equityholder holding such LOKB Assumed Warrant shall thereafter have no further right or entitlement to receive any Earnout Shares with respect to any Navitas Ireland Warrant or any Navitas Delaware Warrant that was released and extinguished in exchange for such LOKB Assumed Warrant pursuant to
Section
 4.01(d)
(“
Forfeited Warrant Earnout Shares
”), (ii) all Eligible Company Equityholders shall be entitled to receive the Forfeited Warrant Earnout Shares, subject to the occurrence of Triggering Event I, Triggering Event II, Triggering Event III or a Change of Control, as applicable, in accordance with the other provisions of this
Section
 4.03
, on a
pro rata
basis based upon the Earnout Shares that such Eligible Company Equityholders would otherwise be entitled to receive assuming Triggering Event I, Triggering Event II, Triggering Event III or a Change of Control, as applicable, occurred (and disregarding the provisions of this subclause (e) except with respect to the holder of such LOKB Assumed Warrant), and (iii) all Earnout Shares that that are issued pursuant to this
Section
 4.03
with respect to Navitas Ireland Warrants or Navitas Delaware Warrants that were exchanged for LOKB Assumed Warrants that are then unvested shall be issued to the applicable Eligible Company Equityholder subject to vesting and forfeiture equivalent to the remaining vesting and forfeiture restrictions applicable to such LOKB Assumed Warrant to which the applicable Earnout Shares relate.
4.04
Payment of LOKB Transaction Costs; Closing Statements
(a) .
(a) No later than three (3) Business Days prior to the Closing, LOKB shall deliver to the Company a written notice setting forth the amount of estimated LOKB Transaction Costs as of the Closing and all relevant supporting documentation used by LOKB in calculating such amounts reasonably requested by the Company. On the Closing Date following the Closing, LOKB shall pay or cause to be paid by wire transfer of immediately available funds all LOKB Transaction Costs that remain unpaid as of such time.
(b) No later than two (2) Business Days prior to the Closing and in any event not earlier than the time that holders of LOKB Class A Common Stock may no longer elect redemption in accordance with the Redemption Rights, LOKB shall prepare and deliver to the Company a statement (the “
LOKB Closing Statement
”) setting forth in good faith: (i) the amount in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the LOKB Organizational Documents, if any);
 plus
 all other cash and cash equivalents of LOKB;
 plus
 the amount finally delivered to or to be delivered to LOKB at or prior to the Closing in connection with the consummation of the Private Placements; (ii) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the LOKB Organizational Documents; (iii) the number of shares of LOKB Class A Common Stock to be outstanding as of the Closing after giving effect to the exercise of Redemption Rights in accordance with the LOKB Organizational Documents and the issuance of shares of LOKB Class A Common Stock pursuant to the Private Placements and (iv) the estimated Stamp Duty Amount, including the calculation thereof. The LOKB Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the LOKB Closing Statement until the Closing, LOKB shall (x) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within LOKB’s or its Representatives’ possession or control in connection with the Company’s review of the LOKB Closing Statement and (y) consider in good faith any comments to the LOKB Closing Statement provided by the Company, which comments the Company shall deliver to LOKB no later than one (1) Business Day prior to the Closing Date, and LOKB shall revise such LOKB Closing Statement to incorporate any changes LOKB determines are reasonably necessary or appropriate given such comments.
(c) No later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to LOKB a statement (the “
Company Closing Statement
”) setting forth in good faith a capitalization table containing the information set forth in
Section
 5.03(a)
and, with respect to each holder of Company Options, Company Restricted Shares, Company Restricted Stock Units or Company Warrants, the information set forth on
Section
 5.03(c) of the Company Disclosure Schedule
, in each case, as of the date the Company Closing Statement is delivered to LOKB. The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide LOKB and its Representatives all information reasonably requested by LOKB or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with LOKB’s review of the Company Closing Statement and (ii) consider in good faith any comments to the Company Closing Statement provided by LOKB, which comments LOKB shall deliver to the Company no later than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.
4.05
Share Transfer Books
. At the Effective Time, the share transfer books of Navitas Delaware shall be closed and there shall be no further registration of transfers of Navitas Delaware Shares thereafter on the records of Navitas Delaware. From and after the Effective Time, the holders of Certificates representing Navitas Delaware Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Navitas Delaware Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any such Certificates presented to the Exchange Agent or LOKB for any reason shall be converted into the applicable Per Share Merger Consideration in accordance with the provisions of
Section
 4.01
. If a number of Company Options are exercised prior to the Closing such that it is reasonably likely that the Minimum Tender Condition, taking into account the Shareholder Support Agreement, would not be satisfied if additional Company Options were exercised as of any given time, the Company shall suspend the exercise of Company Options pursuant to the authority granted in the award agreements with respect to such Company Options.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “
Company Disclosure Schedule
”) (which qualifies (a) the correspondingly numbered

representation and warranty set forth in this
Article
 V
if specified therein and (b) such other representations and warranties in this
Article
 V
(other than
Section
 5.03
and
Section
 5.08(c)
) where its relevance as an exception to (or disclosure for purposes of) such other representation and warranty is reasonably apparent), the Company hereby represents and warrants to LOKB and Merger Sub as follows:
5.01
Organization and Qualification; Subsidiaries
.
(a) The Company and each Company Subsidiary, is a corporation or other organization duly organized, validly existing and in good standing (or such equivalent concept to the extent it exists in Ireland) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the type and percentage of outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary as of the date of this Agreement, is set forth in
Section
 5.01(b)
of the Company Disclosure Schedule
and the Company does not as of the date of this Agreement own, and has never owned, directly or indirectly, any Equity Interest in any other person or joint venture.
5.02
Organizational Documents
. The Company has made available to LOKB a complete and correct copy of the Organizational Documents, each as amended to date, of the Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.
5.03
Capitalization
.
(a) The authorized equity interests in the Company consist of the following: (i) 93,000,000 Navitas Ireland Common Shares, (ii) 16,716,348 Navitas Ireland Series A Preferred Shares, (iii) 14,262,664 Navitas Ireland Series B Preferred Shares, (iv) 5,416,551 Navitas Ireland Series
B-1
Preferred Shares, (v) 24,027,913 Navitas Ireland Series
B-2
Preferred Shares, (vi) 1 ordinary share of EUR€1.00, (vii) the Navitas Ireland Warrants, (viii) the Navitas Ireland Options, (ix) 93,000,000 Navitas Delaware Common Shares, (x) 16,716,348 Navitas Delaware Series A Preferred Shares, (xi) 14,262,664 Navitas Delaware Series B Preferred Shares, (xii) 5,416,551 Navitas Delaware Series
B-1
Preferred Shares, (xiii) 24,027,913 Navitas Delaware Series
B-2
Preferred Shares, (xiv) the Navitas Delaware Warrants and (xv) the Navitas Delaware Options. As of the date hereof, (A) 20,666,388 Navitas Ireland Common Shares are issued and allotted (including 7,931,362 shares of Navitas Ireland Restricted Shares), (B) 16,620,018 Navitas Ireland Series A Preferred Shares are issued and allotted, (C) 14,213,431 Navitas Ireland Series B Preferred Shares are issued and allotted, (D) 5,416,551 Navitas Ireland Series
B-1
Preferred Shares are issued and allotted, (E) 18,198,891 Navitas Ireland Series
B-2
Preferred Shares are issued and allotted, (F) no Navitas Ireland Common Shares or Navitas Ireland Preferred Shares are held in the treasury of Navitas Ireland, (G) 18,899,285 Navitas Ireland Common Shares are reserved for future issuance pursuant to outstanding Navitas Ireland Options granted pursuant to the 2020 Equity Incentive Plan, (H) 1,106,577 Navitas Ireland Common Shares, 96,330 Navitas Ireland Series A Preferred Shares, 49,233 Navitas Ireland Series B Preferred Shares and 30,000 Navitas Ireland Series
B-2
Preferred Shares are reserved for future issuance pursuant to the Navitas Ireland Warrants, (I) 54,448,891 Navitas Ireland Common Shares are reserved for future issuance pursuant to the conversion of the Navitas Ireland Preferred Shares, (J) 20,666,388 Navitas Delaware Common Shares are issued and outstanding (including 7,931,362 shares of Navitas Delaware

Restricted Shares), (K) 16,620,018 Navitas Delaware Series A Preferred Shares are issued and outstanding, (L) 14,213,431 Navitas Delaware Series B Preferred Shares are issued and outstanding, (M) 5,416,551 Navitas Delaware Series
B-1
Preferred Shares are issued and outstanding, (N) 18,198,891 Navitas Delaware Series
B-2
Preferred Shares are issued and outstanding, (O) no Navitas Delaware Common Shares or Navitas Delaware Preferred Shares are held in the treasury of Navitas Delaware, (P) 18,899,285 Navitas Delaware Common Shares are reserved for future issuance pursuant to outstanding Navitas Delaware Options granted pursuant to the 2020 Equity Incentive Plan, (Q) 1,106,577 Navitas Delaware Common Shares, 96,330 Navitas Delaware Series A Preferred Shares, 49,233 Navitas Delaware Series B Preferred Shares and 30,000 Navitas Delaware Series
B-2
Preferred Shares are reserved for future issuance pursuant to the Navitas Delaware Warrants, (R) 54,448,891 Navitas Delaware Common Shares are reserved for future issuance pursuant to the conversion of the Navitas Delaware Preferred Shares, (S) no Navitas Ireland Restricted Stock Units are issued and allotted and (T) no Navitas Delaware Restricted Stock Units are issued and outstanding.
(b) Other than, as of the date of this Agreement, (i) the Company Options and Company Restricted Shares set forth on
Section
 5.03(c) of the Company Disclosure Schedule
, (ii) the Company Preferred Shares, (iii) outstanding warrants to purchase Navitas Ireland Common Shares, Navitas Ireland Series A Preferred Shares, Navitas Ireland Series B Preferred Shares and Navitas Ireland Series
B-2
Preferred Shares set forth on
Section
 5.03(b) of the Company Disclosure Schedule
(the “
Navitas Ireland Warrants
”) and (iv) outstanding warrants to purchase Navitas Delaware Common Shares, Navitas Delaware Series A Preferred Shares, Navitas Delaware Series B Preferred Shares and Navitas Delaware Series
B-2
Preferred Shares set forth on
Section
 5.03(b) of the Company Disclosure Schedule
(the “
Navitas Delaware Warrants
” and, collectively with the Navitas Ireland Warrants, the “
Company Warrants
”), there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any Equity Interests or voting interests in, or any securities convertible into or exchangeable or exercisable for any Equity Interests or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Shareholder Support Agreement and the Company Shareholders’ Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other Equity Interests of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Shares or any of the Equity Interests of the Company.
(c)
Section
 5.03(c) of the Company Disclosure Schedule
 sets forth the following information with respect to each Company Option, award of Company Restricted Shares and Company Warrant outstanding as of the date of this Agreement, as applicable: (i) the name of the Company Option or Company Restricted Share recipient or the name of the holder of the Company Warrant; (ii) whether the Company Option or award of Company Restricted Shares was granted pursuant to the 2020 Equity Incentive Plan; (iii) the number and class of Company Shares subject to such Company Option, award of Company Restricted Shares or Company Warrant; (iv) the exercise or purchase price of such Company Option, Company Restricted Shares or Company Warrant; (v) the date on which such Company Option, award of Company Restricted Shares or Company Warrant was granted; (vi) the vesting schedule applicable to such Company Option, award of Company Restricted Shares or Company Warrant; (vii) whether an effective election under Section 83(b) of the Code was filed with respect to such award of Company Restricted Shares; and (viii) the date on which such Company Option or Company Warrant expires. The Company has made available to LOKB accurate and complete copies of the 2020 Equity Incentive Plan pursuant to which the Company has granted the Company Options or awards of Company Restricted Shares that are currently outstanding or allotted, as applicable, and the form of all stock and stock-

based award agreements evidencing the Company Options, awards of Company Restricted Shares or Company Warrants. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Shares as of the date such Company Option was granted. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a wholly-owned Company Subsidiary.
(e) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or award of Company Restricted Shares as a result of the Transactions, and (i) all outstanding or allotted Company Shares (including Company Restricted Shares), all outstanding Company Options, all outstanding Company Warrants and all outstanding Equity Interests of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the Organizational Documents of the Company and the Company Subsidiaries.
(f) Each outstanding Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such Equity Interest is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective Organizational Documents.
(g) Each Navitas Ireland Preferred Share has a conversion rate to Navitas Ireland Common Shares of one-for-one
and each Navitas Delaware Preferred Share has a conversion rate to Navitas Delaware Common Shares of one-for-one.
5.04
Authority Relative to this Agreement
. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Requisite Company Shareholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by LOKB and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles (the “
Remedies Exceptions
”). To the knowledge of the Company, no state takeover statute is applicable to the Tender Offer, the Merger or the other Transactions.
5.05
No Conflict; Required Filings and Consents
.
(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by
Section
 5.05(b)
and assuming all other required filings,

waivers, approvals, consents, authorizations and notices disclosed in
Section
 5.05(a)
of the Company Disclosure Schedule
, including the Written Consent and the Shareholder Support Agreement, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Organizational Documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their properties or assets are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, (A) with respect to clause
 (ii)
, have not had and would not reasonably be expected to have a Company Material Adverse Effect and (B) with respect to clause (iii)
, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.
(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United
States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “
Governmental Authority
”), or any other person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “
Securities Act
”), state securities or “blue sky” laws (“
Blue Sky Laws
”) and state takeover laws, the
pre-merger
notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(c) No dissenters’ rights, rights of appraisal or other similar rights under Section 17711.13 of the Corporations Code of the State of California or any other Law (other than under Irish law in connection with a Relief Application) apply in connection with the Transactions.
5.06
Permits; Compliance
. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties and assets in all material respects and to carry on its business in all material respects as it is now being conducted (the “
Company Permits
”).
Section
 5.06 of the Company Disclosure Schedule
sets forth a true and complete list of all Company Permits. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.
5.07
Financial Statements
.
(a) Attached as
Section
 5.07(a) of the Company Disclosure Schedule
are true and complete copies of the audited consolidated balance sheets of Navitas Semiconductor, Inc. as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of operations, stockholders’ equity and cash flows of Navitas Semiconductor, Inc. for each of the years then ended (collectively, the “
Audited Financial

Statements
”). The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“
GAAP
”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of Navitas Semiconductor, Inc. as at the date thereof and for the period indicated therein.
(b) Attached as
Section
 5.07(b) of the Company Disclosure Schedule are
true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 (the “
2020 Balance Sheet
”), and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the year then ended (collectively, the “
Unaudited Financial Statements
”). The Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except for the absence of footnotes) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end
adjustments, which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.
(c) Except as and to the extent set forth on the 2020 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business consistent with past practice since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party that has been made available to LOKB, (iii) liabilities arising under this Agreement and/or the performance by the Company of its obligations hereunder, including transaction expenses, (iv) liabilities disclosed in the Company Disclosure Schedule or (v) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.
(d) Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).
(f) All accounts receivable of the Company and the Company Subsidiaries arising after the 2020 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practice and in accordance with GAAP and are collectible, subject to bad debts reserved in the Audited Financial Statements or the Unaudited Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business consistent with past practice and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2020 Balance Sheet, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods.
(g) All accounts payable of the Company and the Company Subsidiaries reflected on the 2020 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business consistent with past practice and have been paid or are not yet due or payable. Since the date of the 2020 Balance Sheet, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.
5.08
Absence of Certain Changes or Events
. Since January 1, 2020 and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements or Unaudited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken that are reasonably designed to comply with any
COVID-19
Measures, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than (i) revocable non-exclusive
licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice and (ii) cancellation, abandonment or lapse of any Company-Owned IP where the decision to allow such cancellation, abandonment and lapse is made in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section
 7.01
.
5.09
Absence of Litigation
. As of the date of this Agreement, there is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “
Action
”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
5.10
Employee Benefit Plans
.
(a)
Section
 5.10(a) of the Company Disclosure Schedule
 lists all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any obligation (other than the Company or any Company Subsidiary’s standard form of at-will
offer letter, which form(s) of offer letter has or have been made available to LOKB, and permit(s) termination of employment: (x) by the Company or a Company Subsidiary with no more than one (1) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary).
Section
 5.10(a)
of the Company Disclosure Schedule
 also lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “
Plans
”).
(b) With respect to each material Plan, the Company has made available to LOKB, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“
IRS
”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine
correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.
(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “
ERISA Affiliate
” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Section s 414(b), (c) and/or (m) of the Code.
(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to separation pay, severance, termination or similar benefits to any person as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.
(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.
(f) Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.
(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.
(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(k) The Company and each Plan that is a “
group health plan
” as defined in Section 733(a)(1) of ERISA (each, a “
Health Plan
”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“
PPACA
”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.
(m) Except as disclosed in
Section
 5.10(m) of the Company Disclosure
Schedule
, all Company Options have been granted in accordance with Section 409A of the Code and the Treasury Regulations thereunder.
(n) Except as disclosed in
Section
 5.10(n) of the Company Disclosure Schedule
all Code Section 83(b) elections made in connection with Company Restricted Shares have used accurate fair market value calculations to report includable taxable income.
(o) Except as disclosed in
Section
 5.10(o) of the Company Disclosure Schedule
, the Company has the authority to unilaterally amend the Company Options granted on October 15, 2020, December 11, 2020, and January 20, 2021 (the “
Subject Options
”) to increase the exercise price of each such Subject Option as set forth in
Section
 5.10(o) of the Company Disclosure Schedule
, or terminate the Subject Options, as applicable, and has not granted or promised to grant any additional rights or benefits to the holders of the Subject Options.
(p) No Plan is maintained outside the jurisdiction of the United States or covers any employees of the Company or any Company Subsidiary who reside or work outside of the United States.
(q) Each of the Company and any Company Subsidiary has, where applicable, complied with its obligations under section 121 of the Pensions Act 1990 of Ireland (as amended) (the “Pensions Act 1990”) and there are no excluded employees in respect of whom the Company or any Company Subsidiary is obliged to provide access to a standard personal retirement savings account (“
PRSA
”) in accordance with section 121 of the Pensions Act 1990 that have not been notified of their right to contribute to a PRSA.
(r) All sums the Company or any Company Subsidiary is obliged (whether under a contract of employment or otherwise) to pay (other than any sums deducted from an employee’s wages or salary pursuant to a PRSA contract entered into by that employee with a PRSA provider (“
Employee Contributions
”)) to the custodian account of any PRSA provider on behalf of or in respect of any person (“
Employer Contributions
”), together with the basis for calculation of any such Employer Contributions, have been disclosed in
Section
 5.10(r) of the Company Disclosure Schedule
. All Employee Contributions and Employer Contributions that the Company or any Company Subsidiary is obliged to remit or pay to the custodian account of any PRSA provider have been remitted or paid by the due date for remittance or payment.
(s) Other than providing access to a PRSA, in Ireland there are not in operation, has never been in operation and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not approved by the Revenue Commissioners in Ireland) for the payment by the Company and any Company Subsidiary of, or payment by the Company and any Company Subsidiary of any contribution towards, any pensions, allowances, lump sum or other like benefits on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement; in each case for the benefit of any employee, officer, contractor or other service provider or any prospective or former employee, officer, contractor, or other service provider, or for the benefit of the dependents of any of them.
5.11
Labor and Employment Matters
.
(a)
Section
 5.11(a)(i) of the Company Disclosure Schedule
 sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, and sets forth for each such individual the following: (i) identifier and employing entity; (ii) title or position (including whether full- or part-time) and location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and status as exempt or non-exempt
under the Fair Labor Standards Act (with respect to employees employed in the United States) or any similar status required under any other Law (with respect to employees employed outside of the United States); (v) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible; and (vi) details of any visa or work permit.
Section
 5.11(a)(ii) of the Company Disclosure Schedule
 sets forth a true, correct and complete list of all individuals who provide material services to the Company or any Company Subsidiary in the capacity of an independent contractor, and sets forth for each such individual: (x) a description of the services provided; (y) the compensation applicable to such services; and (z) details of any contract or other agreement applicable to such services.
(b) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees, contractors or other service providers. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.
(c) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees, workers or independent contractors.
(d) The Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.
(e) Each of Gene Sheridan, Dan Kinzer, Todd Glickman and Jason Zhang has entered into a New Employment agreement with LOKB, and each such New Employment agreement is in full force and effect.
5.12
Real Property; Title to Assets
.
(a) The Company and the Company Subsidiaries do not own any real property.
(b)
Section
 5.12 of the Company Disclosure Schedule
 lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “
Lease
”), with the name of the lessor and the date of the Lease in connection therewith and each amendment or supplement to any of the foregoing (collectively, the “
Lease Documents
”). True, correct and complete copies of all Lease Documents have been made available to LOKB. With respect to the Leased Real Property: (i) there are no leases, subleases, sublicenses, concessions or other contracts or other arrangements, whether written or oral, granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property and the Company or the Company Subsidiaries are the only occupants of the Leased Real Property, (ii) all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company, any Company Subsidiary, or, to the Company’s knowledge, by the other party to such Leases, and the Company has not received any notice of default from any other party to such Leases that remains uncured, and (iii) none of the Company or the Company Subsidiaries have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases, except for assignments, transfers, conveyances, mortgages, deeds of trust or other Liens which will be released prior to the Closing.
(c) Other than due to any
COVID-19
Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used. To the knowledge of the Company, there are no material defects or material adverse physical conditions affecting the Leased Real Property or improvements thereon, and to the knowledge of the Company, neither the buildings, structures, facilities, fixtures or other improvements on the Leased Real Property, nor the current use thereof, contravenes or violates any building or zoning laws, or any administrative, occupational safety and health or other applicable law, except in each case, as would not reasonably be expected to result in a material adverse effect. The Leased Real Property, including all buildings, structures, improvements, fixtures, building systems and equipment therein are adequate and suitable for the operation of the business of the Company and the Company Subsidiaries as presently conducted. The Company and the Company Subsidiaries have obtained all governmental permits, certificates of occupancy and approvals necessary to legally operate and conduct the business of the Company and the Company Subsidiaries at any Leased Real Property, and none of the Company or the Company Subsidiaries have received written notice from any Governmental Authority that any building, structure, facilities or improvements located on Leased Real Property does not comply in all material respects with valid and current certificates of occupancy or similar permits or that any such improvements do not conform with any applicable legal requirements.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and leased assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens and, to the knowledge of the Company, there are no facts or conditions affecting any of such properties and assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such properties or assets;
provided
,
however
, that this clause (d) shall not be construed as a representation or warranty with respect to Intellectual Property rights.
(e) Other than the Leased Real Property, the Company and the Company Subsidiaries (i) do not own, lease, occupy or otherwise use any real property, and (ii) do not have any rights or options to own, lease, occupy, or otherwise use any real property. The Leased Real Property constitutes all of the real property necessary for the ownership and operation of the business of the Company and the Company Subsidiaries as currently owned and operated and consistent with prudent industry practices.
5.13
Intellectual Property
.
(a)
Section
 5.13(a) of the Company Disclosure Schedule
 contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, jurisdiction and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (x) unmodified, commercially available,
“off-the-shelf”
Software with a replacement cost and aggregate annual license and maintenance fees of less than $50,000 and (y) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $50,000 per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted or as currently contemplated to be conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and to the Company’s knowledge, is sufficient for the conduct of such business as currently conducted and currently contemplated to be conducted as of the date hereof.
(b) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use all Company-Licensed IP pursuant to a written contract or license. To the extent any of the Company-Owned IP is the subject of moral rights which are not capable of being assigned to the Company, such moral rights have been waived to the fullest extent permitted by Law. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing, or pending.
(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality obligation under which such other person agrees to maintain the confidentiality and protect such Confidential Information.
(d) (i) There have been no claims filed and served or threatened in writing (including email), in each case against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons

(including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.
(e) All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Merger Sub or LOKB, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration (other than customary compensation and benefits for employment) or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.
(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in
Section
 5.13(a)(ii)
of the Company Disclosure Schedule
and no event has occurred which, with notice or the lapse of time (or both), would constitute such a breach or default, or permit termination or modification, thereunder.
(g) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License.
(h) There are, and for the past three (3) years have been, no known defects, technical concerns or problems that are material in any of the Products currently offered by the Company, in each case that prevented or would prevent the same from performing substantially in accordance with their specifications or functionality descriptions, in each case which have not been remediated as of the date of this Agreement. Neither the Company nor any Company Subsidiary has issued any recall, whether voluntary or involuntary, regarding the Products, and no customer of the Company has required the Company to issue a refund or credit with respect to defective or nonconforming Products.
(i) The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are, to the Company’s knowledge, sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries maintain disaster recovery, business continuity and risk assessment plans, procedures and facilities that are customary for companies with similar resources and using similar Business Systems, including by implementing systems and procedures (i) that manage mobile devices, including those provided to employees or contractors by the Company or any Company Subsidiary and those provided by such individuals themselves (and the Company and the Company Subsidiaries do not permit such individuals to use devices in connection with the business that are not monitored by the Company or a Company Subsidiary), (ii) that provide monitoring and alerting of any problems or issues with the Business Systems, and (iii) that monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems. All of such plans and procedures have been tested in all material respects, since January 1, 2017. To the Company’s knowledge, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries has purchased a sufficient number and type of licenses for the operation of their Business Systems as currently conducted.
(j) Since January 1, 2017, the Company and each of the Company Subsidiaries have complied, if applicable, with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or security policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any privacy policies posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry security standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) PCI DSS and (v) all material contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “
Data Security Requirements
”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Business Data, including where applicable, implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site
and
off-site
of
back-up
copies of critical Business Data. The Company’s and the Company Subsidiaries’ employees receive training on privacy and/or information security issues. There are no Disabling Devices in any of the Product components at the time they are made available by the Company and the Company Subsidiaries, and the Company and each of the Company Subsidiaries run regular industry-standard scans of such Business Systems and components to detect Disabling Devices. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has to the Company’s knowledge, (x) experienced any data security breaches of Personal Information, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any customer claims or complaints regarding the unauthorized collection, dissemination, storage, use, or other processing of Personal Information by the Company or any Company Subsidiaries, or the material violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information.
(k) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub, the Surviving Company or LOKB from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.
(l) All past and current employees and independent contractors of the Company and the Company Subsidiaries are under written obligations to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.
(m) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.
5.14
Taxes
.
(a) The Company and the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are correct and complete in all material respects; (ii) have timely paid all income and other material Taxes they are obligated to pay; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the Audited Financial Statements and the Unaudited Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date thereof that have not been paid.
(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.
(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, officer, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the registration, reporting, payment, and withholding of Taxes.
(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or
non-U.S.
income Tax Return (other than a group of which the Company is the common parent).
(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiaries) under Treasury Regulation
Section 1.1502-6
(or any similar provision of state, local or
non-U.S.
law), as a transferee or successor, or by contract (other than a contract the primary purpose of which does not relate to Taxes).
(g) Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda, concessions or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.
(h) The Company has made available to LOKB true, correct and complete copies of the U.S. federal income Tax Returns and Irish income Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after December 31, 2017.
(i) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code or any corresponding or similar provision of state, local or
non-U.S.
Tax law) in a distribution of stock qualifying or intended to qualify for
tax-free
treatment, in whole or in part, under Section 355 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
Tax law) in the two years prior to the date of this Agreement.
(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation
Section 1.6011-4(b)(2)
(or any corresponding or similar provision of state, local or
non-U.S.
Tax law).
(k) Neither the IRS nor any other U.S. or
non-U.S.
taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for a material amount of Taxes.
(l) There are no Liens with respect to a material amount of Taxes upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.
(m) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(n) Neither the Company nor any Company Subsidiary: (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) is subject to Tax in any
non-U.S.
jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office, fixed place of business or other taxable presence in a country other than the country in which it is organized.
(o) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction, which claim currently remains unresolved.
(p) No Company Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) holds, directly or indirectly, any “United States property” within the meaning of Section 956 of the Code. Each Company Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) has, at all times during its existence, been properly classified as a foreign corporation for U.S. federal income Tax purposes, and kept adequate receipts for any material amount of foreign Taxes paid to the extent issued by the relevant taxing authority. During the period beginning January 1, 2021, and ending on the Closing Date, no Company Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) will generate (i) more than a de minimis
(for purposes of this subsection, as defined in Section 954(b)(3) of the Code) amount of subpart F income (as defined in Section 952(a) of the Code) or (ii) a material amount of “global intangible low-taxed
income” (as defined in Section 951A of the Code).
Section
 5.14(p) of the Company Disclosure Schedule
sets forth (A) with respect to each Company Subsidiary, (I) the country in which it is organized and (II) its tax classification for U.S. federal income tax purposes, and (B) with respect to each Company Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) through December 31, 2020, its accumulated earnings and profits, foreign tax credit pools, and previously taxed income, as determined by the Company in good faith as of the date hereof.
(q) All payments by, to or among the Company and the Company Subsidiaries comply with all applicable transfer pricing requirements imposed by any Governmental Authority in all material respects, and the Company has made available to LOKB accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation
Section 1.6662-6
(or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Company or any Company Subsidiary during the past three years.

(r) For U.S. federal income tax purposes, the Company is, and has been at all times since September 1, 2020, classified as a domestic U.S. corporation. The Company and Navitas Semiconductor, Inc. will elect to file a consolidated U.S. federal income tax return as members of an “affiliated group” (as defined in Section 1504 of the Code) of which the Company is the common parent. For Irish corporation tax purposes, Navitas Ireland is, and has been at all times since its incorporation, tax resident in Ireland.
(s) The register of holders of Navitas Delaware Shares is required to be, and at all times has been, kept in Delaware.
(t) To the knowledge of the Company, none of the Company, any subsidiary of the Company or any current or former holder of Equity Interests of the Company recognized income or gain (other than any gain properly deferred under Treasury Regulations
Section 1.1502-13)
arising from, in connection with or as a result of the domestication of the Company or restructuring involving the Company and any Company Subsidiary that occurred in 2020 (including the transfer of any Intellectual Property or other assets to the Company in connection therewith).
(u) Any document that is necessary in proving the title of the Company or any Company Subsidiary to any asset which is owned by the Company or a Company Subsidiary is duly stamped for any applicable stamp duty or any applicable transfer or registration tax due in respect of such asset has been paid.
(v) There is no obligation to withhold or deduct from the payment of any consideration for the Navitas Delaware Shares or the Navitas Ireland Shares.
(w) To the knowledge of the Company, entering into and implementing this Agreement or the Transactions will not give rise to a charge to Tax for the Company or any Company Subsidiary or a withdrawal or clawback of any relief or exemption from Tax previously obtained by the Company or the Company Subsidiaries on or before the date of this Agreement.
(x) Each of the Company and the Company Subsidiaries: (i) has had a reasonable opportunity to consult with Tax advisors of its own choosing (and prior to Closing has advised its owners to consult with Tax advisors of their own choosing), in each case regarding this Agreement, the Transactions, and the Tax structure of the Transactions; (ii) is aware of the anticipated Tax consequences of the Transactions and that such consequences may not be free from doubt; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for Tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement and advice from its own Representatives, is not relying upon any representation, warranty, assurance, statement or expectation of any other person in determining the Tax consequences of the Transactions.
(y) Each item of property acquired by the Company that comprises a “specified intangible asset” for the purposes of Section 291A TCA (the “
Specified IP
”) was acquired by the Company for the purposes of a trade carried on by it in Ireland and the expenditure incurred on such acquisition is eligible in full for capital allowances under the provisions of Section 291A TCA in the computation of the Company’s tax liability in Ireland.
(z) The expenditure incurred by the Company on the acquisition of the Specified IP (i) represents the market value of the Specified IP on the date on which it was acquired and does not exceed the amount which would have been paid or payable for the asset in a transaction between independent persons acting at arm’s length; and (ii) was incurred wholly and exclusively for bona fide commercial reasons and not as part of a scheme or arrangement of which the main purpose or one of the main purposes is the avoidance of, or reduction in, liability to tax.
(aa) At all times since incorporation, the Company has been managed and controlled solely from, and has had its place of effective management solely in, the United States of America.

5.15
Environmental Matters
. (a) Neither the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018, nor is it in material violation of, applicable Environmental Law; (b) none of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a material liability of the Company or any Company Subsidiary; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is, actually, potentially or allegedly liable for any off-site
contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“
Environmental Permits
”); (e) each of the Company and each Company Subsidiary, and their Products, are in material compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws. The Company has made available all environmental assessments, reports, studies or other evaluations in its possession or reasonable control relating to any of the Company’s Products or to properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

5.16	Material Contracts .
(a)
Section
 5.16(a) of the Company Disclosure Schedule
contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound, excluding any Plan listed on
Section
 5.10(a)
of the Company Disclosure Schedule
(such contracts and agreements as are required to be set forth
Section
 5.16(a)
of the Company Disclosure Schedule
, being the “
Material Contracts
”):
(i) each contract or agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $100,000, in the aggregate, over any 12-month period;
(ii) each contract or agreement with any Supplier to the Company or any Company Subsidiary (and any applicable terms and conditions of any such Supplier otherwise governing the relationship of the Company or any Company Subsidiary with such Supplier), including any relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $100,000, in the aggregate, over any 12-month period;
(iii) each management contract (excluding contracts for employment) and each other contract with any consultant that cannot be terminated: (A) with less than thirty (30) days’ prior notice and (B) without penalty or payment as a result of such termination;
(iv) each bonus or commission plan of the Company or any Company Subsidiary;
(v) each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising contract or agreement to which the Company or any Company Subsidiary is a party that is material to the business of the Company;
(vi) each contract or agreement involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;
(vii) each (A) contract or agreement evidencing indebtedness for borrowed money in an amount greater than $100,000, (B) pledge agreement, security agreement or other collateral agreement in which the Company or any Company Subsidiary granted to any person a security interest in or lien (other than any Permitted Lien) on any of the property or assets of the Company or any Company Subsidiary, and (C) agreement or instrument guarantying the debts or other obligations of any person;

(viii) each partnership, joint venture or similar agreement (excluding, for the avoidance of doubt, the Organizational Documents of the Company or any Company Subsidiary);
(ix) each contract or agreement with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;
(x) each contract or agreement that limits, or purports to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality provisions;
(xi) each contract or arrangement that results in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;
(xii) each lease or master lease of personal property reasonably likely to result in annual payments of $100,000 or more in a
12-month
period;
(xiii) each contract or agreement relating to the purchase of engineering or design services that involves payments of more than $100,000, other than any contract or agreement that has been fully performed and under which no further services are due;
(xiv) each contract or agreement required to be listed in
Section
 5.13(a)(ii) of the Company Disclosure Schedule
;
(xv) each contract or agreement which involves the license or grant of rights to Company-Owned IP, other than revocable, non-exclusive
licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, consistent with past practice;
(xvi) each contract or agreement pursuant to which the Company is obligated to develop any Intellectual Property to be owned by any third party (including any customer);
(xvii) each contract or agreement for the development of Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and contractor and consultant agreements entered into on the Company’s standard forms of such agreements made available to LOKB);
(xviii) each contract or agreement pursuant to which the Company agrees to jointly own any Intellectual Property with any third party;
(xix) each contract or agreement under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;
(xx) each contract or agreement with (and any applicable terms and conditions otherwise governing the relationship of the Company or any Company Subsidiary with) any of the Material Customers, Material Suppliers or Material Customer Prospects;
(xxi) each contract or agreement relating to an Interested Party Transaction;
(xxii) each contract or agreement that relates to the direct or indirect acquisition or disposition of any Equity Interests of any person or business (whether by merger, sale or otherwise); and
(xxiii) each contract or agreement involving any resolution or settlement of any actual or threatened Action or other dispute which requires payment in excess of $100,000 or imposes continuing obligations on the Company or any Company Subsidiary.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any written or, to the Company’s knowledge, oral notice or claim of any breach, violation or default under any Material Contract and (iv) to the Company’s knowledge, no event has occurred which, with notice or the lapse of time (or both), would constitute such a breach or default, or permit termination or modification, thereunder. The Company has made available to LOKB true and complete copies of all Material Contracts, including any amendments thereto.
5.17
Customers, Vendors and Suppliers
.
Section
 4.17 of the Company Disclosure Schedule
sets forth as of the date of this Agreement (a) the top ten (10) customers of the Company as of December 31, 2020 (based upon aggregate consideration paid to the Company for goods or services rendered since January 1, 2020) (collectively, the “
Material Customers
”), (b) the top ten (10) suppliers of the Company as of December 31, 2020 (based upon the aggregate consideration paid by the Company for goods or services rendered since January 1, 2020) (collectively, the “
Material Suppliers
”) and (c) a list of any and all persons anticipated (based on the good faith determination of the Company’s management) to be among the top ten (10) customers of the Company (based upon the aggregate consideration anticipated to be paid to the Company for goods or services rendered during any of the calendar years of 2021, 2022 and 2023) in each of the sectors of mobile, consumer, solar, enterprise, electric vehicle and other (“
Material Customer Prospects
”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

5.18	Insurance .
(a)
Section
 5.18(a) of the Company Disclosure Schedule
 sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.
(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time (or both), would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
5.19
Board Approval; Vote Required
. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement (including the Tender Offer and Merger) and the other Transaction Documents to which the Company is a party are fair to and in the best interests of the Company and its shareholders, (b) approved, adopted and declared the advisability of this Agreement and the other Transaction Documents to which the Company is a party and approved the Merger, the other Transactions and the performance by the Company of its obligations under the Transaction Documents to which it is a party, (c) recommended that the shareholders of the Company accept the Tender Offer and tender their Navitas Ireland Shares pursuant to the Tender Offer and (d) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the

Transactions (including the Merger) be submitted for consideration by the Company’s shareholders. The Requisite Company Shareholder Approval is the only vote of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Shareholder Approval and no additional approval or vote from any holders of any class or series of Equity Interests of the Company would then be necessary to adopt or approve this Agreement and the other Transaction Documents and approve the Transactions.
5.20
Certain Business Practices
.
(a) Within the past five (5) years, none of the Company, any Company Subsidiary, any of their respective directors, officers or equityholders, or to the Company’s knowledge, employees, agents, consultants, independent contractors, representatives, distributors, or other third parties while acting on behalf of the Company has: (i) used any funds for unlawful payments, gifts, entertainment, or other unlawful expenses, including any unlawful expenses related to political activity; (ii) directly or indirectly offered, paid, promised to pay, or authorized any unlawful payment (including but not limited to cash, checks, wire transfers, tangible or intangible gifts, favors, entertainment, or services) to any Government Official or any other person or violated any provision of any applicable Anti-Corruption Laws; or (iii) made any other payment in violation of any applicable Anti-Corruption Laws.
(b) The operations of the Company and each Company Subsidiary are, and within the past five (5) years have been, conducted in all material respects in compliance with applicable Laws addressing anti-money laundering obligations in all jurisdictions in which the Company or any Company Subsidiary is operating or has operated (collectively, the “
Money Laundering Laws
”) and there is no proceeding pending or, to the knowledge of the Company, threatened by or before any court or other Governmental Authority involving the Company or any Company Subsidiary with respect to applicable Money Laundering Laws.
(c) The Company and each Company Subsidiary is, and within the past five (5) years has been, in compliance with all applicable Export and Import Laws and applicable Sanctions Laws. None of the Company, any Company Subsidiary, any of their respective directors or officers or to the Company’s knowledge, employees or agents (i) is, or within the past five (5) years has been, a Sanctioned Person or the subject or target of any Sanctions Laws; (ii) has within the past five (5) years maintained assets belonging to the Company or any Company Subsidiary in any Sanctioned Country in violation of any applicable Sanctions Law; (iii) has within the past five (5) years transacted business with or for the benefit of any Sanctioned Person; (iv) directly or indirectly derives revenues in relation to the business of the Company or any Company Subsidiary from investments in, or transactions with, Sanctioned Persons; or (v) has otherwise violated applicable Sanctions Laws.
(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary, the Company and each Company Subsidiary has within the past five (5) years (i) obtained all import and export licenses and maintained all registrations required in accordance with all applicable Export and Import Laws for the conduct of its business; and (ii) been in compliance with the requirements of such licenses and registrations.
(e) Neither the Company nor any Company Subsidiary produces, designs, tests, manufactures, fabricates, or develops any critical technologies as that term is defined in 31 C.F.R. § 800.215; and the products and technology of the Company and Company Subsidiaries are designated EAR99.
(f) There have not been any internal or external investigations, audits, actions or proceedings conducted by, or any voluntary or involuntary disclosures made to, a Governmental Authority with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective officers, directors, equityholders, employees, agents, consultants, independent contractors, representatives, distributors, or other third parties while acting on their behalf with respect to any applicable Anti-Corruption Laws, Money Laundering Laws, Sanctions Laws, or Export and Import Laws.

(g) Further, to the knowledge of the Company, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding.
(h) All expenses paid by the Company, any Company Subsidiary, any of their respective directors, officers, equityholders, or employees, or to the Company’s knowledge, agents, consultants, independent contractors, representatives, distributors, or other third parties acting on behalf of the Company or any Company Subsidiary for the purpose of promoting Company or Company Subsidiary products, or obtaining or retaining business and/or customers, including but not limited to customer gifts, travel, and entertainment, have: (i) been reviewed for reasonableness by the Company; (ii) deemed to have a legitimate and lawful connection to the Company’s business; and (iii) deemed non-excessive.
(i) All payments and sales margins used by the Company or any Company Subsidiary to compensate third-party agents, consultants, independent contractors, representatives, distributors, or other third parties acting on behalf of the Company or any Company Subsidiary have been reviewed by the Company and deemed reasonable, justified, and directly linked to legitimate contributions made by such third parties to the sales process.
(j) No payments, benefits or management powers or responsibilities have been provided by the Company, any Company Subsidiary, any of their respective directors, officers, equityholders, or employees, or to the Company’s knowledge, agents, consultants, independent contractors, representatives, distributors or other third parties acting on behalf of the Company to individual representatives of the current or former minority investors set forth on
Schedule C
attached hereto.
(k) To the knowledge of the Company, no principals, beneficial owners or employees of the Company’s or any Company Subsidiary’s third-party agents, consultants, independent contractors, representatives, distributors, or other third parties acting on behalf of the Company or any Company Subsidiary are Government Officials, or are the family member or business associate of Government Officials, or are otherwise closely affiliated with Government Officials.

5.21	Interested Party Transactions.
(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business consistent with past practice, no affiliate (other than any Company Subsidiary), director, officer or shareholder of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any person (other than the Company or any Company Subsidiary) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person (other than the Company or any Company Subsidiary) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in
Section
 5.16(a) of the Company Disclosure Schedule
; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, an “
Interested Party Transaction
”);
provided
,
however
, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this
Section
 5.21(a)
. The Company and the Company Subsidiaries have not (A) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (B) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director or officer of the Company or any of the Company Subsidiaries.
(b)
Section
 5.21(b)
of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company

Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights (collectively, the “
Side Letter Agreements
”).

5.22	Exchange Act ; Sarbanes-Oxley (a) .
(a) Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.
(b) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule
3b-7
under the Exchange Act) or director of the Company, and the Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
5.23
Brokers
. Except for Deutsche Bank Securities Inc. and Jefferies LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to LOKB a true and complete copy of all contracts, agreements and arrangements, including its engagement letter, between the Company or any Company Subsidiary on the one hand, and any broker, finder or investment banker, on the other hand, other than those that have expired or terminated and as to which no further services or payments (including tail payments) are contemplated thereunder to be provided in the future.

5.24	Product Warranty; Product Liability .
(a) To the knowledge of the Company, all of the Products conform with all applicable contractual commitments and express and implied warranties. To the knowledge of the Company, all Products comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, manufacturing, labeling, quality and safety Laws of the United States and each state in which the Company or any Company Subsidiary makes the Products available and each other jurisdiction (including foreign jurisdictions) in which the Company or any Company Subsidiary makes the Products available, in each case directly or indirectly through any reseller or distributor. None of the Products currently offered by the Company or any Company Subsidiary or in use has been subject to a recall and, to the knowledge of the Company, no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a recall.
(b) There are no existing or, to the Company’s knowledge, threatened product liability claims against the Company or any Company Subsidiary for Products which are defective and, to the Company’s knowledge, no facts or circumstances exist which, with notice or lapse of time, or both, would reasonably be expected to result in a material product liability claim against the Company or any Company Subsidiary for Products currently offered by the Company or any Company Subsidiary or in use which are defective. The Company has not received any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority.
5.25
Exclusivity of Representations and Warranties
. Except as otherwise expressly provided in this
Article
 V
(as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered by the Company pursuant to
Section
 9.02(c)
, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to LOKB, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to LOKB, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to LOKB, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF LOKB AND MERGER SUB
Except as set forth in the LOKB SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such LOKB SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a LOKB SEC Report will be deemed to modify or qualify the representations and warranties set forth in
Section
 6.01
(Corporate Organization), the last sentence of Section 6.02 (Organizational Documents),
Section
 6.03
(Capitalization),
Section
 6.04
(Authority Relative to This Agreement) and, with respect to the LOKB Organizational Documents and the Merger Sub Organizational Documents,
Section
 6.05
(No Conflict; Required Filings and Consents)) or LOKB’s disclosure schedule delivered in connection with this Agreement (the “
LOKB Disclosure Schedule
”), LOKB hereby represents and warrants to the Company as follows:
6.01
Corporate Organization
.
(a) Each of LOKB and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a LOKB Material Adverse Effect.
(b) Merger Sub is the only subsidiary of LOKB. Except for Merger Sub, LOKB does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.
6.02
Organizational Documents
. Each of LOKB and Merger Sub has heretofore furnished to the Company complete and correct copies of the LOKB Organizational Documents and the Merger Sub Organizational Documents. The LOKB Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither LOKB nor Merger Sub is in violation of any of the provisions of the LOKB Organizational Documents and the Merger Sub Organizational Documents. LOKB is under no obligation under the terms of its Organizational Documents to wind down or dissolve if it does not complete an initial business combination until December 7, 2022, nor is it required to redeem any of its securities until (a) such wind down or (b) the exercise of a stockholder’s redemption rights in connection with a vote seeking to amend certain provisions of LOKB’s Organizational Documents, to the extent specified therein, and/or the consummation of an initial business combination, to the extent specified in LOKB’s Organizational Documents and irrespective of whether any such stockholder voted in favor of or against such business combination.
6.03
Capitalization
.
(a) The authorized Equity Interests of LOKB consists of (i) 110,000,000 shares of LOKB Common Stock, including (A) 100,000,000 shares of LOKB Class A Common Stock and (B) 10,000,000 shares of LOKB

Founders Stock and (ii) 1,000,000 shares of preferred stock (“
LOKB Preferred Stock
”), each par value $0.0001 per share. As of the date of this Agreement (A) 25,300,000 shares of LOKB Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable
and not subject to any preemptive rights, (B) 6,325,000 shares of LOKB Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable
and not subject to any preemptive rights, (C) no shares of LOKB Class A Common Stock or LOKB Founders Stock are held in the treasury of LOKB, (D) 13,100,001 LOKB Warrants are issued and outstanding, and (E) 13,100,001 shares of LOKB Class A Common Stock are reserved for future issuance pursuant to the LOKB Warrants. As of the date of this Agreement, there are no shares of LOKB Preferred Stock issued and outstanding. Each LOKB Warrant is exercisable for one share of LOKB Class A Common Stock at an exercise price of $11.50, subject to the terms of such LOKB Warrant and the LOKB Warrant Agreement. Each share of the LOKB Founders Stock will convert into one share of LOKB Class A Common Stock at the Closing pursuant to the terms of the LOKB Certificate of Incorporation.
(b) As of the date of this Agreement, the authorized Equity Interests of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share (the “
Merger Sub Common Stock
”). As of the date hereof, 10,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable
and are not subject to preemptive rights, and are held by LOKB free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.
(c) All outstanding LOKB Units, shares of LOKB Class A Common Stock, shares of LOKB Founders Stock and LOKB Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.
(d) The Per Share Merger Consideration and Per Share Tender Offer Consideration being delivered by LOKB shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the LOKB Organizational Documents.
(e) Except as contemplated by the Subscription Agreements, this Agreement, the LOKB Warrants and the LOKB Founders Stock, and, as of the Closing, the LTIP, LOKB has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of LOKB or obligating LOKB to issue or sell any shares of Equity Interests in, LOKB. All shares of LOKB Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.
Neither LOKB nor any subsidiary of LOKB is a party to, or otherwise bound by, and neither LOKB nor any subsidiary of LOKB has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the Navitas
Lock-Up
Agreements, LOKB is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of LOKB Common Stock or any of the Equity Interest in LOKB or any of its subsidiaries. Except with respect to the Redemption Rights and the LOKB Warrants and, upon execution thereof, the Sponsor Letter Amendment, there are no outstanding contractual obligations of LOKB to repurchase, redeem or otherwise acquire any shares of LOKB Common Stock. There are no outstanding contractual obligations of LOKB to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
6.04
Authority Relative to This Agreement
. Each of LOKB and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of LOKB and Merger Sub and the consummation by each of LOKB and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of LOKB or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and (b) the approval of the LOKB Proposals at the LOKB Stockholders’ Meeting in accordance with applicable Law and the Organizational Documents of LOKB). This Agreement has been duly and validly executed and delivered by LOKB and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of LOKB and Merger Sub, enforceable against LOKB and Merger Sub in accordance with its terms subject to the Remedies Exceptions. The LOKB Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the LOKB Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

6.05	No Conflict; Required Filings and Consents .
(a) The execution and delivery of this Agreement by each of LOKB and Merger Sub do not, and the performance of this Agreement by each of LOKB and Merger Sub will not, (i) conflict with or violate the LOKB Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in
Section
 6.05(b)
have been obtained and all filings and obligations described in
Section
 6.05(b)
have been made, conflict with or violate any Law applicable to LOKB or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of LOKB or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which LOKB or Merger Sub is a party or by which LOKB or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses
 (ii)
and
(iii)
, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a LOKB Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of LOKB and Merger Sub do not, and the performance of this Agreement by each of LOKB and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger
notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and DLLCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent LOKB or Merger Sub from performing its material obligations under this Agreement.
6.06
Compliance
. Neither LOKB nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to LOKB or Merger Sub or by which any property or asset of LOKB or Merger Sub is bound or affected, or (b) any LOKB Permit, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been and would not reasonably be expected to be material to LOKB and Merger Sub, taken as a whole. Each of LOKB and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for LOKB or Merger Sub to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (the “
LOKB Permits
”).

6.07	SEC Filings; Financial Statements; Sarbanes-Oxley .
(a) LOKB has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “
SEC
”) since

December 1, 2020, together with any amendments, restatements or supplements thereto (collectively, the “
LOKB SEC Reports
”). As of their respective dates, the LOKB SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any LOKB SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other LOKB SEC Report.
(b) Each of the financial statements (including, in each case, any notes thereto) contained in the LOKB SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation
S-X
and Regulation
S-K,
as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of LOKB as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end
adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). LOKB has no off-balance
sheet arrangements that are not disclosed in the LOKB SEC Reports.
(c) Except as and to the extent set forth in the LOKB SEC Reports, neither LOKB nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of LOKB’s and Merger Sub’s business.
(d) LOKB is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (or such other exchange on which the shares of LOKB Class A Common Stock are listed).
(e) LOKB has established and maintains disclosure controls and procedures (as defined in Rule
13a-15
under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to LOKB and other material information required to be disclosed by LOKB in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to LOKB’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting LOKB’s principal executive officer and principal financial officer to material information required to be included in LOKB’s periodic reports required under the Exchange Act.
(f) LOKB maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that LOKB maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.
(g) There are no outstanding loans or other extensions of credit made by LOKB to any executive officer (as defined in Rule
3b-7
under the Exchange Act) or director of LOKB, and LOKB has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither LOKB (including, to the knowledge of LOKB, any employee thereof) nor LOKB’s independent auditors has identified or been made aware of (i) any material weakness in the system of internal accounting controls utilized by LOKB, (ii) any fraud that involves LOKB’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by LOKB or (iii) as of the date hereof, any claim or allegation regarding any of the foregoing.
(i) As of the date hereof, there are no outstanding comments from the SEC with respect to the LOKB SEC Reports. To the knowledge of LOKB, none of the LOKB SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.08	Business Activities .
(a) Since its incorporation, LOKB has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the LOKB Organizational Documents, there is no agreement, commitment or Governmental Order binding upon LOKB or to which LOKB is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of LOKB or any acquisition of property by LOKB or the conduct of business by LOKB as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a LOKB Material Adverse Effect.
(b) LOKB does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, LOKB has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a business combination as such term is used in the Organizational Documents of LOKB.
(c) Except for (i) this Agreement and the agreements expressly contemplated hereby, (ii) with respect to fees and expenses of LOKB’s legal, financial and other advisors and (iii) any loan from the Sponsor or an affiliate thereof or certain of LOKB’s officers and directors to finance LOKB’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, LOKB is not, and at no time has been, party to any contract with any other person that would require payments by LOKB in excess of $1,000,000 in the aggregate with respect to any individual contract or when taken together with all other contracts (other than this Agreement and the agreements expressly contemplated hereby).
(d) There is no liability, debt or obligation against LOKB or its subsidiaries, except for (i) liabilities and obligations (x) reflected or reserved for on LOKB’s balance sheet from the period from August 12, 2020 through December 7, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to LOKB and its subsidiaries, taken as a whole) or (y) that have arisen since the date of such balance sheet in the ordinary course of business of LOKB and its subsidiaries or (ii) any loan from the Sponsor or an affiliate thereof or certain of LOKB’s officers and directors to finance LOKB’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions.
(e) Since its formation, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s Organizational Documents, there is no agreement, commitment, or order of any Governmental Authority binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a LOKB Material Adverse Effect.

(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(g) Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.
6.09
Absence of Certain Changes or Events
. Since December 7, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) LOKB has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to
COVID-19
Measures, (b) LOKB has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a LOKB Material Adverse Effect, and (d) LOKB has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in
Section
 7.02
.
6.10
Absence of Litigation
. There is no material Action pending or, to the knowledge of LOKB, threatened against LOKB, or any property or asset of LOKB, before any Governmental Authority. Neither LOKB nor any material property or asset of LOKB is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of LOKB, continuing investigation by, any Governmental Authority.
6.11
Board Approval; Vote Required
.
(a) The LOKB Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the other Transaction Documents to which LOKB is a party and the Transactions (including the Tender Offer and the Merger) are fair to and in the best interests of LOKB and its stockholders, (ii) approved this Agreement and the other Transaction Documents to which LOKB is a party and the Transactions (including the Tender Offer and the Merger) and declared their advisability, and (iii) recommended that the stockholders of LOKB approve the Transactions (including the consummation of the Tender Offer and the Merger) and directed that this Agreement and the Transactions (including the consummation of the Tender Offer and the Merger) be submitted for consideration by the stockholders of LOKB at the LOKB Stockholders’ Meeting.
(b) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.
(c) The only vote of the holders of any class or series of Equity Interests of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.
6.12
No Prior Operations of Merger Sub
. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.
6.13
Brokers
. Except for Nomura Securities International, Inc., BofA Securities, Inc., Jefferies LLC and Deutsche Bank Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of LOKB or Merger Sub.

6.14
LOKB Trust Fund
. As of the date of this Agreement, LOKB has no less than $253,000,000 in the trust fund established by LOKB for the benefit of its public stockholders (the “
Trust Fund
”) (including, if applicable, an aggregate of approximately $8,067,500 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “
Trust Account
”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act of 1940, and held in trust by Continental Stock Transfer & Trust Company (the “
Trustee
”) pursuant to the Investment Management Trust Agreement, dated as of December 2, 2020, between LOKB and the Trustee (the “
Trust Agreement
”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. LOKB has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by LOKB or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between LOKB and the Trustee that would cause the description of the Trust Agreement in the LOKB SEC Reports to be inaccurate in any material respect; or (b) that would entitle any person (other than stockholders of LOKB who shall have elected to redeem their shares of LOKB Class A Common Stock pursuant to the LOKB Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the LOKB Organizational Documents. To LOKB’s knowledge, as of the date of this Agreement, following the Effective Time, no stockholder of LOKB shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of LOKB, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, LOKB shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to LOKB as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate;
provided
,
however
, that the liabilities and obligations of LOKB due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (A) to stockholders of LOKB who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to LOKB in connection with its efforts to effect the Tender Offer and the Merger. As of the date hereof, LOKB has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to LOKB at the Effective Time.
6.15
Employees
(a) . Other than any officers as described in the LOKB SEC Reports, LOKB and Merger Sub have no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business.
Section
 6.15 of the LOKB Disclosure Schedule
 sets forth a true, correct and complete list, as of the date hereof, of (a) all employees of LOKB or Merger Sub, including their title or position, and (b) all individuals who provide material services to LOKB or Merger Sub in the capacity of an independent contractor, and, in each case, any compensation payable to any of such persons by LOKB or Merger Sub for their employment or independent contractor services, as applicable. LOKB and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.
6.16
Taxes
.
(a) LOKB and Merger Sub: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are correct and complete in all material respects; (ii) have timely paid all income and other material Taxes that they are obligated to pay (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of LOKB for any material Taxes of LOKB as of the date of such financial statements that have not been paid.
(b) Neither LOKB nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c) Neither LOKB nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.
(d) Each of LOKB and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.
(e) Neither LOKB nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or
non-U.S.
income Tax Return (other than a group of which LOKB is the common parent).
(f) Neither LOKB nor Merger Sub has any material liability for the Taxes of any person (other than LOKB or Merger Sub) under Treasury Regulation
Section 1.1502-6
(or any similar provision of state, local or
non-U.S.
law), as a transferee or successor or by contract (other than a contract the primary purpose of which does not relate to Taxes).
(g) Neither LOKB nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between LOKB or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.
(h) Neither LOKB nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free
treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.
(i) Neither LOKB nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation
Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or
non-U.S.
taxing authority or agency has asserted in writing or, to the knowledge of LOKB or Merger Sub, has threatened to assert against LOKB or Merger Sub any deficiency or claim for a material amount of Taxes.
(k) There are no Tax liens upon any assets of LOKB or Merger Sub except for Permitted Liens.
(l) Neither LOKB nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m) Neither LOKB nor Merger Sub is subject to Tax in any
non-U.S.
jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n) Neither LOKB nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which LOKB or Merger Sub does not file Tax Returns stating that LOKB or Merger Sub is or may be subject to Tax in such jurisdiction, which claim currently remains unresolved.
(o) For U.S. federal income tax purposes, each of LOKB and Merger Sub is, and has been since its formation, classified as a corporation.
(p) Each of LOKB and Merger Sub: (i) has had a reasonable opportunity to consult with Tax advisors of its own choosing (and prior to Closing has advised its owners to consult with Tax advisors of their own choosing), in each case regarding this Agreement, the Transactions, and the Tax structure of the Transactions; (ii) is aware of the anticipated Tax consequences of the Transactions and that such consequences may not be free from doubt; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for Tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement and advice from its own Representatives, is not relying upon any representation, warranty, assurance, statement or expectation of any other person in determining the Tax consequences of the Transactions.
6.17
Registration and Listing
. The issued and outstanding LOKB Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “
LOKB.U.
” The issued and outstanding shares of LOKB Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “
LOKB.
” The issued and outstanding LOKB Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “
LOKB WS.
” As of the date of this Agreement, there is no Action pending or, to the knowledge of LOKB, threatened in writing against LOKB by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the LOKB Units, the shares of LOKB Class A Common Stock, or LOKB Warrants or terminate the listing of LOKB on the New York Stock Exchange. None of LOKB or any of its affiliates has taken any action in an attempt to terminate the registration of the LOKB Units, the shares of LOKB Class A Common Stock, or the LOKB Warrants under the Exchange Act.
6.18
LOKB
’
s and Merger Sub
’
s Investigation and Reliance
. Each of LOKB and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by LOKB and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. LOKB, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither LOKB nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in
Article
 V
(as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to
Section
 9.02(c)
. Neither the Company nor any of its shareholders, affiliates or Representatives shall have any liability to LOKB, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to LOKB or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. LOKB and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.
6.19
Private Placements
. LOKB has made available to the Company true, correct and complete copies of each of the Subscription Agreements. As of the date of this Agreement, each such Subscription Agreement is a legal, valid and binding obligation of LOKB and, to the knowledge of LOKB, each Private Placement Investor party thereto, in each case, subject to the Remedies Exceptions, and there are no other agreements, side letters, or arrangements between LOKB and any Private Placement Investor relating to any such Subscription Agreement, except to the extent true, correct and complete copies of such agreements, side letters or arrangements have been made available to the Company. As of the date hereof, to LOKB’s knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of LOKB under any material term or condition of any Subscription Agreement.
6.20
Related Party Transactions
. Except as described in the SEC Reports, in connection with the Private Placements or as otherwise contemplated by the Transaction Documents, there are no transactions, contracts, side letters, arrangements or understandings between LOKB or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of LOKB or Merger Sub, on the other hand.
6.21
Investment Company Act
. Neither LOKB nor any of its subsidiaries is an “investment company” within the meaning of the Investment Company Act.
ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGER
7.01
Conduct of Business by the Company Pending the Merger
.
(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in
Section
 7.01
of the Company Disclosure Schedule
, or (3) as required by applicable Law, unless LOKB shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):
(i) the Company shall use its reasonable best efforts, and shall cause the Company Subsidiaries to use their respective reasonable best efforts to, conduct their business in the ordinary course of business consistent with past practice; and
(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.
Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any Company Subsidiary from taking any reasonable or legally required action in good faith, including the establishment of any reasonable or legally required policy, procedure or protocol, in response to
COVID-19
or any
COVID-19
Measures and (x) no such actions, in and of the themselves, shall be deemed to violate or breach this Agreement in any way and (y) all such actions shall be deemed to constitute an action taken in the ordinary course of business.
(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in
Section
 7.01 of the Company Disclosure Schedule
, or (3) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of LOKB (which consent shall not be unreasonably conditioned, withheld, delayed or denied):
(i) amend or otherwise change the Organizational Documents of the Company or any Company Subsidiary;
(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;
(iii) cease or propose to cease to carry on its business or be wound up or enter into receivership, or any form of management or administration over the assets of the Company or any Company Subsidiary;
(iv) apply or permit its directors to apply to petition to any court for an examinership or similar order to be made in respect of it in relation to the Company or any Company Subsidiary;
(v) create, allot, issue, redeem,
buy-back,
consolidate, convert or
sub-divide,
sell, pledge, subscribe, dispose of, grant or encumber, or authorize the issuance, redemption, buy-back,
consolidation, conversion,
sub-division,
sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class or series of Equity Interests of the Company or any Company Subsidiary, including any options, warrants, convertible securities or other rights of any kind to acquire any shares of Equity Interests of the Company or any Company Subsidiary;
provided
that (w) the exercise or settlement of any Company Options or Company Warrants in effect on the date of this Agreement or the redemption or reacquisition of Company Restricted Shares in accordance with the terms of the agreements evidencing such awards as in effect on the date hereof, (x) the sale or exchange of Equity Interests held by employees or directors as described in
Section
 7.01 of the Company Disclosure Schedule
in connection with any payment related to outstanding loans described in
Section
 5.22(b)
, (y) repurchases of awards under the 2020 Equity Incentive Plan in the ordinary course of business in connection with any termination of employment or other services for consideration no greater than the original issue price thereof and (z) the issuance of Company Shares (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Shares and the Company Warrants, in each case, in effect on the date of this Agreement shall not require the consent of LOKB; or (B) any material assets of the Company or any Company Subsidiary, except for (1) dispositions of obsolete or worthless equipment in the ordinary course of business and (2) sales of physical inventory in the ordinary course of business;
(vi) form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;
(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, except (A) cash dividends and distributions by any wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary in the ordinary course of business, consistent with past practice and (B) repurchases of awards under the 2020 Equity Incentive Plan in the ordinary course of business in connection with any termination of employment or other services for consideration no greater than the original issue price thereof;
(viii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;
(ix) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $1,000,000; or (B) incur any indebtedness for borrowed money in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person in excess of $1,000,000, or intentionally grant any security interest in any of its assets (other than Permitted Liens);
(x) make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except advances to employees, directors or officers of the Company or any Company Subsidiaries in the ordinary course of business consistent with past practice;
(xi) make any material capital expenditures (or commit to make any material capital expenditures) that in the aggregate exceed $1,000,000;
(xii) acquire any fee or leasehold interest in real property;
(xiii) enter into, renew or amend in any material respect any Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Interested Party Transaction);
(xiv) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant, except increases in salary, hourly wage rates, bonus opportunities or benefits (other than severance, retention, change in control or termination benefits) in the ordinary course of business consistent with past practice to any employee with an annual base salary below $250,000
,
(B) enter into any new (except as permitted under
clause
 (E)
), or amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement, collective agreement or other contract or agreement with a labor union, trade union, works council or other similar representative of employees; (E) hire any new employee other than on an at-will
basis with total compensation below $250,000 on an annualized basis and without severance or other payment or penalty obligations of the Company or any Company Subsidiary in connection with a termination of employment or change of control transaction; or (F) transfer any employee or terminate the employment or service of any employee other than any such termination for cause (as determined by the Company in its sole good faith discretion) or any transfer or termination of employment of any employee with an annual base salary of less than $250,000; except that, notwithstanding any of the foregoing, the Company may (1) take action as required under any Plan or other employment or consulting agreement in effect on the date of this Agreement or as required by Law, (2) change the title of any employee in the ordinary course of business consistent with past practice and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans existing on the date of this Agreement and each such payment as set forth on
Section
 7.01(b)(xiv) of the Company Disclosure Schedule
;

(xv) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, as is necessary in order to consummate the Transactions, or for health and welfare plan renewals in the ordinary course of business consistent with past practice;
(xvi) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by an amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
(xvii) (A) file or amend any income or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or
non-U.S.
Tax audit, assessment, Tax claim or other controversy relating to Taxes or (E) (I) initiate or conduct any proceedings or discussions or (II) file or deliver any request, documentation or other information, in each case, with any Governmental Authority in respect of a mutual agreement procedure or similar process;
(xviii) without limiting the rights of the Company under
Section
 7.01(b)(xiv)
, (A) amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract, New Employment Agreement or Real Property Lease or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case, with respect to each Material Contract and Real Property Lease, in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business consistent with past practice or (B) enter into any contract or agreement that would have been a Material Contract, New Employment Agreement or Real Property Lease had it been entered into prior to the date of this Agreement except (other than with respect to any contract or agreement that would have been a New Employment Agreement) in the ordinary course of business consistent with past practice;
(xix) fail to maintain the existence of, or use reasonable best efforts to protect, Company-Owned IP;
(xx) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products other than in the ordinary course of business consistent with past practice;
(xxi) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;
(xxii) conduct, waive, release, assign, settle or compromise any Action or any right in relation to any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate;
(xxiii) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;
(xxiv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;
(xxv) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any material Company Permit;

(xxvi) take any action or step which could change its residence for Tax purposes (including any action or step that causes the Company to cease to be a Tax resident in a jurisdiction in which it is currently a resident) or cause it to be treated as having a branch, agency, permanent establishment or other taxable presence in any jurisdiction other than its jurisdiction of incorporation, organization or formation, as applicable;
(xxvii) amend or discontinue (wholly or partly) any pension scheme or communicate to any member or former member, officer or employee of any of the pension scheme’s a plan, proposal or an intention to amend, discontinue (wholly or partly), or exercise a discretion, in relation to such pension scheme;
(xxviii) amend or revise any documentation or agreements relating to the restructuring involving the Company and any Company Subsidiary or the transfer of any assets from a Company Subsidiary to the Company, in each case, that occurred in 2020; or
(xxix) enter into any formal or informal agreement (except, in the case of clauses (vi) or (ix) above, non-binding
letters of intent) or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require the Company to obtain consent from LOKB to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this
Section
 7.01
shall give to LOKB, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of LOKB and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
7.02
Conduct of Business by LOKB and Merger Sub Pending the Merger
.
(a) LOKB agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), (ii) as set forth in
Section
 7.02 of the LOKB Disclosure Schedule
, or (iii) as required by applicable Law, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), LOKB shall use its reasonable best efforts, and shall cause Merger Sub to use its reasonable best efforts to, conduct their respective businesses in the ordinary course of business consistent with past practice. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent LOKB or Merger Sub from taking any reasonable or legally required action in good faith, including the establishment of any reasonable or legally required policy, procedure or protocol, in response to
COVID-19
or any
COVID-19
Measures and (x) no such actions, in and of the themselves, shall be deemed to violate or breach this Agreement in any way and (y) all such actions shall be deemed to constitute an action taken in the ordinary course of business.
(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), (2) as set forth in
Section
 7.02 of the LOKB Disclosure
Schedule
, or (3) required by applicable Law, neither LOKB nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied):
(i) amend or otherwise change the Organizational Documents of LOKB or Merger Sub or form any subsidiary of LOKB other than Merger Sub;
(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, other than redemptions from the Trust Fund that are required pursuant to the LOKB Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the LOKB Common Stock or LOKB Warrants, except for redemptions from the Trust Fund and conversions of the LOKB Founders Stock that are required pursuant to the LOKB Organizational Documents in connection with the Transactions;
(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of LOKB or Merger Sub, including any options, warrants, convertible securities or other rights of any kind to acquire any of such Equity Interests, of LOKB or Merger Sub, except in connection with conversion of the LOKB Founders Stock pursuant to the LOKB Organizational Documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of LOKB’s officers and directors to finance LOKB’s transaction costs in connection with the Transactions;
(v) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of LOKB, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of LOKB’s officers and directors to finance LOKB’s transaction costs in connection with the Transactions;
(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by an amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
(viii) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or
non-U.S.
Tax audit, assessment, Tax claim or other controversy relating to Taxes;
(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of LOKB or Merger Sub;
(x) amend the Trust Agreement or any other agreement related to the Trust Account;
(xi) conduct, waive, release, assign, settle or compromise any Action or any right in relation to any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate (or, for the avoidance of doubt, to enforce its rights or the obligations of any other party under this Agreement or any other Transaction Document);
(xii) adopt or enter into any Employee Benefit Plan; or
(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing
Nothing herein shall require LOKB to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this
Section
 7.02
shall give to the Company, directly or indirectly, the right to control LOKB or Merger Sub prior to the Closing Date. Prior to the Closing Date, each of LOKB and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

7.03
Claims Against Trust Account
. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and LOKB on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this
Section
 7.03
as the “
Claims
”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof;
provided
,
however
, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against LOKB, Merger Sub or any other person for legal relief against monies or other assets of LOKB or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that the Company commences any Action against or involving the Trust Fund in violation of the foregoing, LOKB shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such Action, in the event LOKB prevails in such Action.
ARTICLE VIII
ADDITIONAL AGREEMENTS
8.01
No Solicitation
.
(a) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with
Section
 10.01
, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate, facilitate, encourage or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of the Company or any Company Subsidiary or any of the outstanding Equity Interests or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with LOKB and its Representatives (an “
Alternative Transaction
”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class or series of Equity Interests of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall cause the Company Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that, to the extent the Company has not already done so prior to the date of this Agreement, it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof.
(b) The Company shall notify LOKB promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public
information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep LOKB reasonably informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments. Notwithstanding the foregoing, nothing in this
Section
 8.01(b)
shall require the Company or any Company Subsidiary to violate any Law.
(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this
Section
 8.01
by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this
Section
 8.01
by the Company.
(d) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with
Section
 10.01
, each of LOKB and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving LOKB and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “
LOKB Alternative Transaction
”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any LOKB Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any LOKB Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a LOKB Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any LOKB Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of LOKB and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any LOKB Alternative Transaction. The parties agree that any violation of the restrictions set forth in this
Section
 8.01
by LOKB or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this
Section
 8.01
by LOKB and Merger Sub.
(e) LOKB shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by LOKB or any of its Representatives of any inquiry or proposal with respect to a LOKB Alternative Transaction, any inquiry that would reasonably be expected to lead to a LOKB Alternative Transaction or any request for non-public
information relating to LOKB or for access to the business, properties, assets, personnel, books or records of LOKB by any third party. In such notice, LOKB shall identify the third party making any such inquiry, proposal, indication or request with respect to a LOKB Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. LOKB shall keep the Company reasonably informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a LOKB Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments. Notwithstanding the foregoing, nothing in this
Section
 8.01(e)
shall require LOKB to violate any Law.
(f) If LOKB or Merger Sub or any of their respective Representatives receives any inquiry or proposal with respect to a LOKB Alternative Transaction at any time prior to the Closing, then LOKB shall promptly (and in no event later than twenty-four (24) hours after LOKB or Merger Sub becomes aware of such inquiry or proposal) notify such person in writing that each of LOKB and Merger Sub is subject to an exclusivity agreement with respect to the LOKB Alternative Transaction that prohibits it from considering such inquiry or proposal.
8.02
Registration Statement
; Consent Solicitation; Proxy Statement
.
(a) As promptly as practicable after the execution of this Agreement, LOKB and the Company shall jointly prepare, and LOKB shall file with the SEC, a Registration Statement on Form
S-4
(together with all amendments and supplements thereto, the “
Registration Statement
”) relating to the registration under the Securities Act of the shares of LOKB Class A Common Stock to be issued to the shareholders of the Company, and the shares of LOKB Class A Common Stock to be issuable upon the exercise of LOKB Assumed Warrants to be issued to the holders of Navitas Ireland Warrants and Navitas Delaware Warrants, pursuant to this Agreement, which Registration Statement shall include a proxy statement (as amended or supplemented, the “
Proxy Statement
”) and a consent solicitation/prospectus (as amended or supplemented, the “
Consent Solicitation Statement
”) relating to the Transactions and the issuance of such shares of LOKB Class A Common Stock. The Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other applicable Law.
(b) Each of the Company and LOKB shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials and the Tender Offer Materials.
(c) LOKB and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (iii) cause the Registration Statement to be declared effective as promptly as practicable, (iv) keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby and (v) cause the Tender Offer to be conducted and completed in accordance with Section 14(e) of the Exchange Act and the regulations promulgated thereunder and the Companies Act.
(d) Prior to the effective date of the Registration Statement, each of the Company and LOKB shall take all actions necessary to cause the Merger Materials to be mailed to their respective shareholders or stockholders, as applicable, as of the applicable record date as promptly as practicable (and in any event within two (2) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and LOKB shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide LOKB with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by LOKB for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to LOKB and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “
Merger Materials
” means the Registration Statement, including the prospectus forming a part thereof, the Consent Solicitation Statement, the Proxy Statement, and any amendments or exhibits thereto.
(e) No filing of, or amendment or supplement to the Merger Materials will be made by LOKB without the approval of the Company (such approval not to be unreasonably withheld, conditioned, delayed or denied).

LOKB will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the LOKB Class A Common Stock to be issued or issuable to the shareholders and warrantholders of the Company in connection with this Agreement for offering or sale in any jurisdiction. LOKB will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by LOKB without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned, delayed or denied) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.
(f) LOKB represents that the information supplied by LOKB for inclusion in the Merger Materials and the Tender Offer Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials and/or Tender Offer Materials are mailed to LOKB’s and the Company’s respective stockholders or shareholders, as applicable, (iii) the time of the LOKB Stockholders’ Meeting and (iv) the Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to LOKB or Merger Sub, or their respective officers or directors, should be discovered by LOKB which should be set forth in an amendment or a supplement to the Merger Materials, LOKB shall promptly inform the Company.
(g) The Company represents that the information supplied by the Company for inclusion in the Merger Materials and the Tender Offer Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials and/or Tender Offer Materials are mailed to their respective stockholders or shareholders, as applicable, (iii) the time of the LOKB Stockholders’ Meeting and (iv) the Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform LOKB.
(h) To the extent that the SEC or any other Governmental Authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the Transactions, each of LOKB and the Company will use its reasonable best efforts and reasonably cooperate with one another and their respective counsel in connection with the issuance to LOKB or the Company of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of LOKB or the Company, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. To the extent such opinion relates to LOKB or any owners thereof, Tax advisors for LOKB will provide any such opinion, and to the extent such opinion relates to the Company or any owners thereof, Tax advisors for the Company will provide any such opinion, in each case, to the extent reasonably possible subject to customary assumptions and limitations and consistent with such Tax advisor’s internal policies.
8.03
Consent Solicitation; Written Consent; Company Change in Recommendation
.
(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, Navitas Delaware shall solicit the requisite consent of the holders of Navitas Delaware Shares to approve this Agreement and the Merger (such requisite consent, being the consent of holders of Navitas Delaware Shares entitling such holders to more than fifty percent (50%) of the interests in the profits of Navitas

Delaware) (the “
Requisite Company Shareholder Approval
”) via written consent in accordance with the Organizational Documents of Navitas Delaware and applicable Law and Navitas Ireland shall request a tax reference number of each holder of Navitas Ireland Shares for the purposes of the Stamp Duty
(E-stamping
of Instruments and Self-Assessment) Regulations 2012 or confirmation that such holder is not an Irish tax resident and does not have, and is not otherwise required to have, such a Tax reference number. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the shareholders of the Company entitled to provide such written consent. Navitas Delaware shall use reasonable best efforts to cause each Key Company Shareholder to duly execute and deliver a written consent substantially in the form attached hereto as
Exhibit
 I
(the “
Written Consent
”) in respect of the Navitas Delaware Shares beneficially owned by such Key Company Shareholder (which Key Company Shareholders hold Navitas Delaware Shares sufficient to constitute the Requisite Company Shareholder Approval) within forty-eight (48) hours of the Registration Statement becoming effective. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Shareholders to the Company, the Company shall deliver to LOKB a copy of such Written Consent in accordance with
Section
 11.01
. Promptly following the receipt of the Requisite Company Shareholder Approval via the Written Consent and delivery to LOKB of a copy of such Written Consent in accordance with
Section
 11.01
, the Company will prepare (subject to the reasonable approval of LOKB) and deliver to the shareholders of the Company who have not executed and delivered the Written Consent a notice thereof along with such other information as is required under the Organizational Documents of the Company and pursuant to applicable Law.
(b) The applicable materials related to the Tender Offer and delivered to the shareholders of the Company, which shall be in form and substance reasonably acceptable to the Company (the “
Tender Offer Materials
”), and the consent solicitation materials shall each include the Company Recommendation. The parties agree and acknowledge that this delivery of Tender Offer Materials to the shareholders of the Company will constitute publication generally to the shareholders of the terms of the Tender Offer for the purposes of Section 457(2) of the Companies Act. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the Equity Interests of the Company shall have been commenced by any third party other than LOKB and its affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by LOKB, fail to issue, within ten (10) Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses (i) through (iv) being referred to as a “
Company Change in Recommendation
”).
(c) Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with
Section
 10.01
, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Shareholder to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Shareholder Approval in accordance with
Section
 8.03(a)
.

8.04
LOKB Stockholders
’
Meeting; and Merger Sub Stockholder
’
s Approval
.
(a) LOKB shall call and hold, as promptly as practicable (but no later than twenty-five (25) days) after the date on which the Registration Statement becomes effective a meeting of LOKB’s stockholders (including any adjournment or postponement thereof, the “
LOKB Stockholders
’
Meeting
”) to be held to consider (I) approval and adoption of this Agreement and the Transactions (including the consummation of the Tender Offer and the Merger), (II) approval of the issuance of LOKB Class A Common Stock (including shares of LOKB Class A Common Stock subject to LOKB Assumed Warrants, upon exercise thereof) as contemplated by this Agreement and the Subscription Agreements, (III) the second amended and restated LOKB Certificate of Incorporation as set forth on
Exhibit
 F
, (IV) the election of the applicable individuals set forth on
Exhibit
 H
attached hereto (or such other individuals as LOKB and the Company may agree) to serve as members of the LOKB Board, (V) approval and adoption of the LTIP and (VI) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “
LOKB Proposals
”), and LOKB shall use its reasonable best efforts to hold the LOKB Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective;
provided
, that LOKB shall postpone or adjourn the LOKB Stockholders’ Meeting on one or more occasions for up to forty-five (45) days in the aggregate: (i) if, as of the time for which the LOKB Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of LOKB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the LOKB Stockholders’ Meeting; or (ii) upon the good faith determination by the LOKB Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the LOKB Proposals or otherwise take actions consistent with LOKB’s obligations pursuant to
Section
 8.09
;
provided
, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, LOKB shall reconvene the LOKB Stockholders’ Meeting as promptly as practicable following such time as the matters described in the foregoing clauses (i) and (ii), as applicable, have been resolved. LOKB shall use its reasonable best efforts to obtain the approval of the LOKB Proposals at the LOKB Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the LOKB Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The LOKB Board shall recommend to its stockholders that they approve the LOKB Proposals and shall include such recommendation in the Proxy Statement.
(b) Promptly following the execution of this Agreement, LOKB shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.
8.05
Access to Information; Confidentiality
.
(a) From the date of this Agreement until the Effective Time, the Company and LOKB shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, financial advisors, consultants, legal counsel, agents and other representatives, collectively, “
Representatives
”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor LOKB shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b) All information obtained by the parties pursuant to this
Section
 8.05
shall be kept confidential in accordance with the confidentiality agreement, dated December 20, 2020 (the “
Confidentiality Agreement
”), between LOKB and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.
8.06
Employee Benefits Matters
.
(a) The parties shall cooperate (including working with a mutually agreed upon compensation consultant) and use their respective reasonable best efforts to establish an equity incentive award plan of LOKB substantially in the form attached hereto as
Exhibit J
(the “
LTIP
”) to be adopted at the LOKB Stockholders’ Meeting and become effective upon the Closing. The resulting equity incentive plan(s) shall have, in the aggregate, an unallocated reserve equal to ten percent (10%) of the post-Closing outstanding LOKB Class A Common Stock;
provided
,
however
, that the LTIP shall (i) provide that the unallocated reserve thereunder shall be increased by (A) any LOKB Options granted pursuant to
Section
 4.01(b)
or any shares of LOKB Restricted Stock granted pursuant to
Section
 4.01(c)
and, in each case, then subsequently forfeited by participants following the Closing, and (B) any Earnout Shares issued to Eligible Company Employees with respect to Navitas Ireland Options, Navitas Delaware Options, Navitas Ireland Restricted Shares, Navitas Delaware Restricted Shares, Navitas Ireland Restricted Stock Units or Navitas Delaware Restricted Stock Units pursuant to
Section
 4.03
, and (iii) include an “evergreen” provision pursuant to which the reserved pool shall automatically increase on January 1 of each year following the year in which the Closing occurs by four percent (4%) of the outstanding LOKB Class A Common Stock on each such date.
(b) The Company shall cause all notices to be timely provided to each participant under the 2020 Equity Incentive Plan as required by the 2020 Equity Incentive Plan.
(c) LOKB shall, or shall cause the Surviving Company or its applicable subsidiary to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “
Continuing Employees
”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Company or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary;
provided
,
however
, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, LOKB shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing
condition limitations under each of the employee benefit plans established or maintained by the Surviving Company or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket
requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Surviving Company will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.
(d) The provisions of this
Section
 8.06
are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or LOKB, or shall require the Company, LOKB, the Surviving Company or any of their respective subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.
8.07
Directors
’
and Officers
’
Indemnification
.
(a) The Organizational Documents of the Surviving Company and Navitas Ireland shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Organizational Documents of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. LOKB further agrees that with respect to the provisions of the Organizational Documents of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, LOKB agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Organizational Documents of the Company in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).
(b) The Organizational Documents of LOKB shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the Organizational Documents of LOKB and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of LOKB, unless such modification shall be required by applicable Law. LOKB further agrees that with respect to the provisions of the Organizational Documents of LOKB as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of LOKB, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, LOKB agrees that it shall indemnify and hold harmless each present and former director and officer of LOKB against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that LOKB would have been permitted under applicable Law, the Organizational Documents of LOKB or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).
(c) For a period of six (6) years from the Effective Time, LOKB shall maintain in effect directors’ and officers’ liability insurance (“
D&O Insurance
”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to LOKB or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall LOKB be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2020 (the “
Maximum Annual Premium
”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then LOKB will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, LOKB will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and LOKB is unable to obtain the insurance described in this
Section
 8.07(c)
for an amount less than or equal to the Maximum Annual Premium, LOKB will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.
(d) Prior to the Effective Time, LOKB may purchase a prepaid “tail” policy (a “
LOKB
Tail Policy
”) with respect to the D&O Insurance covering those persons who are currently covered by LOKB’s directors’ and officers’ liability insurance policies (the “
LOKB D&O Insurance
”). If LOKB elects to purchase such a LOKB Tail Policy prior to the Effective Time, LOKB will maintain such LOKB Tail Policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.
(e) With respect to any claims that may be made under the Company’s D&O Insurance or the LOKB D&O Insurance or any applicable “tail” policies, (i) prior to the Effective Time, LOKB and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Effective Time, LOKB shall cooperate with any person insured by such policies as reasonably requested by such person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Effective Time shall be a post-Closing expense of LOKB.
(f) On the Closing Date, LOKB shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and LOKB with the post-Closing directors and officers of LOKB, which indemnification agreements shall continue to be effective following the Closing.
(g) For the avoidance of doubt, any costs incurred by LOKB pursuant to this
Section
 8.07
shall not constitute a LOKB Transaction Cost.(h)
8.08
Notification of Certain Matters
. The Company shall give prompt notice to LOKB, and LOKB shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with
Article
 X
), the occurrence, or
non-occurrence
of which causes or would reasonably be expected to cause any of the conditions set forth in
Article
 IX
to fail. For clarity, the unintentional failure to give notice under this
Section
 8.08
shall not be deemed to be a breach of covenant under this
Section
 8.08
and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.
8.09
Further Action; Reasonable Best Efforts
.
(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in
Section
 5.05
necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.
(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
8.10
Public Announcements
. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of LOKB and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with
Article
 X
) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange (or such other exchange on which the shares of LOKB Class A Common Stock are then listed), each of LOKB and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, delayed or denied). Furthermore, nothing contained in this
Section
 8.10
shall prevent LOKB or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this
Section
 8.10
.
8.11
Stock Exchange Listing
. LOKB will use its reasonable best efforts to cause the LOKB Class A Common Stock issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on the New York Stock Exchange (or such other exchange on which the shares of LOKB Class A Common Stock are then listed) at Closing. During the period from the date hereof until the Closing, LOKB shall use its reasonable best efforts to keep the LOKB Units, LOKB Class A Common Stock and LOKB Warrants listed for trading on the New York Stock Exchange or another nationally recognized stock exchange.
8.12
Antitrust
.
(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or anti-competitive effects, through the merger or combination of independent businesses, or otherwise, including the HSR Act (“
Antitrust Laws
”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable.

No later than ten (10) Business Days after the date of this Agreement, the respective ultimate parents entities of the Company and LOKB each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. The parties hereto agree to promptly take all actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b) Each party shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) where practicable, permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority;
provided
, that materials required to be provided pursuant to this
Section
 8.12(b)
may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.
(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
8.13
Trust Account
. As of the Effective Time, the obligations of LOKB to dissolve or liquidate within a specified time period as contained in the LOKB Certificate of Incorporation will be terminated and LOKB shall have no obligation whatsoever to dissolve and liquidate the assets of LOKB by reason of the consummation of the Merger or otherwise, and no stockholder of LOKB shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, LOKB shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to LOKB (to be held as available cash for immediate use on the balance sheet of LOKB, and to be used (a) to pay the Company’s and LOKB’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

8.14
Tax Matters
(a) . This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections
1.368-2(g)
and
1.368-3(a).
Each of LOKB, Merger Sub and the Company shall (a) use its respective reasonable best efforts to: (i) cause the Tender Offer and the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Tender Offer and the Merger from qualifying as a reorganization as described above, and (b) report the Tender Offer and the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a change in applicable Tax Law after the date hereof, including attaching the statement described in Treasury Regulations
Section 1.368-3(a)
on or with its Tax Return for the taxable year of the Tender Offer and the Merger. To the extent the parties reasonably determine the Transactions qualify as a tax-free
exchange pursuant to Section 351 of the Code, either in addition to or in lieu of the “reorganization” treatment discussed above, the parties agree to undertake similar obligations as set forth in this
Section
 8.14
in respect of such
tax-free
exchange treatment. For Irish tax purposes, the Merger and the Tender Offer are, together, intended to qualify as a reconstruction and/or share exchange to which the provisions of Sections 586 and 587 of the TCA apply. To the extent either party sends any material communication regarding the Transactions to its owners, each party shall (x) allow each other party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments), and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Tax consequences of the Transactions are not free from doubt, (2) none of the parties, their owners, any of their affiliates or any of their Representatives is providing any representation, warranty, advice or assurance regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Tax consequences of the Transactions.
8.15
LOKB Directors
. LOKB shall take all necessary action so that immediately after the Effective Time, the board of directors of LOKB is comprised of the individuals nominated for election in the Registration Statement, with the parties acknowledging that (a) LOKB shall be entitled to designate two individuals for nomination to the LOKB Board effective as of immediately after the Effective Time (each of whom will be nominated for an initial three (3) year term), (b) the Company shall be entitled to designate the remaining members to the LOKB Board effective as of immediately after the Effective Time and (c) the LOKB Board as of immediately following the Effective Time will (i) be classified and comprised of at least seven (7) directors and (ii) meet the independence and other requirements of the New York Stock Exchange (or such other exchange on which the shares of LOKB Class A Common Stock are then listed) and any diversity requirements under applicable Law.
8.16
Audited Financial Statements
. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “
PCAOB Audited Financial Statements
”) not later than thirty (30) days after the date of this Agreement.
8.17
Termination of
Interested Party Transaction
s
. Except as otherwise agreed to by LOKB, prior to the Effective Time, the Company shall use its reasonable best efforts to terminate, or cause to be terminated, each Interested Party Transaction and Side Letter Agreement, other than those Interested Party Transactions and Side Letter Agreements that expire on their own terms prior to the Effective Time.
8.18
Valuation Analysis
. Prior to the effectiveness of the Registration Statement, the Company shall deliver to LOKB a valuation analysis from DLA Piper LLP (US) (the “
Valuation Analysis
”) that, reasonably and in good faith, allocates the value of the Company Shares as between the Navitas Ireland Shares and the Navitas Delaware Shares and a reliance letter entitling LOKB to rely on such Valuation Analysis. The allocations set forth in the Valuation Analysis shall be expressed as a percentage, with the percentage allocation attributable to the Navitas Ireland Shares being referred to herein as the “
Navitas Ireland Percentage
” and the percentage allocation attributable to the Navitas Delaware Shares being referred to herein as the “
Navitas Delaware Percentage
;”
provided
that if the Valuation Analysis is not reasonably acceptable to LOKB, LOKB may elect to have an independent valuation firm (the “
Valuation Firm
”) review and evaluate the Valuation Analysis by delivering written notice of such election to the Company. If the Valuation Firm determines that the allocation set forth in the Valuation Analysis is not a reasonable allocation of value, the parties and the Valuation Firm shall use reasonable best efforts to determine the appropriate allocation and the resulting Navitas Ireland Percentage and Navitas Delaware Percentage;
provided
,
however
, that if the parties are unable to agree on the appropriate allocation of value by three (3) Business Days prior to the Closing, then the Navitas Ireland Percentage and the Navitas Delaware Percentage shall each be equal to fifty percent (50%). In the event the Valuation Analysis is not timely delivered, LOKB may elect to have the Valuation Firm deliver a valuation analysis setting forth the Navitas Ireland Percentage and the Navitas Delaware Percentage, which valuation analysis shall be final and binding unless otherwise agreed by the parties.
8.19
Company Warrants
. The Company shall use its reasonable best efforts to (a) amend each outstanding Company Warrant to the extent necessary to cause such Company Warrant to be (i) released and extinguished in exchange for a LOKB Assumed Warrant pursuant to
Section
 4.01(d)
or (ii) deemed to be exercised (including (A) if applicable, net exercised and following any acceleration thereof (which acceleration may be agreed to by the Company in its sole discretion) and (B) with the Navitas Ireland Shares deemed issued upon such exercise deemed to be tendered into the Tender Offer) no later than immediately prior to the Offer Expiration Time (each of clause (i) or (ii), to the extent applicable and, with respect to the form of such amendment, consented to in writing in advance by LOKB, such consent not to be unreasonably withheld, conditioned, delayed or denied, a “
Permitted Warrant Amendment
”), or (b) cause (i) the exercise (including the net exercise) of such Company Warrant and the tendering into the Tender Offer of the Navitas Ireland Shares issued upon such exercise, in each case no later than immediately prior to the Offer Expiration Time or (ii) the termination of such Company Warrant prior to the Offer Expiration Time.
8.20
Private Placements
. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably conditioned, withheld, delayed or denied), LOKB shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than (x) as a result of any assignment or transfer permitted thereby or (y) in a manner that is not materially adverse to the Company. Subject to the immediately preceding sentence, LOKB shall use its reasonable best efforts to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, and the Company shall reasonably cooperate with LOKB in such efforts;
provided
, that the Company shall be entitled to exercise any of its rights under any Subscription Agreement in its sole discretion. Additionally, LOKB shall use its reasonable best efforts to (a) comply with its obligations under each Subscription Agreement; (b) confer with the Company regarding timing of the expected closing of the Private Placements; and (c) deliver all notices it is required to deliver under the Subscription Agreements within any time periods specified by the Subscription Agreements. Without limiting the generality of the foregoing, LOKB shall give the Company prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to LOKB; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if LOKB does not expect to receive all or any portion of the purchase price under any Subscription Agreement on the terms, in the manner or from the Private Placement Investors (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby) as contemplated by such Subscription Agreement.

ARTICLE IX
CONDITIONS TO THE MERGER
9.01
Conditions to the Obligations of Each Party
. The obligations of the Company, LOKB and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:
(a)
Written Consent
. The Written Consent, constituting the Requisite Company Shareholder Approval, shall have been delivered to LOKB.
(b)
LOKB Stockholders
’
Approval
. The LOKB Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of LOKB in accordance with the Proxy Statement, the DGCL, the LOKB Organizational Documents and the rules and regulations of the New York Stock Exchange (or such other exchange on which the shares of LOKB Class A Common Stock are then listed).
(c)
Offer Conditions
. The Offer Conditions shall have been satisfied or waived.
(d)
No Order
. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Tender Offer and Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Tender Offer or the Merger.
(e)
Antitrust Waiting Periods
. All required filings under the HSR Act and any other applicable Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions (including the Tender Offer and the Merger) under the HSR Act and any other applicable Antitrust Laws shall have expired or been terminated.
(f)
Registration Statement
. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.
(g)
Stock Exchange Listing
. The shares of LOKB Class A Common Stock to be issued pursuant to this Agreement (including the Earnout Shares) and, for the avoidance of doubt, in connection with the consummation of the Tender Offer, shall have been approved for listing on NYSE, or another national securities exchange, as of the Closing Date, subject only to official notice of issuance thereof.
9.02
Conditions to the Obligations of LOKB and Merger Sub
. The obligations of LOKB and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:
(a)
Representations and Warranties
. The representations and warranties of the Company contained in (i)
 Section
 5.01
(
Organization and Qualification; Subsidiaries
),
Section
 5.03
(
Capitalization
) (other than
clauses
 (a)
,
(b)
and
(g)
 thereof, which are subject to
clause
 (iii)
below),
Section
 5.04
(
Authority Relative to this Agreement
) and
Section
 5.23
(
Brokers
) shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii)
 Section
 5.08(c)
and
Section
 5.14(v)
shall each be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date, (iii)
 Section
 5.03(a)
,
Section
 5.03(b)
and
Section
 5.03(g)
shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with
Section
 7.01
and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis
additional cost,

expense or liability to the Company, LOKB, Merger Sub or their affiliates and (iv) the other provisions of
Article
 V
shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)
Agreements and Covenants
. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.
(c)
Officer Certificate
. The Company shall have delivered to LOKB a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in
Section
 9.02(a)
,
Section
 9.02(b)
and
Section
 9.02(d)
.
(d)
Material Adverse Effect
. No Company Material Adverse Effect shall (i) have occurred following the date of this Agreement and (ii) be continuing and uncured.
(e)
Resignation
. Other than those persons identified as continuing directors on
Exhibit H
attached hereto, all members of the Company Board or any board of directors or board of managers, as applicable, of any Company Subsidiary shall have executed written resignations effective as of the Effective Time.
(f)
Tax Certificates
. At least two (2) days prior to the Closing, the Company shall deliver to LOKB in a form reasonably acceptable to LOKB, a properly executed certification that the Equity Interests of the Company are not “United States real property interests” in accordance with Treasury Regulation
Section 1.1445-2(c)(3),
together with a notice to the IRS (which shall be filed by LOKB with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.
(g)
LOKB Net Tangible Assets
. LOKB shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the LOKB Organizational Documents.
(h)
Private Placements
. The sale and issuance by LOKB of LOKB Class A Common Stock in connection with the Private Placements shall have been consummated prior to or in connection with the Effective Time in accordance with the Subscription Agreements.
(i)
New Employment Agreements
. The New Employment Agreements referenced in
Section
 5.11(e)
shall be in full force and effect and shall not have been modified, amended or terminated without LOKB’s prior written consent.
(j)
Company Warrants
. Each Company Warrant shall have been (i) terminated, (ii) exercised (including net exercised) in accordance with its terms and with the Navitas Ireland Shares issued upon such exercise having been tendered into the Tender Offer prior to the Offer Expiration Time or (iii) amended pursuant to an applicable Permitted Warrant Amendment prior to the Offer Expiration Time, which Permitted Warrant Amendment shall be in full force and effect, and each such Company Warrant shall not have been further modified, amended, supplemented or terminated without LOKB’s prior written consent;
provided
,
however
, that, subject to the Company’s compliance with its obligations under
Section
 8.19
, the condition set forth in this
Section
 9.02(j)
shall not apply to any Company Warrant that is unvested (and not reasonably expected by the Company to become vested in accordance with its terms) and represents a de minimis
amount of the outstanding equity interests of the Company as of immediately prior to the Closing.

9.03
Conditions to the Obligations of the Company
. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:
(a)
Representations and Warranties
. The representations and warranties of LOKB and Merger Sub contained in (i)
 Section
 6.01
(
Corporate Organization
),
Section
 6.03
(
Capitalization
) (other than
clauses
 (a)
,
(b)
and
(e)
 thereof, which is subject to
clause (iii)
 below),
Section
 6.04
(
Authority Relative to this Agreement
) and
Section
 6.13
(
Brokers
) shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii)
 Section
 6.09(c)
shall be true and correct in all respects as of the date hereof and the Effective Time, (iii)
 Section
 6.03(a)
,
Section
 6.03(b)
and
Section
 6.03(e)
shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with
Section
 7.02
and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis
additional cost, expense or liability to the Company, LOKB, Merger Sub or their affiliates and (iv) the other provisions of
Article
 VI
shall be true and correct in all respects (without giving effect to any “materiality,” “LOKB Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a LOKB Material Adverse Effect.
(b)
Agreements and Covenants
. LOKB and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.
(c)
Officer Certificate
. LOKB shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of LOKB, certifying as to the satisfaction of the conditions specified in
Section
 9.03(a)
,
Section
 9.03(b)
and
Section
 9.03(d)
.
(d)
Material Adverse Effect
. No LOKB Material Adverse Effect shall (i) have occurred following the date of this Agreement and (ii) be continuing and uncured.
(e)
Trust Fund
. LOKB shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to LOKB immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to LOKB in respect of all or a portion of the payment obligations set forth in
Section
 8.13
and the payment of LOKB’s fees and expenses incurred in connection with this Agreement and the Transactions.
(f)
LOKB Cash
. The amount of LOKB Cash,
minus
the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the LOKB Organizational Documents, if any, shall equal or exceed the LOKB Minimum Cash.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
10.01
Termination
. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders or stockholders, as applicable, of the Company or LOKB, as follows:
(a) by mutual written consent of LOKB and the Company; or
(b) by either LOKB or the Company if the Effective Time shall not have occurred prior to the date that is one hundred eighty (180) days after the date hereof (the “
Outside Date
”);
provided
,
however
, that this Agreement may not be terminated under this
Section
 10.01(b)
by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in
Article
 IX
on or prior to the Outside Date;
provided
,
further
, that in the event that (i) any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act or any other Antitrust Laws, the Outside Date shall automatically be extended by the length of any such extension or (ii) the Company shall have failed to deliver the PCAOB Audited Financial Statements to LOKB within thirty (30) days of the execution of this Agreement (the “
Financial Statement Delivery Date
”), the Outside Date shall automatically be extended by one (1) Business Day for each Business Day elapsing from the Financial Statement Delivery Date until the date the PCAOB Audited Financial Statements shall have been delivered by the Company to LOKB, up to a total of thirty (30) additional Business Days; or
(c) by either LOKB or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Tender Offer and the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Tender Offer or the Merger;
(d) by either LOKB or the Company if any of the LOKB Proposals shall fail to receive the requisite vote for approval at the LOKB Stockholders’ Meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the provisions of this Agreement);
(e) by LOKB upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in
Sections
9.02(a)
and
9.02(b)
would not be satisfied (“
Terminating Company Breach
”);
provided
, that LOKB has not waived such Terminating Company Breach and LOKB and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement;
provided
,
further
, that, if such Terminating Company Breach is curable by the Company, LOKB may not terminate this Agreement under this
Section
 10.01(e)
for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by LOKB to the Company;
(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of LOKB and Merger Sub set forth in this Agreement, or if any representation or warranty of LOKB and Merger Sub shall have become untrue, in either case such that the conditions set forth in
Sections
9.03(a)
and
9.03(b)
would not be satisfied (“
Terminating LOKB Breach
”);
provided
, that the Company has not waived such Terminating LOKB Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement;
provided
,
further
, that, if such Terminating LOKB Breach is curable by LOKB and Merger Sub, the Company may not terminate this Agreement under this
Section
 10.01(f)
for so long as LOKB and Merger Sub continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to LOKB; or

(g) by LOKB if the Company shall have failed to deliver the PCAOB Audited Financial Statements to LOKB within seventy-five (75) days after the execution of this Agreement.
10.02
Effect of Termination
. In the event of the termination of this Agreement pursuant to
Section
 10.01
, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in
Article
 XI
and any corresponding definitions set forth in
Article
 I
, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.
10.03
Expenses
. Except as set forth in this
Section
 10.03
or elsewhere in this Agreement (including in
Section
 4.04
), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated;
provided
that LOKB and the Company shall each pay
one-half
of the filing fee for the Notification and Report Forms filed under the HSR Act and any other applicable filing fees under any other applicable Antitrust Laws.
10.04
Amendment
. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
10.05
Waiver
. At any time prior to the Effective Time, (a) LOKB may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of LOKB or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of LOKB or Merger Sub contained herein or in any document delivered by LOKB and/or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of LOKB or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE XI
GENERAL PROVISIONS
11.01
Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section
 11.01
):
if to LOKB or Merger Sub:
Live Oak Acquisition Corp. II
40 S Main Street, Suite 2550
Memphis, Tennessee 38103
Attention: Rick Hendrix
Email: rhendrix@liveoakmp.com
with a copy to:
Vinson & Elkins L.L.P.
1001 Fannin St.
Suite 2500
Houston, TX 77002
Attention: Sarah Morgan; John Kupiec
Email: smorgan@velaw.com; jkupiec@velaw.com

if to the Company:
Navitas Semiconductor Limited
22 Fitzwilliam Square South, Saint Peter’s
Dublin, D02 FH68, Republic of Ireland
Attention: Gene Sheridan
Email: gene.sheridan@navitassemi.com
with a copy to:
DLA Piper LLP
555 Mission Street, Suite 2400
San Francisco, CA 94105
Attn: Jonathan Axelrad; Jeffrey C. Selman and John F. Maselli
E-mail:
Jonathan.Axelrad@us.dlapiper.com; Jeffrey.Selman@us.dlapiper.com and John.Maselli@us.dlapiper.com
11.02
Nonsurvival of Representations, Warranties and Covenants
. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this
Article
 XI
and any corresponding definitions set forth in
Article
 I
.
11.03
Severability
. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid or illegal or is otherwise incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
11.04
Entire Agreement; Assignment
. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in
Section
 8.05(b)
, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.
11.05
Parties in Interest
. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section
 8.07
and
Section
 4.03
(each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
11.06
Governing Law
.
(a) This Agreement and all Actions based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware;
 provided
,
 however
, that the Tender Offer and matters related thereto shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of Navitas Ireland shall, be governed by, and construed in accordance with, the Laws of Ireland.
(b) Subject to the provisions of
Section
 2.01(e)
, all legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court;
provided
, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than with respect to any appellate court thereof and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c) Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(d) Navitas Ireland hereby irrevocably appoints Navitas Delaware (the “
Process Agent
”), and Navitas Delaware hereby accepts such appointment, to receive, for Navitas Ireland and on its behalf, service of process in any proceedings arising out of or relating to this Agreement, the Tender Offer, the Merger or any other Transactions and (ii) consents to receive notice of service of process through service on the Process Agent. If for any reason the Process Agent is prohibited by Law to act as such, Navitas Ireland shall, within thirty (30) days, appoint a substitute Process Agent located in the State of Delaware and give notice of such appointment to LOKB.
11.07
Waiver of Jury Trial
. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this
Section
 11.07
.
11.08
Headings
. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
11.09
Counterparts
. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.10
Specific Performance
.
(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Tender Offer and the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware (or if that court does not have jurisdiction, any other court of competent jurisdiction) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. Without limiting the generality of the foregoing, or the other provisions of this Agreement, LOKB acknowledges and agrees that the Company may, without breach of this Agreement, with respect to any Transaction Document to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Document seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Document for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Document.
(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.
11.11
No Recourse
. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance
of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “
Contracting Parties
”) except as set forth in this
Section
 11.11
. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “
Nonparty Affiliates
”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this
Section
 11.11
. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special,

statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. Notwithstanding the foregoing, nothing in this
Section
 11.11
shall limit, amend or waive any rights or obligations of any party to any Transaction Document against any other party thereto.
[
Signature Page Follows
.]

IN WITNESS WHEREOF
, LOKB, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIVE OAK ACQUISITION CORP. II

By:	/s/ Gary Wunderlich
Name:	Gary Wunderlich
Title:	President

LIVE OAK MERGER SUB INC.

By:	/s/ Gary Wunderlich
Name:	Gary Wunderlich
Title:	President

NAVITAS SEMICONDUCTOR LIMITED, including as domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC

By:	/s/ Gene Sheridan
Name:	Gene Sheridan
Title:	CEO
Signature Page to Business Combination Agreement and Plan of Reorganization

EXHIBIT A
SHAREHOLDER SUPPORT AGREEMENT
[Intentionally Omitted.]

EXHIBIT B
FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
[
Attached
.]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “
Agreement
”), dated as of [●], 2021, is made and entered into by and among Navitas Semiconductor Corporation, a Delaware corporation, f/k/a Live Oak Acquisition Corp. II (the “
Company
”), Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (the “
Sponsor
”), and each of the undersigned parties listed under Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 5.2
of this Agreement, a “
Holder
” and collectively the “
Holders
”).
RECITALS
WHEREAS
, on December 2, 2020, the Company, the Sponsor and certain other security holders named therein entered into that certain Registration Rights Agreement (the “
Existing Registration Rights
Agreement
”), pursuant to which the Company granted the Sponsor and such other holders named therein certain registration rights with respect to certain securities of the Company;
WHEREAS
, on May 6, 2021, the Company, Live Oak Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“
Merger Sub
”), and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland (“
Navitas Ireland
”) and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“
Navitas Delaware
” and together with Navitas Ireland, “
Navitas
”), entered into that certain Business Combination Agreement and Plan of Reorganization (the “
BCA
”), pursuant to which (a) the Company agreed to commence a tender offer for the entire issued share capital of Navitas Ireland other than the Navitas Ireland Restricted Shares (as defined in the BCA) (the “
Tender Offer
”) and (b) Merger Sub will merge with and into Navitas Delaware (the “
Merger
”), with Navitas Delaware surviving the Merger as a wholly owned subsidiary of the Company, and as a result of the Tender Offer and the Merger, Navitas will be a wholly owned direct subsidiary of the Company (the “
Business Combination
”);
WHEREAS
, after the closing of the Business Combination, the Holders will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “
Common Stock
”), and the Sponsor will own warrants to purchase 4,666,667 shares of Common Stock (the “
Private Placement Warrants
”); and
WHEREAS
, the Company and the Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE
, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1
Definitions
. The terms defined in this
Article
 I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.
“
Affiliate
” of a specified Holder means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Holder.
“
Agreement
” shall have the meaning given in the Preamble.
“
BCA
” shall have the meaning given in the Recitals.
“
Board
” shall mean the Board of Directors of the Company.
“
Brokerage Trades
” shall have the meaning given in
subsection 3.1.16
of this Agreement.
“
Business Combination
” shall have the meaning given in the Recitals hereto.
“
Commission
” shall mean the Securities and Exchange Commission.
“
Common Stock
” shall have the meaning given in the Recitals hereto.
“
Company
” shall have the meaning given in the Preamble.
“
Demanding Holder
” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least $50 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.
“
Earnout Shares
” shall have the meaning given in the BCA.
“
Effectiveness Period
” shall have the meaning given in
subsection 3.1.1
of this Agreement.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“
Family Member
” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.
“
Financial Counterparties
” shall have the meaning given in
subsection 3.1.16
of this Agreement.
“
Existing Registration Rights Agreement
” shall have the meaning given in the Recitals hereto.
“
Holders
” shall have the meaning given in the Preamble.
“
Maximum Number of Securities
” shall have the meaning given in
subsection
 2.1.4
of this Agreement.
“
Merger Sub
” shall have the meaning given in the Recitals hereto.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“
Navitas
” shall have the meaning given in the Recitals hereto.
“
Navitas Delaware
” shall have the meaning given in the Recitals hereto.
“
Navitas Ireland
” shall have the meaning given in the Recitals hereto.
“
Permitted Transferee
” means with respect to any Holder, (a) any Family Member of such Holder, (b) any Affiliate of such Holder or to any investment fund or other entity controlled or managed by such Holder, (c) any Affiliate of any Family Member of such Holder, and (d) if the undersigned is a corporation, partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders.
“
Piggyback Holder
” shall have the meaning given in
subsection
 2.2.1
of this Agreement.
“
Piggyback Registration
” shall have the meaning given in
subsection
 2.1.3
of this Agreement.
“
Private Placement Warrants
” shall have the meaning given in the Recitals hereto.
“
Pro Rata
” shall have the meaning given in
subsection
 2.1.4
of this Agreement.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Registrable Security
” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (c) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder, (d) any shares of the Company issued or to be issued to any Holders in connection with the Business Combination, including (i) any Earnout Shares that may become issuable pursuant to the terms and conditions of the BCA, and (ii) as a result of the conversion of shares of Navitas or upon exercise of options or warrants to purchase shares of Navitas that are held by the Holder as of the date of this Agreement, and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when following the date of this Agreement: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“
Registration Expenses
” shall mean the
out-of-pocket
expenses of a Registration, including, without limitation, the following:
(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(c) printing, messenger, telephone and delivery expenses;
(d) reasonable fees and disbursements of counsel for the Company;
(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;
(f) the fees and expenses incurred in connection with the listing of any Registrable Securities on each securities exchange on which the Common Stock is then listed;
(g) the fees and expenses incurred by the Company in connection with any road show for any Underwritten Offerings; and
(h) reasonable fees and expenses of one (1) legal counsel jointly selected by the Demanding Holders initiating an Underwritten Demand, the Requesting Holders participating in an Underwritten Offering and the Holders participating in a Piggyback Registration, as applicable.
“
Registration Statement
” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Requesting Holder
” shall have the meaning given in
subsection
 2.1.3
of this Agreement.
“
Rule 144
” shall mean Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).
“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Shelf Registration
” shall have the meaning given in
subsection 2.1.1
of this Agreement.
“
Sponsor
” shall have the meaning given in the Preamble.
“
Tender Offer
” shall have the meaning given in the Recitals hereto.
“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“
Underwritten Demand
” shall have the meaning given in
subsection 2.1.3
of this Agreement.
“
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II.
REGISTRATIONS
2.1
Demand Registration
.
2.1.1
Shelf Registration
. The Company agrees that, within thirty (30) calendar days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale or other disposition of the Registrable Securities (a “
Shelf Registration
”), which Shelf Registration may include shares of Common Stock that may be issuable upon exercise of outstanding warrants, or shares that may have been purchased in any private placement that was consummated at the same time as the closing of the Business Combination.
2.1.2
Effective Registration
. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the filing thereof. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. Each Holder shall provide the Company, prior to the effectiveness of such Registration Statement, a description of its intended disposition of the Registrable Securities included on such Registration Statement.
2.1.3
Underwritten Offering
. Subject to the provisions of
subsection
 2.1.4
and
Section
 2.3
hereof, any Demanding Holder may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with
Section
 2.1.1
hereof (an “
Underwritten Demand
”). The Company shall, within fifteen (15) days of the Company’s receipt of the Underwritten Demand, notify, in writing, each other Holder that holds Registrable Securities having an aggregate value of at least $1 million of such demand, as well as any other holder of “piggyback” registration rights (a “
Piggyback Holder
”), and each Holder and Piggyback Holder who thereafter requests to include shares of Common Stock in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder or Piggyback Holder, a “
Requesting Holder
”) shall so notify the Company, in writing, within two (2) days (one (1) day if such offering is an overnight or bought Underwritten Offering) after the receipt by such Holder or Piggyback Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their shares of Common Stock included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to registration pursuant to this subsection 2.1.3
, shall be conditioned upon such Holder’s or Requesting Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities or such other Requesting Holders’ inclusion of Common Stock in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection
 2.1.3
shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating such Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.3
and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3
within ninety (90) days after the closing of an Underwritten Offering.
2.1.4
Reduction of Underwritten Offering
. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders (if any) and other persons or entities holding Common Stock or other equity securities of the Company that the Holders have requested to include in such Underwritten Offering, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of the Company who desire to sell (if any) in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum Number of Securities
”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder has requested be included in such Underwritten Offering, regardless of the number of shares held by each such person, and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “
Pro Rata
”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause
 (a)
, shares of Common Stock or other equity securities of the Company that the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses
 (a)
,
(b)
and
(c)
, shares of Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.
2.2
Piggyback Registration
.
2.2.1
Piggyback Rights
. Subject to the provisions of
subsection 2.2.2
and
Section
 2.3
hereof, if, at any time on or after the date the Company consummates a Business Combination, the Company proposes to consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, then the Company shall give written notice of such proposed action to all of the Holders as soon as practicable, which notice shall (a) describe the amount and type of securities to be included, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, and (b) offer to each Holder that holds Registrable Securities having an aggregate value of at least $1 million the opportunity to include such number of Registrable Securities as such Holders may request in writing within two (2) days (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration a “
Piggyback Registration
”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection
 2.2.1
to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection
 2.2.1
shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2
Reduction of Piggyback Registration
. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities of the Company that the Company desires to sell, taken together with (a) the shares of Common Stock or other equity securities of the Company, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to
Section
 2.2
hereof, and (c) the shares of Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a) If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (1) first, the shares of Common Stock or other equity securities of the

Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause
 (1)
, the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection
 2.2.1
hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (3) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses
 (1)
and
(2)
, the shares of Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or
(b) If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (1) first, the shares of Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause
 (1)
, the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection
 2.2.1
, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (3) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (1)
 and (2), the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (4) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses
 (1)
,
(2)
and
(3)
, the shares of Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.2.3
Piggyback Registration Withdrawal
. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the commencement of the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to any such Holder’s withdrawal under this subsection
 2.2.3
.
2.2.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to
Section
 2.2
hereof shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under
Section
 2.1
hereof.
2.3
Restrictions on Registration Rights
. If the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any
12-month
period.
ARTICLE III.
COMPANY PROCEDURES
3.1
General Procedures
. The Company shall use its reasonable best efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible and to the extent applicable:
3.1.1 prepare and file with the Commission after the consummation of the Business Combination a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective in accordance with
Section
 2.1
, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “
Effectiveness Period
”);
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and as set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;
3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;
3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;
3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;
3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in
Section
 3.4
hereof;
3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and provided further, the Company may not (except to the extent required by applicable law) include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which reasonable comments the Company shall consider in good faith;
3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating Holders;
3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;

3.1.16 until the date the Registrable Securities may be sold under Rule 144, in order to permit the Holders to conduct sales (including continuous offerings based on market prices and block trades) of the Registrable Securities (“
Brokerage Trades
”) through two or more investment banks or other broker-dealers (“
Financial Counterparties
”): (a) enter into an equity distribution agreement or sales agreement with the Financial Counterparties, in usual and customary form, which shall include, among other provisions, indemnities similar to those in
Section
 4.1.1
hereof, and representations, covenants and other indemnities and rights and obligations as are customary in equity distribution agreements for issuer “at the market” offering programs (including an obligation of the Company to reimburse the Financial Counterparties for the reasonable expense of one counsel to the Financial Counterparties), (b) notify the Holders of the identities of the Financial Counterparties, (c) to the extent requested by a Financial Counterparty in order to engage in Brokerage Trades, the Company shall allow the Financial Counterparties to conduct customary “underwriter’s due diligence” with respect to the Company, which may be on a periodic “bring down” basis when the Company files periodic or current reports or there is material news about the Company, including (1) by using commercially reasonable efforts to cause its independent certified public accountants to provide to the Financial Counterparties a “cold comfort” letter in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Financial Counterparties, (2) by using commercially reasonable efforts to cause outside counsel to the Company to deliver an opinion in form, scope and substance as is customarily given in an underwritten public offering, including a standard
“10b-5”
letter for such offering, addressed to the Financial Counterparties, and (3) by providing a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the Company addressed to the Financial Counterparties and (d) shall take such other reasonable action as requested by the Financial Counterparties in order to expedite or facilitate the Brokerage Trades;
3.1.17 if Registrable Securities are eligible to be sold pursuant to an effective Registration Statement or without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144, then at the request of a Holder, including in connection with any transfer by a Holder to the account of a DTC participant without prior sale, the Company shall cause the Company’s transfer agent to remove any remaining restrictive legend set forth on such Registrable Securities. In connection therewith, if required by the Company’s transfer agent, the Company shall promptly cause an opinion of counsel to be delivered to and maintained with the Company’s transfer agent, together with any other authorizations, certificates and directions required by the Company’s transfer agent that authorize and direct the Company’s transfer agent to issue such Registrable Securities without any such legend; and
3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3
Requirements for Participation in Underwritten Offerings
. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up
agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4
Suspension of Sales; Adverse Disclosure
. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any
12-month
period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this
Section
 3.4
.
3.5
Reporting Obligations
. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act.
ARTICLE IV.
INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification
.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, and any brokers, sales agents or placement agents executing sales or distributions of Registrable Securities, and their officers and directors and each person who controls such Underwriters, brokers, sales agents or placement agents (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act), each other Holder (and each other Holder’s directors, officers and agents and each person or entity who controls such other Holder within the meaning of the Securities Act), and the Underwriters, and any brokers, sales agents or placement agents executing sales or distributions of Registrable Securities, and their officers and directors and each person or entity who controls such Underwriters, brokers, sales agents or placement agents (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. For the avoidance of doubt, the obligation to indemnify under this
Section
 4.1.2
shall be several, not joint and several, among the Holders of Registrable Securities, and the total indemnification liability of a Holder under this
Section
 4.1.2
shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person of such indemnified party and shall survive the transfer of securities.
4.1.5 If the indemnification provided under
Section
 4.1
hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5
shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections
 4.1.1
,
4.1.2
and
4.1.3
above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection
 4.1.5
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection
 4.1.5
. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection
 4.1.5
from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V.
MISCELLANEOUS
5.1
Notices
. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, facsimile or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Navitas Semiconductor Limited, 22 Fitzwilliam Square South, Saint Peter’s, Dublin, D02 FH68, Republic of Ireland, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this
Section
 5.1
.
5.2
Assignment; No Third Party Beneficiaries
.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and
Section
 5.2
hereof.
5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in
Section
 5.1
hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this
Section
 5.2
shall be null and void.
5.3
Counterparts
. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.5
Amendments and Modifications
. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.6
Other Registration Rights
. The Company represents and warrants that no person, other than (a) a Holder, (b) the parties to those certain Subscription Agreements, dated as of May 6, 2021, by and between the Company and certain investors, and (c) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of December 2, 2020, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. For the avoidance of doubt, this Agreement amends and restates and supersedes the Existing Registration Rights Agreement in its entirety.
5.7
Term
. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement and (b) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of
Article
 IV
shall survive any termination.
[Signature Page Follows]

IN WITNESS WHEREOF
, the undersigned have caused this Agreement to be executed as of the date first written above.

NAVITAS SEMICONDUCTOR CORPORATION

By:
Name:
Title:

HOLDERS:

Live Oak Sponsor Partners II, LLC

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

EXHIBIT C
SPONSOR LETTER AMENDMENT
[Intentionally Omitted.]

EXHIBIT D
FORM OF AMENDED AND RESTATED ORGANIZATIONAL DOCUMENTS OF NAVITAS IRELAND
[Intentionally Omitted.]

EXHIBIT E
FORM OF AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF NAVITAS DELAWARE
[Intentionally Omitted.]

EXHIBIT F
FORM OF SECOND AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION OF LOKB
[Intentionally Omitted.]

EXHIBIT G
FORM OF AMENDED AND RESTATED BYLAWS OF LOKB
[Intentionally Omitted.]

EXHIBIT H
OFFICERS OF NAVITAS DELAWARE AND DIRECTORS AND OFFICERS OF LOKB FOLLOWING THE MERGER
[Intentionally Omitted.]

EXHIBIT I
FORM OF WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF COMPANY SHAREHOLDERS
[Intentionally Omitted.]

EXHIBIT J
FORM OF LTIP
[Intentionally Omitted
.
]

ANNEX B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NAVITAS SEMICONDUCTOR CORPORATION
[●], 2021
Navitas Semiconductor Corporation, a corporation organized and existing under the laws of the State of Delaware (the “
Corporation
”), DOES HEREBY CERTIFY AS FOLLOWS:
1.    The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 12, 2020 (the “
Original Certificate
”). The Original Certificate was amended and restated in its entirety by that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 2, 2020 (the “
First Amended and Restated Certificate
”).
2.    This Second Amended and Restated Certificate of Incorporation (the “
Second Amended and Restated Certificate
”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “
DGCL
”), and has been adopted by the requisite vote of the stockholders of the Corporation.
3.    This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.
4.    The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is Navitas Semiconductor Corporation (the “
Corporation
”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is [●], and the name of the Corporation’s registered agent at such address is [●].

ARTICLE IV
CAPITALIZATION
Section 4.1
Authorized Capital Stock
. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, consisting of (a) [●] shares of common stock (the “
Common Stock
”), including (i) [●] shares of Class A Common Stock (the “
Class
 A Common Stock
”), and (ii) [●] shares of Class B Common Stock (the “
Class
 B Common Stock
”), and (b) [●] shares of preferred stock (the “
Preferred Stock
”).
Section 4.2
Preferred Stock
. The Board of Directors of the Corporation (the “
Board
”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “
Preferred Stock Designation
”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3
Common Stock
.
(a)
Business Combination Agreement
. Reference is made to that certain Business Combination Agreement and Plan of Reorganization, dated as of May 6, 2021 ([as amended,] the “
Business Combination Agreement
”), among Live Oak Acquisition Corp. II, a Delaware corporation (“
LOKB
”), [Live Oak Merger Sub Inc.], a Delaware corporation and a wholly-owned direct subsidiary of LOKB, and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company. Upon the closing of the transactions contemplated by the Business Combination Agreement (such time of such closing, the “
Effective Time
”), each former share of Class B Common Stock of the Corporation outstanding prior to the Effective Time automatically will convert into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof, in accordance with Section 4.3(c)(i).
(b)
Voting
.
(i)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.
(iii)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(c)
Class B Common Stock
.
(i)    Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one
basis (the “
Initial Conversion Ratio
”) automatically upon the closing of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “
Business Combination
”).
(ii)    Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “
Offering
”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

•
the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination and any private placement or working capital securities issued to affiliates of the Corporation) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

•	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.
As used herein, the term “
Equity-linked Securities
” means any securities of the Corporation which are convertible into or exchangeable or exercisable for Common Stock.
Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(c)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.
In connection with the Business Combination Agreement, the holders of a majority of the shares of Class B Common Stock agreed to irrevocably waive the foregoing adjustment to the Initial Conversion Ratio in connection with the conversion of shares of Class B Common Stock at the Effective Time.
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.
Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(c). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(c) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.
(iii)
Voting
. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.
(d)
Dividends
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(e)
Liquidation, Dissolution or Winding Up of the Corporation
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.
Section 4.4
Rights and Options
. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS
Section 5.1
Board Powers
. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“
Bylaws
”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation or the Board; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation or the Board shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 5.2
Number, Election and Term
.
(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a [plurality] of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.
(c)    Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.
Section 5.3
Newly Created Directorships and Vacancies
. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director

(and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4
Removal
. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.
Section 5.5
Preferred Stock — Directors
. Notwithstanding any other provision of this
Article
 V
, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this
Article
 V
unless expressly provided by such terms.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation or the Board shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1
Special Meetings
. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.
Section 7.2
Advance Notice
. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.3
Action by Written Consent
. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1
Limitation of Director Liability
. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2
Indemnification and Advancement of Expenses
.
(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “
proceeding
”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “
indemnitee
”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)    Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
CORPORATE OPPORTUNITY
To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and the director or officer is permitted to refer that opportunity to the Corporation without violating any other legal obligation.
ARTICLE X
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in
Article
 VIII
, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this
Article
 X
.
ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT
Section 11.1
Forum
. Subject to the last sentence in this Section 11.1 and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second

Amended and Restated Certificate or the Bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (i) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (iii) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (A) the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction and (B) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 11.2
Consent to Jurisdiction
. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “
Foreign Action
”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “
FSC Enforcement Action
”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 11.3
Demand Notice
. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this
Article
 XI
.
ARTICLE XII
SEVERABILITY; NOTICE
Section 12.1
Severability
. If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any sentence of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Navitas Semiconductor Corporation

By:
Name:	[●]
Title:	[●]
[Signature Page to Second Amended and Restated Certificate of Incorporation]

ANNEX C
NAVITAS SEMICONDUCTOR CORPORATION
2021 EQUITY INCENTIVE PLAN

Page
1. Establishment, Purpose and term of Plan		C-5

1.1	Establishment	C-5
1.2	Purpose	C-5
1.3	Term of Plan	C-5

2. Definitions and Construction		C-5

2.1	Definitions	C-5
2.2	Construction	C-11

3. Administration		C-11

3.1	Administration by the Committee	C-11
3.2	Authority of Officers	C-11
3.3	Administration with Respect to Insiders	C-11
3.4	Powers of the Committee	C-11
3.5	Option or SAR Repricing	C-12
3.6	Indemnification	C-12

4. Shares Subject to Plan		C-13

4.1	Maximum Number of Shares Issuable	C-13
4.2	Share Counting	C-13
4.3	Adjustments for Changes in Capital Structure	C-13
4.4	Assumption or Substitution of Awards	C-14

5. Eligibility, Participation and Award Limitations		C-14

5.1	Persons Eligible for Awards	C-14
5.2	Participation in the Plan	C-14
5.3	Incentive Stock Option Limitations	C-14
5.4	Nonemployee Director Award Limit	C-15

6. Stock Options		C-15

6.1	Exercise Price	C-15
6.2	Exercisability and Term of Options	C-15
6.3	Payment of Exercise Price	C-16
6.4	Effect of Termination of Service	C-17
6.5	Transferability of Options	C-16

7. Stock Appreciation Rights		C-17

7.1	Types of SARs Authorized	C-17
7.2	Exercise Price	C-18
7.3	Exercisability and Term of SARs	C-18
7.4	Exercise of SARs	C-18
7.5	Deemed Exercise of SARs	C-18
7.6	Effect of Termination of Service	C-19
7.7	Transferability of SARs	C-19

8. Restricted Stock Awards		C-19

8.1	Types of Restricted Stock Awards Authorized	C-19
8.2	Purchase Price	C-19
8.3	Purchase Period	C-19

(continued)

(continued)

[Live Oak Acquisition Corp. II], Inc.
2021 Equity Incentive Plan
1.
E
STABLISHMENT
, P
URPOSE
AND
TERM
OF
P
LAN
.
1.1
Establishment.
The [Live Oak Acquisition Corp. II], Inc. 2021 Equity Incentive Plan (the “
Plan
”) is hereby established effective as of [                ], 2021, the date of the closing of the transactions contemplated by that certain merger agreement entered into by and among Live Oak Acquisition Corp. II, a Delaware corporation, [Live Oak Merger Sub Inc.], a Delaware corporation, and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland that was domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company, following the Plan’s approval by the stockholders of the Company (the “
Effective Date
”).
1.2
Purpose.
The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.
1.3
Term of Plan.
The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the earlier of the date that the Plan was approved by the Board or the stockholders of the Company.
2.
D
EFINITIONS
AND
C
ONSTRUCTION
.
2.1
Definitions.
Whenever used herein, the following terms shall have their respective meanings set forth below:
(a) “
Affiliate
” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form
S-8
under the Securities Act.
(b) “
Award
” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.
(c) “
Award Agreement
” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.
(d) “
Board
” means the Board of Directors of the Company.
(e) “
Cash-Based Award
” means an Award denominated in cash and granted pursuant to Section 11.
(f) “
Cashless Exercise
” means a Cashless Exercise as defined in Section 6.3(b)(i).
(g) “
Cause
” means “cause” (or a term of like import) as defined under an Award Agreement or, in the absence of such Award Agreement that defines “cause” (or a term of like import), Cause means any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure,
non-competition,
non-solicitation
or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere
) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.
(h) “
Change in Control
” means “change in control” (or a term of like import) as defined under an Award Agreement or, in the absence of such Award Agreement that defines “change in control” (or a term of like import), Change in Control means the occurrence of any one or a combination of the following:
(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule
13d-3
under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “
Transaction
”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “
Transferee
”), as the case may be; or
(iii) a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.
(i) “
Code
” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.
(j) “
Committee
” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers and, in such instances, references herein to the Committee shall mean the Board. Unless the Board specifically determines otherwise, each member of the Committee shall, at the time it takes any action with respect to an Award under the Plan, be a
“non-employee
director” within the meaning of Rule
16b-3
and an “independent director” under the rules of any stock exchange on which the Stock is listed. However, the fact that a Committee member shall fail to qualify as
“non-employee
director” or an “independent director” shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.
(k) “
Company
” means [Live Oak Acquisition Corp. II], Inc., a Delaware corporation, and any successor corporation thereto.
(l) “
Consultant
” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form
S-8
under the Securities Act.
(m) “
Director
” means a member of the Board.
(n) “
Disability
” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.
(o) “
Dividend Equivalent Right
” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
(p) “
Employee
” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.
(q) “
Exchange Act
” means the Securities Exchange Act of 1934, as amended.

(r) “
Fair Market Value
” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in
The Wall Street Journal
or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
(ii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A or Section 422 of the Code to the extent applicable.
(s) “
Full Value Award
” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.
(t) “
Incentive Stock Option
” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
(u) “
Incumbent Director
” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).
(v) “
Insider
” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(w) “
Net Exercise
” means a Net Exercise as defined in Section 6.3(b)(iii).
(x) “
Nonemployee Director
” means a Director who is not an Employee.
(y) “
Nonemployee Director Award
” means any Award granted to a Nonemployee Director.
(z) “
Nonstatutory Stock Option
” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.
(aa) “
Officer
” means any person designated by the Board as an officer of the Company.
(bb) “
Option
” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
(cc) “
Other Stock-Based Award
” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(dd) “
Ownership Change Event
” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(ee) “
Parent Corporation
” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(ff) “
Participant
” means any eligible person who has been granted one or more Awards.
(gg) “
Participating Company
” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
(hh) “
Participating Company Group
” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.
(ii) “
Performance Award
” means an Award of Performance Shares or Performance Units.
(jj) “
Performance Award Formula
” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
(kk) “
Performance Goal
” means a performance goal established by the Committee pursuant to Section 10.3.
(ll) “
Performance Period
” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.
(mm) “
Performance Share
” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).
(nn) “
Performance Unit
” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).
(oo) “
Prior Plan
” means the Navitas Semiconductor Limited 2020 Equity Incentive Plan, as amended, supplemented or modified from time to time.
(pp) “
Restricted Stock Award
” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.
(qq) “
Restricted Stock Bonus
” means Stock granted to a Participant pursuant to Section 8.
(rr) “
Restricted Stock Purchase Right
” means a right to purchase Stock granted to a Participant pursuant to Section 8.
(ss) “
Restricted Stock Unit
” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.

(tt) “
Rule
16b-3
” means Rule
16b-3
under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(uu) “
SAR
” or “
Stock Appreciation Right
” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.
(vv) “
Section
 409A
” means Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.
(ww) “
Section
 409A Deferred Compensation
” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.
(xx) “
Securities Act
” means the Securities Act of 1933, as amended.
(yy) “
Service
” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.
(zz) “
Stock
” means the Class A common stock of the Company, as adjusted from time to time in accordance with Section 4.
(aaa) “
Stock Tender Exercise
” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).
(bbb) “
Subsidiary Corporation
” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(ccc) “
Ten Percent Owner
” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
(ddd) “
Trading Compliance Policy
” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.
(eee) “
Vesting Conditions
” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.
2.2
Construction.
Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.
A
DMINISTRATION
.
3.1
Administration by the Committee.
The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.
3.2
Authority of Officers.
Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election. To the extent permitted by applicable law, the Committee may, in its discretion, delegate to a committee comprised of one or more Officers the authority to grant one or more Awards, without further approval of the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider, and to exercise such other powers under the Plan as the Committee may determine; provided, however, that (a) the Committee shall fix the maximum number of shares subject to Awards that may be granted by such Officers, (b) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan, and (c) each such Award shall conform to such other limits and guidelines as may be established from time to time by the Committee.
3.3
Administration with Respect to Insiders.
With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule
16b-3.
3.4
Powers of the Committee
.
In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;
(b) to determine the type of Award granted;
(c) to determine the Fair Market Value of shares of Stock or other property;
(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(e) to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;
(f) to approve one or more forms of Award Agreement;
(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;
(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans
or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and
(j) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
3.5
Option or SAR Repricing.
Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“
Underwater Awards
”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.3 or Section 13.
3.6
Indemnification.
In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.
S
HARES
S
UBJECT
TO
P
LAN
.
4.1
Maximum Number of Shares Issuable.
Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to (a) [                ]
2
shares, plus (b) up to [●] shares of Stock subject to awards granted under the Prior Plan that are outstanding on the Closing Date and that subsequently are forfeited, expire or lapse unexercised or unsettled and shares of Stock issued pursuant to awards granted under the Prior Plan that are outstanding on the Closing Date and that are subsequently forfeited to or reacquired by the Company, plus (c) an annual increase, effective as of the first day of the Company’s fiscal year beginning in the year following the fiscal year in which the Company’s stockholders approved the Plan and the first day of each subsequent fiscal year through and including the first day of the Company’s fiscal year beginning on the tenth (10th) anniversary of the commencement of such annual increase, equal to the lesser of (i) four percent (4%) of the number of shares of Stock outstanding as of the conclusion of the Company’s immediately preceding fiscal year, or (ii) such amount, if any, as the Board may determine, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. Any Awards granted under the Prior Plan will continue to be governed by the terms of the Prior Plan, but any shares of Stock remaining available for issuance under the Prior Plan will not be issued.
4.2
Share Counting.
If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash or to the extent that shares are withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 16.2. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced only by the number of shares actually issued in such payment. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the Option is exercised.
4.3
Adjustments for Changes in Capital Structure.
Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up,
split-off,
spin-off,
combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the annual increase set forth in Section 4.1, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become

2	NTD: 10% of the outstanding capitalization of Live Oak Acquisition Corp. II, Inc. immediately following the closing of the merger with Navitas Semiconductor Ireland, LLC.

(whether or not pursuant to an Ownership Change Event) shares of another corporation (the “
New Shares
”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion and in accordance with Section 409A and Section 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.
4.4
Assumption or Substitution of Awards.
The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of equity awards under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code, without reducing the number of shares otherwise available for issuance under the Plan. In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Employees or Directors of the Participating Company Group prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.
5.
E
LIGIBILITY
, P
ARTICIPATION
AND
A
WARD
L
IMITATIONS
.
5.1
Persons Eligible for Awards.
Awards may be granted only to Employees, Consultants and Directors.
5.2
Participation in the Plan.
Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
5.3
Incentive Stock Option Limitations.
(a)
Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.
Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed [                ]
3
shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.
(b)
Persons Eligible.
An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “
ISO-Qualifying
Corporation
”). Any person who is not an Employee of an
ISO-Qualifying
Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

3	NTD: [ ]% of the outstanding capitalization of Live Oak Acquisition Corp. II, Inc. immediately following the closing of the combination with Navitas Semiconductor Ireland, LLC.

(c)
Fair Market Value Limitation.
To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.
5.4
Nonemployee Director Award Limit.
Annual compensation awarded to any Nonemployee Director during each calendar year, including both shares of Stock subject to Awards and any cash fees paid to such Nonemployee Director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Nonemployee Director, expense reimbursements or distributions from any deferred compensation program applicable to the Nonemployee Director), may not exceed $750,000 in total value, or $1,000,000 in total value in the calendar year in which any Nonemployee Director is initially elected to the Board (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).
6.
S
TOCK
O
PTIONS
.
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
6.1
Exercise Price.
The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.
6.2
Exercisability and Term of Options.
Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt
employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3
Payment of Exercise Price.
(a)
Forms of Consideration Authorized.
Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) if permitted by the Committee, by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
(b)
Limitations on Forms of Consideration.
(i)
Cashless Exercise.
A “
Cashless Exercise
” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.
(ii)
Stock Tender Exercise.
A “
Stock Tender Exercise
” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.
(iii)
Net Exercise.
A “
Net Exercise
” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.
6.4
Effect of Termination of Service
.
(a)
Option Exercisability.
Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee or in an Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.
(i)
Disability.
If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “
Option Expiration Date
”).
(ii)
Death.
If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service for any reason other than Cause.
(iii)
Termination for Cause.
Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.
(iv)
Other Termination of Service.
If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.
(b)
Extension if Exercise Prevented by Law.
Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) or an Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.
6.5
Transferability of Options.
During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form
S-8
under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.
7.
S
TOCK
A
PPRECIATION
R
IGHTS
.
Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
7.1
Types of SARs Authorized.
SARs may be granted in tandem with all or any portion of a related Option (a “
Tandem SAR
”) or may be granted independently of any Option (a “
Freestanding SAR
”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2
Exercise Price.
The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A.
7.3
Exercisability and Term of SARs.
(a)
Tandem SARs.
Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.
(b)
Freestanding SARs.
Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt
employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.
7.4
Exercise of SARs.
Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee and set forth in the Award Agreement, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.
7.5
Deemed Exercise of SARs.
If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion. The Company may elect to discontinue the deemed exercise of SARs pursuant to this Section 7.5 at any time upon notice to a Participant or to apply the deemed exercise feature only to certain groups of Participants. The deemed exercise of a SAR pursuant to this Section 7.5 shall apply only to a SAR that has been timely accepted by a Participant under procedures specified by the Company from time to time.
7.6
Effect of Termination of Service.
Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee or in an Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.
7.7
Transferability of SARs.
During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form
S-8
under the Securities Act.
8.
R
ESTRICTED
S
TOCK
A
WARDS
.
Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
8.1
Types of Restricted Stock Awards Authorized.
Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).
8.2
Purchase Price.
The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.
8.3
Purchase Period.
A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.
8.4
Payment of Purchase Price.
Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.
8.5
Vesting and Restrictions on Transfer.
Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
8.6
Voting Rights; Dividends and Distributions.
Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
8.7
Effect of Termination of Service.
Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
8.8
Nontransferability of Restricted Stock Award Rights.
Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
9.
R
ESTRICTED
S
TOCK
U
NITS
.
Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
9.1
Grant of Restricted Stock Unit Awards.
Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).
9.2
Purchase Price.
No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.
9.3
Vesting.
Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.
9.4
Voting Rights, Dividend Equivalent Rights and Distributions.
Participants shall have no voting rights or dividend rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.
9.5
Effect of Termination of Service.
Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6
Settlement of Restricted Stock Unit Awards.
The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement or an Election (as defined in Section 15.2). Notwithstanding the foregoing, the Committee, in its discretion, may provide in an Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.
9.7
Nontransferability of Restricted Stock Unit Awards.
The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
10.
P
ERFORMANCE
A
WARDS
.
Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
10.1
Types of Performance Awards Authorized.
Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.
10.2
Initial Value of Performance Shares and Performance Units.
Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.
10.3
Establishment of Performance Period, Performance Goals and Performance Award Formula.
In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
10.4
Measurement of Performance Goals.
Performance Goals shall be established by the Committee on the basis of targets to be attained (“
Performance Targets
”) with respect to one or more measures of business or financial performance or other criteria established by the Committee (each, a “
Performance Measure
”), subject to the following:
(a)
Performance Measures.
Performance Measures based on objective criteria shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. The Committee may make appropriate adjustments (whether positive or negative) in the method of calculating Performance Measures for a Performance Period, including (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for
non-U.S.
dollar denominated Performance Measures; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off,
combination or exchange of shares or other similar corporate change, or any distributions to stockholders other than regular cash dividends; (ix) to exclude the effects of stock-based compensation or the award of an annual cash incentive under any annual incentive program maintained by the Company; (x) to exclude the effect of any other unusual, non-recurring
gain or loss or other extraordinary item; and (xi) to make other appropriate adjustments selected by the Committee. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, without limitation, as determined by the Committee:
(i) revenue;
(ii) sales;
(iii) expenses;
(iv) operating income;
(v) gross margin;
(vi) operating margin;
(vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;
(viii)
pre-tax
profit;

(ix) net operating income;
(x) net income;
(xi) economic value added;
(xii) free cash flow;
(xiii) operating cash flow;
(xiv) balance of cash, cash equivalents and marketable securities;
(xv) stock price;
(xvi) earnings per share;
(xvii) return on stockholder equity;
(xviii) return on capital;
(xix) return on assets;
(xx) return on investment;
(xxi) total stockholder return;
(xxii) employee satisfaction;
(xxiii) employee retention;
(xxiv) market share;
(xxv) customer satisfaction;
(xxvi) product development;
(xxvii) research and development expenses;
(xxviii) completion of an identified special project;
(xxix) completion of a joint venture or other corporate transaction; and
(xxx) personal performance objectives established for an individual Participant or group of Participants.
Notwithstanding the foregoing, the Committee retains discretion to select any other Performance Measures whether or not listed herein.
(b)
Performance Targets.
Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5
Settlement of Performance Awards.
(a)
Determination of Final Value.
As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.
(b)
Discretionary Adjustment of Award Formula.
In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.
(c)
Notice to Participants.
As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.
(d)
Payment in Settlement of Performance Awards.
As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement or an Election. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.
(e)
Provisions Applicable to Payment in Shares.
If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.
10.6
Voting Rights; Dividend Equivalent Rights and Distributions.
Participants shall have no voting rights or dividend rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the

Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.
10.7
Effect of Termination of Service.
Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:
(a)
Death or Disability.
If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.
(b)
Other Termination of Service.
If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.
10.8
Nontransferability of Performance Awards.
Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
11.
C
ASH
-B
ASED
A
WARDS
AND
O
THER
S
TOCK
-B
ASED
A
WARDS
.
Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
11.1
Grant of Cash-Based Awards.
Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.
11.2
Grant of Other Stock-Based Awards.
The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
11.3
Value of Cash-Based and Other Stock-Based Awards.
Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.
11.4
Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards
. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines and set forth in the Award Agreement. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.
11.5
Voting Rights; Dividend Equivalent Rights and Distributions
. Participants shall have no voting rights or dividend rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.
11.6
Effect of Termination of Service
. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.
11.7
Nontransferability of Cash-Based Awards and Other Stock-Based Awards.
Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.
12.
S
TANDARD
F
ORMS
OF
A
WARD
A
GREEMENT
.
12.1
Award Agreements.
Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a Company-executed Award Agreement, which execution may be evidenced by electronic means.
12.2
Authority to Vary Terms.
The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.
13.
C
HANGE
IN
C
ONTROL
.
13.1
Effect of Change in Control on Awards.
In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide in an Award Agreement or otherwise for any one or more of the following:
(a)
Accelerated Vesting.
In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.
(b)
Assumption, Continuation or Substitution.
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “
Acquiror
”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, with appropriate adjustments in accordance with Section 4.3. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c)
Cash-Out
of Outstanding Stock-Based Awards.
The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without notice or payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards or, if determined by the Committee and in compliance with Section 409A, as soon as practicable following the date of the Change in Control.
(d)
Adjustments and Earnouts
. In making any determination pursuant to this Section 13.1 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company’s Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A or Section 424 of the Code.
13.2
Effect of Change in Control on Nonemployee Director Awards.
Unless otherwise provided in an Award Agreement, subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b) or otherwise restricted by Section 409A, shall be settled effective immediately prior to the time of consummation of the Change in Control.
13.3
Federal Excise Tax Under Section
 4999 of the Code.
(a)
Excess Parachute Payment.
If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.
(b)
Determination by Tax Firm.
To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the “
Tax Firm
”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax
benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.

14.
C
OMPLIANCE
WITH
S
ECURITIES
L
AW
.
The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
15.
C
OMPLIANCE
WITH
S
ECTION
 409A
.
15.1
Awards Subject to Section
 409A.
The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:
(a) A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.
(b) Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.
Subject to the provisions of Section 409A, the term “
Short-Term Deferral Period
” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.
15.2
Deferral and/or Distribution Elections.
Except as otherwise permitted or required by Section 409A and the Company, the following rules shall apply to any compensation deferral and/or payment elections (each, an “
Election
”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:
(a) Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.
(b) Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.

(c) Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.
15.3
Subsequent Elections.
Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:
(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.
(b) Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.
(c) No subsequent Election related to a payment pursuant to Section 15.4(a)(vi) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.
(d) Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.
15.4
Payment of Section
 409A Deferred Compensation.
(a)
Permissible Payments.
Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:
(i) The Participant’s “separation from service” (as defined by Section 409A);
(ii) The Participant’s becoming “disabled” (as defined by Section 409A);
(iii) The Participant’s death;
(iv) A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;
(v) A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or
(vi) The occurrence of an “unforeseeable emergency” (as defined by Section 409A).
(b)
Installment Payments
. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.
(c)
Required Delay in Payment to Specified Employee Pursuant to Separation from Service.
Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “
Delayed Payment Date
”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(d)
Payment Upon Disability.
All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum or commence upon the determination that the Participant has become disabled.
(e)
Payment Upon Death
.
If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.
(f)
Payment Upon Change in Control.
Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.
(g)
Payment Upon Unforeseeable Emergency.
The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.
(h)
Prohibition of Acceleration of Payments.
Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.
(i)
No Representation Regarding Section
 409A Compliance
. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with

Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.
16.
T
AX
W
ITHHOLDING
.
16.1
Tax Withholding in General.
The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
16.2
Withholding in or Directed Sale of Shares.
The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.
17.
A
MENDMENT
, S
USPENSION
OR
T
ERMINATION
OF
P
LAN
.
The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2 and 4.3, (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.
18.
M
ISCELLANEOUS
P
ROVISIONS
.
18.1
Repurchase Rights
.
Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2
Forfeiture Events.
(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.
(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve-
(12-)
month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve-
(12-)
month period.
18.3
Provision of Information.
Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.
18.4
Rights as Employee, Consultant or Director.
No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
18.5
Rights as a Stockholder.
A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4 or another provision of the Plan.
18.6
Delivery of Title to Shares.
Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.
18.7
Fractional Shares.
The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8
Retirement and Welfare Plans
. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified)
or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement specifically references Awards, a general reference to “benefits” or a similar term in such agreement shall not be deemed to refer to Awards granted hereunder.
18.9
Beneficiary Designation.
Subject to local laws and procedures and if the Committee so permits, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
18.10
Severability
. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
18.11
No Constraint on Corporate Action.
Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.
18.12
Unfunded Obligation.
Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.
18.13
Choice of Law.
Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

ANNEX D
FORM OF PROXY CARD FOR STOCKHOLDERS’ MEETING
PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
Live Oak Acquisition Corp. II
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard J. Hendrix and Gary K. Wunderlich, Jr. (the “Proxies”), and each of them independently, with full power of substitution, as proxies and attorneys-in-fact
to vote all of the
shares of Class A Common Stock or Class B Common Stock of Live Oak Acquisition Corp. II (the
“Company” or “LOKB”) that the undersigned is entitled to vote (the “Shares”) at the special meeting of
stockholders of the Company to be held on             , 2021 at             Eastern Time via live webcast at
https:/
/www.cstproxy.com/liveoakacqii/2021
, and at any adjournment or postponement thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said special meeting.
THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5 AND 7, “FOR ALL NOMINEES” ON PROPOSAL NO. 6 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.
(Continued and to be marked, dated and signed on the reverse side)

Please mark vote as indicated in this example	☒	LIVE OAK ACQUISITION CORP. II — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5 AND 7 AND “FOR ALL NOMINEES” ON PROPOSAL NO. 6.

(1)
   The Business Combination Proposal
 – To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of May 6, 2021 (the “Business Combination Agreement”), among LOKB, Live Oak Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of LOKB (“Merger Sub”), and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland (“Navitas Ireland”) that was domesticated in the State of Delaware as Navitas Delaware Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware”, and the combined entity of Navitas Ireland as domesticated as Navitas Delaware, “Navitas”), pursuant to which LOKB agreed to commence a tender offer to acquire the entire issued share capital of Navitas Ireland (other than certain Navitas Ireland Restricted Shares) (the “Tender Offer”) in exchange for the per share issuance of the applicable Per Share Tender Offer Consideration, and Merger Sub will merge with and into Navitas Delaware (the “Merger”), with the consummation of the Tender Offer and the Merger resulting in Navitas becoming a wholly owned subsidiary of LOKB and (b) approve the Tender Offer, the Merger and the other transactions contemplated by the Business Combination Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”).
FOR ☐	AGAINST ☐	ABSTAIN ☐
(5)
   The 2021 Plan Proposal
 – To consider and vote upon a proposal to approve and adopt the 2021 Equity Incentive Plan (the “2021 Plan”) and the material terms thereunder (the “2021 Plan Proposal”). The 2021 Plan Proposal is conditioned on the approval of the Business Combination Proposal and the PIPE Proposal.
(6)
The Director Election Proposal
 – To consider and vote upon a proposal to elect, effective immediately at the effective time of the Merger, two directors to serve until the 2022 annual meeting of stockholders, three directors to serve until the 2023 annual meeting of stockholders and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”). The Director Election Proposal is conditioned on the approval of the Business Combination Proposal and the PIPE Proposal.

Nominees:

01   Gene Sheridan

02   Daniel Kinzer

03   Brian Long

04   Dipender Saluja
			FOR ☐ FOR ALL NOMINEES ☐	AGAINST ☐ WITHHOLD VOTE FOR ALL NOMINEES ☐	ABSTAIN ☐ FOR ALL NOMINEES EXCEPT* ☐
* Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL NOMINEES EXCEPT” and write the number of the nominee(s) on the line below:

05 David Moxam 06 Richard J. Hendrix 07 Gary K. Wunderlich, Jr.

(2)
   The Authorized Share Charter Proposal
 – To consider and vote upon a proposal to increase the number of authorized shares of LOKB’s capital stock, par value $0.0001 per share, from 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock (the “Class A Common Stock”), and 10,000,000 shares of Class B common stock (the “LOKB Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, to [●] shares, consisting of (i) [●] shares of common stock and (ii) [●] shares of preferred stock (the “Authorized Share Charter Proposal”). The Authorized Share Charter Proposal is conditioned on the approval of the Business Combination Proposal and the PIPE Proposal, as defined herein.
FOR ☐	AGAINST ☐	ABSTAIN ☐
(7)
   The Adjournment Proposal
– To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the PIPE Proposal, the 2021 Plan Proposal or the Director Election Proposal (the “Adjournment Proposal”). The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the proxy statement.
				FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)
   The Additional Charter Proposal
 – To consider and vote upon a proposal to make certain other changes that the LOKB Board deems appropriate for a public operating company, including (a) eliminating provisions in the Charter relating to LOKB’s Initial Business Combination that will no longer be applicable to LOKB following the closing of the Business Combination (the “Closing”), including provisions relating to (i) redemption rights with respect to Class A Common Stock, (ii) the trust account that holds the proceeds from the initial public offering of LOKB, (iii) share issuances prior to the consummation of the Initial Business Combination, (iv) transactions with affiliates and other blank check companies, (v) approval of the Initial Business Combination and (vi) the minimum value of the target in the Initial Business Combination, and (b) to change the post-combination company’s name from “Live Oak Acquisition Corp. II” to “Navitas Semiconductor Corporation” (“LOKB”) (collectively, the “Additional Charter Proposal”). The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal and the PIPE Proposal.
FOR ☐	AGAINST ☐	ABSTAIN ☐

(4)
   The PIPE Proposal
 – To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange, the issuance and sale of [●] shares of Class A Common Stock in a private offering of securities to certain investors in connection with the Business Combination, which will occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (the “PIPE Proposal”).

FOR ☐	AGAINST ☐	ABSTAIN ☐

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Indemnification of Directors and Officers
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made with respect to any claim, issue or matter as to which he or she will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court will deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
In connection with the Business Combination, LOKB will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that LOKB will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.
LOKB will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of LOKB arising out of claims based on acts or omissions in their capacities as directors or officers.

Exhibits and Financial Statement Schedules

(a)	Exhibits:

Exhibit Number	Description

2.1*	Business Combination Agreement by and among Live Oak Acquisition Corp. II (“LOKB”), Live Oak Merger Sub Inc. and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland (“Navitas Ireland”) and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company (“Navitas Delaware” and together with Navitas Ireland, “Navitas”), dated May 6, 2021 (included as Annex A to this proxy statement/prospectus).

3.1*	Amended and Restated Certificate of Incorporation of LOKB (incorporated by reference to Exhibit 3.1 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on December 8, 2020).

3.2*	Bylaws of LOKB (incorporated by reference to Exhibit 3.3 to LOKB’s Draft Registration Statement on Form S-1 (File No. 377-03565) filed with the SEC on September 18, 2020).

3.3*	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to this proxy statement/prospectus).

3.4*	Form of Amended and Restated Bylaws.

4.1*	Warrant Agreement, dated December 2, 2020, between LOKB and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on December 8, 2020).

5.1	Opinion of Vinson & Elkins L.L.P. with respect to the legality of the securities being registered.

8.1	Opinion of Vinson & Elkins L.L.P. regarding tax matters.

8.2	Opinion of DLA Piper LLP regarding tax matters.

8.3	Opinion of DLA Piper Ireland LLP regarding tax matters.

10.1*†	Form of 2021 Equity Incentive Plan (included as Annex C to this proxy statement/prospectus).

10.2*	Letter Agreement, dated December 2, 2020, among LOKB, its officers and directors and Live Oak Sponsor Partners II, LLC (incorporated by reference to Exhibit 10.1 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on December 8, 2020).

10.3*	Investment Management Trust Agreement, dated December 2, 2020, between LOKB and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on December 8, 2020).

10.4*	Registration Rights Agreement, dated December 2, 2020, among LOKB, Live Oak Sponsor Partners II, LLC and certain other security holders named therein (incorporated by reference to Exhibit 10.3 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on December 8, 2020).

10.5*	Administrative Support Agreement, dated December 2, 2020, between LOKB and Live Oak Sponsor Partners II, LLC (incorporated by reference to Exhibit 10.5 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on December 8, 2020).

10.6*	Promissory Note, dated August 12, 2020, issued to Live Oak Sponsor Partners II, LLC (incorporated by reference to Exhibit 10.2 to LOKB’s Registration Statement on Form S-1 (File No. 333-249854) filed with the SEC on November 4, 2020).

10.7*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.8 to LOKB’s Registration Statement on Amendment No. 1 to Form S-1 (File No. 333-249854) filed with the SEC on November 18, 2020).

Exhibit Number	Description

10.8*	Private Placement Warrants Purchase Agreement, dated December 2, 2020, between LOKB and Live Oak Sponsor Partners II, LLC (incorporated by reference to Exhibit 10.4 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on December 8, 2020).

10.9*	Shareholder Tender and Support Agreement, dated as of May 6, 2021, by and among LOKB, Navitas and Certain Equityholders of Navitas LLC (incorporated by reference to Exhibit 10.1 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on May 7, 2021).

10.10*	Lock-Up Agreement (Management) (incorporated by reference to Exhibit 10.2 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on May 7, 2021).

10.11*	Lock-Up Agreement (VPs) (incorporated by reference to Exhibit 10.3 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on May 7, 2021).

10.12*	Lock-Up Agreement (Non-Management) (incorporated by reference to Exhibit 10.4 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on May 7, 2021).

10.13*	Amendment to Letter Agreement, dated May 6, 2021. by and among LOKB, its officers and directors and Live Oak Sponsor Partners II, LLC (incorporated by reference to Exhibit 10.5 to LOKB’s Current Report on Form 8-K (File No. 001-39755) filed with the SEC on May 7, 2021).

10.14*†	New Employment Agreement, dated as of May 6, 2021, by and between LOKB and Gene Sheridan.

10.15*†	New Employment Agreement, dated as of May 6, 2021, by and between LOKB and Daniel Kinzer.

10.16*†	Amended and Restated Navitas Semiconductor Limited 2020 Equity Incentive Plan.

10.17*	Backstop Agreement, dated as of August 20, 2021, by and among LOKB, Live Oak Sponsor Partners II, LLC and Encompass Capital Advisors LLC.

16.1*	Letter regarding change in certifying accountant.

23.1	Consent of Deloitte & Touche LLP (with respect to Navitas Semiconductor Limited’s 2020 consolidated financial statements).

23.2	Consent of CohnReznick LLP (with respect to Navitas Semiconductor Limited’s 2019 financial statements).

23.3	Consent of WithumSmith+Brown, PC.

23.4	Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1).

23.5	Consent of DLA Piper LLP (US) (included in Exhibit 8.2).

23.6	Consent of DLA Piper Ireland (included in Exhibit 8.3).

24.1*	Power of Attorney.

99.1*	Consent of Gene Sheridan to be named as a director.

99.2*	Consent of Daniel Kinzer to be named as a director.

99.3*	Consent of Brian Long to be named as a director.

99.4*	Consent of Dipender Saluja to be named as a director.

99.5*	Consent of David Moxam to be named as a director.

99.6*	Consent of Gary K. Wunderlich to be named as a director.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Previously filed.
†	Management Contracts.

Undertakings.
The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on September 9, 2021.

Live Oak Acquisition Corp. II

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on September 9, 2021.

Signature	Title

/s/ Richard J. Hendrix Richard Hendrix	Chief Executive Officer and Director (Principal Executive Officer)

* Andrea Tarbox	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

* John P. Amboian	Director

* Jon Furer	Director

* Tor Braham	Director

By:	/s/ Richard J. Hendrix
Richard J. Hendrix Attorney-in-fact